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As filed with the Securities and Exchange Commission on May 19, 2003

Registration No. 333-104885

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT No. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRUKER DALTONICS INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3826 (Primary Standard Industrial Classification Code Number)	04-3110160 (I.R.S. Employer Identification Number)
40 Manning Park Billerica, MA 01821 (978) 663-3660 (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)

Frank H. Laukien, Ph.D.
Chairman, President and Chief Executive Officer
Bruker Daltonics Inc.
40 Manning Park
Billerica, MA 01821
(978) 663-3660
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
Copies to:
Richard M. Stein Nixon Peabody LLP 101 Federal Street Boston, MA 02110 (617) 345-1000	Frederick W. Kanner Michael J. Aiello Dewey Ballantine LLP 1301 Avenue of the Americas New York, NY 10019 (212) 259-8000	Diane Holt Frankle Gray Cary Ware & Friedenrich LLP 400 Hamilton Avenue Palo Alto, CA 94301 (650) 833-2000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

To the stockholders of Bruker Daltonics Inc. and Bruker AXS Inc.:

A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

        We are pleased to inform you that special committees of the boards of directors of Bruker Daltonics Inc. and Bruker AXS Inc. have unanimously recommended to their respective boards of directors, and the board of directors of each company unanimously (with Frank H. Laukien, Ph.D., Chairman of the Bruker AXS board of directors and Chairman and Chief Executive Officer of Bruker Daltonics, recusing himself from the applicable meeting of the Bruker AXS board of directors) unanimously approved the merger of Bruker AXS with and into Bruker Daltonics, with Bruker Daltonics surviving the merger. In connection with the merger, Bruker Daltonics intends to change its name to Bruker BioSciences Corporation and form two operating subsidiaries—Bruker Daltonics Inc. and Bruker AXS Inc.

        If the proposed merger is completed, each outstanding share of Bruker AXS common stock will be converted into the right to receive, at the election of the holder thereof, either (i) 0.63 of a share of Bruker Daltonics common stock or (ii) consideration of substantially equivalent value, payable 75% in Bruker Daltonics common stock and 25% in cash (subject to adjustments under certain circumstances). For those Bruker AXS stockholders electing to receive a combination of cash and stock in the merger, the cash portion of the consideration will be calculated by multiplying the exchange ratio in the merger, 0.63, by the average closing price for Bruker Daltonics common stock for twenty trading days randomly selected from the thirty-day period ending three business days prior to the completion of the merger, as more fully described in the merger agreement. In the merger, each outstanding option to purchase Bruker AXS common stock will be converted into an option to purchase Bruker Daltonics common stock, based on the exchange ratio in the merger of 0.63.

        Five stockholders, including Frank H. Laukien, who are parties to voting and support agreements with Bruker Daltonics and with Bruker AXS have agreed, among other things, to vote all of their shares of Bruker Daltonics and Bruker AXS in favor of the adoption of the merger agreement, and three of these stockholders have agreed to elect only Bruker Daltonics common stock as consideration in the merger. Following the merger, if all minority stockholders have elected to receive all of their consideration in the form of stock and the three majority stockholders who have already so agreed receive all of their consideration in the form of stock, former Bruker AXS stockholders will hold approximately 32.7 million shares of Bruker Daltonics common stock, or approximately 38% of the outstanding shares of Bruker Daltonics common stock. If all minority stockholders, and the two eligible German majority stockholders who may elect a combination of stock and cash to cover German taxes related to the receipt of stock, elect to receive 25% of their consideration in cash, then, following the merger, former Bruker AXS stockholders will hold approximately 29.9 million shares of Bruker Daltonics common stock, or approximately 36% of the outstanding shares of Bruker Daltonics common stock. Bruker Daltonics common stock is listed on the Nasdaq National Market under the symbol "BDAL" and closed at $3.77 per share on May 16, 2003. Bruker Daltonics stockholders will continue to own their existing shares. If the merger is consummated, Bruker Daltonics intends to change its trading symbol from "BDAL" to "BRKR."

        We cannot complete the merger unless the stockholders of both Bruker Daltonics and Bruker AXS approve certain proposals relating to the merger. The stockholders of Bruker Daltonics will vote on these matters at an annual meeting of stockholders and the stockholders of Bruker AXS will vote on these matters at a special meeting of the stockholders being held for this purpose. The Bruker Daltonics board of directors unanimously recommends that the stockholders of Bruker Daltonics vote to approve the matters presented at the Bruker Daltonics annual meeting, including adoption of the merger agreement, issuance of shares of Bruker Daltonics common stock in the merger, an amendment to the stock option plan to increase the number of shares of common stock authorized for issuance under the stock option plan, an amendment to the certificate of incorporation to increase the authorized common stock, an amendment to the Bruker Daltonics certificate of incorporation to change the name of Bruker Daltonics to Bruker BioSciences Corporation and the election of directors. The Bruker AXS Board (with Dr. Frank H. Laukien recusing himself from the applicable meeting) unanimously recommends that the Bruker AXS stockholders vote to approve the matters presented at the Bruker AXS special meeting of stockholders, including adoption of the merger agreement.

        After careful consideration, the boards of directors of both companies have determined that the merger is fair and in the best interests of their stockholders and recommend that their respective stockholders vote FOR the merger proposal and related matters. This joint proxy statement/prospectus provides you with detailed information about the merger and the other matters to be voted on at the stockholder meetings. We urge you to read this joint proxy statement/prospectus carefully in its entirety, including the section describing risk factors that begins on page 21, before you vote.

        The dates, times and places of the stockholder meetings are as follows:

For Bruker Daltonics stockholders:	For Bruker AXS stockholders:
Friday, June 27, 2003 8:30 a.m. Nixon Peabody LLP 101 Federal Street Boston, Massachusetts	Friday, June 27, 2003 10:30 a.m. Nixon Peabody LLP 101 Federal Street Boston, Massachusetts

        Your vote is very important, regardless of the number of shares that you own. Please mark, sign and return the enclosed proxy card promptly, so that your shares of common stock are voted at the Bruker Daltonics annual meeting if you are a Bruker Daltonics stockholder, or at the Bruker AXS special meeting if you are a Bruker AXS stockholder. Do this even if you plan to attend your respective meeting. If you do not return your proxy card, the effect will be a vote against the matters presented at your respective meeting unless you attend the meeting and vote for such matters. If you are a holder of record, you may attend the meeting and vote your shares in person.

        We strongly support this combination and join with our Boards of Directors in recommending that you vote "FOR" the proposals presented to you for approval.

Frank H. Laukien Chairman, President and Chief Executive Officer, Bruker Daltonics Inc.	Martin Haase President and Chief Executive Officer, Bruker AXS Inc.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This joint proxy statement/prospectus is dated May     , 2003, and is first being mailed to stockholders of Bruker Daltonics and Bruker AXS on or about May 23, 2003.

ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates important business and financial information about Bruker Daltonics and Bruker AXS from other documents that are not included in or delivered with the joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone or over the Internet from the appropriate company at one of the following addresses:

Bruker Daltonics Inc. Investor Relations 40 Manning Park Billerica, MA 01821 978-663-3660, ext. 1411 email: Michael.Willett@bdal.com	Bruker AXS Inc. Investor Relations 5465 East Cheryl Parkway Madison, WI 53711 608-276-3045 email: ir@bruker-axs.com

        If you would like to request any documents, please do so by June 20, 2003 in order to receive them before the stockholder meetings.

        See "Where You Can Find More Information" that begins on page 205.

BRUKER DALTONICS INC.
40 Manning Park
Billerica, MA 01821

NOTICE OF ANNUAL MEETING OF BRUKER DALTONICS STOCKHOLDERS
FRIDAY, JUNE 27, 2003 AT 8:30 a.m.

To the stockholders of Bruker Daltonics Inc.:

        Notice is hereby given that the annual meeting of stockholders of Bruker Daltonics Inc. will be held on Friday, June 27, 2003 at 8:30 a.m., local time, at Nixon Peabody LLP, 101 Federal Street, Boston, Massachusetts for the following purposes:

  1.
  To consider and vote upon a proposal to (i) adopt and approve the Agreement and Plan of Merger, dated as of April 4, 2003, by and between Bruker Daltonics and Bruker AXS Inc., and (ii) issue shares of Bruker Daltonics common stock in connection with the merger.

  2.
  To consider and vote upon a proposal to amend the Bruker Daltonics stock option plan, if the merger is consummated, to increase the number of shares of Bruker Daltonics common stock for which options may be granted under the stock option plan.

  3.
  To consider and vote upon a proposal to amend the Bruker Daltonics certificate of incorporation, if the merger is consummated, to increase the number of shares of Bruker Daltonics common stock authorized for issuance.

  4.
  To consider and vote upon a proposal to amend the Bruker Daltonics certificate of incorporation, if the merger is consummated, to change the name of the company to Bruker BioSciences Corporation in connection with the merger.

  5.
  To elect ten persons to serve as directors of Bruker Daltonics in the event the merger is consummated.

  6.
  To elect two persons to serve as Class III directors of Bruker Daltonics in the event the merger is not consummated.

  7.
  To transact any other business as may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

        These items of business are described in the attached joint proxy statement/prospectus. Only holders of record of Bruker Daltonics common stock at the close of business on May 16, 2003, the record date, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting. As of that date, there were 54,550,731 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. A majority of all shares outstanding and entitled to vote on these matters is required to: (i) adopt and approve the merger agreement and to approve the issuance of shares of Bruker Daltonics common stock in the merger, (ii) amend the Bruker Daltonics certificate of incorporation to increase the authorized shares of common stock and (iii) amend the Bruker Daltonics certificate of incorporation to change the name of Bruker Daltonics to Bruker BioSciences Corporation. A majority of shares present or represented at the annual meeting and entitled to vote is required to amend the Bruker Daltonics stock option plan to increase the number of shares of common stock for which options may be granted under the stock option plan. A plurality of shares voting is required to: (i) elect ten persons to serve as directors of Bruker Daltonics in the event the merger is consummated and (ii) elect two persons to serve as Class III directors of Bruker Daltonics in the event the merger is not consummated.

        A list of stockholders entitled to vote at the Bruker Daltonics annual meeting will be available at the annual meeting and for ten days prior to the meeting at the Bruker Daltonics offices at 40 Manning Park, Billerica, Massachusetts 01821. You should contact the Secretary of Bruker Daltonics if you wish to review this list of stockholders.

        Your vote is very important, regardless of the number of shares that you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card or you may be able to submit your proxy or voting instructions by telephone or the Internet. If you are a holder of record, you may also cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or you do not instruct your broker or bank how to vote, it will have the same effect as voting against the proposals.

                      By Order of the Board of Directors
                      of Bruker Daltonics Inc.

                      Richard M. Stein
                      Corporate Secretary

Billerica, Massachusetts
May 19, 2003

BRUKER AXS INC.
5465 East Cheryl Parkway
Madison, WI 53711

NOTICE OF SPECIAL MEETING OF BRUKER AXS STOCKHOLDERS
FRIDAY, JUNE 27, 2003 AT 10:30 a.m.

To the stockholders of Bruker AXS Inc.:

        We will hold a special meeting of the stockholders of Bruker AXS Inc. on June 27, 2003 at 10:30 a.m., local time, at Nixon Peabody LLP, 101 Federal Street, Boston, Massachusetts, for the following purposes:

  1.
  To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 4, 2003, by and between Bruker Daltonics Inc. and Bruker AXS. In the merger contemplated by the merger agreement:

  •
  Bruker AXS will merge with and into Bruker Daltonics, with Bruker Daltonics surviving the merger; and

  •
  each outstanding share of Bruker AXS common stock will be converted into the right to receive, at the election of the holder, either (i) 0.63 of a share of Bruker Daltonics common stock or (ii) consideration of substantially equivalent value, payable 75% in Bruker Daltonics common stock and 25% in cash, which cash portion will be calculated by multiplying the exchange ratio in the merger, 0.63, by the average closing share price for Bruker Daltonics common stock for twenty trading days randomly selected from the thirty-day period ending three business days prior to the completion of the merger, as more fully described in the merger agreement.

  2.
  To transact any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting.

        These items of business are described in the attached joint proxy statement/prospectus. Only holders of record of Bruker AXS stock at the close of business on May 16, 2003, the record date, are entitled to vote at the special meeting and any adjournments or postponements of the special meeting. As of that date, there were 56,180,338 shares of common stock outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. A majority of all shares outstanding and entitled to vote on these matters is required to adopt and approve the merger agreement between Bruker Daltonics and Bruker AXS. A list of stockholders entitled to vote at the special meeting will be available at the special meeting and for ten days prior to the meeting at the Bruker AXS offices at 5465 East Cheryl Parkway, Madison, Wisconsin 53711. You should contact the Secretary of Bruker AXS if you wish to review this list of stockholders.

        Your vote is very important, regardless of the number of shares that you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card or you may be able to submit your proxy or voting instructions by telephone or the Internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or you do not instruct your broker or bank on how to vote, it will have the same effect as voting against the merger.

                      By Order of the Board of Directors
                      of Bruker AXS Inc.

                      Richard M. Stein
                      Corporate Secretary

Madison, Wisconsin
May 19, 2003

i

Bruker AXS Proposal	41
Background of the Merger	41
Joint Reasons for the Merger	53
Bruker Daltonics' Reasons for the Merger	55
Bruker AXS' Reasons for the Merger	56
Recommendation of Bruker Daltonics Board of Directors and Bruker Daltonics Special Committee	57
Recommendation of Bruker AXS' Board of Directors and Special Committee	58
Opinion of Bruker Daltonics' Financial Advisor	58
Opinion of Bruker AXS' Financial Advisor	66
Interests of Certain Bruker Daltonics Directors and Executive Officers in the Merger	73
Interests of Certain Bruker AXS Directors and Executive Officers in the Merger	74
Completion and Effectiveness of the Merger	75
Structure of the Merger and Conversion of Bruker AXS Stock	76
Treatment of Bruker AXS Stock Options	76
Material United States Federal Income Tax Consequences of the Merger	77
Accounting Treatment of the Merger	81
Regulatory Matters	82
Foreign Regulatory Requirements	82
Restrictions on Sales of Shares by Affiliates of Bruker Daltonics and Bruker AXS	82
No Appraisal Rights	83
Nasdaq Listing of Bruker Daltonics Common Stock to be Issued in the Merger	83
Delisting and Deregistration of Bruker AXS Common Stock after the Merger	83
THE MERGER AGREEMENT	84
General	84
Effective Time	84
Merger Consideration	84
Election and Proration Procedures	85
Conversion of Bruker AXS Stock	85
Representations and Warranties	86
Covenants	87
Conditions to the Merger	91
Directors and Officers after the Merger	92
Termination of the Merger Agreement	92
Termination Fee and Expenses	93
General Expenses	94
Amendment and Waiver	94
VOTING AND SUPPORT AGREEMENTS	95
MANAGEMENT OF BRUKER DALTONICS AFTER THE MERGER	97
Board of Directors	97
Committees of the Board of Directors	97
Compensation of Directors	98
Executive Officers	98
Compensation of Executive Officers	99
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS	102
INFORMATION ABOUT BRUKER DALTONICS	113
General	113

Business	113
Supplementary Financial Information	129
Bruker Daltonics Management's Discussion and Analysis of Financial Condition and Results of Operations	130
Quantitive and Qualitative Disclosures about Market Risk	140
INFORMATION ABOUT BRUKER AXS	141
General	141
Business	141
Supplementary Financial Information	158
Management's Discussion and Analysis of Financial Condition and Results of Operations	159
Quantitive and Qualitative Disclosures about Market Risk	173
Principal Stockholders and Holdings of Management	175
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF BRUKER DALTONICS AND BRUKER AXS	178
DESCRIPTION OF BRUKER DALTONICS CAPITAL STOCK	182
COMPARISON OF RIGHTS OF BRUKER DALTONICS STOCKHOLDERS AND BRUKER AXS STOCKHOLDERS	183
PROPOSAL NO. 2: AMENDMENT OF THE BRUKER DALTONICS STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK FOR WHICH OPTIONS MAY BE GRANTED BY 4.1 MILLION SHARES IF THE MERGER IS CONSUMMATED	183
Recommendation of the Bruker Daltonics Board of Directors	184
PROPOSAL NO. 3: AMENDMENT OF THE BRUKER DALTONICS CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES IF THE MERGER IS CONSUMMATED	187
Recommendation of the Bruker Daltonics Board of Directors	188
PROPOSAL NO. 4: AMENDMENT OF THE BRUKER DALTONICS CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF BRUKER DALTONICS IF THE MERGER IS CONSUMMATED	189
Recommendation of the Bruker Daltonics Board of Directors	189
PROPOSAL NO. 5: ELECTION OF DIRECTORS OF BRUKER DALTONICS TO SERVE IN THE EVENT THE MERGER IS CONSUMMATED	189
General	189
Recommendation of the Bruker Daltonics Board of Directors	190
Nominees of Directors	190
PROPOSAL NO. 6: ELECTION OF DIRECTORS OF BRUKER DALTONICS TO SERVE IN THE EVENT THE MERGER IS NOT CONSUMMATED	192
General	192
Recommendation of the Bruker Daltonics Board of Directors	192
Nominees and Directors	192
Board Committees and Meetings	194
Compensation Committee Interlocks and Insider Participation	194
Director Compensation	195
BRUKER DALTONICS EXECUTIVE COMPENSATION AND OTHER INFORMATION	195
Summary Compensation Table	195

Grants of Stock Options	196
Aggregate Option Exercises in 2002 and Year End Option Values	196
Bruker Daltonics Compensation Committee Report on Executive Compensation	197
Report of the Bruker Daltonics Audit Committee	199
BRUKER DALTONICS STOCK PRICE PERFORMANCE	201
PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT OF BRUKER DALTONICS	202
Beneficial Ownership	202
Equity Compensation Plan Information	203
Section 16(a) Beneficial Ownership Reporting Compliance	204
LEGAL MATTERS	204
EXPERTS	204
OTHER MATTERS	204
STOCKHOLDER PROPOSALS	205
WHERE YOU CAN FIND MORE INFORMATION	205
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A—Agreement and Plan of Merger
ANNEX B1—Voting and Support Agreement between Bruker Daltonics Inc. and Frank H. Laukien
ANNEX B2—Voting and Support Agreement between Bruker Daltonics Inc. and Dirk D. Laukien
ANNEX B3—Voting and Support Agreement between Bruker Daltonics Inc. and Marc M. Laukien
ANNEX B4—Voting and Support Agreement between Bruker Daltonics Inc. and Isolde Laukien
ANNEX B5—Voting and Support Agreement between Bruker Daltonics Inc. and Joerg Laukien
ANNEX B6—Voting and Support Agreement between Bruker AXS Inc. and Frank H. Laukien
ANNEX B7—Voting and Support Agreement between Bruker AXS Inc. and Dirk D. Laukien
ANNEX B8—Voting and Support Agreement between Bruker AXS Inc. and Marc M. Laukien
ANNEX B9—Voting and Support Agreement between Bruker AXS Inc. and Isolde Laukien
ANNEX B10—Voting and Support Agreement between Bruker AXS Inc. and Joerg Laukien
ANNEX C—Opinion of Bear, Stearns & Co. Inc.
ANNEX D—Opinion of JPMorgan Securities Inc.
ANNEX E—Bruker Daltonics Inc. 2000 Amended and Restated Stock Option Plan
ANNEX F—Amended and Restated Audit Committee Charter

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
Why are Bruker Daltonics and Bruker AXS proposing the merger?

A:
We believe that the combined company will achieve better acceptance in the capital markets due to its increased liquidity, larger float and larger market capitalization than either company currently has on its own. We believe that this acceptance would increase stockholder liquidity and stock value and reduce stock volatility. We also anticipate that the merger will provide various operational benefits, increased sales opportunities, improved strength in various markets and a better platform for acquisition opportunities.

Q:
What will Bruker AXS stockholders receive in the merger?

A:
For each share of Bruker AXS common stock they hold, Bruker AXS stockholders may elect to receive either (i) 0.63 of a share of Bruker Daltonics common stock or (ii) consideration of substantially equivalent value, payable 75% in Bruker Daltonics common stock and 25% in cash. If you elect to receive a combination of Bruker Daltonics common stock and cash in connection with the merger, the cash portion of the consideration will be calculated by multiplying the exchange ratio in the merger, 0.63, by the average closing share price for Bruker Daltonics common stock for twenty trading days randomly selected from the thirty-day period ending three business days prior to the completion of the merger.

    You should also note that Bruker Daltonics has the option to increase the stock percentage and to decrease the cash percentage of the merger consideration available to Bruker AXS stockholders, on a pro rata basis among all Bruker AXS stockholders who elect to receive a combination of Bruker Daltonics common stock and cash in the merger, so that as of the closing date of the merger, the entire aggregate cash portion of the merger consideration does not exceed 50% of the total value of the merger consideration, if necessary for the merger to qualify as a "reorganization" for United States federal income tax purposes.

    The shares of Bruker Daltonics common stock that you hold will not change in the merger.

Q:
What stockholder approvals are needed in connection with the merger?

A:
For Bruker Daltonics, the affirmative vote of the holders of a majority of the outstanding shares of Bruker Daltonics common stock is required to adopt and approve the merger agreement, including the issuance of shares of Bruker Daltonics common stock in the merger. The affirmative vote of the holders of a majority of the outstanding shares of Bruker Daltonics common stock present or represented and entitled to vote at the annual meeting is required to approve the amendment to the Bruker Daltonics stock option plan to increase the number of shares of common stock for which options may be granted under the plan. Each holder of common stock is entitled to one vote per share. As of the record date, Bruker Daltonics directors and executive officers and affiliates owned approximately 80% of the outstanding shares. Five stockholders of Bruker Daltonics, including Frank H. Laukien, who are parties to voting and support agreements with Bruker AXS have agreed, among other things, to vote all of their shares of Bruker Daltonics in favor of the adoption of the merger agreement, and three of these stockholders have agreed to elect only Bruker Daltonics common stock as consideration in the merger. The shares held by these five stockholders represent in excess of 50% of the voting power of Bruker Daltonics capital stock entitled to vote at the stockholder meeting, and are sufficient to adopt and approve the proposals relating to the merger and the issuance of shares.

    For Bruker AXS, the affirmative vote of the holders of a majority of the outstanding shares of Bruker AXS common stock is required to adopt and approve the merger agreement. Each holder of common stock is entitled to one vote per share. As of the record date, Bruker AXS directors and executive officers and their affiliates owned approximately 69% of the outstanding shares. Five stockholders of Bruker AXS, including Frank H. Laukien, who are parties to voting and support agreements with Bruker Daltonics have agreed, among other things, to vote all of their shares of Bruker AXS in favor of the adoption of the merger agreement. These shares represent in excess of 50% of the voting power of Bruker AXS capital stock entitled to vote at the stockholder meeting, and are sufficient to adopt and approve the merger proposal.

Q:
What will be the structure of the combined company after the merger?

A:
In connection with the merger, Bruker Daltonics intends to change its name to Bruker BioSciences Corporation and, following the merger, to operate as a holding company with a limited corporate staff. It intends to place the business operations, together with the associated assets and liabilities, of Bruker Daltonics in a wholly owned subsidiary. Similarly, it intends to place the business operations of Bruker AXS, together with the associated assets and liabilities, in a separate wholly owned subsidiary.

Q:
I am a Bruker AXS stockholder. How do I elect the form of payment to receive?

A:
If you are a Bruker AXS stockholder, you will receive a Form of Election and Letter of Transmittal. The Form of Election and Letter of Transmittal will also be available for stockholders who become recordholders of Bruker AXS common stock during the period between the record date and the election deadline. If you are a Bruker AXS stockholder, you should complete the Form of Election and Letter of Transmittal and send it to the Exchange Agent. For you to make an effective election, your properly executed Form of Election and Letter of Transmittal must be received by the Exchange Agent in accordance with the instructions contained in the Form of Election and Letter of Transmittal. Do not forward your Form of Election and Letter of Transmittal or your Bruker AXS stock certificates with the proxy card included with this joint proxy statement/prospectus. You should follow the instructions received from the Exchange Agent.

    For information on how to make a valid election and how to complete the election form, please read the instructions that accompany the election form that you will receive.

Q:
Can I change my election?

A:
Yes, you may change your election by submitting a properly completed and signed revised election form and all required additional documentation to the Exchange Agent. To be effective, however, the revised election form and all of the necessary documents must be received by the Exchange Agent prior to the election deadline, as described in the Form of Election and Letter of Transmittal.

Q:
What will I receive if I elect to receive a combination of Bruker Daltonics common stock and cash?

A:
If you elect to receive a combination of Bruker Daltonics common stock and cash for your shares of Bruker AXS common stock, Bruker Daltonics will exchange shares of Bruker Daltonics and cash for your shares of Bruker AXS common stock. For each share of Bruker AXS common stock you own, the amount of Bruker Daltonics common stock that you receive will be approximately 75% of the aggregate consideration to be paid to you and the amount of cash that you receive will be approximately 25% of the aggregate consideration to be paid to you, subject to proration and adjustment, as described in this document. See "THE MERGER AGREEMENT—Conversion of Bruker AXS stock" and "—Election and Proration Procedures" on page 85.

Q.
What happens if I don't make an election for cash, shares or a combination of both?

A:
If you fail to make a proper election prior to the election deadline, you will be deemed to have made an election to receive only shares of Bruker Daltonics common stock. See "THE MERGER AGREEMENT—Election and Proration Procedures" on page 85. If you do not submit an election form, you will receive instructions from the Exchange Agent after the merger is completed on where to surrender your Bruker AXS stock certificates.

Q.
If I am a Bruker Daltonics stockholder, what will happen to my shares in the merger?

A:
Your shares will not be changed in the merger and will continue to be outstanding following the merger.

Q:
What are the material U.S. federal income tax consequences of the merger?

A:
Assuming that the merger is completed as currently contemplated, we expect that you will not recognize any gain or loss for United States federal income tax purposes if you exchange your Bruker AXS common stock for only Bruker Daltonics common stock in the merger, except with respect to cash received in lieu of a fractional Bruker Daltonics share. You will generally recognize gain, but not loss, if you exchange your Bruker AXS shares for a combination of Bruker Daltonics common stock and cash, but generally will not recognize gain in excess of the cash you receive in the merger.

    Set forth in "THE MERGER—Material United States Federal Income Tax Consequences of the Merger" is a discussion of the material current United States federal income tax consequences of the transaction. The tax consequences to each Bruker AXS stockholder will depend on the facts of that stockholder's own situation. Therefore, Bruker AXS stockholders should consult their own tax advisors to determine their particular tax consequences.

Q:
What do I need to do now?

A:
After carefully reading and considering all of the information contained in this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope, or, if available, by submitting your proxy or voting instructions by telephone or through the Internet, as soon as possible so that your shares may be represented at your stockholder meeting.

Q:
What if I don't vote?

A:
If you fail to respond, it will have the same effect as a vote against the merger. If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

Q:
Can I change my vote after I have delivered my proxy?

A:
Yes. You can change your vote at any time before your proxy is voted at the stockholder meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of Bruker Daltonics or Bruker AXS before the annual or special meeting, as appropriate. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the Bruker Daltonics annual meeting if you are a Bruker Daltonics stockholder or the Bruker AXS special meeting if you are a Bruker AXS stockholder and vote in person. If you submit your proxy or voting instructions electronically through the Internet or by telephone, you can change your vote by submitting a proxy at a later date, using the same procedures, in which case your later submitted proxy will be recorded and your earlier proxy revoked.

Q:
If I am a Bruker AXS stockholder, should I send in my stock certificates now?

A:
No. You will receive a Form of Election of Letter of Transmittal with written instructions from the Exchange Agent on how to exchange your Bruker AXS stock certificates for Bruker Daltonics stock certificates. These instructions will also explain what to do if your Bruker AXS stock certificates have been lost, stolen or destroyed as well as what to do if you do not hold your shares in certificated form. Please do not send in your stock certificates with your proxy.

Q:
Where will my shares of Bruker Daltonics common stock be listed?

A:
Bruker Daltonics common stock will continue to be traded on the Nasdaq National Market. When Bruker Daltonics changes its name to Bruker BioSciences Corporation, effective upon filing the certificate of merger with the Secretary of State of the State of Delaware, it intends to apply to the Nasdaq National Market to trade under the symbol "BRKR" rather than "BDAL."

Q:
Am I entitled to appraisal rights?

A:
No. Neither Bruker Daltonics stockholders nor Bruker AXS stockholders are entitled to appraisal rights.

Q:
Will I receive dividends on my Bruker Daltonics shares?

A:
Bruker Daltonics does not currently intend to pay dividends on its common stock.

Q:
When do you expect the merger to be completed?

A:
We are working to complete the merger as quickly as possible. We expect to complete the merger during the summer of 2003.

Q:
Who can help answer my questions?

A:
If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

  •
  if you are a Bruker Daltonics stockholder:

        Bruker Daltonics Inc.
        Investor Relations
        40 Manning Park
        Billerica, Massachusetts 01821
        Telephone: 978-663-3660, ext. 1411
        e-mail: Michael.Willett@bdal.com

      •
      if you are a Bruker AXS stockholder:

        Bruker AXS Inc.
        Investor Relations
        5465 East Cheryl Parkway
        Madison, Wisconsin 53711
        Telephone: 608-276-3045
        e-mail: ir@bruker-axs.com

SUMMARY OF THE PROPOSED MERGER

        This summary highlights selected information in the joint proxy statement/prospectus relating to the proposed merger and may not contain all of the information that is important to you. You should carefully read this entire joint proxy statement/prospectus and the other documents we refer to, in their entirety for a more complete understanding of the merger and the related transactions. In particular, you should read the documents attached to this joint proxy statement/prospectus, including the merger agreement, which is attached as Annex A, and the voting and support agreements, which are attached as Annexes B1 through B10. In addition, this joint proxy statement/prospectus incorporates important business and financial information about Bruker Daltonics and Bruker AXS from other documents that may not be included in or delivered with this joint proxy statement/prospectus. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "WHERE YOU CAN FIND MORE INFORMATION" that begins on page 205 of this joint proxy statement/prospectus.

THE COMPANIES (See page 113 for Bruker Daltonics and page 141 for Bruker AXS)

Bruker Daltonics Inc.
40 Manning Park
Billerica, Massachusetts 01821
(978) 663-3660
http://www.bdal.com

        Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry. Bruker Daltonics' substantial investment in research and development allows the company to design, manufacture and market a broad array of products intended to meet the rapidly growing needs of a diverse customer base. Bruker Daltonics' customers include pharmaceutical companies, biotechnology companies, agricultural biotechnology companies, proteomics companies, molecular diagnostics companies, academic institutions and government agencies.

        Mass spectrometers are sophisticated devices that measure the mass or weight of a molecule and provide highly accurate information about the structure of materials. Bruker Daltonics' mass spectrometry-based systems often combine advanced mass spectrometry instrumentation; automated sampling and sample preparation robots; reagent kits and other disposable products, called consumables, used in conducting tests, or assays, and powerful bioinformatics software. These systems offer integrated solutions for applications in multiple existing and emerging markets including genomics and proteomics, metabolic and biomarker profiling, drug discovery and development, molecular assays and diagnostics, molecular and systems biology and basic medical research.

        Bruker Daltonics is also a worldwide leader in supplying mass spectrometry-based systems for substance detection and pathogen identification in security and defense applications.

        Bruker Daltonics was incorporated in Massachusetts in 1991 as Bruker Federal Systems Corporation. In February 2000, the company reincorporated in Delaware as Bruker Daltonics Inc.

Bruker AXS Inc.
5465 East Cheryl Parkway
Madison, Wisconsin 53711
(608) 276-3000
http://www.bruker-axs.com

        Bruker AXS is a leading worldwide developer and provider of advanced integrated X-ray systems which provide solutions for molecular and elemental analysis by X-ray diffraction and X-ray fluorescence. Bruker AXS' products, which have particular application in the drug discovery and materials science fields, provide customers with the ability to determine the structure of specific molecules, such as proteins, and to characterize and determine the composition of materials. Bruker AXS' customers include biotechnology and pharmaceutical companies, semiconductor companies, raw material manufacturers, chemical companies, academic institutions and other businesses involved in materials analysis.

        Bruker AXS' X-ray systems are sophisticated devices that use extremely short wavelengths of energy to determine the characteristics of matter. Depending on the customer-specific application, these X-ray systems incorporate one of three core technology applications: single crystal X-ray diffraction, known as SCD or X-ray crystallography; polycrystalline X-ray diffraction, known as XRD or X-ray diffraction; and X-ray fluorescence, known as XRF. Using a modular platform approach, Bruker AXS often combines each of these three technology applications with sample preparation tools, automation, consumables and data analysis software. Bruker AXS' systems offer integrated solutions for applications in multiple existing and emerging markets, including:

  •
  drug discovery and development;

  •
  structural proteomics;

  •
  advanced materials research; and

  •
  industrial process control.

        Bruker AXS was incorporated in Massachusetts in September 1997 as Bruker AXS, Inc. and acquired the X-ray business of Siemens AG, a predecessor, in October 1997. In March 2000, Bruker AXS reincorporated in Delaware as Bruker AXS Inc.

STRUCTURE OF THE MERGER AND OPERATIONS AFTER THE MERGER (see page 76)

        In accordance with the terms and conditions of the merger agreement, Bruker AXS will merge with and into Bruker Daltonics and Bruker Daltonics will be the surviving entity. Effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware, Bruker Daltonics intends to change its name to Bruker BioSciences Corporation and, following the merger, to operate as a holding company with a limited corporate staff. It intends to place the business operations of Bruker Daltonics, together with their associated assets and liabilities, in a wholly owned subsidiary. Similarly, it intends to place the business operations of Bruker AXS, together with the associated assets and liabilities, in a separate wholly owned subsidiary.

RECOMMENDATION OF THE BOARDS OF DIRECTORS AND OPINIONS OF FINANCIAL ADVISORS (see pages 57 through 73)

        To Bruker Daltonics Stockholders:    The Bruker Daltonics board of directors believes that the merger is fair to you and in your best interests and unanimously voted to adopt and approve the merger agreement and the voting and support agreements and unanimously recommends that you vote FOR the adoption and approval of the merger agreement and the issuance of shares of common stock of Bruker Daltonics in connection with the merger, FOR the amendment to the Bruker Daltonics stock option plan, FOR the amendment to the Bruker Daltonics certificate of incorporation to increase the authorized shares of common stock, FOR the amendment to the Bruker Daltonics certificate of incorporation to change the name of Bruker Daltonics to Bruker BioSciences Corporation and FOR the election of the director nominees described in this joint proxy statement/prospectus.

        To Bruker AXS Stockholders:    The Bruker AXS board of directors believes that the merger is fair to you and in your best interests and (with Frank H. Laukien recusing himself from the applicable meeting) unanimously voted to approve the merger agreement and the voting and support agreements and unanimously recommends that you vote FOR the adoption and approval of the merger agreement.

        Opinion of Bruker Daltonics' Financial Advisor.    Bear, Stearns & Co. Inc. has rendered an opinion to the special committee of the board of directors of Bruker Daltonics as to the fairness, from a financial point of view, to Bruker Daltonics and the stockholders of Bruker Daltonics, excluding the stockholders of Bruker Daltonics who have entered into voting and support agreements with Bruker AXS, of the merger consideration to be issued in the merger. The full text of the written opinion, dated April 4, 2003, is attached as Annex C. We encourage you to read the opinion carefully and in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Bear Stearns in providing its opinion.

        Opinion of Bruker AXS' Financial Advisor.    JPMorgan Securities Inc., has rendered an opinion to the special committee of the board of directors of Bruker AXS as to the fairness, from a financial point of view, to Bruker AXS and the stockholders of Bruker AXS, excluding the stockholders of Bruker AXS who have entered into voting and support agreements with Bruker Daltonics, of the merger consideration to be issued in the merger. The full text of the written opinion, dated April 4, 2003, is attached as Annex D. We encourage you to read the opinion carefully and in its entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by JPMorgan in providing its opinion.

THE STOCKHOLDER MEETINGS (see page 37)

        Annual Meeting of Bruker Daltonics' Stockholders.    The Bruker Daltonics annual meeting will be held at the offices of Nixon Peabody LLP, 101 Federal Street, Boston, Massachusetts on Friday, June 27, 2003, starting at 8:30 a.m., local time.

        Special Meeting of Bruker AXS' Stockholders.    The Bruker AXS special meeting will be held at the offices of Nixon Peabody LLP, 101 Federal Street, Boston, Massachusetts on Friday, June 27, 2003, starting at 10:30 a.m., local time.

BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE MERGER (see page 97)

        Following the merger, the board of directors of Bruker Daltonics will be comprised of some individuals who currently serve as members of the Bruker AXS board of directors and some individuals who currently serve as members of the Bruker Daltonics board of directors. These individuals are as follows:

Director	Currently Serves on the Board of Directors of:
Frank H. Laukien, Ph.D.	Bruker Daltonics and Bruker AXS
M. Christopher Canavan, Jr.	Bruker Daltonics
Taylor J. Crouch	Bruker AXS
Daniel S. Dross	Bruker AXS
Collin J. D'Silva	Bruker Daltonics
Dr. Martin Haase	Bruker AXS
Richard D. Kniss	Bruker AXS
William A. Linton	Bruker Daltonics
Richard M. Stein	Bruker Daltonics
Bernhard Wangler	Bruker Daltonics

        The officers of Bruker Daltonics following the merger will be as follows:

Frank H. Laukien, Ph.D.:	President and Chief Executive Officer
Dr. Martin Haase:	Senior Vice President
Laura Francis:	Chief Financial Officer and Treasurer
John J. Hulburt:	Director of Audit and SEC Compliance
Michael Willett:	Director of Investor Relations and Public Relations
Richard M. Stein:	Secretary

TRANSITION COMMITTEE (see page 98)

        The boards of directors of Bruker Daltonics and Bruker AXS have agreed that the combined company will have a transition committee of its board of directors. The committee will be responsible for overseeing and monitoring management's implementation of information and financial systems and reporting processes, management's identification of incremental marketing and sales opportunities and management's identification and realization of potential synergies and cost savings.

INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER (see pages 73 and 74)

        Some of the directors and executive officers of Bruker Daltonics and Bruker AXS may have interests in the merger that are different from, or are in addition to, the interests of their company's stockholders. These interests include, among other things, the potential for positions as directors or executive officers of Bruker Daltonics after the merger, acceleration of option vesting in connection with the merger, employment with, or the performance of services for, Bruker Daltonics or various other related entities, and the right to continued indemnification and insurance coverage by Bruker Daltonics for acts or omissions occurring prior to the merger.

VOTING AND SUPPORT AGREEMENTS (see page 95)

        Each of Bruker Daltonics and Bruker AXS have entered into voting and support agreements with Frank H. Laukien and four other stockholders of Bruker Daltonics and Bruker AXS pursuant to which these stockholders have agreed to vote all of their shares of Bruker Daltonics and Bruker AXS common stock in favor of the adoption of the merger agreement. In addition, three of these stockholders have agreed to elect to receive only Bruker Daltonics common stock as consideration in the merger. As of the record date, these five stockholders owned shares representing approximately 79% of the voting power of Bruker Daltonics capital stock entitled to vote at the Bruker Daltonics annual meeting and approximately 69% of the voting power of the Bruker AXS capital stock entitled to vote at the Bruker AXS special meeting.

ELECTION AND PRORATION PROCEDURE; EXCHANGE OF CERTIFICATES (see page 85)

        Each stockholder of Bruker AXS will receive an election form, which allows each Bruker AXS stockholder to elect to receive in exchange for each share of Bruker AXS common stock they own either (i) 0.63 of a share of Bruker Daltonics common stock or (ii) consideration of substantially equivalent value, payable 75% in Bruker Daltonics common stock and 25% in cash. For those Bruker AXS stockholders electing to receive a combination of cash and stock in the merger, the cash portion of the consideration will be calculated by multiplying the exchange ratio in the merger, 0.63, by the average closing share price for Bruker Daltonics common stock for twenty trading days randomly selected from the thirty-day period ending three business days prior to the completion of the merger, as more fully described in the merger agreement. You should also note that Bruker Daltonics has the option to increase the stock percentage and decrease the cash percentage of the merger consideration available to Bruker AXS stockholders, on a pro rata basis among all Bruker AXS stockholders who elect to receive a combination of Bruker Daltonics common stock and cash, so that as of the closing date of the merger, the entire aggregate cash portion of the merger consideration does not exceed 50% of the total value of the merger consideration, if necessary for the merger to qualify as a "reorganization" for United States federal income tax purposes. The Bruker Daltonics exchange agent will mail to each stockholder of Bruker AXS a Form of Election and Letter of Transmittal with instructions for effecting the surrender of the Bruker AXS stock certificates. No fractional shares of Bruker Daltonics common stock will be issued in exchange for Bruker AXS common stock; instead, each holder of Bruker AXS stock who would have been entitled to a fraction of a share of Bruker Daltonics common stock will be paid cash equal to the value of the fractional share.

TREATMENT OF STOCK OPTIONS (see page 76)

        Bruker Daltonics.    When the merger is completed, each outstanding option to purchase one share of Bruker Daltonics common stock will remain outstanding and continue to be an option to purchase one share of Bruker Daltonics common stock.

        Bruker AXS.    When the merger is completed, each outstanding option to purchase shares of Bruker AXS common stock will be converted into an option to purchase 0.63 of a share of Bruker Daltonics common stock for each share of Bruker AXS common stock represented by the option rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Bruker AXS common stock subject to the option before the conversion, divided by 0.63.

AMENDMENT TO BRUKER DALTONICS CERTIFICATE OF INCORPORATION (see pages 187 and 189)

        If the merger is consummated, Bruker Daltonics intends to amend its certificate of incorporation to change its name to Bruker BioSciences Corporation and to increase the number of shares of common stock authorized for issuance.

AMENDMENT TO BRUKER DALTONICS STOCK OPTION PLAN (see page 183)

        In connection with the merger, Bruker Daltonics must amend its stock option plan to increase the authorized number of shares of common stock for which options may be granted. This increase is necessary in part to accommodate the conversion of Bruker AXS options into options to purchase shares of Bruker Daltonics common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES (see page 76)

        Neither Bruker Daltonics nor Bruker AXS is required to complete the merger unless they receive a legal opinion of counsel to their respective special committees that the merger will be treated as a "reorganization" for United States federal income tax purposes. Assuming such opinions are received, we expect that for United States federal income tax purposes:

  •
  Bruker AXS stockholders who exchange Bruker AXS common stock for Bruker Daltonics common stock in the merger generally will not recognize any taxable gain or loss on the exchange of shares of Bruker AXS common stock for shares of Bruker Daltonics common stock, except with respect to cash received in lieu of a fractional Bruker Daltonics share; and

  •
  Bruker AXS stockholders who exchange Bruker AXS common stock for a combination of Bruker Daltonics common stock and cash will not recognize loss, but generally will recognize taxable gain not in excess of the cash they receive in the merger.

        The foregoing tax treatment may not apply to some Bruker AXS stockholders. Determining the actual tax consequences of the merger to you may be complex. They will depend on your specific situation and on factors not within our control. You should consult your own tax adviser for a full understanding of the tax consequences of the merger to you.

CONDITIONS TO THE COMPLETION OF THE MERGER (see page 91)

        Each of Bruker Daltonics' and Bruker AXS' obligations to complete the merger is subject to the satisfaction or waiver of specified conditions, including those listed below:

  •
  the merger agreement must be adopted and approved by both the Bruker Daltonics and Bruker AXS stockholders and the issuance of shares of Bruker Daltonics common stock in the merger must be approved by the Bruker Daltonics stockholders;

  •
  the Form S-4 shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form S-4 shall have been issued;

  •
  no law, injunction or order preventing the completion of the merger may be in effect;

  •
  the applicable waiting period under United States antitrust laws must have expired or been terminated, and any other required government approvals must have been obtained; and

  •
  shares of Bruker Daltonics common stock issued in the merger must have been approved for listing on the Nasdaq National Market.

        In addition, Bruker Daltonics' obligation to complete the merger is subject to the satisfaction or waiver of specified conditions, including those listed below:

  •
  Bruker AXS' representations and warranties in the merger agreement must be true and correct, except as would not reasonably be expected to have a material adverse effect on Bruker AXS;

  •
  Bruker AXS must have performed or complied in all material respects with its agreements, obligations and covenants in the merger agreement;

  •
  Bruker Daltonics must receive an opinion of tax counsel to the special committee of the board of directors of Bruker Daltonics to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

  •
  no event, development or condition shall have occurred which, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Bruker AXS.

        In addition, Bruker AXS' obligation to complete the merger is subject to the satisfaction or waiver of specified conditions, including those listed below:

  •
  Bruker Daltonics' representations and warranties in the merger agreement must be true and correct, except as would not reasonably be expected to have a material adverse effect on Bruker Daltonics;

  •
  Bruker Daltonics must have performed or complied in all material respects with its agreements, obligations and covenants in the merger agreement;

  •
  Bruker AXS must receive an opinion of tax counsel to the special committee of the board of directors of Bruker AXS to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code; and

  •
  no event, development or condition shall have occurred which, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Bruker Daltonics.

TERMINATION OF THE MERGER AGREEMENT (see page 92)

        Bruker Daltonics and Bruker AXS can jointly agree to terminate the merger agreement at any time. Either company may also terminate the merger agreement if:

  •
  the merger is not completed on or before September 30, 2003, so long as the failure to complete the merger is not the result of the failure by that company to fulfill any of its obligations under the merger agreement;

  •
  government actions do not permit the completion of the merger; or

  •
  either company's stockholders do not vote to adopt the merger agreement.

        In addition, Bruker Daltonics may also terminate the merger agreement if:

  •
  Bruker AXS materially breaches its representations, warranties or covenants in the merger agreement; or

  •
  the Bruker AXS board of directors (i) fails to recommend or withdraws, modifies or amends in any respect adverse to Bruker Daltonics its approval or recommendation of the merger agreement or the merger, (ii) fails to include in this joint proxy statement/prospectus its approval or recommendation of the merger agreement or the merger or a statement to the effect that the Bruker AXS board of directors has determined and believes that the merger is in the best interests of the Bruker AXS stockholders, (iii) fails to reaffirm its approval or recommendation of the merger agreement or the merger within three business days of a request to do so by Bruker Daltonics, (iv) fails to call the special meeting of Bruker AXS stockholders in accordance with the merger agreement or (v) approves or recommends to Bruker AXS stockholders any acquisition proposal of a person other than Bruker Daltonics or the Bruker AXS board of directors resolves to do any of the foregoing.

        In addition, Bruker AXS may also terminate the merger agreement if:

  •
  Bruker Daltonics materially breaches its representations, warranties or covenants in the merger agreement; or

  •
  the Bruker AXS board of directors determines, after complying with the terms of the merger agreement, that an acquisition proposal of a third party constitutes a superior proposal and (i) Bruker AXS notifies Bruker Daltonics in writing that it intends to enter into such an agreement and (ii) concurrent with such termination, Bruker AXS pays to Bruker Daltonics the termination fee.

TERMINATION FEE AND EXPENSES (see page 93)

        If the board of directors of Bruker AXS terminates the merger agreement with Bruker Daltonics under certain circumstances, including if the board of directors of Bruker AXS terminates the merger agreement to enter into another acquisition proposal with a third party that constitutes a superior proposal, Bruker AXS will be required to pay (i) a termination fee of $3,200,000 and (ii) Bruker Daltonics' actual and reasonable documented fees in connection with the proposed merger.

"NO SOLICITATION" PROVISIONS (see page 89)

        Until the completion of the merger, and with some exceptions, the merger agreement contains detailed provisions that prohibit Bruker AXS from initiating or engaging in discussions with a third party regarding some types of extraordinary transactions, including a merger, business combination or sale of a material amount of assets or capital stock. These "no solicitation" provisions, among other things, prohibit Bruker AXS, as well as its officers, directors, subsidiaries and representatives, from taking any action to solicit an acquisition proposal as described on page 89. The merger agreement does not, however, prohibit Bruker AXS or its board of directors from considering, and potentially recommending, an unsolicited bona fide written superior proposal from a third party as described on pages 89 through 90.

ACCOUNTING TREATMENT OF THE MERGER (see page 81)

        The merger represents a business combination of companies under common control due to the majority ownership of both companies by the five Laukiens as an affiliated stockholder group. As a result, the merger, as it relates to the shares owned by these affiliated stockholders, will be accounted for in a manner similar to a pooling-of-interest, or at historical carrying value. The acquisition of the shares of the non-affiliated stockholders will be accounted for using the purchase method of accounting, or at fair value, in a manner similar to the acquisition of a minority interest.

REGULATORY MATTERS (see page 82)

        Under United States antitrust laws, the companies may not complete the merger until Bruker Daltonics and Bruker AXS have notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the merger and filed the necessary report forms, and until a required waiting period has ended. Bruker Daltonics and Bruker AXS have filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of the merger on April 16, 2003, and the applicable waiting period expired on May 16, 2003.

        In addition, Frank H. Laukien and two other stockholders may not be able to receive the shares of Bruker Daltonics to be issued to them in connection with the merger until they have each made similar notifications and applicable waiting periods have expired. Pursuant to the voting and support agreements with Bruker Daltonics, Frank H. Laukien and these two other stockholders have each agreed, upon request, to make an appropriate filing of a notification and report form pursuant to

United States antitrust laws with respect to the transactions contemplated by the merger agreement and to use reasonable best efforts to cause the expiration and termination of the applicable waiting periods. If, at the closing of the merger, either (i) a filing is required from one of these three stockholders and has not been made or (ii) all applicable waiting periods have not expired for one of these stockholders, each stockholder has agreed to enter into an escrow agreement with respect to the shares of Bruker Daltonics common stock to be received by him in the merger so the merger may be consummated without any violation of these U.S. antitrust laws.

        Bruker Daltonics and Bruker AXS must obtain any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the Nasdaq National Market and make such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Bruker Daltonics common stock.

        We cannot assure you that we will obtain all regulatory approvals to complete the merger or that the granting of these approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied.

APPRAISAL RIGHTS (see page 83)

        Neither the holders of Bruker Daltonics common stock nor the holders of Bruker AXS common stock have any right to an appraisal of the value of their shares in connection with the merger or the amendment to the Bruker Daltonics certificate of incorporation.

COMPLETION AND EFFECTIVENESS OF THE MERGER (see page 75)

        We will complete the merger when all of the conditions to completion of the merger are satisfied or waived in accordance with the merger agreement. The merger will become effective when we file a certificate of merger with the Secretary of State of the State of Delaware. We expect to complete the merger during the summer of 2003.

LISTING OF BRUKER DALTONICS COMMON STOCK AND DELISTING AND DEREGISTRATION OF BRUKER AXS COMMON STOCK (see page 83)

        Application will be made to have the Bruker Daltonics common stock issued in the merger approved for listing on the Nasdaq National Market, where Bruker Daltonics common stock is currently traded under the symbol "BDAL." If the merger is completed, Bruker AXS common stock will no longer be listed on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934 and Bruker AXS will no longer file periodic reports with the SEC. Additionally, if the merger is completed, Bruker Daltonics intends to apply to Nasdaq to change its trading symbol from "BDAL" to "BRKR."

BRUKER DALTONICS SELECTED CONSOLIDATED/COMBINED FINANCIAL DATA

        The following selected consolidated/combined financial information of Bruker Daltonics is provided to aid your analysis of the financial aspects of the merger. We derived this information from unaudited consolidated financial statements for the three months ended March 31, 2003 and 2002 and from audited consolidated/combined financial statements for the years ended December 31, 2002, 2001, 2000, 1999 and 1998. This information is only a summary, and you should read it in conjunction with Bruker Daltonics' historical consolidated/combined financial statements and the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in this joint proxy statement/prospectus as well as with quarterly reports and other information on file with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" on page 205.

	Three Months Ended March 31,		Year Ended December 31,
	2003 (1)	2002	2002 (2)	2001	2000 (3)	1999	1998 (4)
	(Unaudited)
	(in thousands, except per share data)
Consolidated/Combined Statement of Operations Data:
Product revenue	$34,060	$25,674	$116,150	$91,765	$74,772	$60,620	$40,157
Other revenue	45	109	218	926	1,830	4,070	2,050

Net revenue	34,105	25,783	116,368	92,691	76,602	64,690	42,207
Total costs and operating expenses	34,596	24,435	110,623	89,418	75,868	62,050	42,368

Operating (loss) income from continuing operations	(491)	1,348	5,745	3,273	734	2,640	(161)
(Loss) income from continuing operations	(1,080)	941	(6,200)	3,637	2,066	876	(888)
Net (loss) income	(1,080)	941	$(6,200)	$3,637	$2,250	$876	$(888)
(Loss) income per share from continuing operations—basic and diluted	$(0.02)	$0.02	$(0.11)	$0.07	$0.04	$0.02	$(0.02)
Net (loss) income per share—basic and diluted	$(0.02)	$0.02	$(0.11)	$0.07	$0.04	$0.02	$(0.02)
	As of March 31,	As of December 31,
	2003 (1)	2002 (2)	2001	2000 (3)	1999	1998 (4)
	(Unaudited)	(in thousands)
Consolidated/Combined Balance Sheet Data:
Cash and cash equivalents	$48,971	$46,911	$70,131	$94,629	$2,443	$1,135
Working capital	87,444	87,294	99,600	111,054	12,080	6,338
Total assets	211,532	203,102	189,074	183,382	67,309	63,841
Total debt	29,493	23,395	15,208	12,037	15,340	17,924
Total stockholders' equity	126,713	126,378	127,547	124,172	10,058	10,340

(1)
In the three months ended March 31, 2003, Bruker Daltonics recorded a $1.9 million charge, net of tax, for merger related costs.

(2)
In 2002, Bruker Daltonics recorded a $9.6 million charge due to the write-down of investments in other companies. In addition, Bruker Daltonics recorded a provision for loss on contract of $0.7 million.

(3)
In 2000, Bruker Daltonics recorded a provision for loss on contract of $1.1 million. In addition, net income includes income from discontinued operations of $0.2 million, net of tax.

(4)
In 1998, the financial statements are presented on a combined basis due to the common ownership of Bruker Daltonics Inc. and Bruker Daltonik GmbH, the latter of which was formally acquired by the former in December 1998.

BRUKER AXS SELECTED CONSOLIDATED/COMBINED FINANCIAL DATA

        The following selected consolidated/combined financial information of Bruker AXS is provided to aid your analysis of the financial aspects of the merger. We derived this information from unaudited consolidated financial statements for the three months ended March 31, 2003 and 2002, and from audited consolidated/combined financial statements for the years ended December 31, 2002, 2001 and 2000, for the three months ended December 31, 1999, and for the years ended September 30, 1999 and 1998. This information is only a summary, and you should read it in conjunction with Bruker AXS' historical consolidated/combined financial statements and the related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in this joint proxy statement/prospectus as well as with the quarterly reports and other information on file with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" on page 205.

	Three Months Ended March 31,		Year Ended December 31,				Year Ended September 30,
						Three Months Ended December 31, 1999 (4)
	2003 (1)	2002 (2)	2002 (2)	2001 (3)	2000		1999 (5)	1998 (5)
	(Unaudited)
	(in thousands, except per share data)
Consolidated/Combined Statements of Operation Data:
Net revenue	$28,954	23,796	$104,290	$82,588	$68,105	$12,792	$61,894	$57,261
Total costs and operating expenses	29,534	23,057	104,389	84,487	66,002	12,578	61,972	57,460

Operating (loss) income	(580)	739	(99)	(1,899)	2,103	214	(78)	(199)
(Loss) income before cumulative effect of change in accounting principle	(779)	310	(256)	(1,377)	729	(129)	24	(718)
(Loss) income from continuing operations before cumulative effect of change in accounting principle available to common shareholders	(779)	310	(256)	(7,402)	729	(129)	24	(718)
Net (loss) income	(779)	(307)	(873)	(1,377)	729	(129)	24	(718)
Net (loss) income available to common shareholders	$(779)	$(307)	$(873)	$(7,402)	$729	$(129)	$24	$(718)
(Loss) income per share from continuing operations available to common shareholders—basic and diluted	$(0.01)	$0.01	$0.00	($0.19)	$0.02	$0.00	$0.00	$(0.57)
Net (loss) income per share available to common shareholders—basic and diluted	$(0.01)	$(0.01)	($0.02)	($0.19)	$0.02	$0.00	$0.00	$(0.57)
	As of March 31,	As of December 31,				September 30,
	2003 (1)	2002 (2)	2001 (3)	2000	1999 (4)	1999 (5)	1998 (5)
	(Unaudited)	(in thousands)
Consolidated/Combined Balance Sheet Data:
Cash and cash equivalents	$48,634	$52,651	$48,787	$2,460	$1,842	$2,765	$2,068
Working capital	72,792	72,376	66,622	11,716	12,648	15,371	13,980
Total assets	134,702	139,051	112,090	42,972	39,969	39,676	35,764
Total debt	10,948	12,373	2,442	17,216	16,596	17,494	14,787
Total stockholders' equity	85,500	85,563	77,570	3,001	2,483	2,780	1,459

(1)
In the three months ended March 31, 2003, Bruker AXS recorded a $1.3 million charge, net of tax, for merger related costs.

(2)
In the first quarter of 2002, Bruker AXS recorded a cumulative effect adjustment of $0.6 million, net of tax, related to the adoption of SFAS No. 142 "Goodwill and Other Intangible Assets." In addition, this information includes the operations of MAC Science Ltd. since May 13, 2002, the date of acquisition.

(3)
In 2001, the net loss available to common shareholders includes a beneficial conversion charge of $5.2 million and preferred stock accretion of $0.8 million. In addition, this information includes the operations of Nonius Group since April 1, 2001, the date of acquisition and reflects the initial public offering that occurred on December 14, 2001.

(4)
In 1999, Bruker AXS changed its fiscal year from September 30 to December 31. This information reflects a three-month fiscal period resulting from the change in the fiscal year.

(5)
In 1999 and 1998, the financial statements are presented on a combined basis due to the common ownership of Bruker AXS Inc. and Bruker AXS GmbH, the latter of which was formally acquired by the former in June 1999.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        We are providing the following selected unaudited pro forma condensed combined financial data to give you a better picture of what the results of operations and financial position of Bruker Daltonics might have been had the merger been completed at an earlier date. The Unaudited Pro Forma Condensed Combined Statements of Operations data for the three months ended March 31, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000 give effect to the merger as if it had been completed on January 1, 2000. The Unaudited Pro Forma Condensed Combined Balance Sheet data as of March 31, 2003 give effect to the merger as if it had been completed on that date.

        We have prepared the selected unaudited pro forma condensed combined financial data based on available information using assumptions that management believes are reasonable. The selected unaudited pro forma condensed combined financial data are being provided for informational purposes only. They do not purport to represent Bruker Daltonics' actual financial position or results of operations had the merger occurred on the dates specified nor do they project Bruker Daltonics' results of operations or financial position for any future period or date.

        The selected Unaudited Pro Forma Condensed Combined Statements of Operations data do not reflect any adjustments for nonrecurring items or anticipated operating synergies resulting from the merger. In addition, pro forma adjustments are based on certain assumptions and other information that is subject to change as additional information becomes available. Accordingly, the adjustments included in Bruker Daltonics' financial statements published after the completion of the merger will vary from the adjustments included in the unaudited pro forma condensed combined financial data included in this joint proxy statement/prospectus.

        The selected unaudited pro forma condensed combined data does not include any adjustments for liabilities resulting from integration planning, as management of Bruker Daltonics and Bruker AXS are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to Bruker AXS employees, costs of vacating some facilities (leased or owned), or other costs associated with existing activities of Bruker AXS that would affect amounts in the pro forma financial statements. In addition, Bruker Daltonics may incur restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation costs related to Bruker Daltonics employees, costs of vacating some facilities (leased or owned), and other costs associated with exiting activities of Bruker Daltonics.

        The selected unaudited pro forma condensed combined financial data should be read in conjunction with the Bruker Daltonics and Bruker AXS audited and unaudited historical financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." See "WHERE YOU CAN FIND MORE INFORMATION" on page 205.

	Three Months Ended March 31,		Year Ended December 31,
	2003	2002	2002	2001	2000
	(in thousands, except per share data)
Unaudited Pro Forma Condensed Combined Statements of Operations Data:
Net revenue	$63,059	$49,579	$220,658	$175,279	$144,707
Total costs and operating expenses	61,069	47,627	215,550	174,443	142,508

Operating income	1,990	1,952	5,108	836	2,199
Income (loss) from continuing operations available to common shareholders before non-recurring charges directly attributable to the transaction	$1,192	$1,106	$(7,033)	$(4,342)	$2,157
Income (loss) per share from continuing operations available to common shareholders before non-recurring charges directly attributable to the transaction—basic and diluted	$0.01	$0.01	$(0.08)	$(0.06)	$0.03
As of March 31, 2003
(in thousands)
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$82,386
Working capital	141,713
Total assets	339,758
Total debt	40,441
Total stockholders' equity	202,933

COMPARATIVE PER SHARE INFORMATION

        The following table reflects (i) the historical net (loss) income and book value per share of Bruker Daltonics common stock and the historical net (loss) income and book value per share of Bruker AXS common stock in comparison with the unaudited pro forma net (loss) income and book value per share after giving effect to the proposed merger and (ii) the equivalent historical net (loss) income and book value per share attributable to the 0.63 of a share of Bruker Daltonics common stock which will be received for each share of Bruker AXS common stock.

        The historical book value per share is computed by dividing stockholders' equity, by the actual common stock outstanding. The unaudited Bruker Daltonics pro forma combined per share net (loss) income from continuing operations is computed by dividing the pro forma net (loss) income from continuing operations by the pro forma weighted average number of shares outstanding, assuming (i) Bruker Daltonics had merged with Bruker AXS at the beginning of the earliest period presented, (ii) Bruker AXS shares were converted to Bruker Daltonics shares at an exchange ratio of 0.63, and (iii) all minority shareholders and two majority shareholders elect to receive 25% of the purchase consideration in cash. The unaudited Bruker Daltonics pro forma combined book value per share is computed by dividing total pro forma stockholders' equity by the pro forma number of common shares outstanding, assuming the merger (and conversion of shares) had occurred on that date. The unaudited Bruker AXS pro forma equivalent per share data is computed by multiplying Bruker Daltonics' pro forma share information by 0.63 (the exchange ratio).

        The following information should be read in conjunction with the separate audited historical consolidated financial statements and related notes of Bruker Daltonics and Bruker AXS, the unaudited pro forma condensed combined financial information and related notes of Bruker Daltonics and the selected historical and selected unaudited pro forma financial data included elsewhere in this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger of Bruker Daltonics and Bruker AXS had been consummated as of the beginning of the earliest period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company.

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(Unaudited)
HISTORICAL BRUKER DALTONICS
Basic and diluted net (loss) income from continuing operations per share	$(0.02)	$0.02	$(0.11)	$0.07	$0.04	$0.02	$(0.02)
Book value per share at the end of the period	$2.32	$2.33	$2.30	$2.32	$2.27	$0.22	$0.23
	Three Months Ended March 31,		Years Ended December 31,			Three Months Ended December 31,	Years Ended September 30,
	2003	2002	2002	2001	2000	1999	1999	1998
	(Unaudited)
HISTORICAL BRUKER AXS
Basic and diluted net (loss) income from continuing operations available to common shareholders per share	$(0.01)	$0.01	$0.00	$(0.19)	$0.02	$0.00	$0.00	$(0.57)
Book value per share at the end of the period	$1.53	$1.53	$1.52	$1.41	$0.08	$0.06	$0.07	$1.16

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000
UNAUDITED BRUKER DALTONICS PRO FORMA COMBINED
Basic and diluted pro forma net income (loss) from continuing operations per share	$0.01	$0.01	$(0.08)	$(0.06)	$0.03
Pro forma book value per share at the end of the period	$2.40
	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000
UNAUDITED BRUKER AXS PRO FORMA EQUIVALENT
Basic and diluted pro forma net income (loss) from continuing operations per share	$0.01	$0.01	$(0.05)	$(0.03)	$0.02
Pro forma book value per share at the end of the period	$1.51

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

        Bruker Daltonics common stock has been traded on the Nasdaq National Market since August 4, 2000. There was no public market for Bruker Daltonics common stock prior to that date. Bruker AXS common stock has been traded on the Nasdaq National Market since December 14, 2001. There was no public market for Bruker AXS common stock prior to that date. The following table sets forth, for the periods indicated, the high and low per share prices for Bruker Daltonics common stock and Bruker AXS common stock as reported on the Nasdaq National Market.

	Bruker Daltonics Common Stock		Bruker AXS Common Stock
	High	Low	High	Low
First Quarter 2001	$27.25	$8.31	—	—
Second Quarter 2001	$24.50	$10.94	—	—
Third Quarter 2001	$19.47	$10.38	—	—
Fourth Quarter 2001	$26.00	$13.34	—	—
First Quarter 2002	$18.25	$8.63	$7.16	$3.75
Second Quarter 2002	$10.40	$3.93	$4.10	$1.50
Third Quarter 2002	$6.39	$2.95	$2.50	$1.10
Fourth Quarter 2002	$6.10	$4.25	$2.95	$1.50
First Quarter 2003	$5.10	$2.59	$2.08	$1.33

Recent Share Price

        On April 4, 2003, the last trading day before the merger was announced, the closing price of Bruker Daltonics common stock on the Nasdaq National Market was $2.95 per share and the closing price of Bruker AXS common stock on the Nasdaq National Market was $1.29 per share. Based on the exchange ratio in the merger of 0.63 and the closing share price of Bruker Daltonics common stock on April 4, 2003, the pro forma equivalent per share value of Bruker AXS common stock on April 4, 2003 was approximately $1.86 per share. On May 16, 2003, the last trading date prior to the date of this joint proxy statement/prospectus, the closing price of Bruker Daltonics common stock on the Nasdaq National Market was $3.77 per share, the closing price of Bruker AXS common stock on the Nasdaq National Market was $2.27 per share and the pro forma equivalent per share value of Bruker AXS common stock, based on the closing price of Bruker Daltonics common stock on the Nasdaq National Market, was approximately $2.375 per share.

        The information above shows only historical comparisons. No assurances can be given as to the market prices of Bruker Daltonics common stock or Bruker AXS common stock at any time before the consummation of the merger or as to the market price of Bruker Daltonics common stock at any time after the consummation of the merger. Because the exchange ratio is fixed, the exchange ratio will not be adjusted for decreases in the market price of Bruker Daltonics common stock, which have and could occur before the merger becomes effective. In the event the market price of Bruker Daltonics common stock increases or decreases prior to the consummation of the merger, the value of the Bruker Daltonics common stock to be received in the merger in exchange for the Bruker AXS common stock would correspondingly decrease or increase.

Dividend Information

        Neither Bruker Daltonics nor Bruker AXS has ever declared or paid cash dividends on its common stock. If the merger is not consummated, Bruker AXS anticipates that it would continue its policy of retaining any and all earnings to finance the operation and expansion of its business. Bruker Daltonics currently anticipates that it will retain all available funds for use in its business and does not anticipate paying any cash dividends in the foreseeable future, whether or not the merger is consummated.

RISK FACTORS

        The merger involves a high degree of risk for Bruker Daltonics and Bruker AXS stockholders. Bruker AXS stockholders will be choosing to invest in Bruker Daltonics common stock by voting in favor of adoption of the merger agreement. An investment in shares of Bruker Daltonics common stock involves a high degree of risk. In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in "CAUTIONARY INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS," you should carefully consider the following risks before deciding whether to vote for adoption of the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Bruker Daltonics and Bruker AXS because these risks will also affect the combined company. Additional risks and uncertainties not presently known to Bruker Daltonics and Bruker AXS or that are not currently believed to be important to you also may adversely affect the merger and the combined company following the merger.

Risks Related to the Merger

The issuance of approximately 30 million shares of Bruker Daltonics common stock to Bruker AXS stockholders in the merger will substantially reduce the percentage interests of Bruker Daltonics stockholders.

        If the merger is completed, depending on the number of Bruker AXS stockholders who elect to receive cash together with Bruker Daltonics common stock in the merger, approximately 30 million shares of Bruker Daltonics common stock will be issued to current Bruker AXS stockholders, and former Bruker AXS stockholders will own approximately 35% of the outstanding common stock of Bruker Daltonics after the merger. The issuance of these shares to current Bruker AXS stockholders will cause a significant reduction in the relative percentage interests of current Bruker Daltonics stockholders in earnings, voting, liquidation value and book and market value. The issuance of shares of Bruker Daltonics common stock at any implied premium would likely result in dilution to the market price of Bruker Daltonics common stock.

The price of Bruker Daltonics common stock may be affected by factors different from those affecting the price of Bruker AXS common stock.

        If the merger is completed, holders of Bruker AXS common stock will become holders of Bruker Daltonics common stock. Bruker Daltonics' business differs from that of Bruker AXS, and Bruker Daltonics' results of operations, as well as the price of Bruker Daltonics common stock, may be affected by factors that are different from those affecting Bruker AXS' results of operations and the price of Bruker AXS common stock.

Because the exchange ratio in the merger is fixed, Bruker Daltonics stockholders are exposed to the risk that the market price of Bruker Daltonics' common stock could increase or the market price of Bruker AXS common stock could decrease.

        Under the merger agreement, each share of Bruker AXS common stock will convert into the right to receive 0.63 of a share of Bruker Daltonics common stock. This exchange ratio is a fixed number and will not be adjusted if the price of Bruker Daltonics common stock or Bruker AXS common stock increases or decreases prior to the completion of the merger. The prices of Bruker Daltonics common stock and Bruker AXS common stock at the closing of the merger might vary from their prices on the date of this joint proxy statement/prospectus and on the date of the Bruker Daltonics stockholders' annual meeting. These prices might vary because of changes in the business, operations or prospects of Bruker Daltonics or Bruker AXS, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors. Because the date that the merger is completed will be later than the date of the Bruker Daltonics stockholders' annual meeting, the prices of Bruker Daltonics common stock and Bruker AXS common stock on the date of the Bruker Daltonics stockholders' annual meeting might not be indicative of their respective prices on the date the merger is completed. As a result, the market value of the shares of Bruker Daltonics common stock that Bruker Daltonics will be required to issue to former Bruker AXS stockholders upon completion of the merger might be greater than the value attributed to Bruker AXS' business and assets at the time the merger agreement was entered into and/or the date it is approved by Bruker Daltonics' stockholders. We urge Bruker Daltonics' stockholders to obtain current market quotations for Bruker Daltonics common stock and Bruker AXS common stock, and to be aware that the relative prices of Bruker Daltonics common stock and Bruker AXS common stock might change dramatically after the Bruker Daltonics stockholders' annual meeting.

Customer, vendor and employee uncertainty about the merger and confusion over the Bruker Daltonics name change could harm the combined company.

        Bruker Daltonics and Bruker AXS' customers may, in response to the announcement or consummation of the merger or confusion over the Bruker Daltonics name change, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by customers could adversely affect the business of the combined company. Similarly, Bruker AXS' employees may experience uncertainty about their future role with the combined company until or after Bruker Daltonics announces and executes its strategies with regard to Bruker AXS employees. This may adversely affect the combined company's ability to attract and retain key Bruker AXS management, sales, marketing and technical personnel.

The integration of Bruker Daltonics and Bruker AXS management following the merger will present significant challenges.

        Bruker Daltonics and Bruker AXS will face significant challenges in combining their management and internal control systems in a timely and efficient manner. This integration will be complex and time-consuming because, among other things, Bruker Daltonics' corporate offices are in Billerica, Massachusetts, while Bruker AXS' corporate offices are in Madison, Wisconsin. The failure to integrate successfully Bruker Daltonics' and Bruker AXS' management and decision-making systems might prevent Bruker Daltonics and Bruker AXS from achieving the anticipated potential benefits of the merger and could harm the combined company.

As a result of the merger, the combined company will be a larger and more geographically diverse organization, and if the combined company's management is unable to manage the combined organization, its operating results will suffer.

        Following the merger, the combined company will have approximately 1,230 employees. As a result, the combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the geographically more diverse and substantially larger combined organization could have a material adverse effect on the operating results of the combined company after the merger and, as a result, on the market price of Bruker Daltonics' common stock.

The combined company may not realize all of the anticipated benefits of the merger.

        The success of the merger will depend, in part, on the ability of the combined company to realize the potential synergies, cost savings and growth opportunities from integrating the business of Bruker AXS with the business of Bruker Daltonics anticipated by the managements of both companies. The combined company's success in realizing these benefits and the timing of this realization depends upon the successful integration of the operations of Bruker AXS. The difficulties of combining the operations of the companies include, among others:

  •
  consolidating research and development operations while preserving the research and development activities and important relationships of Bruker AXS and Bruker Daltonics;

  •
  retaining key employees;

  •
  consolidating corporate and administrative infrastructures;

  •
  integrating and managing the technology of the two companies;

  •
  minimizing the diversion of management's attention from ongoing business concerns; and

  •
  coordinating geographically separate organizations.

        Bruker Daltonics and Bruker AXS cannot assure you that the integration of Bruker AXS with Bruker Daltonics will result in the realization of the full benefits anticipated by them to result from the merger.

If the merger is not completed, Bruker AXS' stock price and future business and operations could be adversely affected.

        If the merger is not completed, Bruker AXS may be subject to the following material risks, among others:

  •
  the price of Bruker AXS common stock may decline to the extent that the current market prices of Bruker AXS common stock reflects a market assumption that the merger will be completed; and

  •
  Bruker AXS' costs related to the merger, such as legal, accounting and some of the fees of Bruker AXS' financial advisor, must be paid even if the merger is not completed.

        Further, if the merger agreement is terminated and the Bruker AXS board of directors determines to seek another merger or business combination, Bruker AXS may not be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger with Bruker Daltonics. Additionally, under certain circumstances, Bruker AXS may be required to pay Bruker Daltonics a termination fee of $3.2 million and to reimburse Bruker Daltonics for its actual and documented reasonable expenses, including legal, accounting, printing and other fees, related to this transaction.

The termination fee and the restrictions on solicitation contained in the merger agreement and the terms of the voting agreements may discourage other companies from trying to acquire Bruker AXS.

        Until the completion of the merger, and with some exceptions, Bruker AXS is prohibited from initiating or engaging in discussions with a third party regarding some types of extraordinary transactions, such as a merger, business combination or sale of a material amount of assets or capital stock. Bruker AXS also agreed to pay a termination fee of $3.2 million to Bruker Daltonics in specified circumstances and to reimburse Bruker Daltonics' actual and documented reasonable expenses, including legal, accounting, printing and other fees, related to this transaction. In addition, holders of approximately 69% of the outstanding Bruker AXS common stock as of April 4, 2003 have entered into agreements with Bruker Daltonics in which they agreed to vote in favor of the merger and have agreed to restrictions on initiating or engaging in discussions about any other acquisition proposals. These provisions could discourage other companies from trying to acquire Bruker AXS even though those other companies might be willing to offer greater value to Bruker AXS stockholders than Bruker Daltonics has offered in the merger. Payment of the termination fee or Bruker Daltonics' out-of-pocket expenses could also have a material adverse effect on Bruker AXS' financial condition.

Bruker Daltonics and Bruker AXS expect to incur significant costs associated with the merger.

        Bruker Daltonics and Bruker AXS estimate that they will each incur transaction costs of approximately $3.0 million associated with the merger. Transaction costs of approximately $0.9 million for Bruker Daltonics will be included as part of the total purchase cost for accounting purposes, as these costs relate to the acquisition of the shares owned by the minority stockholders. Combined transaction costs of $5.1 million will be recorded as an expense, as these costs relate to the acquisition of the shares owned by the majority stockholders. Bruker AXS and Bruker Daltonics believe the combined company may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or the following quarters, to reflect costs associated with integrating the businesses and operations of Bruker AXS and Bruker Daltonics. There can be no assurance that the combined company will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger. In addition, the cash position of the merged entity will be decreased by the amount of cash paid to Bruker AXS stockholders who elect to receive a portion of their merger consideration in cash.

Risks Related to the Combined Company

If Bruker Daltonics' and Bruker AXS' products fail to achieve and sustain sufficient market acceptance, the combined company may not generate expected revenue.

        Bruker Daltonics' and Bruker AXS' business strategies depend on their ability to successfully commercialize a broad range of products based on mass spectrometry and X-ray technology, respectively, for use in a variety of applications. Bruker Daltonics and Bruker AXS have only recently commercially launched many of their current products for sale to these markets, and many of its products have achieved only limited sales. The commercial success of Bruker Daltonics' and Bruker AXS' products depends on their obtaining continued and expanding market acceptance of its mass spectrometry tools and X-ray technology tools, respectively, by pharmaceutical, biotechnology and proteomics companies and academic and government research laboratories across the wide range of applications covered by their product offerings. The companies may fail to achieve market acceptance of their newer products or sustain substantial market acceptance of their already established products. Any such failure could decrease sales and revenue. In order to expand, the companies must convince substantial numbers of pharmaceutical and biotechnology companies and other laboratories to replace their existing techniques with, in the case of Bruker Daltonics, mass spectrometry techniques employing its systems and, in the case of Bruker AXS, X-ray technologies employed by Bruker AXS systems. Limited funding available for capital acquisitions by their customers, or customers' own internal purchasing approval policies, could hinder market acceptance of their products. The combined company's intended customers may be reluctant to make the substantial capital investment generally needed to acquire the combined company's products or to incur the training and other costs involved with replacing their existing systems with the companies products. The combined company also may not be able to convince its intended customers that the combined company systems are an attractive and cost-effective alternative to other technologies and systems. Because of these and other factors, the combined company's products may fail to gain or sustain market acceptance. If the products of the combined company fail to gain or sustain market acceptance, the financial results of the combined company may be adversely affected.

The combined company's products will compete in markets that are subject to rapid technological change, and most of its products will be based on a range of technologies one or more of which could be made obsolete by new technology.

        The market for life science discovery tools is characterized by rapid technological change and frequent new product introductions. Rapidly changing technology could make some or all of the combined company's product lines obsolete unless the combined company is able to continually improve existing products and develop new products. Because substantially all of Bruker Daltonics' products are based on mass spectrometry, the combined company is particularly vulnerable to any technological advances that would make mass spectrometry obsolete as the basis for bioanalytical systems in any of its life science markets. In addition, because substantially all of Bruker AXS' products are based on X-ray technologies, the combined company is particularly vulnerable to any technological advances that would make X-ray technologies obsolete in any of the combined company's X-ray technologies markets. To meet the evolving needs of its customers, the combined company must rapidly and continually enhance its current and planned products and services and develop and introduce new products and services. The combined company's business model calls for it to derive a significant portion of its revenues each year from products that did not exist in the previous year. The combined company may experience difficulties which may delay or prevent the successful development, introduction and marketing of new products or product enhancements. In addition, Bruker Daltonics' and Bruker AXS' product lines are based on complex technologies which are subject to rapid change as new technologies are developed and introduced in the marketplace. The combined company may have difficulty in keeping abreast of the rapid changes affecting each of the different markets it serves or intends to serve. If the combined company fails to develop and introduce products in a timely manner in response to changing technology, market demands or the requirements of its customers, the business, results of operation and financial condition of the combined company could be materially harmed. Bruker Daltonics and Bruker AXS offer and plan to offer broad product lines and have incurred and expect to continue to incur substantial expenses for development of new products and enhanced versions of their existing products. The speed of technological change in the combined company's markets may prevent it from being able to successfully market some or all of its products for the length of time required to recover their often significant development costs. Failure to recover the development costs of one or more products or product lines could decrease the combined company's profitability or cause it to experience significant losses. Furthermore, failure to develop successful products and capitalize on the combined company's research and development investment would negatively influence its profits and financial position.

If the proteomics market does not grow as expected, the combined company may not meet its growth expectations.

        The combined company expects the proteomics market to fuel the growth of a significant portion of its business. Both Bruker Daltonics and Bruker AXS have invested, and the combined company expects to invest, significant time and resources in the development of new products for this market. If this new and still evolving market does not grow and become established, the combined company may not realize the expected profit from these research and development expenditures. If this market for the products of the combined company does not grow, its expected growth rate could decline substantially, which could have a material adverse impact on the business, results of operations or financial condition of the combined company. If the combined company does not address its substantial competitive pressures, the revenues and profitability of the combined company may suffer.

If general health care spending patterns decline, the combined company's ability to generate revenue may suffer.

        Bruker Daltonics and Bruker AXS are dependent, both directly and indirectly, upon general health care spending patterns, particularly in the research and development budgets of the pharmaceutical and biotechnology industries, as well as upon the financial condition of various governments and government agencies. Since Bruker Daltonics' inception, both Bruker Daltonics and its academic collaborators have benefited from various governmental contracts and research grants. Whether the combined company or its academic collaborators will continue to be able to attract these grants depends not only on the quality of the combined company's products, but also on general spending patterns of public institutions. There exists the risk of a potential decrease in the level of governmental spending allocated to scientific and medical research which could substantially reduce or even eliminate the combined company's grants. The combined company's status as a public company is likely to eliminate its ability to obtain research grants from the German government in the future because the German government focuses on funding small or private companies with limited access to capital.

The combined company's potential inability to achieve acceptance of certain products under a contract with one of its customers could expose it to potential significant liability.

        A subsidiary of Bruker Daltonics is a party to a contract for the supply of certain equipment. Bruker Daltonics has experienced difficulties in achieving acceptance of the equipment under the contract, and, pursuant to a provision in the contract relating to late delivery, it has been assessed certain liquidated damages, a portion of which Bruker Daltonics has paid. Although Bruker Daltonics has made claims resulting in the suspension of the imposition of additional liquidated damages and is in discussions regarding settlement of the matter, there is no guarantee that this matter will be settled without litigation. An adverse determination in any such litigation could have a significant adverse effect on the business and results of operations of the combined company. Additionally, regardless of the ultimate result, any such litigation would likely divert management's attention and resources from other matters, which could also adversely affect the combined company's business.

The combined company will face substantial competition.

        In each market, for each of Bruker Daltonics' life science products, it faces substantial competition from major competitors, including competitors who offer mass spectrometry-based systems along each of Bruker Daltonics' product lines and competitors who offer technology alternatives to mass spectrometry. In each market, for each of its products, Bruker AXS faces substantive competition from competitors who offer products based on X-ray technology as well as those employing alternative technologies. Competition in life science markets may increase significantly as more biotechnology and pharmaceutical companies adopt automated high-throughput bioanalytical instruments as tools for drug discovery, drug development, proteomics, genomics and metabolomics. Currently, Bruker Daltonics' and Bruker AXS' principal competition comes from established companies providing products using existing technologies, including mass spectrometry, X-ray technology and other technologies, which perform many of the same functions for which Bruker Daltonics and Bruker AXS markets their products. In addition, other companies may choose to enter these fields in the future. The combined company's competitors may develop or market products that are more effective or commercially attractive than the products of the combined company or that may render its products obsolete. Many of the combined company's competitors will have more experience in the life sciences market and substantially greater financial, operational, marketing and technical resources than the combined company will which could give them a competitive edge in areas such as research and development, production, marketing and distribution. The combined company's ability to compete successfully will depend, in part, on its ability to develop proprietary products that reach the market in a timely manner and are technologically superior to, less expensive than, or more cost-effective than, other currently marketed products.

Bruker Daltonics' substance detection and pathogen identification products are subject to a number of additional risks, including lengthy product development and contract negotiation periods and certain risks inherent in long-term government contracts; these risks will continue to be risks of the combined company following the merger.

        Bruker Daltonics' substance detection and pathogen identification products are subject to many of the same risks associated with Bruker Daltonics' life science products, including vulnerability to rapid technological change, dependence on mass spectrometry technology and substantial competition. In addition, Bruker Daltonics' substance detection and pathogen identification products are generally sold to government agencies under long-term contracts. These contracts generally involve lengthy pre-contract negotiations and product development. The combined company may be required to devote substantial working capital and other resources prior to obtaining product orders. As a result, the combined company may incur substantial costs before it recognizes revenue from these products. Moreover, in return for larger, longer-term contracts, the combined company's customers for these products often demand more stringent acceptance criteria. Their criteria may also cause delay in the combined company's ability to recognize revenue from sales of these products. Furthermore, the combined company may not be able to accurately predict in advance the costs to fulfill its obligations under these long-term contracts. If the combined company fails to accurately predict its costs, due to inflation or other factors, the combined company could incur significant losses. Any single long-term contract for Bruker Daltonics' substance detection and pathogen identification products may represent a material portion of the combined company's total business volume, and the loss of any such contract could have a material adverse effect on its results of operations. In December 2002, Bruker Daltonics completed a production contract with the United States government that accounted for less than 10% of Bruker Daltonics' revenue in 2001 and 2002. Failure to increase other business or to obtain another government contract such as this one would cause the combined company's revenue to decline. Also, the presence or absence of such contracts may cause substantial variation in the combined company's results of operations between fiscal periods and, as a result, the combined company's results of operations for any given fiscal period may not be predictive of the company's results for subsequent fiscal periods. The resulting uncertainty may have an adverse impact on the combined company's stock price.

Any reduction in the capital resources or government funding of Bruker Daltonics' or Bruker AXS' customers could reduce sales and impede the ability of the combined company to generate revenue.

        A significant portion of Bruker Daltonics' and Bruker AXS' sales are capital purchases by their customers. The spending policies of their customers could have a significant effect on the demand for their products. These policies are based on a wide variety of factors, including the resources available to make purchases, the spending priorities among various types of equipment, policies regarding spending during recessionary periods and changes in the political climate. Any changes in capital spending or changes in the capital budgets of these customers could significantly reduce demand for the combined company's products. The capital resources of the combined company's customers may be limited by the availability of equity or debt financing. Any significant decline in capital expenditures by the combined company's stores could significantly decrease the combined company's sales.

        In addition, Bruker AXS and Bruker Daltonics are dependent, both directly and indirectly, on the research and development spending patterns of the pharmaceutical, biotechnology, chemical and other industries, as well as upon the funding policies of various governments and government agencies. They each also make a substantial portion of their sales to non-profit entities, which are dependent on continued high levels of government support for scientific research. Any decline in this support could decrease the ability of the customers to purchase the combined company's products and could harm the business of the combined company.

The success of the combined company depends on its ability to operate without infringing or misappropriating the proprietary rights of others.

        The commercial success of the combined company depends on avoiding the infringement of other parties' valid patents and proprietary rights as well the breach of any licenses relating to its technologies and products. There are various third party patents which may relate to the technology of Bruker AXS or Bruker Daltonics. The combined company may be found in the future to infringe these or other patents or proprietary rights of third parties, either with products Bruker AXS or Bruker Daltonics is currently marketing or developing or with new products which the combined company may develop in the future. If a third party holding rights under a patent successfully asserts an infringement claim with respect to any of Bruker AXS' or Bruker Daltonics' current or the combined company's future products, the combined company may be prevented from manufacturing or marketing its infringing product in the country or countries covered by the patent it infringes, unless the combined company can obtain a license from the patent holder. The combined company may not be able to obtain a license on commercially reasonable terms, if at all, especially if the patent holder is a competitor. In addition, even if the combined company can obtain a license, it may be non-exclusive, which will permit others to practice the same technology licensed to the combined company. The combined company may also be required to pay substantial damages to the patent holder. Under certain circumstances in the United States, these damages may include damages equal to triple the actual damages experienced by the patent holder. If Bruker AXS or Bruker Daltonics has supplied infringing products to third parties for marketing by them or licensed third parties to manufacture, use or market infringing products, the combined company may be obligated to indemnify these third parties for any damages they are required to pay to the patent holder and for any losses the third parties may sustain themselves as the result of lost sales or license payments they are required to make to the patent holder. Any successful infringement action brought against the combined company may also adversely affect marketing of the infringing product in other markets not covered by the infringement action, as well the combined company's marketing of other products based on similar technology. Furthermore, the combined company will suffer adverse consequences of a successful infringement action against it even if the action is subsequently reversed on appeal, nullified through another action, or resolved by settlement with the patent holder. The damages or other remedies awarded, if any, may be significant. As a result, any successful infringement action against Bruker AXS, Bruker Daltonics or the combined company could prevent the combined company from selling some or all of its products or cause the combined company to experience significant losses or both.

The combined company may be involved in expensive and time-consuming lawsuits to protect or enforce its patents.

        In order to protect or enforce their patent rights, the combined company may initiate patent litigation against third parties. The combined company may also become subject to interference proceedings conducted in the patent offices of various countries to determine the priority of inventions. The defense and prosecution, if necessary, of intellectual property suits, interference proceedings and related legal and administrative proceedings is costly and will divert the combined company's technical and management personnel from their normal responsibilities. The combined company may not prevail in any of these suits. An adverse determination of any litigation or defense proceedings could put the combined company's patents at risk of being invalidated or interpreted narrowly and could put its applications at risk of not issuing.

        Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of the combined company's confidential information could be compromised by disclosure during this type of litigation. For example, during the course of this kind of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments in the litigation. If securities analysts or investors perceive these results to be negative, it could have a substantial negative effect on the trading price of the combined company's stock and ultimately on the financial results of the combined company.

If the combined company is unable to effectively protect its intellectual property, third parties may use its technology, which would impair its ability to compete in its markets.

        The success of the combined company will depend in significant part on its ability to obtain and maintain meaningful patent protection for its products throughout the world. Bruker Daltonics and Bruker AXS rely on patents to protect a significant part of their intellectual property and to enhance their competitive positions. However, Bruker Daltonics' and Bruker AXS' presently pending, or the combined company's future, patent applications may not issue as patents, and any patent previously issued to Bruker Daltonics or Bruker AXS may be challenged, invalidated, held unenforceable or circumvented. Furthermore, the claims in patents which have been issued or which may be issued to the combined company in the future may not be sufficiently broad to prevent third parties from producing competing products similar to its products. In addition, the laws of various foreign countries in which Bruker Daltonics or Bruker AXS compete may not protect their intellectual property to the same extent as do the laws of the United States. Failure to obtain adequate patent protection for their proprietary technology could materially impair the ability of the combined company to be commercially competitive.

Bruker Daltonics and Bruker AXS have agreed to share their names, portions of their intellectual property rights and distribution channels with other entities under common control which could result in the loss of their name and to lock in the price of products their may sell to these entities which may not be the best price available for these products.

        Bruker Daltonics and Bruker AXS maintain a sharing agreement with 12 other affiliated entities that requires Bruker Daltonics and Bruker AXS to share portions of their intellectual property as it existed on February 28, 2000 and their distribution channels with these affiliated companies and their affiliates. Bruker Daltonics and Bruker AXS also share the Bruker name with many of these affiliates. The combined company could lose the right to use the Bruker name if (a) it declares bankruptcy, (b) it interferes with another party's use of the name, (c) it takes a material action which materially detracts from the goodwill associated with the name, or (d) it suffers a major loss of its reputation in its industry or marketplace. The loss of the Bruker name could result in a loss of goodwill, brand loyalty and sales of the combined company's products. In addition, Bruker Daltonics and Bruker AXS have agreed to maintain the price of some products purchased from and sold to these affiliates for a period of up to twelve years, subject to yearly adjustments equal to the increase in the Consumer Price Index.

The combined company will be dependent upon a limited number of suppliers and contract manufacturers.

        Bruker Daltonics currently purchases components used in its mass spectrometry systems from a limited number of outside sources. The reliance on a limited number of suppliers could result in time delays associated with redesigning a product due to an inability to obtain an adequate supply of required components and reduced control over pricing, quality and timely delivery. Any interruption in the supply of components could have an adverse effect on the combined company's business, results of operations and financial condition.

        Because of the scarcity of some components, the combined company may be unable to obtain an adequate supply of components, or the combined company may be required to pay higher prices or to purchase components of lesser quality.

        The market is experiencing a shortage of electrical components, critical components in many of Bruker Daltonics' products. Any delay or interruption in the supply of these or other components could impair the combined company's ability to manufacture and deliver products, harm the combined company's reputation and cause a reduction in the combined company's revenues. In addition, any increase in the cost of the components used in its products could make the combined company's products less competitive and lower the combined company's margins. The combined company may not be able to obtain sufficient quantities of required components on the same or substantially the same terms. Additionally, consolidations among the combined company's suppliers could result in other sole source suppliers for the combined company in the future.

        Bruker AXS currently purchases key components used in Bruker AXS' X-ray systems from several preferred suppliers. Although Bruker AXS maintains secondary suppliers, Bruker AXS' reliance on the preferred suppliers could result in delays associated with redesigning a product due to an inability to obtain an adequate supply of required components and reduced control over pricing, quality and timely delivery. In particular, Bruker AXS obtains a very sophisticated chip for use in its CCD detectors from Fairchild Imaging, which to Bruker AXS' knowledge is the only source of a chip of this size and quality. See "INFORMATION ABOUT BRUKER AXS—Business—Strategic Collaborations." Although Bruker AXS has secondary chip sources, Bruker AXS does not believe that any of these sources would currently be able to provide Bruker AXS with a similar chip of comparable quality. Any interruption in the supply of components could have an adverse effect on the business, results of operations and financial condition of the combined company.

If the combined company fails to enter into or maintain effective collaborations, its product development may be stunted and its business may suffer.

        Both Bruker Daltonics and Bruker AXS collaborate with other companies or with academic institutions. Demand for products of the combined company will depend in part upon the extent to which these collaborations are successful in developing, or helping the combined company to develop, new products or new applications for the existing products of the combined company and also on the ability of the combined company to continue these collaborations. The combined company will have limited or no control over the resources that any collaboration may devote to its products and there is no guarantee that the collaborations will perform their obligations as expected. If the combined company fails to enter into or maintain appropriate collaboration agreements, the combined company may not be able to develop new products as planned, which could materially impede its ability to generate revenue.

If the combined company loses its strategic partners, its ability to generate revenue may be impaired.

        A substantial portion of Bruker Daltonics' sales of selected products consists of sales to third parties who incorporate Bruker Daltonics' products in their systems. These third parties are responsible for the marketing and sales of their systems. Bruker Daltonics has little or no control over their marketing and sales activities or how they use their resources. The combined company's future strategic partners may or may not purchase sufficient quantities of products from the combined company or perform appropriate marketing and sales activities. These failures by the combined company's future strategic partners, or the combined company's inability to maintain or enter into new arrangements with strategic partners for product distribution, could materially impede the growth of its business and its ability to generate sufficient revenue.

If the combined company is unable to recover significant development costs of one or more of its products or product lines, the business, results of operations and financial condition of the combined company may suffer.

        Bruker Daltonics and Bruker AXS offer broad product lines and incur and expect to incur substantial expenses for the development of new products and enhanced versions of their existing products. To meet the evolving needs of the combined company's customers, the combined company must rapidly and continually enhance its products and services and develop new products and services. The combined company's business model calls for the combined company to derive a significant portion of its revenues each year from products that did not exist in the previous two years. However, the combined company may experience difficulties which may delay or prevent the successful development, introduction and marketing of new products or product enhancements. The speed of technological change in life science and other related markets the combined company serves may prevent the combined company from successfully marketing some or all of its products for the length of time required to recover their often significant development costs. If the combined company fails to recover the development costs of one or more products or product lines, the business, results of operations and financial condition of the combined company could be harmed.

The combined company plans significant growth, and there is a risk that it will not be able to manage this growth.

        The success of the combined company will depend in part on the expansion of its operations. Effective growth management will place increased demands on the company's management, operational and financial resources. To manage its growth, the combined company must expand its facilities, augment its operational, financial and management systems and hire and train additional qualified personnel. Any new systems which the combined company implements to facilitate its growth may have problems which could result in disruptions in its operations, financial or management systems. The combined company's failure to manage its growth effectively could impair its ability to generate revenue or could cause its expenses to increase more rapidly than revenue, resulting in operating losses.

The combined company will be dependent upon various key personnel and will need to recruit additional qualified personnel for a number of management positions.

        The success of the combined company will be highly dependent on the continued services of key management, technical and scientific personnel currently employed by Bruker AXS and by Bruker Daltonics. Management and other employees may voluntarily terminate their employment with the combined company at any time upon short notice. The loss of the services of any member of either company's senior management, technical or scientific staff may significantly delay or prevent the achievement of product development and other business objectives. The future success of the combined company will also depend on its ability to identify, recruit and retain additional qualified scientific, technical and managerial personnel. Competition for qualified personnel is intense, particularly in the areas of information technology, engineering and science, and the process of hiring suitably qualified personnel is often lengthy. If the combined company is unable to hire and retain a sufficient number of qualified employees, its ability to conduct and expand its business could be seriously reduced.

The combined company may not be able to expand its sales and service staff to meet demands for its products and services.

        The combined company's future revenue and profitability will depend on its ability to expand its marketing and sales force as well as its service and support team. Because the products of both Bruker AXS and Bruker Daltonics are technical in nature, the companies believe that it is important in many cases for their marketing, sales and support staff to have scientific or technical expertise and experience. Competition for employees with these skills is intense. The combined company may not be able to continue to attract and retain sufficient qualified sales and service people, and it may not be able to grow and maintain an efficient and effective sales, marketing and support department. If the combined company fails to continue to attract or retain qualified people, its business could suffer.

Bruker Daltonics is subject to existing and potential additional regulation, which will impose burdens on the combined company's operations and narrow the markets for its products.

        Bruker Daltonics is subject, both directly and indirectly, to the adverse impact of existing and potential future government regulation of Bruker Daltonics' operations and markets. For example, exportation of Bruker Daltonics' products, particularly Bruker Daltonics' substance detection and pathogen identification products, is subject to strict regulatory control in a number of jurisdictions. The failure to satisfy export control criteria or obtain necessary clearances could delay or prevent shipment of products, which could adversely affect the combined company's revenues and profitability in the future. Moreover, the life sciences industry, which is the market for Bruker Daltonics' principal products, has historically been heavily regulated. There are, for example, laws in several jurisdictions restricting research in genetic engineering, which will operate to narrow the combined company's markets. Given the evolving nature of this industry, legislative bodies or regulatory authorities may adopt additional regulation that adversely affects the combined company's market opportunities. Additionally, if ethical and other concerns surrounding the use of genetic information, gene therapy or genetically modified organisms become widespread, the combined company may have less demand for its products. Bruker Daltonics' business is also directly affected by a wide variety of government regulations applicable to business enterprises generally and to companies operating in the life sciences industry in particular. Failure to comply with these regulations or obtain or maintain necessary permits and licenses could result in a variety of fines or other censures or an interruption in the combined company's business operations which may have a negative impact on the combined company's ability to generate revenues.

The combined company's manufacture and sale of products could lead to product liability claims for which the combined company's could have substantial liability.

        The manufacture and sale of the combined company's products exposes the combined company to product liability claims if any of its products cause injury or are found otherwise unsuitable during manufacturing, marketing, sale or customer use. In particular, if one of Bruker Daltonics' substance detection and pathogen identification products malfunctions, this could lead to civilian or military casualties in this time of unrest, exposing the company to increased potential for high-profile liability. In addition, some of Bruker AXS' products utilize X-ray beams which could cause serious damage to biological tissue or operate at very high electrical voltage which could lead to damaging accidents such as fires. A successful product liability claim brought against the combined company in excess of, or outside the coverage of, the combined company's insurance coverage could have a material adverse effect on its business, financial situation and results of operations. The combined company may not be able to maintain product liability insurance on acceptable terms, if at all, and insurance may not provide adequate coverage against potential liabilities.

Responding to claims relating to improper handling, storage or disposal of hazardous chemicals and radioactive and biological materials which Bruker Daltonics and Bruker AXS use could be time consuming and costly to the combined company.

        Bruker Daltonics and Bruker AXS use controlled hazardous and radioactive materials in their businesses and generate wastes that are regulated as hazardous wastes under United States federal and state environmental and atomic energy regulatory laws and under equivalent provisions of laws in those jurisdictions in which their research and manufacturing facilities are located. Bruker Daltonics' and Bruker AXS' use of these substances and materials is subject and the use by the combined company will be subject to stringent, and periodically changing, regulation that can impose costly compliance obligations on the company and have the potential to adversely affect the combined company's manufacturing activities. The risk of accidental contamination or injury from these materials cannot be completely eliminated. If an accident with these substances occurs, the combined company could be held liable for any damages that result, in addition to incurring clean-up costs and liabilities, which can be substantial. Additionally, an accident could damage the combined company research and manufacturing facilities resulting in delays and increased costs.

Current armed hostilities could constrain the combined company's ability to conduct business internationally and could also disrupt the combined company's United States operations.

        The current world unrest, or United States responses, may lead to further acts of terrorism and civil disturbances in the United States or elsewhere, which may further contribute to the economic instability in the United States. These attacks or armed conflicts may affect the combined company's physical facilities or those of the combined company's suppliers or customers and could have an impact on the combined company's domestic and international sales, the combined company's supply chain, the combined company's production capability, the combined company's insurance premiums or the ability to purchase insurance and the combined company's ability to deliver products to its customers. The consequences of these risks are unpredictable, and their long-term effect upon the combined company is uncertain.

The combined company may be adversely affected by the Iraq war and SARS.

        Both Bruker Daltonics and Bruker AXS have seen reduced customer activity before and during the Iraq war, which may result in lower order bookings, revenue and profitability in 2003 than expected. Additionally, both companies normally derive a significant portion of their business from China, Singapore, Hong Kong and other Pacific Rim countries which are being affected by severe acute respiratory syndrome, or SARS. As a result of SARS, customer activity in these countries has decreased, and the ability of the companies' sales and service personnel to conduct normal customer visits has been inhibited. These travel restrictions, quarantines and other effects of the current concern regarding SARS also may result in lower order bookings, revenue and profitability in 2002 than expected.

Damages to the combined company's manufacturing facilities could adversely affect the ability of the combined company to effectively operate a portion of its business.

        Bruker AXS maintains manufacturing facilities in Madison, Wisconsin, Delft, the Netherlands and Karlsruhe, Germany. Bruker Daltonics maintains manufacturing facilities in Billerica, Massachusetts, Bremen, Germany and Leipzig, Germany. Damage to any of these facilities due to fire, weather, earthquake or other natural disaster, power loss, unauthorized entry or other events could cause an interruption in the production of its products. A prolonged interruption in the combined company's manufacturing operations could have a material adverse impact on its ability to effectively operate its business. The insurance the combined company has purchased may not be sufficient to cover any losses incurred.

The combined company will derive a significant portion of revenue from international sales and will be subject to the risks of doing business in foreign countries.

        International sales account and are expected to continue to account for a significant portion of Bruker Daltonics' and Bruker AXS total revenues. For the fiscal year ended December 31, 2002, international sales totaled $80.0 million, or 68.7% of Bruker Daltonics' net revenue. For the fiscal year ended December 31, 2002, international sales totaled $73.4 million, or approximately 70% of Bruker AXS net revenue. The combined company intends to continue to increase its international operations. International expansion will require that the combined company hire additional personnel. If the combined company fails to hire additional personnel or develop and maintain relationships with foreign customers and partners, the combined company may not be able to expand its international sales and would suffer decreased profits. Bruker Daltonics' and Bruker AXS' international operations are, and the combined company's operations will continue to be, subject to a variety of risks associated with conducting business internationally, many of which are beyond their control. These risks, which may adversely affect the combined company's ability to achieve and maintain profitability and the combined company's ability to sell its products internationally, include:

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  changes in regulatory requirements;

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  legislation and regulation, including tariffs, relating to the import or export of high technology products;

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  the imposition of government controls;

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  political and economic instability or, including international hostilities, acts of terrorism and governmental restrictions, inflation, trade relationships and military and political alliances;

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  costs and risks of deploying systems in foreign countries;

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  limited intellectual property rights; and

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  the burden of complying with a wide variety of complex foreign laws and treaties.

        Bruker Daltonics' and Bruker AXS' international operations are and will remain subject to the risks associated with the imposition of legislation and regulation relating to the import or export of high technology products or other similar areas. The combined company cannot predict whether tariffs or restrictions upon the importation or exportation of its products will be implemented by the U.S. or other countries. If these tariffs or restrictions are imposed, the combined company's revenues or profits could suffer. Bruker Daltonics and Bruker AXS are, and the combined company will be, subject to the risks inherent in managing geographically distributed operations and personnel with disparate cultures. While the impact of these factors is difficult to predict, any one or more of these factors could adversely affect the combined company's operations in the future.

The combined company's results of income may be adversely affected when it exchanges foreign currency received from international sales into U.S. dollars.

        A significant portion of the businesses of both Bruker AXS and Bruker Daltonics are conducted in currencies other than the U.S. dollar, their reporting currency. As a result, currency fluctuations among the U.S. dollar and the foreign currencies in which the companies do business have caused and will continue to cause foreign currency transaction gains and losses. Both companies recognize and the combined company will recognize foreign currency gains or losses arising from their operations in the period incurred. Due to the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates, the companies cannot predict the effects of exchange rate fluctuations upon the operating results of the combined company.

The combined company must integrate its global operations.

        Bruker Daltonics' U.S. headquarters is located in Billerica, Massachusetts. Bruker Daltonics' European headquarters is located in Bremen, Germany. Bruker Daltonics' principal manufacturing facilities are located in Billerica, Massachusetts, Bremen, Germany and Leipzig, Germany. Bruker AXS maintains manufacturing facilities in Madison, Wisconsin, Delft, the Netherlands and Karlsruhe, Germany. Operating in diverse geographic locations will impose a number of risks and burdens on the combined company, including the need to manage employees and contractors from diverse cultural backgrounds who speak different languages, and difficulties associated with operating in a number of time zones. The combined company may encounter unforeseen difficulties or logistical problems in operating in diverse locations.

Various international tax risks could adversely affect the combined company's earnings.

        The combined company will have numerous subsidiaries all operating outside the U.S. and it will be subject to international tax risks. Distributions of earnings and other payments received from the combined company's subsidiaries may be subject to withholding taxes imposed by the countries where they are operating or are formed. If these foreign countries do not have income tax treaties with the United States or the countries where the combined company's subsidiaries are incorporated, the company could be subject to high rates of withholding taxes on these distributions and payments. The combined company could also be subject to being taxed twice on income related to operations in these non-treaty countries. Because the combined company is unable to reduce the taxable income of one operating company with losses incurred by another operating company located in another country, the combined company may have a higher foreign effective income tax rate than that of other companies in its industry. The amount of the credit that the combined company may claim against its U.S. federal income tax for foreign income taxes is subject to many limitations which may significantly restrict the combined company's ability to claim a credit for all of the foreign taxes it pays.

The stock price of the combined company may be volatile.

        The market price of the combined company's common stock may fluctuate substantially in response to various factors, many of which are beyond the company's control, including quarterly fluctuations in results of operations, as described above; the combined company's ability to successfully commercialize its products; technological innovations or new commercial products by the combined company or its competitors; developments concerning government regulations or proprietary rights which could affect the potential growth of the combined company's customers; material changes in the combined company's relationships with, or the viability of, strategic business partners; market reaction to trends in revenues and expenses, especially research and development; changes in earnings estimates by analysts; volatility and uncertainty in the capital markets in general; loss of key personnel; changes in accounting principles; lack of trading volume in the combined company's stock; fluctuation within the life science sector; sales of common stock by existing stockholders, particularly large institutional investors who cannot hold stock traded at less than $5 per share; and economic and political conditions.

        The market price for the combined company's common stock may also be affected by the combined company's ability to meet analysts' expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of the combined company's common stock. In addition, the stock market and the Nasdaq National Market in particular, have been and are subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, companies that have experienced volatility in the market price of their securities have been the subjects of securities class action litigation. Any such litigation instigated against the combined company could result in substantial costs and a diversion of managements' attention and resources which could significantly harm the combined company's business, financial condition and operating results.

The operating results of the combined company may fluctuate significantly and any failure to meet financial expectations may disappoint securities analysts or investors and result in a decline in its common stock price.

        The operating results of the combined company may fluctuate. Factors that could cause its operating results to fluctuate include, among other things, the timing of release and competitiveness of its products, disputes regarding patents or other intellectual property rights and currency fluctuations.

        If revenue declines in a period the earnings of the combined company may decline because many of its expenses will be relatively fixed in the short term. In particular, research and development and selling, general and administrative expenses are not directly affected by variations in revenue in a period.

        Due to volatile and unpredictable revenues and operating expenses, the companies believe that period-to-period comparisons of the results of operations of the combined company may not be a good indication of its future performance. It is possible that, in some future periods, the operating results of the combined company may be below the expectations of securities analysts or investors. In this event, the market price of its common stock could fluctuate significantly or decline.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This joint proxy statement/prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this joint proxy statement/prospectus referring to Bruker Daltonics and Bruker AXS and, and they may also be made a part of this joint proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission by Bruker Daltonics and Bruker AXS, which is known as "incorporation by reference." These statements may include statements regarding the period following completion of the merger. Words such as "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger of Bruker Daltonics and Bruker AXS, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the risks described under "RISK FACTORS." Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the document incorporated by reference in this joint proxy statement/prospectus. Neither Bruker Daltonics nor Bruker AXS is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

        For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that Bruker Daltonics and Bruker AXS have filed with the Securities and Exchange Commission.

        All subsequent forward-looking statements attributable to Bruker Daltonics or Bruker AXS or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

THE STOCKHOLDER MEETINGS

        This joint proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by each of Bruker Daltonics' and Bruker AXS' board of directors in connection with the proposed merger, and, in the case of Bruker Daltonics, in connection with (i) an amendment to the Bruker Daltonics stock option plan, (ii) amendments to the Bruker Daltonics certificate of incorporation and (iii) the election of directors. This joint proxy statement/prospectus is first being furnished to stockholders of Bruker Daltonics and Bruker AXS on or about May 23, 2003.

Date, Time and Place of the Stockholder Meetings

        The stockholder meetings are scheduled to be held as follows:

For Bruker Daltonics stockholders:	For Bruker AXS stockholders:
June 27, 2003 8:30 a.m., local time Nixon Peabody LLP 101 Federal Street Boston, Massachusetts	June 27, 2003 10:30 a.m., local time Nixon Peabody LLP 101 Federal Street Boston, Massachusetts

Purpose of the Stockholder Meetings

        The stockholder meetings are being held so that stockholders of each of Bruker Daltonics and Bruker AXS may consider and vote upon a proposal to adopt and approve a merger agreement between Bruker Daltonics and Bruker AXS pursuant to which Bruker AXS will merge with and into Bruker Daltonics, with Bruker Daltonics surviving the merger, to transact any other business that properly comes before the meetings or any adjournment or postponement of the meetings and, in the case of Bruker Daltonics, to approve the issuance of shares in the merger, to approve an amendment to the Bruker Daltonics stock option plan to increase the number of shares of common stock for which options may be granted under the stock option plan, to approve an amendment to the Bruker Daltonics certificate of incorporation to increase the authorized share capital, to approve an amendment to the Bruker Daltonics certificate of incorporation to change the name of Bruker Daltonics to Bruker BioSciences Corporation and to elect directors. Adoption of the merger agreement will also constitute approval of the merger and approval of the other transactions contemplated by the merger agreement.

        If the stockholders of Bruker Daltonics and Bruker AXS adopt the merger agreement, upon completion of the merger:

        Each share of Bruker AXS will be converted into the right to receive, at the election of the holder, either

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  0.63 of a share of Bruker Daltonics common stock or

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  consideration of substantially equivalent value, payable 75% in Bruker Daltonics common stock and 25% in cash, which cash portion will be calculated by multiplying the exchange ratio of 0.63 by the average closing share price for Bruker Daltonics common stock for twenty trading days randomly selected from the thirty-day period ending three business days prior to the completion of the merger, as more fully described in the merger agreement.

        The Bruker AXS stockholders' election to receive a combination of Bruker Daltonics common stock and cash in connection with the merger is subject to Bruker Daltonics' right to decrease the cash percentage available on a pro rata basis among all Bruker AXS stockholders electing to receive both common stock and cash, so that as of the closing date of the merger, the entire aggregate cash portion of the merger consideration does not exceed 50% of the total value of the merger consideration, if necessary for the merger to qualify as a "reorganization" for United States federal income tax purposes.

        Bruker Daltonics will pay each Bruker AXS stockholder a cash equivalent in lieu of any fractional share.

Record Date

Record Date for the Bruker Daltonics Annual Meeting

        Bruker Daltonics' board of directors has fixed the close of business on May 16, 2003 as the record date for determination of Bruker Daltonics stockholders entitled to notice of and to vote at the Bruker Daltonics annual meeting. On the record date, there were 54,550,731 shares of Bruker Daltonics common stock outstanding and entitled to vote, held by approximately 37 holders of record.

Record Date for the Bruker AXS Special Meeting

        Bruker AXS' board of directors has fixed the close of business on May 16, 2003 as the record date for determination of Bruker AXS stockholders entitled to notice of and to vote at the special meeting. On the record date, there were 55,722,638 shares of Bruker AXS common stock outstanding, held by approximately 32 holders of record.

Vote Required

        Bruker Daltonics.    A majority of the shares of Bruker Daltonics common stock outstanding as of the record date must be represented, either in person or by proxy, to constitute a quorum at the Bruker Daltonics annual meeting. The affirmative vote of the holders of a majority of the outstanding shares of Bruker Daltonics' common stock outstanding as of the record date is required to adopt and approve the merger agreement, including approval of the issuance of shares of Bruker Daltonics common stock in connection with the merger and to amend the certificate of incorporation. The affirmative vote of the holders of a majority of the outstanding shares of Bruker Daltonics common stock present or represented at the annual meeting and entitled to vote is required to amend the Bruker Daltonics stock option plan. The amendments to the stock option plan and certificate of incorporation are subject to the consummation of the merger. As described in Proposal No. 5 in this joint proxy statement/prospectus, if the merger is consummated, the ten candidates for election as directors who receive the highest number of affirmative votes will be elected. As described in Proposal No. 6 in this joint proxy statement/prospectus, if the merger is not consummated, the two candidates for election as directors who receive the highest number of affirmative votes will be elected. At the Bruker Daltonics annual meeting, each share of Bruker Daltonics common stock outstanding on the record date will be entitled to one vote on all matters properly submitted to the Bruker Daltonics stockholders.

        As of the record date, Bruker Daltonics directors and executive officers and affiliates owned approximately 80% of the outstanding shares of Bruker Daltonics common stock. Five stockholders, including Frank H. Laukien, who are parties to voting and support agreements with Bruker AXS have agreed, among other things, to vote all of their shares of Bruker Daltonics in favor of the adoption of the merger agreement, and three of these affiliates have agreed to receive only Bruker Daltonics common stock as consideration in the merger. The shares held by these five stockholders represent approximately 79% of the voting power of Bruker Daltonics common stock entitled to vote at the stockholder meeting, and are sufficient to approve the proposals regarding the merger and the share issuance.

        Bruker AXS.    A majority of the shares of Bruker AXS common stock outstanding as of the record date must be represented, either in person or by proxy, to constitute a quorum at the Bruker AXS special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Bruker AXS' common stock outstanding as of the record date is required to adopt and approve the merger agreement. At the Bruker AXS special meeting, each share of Bruker AXS common stock outstanding on the record date will be entitled to one vote on all matters properly submitted to the Bruker AXS stockholders.

        As of the record date, Bruker AXS directors and executive officers and affiliates owned approximately 69% of the outstanding shares of Bruker AXS common stock. Five affiliates, including Frank H. Laukien, who are parties to voting and support agreements with Bruker Daltonics have agreed, among other things, to vote all of their shares of Bruker AXS in favor of the adoption of the merger agreement. The shares held by these five stockholders represent approximately 69% of the voting power of Bruker AXS common stock entitled to vote at the stockholder meeting, and are sufficient to approve the merger proposal.

Voting of Proxies; Quorum; Abstentions and Broker Non-Votes

        All shares of Bruker Daltonics common stock represented by properly executed proxies or voting instructions received before or at the Bruker Daltonics annual meeting and all shares of Bruker AXS common stock represented by properly executed proxies or voting instructions received before or at the Bruker AXS special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly executed proxy card or voting instruction, the shares will be voted FOR adoption and approval of the merger agreement and, in the case of Bruker Daltonics stockholders, for the other proposals discussed in this joint proxy statement/prospectus. You are urged to mark the box on the card to indicate how to vote your shares.

        If a properly executed proxy card or voting instruction is returned and the stockholder has abstained from voting on the proposals, the Bruker Daltonics common stock or Bruker AXS common stock represented by the proxy or voting instruction will be considered present at the stockholder meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of the proposals presented in this joint proxy statement/prospectus. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of the proposals. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker. Please note that if your shares are held of record by a broker, bank or nominee and you wish to vote at the meeting, you will not be permitted to vote in person unless you first obtain a proxy issued in your name from the record holder.

        Because approval of each proposal other than election of directors and the amendment to the stock option plan requires the affirmative vote of at least a majority of the shares of Bruker Daltonics' common stock outstanding on the record date and the affirmative vote of the holders of a majority of the shares of Bruker AXS' common stock outstanding on the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against the applicable proposals.

        Bruker AXS does not expect that any matter other than adoption of the merger agreement will be brought before its special meeting. The stockholders of Bruker Daltonics, however, will also be voting on the issuance of the shares of common stock in connection with the merger, voting on amendments to the certificate of incorporation, voting on an amendment to the stock option plan and electing directors at the Bruker Daltonics annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

        A stockholder may revoke his or her proxy at any time before it is voted by:

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  notifying in writing the Secretary of Bruker Daltonics Inc. at 40 Manning Park, Billerica, Massachusetts 01821, if you are a Bruker Daltonics stockholder, or the Secretary of Bruker AXS Inc. at 5465 East Cheryl Parkway, Madison, Wisconsin 53711, if you are a Bruker AXS stockholder, that you wish to revoke your proxy;

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  granting a subsequently dated proxy; or

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  appearing in person and voting at the special meeting if you are a holder of record.

        Attendance at the annual or special meeting will not in and of itself constitute revocation of a proxy.

Solicitation of Proxies

        Bruker Daltonics and Bruker AXS will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus. Bruker Daltonics and Bruker AXS will request banks, brokers and other intermediaries holding shares of Bruker Daltonics or Bruker AXS common stock beneficially owned by others to send this joint proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Bruker Daltonics and Bruker AXS. No additional compensation will be paid to directors, officers or employees for such solicitation.

        You should not send in any stock certificates with your proxy card. If you are a Bruker AXS stockholder, a Form of Election and Letter of Transmittal with instructions for the exchange of stock certificates will be mailed to you by the Bruker Daltonics Exchange Agent.

Recommendations of the Boards of Directors

        The Bruker Daltonics board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Bruker Daltonics and the stockholders of Bruker Daltonics and voted to approve the merger agreement and the voting and support agreements between Bruker AXS and the five controlling stockholders of Bruker Daltonics and recommends that the stockholders of Bruker Daltonics vote FOR the adoption and approval of the merger agreement, FOR the issuance of shares of common stock of Bruker Daltonics in connection with the merger, FOR the amendment to the stock option plan, FOR the amendments to the certificate of incorporation and FOR the directors nominated in this joint proxy statement/prospectus.

        The Bruker AXS board of directors unanimously determined (with Dr. Frank Laukien recusing himself from the applicable meeting) that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to and in the best interests of Bruker AXS and the stockholders of Bruker AXS and unanimously voted to approve the merger agreement and the voting and support agreements between Bruker Daltonics and the five controlling stockholders of Bruker AXS and recommends that the stockholders of Bruker AXS vote FOR the adoption and approval of the merger agreement.

PROPOSAL NO. 1: THE MERGER

        This section of the joint proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement and the voting and support agreements. Although we believe that the description covers the material aspects of the proposed merger, this summary may not contain all of the information that is important to you. You should read this entire joint proxy statement/prospectus and the other documents which are attached carefully in their entirety for a more complete understanding of the proposed merger.

GENERAL

        Bruker Daltonics is using this joint proxy statement/prospectus to solicit proxies from the holders of Bruker Daltonics common stock for use at the Bruker Daltonics annual meeting. Bruker AXS is also using this document to solicit proxies from the holders of Bruker AXS common stock for use at the Bruker AXS special meeting.

BRUKER DALTONICS PROPOSALS

        At the Bruker Daltonics annual meeting, holders of Bruker Daltonics common stock will be asked to vote on:

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  adoption and approval of the merger agreement;

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  the issuance of shares of Bruker Daltonics common stock in the proposed merger;

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  an amendment to the Bruker Daltonics stock option plan, if the merger is consummated, to increase the number of shares of Bruker Daltonics common stock for which options may be granted under the stock option plan;

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  an amendment to the Bruker Daltonics certificate of incorporation, if the merger is consummated, which would increase the authorized shares of common stock;

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  an amendment to the Bruker Daltonics certificate of incorporation, if the merger is consummated, to change the name of Bruker Daltonics to Bruker BioSciences Corporation; and

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  the election of directors.

        The merger will not be completed unless Bruker Daltonics' stockholders (1) adopt and approve the merger agreement and (2) approve the issuance of shares of Bruker Daltonics common stock in the proposed merger.

BRUKER AXS PROPOSAL

        At the Bruker AXS special meeting, holders of Bruker AXS common stock will be asked to vote on the adoption and approval of the merger agreement.

        The merger will not be completed unless Bruker AXS' stockholders adopt and approve the merger agreement.

BACKGROUND OF THE MERGER

        From time to time, the boards of directors of Bruker Daltonics and Bruker AXS have considered strategic alternatives and business combinations.

        During October and November 2002, Frank H. Laukien, the chairman and chief executive officer of Bruker Daltonics, discussed a potential merger of Bruker Daltonics and Bruker AXS with various outside investment banking advisors. During the week of November 18, 2002, Dr. Laukien discussed the potential merger with representatives of Nixon Peabody LLP, outside counsel to Bruker Daltonics and Bruker AXS. Specifically, Dr. Laukien and the representatives of Nixon Peabody discussed potential transaction structures, tax implications, the process of merging two public companies and special committee requirements for interested party transactions. Also on November 18, 2002, Frank Laukien called Martin Haase, chief executive officer of Bruker AXS, to discuss a potential merger of Bruker Daltonics and Bruker AXS.

        On November 19, 2002, Frank Laukien, Isolde Laukien, Marc Laukien, Dirk Laukien and Joerg Laukien, the majority owners of both Bruker Daltonics and Bruker AXS, discussed a potential transaction between Bruker Daltonics and Bruker AXS. At this time, these stockholders requested that the feasibility, desirability and structural and tax consequences of this possible merger continue to be explored.

        On November 21, 2002, Frank Laukien again spoke with Dr. Haase, who indicated that a combination of the two companies seemed to be in the best interests of both companies and their respective stockholders. Dr. Haase agreed to consider the potential implications of a merger and the possible timing of a transaction. During November and December 2002, Dr. Laukien and Dr. Haase discussed the potential transaction, including the process of evaluating a combination.

        On November 25, 2002, Dr. Laukien called William Linton, a board member of Bruker Daltonics, to discuss the potential combination of the two companies. Dr. Laukien also called Richard Kniss, a board member of Bruker AXS, to discuss the proposal and the rationale for the potential transaction. Dr. Laukien also called Laura Francis, the chief financial officer of Bruker AXS, to inform her that a transaction was being considered and to discuss the potential structure of a transaction.

        On November 27, 2002, Dr. Laukien spoke again with Mr. Linton who had received preliminary materials from Dr. Laukien regarding the potential merger. At this time, Mr. Linton expressed his interest in exploring the possibility of a combination of the two companies. Mr. Linton and Dr. Laukien discussed potential benefits and risks associated with the transaction. Later that day, Dr. Laukien spoke with Mr. Kniss to follow-up on their earlier discussion regarding the potential merger. Mr. Kniss, who also had received preliminary materials from Dr. Laukien regarding the potential merger, expressed interest in continuing to explore the possibility of the potential transaction, based on his understanding of the strategic rationale for the combination.

        From December 5, 2002 to December 10, 2002, Dr. Laukien and Dr. Haase contacted various members of the Bruker Daltonics and Bruker AXS boards and senior management teams to advise them of the background of the potential transaction and to discuss the transaction rationale.

        During a meeting of the board of directors of Bruker Daltonics on December 12, 2002, the board of directors discussed the potential business combination of Bruker Daltonics and Bruker AXS. Representatives of UBS Warburg LLC were present at the meeting and discussed with the board the potential transaction. In addition, Dr. Haase and Ms. Francis made a brief presentation to the board of directors, based upon publicly available information, regarding Bruker AXS.

        At the meeting, Bruker Daltonics' legal advisors reviewed with the board its fiduciary duties under the circumstances. The board of directors, together with counsel, discussed the need for a special committee, given that members of the Laukien family owned more than a majority of the outstanding voting stock of each company, and resolved to form a special committee, comprised of Mr. Canavan, Mr. D'Silva and Mr. Linton, to represent the interests of the stockholders of Bruker Daltonics unaffiliated with the Laukien family in connection with a transaction with Bruker AXS. The special committee was also authorized to consider, evaluate and negotiate the terms and conditions of, and recommend for or against, the potential transaction to the entire board of directors, and to consider other alternatives available to Bruker Daltonics. The special committee was also authorized to utilize and retain, at Bruker Daltonics' expense, legal, financial and other advisors as the special committee deemed necessary or advisable. The board also unanimously resolved that Bruker Daltonics should commence discussions with Bruker AXS regarding a possible merger of Bruker AXS and Bruker Daltonics.

        During a meeting of the board of directors of Bruker AXS on December 13, 2002, the board of directors discussed the rationale for a potential business combination with Bruker Daltonics. Dr. Haase presented a description of the background and rationale for such a possible business combination. Dr. Laukien followed with a presentation, based on publicly available information, regarding Bruker Daltonics. The board of directors also discussed the financial impact, based on publicly available information, on both companies, on a pro forma basis, and the rationale for the potential transaction. The company's legal advisors reviewed with the board its fiduciary duties under the circumstances. The board of directors, together with counsel, discussed the need for a special committee, given that members of the Laukien family owned more than a majority of the outstanding voting stock of each company, and resolved to form a special committee, comprised of Mr. Kniss, Mr. Dross, Mr. Crouch and Mr. Flatley, to represent the interests of the stockholders of Bruker AXS unaffiliated with the Laukien family in connection with a transaction with Bruker Daltonics. The special committee was also authorized to consider, evaluate, and negotiate the terms and conditions of, and recommend for or against the potential transaction to the entire board of directors, and to consider other alternatives available to Bruker AXS. The special committee was also authorized to utilize and retain, at Bruker AXS' expense, legal, financial and other advisors as the special committee deemed necessary or advisable.

        On December 14, 2002, the special committee of the board of directors of Bruker AXS met to organize and review its mandate. Mr. Kniss was appointed Chairman, and after a review of its qualifications and experience, Gray Cary Ware & Freidenrich LLP was engaged as counsel to the special committee. The Bruker AXS special committee discussed the process of selecting a financial advisor to advise the committee and decided to invite several investment banking firms to present their credentials to the Bruker AXS special committee.

        On December 18, 2002, the special committee of the board of Bruker Daltonics met to organize and review its mandate. Mr. Linton was appointed chairman.

        On December 19, 2002, the Bruker AXS special committee held a meeting at which Gray Cary reviewed various legal matters with the Bruker AXS special committee. The Bruker AXS special committee also discussed the potential business combination with Bruker Daltonics. The Bruker AXS special committee concluded that the strategic rationale and the potential benefits of a combination were sufficient to warrant further investigation of the proposed transaction, although the Bruker AXS special committee believed that Bruker AXS was a viable independent business with strong prospects and was not compelled by business considerations to enter into any acquisition transaction. The Bruker AXS special committee recognized that Bruker AXS might have other attractive alternative business combinations that might benefit Bruker AXS and its stockholders. The Bruker AXS special committee recognized, however, that the five members of the Laukien family together owned approximately 70% of Bruker AXS' outstanding stock and the vote of at least some of the five individual Laukien stockholders would be needed for any third-party acquisition transaction. The Bruker AXS special committee decided that if Bruker Daltonics made a specific proposal for a business combination, the Bruker AXS special committee should discuss with representatives of the Laukien family whether they would consider any third-party acquisition proposal for Bruker AXS. The Bruker AXS special committee also reviewed with Dr. Haase and Ms. Francis their respective roles in assisting the Bruker AXS special committee in assessing the potential business combination. The Bruker AXS special committee then met in executive session and received separate presentations from several investment banking firms, including JP Morgan Securities Inc., which would subsequently be selected to serve as financial advisor to the committee.

        On December 23, 2002, the Bruker AXS special committee discussed the experience and qualifications of the various investment banks that had made presentations to the committee and authorized its chairman to negotiate proposed terms of engagement with certain of the investment banks. The Bruker AXS special committee agreed to reconvene upon receipt of a specific proposal from Bruker Daltonics. Between December 23, 2002 and January 14, 2003, the chairman of the Bruker AXS special committee discussed terms of engagement with certain of the investment banks that had made presentations to the special committee.

        In late December 2002, the Bruker Daltonics special committee met with representatives of several law firms, including Dewey Ballantine LLP. After considering each firm's qualifications and experience, the Bruker Daltonics special committee engaged Dewey Ballantine as counsel to the committee. During this meeting, Dewey Ballantine reviewed with the special committee the transaction process and the selection of a financial advisor. After discussing several potential financial advisors, the Bruker Daltonics special committee decided to invite several investment banks to make a presentation.

        On January 6, 2003, the Bruker Daltonics special committee and its counsel met with representatives of several investment banks, including Bear Stearns & Co. Inc. After considering the qualifications and experience of each of the investment banks, the Bruker Daltonics special committee authorized its chairman to negotiate terms of engagement with Bear Stearns. After negotiating terms of engagement over several days, on January 10, 2003, the Bruker Daltonics special committee engaged Bear Stearns to act as financial advisor to the special committee.

        On January 9, 2003, counsel for the Bruker Daltonics special committee suggested to counsel for the Bruker AXS special committee a joint due diligence meeting during which the managements of each of Bruker Daltonics and Bruker AXS would make presentations regarding their respective businesses to the members of each committee and their respective advisors. Representatives of Gray Cary conveyed this request to the Bruker AXS special committee.

        On January 14, 2003, the Bruker AXS special committee met and reviewed the proposals for engagement of investment bankers and authorized the chairman of the Bruker AXS special committee to negotiate the final terms of engagement with representatives of JPMorgan. The Bruker AXS special committee also discussed the proposal of the Bruker Daltonics special committee for a due diligence meeting and concluded that such a meeting was advisable. Subsequently, the joint due diligence meeting was scheduled for January 30, 2003 in Boston, Massachusetts.

        Also on January 14, 2003, counsel to the Bruker Daltonics and Bruker AXS special committees exchanged due diligence requests and each committee and their advisors commenced due diligence, which due diligence reviews continued through April 4, 2003.

        On January 17, 2003, the Bruker AXS special committee engaged JPMorgan to act as financial advisor to the Bruker AXS special committee in connection with the proposed transaction.

        On January 20, 2003, the Bruker AXS special committee held a meeting at which the committee briefed representatives of JPMorgan on the contacts between the Bruker AXS special committee and the Bruker Daltonics special committee to date. The chairman of the Bruker AXS special committee also advised the Bruker AXS special committee that the joint due diligence meeting had been scheduled to be held on January 30, 2003. The Bruker AXS special committee then discussed with its advisors the due diligence process and preparations for the January 30 meeting.

        On January 23, 2003, representatives of Bear Stearns met with members of Bruker Daltonics management to review Bruker Daltonics' business and to discuss the potential business combination. In addition, Bear Stearns and the Bruker Daltonics management team discussed the joint due diligence meeting on January 30th and the Bruker Daltonics presentation at the meeting.

        On January 27, 2003, representatives of JPMorgan met with members of Bruker AXS management to review Bruker AXS business and financial information and the joint due diligence meeting on January 30th and the Bruker AXS presentation. That afternoon, the Bruker AXS special committee held a meeting at which representatives of JPMorgan discussed the results of their initial due diligence session, which was completed earlier that day with members of Bruker AXS management. The Bruker AXS special committee then discussed with representatives of Gray Cary and JPMorgan the upcoming joint due diligence meeting between Bruker AXS and Bruker Daltonics scheduled for January 30th.

        Also on January 27, 2003, the Bruker Daltonics special committee met with its legal and financial advisors to discuss the proposed transaction and to review the due diligence process to date, as well as certain due diligence questions. Representatives of Dewey Ballantine then reviewed with the Bruker Daltonics special committee its fiduciary duties and the transaction process. Representatives of Bear Stearns reported to the Bruker Daltonics special committee their discussions with Bruker Daltonics management regarding Bruker Daltonics business and financial information. The Bruker Daltonics special committee and its advisors also discussed potential transaction structures, due diligence matters, the process for exchanging information, potential benefits and timing and process. The Bruker Daltonics special committee also discussed with its advisors the joint due diligence meeting scheduled for January 30, 2003.

        On January 30, 2003, the Bruker AXS special committee, the Bruker Daltonics special committee and the managements of Bruker AXS and Bruker Daltonics, as well as their respective legal and financial advisors met in Boston. Members of the managements of each company made presentations regarding their respective business and a potential transaction involving the two companies. Members of the Bruker Daltonics and Bruker AXS special committees and their advisors discussed the presentation and were provided with the opportunity to ask questions of the members of management. At the meeting, the Bruker AXS and Bruker Daltonics special committees requested that the Bruker Daltonics and Bruker AXS management teams continue to discuss the potential benefits of a transaction between Bruker AXS and Bruker Daltonics.

        That same day, the Bruker Daltonics special committee met separately with its legal and financial advisors to discuss the presentations, the proposed transaction, the potential benefits of a combination and the exchange of business and financial information. Representatives of Dewey Ballantine and Bear Stearns updated the committee on the status of due diligence.

        The Bruker AXS special committee also met separately that same day with its advisors to review the presentations, the proposed transaction, including the potential risks and benefits, and the exchange of information. The Bruker AXS special committee received an update on the status of business and financial due diligence from JPMorgan and Bruker AXS management.

        On February 4, 2003, the Bruker AXS special committee met with its legal and financial advisors to discuss the agenda for the business and financial due diligence meetings to be conducted at the headquarters of Bruker Daltonics and Bruker AXS on February 10 and February 11, respectively.

        On February 10 and February 11, 2003, members of Bruker AXS and Bruker Daltonics management and representatives of JPMorgan and Bear Stearns met at the U.S. headquarters of Bruker Daltonics in Billerica, Massachusetts and at the headquarters of Bruker AXS in Madison, Wisconsin, respectively, to review additional business and financial information regarding the companies.

        On February 12, 2003, the Bruker Daltonics special committee met with its legal and financial advisors to review the status of the legal and financial due diligence process, as well as to discuss potential transaction issues, including issues relating to structure, due diligence and valuation. Representatives of Bear Stearns reviewed with the committee the financial information that had been provided to Bear Stearns by Bruker AXS.

        Also on February 12, the Bruker AXS special committee met with its legal and financial advisors to discuss the status of due diligence and requests for additional information.

        On February 20, 2003, Bruker Daltonics announced its 2002 financial results.

        On February 21, 2003, the Bruker Daltonics special committee met with its legal and financial advisors who again provided an update of the legal and financial due diligence process. Representatives of Bear Stearns reviewed with the committee financial information and its related preliminary financial analysis. Representatives of Bear Stearns also explained to the Bruker Daltonics special committee its methodology and the process for evaluating the Bruker AXS financial information. The Bruker Daltonics special committee and its advisors also discussed the form of consideration and the potential exchange ratio for the proposed transaction. The offer contained an exchange ratio of 0.50 of a share of Bruker Daltonics common stock for each share of Bruker AXS common stock. The Bruker Daltonics special committee also determined that the offer would contain a cash election feature for an unspecified percentage of the merger consideration, assuming the transaction could be structured as a reorganization under U.S. tax laws and that the three members of the Laukien family who are U.S. taxpayers would agree to take only common stock. The Bruker Daltonics special committee authorized Dewey Ballantine and Bear Stearns to prepare a draft preliminary offer letter setting forth the offer, which draft was later circulated to the special committee by Bear Stearns.

        On February 24, 2003, the Bruker Daltonics special committee again met with its legal and financial advisors to review the draft offer letter that Bear Stearns had circulated the day before. The preliminary offer letter included an exchange ratio of 0.50 of a share of Bruker Daltonics common stock for each share of Bruker AXS common stock and a cash election, which would permit Bruker AXS stockholders to elect a portion of the consideration in cash. Mr. Linton, the chairman of the Bruker Daltonics special committee, also reported on discussions with Dr. Laukien about the cash election. Dr. Laukien indicated that the cash election was advisable because two significant Bruker AXS stockholders who are German taxpayers required the cash election in order to pay taxes in Germany as a result of the transaction. For this reason, these two stockholders could not support a transaction that did not include a cash election. Later that day, the Bruker Daltonics special committee submitted to the Bruker AXS special committee the preliminary offer letter proposing the transaction.

        Also on February 24, 2003, the Bruker AXS special committee and its advisors received the written bid letter from the Bruker Daltonics special committee. At a meeting of the Bruker AXS special committee held that same day, the Bruker AXS special committee received due diligence updates from representatives of Gray Cary and JPMorgan. The Bruker AXS special committee also received a presentation from JPMorgan regarding a preliminary valuation analysis regarding Bruker Daltonics and Bruker AXS, including its methodology. The Bruker AXS special committee discussed the preliminary offer letter from the Bruker Daltonics special committee, noting that it contained no details beyond the proposed exchange ratio and the proposal for a cash election feature. The Bruker AXS special committee members had previously been advised that the support for a proposed business combination between the companies by the two Laukien family members resident in Germany was conditioned on their right to receive a portion of the consideration to pay taxes arising from the proposed transaction in Germany, and that the tax rate was approximately 25%. The Bruker AXS special committee discussed the offer with representatives of Gary Cary and JPMorgan and directed them to inform advisors to the Bruker Daltonics special committee that the Bruker AXS special committee would not be in a position to respond substantively to the offer until outstanding due diligence had been completed and the Bruker AXS special committee had an opportunity to review a proposed merger agreement from the Bruker Daltonics special committee. The Bruker AXS special committee concluded that it now needed to determine if the Laukien family members were willing to consider alternative third-party transactions. The Bruker AXS special committee authorized its chairman to contact Dr. Frank Laukien to ascertain whether members of the Laukien family were willing to consider alternative transactions for a business combination, including a transaction with an unaffiliated third-party.

        On February 26, 2003, the Bruker AXS special committee held a meeting at which it discussed the proposed business combination with Bruker Daltonics. The Bruker AXS special committee noted that the proposed combination was premised on the increased scale of the combined entity and that the combination would double the size of Bruker Daltonics. The Bruker AXS special committee determined that a combined entity would require strong, common financial and information systems and reporting processes to permit effective management of the combined business and accurate financial reporting. Accordingly, the Bruker AXS special committee concluded that it would be appropriate to have a meeting with Dr. Laukien in order to share the Bruker AXS special committee's views on the importance of strong, common financial and information systems and reporting processes and understand Bruker Daltonics' plans for the integration of the companies if a business combination were approved.

        On February 27, 2003, Bruker AXS announced its 2002 financial results.

        Also on February 27, 2003, the chairman of the Bruker AXS special committee spoke with Dr. Laukien about the Laukien stockholders' possible interest in an alternative business combination or sale of control transaction with a third party. Dr. Laukien advised that the various Laukien family stockholders presently had no interest in a transaction with an unaffiliated third party and would not support any alternative transaction at this time. Dr. Laukien agreed to meet with available Bruker AXS special committee members for dinner on March 3, 2003. Also on February 27, 2003, representatives of JPMorgan and a member of Bruker AXS management met with members of Bruker Daltonics management at Bruker Daltonics' facilities in Bremen, Germany to conduct business and financial due diligence on the Bruker Daltonics European operations.

        On February 28, 2003, the Bruker AXS special committee held a meeting at which its chairman reviewed Dr. Laukien's advice regarding the Laukien stockholders' position with respect to alternative transactions. After discussion, the Bruker AXS special committee concluded that a review of any alternative third-party transaction would be futile in light of the Laukien stockholders' position, and the Bruker AXS special committee should focus on the advisability of the proposed transaction as compared to Bruker AXS remaining independent. Representatives of JPMorgan provided the Bruker AXS special committee with an update of its due diligence review, including its visit to Bruker Daltonics' operations in Bremen, Germany.

        On the evening of March 3, 2003, certain Bruker AXS special committee members met with Dr. Frank Laukien to discuss the proposed business combination, including Dr. Laukien's plans and the Bruker AXS special committee's views regarding financial and information systems integration, reporting processes and management for a combined company if a business combination were approved. Dr. Laukien agreed with the need for a combined company to have strong common financial and information systems and reporting processes. Dr. Laukien also discussed his views on the potential management team for a combined company.

        On March 4, 2003, the Bruker AXS special committee held a meeting at which it discussed the results of the prior evening's meeting with Dr. Laukien. Representatives of PricewaterhouseCoopers, who had been retained by the Bruker AXS special committee to assist with the financial due diligence of Bruker Daltonics, and members of Bruker AXS management joined the meeting and updated the Bruker AXS special committee on the financial due diligence of Bruker Daltonics and responded to questions from the Bruker AXS special committee. Representatives of Gray Cary provided the Bruker AXS special committee with an overview of potential transaction structures for the proposed business combination and reviewed the tax treatment of the proposed cash election. Members of Bruker AXS management discussed information and financial systems and reporting processes for a combined company, if a business combination were approved, including plans for implementation of such systems and processes. Representatives of Gray Cary updated the Bruker AXS special committee on legal due diligence matters. Representatives of JPMorgan reviewed with the Bruker AXS special committee its financial analysis of the exchange ratio proposed by Bruker Daltonics using various valuation methodologies, as well as information on the proposed cash component of the transaction. The Bruker AXS special committee concluded that it required additional information before it could determine if a business combination was advisable, including a review of the proposed definitive merger agreement and completion of financial due diligence. On the evening of March 4, 2003, representatives of Gray Cary and JPMorgan advised their counterparts of the Bruker AXS special committee's plan to complete financial due diligence and a review of the proposed merger agreement prior to determining if a business combination was advisable and, if appropriate, formulating a response to the proposed exchange ratio.

        On March 5, 2003, the Bruker AXS special committee held a meeting at which representatives of JPMorgan provided an update regarding the financial due diligence of Bruker Daltonics. The Bruker AXS special committee then discussed methods to assure the prompt implementation of common financial and information systems and reporting procedures for a combined company, if a business combination were approved. The Bruker AXS special committee concluded that a committee of the combined company's board would provide effective oversight and authority for management executing on these priorities for a combined company. The Bruker AXS special committee also discussed possible management for a combined company. The Bruker AXS special committee authorized certain members of the Bruker AXS special committee to discuss these issues further with Dr. Laukien and authorized its chairman to raise these issues with the chairman of the Bruker Daltonics special committee.

        On March 6, 2003, members of the Bruker AXS special committee spoke with Dr. Laukien and the chairmen of the respective special committees discussed the Bruker AXS special committee's proposal for the formation of a transition committee for a combined company, providing oversight for implementation of common financial and information systems for the combined company, if a business combination were approved. Both Dr. Laukien and the chairman of the Bruker Daltonics special committee expressed general support for such a committee and agreed that implementation of common financial and information systems should be a priority if the proposed business combination occurred. Dr. Laukien discussed possible roles for Bruker AXS management, including Ms. Francis, chief financial officer of Bruker AXS, and Dr. Haase, chief executive officer of Bruker AXS, in the combined company. Subsequently, Dr. Laukien conveyed to the Bruker AXS special committee his support for the formation of a transition committee and provided his views on its roles and composition.

        Also on March 6, 2003, the Bruker AXS special committee had a meeting at which its chairman reported on the conversations between members of the Bruker AXS special committee and Dr. Laukien and between chairmen of the respective special committees. The Bruker AXS special committee reviewed the proposal from Dr. Laukien regarding the role and composition of the transition committee. The Bruker AXS special committee concluded that the transition committee should establish and monitor management objectives. The Bruker AXS special committee concluded that additional discussions regarding the composition of the transition committee were required.

        On March 6, 2003, the Bruker Daltonics special committee also met with its legal and financial advisors to discuss a draft merger agreement and draft voting and support agreements, which would be signed by five Laukien stockholders. Representatives of Dewey Ballantine reviewed with the Bruker Daltonics special committee various provisions of the agreements. Dewey Ballantine also discussed with the committee structural issues and alternatives. The Bruker Daltonics special committee authorized representatives of Dewey Ballantine to submit the draft agreements to representatives of Gray Cary, counsel to the Bruker AXS special committee.

        Between March 6 and March 8, 2003, the special committee chairmen spoke several times concerning the status of the proposed merger agreement, the proposed transition committee and related matters.

        On March 7, 2003, representatives of Dewey Ballantine, on behalf of the Bruker Daltonics special committee, delivered a draft of the proposed merger agreement and voting and support agreements to representatives of Gray Cary. The merger agreement provided, among other things, that Bruker AXS stockholders could elect a percentage of the merger consideration as cash, and the voting and support agreements provided that the five Laukien stockholders, who collectively held a majority of the voting stock of each company, would vote in favor of the transaction and the three Laukien stockholders who were United States taxpayers would elect only stock in the merger. The merger agreement included, among other terms, a fiduciary termination right on the part of Bruker AXS. In addition, the voting and support agreements provided that these agreements would terminate upon, among other things, the termination of the merger agreement.

        On March 10, 2003, the Bruker AXS special committee held a meeting at which representatives of Gray Cary reviewed various legal matters with the Bruker AXS special committee and representatives of Gray Cary summarized the results of its legal due diligence of Bruker Daltonics. Ms. Francis, chief financial officer of Bruker AXS, then joined the meeting to summarize results of the financial due diligence to date regarding Bruker Daltonics and then left the meeting. Representatives of Gray Cary then reviewed with the Bruker AXS special committee the key terms of the proposed merger agreement and voting and support agreements, including matters summarized in a memorandum previously circulated with the draft agreements by Gray Cary to the Bruker AXS special committee. After discussion, the Bruker AXS special committee instructed representatives of Gray Cary to respond to the key terms of the proposed merger agreement and the voting and support agreements. The Bruker AXS special committee further requested that representatives of Gray Cary prepare for the Bruker AXS special committee's review a proposed charter for a transition committee. Representatives of JPMorgan then reviewed with the Bruker AXS special committee its financial analysis of the exchange ratio proposed by the Bruker Daltonics special committee using various valuation methodologies. The Bruker AXS special committee discussed its response in order to maximize the exchange ratio which might be obtained. After discussion, the Bruker AXS special committee authorized and directed representatives of JPMorgan to communicate an initial counteroffer with regard to a proposed exchange ratio of 0.80 of a share of Bruker Daltonics stock for each share of Bruker AXS stock to representatives of Bear Stearns and to provide the Bruker AXS special committee's reasons for the proposed exchange ratio. The Bruker AXS special committee also requested that its chairman communicate to the Bruker Daltonics special committee chairman the Bruker AXS special committee's counteroffer.

        On March 10, 2003, representatives of JPMorgan communicated the Bruker AXS counteroffer, and the chairman of the Bruker AXS special committee conveyed the proposed exchange ratio to the chairman of the Bruker Daltonics special committee. In response, representatives of Bear Stearns expressed a concern that the parties might have difficulty reaching an agreement on final pricing terms, given the significant differential between the initial exchange ratio proposed and the Bruker AXS special committee counter offer.

        On March 11, 2003, representatives of Gray Cary delivered comments on the draft merger agreement and the voting and support agreements to representatives of Dewey Ballantine. Also on March 11, the Bruker Daltonics special committee met with its legal and financial advisors to discuss the 0.80 counteroffer and the comments on the draft agreements. The Bruker Daltonics special committee authorized representatives of Bear Stearns to meet with representatives of JPMorgan to discuss their methodology in determining the counteroffer. The Bruker Daltonics special committee and its advisors also reviewed the transaction structure discussions between legal advisors to the Bruker AXS and Bruker Daltonics special committees and the companies' accountants.

        From March 10 to March 27, 2003, representatives of JPMorgan and Bear Stearns met several times to discuss the special committees' differing rationales for the proposed exchange ratios. During this period, the parties continued to exchange business and financial due diligence information.

        On March 18, 2003, the Bruker Daltonics special committee met with its legal and financial advisors. At the meeting, representatives of Dewey Ballantine reviewed with the Bruker Daltonics special committee various provisions of the draft agreements and the comments of the Bruker AXS special committee. Representatives of Bear Stearns also made a presentation to the Bruker Daltonics special committee regarding the counteroffer and the discussions that it had with representatives of JPMorgan regarding the business and financial information and methodologies used by JPMorgan in its financial analyses.

        On March 25, 2003, the Bruker Daltonics special committee met with its legal and financial advisors to discuss the financial due diligence and analyses and the revised agreements. At the meeting, representatives of Dewey Ballantine reviewed with the Bruker Daltonics special committee a revised draft of the merger agreement and the voting and support agreements, which had been circulated to the Bruker Daltonics special committee prior to the meeting. Also, representatives of Bear Stearns made a presentation regarding discussions it had with Bruker AXS management concerning the financial information and methodologies used by JPMorgan. The Bruker Daltonics special committee decided that an appropriate counteroffer would be an exchange ratio of 0.60. The Bruker Daltonics special committee authorized its chairman to negotiate an exchange ratio, consistent with earlier discussions, with the chairman of the Bruker AXS special committee.

        On March 27, 2003, the Bruker AXS special committee held a meeting at which Bruker AXS management provided the Bruker AXS special committee with an overview of anticipated first quarter results, and representatives of JP Morgan and Bruker AXS management discussed upcoming financial due diligence calls regarding both Bruker AXS and Bruker Daltonics.

        On March 28, 2003, members of Bruker AXS management along with representatives of JPMorgan had due diligence calls with members of Bruker Daltonics management and representatives of Bear Stearns, to discuss each companies' expected first quarter financial results. That evening, the chairman of the Bruker Daltonics special committee communicated to the chairman of the Bruker AXS special committee a proposal for an exchange ratio of 0.60, and representatives of Bear Stearns communicated the same counterproposal to representatives of JPMorgan. On that same day, on behalf of the Bruker Daltonics special committee, representatives of Dewey Ballantine delivered a revised draft merger agreement and revised voting and support agreements to representatives of Gray Cary.

        On the evening of March 30, 2003, the Bruker AXS special committee held a meeting at which management and representatives of JPMorgan reviewed the due diligence calls with Bruker Daltonics and Bruker AXS. Bruker AXS management then left the meeting and the Bruker AXS special committee discussed the Bruker Daltonics special committee's most recent proposal. Representatives of JPMorgan presented to the Bruker AXS special committee its financial analysis of the exchange ratio proposed by the Bruker Daltonics special committee using various valuation methodologies. Representatives of Gray Cary discussed the terms of the revised merger agreement and the revised voting and support agreements, previously delivered by Gray Cary to members of the Bruker AXS special committee. The Bruker AXS special committee discussed its response to the revised proposal with its advisers. After discussion, and taking into account the due diligence to date, JPMorgan's financial analysis and advice from its advisors, the Bruker AXS special committee authorized a counteroffer of 0.65 of a share of Bruker Daltonics common stock for each share of Bruker AXS common stock, authorized responses on various terms of the merger agreement and the voting and support agreements, authorized the delivery of a draft transition committee charter and authorized the chairman of the Bruker AXS special committee to negotiate a final exchange ratio within a range established by the Bruker AXS special committee.

        On March 31, 2003, the chairman of the Bruker AXS special committee contacted the chairman of the Bruker Daltonics special committee to convey the Bruker AXS special committee's counterproposal of an exchange ratio of 0.65. The chairmen negotiated pursuant to the authority of their respective committees and, following such negotiations, agreed to propose to their respective committees an exchange ratio of 0.63 of a share of Bruker Daltonics common stock for each share of Bruker AXS common stock. The chairmen also discussed the transition committee charter and the board and committee composition for the combined company, and agreed to solicit the views of Dr. Laukien regarding these matters.

        Also on March 31, after the chairmen of the Bruker AXS and Bruker Daltonics special committees had negotiated a proposed exchange ratio, the Bruker Daltonics special committee met with its legal and financial advisors to discuss the results of the negotiations. The chairman of the Bruker Daltonics special committee assessed the progress of the negotiations and the 0.63 exchange ratio. Representatives of Dewey Ballantine also reported on the status of negotiations regarding the merger agreement and the voting and support agreements.

        Between March 31 and April 4, 2003, representatives of Gray Cary and Dewey Ballantine engaged in negotiations regarding the outstanding issues in the proposed merger agreement and the voting and support agreements.

        On April 1, 2003, the Bruker AXS special committee held a meeting at which its chairman advised on his negotiations with the chairman of the Bruker Daltonics special committee regarding the exchange ratio and advised that each of the chairmen had agreed to propose an exchange ratio of 0.63. The Bruker AXS special committee discussed the proposed exchange ratio. Representatives of Gray Cary reviewed the status of negotiations of the merger agreement and the voting and support agreements and matters relating to the transition committee and board composition.

        On April 2, 2003 the Bruker Daltonics special committee met with representatives of Dewey Ballantine to discuss the agreements. The Bruker Daltonics special committee approved the final revisions to the merger agreement and the voting and support agreements and the proposed charter for the transition committee.

        On April 3, 2003, the Bruker AXS special committee held a meeting at which representatives of Gray Cary reviewed various legal matters with the Bruker AXS special committee. Representatives of JPMorgan reviewed the key financial terms of the proposed transaction and presentated their financial analysis of the 0.63 exchange ratio using various valuation methodologies. Representatives of JPMorgan delivered its oral opinion, subsequently confirmed by a written opinion, dated April 4, 2003, that the merger consideration was fair, from a financial point of view, to Bruker AXS stockholders (other than the stockholders entering into voting agreements with Bruker Daltonics). The chairman of the Bruker AXS special committee reviewed the proposed board and committee composition for the combined company as communicated by Dr. Laukien and the chairman of the Bruker Daltonics special committee and indicated that the charter of the transition committee was acceptable to the Bruker Daltonics special committee. Representatives of Gray Cary reviewed the proposed resolution of the remaining outstanding issues relating to the proposed merger agreement and the voting and support agreements and received instructions from the Bruker AXS special committee regarding the outstanding issues. The Bruker AXS special committee discussed the potential benefits and risks of the proposed business combination compared to remaining an independent company. After discussion, the Bruker AXS special committee unanimously determined that the merger agreement as proposed and the transaction contemplated thereby, including the merger, was advisable, fair to and in the best interests of Bruker AXS and its stockholders (other than the stockholders entering into voting agreements with Bruker Daltonics), voted unanimously to recommend approval of the merger agreement and the voting and support agreements by the board of directors of Bruker AXS and unanimously recommended that holders of Bruker AXS common stock approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

        Later that day, the Bruker AXS board of directors met to consider the proposed business combination with Bruker Daltonics. All of the directors other than Dr. Laukien were present at the meeting. Representatives of JPMorgan and Gray Cary were introduced to the Bruker AXS board of directors. Dr. Haase, president and chief executive officer of Bruker AXS, provided an overview of the strategic rationale and expected benefits of the transaction. Mr. Kniss, chairman of the Bruker AXS special committee, provided a summary of the process undertaken by the Bruker AXS special committee in evaluating the proposed business combination. Ms. Francis then reviewed the results of the financial due diligence and a representative of Gray Cary summarized the results of legal due diligence, and reviewed the material terms of the merger agreement and the voting and support agreements, which had been provided to the directors previously. Management, members of the Bruker AXS special committee and the advisors to the Bruker AXS special committee responded to questions from the directors. Representatives of JPMorgan then summarized their financial presentation regarding the exchange ratio and responded to questions from the directors, and advised that it was their opinion, subsequently confirmed in writing, that the merger consideration was fair, from a financial point of view, to the stockholders of Bruker AXS (other than the stockholders of Bruker AXS entering into voting and support agreements with Bruker Daltonics). Mr. Kniss advised that the Bruker AXS special committee had unanimously determined that the merger agreement and the merger were fair to, advisable and in the best interests of the Bruker AXS stockholders (other than the Bruker AXS stockholders entering into voting and support agreements with Bruker Daltonics), and recommended that the board of directors of Bruker AXS approve and that the holders of Bruker AXS stock approve and adopt the merger agreement and the transactions contemplated thereby. After discussion, the Bruker AXS board of directors unanimously determined that the merger agreement as proposed and the transactions contemplated thereby were fair to, advisable and in the best interest of Bruker AXS and its stockholders, and recommended that holders of Bruker AXS approve and adopt the merger agreement and the transactions contemplated thereby.

        On April 4, 2003, the Bruker Daltonics special committee held a meeting at which the chairman reviewed for the committee the process undertaken by the committee in evaluating a potential transaction between Bruker Daltonics and Bruker AXS. In addition, representatives of Dewey Ballantine reviewed various legal matters with the Bruker Daltonics special committee, including the committee's fiduciary duties, the due diligence process and a summary of the transaction agreements. Representatives of Bear Stearns then reviewed the key financial terms of the proposed transaction and presented their financial analysis of the 0.63 exchange ratio using various valuation methodologies. Representatives of Bear Stearns delivered their oral opinion, subsequently confirmed by a written opinion, dated April 4, 2003, that, subject to the assumptions, conditions and limitations contained in their presentation and the written opinion, the merger consideration was fair, from a financial point of view, to Bruker Daltonics and its stockholders (other than the stockholders entering into voting and support agreements with Bruker AXS). The chairman of the Bruker Daltonics special committee then reviewed the proposed board and committee composition for the combined company as communicated by Dr. Laukien. After discussion, the Bruker Daltonics special committee unanimously determined that the merger agreement as proposed and the transaction contemplated thereby, including the merger, was advisable, fair to and in the best interests of Bruker Daltonics and its stockholders, voted to recommend approval of the merger agreement and the voting and support agreements by the board of directors of Bruker Daltonics and recommended that holders of Bruker Daltonics common stock approve and adopt the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Bruker Daltonics common stock pursuant to the merger agreement.

        Later that day, the Bruker Daltonics board of directors met to consider the proposed transaction. All of the directors were present at the meeting. Dr. Laukien, chairman of the board, introduced representatives of Bear Stearns and Dewey Ballantine, as advisors to the Bruker Daltonics special committee. Dr. Laukien began with an overview of the proposed transaction and a summary of the reasons for the combination. Mr. Linton, chairman of the special committee, then summarized the process that the committee undertook in evaluating the proposed transaction. Representatives of Dewey Ballantine then summarized the material terms of the merger agreement and the voting and support agreements, which were provided to the directors earlier. The directors asked several questions about the terms of the agreement. Bear Stearns then summarized its financial presentation and indicated that it had delivered an opinion, subject to the assumptions, conditions and limitations contained in its presentation and written opinion, as to the fairness of the merger consideration, from a financial point of view. Mr. Linton then reported that the special committee had unanimously determined that the merger agreement as proposed and the transaction contemplated thereby, including the merger, was advisable, fair to and in the best interests of Bruker Daltonics and its stockholders, voted to recommend approval of the merger agreement and the voting and support agreements by the board of directors of Bruker Daltonics and recommended that holders of Bruker Daltonics common stock approve and adopt the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Bruker Daltonics common stock pursuant to the merger agreement. After discussion, the Bruker Daltonics board of directors unanimously determined that the merger agreement as proposed and the transaction contemplated thereby, including the merger, was advisable, fair to and in the best interests of Bruker Daltonics and its stockholders, approved the merger agreement and the voting and support agreements and recommended that holders of Bruker Daltonics common stock approve and adopt the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Bruker Daltonics common stock pursuant to the merger agreement.

        On April 4, 2003, Bruker AXS and Bruker Daltonics executed the merger agreement and the parties to the voting and support agreements signed the agreements. On April 7, 2003, before opening on the market, the parties issued a joint press release announcing the merger.

REASONS FOR THE MERGER

JOINT REASONS FOR THE MERGER

        The Bruker Daltonics board of directors and the special committee of the board and the Bruker AXS board of directors and the special committee of the board each considered a number of factors and potential benefits for their respective companies and stockholders that could result from the proposed merger. These factors and potential benefits include:

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  The fact that the boards of directors and the special committees of Bruker Daltonics and Bruker AXS each believe that the combined company's larger market capitalization will attract additional institutional investors and increase visibility to analysts and the combined company may have the ability to attract heightened investor attention;

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  The potential impact that increased visibility arising from the greater scale of the combined company would have on shareholder liquidity and stock value while reducing volatility of the stock;

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  The potential benefits from the elimination of investor confusion over the relationship between Bruker AXS and Bruker Daltonics;

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  Potential operational benefits from the combination, including reduced public company costs;

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  The preference of each company's customers for suppliers with greater scale and the combined company's ability to leverage customer relationships with a broader product offering, providing increased sales opportunities for the combined company;

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  The belief that the combined company will be, in the view of both boards and both special committees, a stronger competitor in the proteomics industry, which is believed to be one of the fastest growing components of the research tools space;

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  The fact that the combined company's increased scale and equity will enable it to pursue acquisitions otherwise unavailable to Bruker AXS or Bruker Daltonics on a stand-alone basis;

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  The increased public float and the improved potential for the combined company to access the capital markets;

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  The strategic alignment between the two companies and the significant level of familiarity among the management teams and employees of the two companies; and

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  The fact that the cash outlay for the cash election was minimized due to the agreement by the U.S. resident Laukiens to take only the stock consideration, assuring that the combined company would have sufficient cash regardless of the election of the unaffiliated stockholders.

        Both boards and both special committees also recognize certain risks inherent in the transaction, including:

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  The challenges of integrating and managing the two businesses, despite the complementary nature of their products, including challenges posed by the geographic separation of the various facilities of the combined company, different information and financial systems, and different sales channels and sales and marketing operations;

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  The risk that the combined company may not be able to realize fully, or at all, the potential benefits of the combination;

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  The highly competitive nature of the life sciences tools industry and the expected pressures on demand as a result of expected budgetary restrictions and difficult economic conditions, which heighten the potential risks of failure of a successful integration of the two businesses, or expected cost reductions;

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  The risk of market confusion and potential delay or loss of orders;

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  The risk of potential management and employee disruption;

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  The adverse impact of non-cash charges for the amortization of good will and other intangibles as a result of the merger;

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  The substantial charges to be incurred in connection with the merger, including transaction expenses and the costs of integrating the two businesses; and

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  The other risks described under "RISK FACTORS—Risks Related to the Merger" beginning on page 21.

        Both boards and both special committees determined that the potential benefits of the proposed merger outweighed the potential risks.

        In the course of their separate deliberations, each board and each special committee also considered historical information concerning the businesses operations, financial condition, results of operations, technology, management, competitive positions and prospects of Bruker Daltonics and Bruker AXS as stand-alone businesses, including the results of operations during their most recent fiscal periods.

BRUKER DALTONICS' REASONS FOR THE MERGER

        The Bruker Daltonics board of directors and the Bruker Daltonics special committee considered a number of factors and additional benefits for Bruker Daltonics and its stockholders that could result from the proposed merger. These additional factors and potential benefits include:

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  The unanimous recommendation of the Bruker Daltonics special committee;

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  The larger size, relative stability and greater investor visibility of the combined company compared with Bruker Daltonics on a stand-alone basis;

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  The possibility of lower than expected financial performance by either or both of Bruker AXS and Bruker Daltonics during the next year in light of difficult economic conditions;

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  It is expected that the combined company will realize significant cost savings;

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  The complementary nature of the businesses of Bruker Daltonics and Bruker AXS will allow for potential strategic benefits, including the fact that the combined company will be a leading tools supplier for life science and materials research and will offer a broader technology base and an increased distribution, sales and service infrastructure;

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  The combined company will increase its critical mass competitively, and will improve its worldwide geographical distribution coverage in the Americas, Europe and Asia; and

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  The oral opinion of Bear Stearns to the Bruker Daltonics special committee, subsequently confirmed by a written opinion, dated April 4, 2003, that, the merger consideration was fair, from a financial point of view, to Bruker Daltonics and its stockholders (other than the stockholders entering into voting and support agreements with Bruker AXS). The full text of Bear Stearns' written opinion, dated April 4, 2003, which sets forth the assumptions made, matters considered and limitations to the review undertaken by Bear Stearns, is attached hereto as Annex C and is incorporated by reference.

        The Bruker Daltonics board of directors and the Bruker Daltonics special committee also identified a number of risks and uncertainties in its deliberations concerning the potential merger, including the following:

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  The fact that the combined company's business represents a significant departure from Bruker AXS' and Bruker Daltonics' strategies as focused independent entities and the risk that integration could harm the entrepreneurial spirit of the two companies;

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  The need for strong, common financial and information systems for the combined company, mitigated by the expected role of the combined company's transition committee in establishing appropriate management objectives and priorities and in monitoring achievements of these objectives;

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  The risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

  •
  The risk that the merger will not be consummated.

        The foregoing discussion of the factors considered by the Bruker Daltonics board of directors and the Bruker Daltonics special committee is not intended to be exhaustive but summarizes the material factors considered by the Bruker Daltonics board of directors and the Bruker Daltonics special committee in making its respective recommendation. In view of the wide variety of factors considered by the Bruker Daltonics board of directors and Bruker Daltonics special committee, neither found it practical to and did not quantify or assign any relative or specific weights to the preceding factors or determine that any factor was of particular importance, nor did it specifically characterize any factor as positive or negative, except as described above. The Bruker Daltonics board of directors and the

Bruker Daltonics special committee viewed its decision and recommendation as being based on the totality of the information presented. In addition, individual members of the Bruker Daltonics board of directors and the Bruker Daltonics special committee may have given differing weights to differing factors and may have viewed certain factors more positively or negatively than others. Throughout its deliberations, the Bruker Daltonics board of directors and the Bruker Daltonics special committee consulted with Bruker Daltonics management and their respective legal and financial advisors.

        The Bruker Daltonics board of directors and the Bruker Daltonics special committee each concluded that certain of these risks could be managed or mitigated and others were unlikely to occur or have a material impact on the proposed merger or the combined company, and that, on balance, the potential benefits of the merger outweighed the risks of the merger. For these reasons, the Bruker Daltonics board of directors and the Bruker Daltonics special committee determined that the merger agreement and the transactions contemplated by it, including the merger and the issuance of the Bruker Daltonics common stock pursuant to the merger, are advisable, fair to, and in the best interests of Bruker Daltonics and its stockholders, approved (or, in the case of the Bruker Daltonics special committee, recommended approval of) the merger agreement and the voting and support agreements between Bruker AXS and certain stockholders of Bruker Daltonics and recommended that holders of Bruker Daltonics common stock approve and adopt the merger agreement and the transactions contemplated by it, including the merger and the issuance of Bruker Daltonics common stock pursuant to the merger agreement.

BRUKER AXS' REASONS FOR THE MERGER

        The Bruker AXS board of directors and the Bruker AXS special committee considered a number of factors and potential benefits for Bruker AXS' stockholders that could result from the merger. These additional factors and potential benefits include:

  •
  The unanimous recommendation of the Bruker AXS special committee;

  •
  The potential for merger consideration representing a significant premium to the trading price of Bruker AXS common stock on the date of the merger agreement;

  •
  The larger size, relative stability and greater investor visibility of a combined company compared with Bruker AXS on a stand-alone basis;

  •
  The lack of alternatives presently available to Bruker AXS other than this transaction due to the Laukien stockholders' unwillingness to enter into any third-party acquisition transaction involving the change of control of Bruker AXS at this time;

  •
  The fact that the merger agreement included provisions permitting Bruker AXS to respond to and accept in certain circumstances unsolicited proposals for an acquisition, subject to compliance with the terms of the merger agreement, including the payment of a termination fee;

  •
  The possibility of lower than expected financial performance by either or both of Bruker AXS and Bruker Daltonics in the future in light of difficult economic conditions;

  •
  The cash election feature which permits Bruker AXS stockholders to elect cash for a portion of the merger consideration, allows stockholders the opportunity to determine the mix of consideration based on their respective needs for liquidity and view of the prospects of the combined company, and the fact that the transaction would qualify as a reorganization for United States federal income tax purposes; and

  •
  The oral opinion of JPMorgan to the Bruker AXS special committee on April 3, 2003, subsequently confirmed by a written opinion, dated April 4, 2003, that, the merger consideration was fair, from a financial point of view, to Bruker AXS stockholders (other than the stockholders entering into voting and support agreements with Bruker Daltonics). The full text of JPMorgan's written opinion dated April 4, 2003, which sets forth the assumptions made, matters considered and limitations to the review undertaken by JPMorgan, is attached as Annex D and is incorporated by reference.

        The Bruker AXS board of directors and the Bruker AXS special committee also identified a number of risks and uncertainties in its deliberations concerning the merger, including the following:

  •
  The fact that the combined company's business represents a significant departure from Bruker AXS' and Bruker Daltonics' strategies as focused independent entities and the risk that integration could destroy the entrepreneurial spirit of the two companies;

  •
  The need for strong, common financial and information systems for the combined company, mitigated by the expected role of the combined company's transition committee in establishing appropriate management objectives and priorities and in monitoring achievements of these objectives;

  •
  The effect of the voting and support agreements; and

  •
  The risk of diverting management focus and resources from other strategic opportunities and from operational matters.

        The foregoing discussion of the factors considered by the Bruker AXS board of directors and the Bruker AXS special committee is not intended to be exhaustive but summarizes the material factors considered by the Bruker AXS board of directors and the Bruker AXS special committee in making its recommendation. In view of the wide variety of factors considered by the Bruker AXS board of directors and the Bruker AXS special committee, neither found it practical to and did not quantify or assign any relative or specific weights to the preceding factors or determine that any factor was of particular importance, nor did it specifically characterize any factor as positive or negative, except as described above. The Bruker AXS board of directors and the Bruker AXS special committee viewed its decision and recommendation as being based on the totality of the information presented. In addition, individual members of the Bruker AXS board of directors and the Bruker AXS special committee may have given differing weights to differing factors and may have viewed certain factors more positively or negatively than others. Throughout its deliberations, the Bruker AXS board of directors and the Bruker AXS special committee consulted with Bruker AXS management and its legal and financial advisors.

        The Bruker AXS board of directors and the Bruker AXS special committee each concluded that certain of these risks could be managed or mitigated and others were unlikely to occur or have a material impact on the combined company or the merger, and that, on balance, the potential benefits of the merger outweighed the risks of the merger. For these reasons, the Bruker AXS board of directors and the Bruker AXS special committee determined the merger and the transactions contemplated thereby are advisable, fair to, and in the best interests of Bruker AXS and its stockholders (in the case of the Bruker AXS special committee, other than the stockholders entering into voting agreements with Bruker Daltonics), and recommend that holders of Bruker AXS common stock approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

RECOMMENDATION OF THE BRUKER DALTONICS BOARD OF DIRECTORS AND BRUKER DALTONICS SPECIAL COMMITTEE

        By unanimous vote of the Bruker Daltonics special committee, the Bruker Daltonics special committee determined that the merger agreement and the transactions contemplated by it, including the merger, are advisable, fair to and in the best interests of Bruker Daltonics and its stockholders, voted to recommend approval of the merger agreement and the voting and support agreements between Bruker AXS and the five controlling stockholders of Bruker Daltonics by the board of directors of Bruker Daltonics and recommended that holders of Bruker Daltonics common stock approve and adopt the merger agreement and the transactions contemplated by it, including the merger and the issuance of common stock in connection with the merger. By the unanimous vote of the members of the board of directors, the Bruker Daltonics board of directors determined that the merger agreement as proposed and the transactions contemplated by it, including the merger, are advisable, fair to and in the best interests of Bruker Daltonics and its stockholders, approved the merger agreement and the voting and support agreements between Bruker AXS and the five controlling stockholders of Bruker Daltonics and recommended that holders of Bruker Daltonics common stock vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Bruker Daltonics common stock pursuant to the merger agreement.

        In considering the recommendation of the Bruker Daltonics board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Bruker Daltonics may have interests in the proposed merger that may be different from, or are in addition to, the interests of Bruker Daltonics stockholders. Please see the section entitled "Interests of Certain Bruker Daltonics Directors and Executive Officers in the Merger" that begins on page 73 of this joint proxy statement/prospectus.

RECOMMENDATION OF THE BRUKER AXS BOARD OF DIRECTORS AND
BRUKER AXS SPECIAL COMMITTEE

        By unanimous vote of the Bruker AXS special committee, the Bruker AXS special committee determined that the merger agreement and the transaction contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of Bruker AXS and its stockholders, voted to recommend approval of the merger agreement and the voting and support agreements between Bruker Daltonics and the controlling stockholders of Bruker AXS by the board of directors of Bruker AXS and recommended that holders of Bruker AXS common stock approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger. By the unanimous vote of the members of the board of directors present at the board meeting at which the merger was considered and voted upon, the Bruker AXS board of directors determined that the merger agreement as proposed and the transaction contemplated thereby, including the merger, are advisable, fair to and in the best interests of Bruker AXS and its stockholders, approved the merger agreement and the voting and support agreements between Bruker Daltonics and the controlling stockholders of Bruker AXS and recommended that holders of Bruker AXS common stock vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby, including the merger.

        In considering the recommendation of the Bruker AXS board of directors with respect to the merger agreement, you should be aware that certain directors and executive officers of Bruker AXS may have interests in the proposed merger that may be different from, or are in addition to, the interests of Bruker AXS stockholders. Please see the section entitled "Interests of Certain Bruker AXS Directors and Executive Officers in the Merger" that begins on page 74 of this joint proxy statement/prospectus.

OPINION OF BRUKER DALTONICS' FINANCIAL ADVISOR

        At a meeting of Bruker Daltonics' special committee held on April 4, 2003, at which the Bruker Daltonics special committee considered the merger and approved the merger agreement and the proposed merger, Bear Stearns rendered its oral opinion, which was subsequently confirmed in a written opinion, dated as of April 4, 2003, that, as of that date and based upon and subject to the assumptions made, the matters considered and the limitations of its review, the merger consideration to be issued was fair to Bruker Daltonics and the stockholders of Bruker Daltonics, excluding the stockholders of Bruker Daltonics who have entered into voting and support agreements with Bruker AXS, from a financial point of view.

        The full text of the Bear Stearns opinion is attached as Annex C. This description of the Bear Stearns opinion is qualified in its entirety by reference to the full text of the Bear Stearns opinion set forth in Annex C. Bruker Daltonics' stockholders are urged to read the Bear Stearns opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns. The Bear Stearns opinion is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns, including information with respect to the number and related terms of options and shares of common stock currently outstanding for both Bruker Daltonics and Bruker AXS, as of the date of the Bear Stearns opinion. Bear Stearns' opinion is dated as of April 4, 2003 and Bear Stearns assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. The Bear Stearns opinion is intended for the benefit and use of the Bruker Daltonics special committee in connection with its consideration of the merger and does not constitute a recommendation to the board of directors or the Bruker Daltonics special committee or any holders of Bruker Daltonics common stock how to vote in connection with the merger. The Bear Stearns opinion did not address Bruker Daltonics' underlying decision to pursue the merger, the relative merits of the merger as compared to any alternative business strategies that might have existed for Bruker Daltonics or the effects of any other transaction in which Bruker Daltonics might have engaged.

        In the course of performing the review and analyses for rendering its opinion, Bear Stearns:

  •
  reviewed a draft of the merger agreement, the voting and support agreements between the controlling stockholders of Bruker AXS and Bruker Daltonics and the voting and support agreements between the controlling stockholders of Bruker Daltonics and Bruker AXS, each in substantially final form;

  •
  reviewed Bruker AXS' IPO Prospectus contained in the Registration Statement on Form S-1 dated December 13, 2001, its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2001 and 2002, and its Reports on Form 8-K through the date of the Bear Stearns opinion;

  •
  reviewed certain operating and financial information relating to Bruker AXS' business and prospects, including projections for the three years ended December 31, 2005, all as prepared and provided by Bruker AXS' management (which are referred to as the Bruker AXS projections);

  •
  met with certain members of Bruker AXS' senior management to discuss Bruker AXS' business, operations, historical financial results, future prospects and Bruker AXS projections;

  •
  reviewed Bruker Daltonics' IPO Prospectus contained in the Registration Statement on Form S-1 dated August 3, 2000, Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2000 through 2002, and its Reports on Form 8-K through the date of the Bear Stearns opinion;

  •
  reviewed various operating and financial information relating to Bruker Daltonics' business and prospects, including projections for the three years ended December 31, 2005 and guidance for the years ended December 31, 2006 and 2007, all as prepared and provided to us by Bruker Daltonics' management (which are referred to as the Bruker Daltonics projections);

  •
  reviewed projections prepared, and provided to us, by Bruker Daltonics' management as to the anticipated operating results of Bruker AXS for the five years ended December 31, 2007;

  •
  reviewed various estimates of revenue enhancements, cost savings and other combination benefits expected to result from the merger, prepared and provided to us by Bruker Daltonics' and Bruker AXS' managements (which are referred to as the potential synergies);

  •
  met with various members of Bruker Daltonics' senior management to discuss Bruker Daltonics' business, operations, historical financial results, future prospects, the Bruker Daltonics projections, the Bruker AXS projections, the Bruker Daltonics' adjustments to the Bruker AXS projections and the potential synergies of the merger;

  •
  reviewed the historical prices, trading multiples and trading volumes of Bruker AXS common stock and Bruker Daltonics common stock;

  •
  reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Bruker AXS and Bruker Daltonics;

  •
  reviewed the pro forma financial results, financial condition and capitalization of Bruker Daltonics, giving effect to the merger and the potential synergies of the merger;

  •
  performed discounted cash flow analyses based on Bruker Daltonics' adjustments to the Bruker AXS projections, the Bruker Daltonics projections and the pro forma combined projections of Bruker AXS and Bruker Daltonics, including the potential synergies of the merger, for the period from January 1, 2003 through December 31, 2007; and

  •
  conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

        Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including the Bruker Daltonics projections, the Bruker Daltonics adjustments to the Bruker AXS projections and the potential synergies of the merger, provided to Bear Stearns by Bruker Daltonics and Bruker AXS. With respect to the Bruker Daltonics projections and the Bruker Daltonics adjustments to the Bruker AXS projections, Bear Stearns relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Bruker Daltonics as to the expected future performance of Bruker Daltonics and Bruker AXS and utilized these adjusted projections in performing its review and analyses for rendering its opinion. With respect to the potential synergies, Bear Stearns relied on representations of Bruker Daltonics and Bruker AXS that they have been reasonably prepared based on the best currently available estimates and judgments of the senior managements of Bruker Daltonics and Bruker AXS as to the combination benefits expected to result from the merger. Bear Stearns did not assume any responsibility for the independent verification of information or of the Bruker Daltonics projections, the Bruker AXS projections, the Bruker Daltonics adjustments to the Bruker AXS projections and the potential synergies of the merger provided to Bear Stearns, and Bear Stearns further relied upon the assurances of the senior managements of Bruker Daltonics and Bruker AXS that they are unaware of any facts that would make the information, the Bruker Daltonics projections, the Bruker AXS projections, Bruker Daltonics adjustments to the Bruker AXS projections and the potential synergies provided to Bear Stearns incomplete or misleading.

        In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of Bruker AXS and Bruker Daltonics, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and further assumed that the merger will be consummated in a timely manner and in accordance with the terms of the merger agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Bruker Daltonics or Bruker AXS.

        Bear Stearns did not express any opinion as to the price or range of prices at which shares of Bruker Daltonics common stock and Bruker AXS common stock may trade subsequent to the announcement of the merger or as to the price or range of prices at which the shares of Bruker Daltonics common stock may trade subsequent to the consummation of the merger.

        Bruker Daltonics and Bear Stearns have entered into a letter agreement, dated as of January 10, 2003, relating to the services to be provided by Bear Stearns in connection with the merger and the transactions related to it, under which Bruker Daltonics agreed to pay Bear Stearns customary compensation, a substantial portion of which is contingent upon successful consummation of the merger. Bruker Daltonics agreed to reimburse Bear Stearns for various out-of-pocket expenses incurred in connection with the engagement. In addition, Bruker Daltonics agreed to indemnify Bear Stearns against various liabilities, including liabilities under the federal securities law, relating to or arising out of its engagement. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity securities of Bruker Daltonics and/or Bruker AXS for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Summary of Financial Analyses

        The following is a summary of the material financial analyses performed by Bear Stearns in connection with the rendering of its fairness opinion to the Bruker Daltonics special committee.

        Some of the financial analyses summarized below include information presented in tabular format. In order to understand fully Bear Stearns' financial analyses, the tables must be read together with the text of the summary. The tables alone are not a complete description of the financial analyses. Considering the tables alone could create a misleading or incomplete view of Bear Stearns' financial analyses.

        Exchange Ratio Analysis.    Bear Stearns compared the historical daily trading prices of Bruker Daltonics common stock to Bruker AXS common stock to assist the Bruker Daltonics' special committee in valuing Bruker AXS based on the relative historical value of Bruker Daltonics' closing share price to Bruker AXS' closing share price for the period beginning December 14, 2001 (the date of Bruker AXS' initial public offering) and ending April 2, 2003 and for the six month, three month, one month and one week periods ended April 2, 2003.

        The following table shows the high, low and average of such historical exchange ratios, which compare to the exchange ratio in the merger of 0.63.

	High Historical Exchange Ratio	Low Historical Exchange Ratio	Average Historical Exchange Ratio
Since Bruker AXS IPO on 12/14/01 — through 04/02/03	0.61	0.28	0.43
Last Six Months	0.60	0.30	0.45
Last Three Months	0.60	0.37	0.46
Last One Month	0.60	0.45	0.50
Last Week	0.47	0.45	0.46

        Contribution Analysis.    Bear Stearns performed a contribution analysis to assist the Bruker Daltonics special committee in valuing Bruker AXS based on the relative contribution of each company to the combined pro forma entity. In performing the analysis, Bear Stearns used the financial projections for Bruker Daltonics and Bruker AXS, both prepared by Bruker Daltonics' management, and public information. Bear Stearns calculated the relative contribution by both Bruker Daltonics and Bruker AXS to the combined entity with respect to the enterprise value and equity value at market

(based on the closing share price of the Bruker Daltonics common stock and of the Bruker AXS common stock as of April 2, 2003) and at the 0.63 exchange ratio in the merger, and actual and projected financial data including revenues, EBITDA, EBIT and net income with and without giving effect to the potential synergies.

        The following table illustrates the relative contribution to revenues, EBITDA, EBIT and net income of both Bruker Daltonics and Bruker AXS, without potential synergies, to the combined company:

Relative Contribution Without Potential Synergies:

	% of Contribution
	Bruker Daltonics	Bruker AXS
Equity Value at Market	68.3%	31.7%
Enterprise Value at Market	79.6	20.4
Equity Value at Deal	60.8	39.2
Enterprise Value at Deal	68.2	31.8
2002A Revenues	52.7	47.3
2003E Revenues	52.1	47.9
2004E Revenues	53.3	46.7
2005E Revenues	54.4	45.6
2002A EBITDA	73.5	26.5
2003E EBITDA	66.7	33.3
2004E EBITDA	62.9	37.1
2005E EBITDA	62.3	37.7
2002A EBIT	78.1	21.9
2003E EBIT	60.7	39.3
2004E EBIT	58.3	41.7
2005E EBIT	59.5	40.5
2002A Net Income	66.1	33.9
2003E Net Income	58.9	41.1
2004E Net Income	58.9	41.1
2005E Net Income	60.2	39.8

        "Equity Value at Market" is defined as equity value based on the fully diluted shares outstanding and the closing share prices of Bruker Daltonics common stock and Bruker AXS common stock as of April 2, 2003. "Enterprise Value at Market" is calculated as the sum of the Equity Value at Market and the value of net debt, any minority interest and preferred stock. "Equity Value at Deal" is defined as equity value based on the fully diluted shares outstanding and the closing share prices of Bruker Daltonics common stock and Bruker AXS common stock as of April 2, 2003 based on the 0.63 exchange ratio in the merger. "Enterprise Value at Deal" is calculated as the sum of the value of Equity Value at Deal and the value of net debt, any minority interest and preferred stock. "EBITDA" is a company's earnings before interest, taxes, depreciation and amortization. "EBIT" is a company's earnings before interest and taxes.

        The following table illustrates the relative contribution to revenues, EBITDA, EBIT and net income of both Bruker Daltonics and Bruker AXS and giving effect to the potential synergies to the combined company:

Relative Contribution With Potential Synergies:

	2004E Revenue	2005E Revenue	2004E EBITDA	2005E EBITDA	2004E EBIT	2005E EBIT	2004E Net Income	2005E Net Income
% Contribution of Bruker Daltonics	51.5%	52.7%	55.4%	56.3%	48.9%	52.3%	49.6%	53.1%
% Contribution of Bruker AXS	45.1	44.2	32.7	34.0	35.0	35.6	34.7	35.1
% Contribution of Potential Synergies	3.4	3.0	11.9	9.7	16.1	12.1	15.6	11.8

        Valuation of Potential Synergies.    Bear Stearns performed a discounted cash flow analysis of the potential synergies expected to result from the merger (net of estimated one-time costs to achieve the potential synergies). In valuing the potential synergies, Bear Stearns used illustrative discount rates ranging from 14% to 16%, illustrative perpetual growth rates ranging from 2% to 4% and assumed realization of 100%, 75% and 50% of potential synergies expected to result from the merger.

        The following table illustrates the implied value of the potential synergies expected to result from the merger based on the analyses:

Valuation of Potential Synergies:

		Discount Rates
	Growth Rate	14.0%	15.0%	16.0%
		($ in millions)
	2.0%	$23.5	$21.5	$19.9
100% of Potential Synergies Achieved	3.0	25.9	23.6	21.6
	4.0	28.8	26.0	23.6
	2.0%	$17.6	$16.2	$14.9
75% of Potential Synergies Achieved	3.0	19.4	17.7	16.2
	4.0	21.6	19.5	17.7
	2.0%	$11.7	$10.8	$9.9
50% of Potential Synergies Achieved	3.0	12.9	11.8	10.8
	4.0	14.4	13.0	11.8

        Discounted Cash Flow Analysis.    Based on cash flow projections for Bruker Daltonics and Bruker AXS as prepared by Bruker Daltonics and the potential synergies expected to result in the merger prepared by Bruker Daltonics' and Bruker AXS' managements, Bear Stearns performed a discounted cash flow analysis to assist the Bruker Daltonics special committee in valuing Bruker Daltonics, Bruker AXS and the pro forma combined company.

        Bear Stearns performed discounted cash flow analysis assuming:

  •
  for Bruker Daltonics, a range of illustrative discount rates of 14.0% to 16.0% and a range of terminal EBITDA multiples (based on estimated 2007 EBITDA) of 8.0x to 10.0x;

  •
  for Bruker AXS, a range of illustrative discount rates of 14.0% to 16.0% and a range of terminal EBITDA multiples (based on estimated 2007 EBITDA) of 7.0x to 9.0x; and

  •
  for potential synergies, a range of illustrative discount rates of 14.0% to 16.0% and illustrative perpetual growth rates of 2.0% to 4.0%.

        Discounted cash flow valuations were calculated for Bruker Daltonics on a stand-alone basis, for Bruker AXS on a stand-alone basis using the projections as adjusted by Bruker AXS management, both including and excluding potential synergies, and for the pro forma combined company including the potential synergies.

        Using this analysis, Bear Stearns derived a range of implied equity values per share for Bruker Daltonics, Bruker AXS and the pro forma combined company as follows:

	Range
	Low		High
Bruker Daltonics
Stand-alone	$4.37	—	$5.48
Bruker AXS
Excluding Potential Synergies	$2.33	—	$2.92
Including Potential Synergies	2.68	—	3.42
Combined Company
Including Potential Synergies	$4.36	—	$5.53

        Based on this analysis, Bear Stearns derived a corresponding range of implied exchange ratios of approximately 0.43 to 0.67 excluding potential synergies and 0.49 to 0.78 including potential synergies. This compares to the exchange ratio in the merger of 0.63.

        Comparable Public Companies Analysis.    Bear Stearns performed a comparable public companies analysis to assist the Bruker Daltonics' special committee in valuing Bruker AXS based on various financial multiples of selected comparable public companies in the life science instrumentation industry. In performing this analysis, Bear Stearns reviewed certain financial information relating to Bruker AXS and compared this information to the corresponding financial information of other publicly-traded life science instrumentation companies which Bear Stearns deemed to be generally comparable to Bruker AXS.

        Bear Stearns compared the projected financial performance and the resulting multiples as of April 2, 2003 of Bruker Daltonics and Bruker AXS, and the resulting multiples of Bruker AXS at the 0.63 exchange ratio in the merger to eight publicly-traded life science instrumentation companies, which it deemed generally comparable to Bruker AXS. Such comparable companies consisted of:

• Applied Biosystems	• PerkinElmer
• Biacore International	• Thermo Electron
• Dionex	• Varian
• Molecular Devices Corp.	• Waters Corporation

        Using publicly available information and market data as of April 2, 2003, and in the case of Bruker Daltonics and Bruker AXS, information based on Bruker Daltonics management estimates and using Wall Street research projections for revenue, EBITDA and EBIT and consensus estimates for EPS for the above comparable companies, Bear Stearns calculated the following harmonic mean multiples for the above public comparable companies:

	2003E
Comparable Company Harmonic Mean multiples:
Enterprise Value / Revenue	1.61	x
Enterprise Value / EBITDA	8.8
Enterprise Value / EBIT	11.0
Share Price / EPS	17.2
Bruker Daltonics at Market multiples:
Enterprise Value / Revenue	1.06	x
Enterprise Value / EBITDA	7.3
Enterprise Value / EBIT	13.3
Share Price / EPS	25.1
Bruker AXS at Market multiples:
Enterprise Value / Revenue	0.30	x
Enterprise Value / EBITDA	3.8
Enterprise Value / EBIT	5.2
Share Price / EPS	17.1
Bruker AXS at Deal multiples:
Enterprise Value / Revenue	0.54	x
Enterprise Value / EBITDA	6.8
Enterprise Value / EBIT	9.5
Share Price / EPS	23.6

        "Harmonic mean" is calculated by using the reciprocals of the multiples and gives equal weight to equal dollar investments in the securities whose ratios are being averaged. Bear Stearns utilizes the harmonic mean in averaging ratios in which price is the numerator. "Enterprise Value" is calculated as the sum of the value of the common equity on a fully diluted basis and the value of net debt, any minority interest and preferred stock. "EPS" is a company's earnings per share. "Bruker Daltonics at Market" is defined as Bruker Daltonics' enterprise value based on the closing share price of the Bruker Daltonics common stock as of April 2, 2003. "Bruker AXS at Market" is defined as Bruker AXS' enterprise value based on the closing share price of the Bruker AXS common stock as of April 2, 2003. "Bruker AXS at Deal" is defined as Bruker AXS' enterprise value based on the 0.63 exchange ratio in the merger.

        Pro Forma Merger Analysis.    Bear Stearns performed a pro forma merger analysis to assist the Bruker Daltonics special committee in analyzing the financial impact of the merger on Bruker Daltonics. Bear Stearns reviewed and analyzed certain pro forma financial impacts of the merger on holders of Bruker Daltonics based on the following, among other items:

  •
  the exchange ratio in the merger of 0.63;

  •
  the financial projections provided to Bear Stearns by the management of Bruker Daltonics for both Bruker Daltonics and Bruker AXS;

  •
  an assumption for analytical purposes that the combination of Bruker Daltonics and Bruker AXS would realize pre-tax potential synergies of $5.2 million and $5.3 million in 2004 and 2005, respectively (tax-effected at a 39% tax rate);

  •
  an assumption for analytical purposes that Isolde and Joerg Laukien (German taxpayers) elect 25% cash and that all other Bruker AXS stockholders elect all stock in the transaction; and

  •
  an assumption for analytical purposes that there would be no financial statement impact of potential restructuring costs or other one-time costs associated with the merger and that the transaction was effective as of January 1, 2003.

        The following table shows the projected per share accretion / (dilution) to Bruker Daltonics' pro forma earnings including the projected synergies for the years presented.

	2003E	2004E	2005E
Accretion / (Dilution) to Bruker Daltonics' Earnings per Share	$0.00	$0.04	$0.03

        Miscellaneous.    In connection with rendering its opinion, Bear Stearns performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, and as a result, a fairness opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the analyses summarized above, Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of the analyses and factors considered by them, without considering all of the analyses and factors, or attempting to ascribe relative weights to some or all of the analyses and factors, could create an incomplete view of the evaluation process underlying the Bear Stearns opinion.

        In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Bruker Daltonics. The analyses performed by Bear Stearns are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Bear Stearns did not assign any specific weight to any of the analyses described above and did not draw any specific conclusions from or with regard to any one method of analysis. With respect to the analysis of comparable companies summarized above, no public company utilized as a comparison is identical to Bruker Daltonics or Bruker AXS. Accordingly, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of Bruker Daltonics or Bruker AXS and the companies to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. In addition, the Bear Stearns opinion was just one of the many factors taken into consideration by Bruker Daltonics' special committee. Consequently, Bear Stearns' analysis should not be viewed as determinative of the decision of Bruker Daltonics' board of directors or Bruker Daltonics' management with respect to the fairness of the exchange ratio as set forth in the merger agreement.

        Bear Stearns is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts and valuations for estate, corporate and other purposes.

        Bear Stearns was selected by the Bruker Daltonics special committee to render a fairness opinion because of its expertise and its reputation in investment banking and mergers and acquisitions and its familiarity with the life sciences instrumentation industry and Bruker Daltonics.

OPINION OF BRUKER AXS' FINANCIAL ADVISOR

        Pursuant to an engagement letter dated January 17, 2003, JPMorgan Securities Inc. was retained as the financial advisor to the Bruker AXS board of directors and the Bruker AXS special committee in connection with the proposed merger.

        At the separate meetings of the Bruker AXS board of directors and the Bruker AXS special committee held on April 3, 2003, JPMorgan rendered its oral opinion to the board of directors and the special committee that, as of that date, the merger consideration in the proposed merger was fair, from a financial point of view, to Bruker AXS' common stockholders (other than holders of Bruker AXS common stock entering into the voting and support agreements with Bruker Daltonics and their respective affiliates). JPMorgan subsequently confirmed its oral opinion in a written opinion dated as of April 4, 2003. No limitations were imposed by the Bruker AXS board of directors or the Bruker AXS special committee upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.

        The full text of the written opinion of JPMorgan, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated by reference. You are urged to read the opinion carefully and in its entirety. JPMorgan's written opinion is addressed to the Bruker AXS board of directors and the Bruker AXS special committee, is directed only to the fairness, from a financial point of view, of the merger consideration in the merger agreement to Bruker AXS common stockholders (other than holders of Bruker AXS common stock entering into the voting and support agreements with Bruker Daltonics and their respective affiliates) and does not constitute a recommendation how to vote on the merger agreement or any matter related to the merger at the special meeting. This summary of the opinion of JPMorgan is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, JPMorgan, among other things:

  •
  reviewed a draft of the merger agreement, the voting and support agreements between the controlling stockholders of Bruker AXS and Bruker Daltonics and the voting and support agreements between the controlling stockholders of each of Bruker Daltonics and Bruker AXS, each in substantially final form;

  •
  reviewed certain publicly available business and financial information concerning Bruker AXS, Bruker Daltonics and the industries in which each company operates;

  •
  compared the proposed financial terms of the merger with the publicly available financial terms of various transactions involving companies it deemed relevant and the consideration received for such companies;

  •
  compared Bruker AXS' and Bruker Daltonics' financial and operating performance with publicly available information concerning various other companies it deemed relevant and reviewed the current and historical market prices of Bruker AXS' common stock, Bruker Daltonics' common stock and various publicly traded securities of such other companies;

  •
  reviewed various internal financial analyses and forecasts prepared by Bruker AXS' management and Bruker Daltonics' management relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the merger;

  •
  held discussions with various members of Bruker AXS' management and Bruker Daltonics' management with respect to various aspects of the merger, and Bruker AXS' and Bruker Daltonics' past and current business operations, Bruker AXS' and Bruker Daltonics' financial condition and future prospects and Bruker AXS' and Bruker Daltonics' operations and various other matters JPMorgan believed necessary or appropriate to its inquiry; and

  •
  performed other financial studies and analyses and considered other information as it deemed appropriate.

        JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Bruker AXS or Bruker Daltonics or otherwise reviewed by JPMorgan, and JPMorgan has not assumed any responsibility or liability for this. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to JPMorgan. In relying on financial analyses and forecasts provided to JPMorgan, including the estimated synergies, JPMorgan assumed that they had been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Bruker AXS' and Bruker Daltonics' managements as to the expected future results of operations and financial conditions to which such analyses or forecasts relate. JPMorgan also assumed that the merger will qualify as a reorganization for United States federal income tax purposes, and that the other transactions contemplated by the merger agreement will be completed as described in the merger agreement. JPMorgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Bruker AXS or Bruker Daltonics or on the contemplated benefits of the merger.

        The projections furnished to JPMorgan for Bruker AXS were prepared by Bruker AXS management. Bruker AXS does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan's analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Bruker AXS management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in these projections.

        JPMorgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect its opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm its opinion. JPMorgan's opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by Bruker AXS common stockholders (other than holders of Bruker AXS' common stock entering into the voting and support agreements with Bruker Daltonics and their respective affiliates) in the proposed merger and JPMorgan expressed no opinion as to Bruker AXS' underlying decision to enter into the merger agreement. JPMorgan expressed no opinion as to the price at which Bruker Daltonics' common stock will trade at any future time.

        In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

  Transaction Overview.

        JPMorgan analyzed the historical trading price of Bruker AXS common stock relative to Bruker Daltonics common stock based on closing prices between April 2, 2002 and April 2, 2003. JPMorgan determined that the historical exchange ratio for the past year, calculated as the average of the quotient of the closing price per common share of Bruker AXS divided by the closing price per share of Bruker Daltonics for each trading day in the period, was equal to approximately 0.42 of a share of Bruker AXS for each share of Bruker Daltonics. The average exchange ratio was approximately 0.45 for the past 3 months, approximately 0.50 for the last month and approximately 0.46 for the last week as of April 2, 2003. The natural exchange ratio for April 2, 2003 was approximately 0.45.

Reference Period	Bruker AXS Share Price	Bruker Daltonics Share Price	Average Exchange Ratio	Premium based upon exchange ratio of 0.63 vs. average exchange ratio
April 2, 2003	$1.36	$2.99	0.45	39%
1 Trading Week	$1.36	$2.97	0.46	38%
1 Trading Month	$1.49	$2.99	0.50	27%
3 Trading Months	$1.71	$3.82	0.45	41%
One Year	$2.15	$5.16	0.42	51%

        JPMorgan further calculated that the implied transaction value based on the proposed exchange ratio of 0.63 and the $2.99 closing price of Bruker Daltonics' common stock on April 2, 2003, represented a multiple of 6.8x Bruker AXS' "street" case 2003 earnings before interest, income taxes, depreciation and amortization, or EBITDA, and 6.6x the management base case 2003 EBITDA. The implied transaction value represented a multiple of 4.3x Bruker AXS' "street" case 2004 EBITDA and 4.3x management base case 2004 EBITDA. Additionally, the implied transaction value represented a multiple of 25.0x Bruker AXS' "street" case 2003 EPS and 22.9x the management base case 2003 EPS. The implied transaction value represented a multiple of 14.0x Bruker AXS' "street" case 2004 EPS and 14.3x the management base case 2004 EPS.

        Comparable Trading Multiples.    Using publicly available information, JPMorgan compared selected financial data of Bruker AXS and Bruker Daltonics with similar data for selected publicly traded companies engaged in businesses that JPMorgan judged to be analogous to Bruker AXS and Bruker Daltonics. The companies selected by JPMorgan were Amersham plc, Applied Biosystems Group, Beckman Coulter, Inc., Bio-Rad Laboratories, Inc., Dionex Corporation, PerkinElmer, Inc., Thermo Electron Corporation, Varian Inc., and Waters Corporation.

        For each comparable company, JPMorgan used estimates of calendar year 2003 and 2004 results published in publicly available equity analyst research reports. JPMorgan selected the average and median for each multiple, specifically: enterprise value as a multiple of estimated calendar year 2003 and 2004 EBITDA, and calendar year 2003 and 2004 price/earnings ratio. The enterprise value of a company is equal to its market value plus net debt. The price/earnings ratio of a company is equal to the stock price divided by earnings per share. JPMorgan applied a range encompassing the median multiple of the peer group to calculate the implied equity value of Bruker AXS and Bruker Daltonics using calendar year 2003 and 2004 EBITDA, and calendar year 2003 and 2004 net income estimates included in publicly available equity analyst research reports and provided by Bruker AXS and Bruker Daltonics management. To account for the higher growth rate of Bruker Daltonics, the multiple range JPMorgan applied for Bruker Daltonics was higher than the median of the peer group while the multiple range JPMorgan applied for Bruker AXS was lower than the median of the peer group. JPMorgan then calculated the implied exchange ratio by dividing the share price derived from the lower end of the Bruker AXS range by the share price derived from the lower end of the Bruker

Daltonics range, and the share price of the higher end of the Bruker AXS range by the share price of the higher end of the Bruker Daltonics range. The results of the analysis were as follows:

	Bruker AXS Multiple Range		Bruker Daltonics Multiple Range		Implied Exchange Ratio
	Low	High	Low	High	Low/Low	High/High
2003 Street Case
EBITDA	8.0x	10.0x	10.0x	12.0x	0.54	0.53
2003 Management
Base Case EBITDA	8.0x	10.0x	10.0x	12.0x	0.54	0.54
2004 Street Case
EBITDA	7.0x	9.0x	9.0x	11.0x	0.57	0.57
2004 Management Base
Case EBITDA	7.0x	9.0x	9.0x	11.0x	0.61	0.62
2003 Street Case P/E	14.0x	16.0x	16.0x	18.0x	0.58	0.58
2003 Management Base
Case P/E	14.0x	16.0x	16.0x	18.0x	0.62	0.61
2004 Street Case P/E	12.0x	14.0x	14.0x	16.0x	0.62	0.61
2004 Management Base
Case P/E	12.0x	14.0x	14.0x	16.0x	0.64	0.66

        Because of inherent differences between the businesses, operations and prospects of Bruker AXS and the companies listed above, JPMorgan believes that a purely quantitative analysis of the selected companies without considering complex qualitative judgments concerning differences between the financial and operating characteristics of Bruker AXS and the selected companies would not be meaningful in the context of the merger.

        Comparable Transaction Analysis.    JPMorgan reviewed various publicly available financial information related to the multiples implied by the ratios of enterprise value to EBITDA for the last available twelve months prior to the acquisition for the companies involved in eleven merger and acquisition transactions completed in the industry that JPMorgan judged to be analogous to the merger. The transactions reviewed were:

Acquiror	Target
Serologicals	Chemicon
Fisher Scientific	Maybridge Chemical and Mimotopes
Thermo Electron	CRS Robotics
PerkinElmer	Packard Biosciences
Packard Biosciences	GSLI Life Sciences
Invitrogen	Dexter
PerkinElmer	NEN Life Sciences
Amersham Pharmacia	Molecular Dynamics
PerkinElmer	PerSeptive Biosystems
Waters	Micromass
Waters	TA Instruments

        The transaction multiples ranged from a low of 4.2x to a high of 56.8x, and the median was 10.1x while the mean was 19.6x. JPMorgan calculated the implied enterprise value by applying the multiple range derived from the mean and the median to Bruker AXS' and Bruker Daltonics' last twelve months' EBITDA. Based on the implied enterprise values, JPMorgan calculated an implied per share equity values by adjusting for net debt and dividing by shares outstanding.

        Additionally, JPMorgan selected the acquisition of Philips Analytical by Spectris as a transaction specific to Bruker AXS and the high-end x-ray sector, and Waters' acquisition of Micromass as a transaction specific for Bruker Daltonics and the mass spectrometry sector. The implied multiple of enterprise value to revenues for the last twelve months was 0.9x for the Spectris—Philips Analytical transaction and 1.8x for the Waters—Micromass transaction. JPMorgan then calculated the implied exchange ratio by dividing the share price derived from the lower end of the Bruker AXS range by the share price derived from the lower end of the Bruker Daltonics range, and the share price of the higher end of the Bruker AXS range by the share price of the higher end of the Bruker Daltonics range. The following table displays the implied exchange ratios from the comparable transaction analysis:

	Bruker AXS Multiple		Bruker Daltonics Multiple		Implied Exchange Ratio
	Low	High	Low	High	Low/Low	High/High
Broad Group
LTM EBITDA	10.0x	20.0x	10.0x	20.0x	0.60	0.51
Specific Transaction
LTM Revenue	0.7x	1.1x	1.6x	2.0x	0.53	0.59

        It should be noted that no company utilized in the analysis above is identical to Bruker AXS and no transaction is identical to the merger.

        Discounted Cash Flow Analysis.    JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Bruker AXS' common shares. JPMorgan calculated the unlevered free cash flows that Bruker AXS is expected to generate during fiscal years 2003 through 2012 based upon financial projections from equity research reports and the management of Bruker AXS for the period from 2003-2007, and JPMorgan assumptions from 2008-2012. JPMorgan also calculated a range of terminal asset values at the end of the forecast period ending 2012 based on the final year EBITDA and a multiple range of 7.0x to 9.0x. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 10% to 14%, which were selected by JPMorgan based upon an analysis of the weighted average cost of capital of Bruker AXS. The discounted cash flow analysis indicated an implied per share equity value for Bruker AXS' common stock ranging from $2.81 to $4.19 in the "street" case and from $2.79 to $4.17 in the management base case.

        JPMorgan also conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Bruker Daltonics' common stock on a stand-alone basis. JPMorgan calculated the unlevered free cash flows that Bruker Daltonics is expected to generate during fiscal years 2003 through 2012 based upon financial projections from equity research reports for the period from 2003-2007 and the management of Bruker Daltonics for the period from 2003-2006, and JPMorgan assumptions for the period beyond "street" and management projections to 2012. JPMorgan also calculated a range of terminal asset values at the end of the forecast period ending 2012 based upon the final year EBITDA and a multiple range of 8.0x to 10.0x. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 10% to 14%, which were selected by JPMorgan based upon an analysis of the weighted average cost of capital of Bruker Daltonics. The discounted cash flow analysis indicated an implied per share equity value for Bruker Daltonics' common stock ranging from $5.57 to $8.43 in the "street" case and from $4.94 to $7.58 in the management base case.

        Relative Contribution Analysis.    JPMorgan reviewed and analyzed the relative contributions to be made by Bruker AXS and Bruker Daltonics to the combined company, based upon stand-alone projected operating results using "street" case and management base case forecasts for both Bruker

AXS and Bruker Daltonics, and market capitalization. JPMorgan calculated the implied enterprise value as a percentage of the pro forma market capitalization given the percentage of contribution for 2002, 2003 and 2004 EBITDA projections by Bruker AXS and Bruker Daltonics. Adjusting the implied enterprise value for net debt, JPMorgan calculated an implied equity value and a resultant share price. JPMorgan also calculated the implied equity value as a percentage of the pro forma market capitalization given the percentage of contribution for the last twelve months, 2003 and 2004 net income projections by Bruker AXS and Bruker Daltonics. The implied share price was then calculated by dividing the implied equity value by the shares outstanding. The following table outlines the implied exchange ratio for the given operating result:

	Implied Exchange Ratio
Operating Result	Street Case	Management Base Case
2002 EBITDA	0.60	0.60
2003 EBITDA	0.69	0.70
2004 EBITDA	0.78	0.82
2002 Net Income	0.26	0.26
2003 Net Income	0.66	0.69
2004 Net Income	0.71	0.75

        Premiums Paid Analysis:    Using publicly available information, JPMorgan reviewed transactions where the target company owns 25-45% of the post-merger entity. JPMorgan noted that the premium to the closing stock price of the acquired company five trading days prior to announcement of the transaction ranged from (2%) to 43% with a mean of 19%. The transactions included were the following:

Acquiror	Target
Plains Exploration	3TEC Energy
Fair Isaac	HNC Software
Brooks Automation	PRI Automation
Harris Interactive	Total Research
Potomac Electric	Conectiv
Hudson River Bancorp	Cohoes Bancorp
Meritor Automotive	Arvin Industries
MindSpring Enterprises	EarthLink Network
Friede Goldman	Halter Marine
ValueVision	National Media
Durco International	BW/IP
Pinnacle Financial	Indiana Federal
FCB Financial	OSB Financial
Foundation Health	Health Systems
Freeport-McMoRan	Arcadian
Northern Illinois Financial	Premier Financial
Public Service Co of Colorado	Southwestern Public Service
Wellpoint Health	Health Systems International
Medical Care International	Critical Care America

        JPMorgan then calculated the implied exchange ratio of Bruker AXS and Bruker Daltonics based upon the closing price of Bruker AXS and Bruker Daltonics common stock on April 2, 2003 and the average closing exchange ratio of Bruker AXS and Bruker Daltonics for the five trading days prior to the announcement of the merger. An applied premium range of between 15% and 25% resulted in an implied exchange ratio range of between approximately 0.53 to 0.57 based upon the average closing exchange ratio of Bruker AXS and Bruker Daltonics for the preceding five trading days from April 2, 2003.

        The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

        As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to deliver an opinion to the Bruker AXS board of directors and the Bruker AXS special committee with respect to the merger on the basis of this experience and its familiarity with Bruker AXS.

        Pursuant to a letter agreement dated January 17, 2003, Bruker AXS has agreed to pay JPMorgan a customary fee in connection with its services, including an opinion fee which will be credited against the full transaction fee. In addition, Bruker AXS has agreed to reimburse JPMorgan for reasonable expenses incurred by JPMorgan in connection with its services, including the reasonable fees and disbursements of counsel, and will indemnify JPMorgan against various liabilities, including liabilities arising under the federal securities laws.

        JPMorgan has advised Bruker AXS that affiliates of JPMorgan may from time to time perform various financial advisory and other commercial and investment banking services for Bruker AXS and Bruker Daltonics, for which they expect to receive customary compensation. In addition, in the ordinary course of their businesses, affiliates of JPMorgan may actively trade the debt and equity securities or senior loans of Bruker AXS or Bruker Daltonics for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in these securities or loans.

INTERESTS OF CERTAIN BRUKER DALTONICS DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

        In considering the recommendation of the board of directors of Bruker Daltonics to vote for the proposal to adopt and approve the merger agreement, stockholders of Bruker Daltonics should be aware that some Bruker Daltonics executive officers and directors may have interests in the merger that may be different from, or in addition to, those of Bruker Daltonics stockholders.

        These interests relate primarily to governance structure and management. The merger agreement provides for the initial composition of the board of directors of Bruker Daltonics following the merger, the audit committee of that board of directors, the compensation committee of that board of directors, the transition committee of that board of directors and selected executive officer positions for Bruker Daltonics following the merger. See "MANAGEMENT OF BRUKER DALTONICS AFTER THE MERGER" for more information.

        Additionally, Frank H. Laukien, the president, chief executive officer and chairman of the board of directors of Bruker Daltonics is also executive chairman of the board of directors of Bruker AXS. He is one of the five stockholders, all of whom are related, who have executed voting and support agreements agreeing, among other things, to vote in favor of the merger. For more information, see the section in this joint proxy statement/prospectus entitled "VOTING AND SUPPORT AGREEMENTS" beginning on page 95. For additional information relating to affiliations of various Bruker Daltonics officers, directors and shareholders, you should read the section entitled "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF BRUKER DALTONICS AND BRUKER AXS" beginning on page 178.

        As of the record date, the directors and executive officers of Bruker Daltonics beneficially owned 9,395,621 shares, including stock options exercisable within 60 days of the record date, representing approximately 17% of the outstanding shares of Bruker Daltonics common stock.

        The Bruker Daltonics board of directors was aware of these interests during its deliberation of the merits of the merger and in determining to recommend to the stockholders of Bruker Daltonics that they vote for the proposal to adopt the merger agreement.

INTERESTS OF CERTAIN BRUKER AXS DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

        In considering the recommendation of the board of directors of Bruker AXS to vote for the proposal to adopt the merger agreement, stockholders of Bruker AXS should be aware that some Bruker AXS executive officers and directors may have interests in the merger that may be different from, or in addition to, those of Bruker AXS stockholders.

        Officers and directors of Bruker AXS who own Bruker AXS common stock will be able to exchange their shares of Bruker AXS common stock for shares of Bruker Daltonics common stock on the same terms as all the other stockholders of Bruker AXS.

        As of the record date, members of the Bruker AXS board of directors and current executive officers owned 7,802,700 shares of Bruker AXS common stock and, accordingly, are eligible to receive a maximum aggregate amount, if all make a stock election, of 4,915,701 shares of Bruker Daltonics common stock, or, if all, other than Frank Laukien who pursuant to his Voting and Support Agreement will receive all stock, make a cash/stock election, they are eligible to receive a maximum aggregate amount of approximately 4,909,054 shares of Bruker Daltonics common stock (including the stock to be received by Frank Laukien) and cash intended to be substantially equivalent to the value of approximately 6,647 shares of Bruker Daltonics common stock. In addition, as of the record date, these officers and directors held options to acquire 935,500 shares of Bruker AXS common stock, with exercise prices ranging from $1.76 to $7.00 per share, which will be converted into options to acquire shares of Bruker Daltonics common stock on the same terms as all the other holders of Bruker AXS stock options.

        Other interests relate to or arise from:

  •
  the extension of the exercise period of certain options, until two years after the consummation of the merger, for options to purchase common stock of Bruker AXS held by two directors of Bruker AXS who will not become directors of Bruker Daltonics, as well as acceleration of vesting for some of these stock options held by one of the directors of Bruker AXS who will not become a director of Bruker Daltonics as a result of the merger; and

  •
  retention of some of the officers and directors of Bruker AXS as officers and directors of Bruker Daltonics.

        For more information, please see the section of this joint proxy statement/prospectus entitled, "MANAGEMENT OF BRUKER DALTONICS AFTER THE MERGER" beginning on page 97.

        Additionally, Frank H. Laukien, the president, chief executive officer and chairman of the board of directors of Bruker Daltonics is also executive chairman of the board of directors of Bruker AXS. He is one of the five stockholders, all of whom are related, who have executed voting and support agreements agreeing, among other things, to vote in favor of the merger. For more information, see the section in this joint proxy statement/prospectus entitled "VOTING AND SUPPORT AGREEMENTS" beginning on page 95. For additional information relating to affiliations of various Bruker AXS officers, directors and shareholders, you should read the section entitled "CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF BRUKER DALTONICS AND BRUKER AXS" beginning on page 178.

        The Bruker AXS board of directors was aware of these interests during its deliberation of the merits of the merger and in determining to recommend to the stockholders of Bruker AXS that they vote for the proposal to adopt the merger agreement.

        Governance Structure and Management Positions.    The merger agreement provides for the initial composition of the board of directors of Bruker Daltonics following the merger, the audit committee of that board of directors, the compensation committee of that board of directors, the transition committee of that board of directors and selected executive officer positions for the Bruker Daltonics following the merger. See "MANAGEMENT OF BRUKER DALTONICS AFTER THE MERGER" for more information.

        Indemnification and Insurance.    The merger agreement also provides that, upon completion of the merger, Bruker Daltonics will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Bruker AXS and its subsidiaries in all of their capacities:

  •
  to the same extent they were indemnified or had the right to advancement of expenses as of April 4, 2003, which is the date of the merger agreement, pursuant to Bruker AXS' restated certificate of incorporation, by-laws and indemnification agreements with any directors, officers and employees of Bruker AXS and its subsidiaries; and

  •
  to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the completion of the merger.

        The merger agreement also provides that, upon completion of the merger, Bruker Daltonics will cause to be maintained, for a period of six years after completion of the merger, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Bruker AXS, or policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although Bruker Daltonics will not be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Bruker AXS for directors' and officers' liability insurance and fiduciary liability insurance.

COMPLETION AND EFFECTIVENESS OF THE MERGER

        The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the adoption of the merger agreement by the stockholders of Bruker Daltonics and Bruker AXS. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

        We are working toward completing the merger as quickly as possible. We expect to complete the merger during the summer of 2003.

STRUCTURE OF THE MERGER AND CONVERSION OF BRUKER AXS STOCK

Structure.

        Bruker AXS will be merged with and into Bruker Daltonics and Bruker Daltonics will be the surviving corporation.

Conversion of Bruker AXS Stock.

        Each share of Bruker AXS common stock will be converted into the right to receive, at the election of the holder, either (i) 0.63 of a share of Bruker Daltonics common stock or (ii) consideration of substantially equivalent value, payable 75% in Bruker Daltonics common stock and 25% in cash. For those Bruker AXS stockholders electing to receive a combination of cash and stock in the merger, the cash portion of the consideration will be calculated by multiplying the exchange ratio of 0.63 by the average closing share price for Bruker Daltonics common stock for twenty trading days randomly selected from the thirty-day period ending three business days prior to the completion of the merger, as more fully described in the merger agreement.

        You should also note that Bruker Daltonics has the option to increase the stock percentage and to decrease the cash percentage of the merger consideration available to Bruker AXS stockholders, on a pro rata basis among all Bruker AXS stockholders who elect to receive a combination of Bruker Daltonics common stock and cash, so that as of the closing date of the merger, the entire aggregate cash portion of the merger consideration does not exceed 50% of the total value of the merger consideration, if necessary for the merger to qualify as a "reorganization" for United States federal income tax purposes.

        The number of shares of Bruker Daltonics stock issuable in the merger will be proportionately adjusted for any stock split, stock dividend or similar event with respect to the Bruker Daltonics common stock and Bruker AXS common stock effected between the date of the merger agreement and the date of completion of the merger.

TREATMENT OF BRUKER AXS STOCK OPTIONS

        Upon completion of the merger, each outstanding Bruker AXS stock option will be converted into an option to purchase the number of shares of Bruker Daltonics common stock equal to the product of 0.63 multiplied by the number of shares of Bruker AXS common stock that would have been obtained before the merger upon the exercise of the option, rounded to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Bruker AXS common stock subject to the option before the conversion, divided by 0.63.

        The other terms of each Bruker AXS option will be the same. In connection with the conversion of Bruker AXS options to Bruker Daltonics options, Bruker Daltonics must amend its stock option plan to increase the number of shares of common stock for which options may be granted under the plan. See PROPOSAL NO. 2, beginning on page 183.

        Bruker Daltonics intends to file a registration statement covering the issuance of the shares of Bruker Daltonics common stock subject to each Bruker AXS option and to maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a summary discussion of the material current United States federal income tax consequences of the merger generally applicable to holders of Bruker AXS common stock who, pursuant to the merger, exchange their Bruker AXS common stock for Bruker Daltonics common stock or for a combination of Bruker Daltonics common stock and cash. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to Bruker AXS stockholders.

        The following discussion is based on and subject to the Internal Revenue Code, the regulations promulgated under the Internal Revenue Code, and existing administrative rulings and court decisions, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

        This discussion assumes that Bruker AXS stockholders hold their shares of common stock as a capital asset. This discussion does not address all the United States federal income tax consequences that may be relevant to Bruker AXS stockholders in light of their particular circumstances or if Bruker AXS stockholders are persons subject to special rules, such as, without limitation, rules applicable to:

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  banks and other financial institutions;

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  tax-exempt organizations and pension funds;

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  insurance companies;

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  dealers or traders in securities;

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  investors in S corporations or other pass-through entities or trusts;

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  Bruker AXS stockholders who received their Bruker AXS common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

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  Bruker AXS stockholders whose shares are qualified small business stock for purposes of section 1202 of the Internal Revenue Code;

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  Bruker AXS stockholders who may be subject to the alternative minimum tax provisions of the Internal Revenue Code;

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  Bruker AXS stockholders whose functional currency is not the United States dollar; and

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  Bruker AXS stockholders who hold Bruker AXS common stock as part of a hedge, appreciated financial position, straddle or conversion transaction.

        This discussion does not address any United States federal income tax consequences to Bruker AXS stockholders who are non-United States holders (as defined below), except for certain United States federal income tax withholding consequences with respect to cash paid to non-United States holders and related information reporting and backup withholding.

        This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion also does not address the tax consequences of an exchange or conversion of options or warrants for Bruker AXS common stock into options or warrants for Bruker Daltonics common stock. This discussion is a general summary and does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision whether to approve the merger.

        The closing of the merger is conditioned upon the delivery by each of Dewey Ballantine LLP, counsel to the special committee of Bruker Daltonics, and Gray Cary Ware & Friedenrich LLP, counsel to the special committee of Bruker AXS, of its opinion dated the closing date to Bruker Daltonics and

Bruker AXS, respectively, to the effect that, on the basis of the facts and assumptions set forth in such opinion and the representations set forth in certificates dated the closing date obtained from officers of Bruker Daltonics and Bruker AXS, the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. Neither of these opinions is binding on the Internal Revenue Service or the courts, and neither Bruker AXS nor Bruker Daltonics intends to request a ruling from the Internal Revenue Service regarding the United States federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of those set forth below. In addition, if any of the facts, assumptions or representations upon which these opinions are based are inconsistent with the actual facts, these opinions cannot be relied upon, and the United States federal income tax consequences of the merger could be adversely affected.

        Assuming that the merger is treated as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code, the United States federal income tax consequences of the merger to a Bruker AXS stockholder generally will depend on whether the holder exchanges its Bruker AXS common stock for Bruker Daltonics common stock or a combination of cash and Bruker Daltonics common stock.

        Exchange Solely for Bruker Daltonics Common Stock.    If, pursuant to the merger, a holder exchanges all of the shares of Bruker AXS common stock actually owned by it solely for shares of Bruker Daltonics common stock, that holder will not recognize any gain or loss except in respect of cash received instead of a fractional share of Bruker Daltonics common stock (as discussed below under "Cash Received Instead of a Fractional Share"). The aggregate adjusted tax basis of the shares of Bruker Daltonics common stock received in the merger (including fractional shares deemed received and redeemed as described below) will be equal to the aggregate adjusted tax basis of the shares of Bruker AXS common stock exchanged for the Bruker Daltonics common stock, and the holding period of the Bruker Daltonics common stock (including fractional shares deemed received and redeemed as described below) will include the period during which the shares of Bruker AXS common stock were held.

        Exchange for Bruker Daltonics Common Stock and Cash.    If, pursuant to the merger, a holder exchanges all of the shares of Bruker AXS common stock actually owned by it for a combination of Bruker Daltonics common stock and cash, the holder will generally recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Bruker Daltonics common stock received pursuant to the merger over that holder's adjusted tax basis in its shares of Bruker AXS common stock surrendered) and (2) the amount of cash received pursuant to the merger. For this purpose, gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. Bruker AXS stockholders should consult their tax advisors regarding the manner in which cash and Bruker Daltonics common stock should be allocated among different blocks of Bruker AXS common stock. Any recognized gain will generally be long-term capital gain if the holder's holding period with respect to the Bruker AXS common stock surrendered is more than one year at the effective time of the merger. If, however, the cash received has the effect of the distribution of a dividend, the gain recognized will be treated as a dividend to the extent of the holder's ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes. See "Possible Treatment of Cash as a Dividend" below.

        The aggregate tax basis of Bruker Daltonics common stock received (including fractional shares deemed received and redeemed as described below) by a holder that exchanges its shares of Bruker AXS common stock for a combination of Bruker Daltonics common stock and cash pursuant to the merger will be equal to the aggregate adjusted tax basis of the shares of Bruker AXS common stock surrendered for Bruker Daltonics common stock and cash, reduced by the amount of cash received by the holder pursuant to the merger (excluding any cash received instead of a fractional share of Bruker Daltonics common stock) and increased by the amount of gain (including any portion of the gain that is treated as a dividend as described below but excluding any gain or loss resulting from the deemed receipt and redemption of fractional shares described below), if any, recognized by the holder on the exchange. The holding period of the Bruker Daltonics common stock (including fractional shares deemed received and redeemed as described below) will include the holding period of the shares of Bruker AXS common stock surrendered.

        Possible Treatment of Cash as a Dividend.    In general, for a holder who exchanges shares of Bruker AXS common stock for a combination of Bruker Daltonics common stock and cash, the determination whether the gain recognized in the exchange will be treated as capital gain or has the effect of a distribution of a dividend depends upon whether and to what extent the exchange reduces the holder's deemed percentage stock ownership of Bruker Daltonics. For purposes of this determination, the holder is treated as if it first exchanged all of its shares of Bruker AXS common stock solely for Bruker Daltonics common stock and then Bruker Daltonics immediately redeemed (the "deemed redemption") a portion of the Bruker Daltonics common stock in exchange for the cash the holder actually received. The gain recognized in the deemed redemption will be treated as capital gain if the deemed redemption is (1) "substantially disproportionate" with respect to the holder or (2) "not essentially equivalent to a dividend."

        The deemed redemption will generally be "substantially disproportionate" with respect to a holder if, following the deemed redemption, the holder owns, actually and constructively, less than 50% of the outstanding stock of Bruker Daltonics and the percentage described in clause (2) below is less than 80% of the percentage described in clause (1) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a holder will depend upon the holder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the holder's deemed percentage stock ownership of Bruker Daltonics. In general, that determination requires a comparison of (1) the percentage of the outstanding stock of Bruker Daltonics that the holder is deemed actually and constructively to have owned immediately before the deemed redemption and (2) the percentage of the outstanding stock of Bruker Daltonics that is actually and constructively owned by the holder immediately after the deemed redemption. In applying the above tests, a holder may, under the constructive ownership rules, be deemed to own stock in addition to the stock actually owned by the holder, including stock that is owned by other persons or stock underlying a holder's option to purchase. In addition, related transactions are taken into account for these determinations, such as how much cash other Bruker AXS stockholders receive in the merger and how much of their Bruker Daltonics stock is deemed redeemed in the merger.

        The Internal Revenue Service has ruled that a stockholder in a publicly-held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is generally considered to have a "meaningful reduction" if that stockholder has a relatively minor reduction in its percentage stock ownership under the above analysis. Accordingly, the gain recognized in the exchange by such a stockholder would be treated as capital gain.

        These rules are complex and dependent upon the specific factual circumstances particular to each holder. Consequently, each holder that may be subject to these rules should consult its tax advisor as to the application of these rules to the particular facts relevant to such holder.

        Cash Received Instead of a Fractional Share.    A holder who receives cash instead of a fractional share of Bruker Daltonics common stock will generally be treated as having received such fractional share and then as having received such cash in redemption of the fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder's aggregate adjusted tax basis of the shares of Bruker

AXS common stock surrendered which is allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Bruker AXS common stock is more than one year at the effective time of the merger.

        Backup Withholding.    Unless a holder of Bruker AXS common stock complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Internal Revenue Code and Treasury regulations, cash payments in exchange for the holder's Bruker AXS common stock in the merger may be subject to "backup withholding" at a rate of 30% for United States federal income tax purposes. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

        Record Keeping.    A Bruker AXS stockholder will be required to retain records pertaining to the merger and will be required to file with such Bruker AXS stockholder's United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

United States Federal Income Tax Withholding on Cash Paid to Non-United States Holders

        The following is a general discussion of United States federal income tax withholding that may be relevant to non-United States holders of Bruker AXS common stock. A "non-United States holder" is a beneficial owner of Bruker AXS stock that, for United States federal income tax purposes, is (a) an individual who is not a citizen or resident of the United States, (b) a corporation or partnership (or other entity taxed as a corporation or partnership) organized or created under non-United States law, or (c) an estate or trust that is not taxable in the United States on its worldwide income.

        Bruker Daltonics does not have the necessary information to determine what portion, if any, of the cash paid to non-United States holders is properly treated as a dividend for United States federal income tax purposes. In addition, the law is unclear whether gain recognized by a non-United States holder that is treated as a dividend is subject to United States withholding tax. In light of these uncertainties, Bruker Daltonics intends to treat all cash paid to a non-United States holder pursuant to the merger as a distribution of a dividend that is subject to United States withholding tax at a 30% rate, or lower withholding rate under an applicable income tax treaty. To obtain the benefit of a lower withholding rate under an income tax treaty, a non-United States holder must properly and timely file with Bruker Daltonics an IRS Form W-8BEN, or successor form (or, in the case of payments made outside the United States with respect to an offshore account, comply with certain documentary evidence procedures, directly or under certain circumstances through an intermediary), claiming the lower withholding rate, and, in some circumstances, must also provide the non-United States holder's taxpayer identification number. In addition, where cash is paid to a non-United States holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide certification claiming reduction in withholding under the applicable treaty. If a non-United States holder is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty but fails to provide the necessary documentation, the non-United States holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

        If any cash received in the merger is considered effectively connected with the conduct of a trade or business by a non-United States holder within the United States and, where a tax treaty applies, is attributable to a United States permanent establishment of the non-United States holder, that cash will not be subject to withholding tax, provided an IRS Form W-8ECI, or successor form, is filed with Bruker Daltonics, but instead income in respect of this cash will be subject to United States federal income tax on a net basis at applicable graduated individual or corporate rates. For non-United States holders that are foreign corporations, any effectively connected income may be subject to an additional

"branch profits tax" at a rate of 30% or a lower rate as may be specified by an applicable income tax treaty.

        If all or a portion of the cash received by a particular non-United States holder is not properly treated as a dividend for United States federal income tax purposes or is otherwise not subject to United States federal income tax, the non-United States holder may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service. See discussion in "Exchange for Bruker Daltonics Common Stock and Cash" and "Possible Treatment of Cash as a Dividend" above, regarding whether and how much of the cash, if any, would properly be treated as a dividend. Non-United States holders should consult their tax advisors on the treatment of the cash payment to them and regarding their entitlement to benefits under a relevant income tax treaty. A non-United States holder that is a foreign partnership or other pass-through entity should consult its own tax advisor regarding its status under United States Treasury regulations, the certification requirements applicable to it and the treatment of its partners or other interest holders, as the United States federal income tax rules regarding foreign partnerships and other pass-through entities is complex.

        Information Reporting and Backup Withholding.    Bruker Daltonics must report annually to the Internal Revenue Service and to each non-United States holder the amount of dividends paid to that holder and the tax withheld from those dividends. These reporting requirements apply regardless of whether withholding was reduced by an applicable tax treaty. Copies of the information returns reporting those dividends and withholding may also be made available to the tax authorities in the country in which the non-United States holder is a resident under the provisions of an applicable income tax treaty or agreement. The gross amount of cash paid to a non-United States holder that fails to certify its non-United States holder status in accordance with applicable United States Treasury regulations generally will be reduced by backup withholding at the applicable rate. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment of cash to a non-United States holder may be refunded, or credited against the non-United States holder's United States federal income tax liability, if any, provided that the required information is furnished to the Internal Revenue Service in a timely manner. These backup withholding and information reporting rules are complex and non-United States holders should consult their own tax advisors regarding the application of these rules to them.

        Tax matters regarding the merger are very complicated, and the tax consequences of the merger to Bruker AXS stockholders will depend on their particular situation. Bruker AXS stockholders should consult their own tax advisors regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws. This discussion is not intended to be a complete analysis or description of all potential tax consequences of the merger.

ACCOUNTING TREATMENT OF THE MERGER

        The merger represents a business combination of companies under common control due to the majority ownership of both companies by the Laukiens as an affiliated stockholder group. As a result, the merger, as it relates to the shares owned by these affiliated stockholders, will be accounted for in a manner similar to a pooling-of-interest, or at historical carrying value. The acquisition of the shares of the non-affiliated stockholders will be accounted for using the purchase method of accounting, or at fair value, in a manner similar to the acquisition of a minority interest.

REGULATORY MATTERS

        We have summarized below the material regulatory requirements affecting the merger. Although we have not yet received the required approvals we discuss, we anticipate that we will receive regulatory approvals sufficient to complete the merger by the summer of 2003.

        Antitrust Considerations.    The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the specified waiting period is terminated or expires. Each of Bruker Daltonics and Bruker AXS filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of the merger on April 16, 2003 and, on May 16, 2003, the waiting period expired.

        In addition, Frank H. Laukien and two other stockholders may not be able to receive the shares of Bruker Daltonics to be issued to them in connection with the merger until they have made similar notifications and applicable waiting periods have expired. Pursuant to the voting and support agreements with Bruker Daltonics, these three stockholders have each agreed, upon request, to make an appropriate filing of a notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the transactions contemplated by the merger agreement and to use reasonable best efforts to cause the expiration and termination of the applicable waiting periods. If, at the closing of the merger, either (i) this filing is required from one of these stockholders and it has not been made or (ii) all applicable waiting periods have not expired for one of these stockholders, the applicable stockholder has agreed to enter into an escrow agreement with respect to the shares of Bruker Daltonics common stock to be received by him in the merger so the merger may be consummated without violation of the Hart-Scott-Rodino Act.

        The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds, either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. Although we do not expect any conditions to be imposed by the Antitrust Division or the Federal Trade Commission, there can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

FOREIGN REGULATORY REQUIREMENTS

        Bruker Daltonics and Bruker AXS are not aware of any material foreign governmental approvals or actions that are required to complete the merger. Bruker Daltonics and Bruker AXS conduct operations in a number of foreign countries, some of which have voluntary and/or post-merger notification systems. Should any approval or action be required, Bruker Daltonics and Bruker AXS currently plan to seek the approval or take the action required. Failure to obtain the approval or take the action is not anticipated to have a material effect on the merger or on Bruker Daltonics.

RESTRICTIONS ON SALES OF SHARES BY AFFILIATES OF BRUKER DALTONICS AND BRUKER AXS

        The shares of Bruker Daltonics common stock to be issued in connection with the merger will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of Bruker Daltonics common stock issued to any person who is deemed to be an

"affiliate" of either Bruker Daltonics or Bruker AXS immediately prior to the consummation of the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either Bruker Daltonics or Bruker AXS and may include our executive officers and directors, as well as our significant stockholders. Affiliates may not sell their shares of Bruker Daltonics common stock acquired in connection with the merger except pursuant to:

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  an effective registration statement under the Securities Act covering the resale of those shares;

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  an exemption under paragraph (d) of Rule 145 under the Securities Act; or

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  any other applicable exemption under the Securities Act.

NO APPRAISAL RIGHTS

        Under Delaware law, holders of Bruker AXS common stock and holders of Bruker Daltonics common stock are not entitled to appraisal rights in connection with the merger because, on the record date, Bruker AXS common stock was designated and quoted for trading on the Nasdaq National Market and will be converted into shares of Bruker Daltonics common stock which, at the effective time of the merger, will be listed on the Nasdaq National Market.

NASDAQ LISTING OF BRUKER DALTONICS COMMON STOCK TO BE ISSUED IN THE MERGER

        Bruker Daltonics will use reasonable best efforts to cause the shares of Bruker Daltonics common stock to be issued in connection with the merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, before the completion of the merger. Additionally, Bruker Daltonics intends to apply to the Nasdaq National Market to change the symbol under which its common stock trades from "BDAL" to "BRKR".

DELISTING AND DEREGISTRATION OF BRUKER AXS COMMON STOCK AFTER THE MERGER

        When the merger is completed, Bruker AXS common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

        The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this joint proxy statement/prospectus. We urge you to read the full text of the merger agreement carefully in its entirety.

GENERAL

        On April 4, 2003, Bruker AXS and Bruker Daltonics entered into a merger agreement. Under the merger agreement, Bruker AXS will merge with and into Bruker Daltonics, with Bruker Daltonics continuing as the surviving corporation. As a result of the merger, Bruker AXS will cease to exist. In connection with the merger, Bruker Daltonics intends to change its name to Bruker BioSciences Corporation and, following the merger, to operate as a holding company with a limited corporate staff. It intends to place the business operations, together with their associated assets and liabilities, previously conducted by Bruker Daltonics in a wholly owned subsidiary. Similarly, it intends to place the business operations, together with the associated assets and liabilities, previously conducted by Bruker AXS in a different wholly owned subsidiary.

EFFECTIVE TIME

        Unless the parties agree otherwise, the closing of the merger will take place on the second business day following the satisfaction or waiver of all of the closing conditions. The merger will then become effective upon the filing of a properly executed certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation law. Bruker Daltonics and Bruker AXS are working to complete the merger as soon as possible and hope to complete the merger in the summer of 2003.

MERGER CONSIDERATION

        The merger agreement provides that, at the completion of the merger:

  •
  Conversion of Bruker AXS Stock.  Each share of Bruker AXS common stock issued and outstanding immediately prior to the completion of the merger will be converted into the right to receive, at the election of the holder, either 0.63 of a share of Bruker Daltonics common stock or consideration of substantially equivalent value, payable 75% in Bruker Daltonics common stock and 25% in cash, subject to adjustment as described below.

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  Cash Determination in Stock-Cash Election.  The amount received in cash by Bruker AXS stockholders electing a combination of common stock and cash will be calculated by multiplying the exchange ratio of 0.63 by the average closing price for Bruker Daltonics common stock. The average closing price will be calculated by averaging the closing prices of Bruker Daltonics common stock during regular trading hours as reported by Nasdaq, for twenty trading days randomly selected from the thirty day period ending three business days prior to the completion of the merger, as more fully described in the merger agreement.

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  Ratio Adjustments.  If, prior to the effective time of the merger, there is a reclassification, recapitalization, stock split, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, the common stock of either Bruker Daltonics or Bruker AXS, the exchange ratio of 0.63 will be adjusted accordingly to provide the Bruker AXS stockholders the same economic effect contemplated by the merger agreement prior to such event.

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  Adjustment for Federal Income Tax Purposes.  Bruker Daltonics has the option to increase the stock percentage and to decrease the cash percentage of the merger consideration available to Bruker AXS stockholders, on a pro rata basis among all Bruker AXS stockholders who elect to receive a combination of Bruker Daltonics common stock and cash, so that as of the closing date of the merger, the entire aggregate cash portion of the merger consideration does not exceed 50% of the total value of the merger consideration, if necessary for the merger to qualify as a "reorganization" for United States federal income tax purposes.

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  Fractional Shares.  No fractional shares of Bruker Daltonics common stock will be issued in the merger. In lieu of any fractional shares, Bruker Daltonics shall pay each stockholder a cash equivalent for the fractional shares.

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  Conversion of Bruker AXS Stock Options.  Subject to the same exchange ratio of 0.63, each outstanding and unexercised option to purchase Bruker AXS common stock granted under Bruker AXS stock plan will be assumed by Bruker Daltonics and converted into an option to purchase Bruker Daltonics common stock upon the completion of the merger on the same terms and conditions. The Bruker AXS option holders will have the right to receive that number of shares of Bruker Daltonics common stock equal to the product of the number of shares of Bruker AXS common stock that could have been acquired upon exercise of the option immediately before the completion of the merger multiplied by 0.63, rounded to the nearest whole share. The exercise price of the Bruker AXS stock options will be the exercise price for the Bruker AXS stock option immediately before the completion of the merger divided by 0.63.

ELECTION AND PRORATION PROCEDURES

        Each stockholder of Bruker AXS will receive Form of Election and Letter of Transmittal, which will allow each Bruker AXS stockholder to elect to receive, in exchange for each share of Bruker AXS common stock they own, either (i) 0.63 of a share of Bruker Daltonics common stock, or (ii) consideration of substantially equivalent value, payable 75% in Bruker Daltonics common stock and 25% in cash, as described under "Merger Consideration" above.

        Each election form will be delivered to those stockholders of Bruker AXS common stock holding such stock as of the record date. Bruker AXS will also make the election form available to any additional stockholders entitled to make an election in connection with the merger.

        Any Bruker AXS stockholder who fails to properly make an election, and any Bruker AXS stockholder who fails to submit a properly completed and executed election form to the Exchange Agent, will be deemed to have made an election to receive only shares of Bruker Daltonics common stock in connection with the merger.

CONVERSION OF BRUKER AXS STOCK

        American Stock Transfer and Trust Company will be the Exchange Agent responsible for the exchange of Bruker AXS common stock for shares of Bruker Daltonics common stock.

        The Exchange Agent shall mail to each stockholder of Bruker AXS Form of Election and Letter of Transmittal with instructions for effecting the surrender of the Bruker AXS stock certificates. These instructions will also explain what to do if your Bruker AXS stock certificates have been lost, stolen or destroyed as well as what to do if you do not hold your shares in certificated form. No fractional shares of Bruker Daltonics common stock will be issued in exchange for Bruker AXS common stock. In lieu of any fractional shares, Bruker Daltonics shall pay each stockholder a cash equivalent for any fractional share.

REPRESENTATIONS AND WARRANTIES

        In the merger agreement, Bruker Daltonics and Bruker AXS make customary representations and warranties to each other about their respective companies related to, among other things:

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  corporate organization, qualification to conduct business and corporate standing and power;

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  ownership of subsidiaries, corporate organization, qualification to conduct business and corporate standing and power of such subsidiaries;

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  capital structure;

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  corporate authority to enter into, carry out the obligations under, the merger agreement and enforceability of the merger agreement;

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  absence of breach of organizational documents, laws or material agreements as a result of the merger agreement and merger;

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  required governmental consents and approvals;

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  documents filed with the SEC and the financial statements included in those documents;

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  absence of undisclosed liabilities;

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  absence of certain changes or events;

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  litigation matters;

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  compliance with laws;

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  material contracts;

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  environmental matters;

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  employee benefit plans;

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  intellectual property matters;

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  inapplicability of anti-takeover statutes;

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  opinions of financial advisors;

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  board of directors approval;

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  payment of fees to finders or brokers in connection with the merger agreement;

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  filing of tax returns, payment of taxes and tax related matters;

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  information supplied for use in this joint proxy statement/prospectus;

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  employee and labor matters;

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  credit and loan arrangements;

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  transactions with affiliates;

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  insurance policies;

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  title to assets and real property;

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  extension of credit;

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  quantity and quality of inventory; and

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  no representation, warranty, statement or covenant made by either company in the merger agreement contains an untrue statement of material fact or omits to state a material fact required to be stated in the merger agreement or necessary to make the statements contained in the merger agreement not misleading.

COVENANTS

        The merger agreement contains customary covenants as well as specific covenants relating to the respective parties' businesses pending completion of the merger.

        Conduct of Bruker AXS.    Bruker AXS has agreed that prior to the completion of the merger or termination of the merger agreement, as contemplated by the merger agreement, or unless Bruker Daltonics otherwise consents, Bruker AXS will and will cause each of its subsidiaries to:

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  conduct its business in the usual, regular and ordinary course;

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  not enter into a new line of business;

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  not declare or pay dividends;

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  not split, combine or reclassify its capital stock;

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  not issue, deliver, sell, pledge or dispose of its capital stock;

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  not amend its certificate of incorporation or by-laws, except as required by the merger agreement or applicable laws;

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  not acquire an equity interest or assets of any business other than assets used in the operation of Bruker AXS' business in the ordinary course of business consistent with past practice;

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  not lease, dispose of or sell any of its assets other than in the ordinary course of business consistent with past practice;

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  not make loans, advances or capital contributions other than in the ordinary course of business consistent with past practice;

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  use reasonable best efforts not to take any action or fail to take an action that could reasonably be expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

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  not increase the amount of compensation of officers, directors or employees of Bruker AXS without the prior consultation of Bruker Daltonics and other than in the ordinary course of business consistent with past practice;

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  not change its method of tax accounting, make or revoke any tax election or settle or compromise any liability for taxes;

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  not take any action that would reasonably be expected to delay the consummation of the merger;

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  not make any new capital expenditures or enter into any agreements providing for payments in excess of the capital expenditure budget;

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  not pay, discharge or settle any claim, liability, obligation or litigation other than consistent with past practices;

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  not terminate or cancel or agree to any material change in any material contract or agreement;

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  not enter into transactions with affiliates other than pursuant to arrangements in effect as of April 4, 2003; and

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  not take any action that would result in any of its representations or warranties made in the merger agreement to be no longer true and correct.

        Conduct of Bruker Daltonics.    Bruker Daltonics has agreed that prior to the completion of the merger or termination of the merger agreement as contemplated by the merger agreement or unless Bruker AXS otherwise consents, Bruker Daltonics will and will cause each of its subsidiaries to:

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  conduct its business in the usual, regular and ordinary course;

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  not declare or pay dividends;

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  not amend its certificate of incorporation or by-laws, except as required by the merger agreement or applicable laws, or to change the name of Bruker Daltonics;

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  use reasonable best efforts not to take any action or fail to take an action that could reasonably be expected to prevent the merger from qualifying as a reorganization for U.S. federal income tax purposes;

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  not change its method of tax accounting, make or revoke any tax election or settle or compromise any liability for taxes;

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  not take any action that would reasonably be expected to delay the consummation of the merger;

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  not pay, discharge or settle any claim, liability, obligation or litigation other than consistent with past practices;

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  not enter into transactions with affiliates; and

  •
  not take any action that would result in any of its representations or warranties made in the merger agreement to be no longer true and correct.

        In addition, each of Bruker AXS and Bruker Daltonics shall confer with each other on a reasonable basis and report to each other on operational matters. Bruker AXS and Bruker Daltonics do not have the right to control the other's operations prior to the time of the closing of the merger.

        Preparation of Proxy Materials.    Bruker Daltonics and Bruker AXS have each agreed to prepare and file with the SEC mutually acceptable proxy materials which shall constitute the joint proxy statement/prospectus. Bruker Daltonics has agreed to prepare and file with the SEC a Form S-4, which shall include the joint proxy statement/prospectus. Bruker Daltonics and Bruker AXS have each agreed to use commercially reasonable efforts to have the Form S-4 cleared and declared effective by the SEC and to keep the Form S-4 effective as long as necessary to consummate the merger and the transactions contemplated thereby. Bruker Daltonics and Bruker AXS have each agreed to use their respective reasonable best efforts to cause the joint proxy statement/prospectus to be mailed to their respective stockholders.

        Stockholder Meetings and Board Recommendations.    Bruker AXS and Bruker Daltonics have each agreed to (a) hold a meeting of their respective stockholders as promptly as practicable after the Form S-4 is declared effective by the SEC, and (b) take all lawful action to solicit the approval of their respective stockholders in favor of adoption of the merger agreement and the transactions contemplated thereby.

        Bruker Daltonics has agreed to include a statement to the effect that its board of directors and its special committee have recommended that the Bruker Daltonics stockholders vote to approve and adopt the merger agreement and the merger and approve the issuance of Bruker Daltonics common stock in the merger and have agreed that such recommendation shall not be withdrawn or modified in a manner adverse to Bruker AXS.

        Bruker AXS has agreed to include a statement to the effect that its board of directors and its special committee have recommended that the Bruker AXS stockholders vote to approve and adopt the merger agreement and the merger and have agreed that such recommendation shall not be withdrawn or modified in a manner adverse to Bruker Daltonics. Notwithstanding the foregoing, the Bruker AXS board of directors and special committee may amend, modify, or withdraw this recommendation if they determine in good faith, after consultation with outside legal counsel, that this action is required in order to comply with their fiduciary duties, only after providing Bruker Daltonics two business days notice and only if, during this two business day period, Bruker AXS and its advisors have negotiated or attempted to negotiate in good faith with Bruker Daltonics to make adjustments to the terms and conditions of the merger agreement as would enable the Bruker AXS board of directors and special committee to maintain their recommendations of the merger agreement.

        Access to Information.    Bruker AXS and Bruker Daltonics have each agreed in the merger agreement to allow the other access to their respective properties, books, contracts, commitments, records and personnel. Bruker AXS and Bruker Daltonics have each further agreed, subject to certain limitations, to furnish the other such information regarding their respective business, properties, personnel as such other party may reasonably request.

        Commercially Reasonable Efforts.    Bruker AXS and Bruker Daltonics have each agreed to cooperate with the other and use commercially reasonable efforts to do or cause to be done all things necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement, including to use commercially reasonable efforts to obtain all consents and approvals of governmental authorities and third parties necessary to consummate the merger.

        Acquisition Proposals.    From the date of the merger agreement to the effective time of the merger, Bruker AXS has agreed that it and its subsidiaries will not and will not permit their representatives to:

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  solicit, initiate, encourage, induce or facilitate (directly or indirectly) the making, submission or announcement of any Acquisition Proposal (as defined below);

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  participate in any discussions or negotiations regarding any Acquisition Proposal;

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  furnish to any person any information or take any other action to facilitate any inquiries or proposals that constitute, or would reasonably be expected to lead to, an Acquisition Proposal;

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  approve, endorse or recommend any Acquisition Proposal; or

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  enter into any letter of intent, agreement, or other document or contract contemplating or otherwise relating to an Acquisition Proposal.

        "Acquisition Proposal" means any offer or proposal for, or any indication of interest in, any (a) direct or indirect acquisition or purchase of the business that constitutes 15% or more of the net revenues, net income or the assets of Bruker AXS and its subsidiaries taken as a whole, (b) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Bruker AXS or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Bruker AXS and its subsidiaries, taken as a whole, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% more of any class of equity securities of Bruker AXS or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Bruker AXS and its subsidiaries, taken as a whole, or (d) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Bruker AXS or any of its subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Bruker AXS and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

        Notwithstanding the foregoing, Bruker AXS may prior to the approval of the merger agreement by the Bruker AXS stockholders, furnish information to or enter into discussions or negotiations with any person that makes a Superior Proposal (as defined below) so long as:

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  prior to furnishing any information or entering into discussions or negotiations, Bruker AXS provides 24 hours advance written notice to Bruker Daltonics of such discussions;

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  prior to furnishing any non-public information to any person, Bruker AXS executes a confidentiality agreement and provides Bruker Daltonics with notice of the agreement;

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  the Bruker AXS special committee determines in good faith that the person making the Superior Proposal has the good faith intent to proceed with negotiations to consider, and the financial capability to consummate, the Superior Proposal;

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  the Bruker AXS board of directors or the Bruker AXS special committee determines in good faith that the action is required for the board of directors and/or special committee to comply with their respective fiduciary duties to stockholders; and

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  Bruker AXS uses reasonable efforts to keep Bruker Daltonics informed of the status and terms of any negotiations or discussions and provides Bruker Daltonics copies of written proposals or any related correspondence.

        In addition, nothing shall prohibit Bruker AXS from complying with Rules 14d-9 and 14e-2(a) promulgated under the Securities Exchange Act of 1934 with regard to an Acquisition Proposal.

        "Superior Proposal" means any unsolicited bona fide proposal to enter into a business combination with Bruker AXS pursuant to an Acquisition Proposal for more than 50% of any class of equity securities of Bruker AXS or any of its subsidiaries or more than 50% of the net revenues, net income or the assets of Bruker AXS and its subsidiaries taken as a whole, as determined in good faith by the Bruker AXS special committee, is more favorable from a financial point of view to the Bruker AXS stockholders than the transactions contemplated by the merger agreement.

        In addition, the merger agreement provides that Bruker AXS will provide Bruker Daltonics notice of any inquiries, offers or proposals that it reasonably believes to be Acquisition Proposals within 24 hours of receipt of the Acquisition Proposal. Bruker AXS has also agreed not to release or permit the release of any person from, or to waive any provision of, any confidentiality, standstill or similar agreement to which it is a party and shall use its reasonable efforts to enforce or cause to be enforced the agreement at the request of Bruker Daltonics.

        Directors' and Officers' Indemnification and Insurance.    Bruker Daltonics has agreed in the merger agreement that following the effective time of the merger, Bruker Daltonics will indemnify and hold harmless and provide an advancement of expenses to all past and present directors, officers and employees of Bruker AXS to the same extent such persons are indemnified by Bruker AXS prior to the merger. Bruker Daltonics has also agreed to maintain, to the fullest extent permitted by law, for a period of six years after the effective time of the merger, provisions regarding indemnification and directors' and officers' insurance, on terms no less advantageous than those offered by Bruker AXS, with respect to claims arising from facts or events that occurred prior to the effective time of the merger; provided, however, that in no event shall Bruker Daltonics be required to pay an aggregate annual premium for such coverage in excess of 200% of the amount of the premium on the date of the merger agreement, but in this event shall purchase as much coverage as reasonably practicable for this amount.

        Listing of Shares of Bruker Daltonics Common Stock.    Bruker Daltonics has agreed in the merger agreement to use commercially reasonable efforts to cause the shares of Bruker Daltonics common stock to be issued in the merger and reserved for issuance upon the exercise of Bruker AXS stock options to be approved for listing on the Nasdaq National Market.

CONDITIONS TO THE MERGER

        The respective obligations of Bruker AXS and Bruker Daltonics to effect the merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

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  Bruker AXS and Bruker Daltonics shall each have obtained stockholder approval;

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  No law shall have been adopted, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental entity or other legal restraint or prohibition shall be in effect, having the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

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  The waiting period relating to the filings made under the HSR Act shall have been terminated or shall have expired, all other required governmental approvals shall have been obtained, and all required consents shall have been obtained;

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  The shares of Bruker Daltonics common stock to be issued in the merger and shares of Bruker Daltonics common stock to be reserved for issuance in connection with the merger shall have been approved for listing on the Nasdaq National Market; and

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  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        The obligations of Bruker Daltonics to effect the merger are subject to the satisfaction, or waiver by Bruker Daltonics, of the following conditions:

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  Each of the representations and warranties of Bruker AXS set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where the failure of such representations and warranties to be true and correct would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Bruker AXS;

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  Bruker AXS shall have materially performed or complied with all agreements, obligations and covenants required to be performed by it under the merger agreement;

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  Bruker Daltonics shall have received a written opinion of Dewey Ballantine, counsel to Bruker Daltonics' special committee, to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

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  No event, development or condition has occurred which, either individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on Bruker AXS.

        The obligations of Bruker AXS to effect the merger are subject to the satisfaction, or waiver by Bruker AXS, of the following conditions:

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  Each of the representations and warranties of Bruker Daltonics set forth in the merger agreement shall be true and correct as of the date of the merger agreement and as of the closing date of the merger, except where the failure of such representations and warranties to be true and correct would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Bruker Daltonics;

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  Bruker Daltonics shall have materially performed or complied with all agreements, obligations and covenants required to be performed by it under the merger agreement;

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  Bruker AXS shall have received a written opinion of Gray Cary Ware & Freidenrich, counsel to Bruker AXS' special committee, to the effect that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code; and

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  No event, development or condition has occurred which, either individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on Bruker Daltonics.

DIRECTORS AND OFFICERS AFTER THE MERGER

        The merger agreement specifies that Bruker Daltonics will use its reasonable best efforts to cause the full board of directors of the combined company following completion of the merger to be as follows:

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  M. Christopher Canavan, Jr.

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  Taylor J. Crouch

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  Frank H. Laukien, Ph.D.

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  Daniel S. Dross

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  Collin J. D'Silva

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  Richard M. Stein

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  Bernhard Wangler

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  Dr. Martin Haase

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  Richard D. Kniss

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  William A. Linton

        See page 97 for additional information on the proposed directors for the combined company.

        The principal executive officers of Bruker Daltonics upon completion of the merger will be as follows:

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  Frank H. Laukien, Ph.D., President and Chief Executive Officer

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  Dr. Martin Haase, Senior Vice President

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  Laura Francis, Chief Financial Officer and Treasurer

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  John J. Hulburt, Director of Audit and SEC Compliance

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  Michael Willett, Director of Investor Relations and Public Relations

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  Richard M. Stein, Secretary

        See page 97 for additional information regarding the principal executive officers of Bruker Daltonics.

TERMINATION OF THE MERGER AGREEMENT

        The merger agreement may be terminated at any time prior to the closing of the merger, by action taken or authorized by the board of directors of the terminating party or parties, whether before or after Bruker Daltonics' annual meeting or Bruker AXS' special meeting as follows:

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  by mutual written consent of Bruker Daltonics and Bruker AXS;

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  by either Bruker Daltonics or Bruker AXS if the merger is not consummated on or before September 30, 2003 (provided, however, that the right to terminate the merger agreement shall not be available to any party whose failure to fulfill any obligation under the merger agreement has been the primary cause of, or resulted in, the failure of the merger to be consummated on or before September 30, 2003);

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  by either Bruker Daltonics or Bruker AXS, if any governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement or shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the closing conditions of the merger;

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  by either Bruker Daltonics or Bruker AXS if the required vote of either the stockholders and Bruker Daltonics or Bruker AXS is not obtained;

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  by Bruker Daltonics (provided that Bruker Daltonics is not then in material breach of any representation, warranty or covenant contained in the merger agreement) if Bruker AXS shall have breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement;

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  by Bruker AXS (provided that Bruker AXS is not then in material breach of any representation, warranty or covenant contained in the merger agreement) if Bruker Daltonics shall have breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement;

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  by Bruker Daltonics, if the Board of Directors of Bruker AXS shall have failed to recommend or withdrawn, modified or amended in any respect adverse to Bruker Daltonics its approval or recommendation of the merger agreement or the merger, failed to include in this joint proxy statement/prospectus its approval or recommendation of the merger agreement or the merger or failed to reaffirm its approval or recommendation of the merger agreement or the merger within three business days of a request to do so by Bruker Daltonics, failed to call the special meeting of the stockholders, or approved or recommended to its stockholders any Acquisition Proposal other than Bruker Daltonics; or

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  by Bruker AXS, if the Board of Directors of Bruker AXS determines, after complying with the terms of the merger agreement, that an Acquisition Proposal constitutes a Superior Proposal, Bruker AXS notifies Bruker Daltonics in writing that it intends to enter into an agreement for a Superior Proposal and concurrent with the termination, Bruker AXS pays to Bruker Daltonics in immediately available funds an amount equal to $3.2 million plus Bruker Daltonics' actual and reasonable documented fees in connection with the proposed merger.

TERMINATION FEE AND EXPENSES

        Bruker AXS will be subject to a termination fee in the amount of $3.2 million plus Bruker Daltonics' actual and reasonable documented expenses in connection with the proposed merger, if:

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  the board of directors of Bruker AXS terminates the merger agreement because it determines, after complying with the terms of the merger agreement, that an Acquisition Proposal constitutes a Superior Proposal and Bruker AXS notifies Bruker Daltonics in writing that it intends to enter into such an agreement for a Superior Proposal;

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  the board of directors of Bruker Daltonics terminates the merger agreement because Bruker AXS shall have failed to recommend or withdrawn, modified or amended in any respect adverse to Bruker Daltonics its approval or recommendation of the merger agreement or the merger, failed to include in this joint proxy statement/prospectus its approval or recommendation of the merger agreement or the merger, failed to reaffirm its approval or recommendation of the merger agreement or the merger within three business days of a request to do so by Bruker Daltonics, failed to call the special meeting of the stockholders, or approved or recommended to its stockholders any Acquisition Proposal other than Bruker Daltonics;

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  either Bruker Daltonics or Bruker AXS terminates the merger agreement for failure to obtain the stockholder approval of Bruker AXS or Bruker Daltonics terminates the merger agreement because the merger is not consummated on or before September 30, 2003 (and Bruker Daltonics' failure to fulfill any obligation under the merger agreement has not been the primary cause of, or resulted in, the failure of the merger to be consummated on or before September 30, 2003) if at any time before the termination, an Acquisition Proposal with respect to Bruker AXS shall have been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Bruker AXS and, within twelve months of a termination, Bruker AXS or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, or the board of directors of Bruker AXS recommends that its stockholders approve or adopt an Acquisition Proposal; or

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  Bruker Daltonics terminates the merger agreement (provided that Bruker Daltonics is not then in material breach of any representation, warranty or covenant contained in the merger agreement) if Bruker AXS shall have breached or failed to perform any of its representations, warranties or covenants contained in the merger agreement, such that the conditions are not capable of being performed on or before September 30, 2003, if at any time before such termination, an acquisition proposal with respect to Bruker AXS shall have been publicly announced or otherwise communicated to the senior management, board of directors or stockholders of Bruker AXS and, within twelve months of a termination, Bruker AXS or any of its subsidiaries enters into any definitive agreement with respect to, or consummates, or the board of directors of Bruker AXS recommends that its stockholders approve or adopt an Acquisition Proposal.

GENERAL EXPENSES

        Expenses incurred in connection with the merger agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and Form S-4 shall be shared equally by Bruker AXS and Bruker Daltonics.

AMENDMENT AND WAIVER

        The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after stockholder approval by Bruker Daltonics or Bruker AXS, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. The merger agreement may only be amended in writing signed on behalf of each of the parties.

        Bruker Daltonics or Bruker AXS, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained in the merger agreement or other document. Any agreement on the part of either Bruker AXS or Bruker Daltonics to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

VOTING AND SUPPORT AGREEMENTS

        Each of Bruker Daltonics and Bruker AXS have entered into voting and support agreements with each of Frank H. Laukien, Isolde Laukien, Marc M. Laukien, Dirk D. Laukien and Joerg Laukien as described below.

        Voting of Bruker Daltonics Shares.    Pursuant to voting and support agreements with Bruker AXS, these five stockholders have agreed to vote all of their shares of Bruker Daltonics stock in favor of:

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  the merger;

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  the approval and adoption of the merger agreement;

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  approval of the issuance of Bruker Daltonics common stock in connection with the merger; and

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  approval of the other transactions contemplated by the merger agreement.

        These stockholders have also agreed to vote their shares of Bruker Daltonics stock against any amendment to the organizational documents of Bruker Daltonics or any other proposal or transaction involving Bruker Daltonics or any of its subsidiaries if the amendment, proposal or transaction would or could impede or prevent any of the transactions contemplated by the merger agreement or the voting or support agreements.

        Voting of the Bruker AXS Shares.    Pursuant to voting and support agreements with Bruker Daltonics, these five stockholders have agreed to vote all of their shares of Bruker AXS stock in favor of:

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  the merger;

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  the approval and adoption of the merger agreement; and

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  approval of the other transactions contemplated by the merger agreement.

        These stockholders have also agreed to vote their shares of Bruker AXS stock against:

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  any other merger agreement, merger, consolidation, combination, sale of substantially all of the assets of Bruker AXS, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by Bruker AXS or any of its subsidiaries; and

  •
  any amendment to the organizational documents of Bruker AXS or any other proposal or transaction involving Bruker AXS or any of its subsidiaries if the amendment, proposal or transaction would or could impede or prevent any of the transactions contemplated by the merger agreement or the voting and support agreements.

        Election of Merger Consideration.    Pursuant to their voting and support agreements with Bruker Daltonics, Frank H. Laukien, Dirk D. Laukien and Marc M. Laukien have each agreed to elect to receive all Bruker Daltonics common stock in exchange for their shares of Bruker AXS stock rather than a combination of Bruker Daltonics common stock and cash.

        Transfer Restrictions.    Each of these five stockholders have agreed not to transfer, sell, assign, exchange, pledge or otherwise dispose or restrict their shares of Bruker Daltonics and Bruker AXS stock except for gifts, transfers or sales to or for the benefit of specified family members, charitable organization or business entities. If any of the permissible transfers are made, the party to whom the shares are transferred must agree to be bound by the terms of the voting and support agreement signed by the transferring stockholder.

        Acquisition Proposals.    Pursuant to the voting and support agreements with Bruker Daltonics, these five stockholders have agreed to comply with the provisions of the merger agreement that restrict the ability of Bruker AXS to enter into any agreement or pursue any proposal to acquire Bruker AXS, other than unsolicited bona fide proposals which are determined to be more favorable from a fiscal point of view to the Bruker AXS stockholders than the transactions contemplated by the merger agreement with Bruker Daltonics.

        Regulatory Filings.    Pursuant to the voting and support agreements with Bruker Daltonics, Frank H. Laukien, Marc M. Laukien and Dirk D. Laukien have each agreed to, upon request:

  •
  make an appropriate filing of a notification and report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to the transactions contemplated by the merger agreement;

  •
  provide any additional information or documentation that may be requested pursuant to the Hart-Scott-Rodino Act; and

  •
  use reasonable best efforts to cause the expiration and termination of the applicable waiting periods under the Hart-Scott-Rodino Act.

        Bruker Daltonics and Bruker AXS shall equally share the expenses of these filings. If it is determined that the filings would have been required regardless of the companies' request, each of the stockholders have agreed to reimburse Bruker Daltonics and Bruker AXS for the cost of these filings.

        If, at the closing date of the merger, either (i) a Hart-Scott-Rodino filing is required from one of these three stockholders and has not been made or (ii) all applicable waiting periods under the Hart-Scott-Rodino Act have not expired for one of these stockholders, the stockholder has agreed to enter into an escrow agreement with respect to the shares of Bruker Daltonics common stock to be received by him in the merger so that the merger may be consummated without any violation of the Hart-Scott-Rodino Act.

        These voting and support agreements will terminate and be of no further force or effect upon the earlier of the effective time of the merger or the termination of the merger agreement. The voting and support agreements are attached as Annexes B1 through B10, and you are urged to read them in their entirety.

        As of the record date, these stockholders owned shares representing approximately 79% of the voting power of Bruker Daltonics capital stock entitled to vote at the Bruker Daltonics annual meeting and approximately 69% of the voting power of the Bruker AXS capital stock entitled to vote at the Bruker AXS special meeting.

MANAGEMENT OF BRUKER DALTONICS
AFTER THE MERGER

Board of Directors of Bruker Daltonics

        Following completion of the merger, if elected as contemplated herein, the board of directors of Bruker Daltonics will be as follows:

Class	Name	Current Position	Board Committees
Class I (expiring 2004)	M. Christopher Canavan, Jr.	Current Bruker Daltonics Director (Independent)	Audit Committee (Chairman)
Class I (expiring 2004)	Taylor J. Crouch	Current Bruker AXS Director (Independent)	Audit and Transition Committees
Class I (expiring 2004)	Frank H. Laukien, Ph.D. (Chairman)	Current Bruker Daltonics Chairman and Current Bruker AXS Chairman
Class II (expiring 2005)	Daniel S. Dross	Current Bruker AXS Director	Compensation Committee
Class II (expiring 2005)	Collin J. D'Silva	Current Bruker Daltonics Director (Independent)	Audit Committee
Class II (expiring 2005)	Richard M. Stein	Current Bruker Daltonics Director	Transition Committee
Class II (expiring 2005)	Bernhard Wangler	Current Bruker Daltonics Director
Class III (expiring 2003)	Dr. Martin Haase (Vice Chairman)	Current Bruker AXS Director
Class III (expiring 2003)	Richard D. Kniss	Current Bruker AXS Director (Independent)	Compensation and Transition Committees
Class III (expiring 2003)	William A. Linton	Current Bruker Daltonics Director (Independent)	Compensation (Chairman) and Transition Committees

        Please see PROPOSAL NO. 5, beginning on page 189, for more information about these directors.

Committees of the Bruker Daltonics Board of Directors

        Following completion of the merger, Bruker Daltonics will have an Audit Committee, a Compensation Committee and a Transition Committee.

        Audit Committee.    The Audit Committee's purpose is to provide assistance to the board of directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of Bruker Daltonics and its subsidiaries. The Audit Committee works extensively with the independent auditors, pre-approves all audit and non-audit services provided to Bruker Daltonics by its independent auditors, reviews the performance of the independent auditors and replaces or terminates the independent auditors when circumstances warrant.

The Audit Committee is also charged with establishing and monitoring procedures for (i) the receipt retention of treatment of complaints received by Bruker Daltonics regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential submission by Bruker Daltonics employees of concerns regarding questionable accounting or auditing matters.

        Compensation Committee.    The Compensation Committee administers Bruker Daltonics' stock option plan, makes annual recommendations to the full board of directors regarding the chief executive officer's salary, bonus, and equity-based compensation, oversees the executive compensation program for the company's other executive officers, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors.

        Transition Committee.    The Transition Committee's purpose is to oversee and monitor management's implementation of common information and financial systems and reporting processes for the merged company, to assist management's identification of incremental marketing and sales opportunities, and to facilitate management's identification and realization of synergies and cost savings following the merger.

Compensation of Directors

        In accordance with existing practice of Bruker Daltonics and Bruker AXS, it is expected that directors of Bruker Daltonics who are also full-time employees of Bruker Daltonics will receive no additional compensation for their services as directors. Each non-employee director of Bruker Daltonics will receive compensation for service on the Bruker Daltonics board of directors as determined by the board of directors of Bruker Daltonics upon the recommendation of the Compensation Committee.

Executive Officers of Bruker Daltonics

        The principal executive officers of Bruker Daltonics upon completion of the merger will be as follows:

Name	Age	Title
Frank H. Laukien, Ph.D.	43	President and Chief Executive Officer
Dr. Martin Haase	46	Senior Vice President
Laura Francis	36	Chief Financial Officer and Treasurer
John J. Hulburt	36	Director of Audit and SEC Compliance
Michael Willett	57	Director of Investor Relations and Public Relations
Richard M. Stein	51	Secretary

        Frank H. Laukien, Ph.D.    Dr. Laukien, 43 years old, has been the Chairman, President and Chief Executive Officer of Bruker Daltonics since the inception of its predecessor company in February 1991. He has also served as Executive Chairman of Bruker AXS since August 2002 and, from October 1997 to August 2002, he served as the Chairman of the board of directors of Bruker AXS and, from October 1997 to March 2000, as the Chief Executive Officer of Bruker AXS. Since December 2002, Dr. Laukien has served as Co-Chief Executive Officer of the worldwide Bruker BioSpin family of companies, affiliates of Bruker Daltonics and Bruker AXS. A part-time professor of mass spectrometry at the University of Amsterdam, Dr. Laukien holds a B.S. degree from the Massachusetts Institute of Technology, as well as a Ph.D. in chemical physics from Harvard University. In October 2002, he was elected Chairman of ALSSA (Analytical & Life Science Systems Association), an industry association.

        Dr. Martin Haase.    Dr. Haase, 46 years old, joined Bruker AXS in October 1997 and has been its President, a director and the Managing Director of Bruker AXS GmbH since October 1997. Dr. Haase became Bruker AXS' Chief Executive Officer in November 2000. He also served as Bruker AXS'

Treasurer from March 2000 to April 2001. Dr. Haase previously held various technical and management positions in the Siemens X-ray business. Dr. Haase has a degree in education and a Ph.D. in chemistry from the University of Göttingen.

        Laura Francis.    Ms. Francis, 36 years old, joined Bruker AXS on March 26, 2002 as its Chief Financial Officer. Before joining Bruker AXS, Ms. Francis was, from May 2001 to March 2002, the Chief Financial Officer and Chief Operating Officer of Nutra-Park, an agricultural biotechnology company. From April 1999 to May 2001, Ms. Francis was the Chief Financial Officer of Hypercosm, a software company, and from October 1995 to April 1999, she was an engagement manager with McKinsey & Co., a consulting firm. Early in her career, Ms. Francis was an audit manager with Coopers & Lybrand, an accounting firm. Ms. Francis holds an M.B.A. from Stanford University and a B.B.A. from the University of Wisconsin. She is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

        John J. Hulburt.    Mr. Hulburt, 36 years old, has been Chief Financial Officer for Bruker Daltonics since May 2001 and Treasurer since June 2000. From December 1996 until April 2000, he was a manager at Ernst & Young LLP. Prior to that time, Mr. Hulburt was a senior accountant at Arthur Andersen LLP. Mr. Hulburt is a Certified Public Accountant. He holds a B.S. in accounting from Merrimack College.

        Michael Willett.    Mr. Willett, 57 years old, has been the Investor Relations Officer for Bruker Daltonics since September 2002, and was the Investor Relations Director from October 2000 to August 2002. Prior to joining Bruker Daltonics, Mr. Willett was an international finance and accounting manager at Abt Associates from June 1998 to October 2000. Early in his career, Mr. Willett was an audit manger with Ernst & Young LLP. He holds a B.A. and a B.S.E. from the University of Connecticut and an M.B.A. from Columbia University.

Compensation of Executive Officers

        The following table sets forth the annual and long-term compensation for three individuals who will be executive officers of Bruker Daltonics following the completion of the merger. For compensation information relating to Frank H. Laukien and John J. Hulburt, both of whom currently serve as executive officers of Bruker Daltonics, please see "BRUKER DALTONICS EXECUTIVE COMPENSATION AND OTHER INFORMATION" beginning on page 195.

        The information provided below is as of December 31, 2002, for services rendered in all capacities to either Bruker Daltonics or Bruker AXS during each of the past three fiscal years.

Summary Compensation Table

	Annual Compensation			Long Term Compensation
Name and Principal Position						Securities Underlying Options(#)	All Other Compensation
	Year	Salary		Bonus(1)
Martin Haase Chief Executive Officer and President of Bruker AXS(3)	2002 2001 2000	$ $ $	112,164 101,102 86,954	$ $ $	116,261 101,228 43,894	100,000 150,000 50,000	— — —
Laura Francis Chief Financial Officer of Bruker AXS(4)	2002 2001 2000		$105,392 — —		$40,000 — —	80,000 — —	$2,960 — —	(2)
Michael Willett Investor Relations and Public Relations Officer of Bruker Daltonics(5)	2002 2001 2000	$ $ $	79,551 85,000 19,615	$ $	675 250 —	1,250 — 3,500	2,394 — —

(1)
Includes commissions paid.

(2)
Includes amounts contributed for the benefit of the named executive under Bruker AXS' defined contribution retirement plan.

(3)
Amounts paid in Deutsche Marks (2000) or Euro (2001 and 2002) and converted to United States dollars based on the average conversion rates for the respective years.

(4)
Ms. Francis commenced employment with Bruker AXS in May 2002. Accordingly, information presented for 2002 represents compensation for a partial year.

(5)
Mr. Willett commenced employment with Bruker Daltonics in September 2000. Accordingly, information presented for 2000 represents compensation for a partial year.

Grants of Stock Options

        The following table sets forth certain information with respect to individual grants of stock options to these executive officers during the fiscal year ended December 31, 2002.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2002
Name			Exercise Price	Expiration Date
					5%	10%
Martin Haase	100,000	18.7%	$2.10	May 6, 2012	$132,068	$334,686
Laura Francis	80,000	15.0%	$4.21	March 25, 2012	$211,812	$536,772
Michael Willett	1,250	0.3%	$11.11	March 15, 2012	$8,734	$22,133

(1)
Potential gains are net of exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the respective company's common stock, the timing of such exercises and the option holder's continued employment through the vesting period. The amounts reflected in this table may not accurately reflect or predict the actual value of the stock options.

Stock Option Exercises and December 31, 2002 Stock Option Values

        Set forth in the table below is information concerning the value of stock options held at December 31, 2002 by these executive officers.

Aggregate Option Exercises in Last Fiscal
Year and Option values as at December 31, 2002

			Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002 (1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Martin Haase	0	$0	67,000	233,000	$4,250	$4,250
Laura Francis	0	$0	0	80,000	$0	$0
Michael Willett	0	$0	1,625	3,100	$0	$0

(1)
The amounts set forth represent the difference, if positive, between the fair market value of the common stock underlying the options at December 31, 2002 and the exercise price of the options, multiplied by the applicable number of options.

Defined Benefit Plan

        Bruker AXS' subsidiary, Bruker AXS GmbH, sponsors a defined benefit pension plan. For each participant in the plan, benefits are based on the sum of the amount annually determined as a percentage of his or her salary, plus accrued interest at 6% per annum and are payable in four annual installments. The percentage is determined each year based on company performance, and may range from 2.5% to 7.5% for management employees and from 1.375% to 4.125% for other employees. Currently, Martin Haase is the only executive officer with any accrued benefit under this plan. The estimated amount of each annual installment payable to Dr. Haase under this plan upon retirement at age 60 is $12,000.

Employment Contracts

        Bruker AXS has entered into a Managing Director Contract ("Geschäftsführer-Vertrag") with Martin Haase, effective July 1, 2000. The agreement with Dr. Haase provides for an unlimited employment term, an agreed-upon annual base salary and eligibility for an annual cash bonus that is tied to business performance. The agreement provides that, for twelve months following termination of his employment, Dr. Haase will not compete with Bruker AXS in the analytical X-ray field. On August 6, 2001, the compensation committee of Bruker AXS agreed to modify the provisions of this agreement relating to Dr. Haase's annual base salary by increasing the salary to 250,000 DM, or $134,000 at the current exchange rate, per year effective September 1, 2001.

        Bruker AXS does not currently have an employment agreement with any other executive officer.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

        The Unaudited Pro Forma Condensed Combined Balance Sheet combines the historical consolidated balance sheets of Bruker Daltonics and Bruker AXS, giving effect to the merger as if it had been consummated on March 31, 2003. The Unaudited Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 2003 and 2002 and for the years ended December 31, 2002, 2001 and 2000 combine the historical consolidated statements of operations of Bruker Daltonics and Bruker AXS, giving effect to the merger as if it had occurred on January 1, 2000. This information is only a summary, and you should read it in conjunction with the Bruker Daltonics and Bruker AXS historical consolidated financial statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. See "WHERE YOU CAN FIND MORE INFORMATION" on page 205.

        Both Bruker Daltonics and Bruker AXS are majority owned by five affiliated shareholders. As a result, the acquisition of Bruker AXS by Bruker Daltonics is considered a business combination of companies under common control and will be accounted for in a manner similar to a pooling-of-interests. Accordingly, the acquisition of Bruker AXS, as it relates to the portion under common ownership (approximately 69%) will be accounted for at historical carrying values. The portion not under the common ownership of the five affiliated shareholders (approximately 31%) will be accounted for using the purchase method of accounting (at fair value) on a pro rata basis. Any excess purchase price of the interest not under common control over the fair value of the related net assets acquired will be accounted for as goodwill.

        We have prepared the unaudited pro forma condensed combined financial statements based on available information, using assumptions that we believe are reasonable. These unaudited pro forma condensed combined financial statements are being provided for informational purposes only. They do not purport to represent our actual financial position or results of operations had the merger occurred on the dates specified nor do they project our results of operations or financial position for any future period or date.

        The Unaudited Pro Forma Condensed Combined Statements of Operations do not reflect any adjustments for non-recurring items or anticipated operating synergies resulting from the merger. We currently expect to incur a one-time, non-cash charge for in-process research and development in connection with the merger and one-time transaction costs directly related to the merger that are not reflected in the Unaudited Pro Forma Condensed Combined Statements of Operations. See "Notes to Unaudited Pro Forma Condensed Combined Financial Statements." In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in our financial statements published after the completion of the merger will vary from the adjustments included in these unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus.

        The unaudited pro forma condensed combined financial statements do not include any adjustments for liabilities resulting from integration planning, as management of Bruker Daltonics and Bruker AXS are in the process of making these assessments, and estimates of these costs are not currently known. However, liabilities ultimately will be recorded for severance or relocation costs related to Bruker AXS employees, costs of vacating some facilities (leased or owned), or other costs associated with exiting activities of Bruker AXS that would affect amounts in the pro forma financial statements. In addition, Bruker Daltonics may incur restructuring charges upon completion of the merger or in subsequent quarters for severance or relocation costs related to Bruker Daltonics employees, costs of vacating some facilities (leased or owned), and other costs associated with exiting activities of Bruker Daltonics.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2003
(in thousands)

	Bruker Daltonics	Bruker AXS	Pro Forma Adjustments		Pro Forma Combined
ASSETS:
Current assets:
Cash and short-term investments	$48,971	$48,634	$(15,219)	(2a)	$82,386
Accounts receivable, net	28,983	18,022			47,005
Inventories	69,561	35,056	200	(2b)	104,817
Other current assets	5,131	4,917	(700)	(2b)	9,348

Total current assets	152,646	106,629	(15,719)		243,556
Property, plant and equipment, net	53,635	20,927	200	(2b)	74,762
Intangible and other assets	5,251	7,146	9,043	(2b)	21,440

Total assets	$211,532	$134,702	$(6,476)		$339,758

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Short-term borrowings	$21,054	$1,525			$22,579
Accounts payable	12,383	11,344	2,804	(2c)	26,531
Other current liabilities	31,765	20,968			52,733

Total current liabilities	65,202	33,837	2,804		101,843
Long-term debt	8,439	9,423			17,862
Other long-term liabilities	11,178	5,823			17,001
Minority interest		119			119
Stockholders' equity:
Common stock	550	562	(263)	(2d)	849
Additional paid-in capital	120,315	87,136	(1,062)	(2e)	206,389
Retained earnings (accumulated deficit)	5,020	(3,227)	(8,392)	(2f)	(6,599)
Treasury stock	(2,332)	(1,096)	1,096	(2g)	(2,332)
Accumulated other comprehensive income	3,160	2,125	(659)	(2h)	4,626

Total stockholders' equity	126,713	85,500	(9,280)		202,933

Total liabilities and stockholders' equity	$211,532	$134,702	$(6,476)		$339,758

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2003
(in thousands, except per share data)

	Bruker Daltonics	Bruker AXS	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$34,060	$28,954			$63,014
Other revenue	45	—			45

Net revenue	34,105	28,954			63,059
Costs and operating expenses:
Cost of product revenue	16,834	17,290			34,124
Selling, general and administrative	9,548	8,414	135	(3b)	18,097
Research and development	6,304	2,544		(3c)	8,848
Merger related costs	1,910	1,286	(3,196)	(3d)	—

Total costs and operating expenses	34,596	29,534	(3,061)		61,069

Operating (loss) income	(491)	(580)	3,061		1,990
Interest and other (expense) income, net	(86)	204	(106)	(3e)	12

(Loss) income before income taxes	(577)	(376)	2,955		2,002
Provision (benefit) for income taxes	503	364	(96)	(3f)	771

Loss before minority interest	(1,080)	(740)	3,051		1,231
Minority interest		39			39

(Loss) income from continuing operations before non-recurring charges directly attributable to the transaction	$(1,080)	$(779)	$3,051		$1,192

Per share basic and diluted:
(Loss) income from continuing operations before non-recurring charges directly attributable to the transaction	$(0.02)	$(0.01)			$0.01

Weighted average shares outstanding—diluted	54,551	55,723	29,947	(3g)	84,498

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2002
(in thousands, except per share data)

	Bruker Daltonics	Bruker AXS	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$25,674	$23,796			$49,470
Other revenue	109	—			109

Net revenue	25,783	23,796			49,579
Costs and operating expenses:
Cost of product revenue	12,075	14,678			26,753
Selling, general and administrative	7,857	6,266	135	(3b)	14,258
Research and development	4,503	2,113		(3c)	6,616
Special charges	—	—		(3d)	—

Total costs and operating expenses	24,435	23,057	135		47,627

Operating income (loss)	1,348	739	(135)		1,952
Interest and other income (expense), net	220	(235)	(106)	(3e)	(121)

Income (loss) before income taxes	1,568	504	(241)		1,831
Provision (benefit) for income taxes	627	195	(96)	(3f)	726

Income (loss) before minority interest	941	309	(145)		1,105
Minority interest		(1)			(1)

Income (loss) from continuing operations before non-recurring charges directly attributable to the transaction	$941	$310	$(145)		$1,106

Per share basic and diluted:
Income from continuing operations before non-recurring charges directly attributable to the transaction	$0.02	$0.01			$0.01

Weighted average shares outstanding—diluted	55,155	56,474	30,420	(3g)	85,575

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2002
(in thousands, except per share data)

	Bruker Daltonics	Bruker AXS	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$116,150	$104,290			$220,440
Other revenue	218	—			218

Net revenue	116,368	104,290			220,658
Costs and operating expenses:
Cost of product revenue	55,872	63,114			118,986
Selling, general and administrative	33,815	29,605	538	(3b)	63,958
Research and development	20,734	9,903		(3c)	30,637
Special charges	202	1,767		(3d)	1,969

Total costs and operating expenses	110,623	104,389	538		215,550

Operating income (loss)	5,745	(99)	(538)		5,108
Interest and other (expense) income, net	(9,882)	620	(424)	(3e)	(9,686)

(Loss) income before income taxes	(4,137)	521	(962)		(4,578)
Provision (benefit) for income taxes	2,063	718	(385)	(3f)	2,396

Loss before minority interest	(6,200)	(197)	(577)		(6,974)
Minority interest		59			59

Loss from continuing operations before non-recurring charges directly attributable to the transaction	$(6,200)	$(256)	$(577)		$(7,033)

Per share basic and diluted:
Loss from continuing operations before non-recurring charges directly attributable to the transaction	$(0.11)	$(0.00)			$(0.08)

Weighted average shares outstanding—diluted	54,812	56,028	30,139	(3g)	84,951

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2001
(in thousands, except per share data)

	Bruker Daltonics	Bruker AXS	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$91,765	$82,588			$174,353
Other revenue	926	—			926

Net revenue	92,691	82,588			175,279
Costs and operating expenses:
Cost of product revenue	43,588	51,063			94,651
Selling, general and administrative	27,718	22,090	538	(3b)	50,346
Research and development	18,468	7,744		(3c)	26,212
Special (credits) charges	(356)	3,590		(3d)	3,234

Total costs and operating expenses	89,418	84,487	538		174,443

Operating income (loss)	3,273	(1,899)	(538)		836
Interest and other income (expense), net	2,733	(447)	(424)	(3e)	1,862

Income (loss) before income taxes	6,006	(2,346)	(962)		2,698

Provision (benefit) for income taxes	2,369	(969)	(385)	(3f)	1,015

Income (loss) from continuing operations	3,637	(1,377)	(577)		1,683
Convertible preferred stock accretion		833			833
Beneficial conversion feature		5,192			5,192

Income (loss) from continuing operations before non-recurring charges directly attributable to the transaction available to common shareholders	$3,637	$(7,402)	$(577)		$(4,342)

Per share basic and diluted:
Income (loss) from continuing operations before non-recurring charges directly attributable to the transaction available to common shareholders	$0.07	$(0.19)			$(0.06)

Weighted average shares outstanding—diluted	55,178	39,613	22,515	(3g)	77,693

See accompanying notes.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000
(in thousands, except per share data)

	Bruker Daltonics	Bruker AXS	Pro Forma Adjustments		Pro Forma Combined
Product revenue	$74,772	$68,105			$142,877
Other revenue	1,830	—			1,830

Net revenue	76,602	68,105			144,707
Costs and operating expenses:
Costs of product revenue	35,587	43,252	100	(3a)	78,939
Selling, general and administrative	18,863	16,834	538	(3b)	36,235
Research and development	20,033	5,916		(3c)	25,949
Special charges	1,385	—		(3d)	1,385

Total costs and operating expenses	75,868	66,002	638		142,508

Operating income (loss)	734	2,103	(638)		2,199
Interest and other income (expense), net	1,586	(858)	(424)	(3e)	304

Income (loss) before income taxes	2,320	1,245	(1,062)		2,503
Provision (benefit) for income taxes	254	516	(424)	(3f)	346

Income (loss) from continuing operations before non-recurring charges directly attributable to the transaction	$2,066	$729	$(638)		$2,157

Per share basic and diluted:
Income from continuing operations before non-recurring charges directly attributable to the transaction	$0.04	$0.02			$0.03

Weighted average shares outstanding—diluted	49,922	38,814	22,011	(3g)	71,933

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.     Description of Transaction and Basis of Presentation

        The merger agreement provides that each outstanding share of Bruker AXS common stock will be converted into the right to receive 0.63 of a share of Bruker Daltonics common stock, par value $.01 per share, in a reorganization, or, at the election of each Bruker AXS shareholder, into a combination of Bruker Daltonics shares and cash, with 75% of the total consideration paid to each electing shareholder in Bruker Daltonics shares and the remaining 25% paid in cash. Additionally, all outstanding Bruker AXS stock options will be converted into Bruker Daltonics stock options at the same conversion ratio as the common shares. The merger is expected to be completed in the summer of 2003.

        Both Bruker Daltonics and Bruker AXS are majority owned by five affiliated shareholders. As a result, the acquisition of Bruker AXS by Bruker Daltonics is considered a business combination of companies under common control and will be accounted for in a manner similar to a pooling-of-interest. Accordingly, the acquisition of Bruker AXS, as it relates to the portion under common ownership (approximately 69%) will be accounted for at historical carrying values. The portion not under the common ownership of the five affiliated shareholders will be accounted for using the purchase method of accounting (at fair value) on a pro rata basis. Any excess purchase price of the interest not under common control over the fair value of the related net assets acquired will be accounted for as goodwill.

        The following pro forma adjustments are based on available information and various estimates and assumptions. Actual adjustments will differ from the pro forma adjustments. We believe that these assumptions provide a reasonable basis for presenting the significant effects of the merger and that the pro forma adjustments give appropriate effect to these assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

2.     Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

        The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it occurred on March 31, 2003. Pro forma adjustments have been made and are described below (in thousands, except share and per share data):

  (a)
  The estimated cash paid for the election of 25% cash consideration to those Bruker AXS shareholders that are eligible. We have assumed the following in calculating the pro forma cash adjustment:

  i.
  The fair value of Bruker Daltonics' stock is $2.95 (closing price on April 4, 2003). The actual fair value will be determined under the terms of the merger agreement upon the merger consummation date.

  ii.
  All minority shareholders elect to receive a cash payment as allowed under the merger agreement. This would result in the tender of approximately 2.7 million shares (4.3 million Bruker AXS shares × 0.63 exchange ratio) for cash consideration totaling $8,017.

  iii.
  Only two majority shareholders may receive a cash payment as allowed under the merger agreement. The other majority shareholders have already elected to receive 100% of their consideration in Bruker Daltonics stock. This would result in the tender of approximately 2.4 million shares (3.9 million Bruker AXS shares × 0.63 exchange ratio) for cash consideration totaling $7,202. This payment is considered a dividend in the pro forma financial statements.

        A 10% increase or decrease in the fair value of Bruker Daltonics stock would have a corresponding $1.5 million impact on this cash pro forma adjustment.

  (b)
  Adjustments to record the pro rata allocation of the purchase price to the net assets of Bruker AXS for the portion of the transaction subject to purchase accounting (the "minority interest") are as follows:

Market value of Bruker Daltonics common stock to be issued to minority shareholders (8.2 million shares × $2.95)	$24,049
Estimated cash paid for Bruker AXS shares to minority shareholders, see Note 2(a)	8,017
Estimated fair value of Bruker AXS stock options expected to be exchanged for Bruker Daltonics stock options, calculated using the Black-Scholes option pricing model with model assumptions estimated as of April 4, 2003, and Bruker Daltonics stock price of $2.95	4,769
Pro-rata portion of estimated merger related costs incurred by Bruker Daltonics related to the acquisition of the minority shares ($3,000 × 31%)	931

Estimated purchase price for minority interest	$37,766

Minority interest portion of the estimated fair value of Bruker AXS identifiable net assets acquired:
In-process research and development	$2,500
Existing technology and related patents	1,500	*
Customer relationships	300	*
Trademarks and tradenames	300	*
Inventories	200
Property, plant and equipment	200
Other current assets (write-off of prepaid insurance premiums)	(700)
Deferred income taxes on book/tax basis differences	(700	)*
Write-off of Bruker AXS historical goodwill	(1,000	)*
Remaining net book value of assets acquired and liabilities assumed which approximates fair value	26,523

Estimated fair value of identifiable net assets acquired	$29,123

Excess of purchase price over net assets acquired	$8,643	*

    *
    These amounts are included as pro forma adjustments to Intangible and other assets.

  (c)
  Adjustment to record an accrual for estimated remaining merger related costs of $2,804 associated with the merger ($6,000 total estimated merger related costs minus $3,196 incurred as of March 31, 2003).

  (d)
  Adjustment to reflect the exchange of 29.9 million shares of Bruker Daltonics common stock to Bruker AXS shareholders, par value of $0.01 per share and the cash payment discussed in Note 2(a) in exchange for the 56.2 million Bruker AXS shares outstanding as follows:

Issuance of Bruker Daltonics stock (29.9 million shares × $0.01 par value)	$299
Elimination of Bruker AXS stock (56.2 million shares × $0.01 par value)	(562)

Net pro forma adjustment to common stock	$(263)

        This assumes that all minority shareholders and the two eligible majority shareholders elect to receive 25% of their purchase consideration in cash as allowed under the merger agreement. Two majority shareholders have indicated that they intend to receive 25% of the purchase consideration in the form of a cash payment. The number of shares issued in the exchange will vary depending on the number of minority shareholders that ultimately elect to receive cash. If all minority shareholders elect stock, we would issue 32.7 million shares. This range of shares does not have a significant impact on pro forma earnings per share.

  (e)
  Adjustments to additional paid-in capital include the following:

Minority shareholder excess of purchase price over par value of common stock	$23,968
Estimated fair value of stock options, see Note 2(b)	4,769
Historical value of minority interest in additional paid-in capital, including difference between Bruker AXS historical balance and excess of purchase price for common stock and treasury stock	(27,617)
Deemed dividend to two majority shareholders electing 25% cash ($7,202 less $5,020 from Bruker Daltonics retained earnings)	(2,182)

Net pro forma adjustment to additional paid-in capital	$(1,062)

  (f)
  Adjustments to retained earnings (accumulated deficit) include the following:

Deemed dividend to two majority shareholders expected to elect 25% cash (limited to Bruker Daltonics retained earnings balance)	$(5,020)
In-process research and development ($8,000 × 31%)	(2,500)
Merger related costs excluding costs incurred to date and costs attributable to acquisition of minority interest ($6,000-$3,196-$931)	(1,873)
Allocation of Bruker AXS retained earnings to minority interest ($3,227 × 31%)	1,001

Net pro forma adjustment to retained earnings (accumulated deficit)	$(8,392)

  (g)
  Adjustment reflects the elimination of the Bruker AXS historical balance in treasury stock of $1,096.

  (h)
  Adjustment reflects the allocation of accumulated other comprehensive income to the minority interest ($2,125 × 31% minority interest).

3.     Pro Forma Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

        The Unaudited Pro Forma Condensed Combined Statements of Operations give effect to the Bruker Daltonics merger with Bruker AXS as if it occurred on January 1, 2000. Pro forma adjustments have been made and are described below (in thousands):

  (a)
  Adjustment reflects $100 additional cost of sales for work-in-process and finished goods inventory acquired in connection with the merger. This inventory was written-up by $100 to reflect estimated fair value. The adjustment assumes 100% of the inventory acquired was sold in 2000.

  (b)
  Adjustment reflects additional depreciation and amortization expense from the write-up to fair value of Bruker AXS demonstration inventory, property, plant and equipment, existing technology and related patents, customer relationships, and trademarks and tradenames. The estimated pro forma adjustments, estimated useful lives, and additional depreciation and amortization expense are as follows:

Description	Pro Forma Adjustment	Estimated Useful Life	Annual Depreciation/ Amortization	Quarterly Depreciation/ Amortization
Demonstration inventory	$100	3 years	$33	$8
Property, plant, and equipment	200	5 years	40	10
Existing technology and related patents	1,500	4 years	375	94
Customer relationships	300	5 years	60	15
Trademarks and tradenames	300	10 years	30	8

Total depreciation and amortization			$538	$135

  (c)
  We will take a one-time, non-cash charge of $2,500 for the estimated fair value of Bruker AXS in-process research and development, or IPR&D, projects that have not yet reached technological feasibility and have no alternative future use. The value assigned to purchased in-process research and development comprises the following projects: 1) next generation, high brilliancy optics and microsources, 2) high power, high brilliancy rotating anode generator for biological crystallography, 3) high sensitivity large area detector systems, and 4) next generation software platform for data acquisition and processing. The projects range from 40% to 80% complete. These projects are expected to be completed by 2004 at a total estimated cost of $1,100. We determined the estimated value of IPR&D based on the discounted cash flows of revenue generated from these projects. The estimated total IPR&D value is $8,000. We will reflect the minority interest portion of the IPR&D value as expense of $2,500 immediately following the close of the transaction. This charge is excluded from the pro forma adjustments as it is a material, non-recurring charge directly related to the merger.

  (d)
  We estimate that Bruker Daltonics and Bruker AXS will incur merger related costs of approximately $6,000. These costs include fees that will be paid to investment bankers, attorneys and accountants. We will be required to expense all of these costs ($5,069) except those costs related to the portion of the transaction subject to purchase accounting ($931). To date, the companies together have incurred $3,196 of merger related costs. These costs were removed as part of the pro forma adjustments as they are material, non-recurring charges directly related to the merger.

  (e)
  Adjustment reflects reduction of $424 (annual) or $106 (quarterly) of interest income resulting from the assumed payment of cash consideration and transaction costs related to the merger. We assumed Bruker Daltonics pays $15,219 in cash consideration and Bruker Daltonics and Bruker AXS pay $6,000 in merger related costs. We estimate that we receive an average interest rate of 2% on cash and short-term investments.

  (f)
  The assumed effective tax rate of the pro forma adjustments, excluding the minority interest adjustment, is 40%. Merger related costs are not expected to be tax deductible and, therefore, are not tax effected.

  (g)
  The change in fully diluted average shares outstanding reflects the adjustment for the conversion of Bruker AXS historical weighted average, diluted common stock outstanding using an exchange ratio of 0.63. The calculation excludes those shares assumed to be converted to cash as discussed in Notes 2(a) and 2(d).

INFORMATION ABOUT BRUKER DALTONICS

GENERAL

Overview

        Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry and develops a broad range of field analytical systems for substance detection and pathogen identification. Bruker Daltonics' substantial investment in research and development allows the company to design, manufacture and market a broad array of products intended to meet the rapidly growing needs of a diverse customer base. Bruker Daltonics' customers include pharmaceutical companies, biotechnology companies, agricultural biotechnology companies, proteomics companies, molecular diagnostics companies, academic institutions and government agencies.

        Mass spectrometers are sophisticated devices that measure the mass or weight of a molecule and provide highly accurate information about the structure of materials. Bruker Daltonics' mass spectrometry-based systems often combine advanced mass spectrometry instrumentation; automated sampling and sample preparation robots; reagent kits and other disposable products, called consumables, used in conducting tests, or assays, and powerful bioinformatics software. These systems offer integrated solutions for applications in multiple existing and emerging markets including genomics and proteomics, metabolic and biomarker profiling, drug discovery and development, molecular assays and diagnostics, molecular and systems biology and basic medical research.

        Bruker Daltonics markets its life science systems both through a direct sales force and through strategic distribution arrangements with Agilent Technologies, Sequenom, Biacore and others. Bruker Daltonics is also a worldwide leader in supplying mass spectrometry-based systems for substance detection and pathogen identification in security and defense applications.

BUSINESS

Industry Background

        Bruker Daltonics designs products to address the rapidly evolving needs of the life science industry. Public and private efforts to sequence the entire human genome have led to advances that are fueling further investment in the discovery and identification of single nucleotide polymorphisms, or SNPs, and other forms of genetic variation. These developments, combined with advances in combinatorial chemistry, which is the creation of libraries of chemical compounds, and in basic molecular biology and medical research, are spurring growth in the following rapidly developing and emerging areas:

  •
  pharmacogenomics, which compares the genetic information of an individual to the average human genome to predict the response of individual patients and patient populations to drugs;

  •
  personalized medicine, which seeks to apply inexpensive, rapid molecular diagnostic tests, or assays, to profile a patient's genetic composition and enable the prescription of individualized drug therapy;

  •
  proteomics, which involves the large-scale separation, identification and characterization of proteins in order to understand how proteins are created based on the information contained in genes;

  •
  new methods of drug discovery, which are based on the rapid measurement, or high-throughput screening, of large numbers of small organic compounds synthesized through combinatorial chemistry against large numbers of disease pathways, or targets, identified by genomics and proteomics;

  •
  biomarker detection, or bio-barcoding, which develops rapid and sensitive assays for a broad range of cell and tissue types for applications including infectious disease detection, human tissue assessment, the identification of specific agricultural characteristics and pathogen identification, even when the molecular mechanisms are not understood or the genomic sequence is not available; and

  •
  metabolic profiling, or metabolomics, which analyzes the levels of substances produced by the metabolism, called metabolites, present in a cell or in biological fluids to draw correlations between disease states, genetic modifications and variations in metabolite levels.

        In addition, increased levels of funding for basic medical research have fueled demand by universities, medical schools and government agencies for sophisticated bioanalytical systems, such as mass spectrometers. Funding has also increased for substance detection and pathogen identification systems for security and defense applications.

Limitations of Alternative Life Science Tools

        Many of the bioanalytical tools available today based on technologies other than mass spectrometry, including those described in the next paragraph, have significant limitations when used for applications including the detection of genetic variation, pharmacogenomics, proteomics, drug discovery and biomarker detection. These limitations include lack of throughput to accommodate the volume of analysis required, lack of automation, time-consuming sample preparation and insufficient accuracy of the resulting data. For example, the two leading methods traditionally used for DNA sequencing and expression profiling are electrophoresis and hybridization. The error rate of these techniques can increase the cost, complexity and time involved in completing more demanding analyses.

        Traditional protein science tools, including Edman sequencing and two-dimensional gel separations are time consuming, relatively inaccurate and labor intensive. Additionally, many alternative life sciences tools can only be utilized by expert scientists. Other, newer bioanalytical tools, like biological chips that can be read by fluorescence readers, may be highly automated. However, these instruments are often less flexible or less accurate than mass spectrometers. For other emerging applications including metabolic profiling and rapid biomarker detection, Bruker Daltonics believes there presently are no automated, sensitive and accurate alternative tools available other than mass spectrometry-based systems.

        Increasingly, life science companies are looking to solutions that address the limitations inherent in these alternative tools.

Mass Spectrometry

        Mass spectrometers are devices for measuring the mass, or weight, of a molecule. Mass spectrometry systems employ an ionization source which creates charged molecules, and a mass separation/detection component which separates these charged molecules on the basis of mass to detect their presence and quantity. Mass spectrometry has been used in physics and chemistry for over fifty years. Over the past fifteen years, mass spectrometry has emerged as a powerful research tool in the life sciences. For example, mass spectrometers can determine the identity, amount, structure, sequence and other biological properties of small molecules, like drug candidates and metabolites, as well as large biomolecules, like proteins or DNA.

        While highly accurate, mass spectrometers historically have been limited by the time and skill required to prepare samples, conduct each measurement and analyze the data.

Bruker Daltonics' Solutions

        Bruker Daltonics' product lines integrate sophisticated mass spectrometers with automated sample preparation and measurement, and, where appropriate, bioinformatics software to address many of the bioanalytical and bioinformatics needs of the life sciences industry across a broad range of applications. Bruker Daltonics' products have particular application to:

  •
  genetic variation analysis, including such evolving areas as pharmacogenomics and personalized medicine;

  •
  proteomics;

  •
  metabolomics;

  •
  drug discovery based on high-throughput screening and combinatorial chemistry; and

  •
  drug development.

        Automated high-throughput mass spectrometry systems offer significant advantages over other bioanalytical tools, including Edman sequencing and two-dimensional gel separations, in these emerging and rapidly changing markets. Bruker Daltonics' automated systems allow its customers to generate and evaluate large volumes of accurate, high-quality data on a cost-effective basis. Bruker Daltonics believes that this enhanced throughput and high-quality data improves the customers' ability to apply bioinformatics to validate lead disease pathways, or targets, understand disease pathways and analyze lead compounds. Bruker Daltonics' customers also use these products in molecular biology and other basic medical research. In addition, Bruker Daltonics' automated, integrated mass spectrometry technology forms the basis of the substance detection and pathogen identification products used in security and defense markets.

        Bruker Daltonics' life science systems are based on four core mass spectrometry technologies. Building on these core technologies, Bruker Daltonics offers a wide range of systems that address key analytical needs in multiple applications across the life sciences industry. Bruker Daltonics believes that its products offer the following advantages to its customers:

        High Degree of Automation.    Bruker Daltonics' automated sample preparation and measurement technology and sophisticated bioanalytic software allow customers to process high sample volumes with reduced reliance on highly-trained scientific personnel.

        Integrated Solutions.    Bruker Daltonics provides customers with complete bioanalytical solutions by integrating mass spectrometry products with front-end sample preparation, a sample preparation technology that conditions samples before they are analyzed, with purification and separation methods that clean and separate components of sample mixtures, chemicals and other disposable materials used in conducting assays and with bioinformatics software that interprets and analyzes data after it has been generated.

        Accurate Results.    Bruker Daltonics' automated mass spectrometry systems generate large volumes of highly accurate data with the selectivity and sensitivity that customers demand. The high sensitivity of Bruker Daltonics' products enables customers to pursue miniaturization and analysis of smaller samples. The accuracy of the results reduces the need for repeat analysis to eliminate errors.

        Increased Productivity.    Bruker Daltonics' high-throughput products are designed to allow life science customers to increase productivity by generating more results in a shorter time period.

        Cost Efficiency.    Bruker Daltonics has achieved performance advances with products that are designed to result in increased information per analysis at a significantly lower cost per analysis for customers.

Bruker Daltonics' Strategy

        Bruker Daltonics' strategy is to continue to be a leading provider of mass spectrometry and related systems for use in life sciences, as well as in substance detection and pathogen identification. Key elements of Bruker Daltonics' strategy include:

        Providing a Broad Array of Tools for a Wide Range of Applications.    In life sciences, Bruker Daltonics' strategy is to offer a broad range of products that provide integrated solutions, including sample preparation, sample analysis and data interpretation, for applications in existing and emerging life science markets. Bruker Daltonics' longer term strategy is to expand its enabling life science tools beyond the current mass spectrometry-based product lines and to extend its position as a leading provider of enabling tools for the life science industry. Bruker Daltonics plans to selectively evaluate new life science markets to which the company may apply core technologies and to continue to develop and market mass spectrometry systems for substance detection and pathogen identification.

        Developing New Platforms, Enhanced Products and New Applications.    Bruker Daltonics plans to continue its substantial investment in internal research and development, although at a gradually declining percentage of revenue. As a result of this investment, throughout 2000, 2001 and 2002 Bruker Daltonics introduced entirely new technology platforms, nine next generation mass spectrometers, three new consumable product lines and three bioinformatics software packages. Bruker Daltonics expects collaborations with key industrial and academic customers to continue to play a strategic role in its research and development efforts and to assist in identifying and anticipating opportunities for enhanced products and emerging applications.

        Building Alliances and Pursuing Acquisitions.    Bruker Daltonics plans to continue to co-develop selected products with strategic partners, especially when these alliances expand product lines and extend marketing reach. As an example, Bruker Daltonics' collaboration with Agilent resulted, in early 2000, in the introduction of two ion trap instruments designed to be installed on top of a laboratory bench. Bruker Daltonics also intends to pursue strategic acquisitions to extend its technology base. For example, at the end of 1999, Bruker Daltonics acquired Viking to expand its substance detection technologies. Similarly, in 2000, Bruker Daltonics entered into a strategic alliance with GeneProt whereby it purchased 51 of Bruker Daltonics' systems as well as consumables and support over time for use in industrial-scale proteomics research. In 2001, Bruker Daltonics entered into strategic alliances with Affinium Pharmaceuticals, Inc. (formerly Integrative Proteomics, Inc.) as well as GeneFormatics, Inc. in the area of structural proteomics. In 2002, Bruker Daltonics announced an expanded alliance with Roche in the field of proteomics. The resulting collaboration focuses on the development of highly efficient methods for mass spectrometric protein analysis. Similarly, in 2002, Bruker Daltonics' research and development collaboration with Biacore resulted in the introduction of a complete commercial system for SPR/MS.

        Generating Recurring Revenue.    Bruker Daltonics' consumables and product service and support provide an opportunity to generate recurring revenue. Bruker Daltonics seeks to develop additional consumables, which enhance the ease of use and productivity of its tools. For example, the company's reagents and assay kits make sample preparation easier for customers. Bruker Daltonics seeks to increase recurring revenue from post-warranty service to its growing industrial customer base as well as from training and applications support.

        Leveraging Bruker Daltonics' Intellectual Property.    Bruker Daltonics expects to continue to pursue an intellectual property strategy of obtaining extensive patent protection. Bruker Daltonics has a substantial patent portfolio, and it is the company's strategy to build and protect this patent portfolio. Bruker Daltonics believes that maintaining extensive intellectual property rights allows it to maintain a competitive advantage through protecting access to key technologies. Where appropriate, the company may pursue an active licensing program to generate recurring revenue or to gain access to the intellectual property of others.

Bruker Daltonics' Products

Mass Spectrometry

        Bruker Daltonics bases its life science solutions on four core mass spectrometry technology platforms which include:

  •
  matrix-assisted laser desorption ionization, or MALDI, time-of-flight mass spectrometry; (MALDI-TOF), including tandem time-of-flight systems (MALDI-TOF/TOF);

  •
  electrospray ionization, or ESI, time-of-flight mass spectrometry (ESI-TOF), including tandem mass spectrometry systems based on ESI-quadrupole-TOF mass spectrometry (ESI-Q-q-TOF);

  •
  Fourier transform mass spectrometry (FTMS); and

  •
  ion trap mass spectrometry (ITMS).

        Time-of-flight mass spectrometers measure mass based on the time it takes for charged molecules to travel from the ionization source to the detection component. With the ability to analyze as many as 30,000 samples per day, these mass spectrometers currently have the highest sample throughput and can analyze the broadest range of masses of any mass spectrometer for use in the fields of genomics and proteomics. Bruker Daltonics' time-of-flight mass spectrometry solutions make full use of this potential for increased speed by automating various steps of the analysis. These time-of-flight solutions combine high sensitivity, accuracy and throughput to generate large volumes of accurate raw data for SNP detection and proteomics.

        MALDI Time-of-Flight Mass Spectrometers utilize an ionization process to analyze solid samples using a laser that combines large volume sample throughput with high mass range and significant sensitivity. Bruker Daltonics' MALDI-TOF mass spectrometers are useful for: (a) SNP analysis; (b) genotyping; (c) personalized medicine; (d) forensics; (e) proteomics and protein function analysis; (f) drug discovery and development; and (g) fast cell and tissue biomarker detection. Bruker Daltonics offers five MALDI time-of-flight instruments:

        ultraflex™ TOF/TOF.    The ultraflex incorporates a MALDI source coupled with a tandem Time of Flight mass analyzer. This allows for high-throughput protein identification by MALDI-TOF using peptide mass fingerprinting, followed by more detailed protein characterization via further fragmentation and secondary TOF detection.

        ultraflex™ TOF.    This top-of-the-line MALDI time-of-flight instrument offers modular flexibility that allows various configurations in the research laboratory and automated sampling combined with high sensitivity, resolution and accuracy.

        autoflex™.    Bruker Daltonics' first MALDI time-of-flight instrument is specifically designed for industrial biology. The autoflex can be used in SNP analysis and proteomics. Sequenom uses this system in its industrial genomics MassArray system.

        OmniFLEX™.    Bruker Daltonics' first MALDI time-of-flight instrument which can be installed on a laboratory bench can be used in general-purpose mass spectrometry laboratories. The OmniFLEX combines sensitivity, resolution and accuracy, for a wide variety of routine and higher-end applications, with a lower price than the other three products described above.

        OmniFLEX LT™.    Bruker Daltonics' easy-to-use and affordable linear bench-top MALDI time-of-flight instrument is designed as a biologist-friendly molecular mass measurement tool. Bruker Daltonics introduced this product in March 2002. The OmniFLEX LT combines sensitivity, resolution and accuracy, for a wide variety of routine and lower-end applications, with a lower price than the basic OmniFLEX.

        These products utilize proprietary AnchorChip microarrays which prepare samples for analysis. These microarrays employ patented microfluidics technology that improves sensitivity and reduces analysis time per sample by concentrating the sample in a defined location.

        ESI Time-of-Flight Mass Spectrometers utilize an ionization process to analyze liquid samples. This process, which does not destroy the sample, allows for rapid data acquisition and analysis of large biological molecules. ESI time-of-flight mass spectrometers are useful for: (a) identification, protein analysis and functional complex analysis in proteomics and protein function; (b) molecular identification in metabolomics and drug metabolite analysis; (c) combinatorial chemistry high-throughput screening, or HTS; and (d) fast liquid chromatography mass spectrometry, or LC/MS, in drug discovery and development. Bruker Daltonics offers three ESI time-of-flight instruments:

        BioTOF™III.    The BioTOF III is the next generation of Bruker Daltonics' leading performance floor-standing ESI-TOF system. It is especially useful for the analysis of high molecular weight materials such as proteins and other biologically active complexes.

        BioTOF™III Q.    The BioTOF III Q adds a high performance quadrupole mass analyzer and a collision multipole to the BioTOF III. This type of tandem mass spectrometry using Q-q-TOF geometry permits the sensitive and highly accurate determination of molecular fragment ions. It is particularly useful in de novo peptide sequencing as it can eliminate ambiguities in the assignment of amino acid sequences by high accuracy fragment analysis.

        microTOF™.    The microTOF utilizes new state-of-the-art high-speed analog-to-digital converter (ADC) technology, which in contrast to older time-to-digital converters (TDC) permits reliable quantitative measurements, and can produce high-fidelity undistorted isotopic patterns.

        Fourier Transform Mass Spectrometers utilize high-field superconducting magnets to offer the highest resolution, selectivity and accuracy currently achievable in mass spectrometry. Bruker Daltonics' systems based on this technology often eliminate the need for time-consuming separation techniques in complex mixture analyses. In addition, these systems can fragment molecular ions to perform exact mass analysis on all fragments to determine molecular structure. Fourier transform mass spectrometers are useful for: (a) the study of the structure and function of biomolecules including proteins, DNA and natural products; (b) complex mixture analysis including combinatorial libraries; (c) high-throughput proteomics and metabolomics; and (d) high-throughput drug screening. Bruker Daltonics offers two Fourier Transform mass spectrometer instruments:

        APEX IV™.    In the spring of 2002, Bruker Daltonics introduced a new APEX IV instrument, a powerful and compact commercial Fourier transform mass spectrometer. This system allows a wide range of research capabilities while maintaining simplicity of operation. The APEX IV system is available with several magnetic field strengths which can be tailored to meet a customer's analytical needs. An increase in field strength improves resolution, selectivity and accuracy.

        APEX-Q™.    In March of 2003, Bruker Daltonics introduced the APEX-Q hybrid Q-q-FTMS. The APEX-Q hybrid Q-q-FTMS is an innovative research instrument offering ultra high performance for proteomics research. In development for over two years, the APEX-Q platform represents the combination of both a Q-q- "front-end" and a high field FTMS magnet (9.4 or 12 Tesla) for the ultimate resolution proteomics mass spectrometer.

        Ion Trap Mass Spectrometers measure all ions simultaneously which improves sensitivity relative to older quadrupole mass spectrometers. Ion trap mass spectrometers are useful for: (a) sequencing and identification based on structural analysis; (b) quantitative liquid chromatography mass spectrometry; (c) identification of combinatorial libraries; and (d) generally enhancing the speed and efficiency of the drug discovery and development process. In addition to ion trap mass spectrometers that Bruker Daltonics sells via Agilent Technologies, Bruker Daltonics offers three ion trap mass spectrometer instruments via direct sales channels:

        esquire2000™.    The esquire2000 is an affordable compact tandem mass spectrometer. It offers better sensitivity than previous analytical-grade ion trap LC/MS/MS systems, and features a mass range up to 2200m/z. The esquire2000 provides higher LC/MS/MS specificity than single quadrupole LC/MS systems at only an incremental cost increase.

        esquire3000plus™.    The esquire3000plus ion trap mass spectrometer combines patented ion trap technology with ion source and liquid chromatography technology from Agilent. It offers performance benefits over other ion trap systems, including software integration with Agilent separation systems, faster scan rates, higher sensitivity, a wider mass range and a simple Windows NT user interface. Bruker Daltonics also co-manufactures (with Agilent) a related product, the LC/MSD-trap, which is distributed by Agilent.

        esquire HCT™.    The esquire HCT is a novel high performance ion trap mass spectrometer for faster and more sensitive analysis in proteomics and metabolomics. This new high capacity trap (HCT) combines substantially higher ion storage capacity with a proprietary high-performance scan mode for even higher ion trap research performance.

        Automated Sample Preparation.    Bruker Daltonics provides versatile automated sample preparation robots specifically designed to enhance throughput of genomics and proteomics analysis.

        MAP™ II and MAP II/8.    Bruker Daltonics' customized liquid handler for automated MALDI sample preparation is available in 1 and 8 channel configurations for optimum throughput. MAP systems use standard microtiter plates for optimum throughput and integration with existing laboratory techniques.

        Proteineer™ SP Spot Picker.    The Proteineer™ SP Spot Picker enables automated spot picking from 2-D gels into 96 and 384 micro well plates. The SP is based on the successful MAP II liquid handler customized for MALDI applications and thus smoothly fits into Bruker Daltonics' Proteineer suite.

        Proteineer™ DP Digest & Prep.    Similar to the SP, the DP automates digestion of proteins separated by 2-D gels and sample preparation for subsequent mass spectrometric analysis.

Consumables

        Bruker Daltonics sells consumables for processing, purifying and preparing samples prior to mass spectrometric analyses. Additionally, Bruker Daltonics' systems for substance detection and pathogen identification use consumables for sample collection. Consumables will provide an increasing recurring revenue stream as the company's installed systems base grows. Bruker Daltonics' consumables include:

Product	Description
Genolink	An automated SNP genotyping accessory to accelerate functional genomics research
AnchorChips	Microarrays that prepare samples and increase the sensitivity of MALDI analysis, improve automation and minimize reagent consumption
GenoPureDS kit	Purifies DNA prior to mass spectrometric analysis
GenoPureOligo kit	Purifies oligonucleotides, or DNA fragments, prior to analysis
Silicon wheels	Sample collection device for substance detection
Quartz tubes	Sample processing device for pathogen identification
Dryers and filters	Air dryers and filters for the ion mobility spectrometers

Automation and separation products, training and services

        Bruker Daltonics sells a broad array of related products and services with its initial system sales and during a product's lifetime. For substance detection and pathogen identification systems, the company has developed training products, including complete system simulator installations. Bruker Daltonics offers post-warranty service on either a pre-paid or per-call basis and sell repair and replacement parts for our growing installed systems base. Bruker Daltonics' related products include:

Product	Description
Reconnaissance Simulator	Training system that instructs users how to identify areas contaminated with toxic substances
MM-1 Trainer	Training product for the operation of Bruker Daltonics' mass spectrometer
HP1100 and 3D-CE	Products that condition samples for mass spectrometric analysis that are produced by Agilent and sold by Bruker Daltonics
MAP II and II/8	Robots based on technology owned by Gilson Inc. that prepare samples for analysis by Bruker Daltonics' MALDI instruments
AutoXecute	Automation software that allows Bruker Daltonics' time-of-flight systems to analyze samples automatically
Liquid Chromatographs	Bruker Daltonics also sell LC systems manufactured by Waters and Dionex

Bioinformatics and Software

        Bruker Daltonics has introduced automated control software to integrate separation devices and robotics into its solutions. In addition, Bruker Daltonics provides bioinformatics software to generate useable information from large volumes of raw data. Finally, the company offers intuitive data acquisition and analysis software on a Windows NT platform to make its systems accessible to non-experts. Bruker Daltonics' related products include:

Product	Description
Compass	Unified software environment for intuitive mass spectrometric instrument control and data processing
Proteinscape	Database system for proteomics project management
HyStar NT	Liquid chromatography mass spectrometry software to control Agilent and Waters liquid chromatography systems, Gilson robots and the operation of an integrated liquid chromatography/nuclear magnetic resonance/mass spectrometry system
BioTools	For biomolecule identification and sequencing
Mascot	Fast, automated web-enabled protein identification from protein databases—purchased from Matrix Science
Genotools	Interpretation software for DNA mass spectra for SNPs or other genetic variation
PolymerTools	Interpretation software for mass spectra for synthetic polymer parameters
QuantAnalysis	Software for quantification of metabolites and substances

Substance Detection and Pathogen Identification

        Bruker Daltonics sells a wide range of portable analytical and bioanalytical detection systems and related products. Bruker Daltonics' customers use these devices for nuclear, biological pathogen and chemical defense applications, anti-terrorism, law enforcement and process and facilities monitoring. The company's substance detection and pathogen identification products use many of the same technology platforms as its life sciences products. For example, Bruker Daltonics developed its esquire products using the same ion trap technology used in its chemical and biological mass spectrometers. Bruker Daltonics also provides integrated, comprehensive detection suites which include multiple detection systems, consumables, training and simulators. Bruker Daltonics' related products include:

Product	Description
MM-1	Mobile mass spectrometer for automatic detection of chemical substances
CBMS	Mobile ion trap mass spectrometers for automated classification of biological pathogens and identification of chemical agents
RAID/IMS Series	Portable and stationary automated ion mobility detectors for chemical agent detection
EM640 Series	Transportable mass spectrometers for emergency response
Viking 573	Portable gas chromatography mass spectrometer for law enforcement
RAPID II/Hawk	Long-range infrared detector for chemical substance clouds
SVG-2	Solid-state radiation detector
NIGAS	Non-intrusive neutron activation detector for chemical component analysis in closed containers

Research and Development

        Product and Applications Development.    Bruker Daltonics commits substantial capital and resources to internal and collaborative research and development in order to provide innovative life science solutions to its customers. In 2000, 2001 and 2002, Bruker Daltonics spent $20.0 million, $18.5 million and $20.7 million, respectively, for research and development purposes. The following are a few examples of Bruker Daltonics' recent research and development accomplishments:

  •
  After a four-year development effort, Bruker Daltonics created a new technology platform for orthogonal time-of-flight mass spectrometry. In January 1998, Bruker Daltonics introduced its first commercial system using this technology platform, the BioTOF. In March 2000, Bruker Daltonics offered a second generation product derived from this ESI time-of-flight platform, the BioTOF II. In May 2001, Bruker Daltonics introduced the BioTOF Q which adds a high performance quadrupole mass analyzer to the BioTOF II. In March 2003, Bruker Daltonics introduced the microTOF, which is an innovative next-generation benchtop ESI-TOF system with higher performance for research and exacting analytical requirements, as well as the BioTOF III which replaces the BioTOF II.

  •
  In March 2000, Bruker Daltonics introduced various next-generation systems based on existing mass spectrometry technology platforms including the Apex III Series Fourier transform mass spectrometer, the esquire3000 ion trap mass spectrometer, the OmniFLEX MALDI time-of-flight mass spectrometer and the MAP II/8 sample preparation robot. These new systems typically had two-year development and engineering cycles. In the first half of 2002, Bruker Daltonics introduced two additional next-generation systems: the Apex IV Series Fourier transform mass spectrometer and the OmniFLEX LT MALDI time-of-flight mass spectrometer.

  •
  In the second quarter of 2000, Bruker Daltonics commercialized its AnchorChip microarrays. These products incorporate patented microfluidics technology which achieves greater sensitivity in MALDI analyses. Bruker Daltonics also developed an ion source, known as ZeroAdjust Nanospray™, to solve ease of use and throughput constraints associated with traditional ESI sources at low flow rates. This development increases throughput for proteomic applications.

  •
  In the second half of 2000, Bruker Daltonics introduced the autoflex, the first MALDI time-of-flight system designed to analyze over 30,000 samples without operator intervention. The autoflex is the first MALDI time-of-flight system designed for high sample through put including fast, automatic analysis and maximum reliability for millions of sample analysis without service.

  •
  In the second half of 2001, Bruker Daltonics introduced the ultraflex™ TOF/TOF. The ultraflex incorporates a MALDI source coupled with a tandem time-of-flight mass analyzer. This allows for high-throughput protein identification by MALDI-TOF using peptide mass fingerprinting, followed by more detailed protein characterization via further fragmentation and secondary TOF detection. In addition, during the first half of 2002, Bruker Daltonics introduced the ultraflex™ TOF which is upgradeable to a full ultraflex™ TOF/TOF.

        Grants.    Historically, Bruker Daltonics has been the recipient of various government grants. In early 2000, Bruker Daltonics completed a five-year Advanced Technology Program grant from the National Institute of Standards and Technology for the development of a Mass Tag DNA Diagnostic Mass Spectrometer. Bruker Daltonics also currently has three ongoing, multi-year research grants from the German Federal Government for the development of new spectrometers and new applications for analysis. Bruker Daltonics has generally retained at least non-exclusive rights to any items or improvements Bruker Daltonics develops under these grants. The U.S. government generally retains the right to use technology developed under grants. The German government requires that Bruker Daltonics use and market technology developed under grants in order to retain the company's rights to the technology. In 2000, 2001 and 2002, Bruker Daltonics received research and development grants in the aggregate amounts of $1.8 million, $1.0 million and $218,000, respectively. Bruker Daltonics expects grant revenue to represent a decreasing portion of its revenue.

Customers

        Bruker Daltonics has a broad and diversified global life science customer base that includes over 1,800 customers with installed products. Bruker Daltonics' life science system sales accounted for approximately 70% of the company's product revenue for the year ended December 31, 2002. Bruker Daltonics' life science customer base is composed primarily of end-users and includes pharmaceutical, biotechnology, proteomics, agricultural biotechnology, molecular diagnostics and fine chemical companies, as well as commercial laboratories, university laboratories, medical schools and other not-for-profit research institutes and government laboratories. The company's customers generally do not have a need to buy numerous systems at one time, and historically Bruker Daltonics has not depended on any single customer in the sale of its life science systems. In 2002, no single customer accounted for more than 10% of Bruker Daltonics' revenue.

        Bruker Daltonics sells its substance detection and pathogen identification products and services to allied defense departments and law enforcement and emergency response professionals. For the year ended December 31, 2002, substance detection and pathogen identification system sales represented approximately 15% of Bruker Daltonics' product revenue. Bruker Daltonics' substance detection and pathogen identification customers are primarily military and government end-users. Bruker Daltonics' after-market products, including consumables, software and services, accounted for the remaining 15% of the company's product revenue for the year ended December 31, 2002.

Strategic Collaborations

        Bruker Daltonics has several key technical collaborations and alliances for the development and distribution of new or existing products. These collaborations include:

        Agilent Technologies, Inc.    In 1996, Bruker Daltonics commenced a collaboration with Agilent (formerly an operating unit of Hewlett Packard) to develop and distribute ion trap liquid chromatography mass spectrometry instrumentation. Bruker Daltonics jointly manufactures two different models of ion trap mass spectrometers. One model is branded and distributed by Agilent, and the other model, the esquire3000plus, is branded and distributed by Bruker Daltonics. Under the agreement with Agilent, neither party can conduct joint ion trap development with any other party, and each party has agreed not to develop products that would compete with the products of the other party that are the subject of this agreement.

        Sequenom Inc.    In 1997, Bruker Daltonics began an alliance with Sequenom to develop industrial genomics tools for high-throughput SNP analysis. Under this agreement, Sequenom purchases MALDI time-of-flight mass spectrometers from Bruker Daltonics, and they include these spectrometers in their products. Bruker Daltonics' BIFLEX was the basis for a co-labeled system called SpectroScan™ which is an important component of the Sequenom MassARRAY system. Recently, Sequenom has adopted Bruker Daltonics' autoflex MALDI-TOF. In late 2001, Bruker Daltonics announced a broadening of its collaboration with Sequenom for which Bruker Daltonics intends to develop a medium-throughput genotyping solution based on MALDI-TOF analysis for distribution by Sequenom.

        GeneProt, Inc.    In September 2000, Bruker Daltonics entered into a strategic alliance with GeneProt pursuant to which Bruker Daltonics will collaborate with GeneProt and share technologies for industrial-scale proteomics. As a part of this alliance, GeneProt initially purchased 51 of Bruker Daltonics' mass spectrometry systems. Additionally, in November 2000, Bruker Daltonics made a strategic equity investment, in both cash and stock, in GeneProt. Bruker Daltonics financed this equity investment with cash and newly issued shares of common stock. Each party owns any development it makes as a part of this agreement, and any developments made jointly shall be owned jointly by the parties. In November 2001, Bruker Daltonics entered into an agreement with GeneProt to deploy novel MALDI-TOF/TOF mass spectrometry technology at GeneProt's planned new U.S. proteomics facility in North Brunswick, N.J. Under the agreement, GeneProt was initially to purchase a total of seven ultraflex TOF/TOFs. In December 2001, GeneProt received one ultraflex TOF/TOF instrument for its Geneva proteomics research laboratory. In 2002, GeneProt decided not to pursue an expansion of its organization into the United States but to concentrate its existing resources in Geneva, Switzerland. As a result, GeneProt converted its November 2001 order for the remaining six ultraflex TOF/TOF instruments for its planned North Brunswick, New Jersey facility into an order to upgrade all of its 45 existing ion trap mass spectrometers to the latest esquire3000plus performance level in order to bring its existing Geneva proteomics facility to state-of-the-art performance. This upgrade dramatically increased the sensitivity and lowered the minimum detection levels for low-abundance proteins by up to an order of magnitude.

        Affinium Pharmaceuticals, Inc. (formerly Integrative Proteomics, Inc.)    In March 2001, Bruker Daltonics, along with Bruker AXS and Bruker BioSpin Inc., entered into a strategic alliance and technology development collaboration with Affimium Pharmaceuticals pursuant to which Bruker Daltonics will collaborate with Affinium Pharmaceuticals on multidisciplinary proteomics technologies based on mass spectrometry. Pursuant to this agreement, Affinium Pharmaceuticals will procure MALDI-TOF mass spectrometry systems from Bruker Daltonics. The terms of the strategic alliance agreement provide that Bruker Daltonics owns any development of instrumentation products, such as instrumentation, probes and general software, that Bruker Daltonics makes, and Affinium Pharmaceuticals owns any development of discovery products, such as methods, reagents and compositions of matter, that Affinium Pharmaceuticals makes. If Bruker Daltonics solely or jointly makes any development relating to discovery products as a part of a joint collaboration pursuant to this agreement, Bruker Daltonics will assign the intellectual property rights to Affinium Pharmaceuticals at no charge, and Affinium Pharmaceuticals will grant a royalty free, irrevocable and non-exclusive license to Bruker Daltonics to make use of the discovery products. In addition, if Affinium Pharmaceuticals solely or jointly makes any development relating to instrumentation products as a part of a joint collaboration pursuant to this agreement, Affinium Pharmaceuticals will assign the intellectual property rights to Bruker Daltonics at no charge, and Bruker Daltonics will grant a royalty free, irrevocable and non-exclusive license to Affinium Pharmaceuticals to make use of the instrumentation products. Additionally, in March 2001, Bruker Daltonics made a strategic equity investment in Affinium Pharmaceuticals with both cash and shares of common stock.

        GeneFormatics, Inc.    In October 2001, Bruker Daltonics, along with Bruker AXS and Bruker BioSpin, entered into a strategic alliance with GeneFormatics pursuant to which Bruker Daltonics will collaborate in the development of technology for the experimental analysis of three-dimensional protein structures. Under this agreement, Bruker Daltonics will sell mass spectrometry systems and related equipment to GeneFormatics. Each party owns any development it makes as a part of this agreement, and any developments made jointly shall be owned jointly by the parties. Additionally, in October 2001, Bruker Daltonics made a strategic equity investment in GeneFormatics with both cash and shares of common stock.

        Bruker Daltonics has a number of other collaborations, including a collaboration with Matrix Sciences for technology enhancements. Bruker Daltonics owns all developments Bruker Daltonics make under these collaborations.

Sales and Marketing

        Marketing Activities.    Bruker Daltonics' primary marketing theme is "Enabling Life Science Tools Based on Mass Spectrometry." Bruker Daltonics emphasizes solutions and technology platforms rather than simply the provision of instruments. The company pursues an active marketing program through a large number of activities throughout the year. Key marketing vehicles include trade shows, advertising, websites, newsletters and related activities.

        Direct Sales Channels.    During the last three years, Bruker Daltonics has committed significant resources to upgrade and expand its direct sales force and distribution channels worldwide. Bruker Daltonics has direct sales coverage throughout most of the European Union, North America and much of the Pacific Rim. During the three years ending December 31, 2002, Bruker Daltonics more than doubled its sales and marketing staff.

        Bruker Daltonics has well-equipped application and demonstration facilities and qualified application personnel who assist customers and provide product demonstrations in specific application areas. Bruker Daltonics maintains primary demonstration facilities in the United States (Massachusetts and California), Germany (Bremen and Leipzig), the United Kingdom (Coventry) and Japan (Yokohama). Demonstration systems and applications scientists are also available in Australia, France, Italy, Switzerland, China, Taiwan and Singapore.

        Indirect Sales Channels.    Bruker Daltonics has various international distributors and independent sales representatives, including affiliated companies and various representatives in the countries of South Korea, Portugal and Israel and in the regions of Latin America and Eastern Europe. Bruker Daltonics has adopted a distribution business model where the company engages in strategic distribution alliances with other companies to address certain market segments. Bruker Daltonics' primary distribution alliances are:

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  Bruker Daltonics manufactures for Agilent an ion trap mass spectrometer, which Agilent incorporates into its liquid chromatography mass spectrometry systems for distribution into various industrial markets; and

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  Bruker Daltonics sells high-throughput MALDI time-of-flight mass spectrometers through Sequenom into emerging industrial genomics markets for high-throughput SNP analysis.

Sales Cycle

        The typical time between Bruker Daltonics' first customer contact and receipt of a customer's order for Bruker Daltonics' life science systems is three to six months for most product lines. However, this sales cycle can be in excess of a year when a customer must budget the product into an upcoming fiscal year. Substance detection and pathogen identification products can have multi-year sales cycles for large production contracts.

Manufacturing

        Bruker Daltonics manufactures and tests the majority of its products in its three principal ISO 9001 registered manufacturing facilities located in the United States and Germany. Bruker Daltonics has considerable manufacturing flexibility at its various facilities, and each facility can manufacture multiple products at the same time. The company maintains in-house key manufacturing know-how, technologies and resources. Bruker Daltonics' facilities incorporate environmental chambers, CE mark compliance test centers, clean room manufacturing for vacuum components, licensed facilities for handling closed radioactive sources, computer-aided laser cutting and vacuum welding. Bruker Daltonics maintains multiple suppliers for key components that are not manufactured in-house.

Intellectual Property

        Bruker Daltonics' intellectual property consists of patents, copyrights, trade secrets, know-how and trademarks. Protection of the company's intellectual property is a strategic priority for its business. Bruker Daltonics has a substantial patent portfolio, and it is the company's strategy to build and protect its patents. Bruker Daltonics believes that its owned and licensed patent portfolio provides the company with a competitive advantage. This portfolio permits Bruker Daltonics to maintain access to a number of key technologies. Bruker Daltonics licenses its owned patent rights where appropriate. The company will enforce its patent rights against infringers if necessary.

        The patent positions of life science tool companies involve complex legal and factual questions. As a result, Bruker Daltonics cannot predict the enforceability of its patents with certainty. In addition, Bruker Daltonics is aware of the existence from time to time of patents in certain countries which, if valid, could impair Bruker Daltonics' ability to manufacture and sell its products in these countries.

        Bruker Daltonics is party to an agreement dated as of August 10, 1998 with Indiana University's Advanced Research and Technology Institute (IU-ARTI), which is the technology transfer arm of Indiana University, pursuant to which Bruker Daltonics has been granted an exclusive license to specified patent rights and products including three patents that relate to time-of-flight mass spectrometry. Bruker Daltonics pays IU-ARTI royalties under this agreement and has agreed to allow IU-ARTI to utilize any improvements that Bruker Daltonics makes to the licensed products for research and educational purposes on a non-exclusive, royalty-free basis. IU-ARTI may terminate the agreement if Bruker Daltonics defaults on its obligations or becomes bankrupt. Bruker Daltonics may terminate the agreement with six months notice. The license granted by the agreement expires at the later of August 10, 2008 or expiration of the licensed patent rights. Additionally, Bruker Daltonics has entered into a collaboration agreement with IU-ARTI that ended in 2002 under which IU-ARTI will continue to perform experiments that are useful to Bruker Daltonics in exchange for a flat fee and a percentage fee of any sales of products developed for the company by IU-ARTI.

        Bruker Daltonics is also a party to an agreement with Applied Biosystems Group, an Applera Corporation business, and IU-ARTI. The agreement is for the licensing of a portfolio of significant mass spectrometry patents. As part of the agreement, Bruker Daltonics has been appointed the exclusive agent for licensing this combined intellectual property to the life-science industry. These patent portfolios relate to MALDI-TOF mass spectrometry and cover the significant technology called Space-Velocity Correlation Focusing (SVCF), or Delayed Extraction. This technology improves both accuracy and sensitivity, and is implemented in most modern MALDI-TOF systems. As licensing agent for IU-ARTI's SVCF patents, Bruker Daltonics has granted Applied Biosystems a sub-license in exchange for multi-year royalty payments. Bruker Daltonics and Applied Biosystems also have cross-licensed each other on their respective patent portfolios related to this technology.

        Bruker Daltonics had been involved in patent litigation with a competitor, Finnigan, a subsidiary of Thermo Electron Corporation since December 31, 1996. In August 2001, Bruker Daltonics entered into a comprehensive settlement agreement for this litigation that provided for the dismissal of all pending suits, the waiving of all damages, and a framework of licensing and arbitration for potential future disputes between the companies in the field of ion trap mass spectrometry.

        Bruker Daltonics also relies upon trade secrets, know-how, trademarks, copyright protection and licensing to develop and maintain a competitive position. Bruker Daltonics generally requires the execution of confidentiality agreements by its employees, consultants and other scientific advisors. These agreements provide that all confidential information made known during the course of a relationship with Bruker Daltonics will be held in confidence and used only for the company's benefit. In addition, these agreements provide that Bruker Daltonics owns all inventions generated during the course of the relationship.

        Bruker Daltonics' management considers Daltonics and the Bruker Daltonics logo to be its material trademarks, both of which are registered in the United States.

        Bruker Daltonics is a party to various government contracts. Under some of these government contracts, the government may receive licenses or similar rights to intellectual property developed under the contract. However, under government contracts Bruker Daltonics enters into, Bruker Daltonics receive no less than non-exclusive rights to any items or technologies the company develops.

Scientific Advisory Board

        Bruker Daltonics has established an international Scientific Advisory Board to advise the company on strategic research and development and strategic marketing issues. The members of the Board include:

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  Jean Futrell, Ph.D., Director of the Department of Energy's Environmental Molecular Sciences Laboratory in Richmond, Washington; former Chairman of Chemistry and Biochemistry at the University of Delaware;

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  Steven A. Hofstadtler, Ph.D., Director of Drug Discovery Technology, ISIS Pharmaceuticals, Inc., Carlsbad, California;

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  Joachim R. Wesener, Ph.D., Head of Mass Spectrometry at Bayer Central Research, Leverkusen, Germany; Board Member of German Society for Mass Spectrometry;

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  Professor Helmut Meyer, University of Bochum, Germany; President of Protagen AG, Bochum, Germany;

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  Professor Peter Derrick, University of Warwick, United Kingdom; Director of University of Warwick's Institute for Mass Spectrometry; Professor and Chairman of the Department of Chemistry; and

  •
  Günther Heinrich, Ph.D., CEO and President of EPIDAUROS AG, Bernried, Germany.

        Bruker Daltonics provides members of the Scientific Advisory Board a fee of $6,000 per year, and Bruker Daltonics provided options to the members for 1,500 shares of common stock at fair market value during their first year serving on the board. These options vest in equal annual increments over the course of their three-year tenure. Bruker Daltonics also reimburses Scientific Advisory Board members for expenses reasonably incurred related to the services they provide the company.

Competition

        Bruker Daltonics' markets are highly competitive, and this competition is expected to increase. Currently, Bruker Daltonics competes with a variety of companies that offer mass spectrometry-based systems along each of the company's product lines. Bruker Daltonics' competitors in the life sciences include Applied Biosystems, Amersham Biosciences, Waters, ThermoElectron (which includes Finnigan), Shimadzu/Kratos, Ciphergen, Hitachi, JEOL and various automation companies. Bruker Daltonics' substance detection and pathogen identification markets are highly fragmented, and Bruker Daltonics competes with a number of companies in this area. Bruker Daltonics' most significant competitor is Smiths Detection (UK). Other competitors produce products based on some of the technology platforms that Bruker Daltonics utilizes; however, none of them produce products utilizing all of Bruker Daltonics' major technology platforms. Some of them have a greater market share than Bruker Daltonics has in particular technology platform areas. Bruker Daltonics also competes with other companies that provide analytical or automation tools based on other technologies. These technologies may prove to be more successful in meeting demands in the markets that the company's products serve. In addition, other companies may choose to enter Bruker Daltonics' field in the future. Bruker Daltonics believes that the principal competitive factors in its markets are technology base applications expertise, product specifications and functionality, marketing expertise, distribution capability, proprietary patent portfolios, cost and cost effectiveness.

        Bruker Daltonics' existing products and any products that Bruker Daltonics develops may compete in multiple, highly competitive markets. Many of Bruker Daltonics' potential competitors in these markets have substantially greater financial, technical and marketing resources than Bruker Daltonics does. They may offer or succeed in developing products that would render Bruker Daltonics' products or those of the company's strategic partners obsolete or noncompetitive. In addition, many of these competitors have significantly greater experience in the life sciences market. Bruker Daltonics' ability to compete successfully will depend on its ability to develop proprietary products that reach the market in a timely manner and are technologically superior to and/or are less expensive, or more cost effective, than other currently marketed products. Current competitors or other companies may possess or develop technologies and products that are more effective than Bruker Daltonics'. Bruker Daltonics' technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of its competitors.

Employees

        As of May 16, 2003, Bruker Daltonics employed over 670 full-time employees, with approximately 110 employees in the United States and more than 500 employees outside the United States, located primarily in Europe. Over 120 of these employees hold doctorates in biology, chemistry or physics.

Properties

        Bruker Daltonics' three principal facilities are located in Billerica, Massachusetts, Bremen, Germany and Leipzig, Germany. These facilities incorporate manufacturing, research and development, application and demonstration, marketing and sales and administration functions.

  •
  Bruker Daltonics owns a 90,000 square foot facility in Billerica, Massachusetts.

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  Bruker Daltonics owns an existing 60,000 square foot facility in Bremen, Germany, and in early 2002 the company completed a 120,000 square foot extension of the Bremen facility.

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  Bruker Daltonics owns a 60,000 square foot facility in Leipzig, Germany.

        Bruker Daltonics also leases additional centers for sales, applications and service support in Fremont, California; Coventry, United Kingdom (Bruker Daltonics Ltd.); Wissembourg, France (Bruker Daltonique S.A.); Stockholm, Sweden (Bruker Daltonics Scandinavia A.B.); Faellanden, Switzerland (Bruker Daltonics GmbH); Yokohama, Japan (Nihon Bruker Daltonics K.K.); Beijing, People's Republic of China, Taipei, Taiwan; Ontario, Canada (Bruker Daltonics Ltd.); Milan, Italy (Bruker Daltonics Italiana SRL); Alexandria, Australia (Bruker Daltonics Pty Ltd.); Johannesburg, South Africa (Bruker Daltonics Pty LTD); Singapore (Bruker Daltonics Pte LTD); Bruxelles, Belgium (Bruker Daltonics NV) and Wormer, Netherlands (Bruker Daltonics BV).

Government Regulation

        Bruker Daltonics possesses low-level radiation licenses for its facilities in Billerica, Massachusetts and Leipzig, Germany. Some of Bruker Daltonics' products, particularly in the detection area, are subject to enhanced levels of export controls from the United States and Germany. Apart from these two areas, Bruker Daltonics is not subject to direct governmental regulation other than the laws and regulations generally applicable to businesses in the jurisdictions in which Bruker Daltonics operates.

BRUKER DALTONICS SUPPLEMENTARY FINANCIAL INFORMATION

        A summary of operating results for the quarterly periods in the two years ended December 31, 2002 is set forth below:

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
Year Ended December 31, 2002 (Unaudited)
Net revenue	$25,783	$27,948	$29,694	$32,943
Operating income from continuing operations	1,348	440	2,657	1,300
Net income (loss)	941	(4,192)	1,673	(4,622)
Net income (loss) per share—basic and diluted	$0.02	$(0.08)	$0.03	$(0.8)

        During the second and fourth quarters of 2002, the Company took a $4.4 million and $5.2 million charge, respectively, due to the write-down of investments in other companies.

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
Year Ended December 31, 2001 (Unaudited)
Net revenue	$21,908	$22,310	$23,789	$24,684
Operating income from continuing operations	667	575	972	1,059
Net income	945	833	925	934
Net income per share—basic and diluted	$0.02	$0.02	$0.02	$0.02

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of Bruker Daltonics' financial condition and results of operations together with "Selected financial data" and Bruker Daltonics' financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Bruker Daltonics' actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under "RISK FACTORS" and elsewhere in this joint proxy statement/prospectus.

Overview

        Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry. Bruker Daltonics is also a worldwide leader in supplying mass spectrometry-based systems for substance detection and pathogen identification in security and defense applications. Bruker Daltonics maintains technical centers in Europe, North America and Japan, as well as customer support facilities in many industrialized and developing countries. Bruker Daltonics allocates substantial capital and resources to research and development and is a party to various collaborations and strategic alliances. Bruker Daltonics' diverse customer base includes pharmaceutical companies, biotechnology companies, proteomic companies, academic institutions and government agencies.

Significant Accounting Policies

        Inventories.    Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out ("FIFO") method. Bruker Daltonics maintains an allowance for excess and obsolete inventory to reflect the expected un-saleable or un-refundable inventory based on an evaluation of slow moving products.

        Investments in Other Companies.    Bruker Daltonics has investments in other companies which consist of equity securities of privately-held companies that are accounted for at cost. Bruker Daltonics' ownership interest in each of these individual companies is less than 20%. Bruker Daltonics periodically evaluates the carrying value of these investments for potential impairment. If Bruker Daltonics' evaluation identifies an impairment that Bruker Daltonics deems to be other than temporary, the investments are written down to their estimated fair value through a charge to current earnings.

        Customer Deposits.    Under the terms and conditions of contracts with many of Bruker Daltonics' customers, the company requires a portion of the purchase price in the form of an advance deposit. Bruker Daltonics records these deposit amounts as a liability until the associated revenue is recognized at the time of acceptance of the system.

        Warranty Costs.    Bruker Daltonics provides a one-year parts and labor warranty with the purchase of equipment. The anticipated cost for this one-year warranty is accrued upon recognition of the sale and is included as a current liability on the accompanying balance sheets. To the extent the company experiences increased warranty claim activity or increased costs associated with servicing those claims, its warranty accrual will increase resulting in a decreased gross profit.

        Contingencies.    Bruker Daltonics is subject to proceedings, lawsuits and other claims related to patents, product and other matters. Bruker Daltonics is required to assess the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

        Revenue Recognition.    Bruker Daltonics recognizes revenue from system sales, including hardware with embedded software, when a product is accepted by the customer, except when sold through an independent distributor, a strategic distribution partner or an unconsolidated affiliated distributor which assumes responsibility for installation, in which case the system sale is recognized when the products are shipped to the distributor and title has transferred to the distributor. Bruker Daltonics' distributors do not have price protection rights or rights to return; however, Bruker Daltonics' products are warranted to be free from defect for a period of, typically, one year. Revenue from accessories and parts is recognized upon shipment, and revenue from services when performed.

        Cost of Product Revenue.    Cost of product revenue includes direct costs, such as materials, direct labor, and benefits, as well as indirect costs related to generating revenue. These indirect costs include indirect labor, materials and supplies, equipment rental and depreciation of production equipment, test equipment and facilities as related to production space revenue.

        Sales and Marketing.    Sales and marketing expenses include salaries, sales commissions, benefits, travel, occupancy costs and related expenses for Bruker Daltonics' direct sales force, sales support and marketing functions. Bruker Daltonics has expanded its sales and marketing organization substantially since 1997, adding subsidiaries and sales representatives in China, France, Japan, Scandinavia, Switzerland, the United Kingdom, Canada, Italy, Australia, Singapore, South Africa, Belgium, Netherlands and Taiwan. Sales and marketing expenses also include costs associated with supporting Bruker Daltonics' distribution channel partners for its time-of-flight and ion trap mass spectrometry products. Bruker Daltonics expects that sales and marketing expenses will continue to increase in the future as Bruker Daltonics further expands its global distribution capabilities and introduces new products.

        General and Administrative.    General and administrative expenses include salaries, benefits and expenses for Bruker Daltonics' executive, finance, legal, human resources and internal systems support personnel. In addition, general and administrative expenses include occupancy costs, fees for professional services and depreciation of office equipment. Bruker Daltonics expects general and administrative expenses to increase as the company continues to expand its administrative infrastructure to support the anticipated growth of its business, and continue to incur costs associated with being a public company.

        Research and Development.    Research and development expenses include costs for the development of new technologies and products. These expenses include materials, salaries, benefits, occupancy costs and related expenses for development personnel. Bruker Daltonics expenses research and development costs as incurred. Bruker Daltonics expects to increase spending on research and development in order to develop new products and applications but, as a percentage of revenues, spending should decrease over time.

        Special Charges (Credit).    Special charges (credit) include actual and estimated charges for specific events that have occurred during the year. During 2002 this included an increase in an accrual for Bruker Daltonics' U.K. Ministry of Defense contract, restructuring charges and the reversal of patent litigation accruals. Patent litigation costs (credit) include actual and estimated legal fees and anticipated assessments associated with litigation in connection with Bruker Daltonics' intellectual property, particularly the Finnigan litigation.

Results of Operations

        The following table sets forth certain items included in Bruker Daltonics' results of operations, expressed as a percentage of Bruker Daltonics net revenue.

	Year Ended December 31,			Three Months Ended March 31,
	2002	2001	2000	2003	2002
Revenue:
Product revenue	99.8%	99.0%	97.6%	99.9%	99.6%
Other revenue	0.2	1.0	2.4	0.1	0.4

Net revenue	100.0	100.0	100.0	100.0	100.0
Costs and operating expenses:
Cost of product revenue	48.0	47.0	46.4	49.4	46.8
Sales and marketing	23.1	23.4	18.0	22.6	24.6
General and administrative	6.0	6.5	6.6	5.4	5.9
Research and development	17.8	20.0	26.2	18.5	17.5
Special Charges (credit)	0.2	(0.4)	1.8	5.5	—

Total costs and operating expenses	95.1	96.5	99.0	101.4	94.8

Operating income from continuing operations	4.9	3.5	1.0	(1.4)	5.2
Other (expense) income, net	(8.6)	0.0	(0.3)	0.1	0.9
Interest income, net	0.1	3.0	2.3	(0.4)	(0.1)

(Loss) income from continuing operations, before income taxes	(3.6)	6.5	3.0	(1.7)	6.0
Provision for income taxes	1.7	2.6	0.3	1.5	2.4

(Loss) income from continuing operations	(5.3)	3.9	2.7	(3.2)	3.6
Income from discontinued operations, net of income taxes	0.0	0.0	0.2	0.0	0.0
Net (loss) income	(5.3)%	3.9%	2.9%	(3.2)%	3.6%

Quarter Ended March 31, 2003 Compared to Quarter Ended March 31, 2002

Product Revenue

        Total product revenue for the three months ended March 31, 2003 increased $8.4 million, or 32.7%, to $34.1 million compared to $25.7 million for the same period in 2002. Life science systems revenue, substance detection systems revenue and aftermarket revenue as a percentage of product revenue was 76%, 6% and 18%, respectively, in the first quarter of 2003 as compared to 76%, 8% and 16%, respectively, for the same period in 2002. The overall organic growth is attributable to the continued growth of all our life science product lines, particularly within our TOF product lines. The remainder of the increase is related to foreign currency impact of approximately 13.9%.

Other Revenue

        Other revenue for the three months ended March 31, 2003 decreased $64,000, or 58.7%, to $45,000 compared to $109,000 for the same period in 2002. The change is due to the timing of receipts from various projects for early-stage research and development, which are currently funded by grants from the German government.

Cost of Product Revenue

        Cost of product revenue for the three months ended March 31, 2003 increased $4.8 million, or 39.4%, to $16.8 million compared to $12.1 million for the same period in 2002. The cost of product revenue as a percentage of product revenue was 49.4% in the first quarter of 2003 as compared to 47.0% for the same period in 2002. The increase in overall cost of product revenue is attributable to foreign currency impact and a change in the product mix of sales to third party customers and distributors. Since most of our product lines are manufactured in Germany, the strengthening of the Euro against the U.S. dollar caused a 1.5% increase, approximately, in our overall cost of product for the first quarter of 2003 as compared to the first quarter of 2002.

Selling, General and Administrative

        Selling, general and administrative expenses for the three months ended March 31, 2003 increased $1.7 million, or 21.5%, to $9.5 million compared to $7.9 million for the same period in 2002. Selling, general and administrative expenses as a percentage of product revenues were 28.0% in the first quarter 2003 and 30.6% for the same period in 2002. The decrease as a percentage of revenue is related to the small percentage increases of general and administrative expenses as compared to the accelerated growth of product revenue.

Research and Development

        Research and development expenses for the three months ended March 31, 2003 increased $1.8 million, or 40.0%, to $6.3 million compared to $4.5 million for the same period in 2002. As a percentage of product revenues, research and development expenses were 18.5% in 2003 compared to 17.5% for the same period in 2002. The increase relates to the timing of certain development projects that have now or will become a part of our existing product line throughout 2003 and into 2004 and an unfavorable foreign currency impact of approximately 1%.

Merger Related Costs

        Merger related costs of approximately $1.9 million relate to the merger costs incurred during the first quarter 2003 associated with the potential merger of Bruker Daltonics and Bruker AXS. See footnote 10 of our financial statements for further explanation of the potential transaction.

Interest and Other (Loss) Income, Net

        Interest and other (loss) income, net for the three months ended March 31, 2003 was ($86,000), compared to $220,000 for the same period in 2002. The difference relates to the lower interest income earned on our short-term investments, an increase in interest expense on our short-term financing to support our working capital and foreign currency transaction gains and losses.

Provision for Income Taxes

        Provision for income taxes was $0.5 million in the first quarter of 2003 as compared to $0.6 million for the same period in 2002. The effective tax rate in the first quarter of 2003 was 301% as compared to an effective rate of 40% for the same period in 2002. The effective tax rate is higher in 2003 because the Company is unable to recognize a deferred tax benefit on the merger related costs for the first quarter 2003. Excluding these costs, the effective tax rate would be 38%. The effective tax rates reflect a blended tax rate from the various countries in which we operate.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

Product Revenue

        Total product revenue increased $24.4 million, or 26.6%, to $116.2 million in 2002 compared to $91.8 million in 2001. Bruker Daltonics' top-line product revenue growth rate for the year was approximately 21.6% before favorable currency effects. Life science systems revenue, substance detection systems revenue and aftermarket revenue as a percentage of product revenue were 70%, 15% and 15%, respectively, in 2002 as compared to 74%, 10% and 16%, respectively, in 2001. The increase in total product revenue is related to continuing growth of all Bruker Daltonics' life science product lines. During 2002, the company also saw significant growth in its substance detection system sales due to a large CBMS contract, in excess of $10.0 million, for the U.S. Army.

Other Revenue

        Other revenue decreased $708,000, or 76.5%, to $218,000 in 2002 compared to $926,000 in 2001. This decrease was due to the completion of certain projects for early-stage research and development, which were funded by grants from the German and United States governments. Other revenues can fluctuate from year to year depending on the timing and completion of certain governmental funded grants.

Cost of Product Revenue

        Cost of product revenue increased $12.3 million, or 28.2%, to $55.9 million in 2002 compared to $43.6 million in 2001. The cost of product revenue as a percentage of product revenue was 48.1% in 2002 as compared to 47.5% in 2001. During the second quarter of 2002, Bruker Daltonics increased its inventory reserve by approximately $700,000. The increase in the reserve mainly related to items within Bruker Daltonics' slower growth product lines, including the substance detection business. Excluding this charge, Bruker Daltonics' 2002 cost of product revenue would have been approximately 47.5%.

Sales and Marketing

        Sales and marketing expenses increased $5.1 million, or 23.5%, to $26.8 million in 2002 compared to $21.7 million in 2001. Sales and marketing expenses as a percentage of product revenues were 23.1% in 2002 and 23.7% in 2001. The overall dollar increase relates to significant new product introductions during the first and second quarters of 2002 and the cost associated with the rollout of these products and a general increase in Bruker Daltonics business. The decline as a percentage of product revenues is related to Bruker Daltonics' increasingly effective leveraging of its selling and marketing expenses against the increase in product revenues.

General and Administrative

        General and administrative expenses increased $1.0 million, or 16.7%, to $7.0 million in 2002 compared to $6.0 million in 2001. General and administrative expenses as a percentage of product revenues were 6.0% in 2002 and 6.5% in 2001. Although general and administrative expenses as a percentage of product revenue decreased, general and administrative expenses have remained relatively consistent with the overall increased sales growth of the company. The increase in the total amount of general and administrative expenses relates to an increase in costs incurred in 2002 associated with several business development projects.

Research and Development

        Research and development expenses increased $2.3 million, or 12.3%, to $20.7 million in 2002 compared to $18.5 million in 2001. As a percentage of product revenues, research and development expenses were 17.9% in 2002 compared to 20.1% in 2001. The overall dollar increase relates to the development of certain new projects, which will be incorporated into Bruker Daltonics' product line throughout 2003, but the decline in expense as a percentage of product revenues continues as a result of decreasing research and development expenses as a percentage of product revenue.

Special Charges (Credit)

        Special charges (credit) were $200,000 in 2002 compared to $(400,000) in 2001. The charges (credits) for 2002 consist of a $700,000 charge to increase a contract reserve for the cost of completing an existing contract with the U.K. Ministry of Defense as well as a $500,000 charge related to a restructuring charge which was primarily related to a workforce reduction of approximately 50 employees. The charge consisted primarily of employee severance, professional fees and outplacement services. During the second quarter of 2002, the company booked approximately $1.5 million for these anticipated costs, and then recorded a credit of approximately $1.0 million against this reserve during the third and fourth quarters of 2002 to reflect a revised estimate for the actual employee severance costs. In 2002, there was also a $1.0 million credit relating to a reversal of a previously established reserve from Bruker Daltonics' patent litigation with Finnigan. The reserve was reduced by $1.0 million during 2002 as a result of the final settlement of this litigation.

        As noted above, Bruker Daltonics incurred a special charge during the fourth quarter of 2002 in connection with a contract its German and Swiss subsidiaries have with the U.K. Ministry of Defense. It consisted of an additional reserve in the amount of $700,000, which represents the projected further increase in cost for rework and retesting under the contract due to various technical problems associated with meeting the contract requirements. Bruker Daltonics previously incurred a charge of $1.1 million on this same contract in the fourth quarter of 2000, as the company was required to make considerable design changes to its product at that time, and this increased the cost of contract performance. This earlier reserve from the fourth quarter of 2000 is still on Bruker Daltonics' books at $800,000.

        In addition, as Bruker Daltonics reported for the third quarter of 2001, the company also has on its books a reserve of $1.7 million in connection with the possible imposition of liquidated damages pursuant to this contract. Bruker Daltonics established this reserve even though the company strongly disputes the applicability of liquidated damages. Bruker Daltonics' Swiss and German subsidiaries have now delivered product which meets the specifications of the contract. Subsequent to the end of the first quarter of 2003, Bruker Daltonics reached an agreement with the Ministry of Defense regarding the possible imposition of liquidated damages pursuant to the contract. The Ministry of Defense has agreed not to pursue any further claims for liquidated damages pursuant to the contract, other than those previously paid, and Bruker Daltonics has agreed not to pursue its claims for the recovery of additional research and development expenses incurred in connection with the contract.

Interest and Other (Expense) Income, Net

        Interest and other (expense) income, net was $(9.9) million in 2002, as compared to $2.7 million in 2001. The increase in expenses relates to a $9.6 million write-down of Bruker Daltonics' investments in three non-affiliated proteomics companies as well as a foreign currency exchange loss for the year of $(379,000). During the year, Bruker Daltonics earned interest income of approximately $1.4 million and paid approximately $(1.2) million in interest expense. Bruker Daltonics' interest income on its short-term investments declined in 2002 due to the use of cash to complete the expansion of the company's United States and Germany facilities as well as due to a reduced rate of return.

Provision for Income Taxes

        Provision for income taxes was $2.1 million in 2002 as compared to $2.4 million in 2001. The effective tax rate in 2002, excluding capital losses, was 37.5% as compared to an effective rate of 39.4% in 2001. The effective tax rates reflect a blended tax rate from the various countries in which Bruker Daltonics operates.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Product Revenue

        Total product revenue increased $17.0 million, or 22.7%, to $91.8 million in 2001 compared to $74.8 million in 2000. Bruker Daltonics' top-line product revenue growth rate for the year was approximately 26.5% before unfavorable currency effects. Life science systems revenue, substance detection systems revenue and aftermarket revenue as a percentage of product revenue were 74%, 10% and 16%, respectively, in 2001 as compared to 66%, 22% and 12%, respectively, in 2000. The increase in total product revenue is related to continuing growth of all Bruker Daltonics' life science product lines and significant growth in its aftermarket sales.

Other Revenue

        Other revenue decreased $904,000, or 49.4%, to $926,000 in 2001 compared to $1.8 million in 2000. This decrease was due to the completion of certain projects for early-stage research and development, which were funded by grants from the German and United States governments.

Cost of Product Revenue (including special charges)

        Cost of product revenue increased $8.4 million, or 23.0%, to $45.1 million in 2001 compared to $36.7 million in 2000. The cost of product revenue as a percentage of product revenue was 49.1% in 2001 as compared to 49.0% in 2000. The increase in costs of product revenue as a percentage of product revenue relates to the product mix of sales directly to third party customers and the sales through strategic alliances. The special charges increased $431,000, or 40.0%, to $1.5 million in 2001 compared to $1.1 million in 2000. This special charge relates to an existing contract within Bruker Daltonics' substance detection and pathogen identification business. The reserve is for estimated cost overruns, legal fees and liquidated damages related to this contract.

Sales and Marketing

        Sales and marketing expenses increased $7.9 million, or 57.3%, to $21.7 million in 2001 compared to $13.8 million in 2000. Sales and marketing expenses as a percentage of product revenues were 23.7% in 2001 and 18.5% in 2000. The increase relates to significant new product introductions during the first and second quarters of 2001 and the cost associated with the rollout of these products. The increase was also attributed to higher sales commissions earned by Bruker Daltonics' direct sales force as well as the addition of four distribution subsidiaries, which were not in operation for the full year 2000.

General and Administrative

        General and administrative expenses increased $1.0 million, or 18.8%, to $6.0 million in 2001 compared to $5.0 million in 2000. General and administrative expenses as a percentage of product revenues were 6.5% in 2001 and 6.8% in 2000. Although general and administrative expenses as a percentage of product revenue decreased, general and administrative expenses have remained relatively consistent with the overall increased sales growth of the company. The increase in total amount of general and administrative expenses relates to an increase in costs incurred in 2001 associated with several business development projects.

Research and Development

        Research and development expenses decreased $1.6 million, or 7.8%, to $18.5 million in 2001 compared to $20.0 million in 2000. As a percentage of product revenues, research and development expenses were 20.1% in 2001 compared to 26.8% in 2000. The decrease relates to the completion of certain new projects, the results of which have now been incorporated into Bruker Daltonics' existing product line.

Litigation (Credit) Costs

        The litigation reserve was reduced by $2.2 million during the third quarter of 2001 as a result of the settlement of certain ongoing litigation from 1997.

Interest and Other Income, Net

        Interest and other income, net was $2.7 million in 2001, as compared to $1.6 million in 2000. The increase relates to the fact that Bruker Daltonics' earned interest income on its short-term investments throughout the full year 2001 as compared to earning interest for only four months in 2000.

Provision for Income Taxes

        Provision for income taxes was $2.4 million in 2001 as compared to $254,000 in 2000. The effective tax rate in 2001 was 39.4% as compared to an effective rate of 10.9% in 2000. The lower effective rate in 2000 reflected a one-time benefit on the revaluation of net deferred tax liabilities as a result of a reduction in enacted tax rates in Germany as well as a reduction in a valuation allowance based on forecasted taxable income in the United States. The effective tax rates reflect a blended tax rate from the various countries in which Bruker Daltonics operates.

Liquidity and Capital Resources

        Presently, Bruker Daltonics anticipates that its existing capital resources will meet Bruker Daltonics' operating and investing needs through the end of 2003. Historically, Bruker Daltonics has financed its growth through a combination of cash provided from operations, debt financing and issuance of common stock. During 2002, net cash used in operating activities was $11.4 million, which was consistent with net cash used in operating activities in 2001. During the three months ended March 31, 2003, net cash used in operating activities was $4.0 million, which was consistent with net cash used in operating activities during the three months ended March 31, 2002.

        Bruker Daltonics used $15.9 million of cash during 2002 for capital expenditures, which were principally related to expenditures for the expansion of its existing facility in Germany and the construction of a new production, demonstration, and research and development facility in the United States. Bruker Daltonics used $1.1 million of cash during the three months ended March 31, 2003 for capital expenditures, which were principally related to some additional improvements for its existing facility in Germany and overall general capital purchases. Bruker Daltonics expects to continue to make capital investments which will focus on enhancing the efficiency of its operations and supporting Bruker Daltonics' growth.

        In December 2002, Bruker Daltonics entered into a demand revolving line of credit with Citizens Bank in the United States in the amount of $2.5 million. This line, which is secured by portions of Bruker Daltonics' inventory, receivables and equipment in the United States, is used to support working capital and has no expiration date. Bruker Daltonics also maintains revolving lines of credit of approximately $14.2 million with German banks and $4.7 million with Japanese banks. As of December 31, 2002, there was approximately $5.3 million and $4.7 million outstanding on the company's German and Japanese lines of credit, respectively. As of March 31, 2003, there was approximately $11.8 million and $3.9 million outstanding on the German and Japanese lines of credit, respectively. Both of the German and Japanese lines of credits are unsecured.

        Bruker Daltonics has one short-term note payable and two long-term notes payable with outstanding balances aggregating $13.4 million as of December 31, 2002 and $13.4 million as of March 31, 2003. One note ($5.4 million), with an interest rate of 5.10%, is payable in full in 2003. The other two notes ($8.0 million in the aggregate) have an interest rate of 4.65%, and are payable in full in 2008. Interest is due monthly, and all obligations are collateralized by the land and buildings of Bruker Daltonik GmbH.

        In 2002, Bruker Daltonics repurchased 457,200 shares of its common stock, at an average price per share of $5.10, in accordance with the terms of Bruker Daltonics' stock repurchase plan. The stock repurchase plan, announced August 26, 2002, authorizes the company to repurchase up to one million shares of Bruker Daltonics common stock. During the three months ended March 31, 2003, Bruker Daltonics did not repurchase any shares.

        Bruker Daltonics' future capital uses and requirements depend on numerous factors, including its success in selling existing products, progress in research and development, its ability to introduce and sell new products, sales and marketing expenses, the need to expand production capacity, costs associated with possible acquisitions, expenses associated with unforeseen litigation, regulatory changes, competition and technological developments in the market.

Other Information

        In March 2000, Bruker Daltonics began a strategic alliance with Perkin Elmer Instruments in order to leverage Perkin Elmer's global distribution capability to co-market Bruker Daltonics OmniFLEX time-of-flight products. In September 2002, both Bruker Daltonics and Perkin Elmer, for various commercial reasons, terminated this strategic alliance and have settled all outstanding issues surrounding this alliance.

Inflation

        Bruker Daltonics does not believe inflation has had a material impact on its business or operating results during the periods presented.

Impact of Foreign Currencies

        Bruker Daltonics sells its products in many countries, and a substantial portion of Bruker Daltonics' sales and a portion of Bruker Daltonics' costs and expenses are denominated in foreign currencies, especially in Euro. Historically, Bruker Daltonics realized foreign exchange gains and losses have not been significant. Accordingly, the company has not hedged Bruker Daltonics' foreign currency position in the past. However, as the company expands its sales internationally, Bruker Daltonics plans to evaluate its currency risks, and the company may enter into foreign exchange contracts from time to time to mitigate foreign currency exposure.

Related-Party Transactions

        Bruker Daltonics is affiliated, through common stockholders, with several other entities which use the Bruker name. Bruker Daltonics has entered into a sharing agreement with Bruker Daltonics' affiliates which provides for the sharing of specified intellectual property rights, services, facilities and other related items.

        Bruker Daltonics recognized sales to affiliated entities of approximately $5.8 million in 2002, $4.1 million in 2001 and $9.4 million in 2000 and purchases from affiliated entities of approximately $5.3 million in 2002, $3.5 million in 2001 and $5.6 million in 2000.

        In 2002, 2001 and 2000, various Bruker affiliates provided administrative and other services (including office space) to Bruker Daltonics at a cost of approximately $939,000, $894,000 and $443,000, respectively, based on its assessment of the estimated fair market value of such services.

        Bruker Daltonics has investments in three non-affiliated companies. Bruker Daltonics recognized sales to these companies, GeneProt, Inc., GeneFormatics, Inc. and Affinium Pharmaceuticals Inc., of approximately $510,000, $0 and $194,000, respectively, in 2002, $6.0 million, $0.3 million and $0, respectively, in 2001 and $1.4 million, $0 and $0, respectively, in 2000. These sales were recorded at arm's length conditions and in the normal course of business. There were no purchases from any of these companies in 2002, 2001 or 2000.

        On November 28, 2002, Bruker Daltonics issued 109,800 shares of restricted common stock, par value $0.01 per share, to Dr. Dieter Koch, Managing Director of Bruker Daltonik GmbH and a Director of Bruker Daltonics Inc., valued at approximately $593,000 and cash of $593,000, in exchange for his minority interest in Bruker Saxonia Analytik GmbH, a majority-owned subsidiary of Bruker Daltonik GmbH. The shares of Bruker Daltonics common stock were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(2) of this act.

        In 2000, Bruker Daltonics purchased land from a principal stockholder for $742,000, the estimated fair market value.

Recent Accounting Pronouncements

        In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which is effective for exit or disposal activities that are initiated after December 31, 2002. Statement No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Statement No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured at fair value when the liability is incurred rather than at the date of an entity's commitment to an exit or disposal plan. Bruker Daltonics adopted the provisions of Statement No. 146 effective January 1, 2003. Statement No. 146 will not impact the accounting for any restructuring plan approved and announced as of December 31, 2002; however, the pronouncement will impact the accounting for any future exit or disposal activities.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires a liability to be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Additional disclosures about guarantee agreements are also required in the interim and annual financial statements. The disclosure provisions of Interpretation No. 45 are effective for us as of December 31, 2002. The provisions for initial recognition and measurement of guarantee agreements are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. Bruker Daltonics does not expect the recognition provisions of Interpretation No. 45 to materially impact its consolidated financial statements.

        In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." Statement No. 148 amends Statement No. 123, to provide alternative methods of transition to Statement No. 123's fair value method of accounting for stock-based employee compensation. Statement No. 148 also amends the disclosure provisions of Statement

No. 123 and APB Opinion No. 28, "Interim Financial Reporting", to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. The company has adopted the disclosure provisions of Statement No. 148.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. Bruker Daltonics is currently evaluating the effect that the adoption of FIN 46 will have on its results of operations and financial condition.

QUALITATIVE AND QUANTITIVE DISCLOSURES ABOUT MARKET RISK

        Part of the information called for by this item is provided under the captions "Liquidity and Capital Resources" and "Impact of Foreign Currencies" under Management's Discussion and Analysis of Financial Condition and Results of Operations above.

        Bruker Daltonics does not use derivative financial instruments for trading or speculative purposes. However, Bruker Daltonics regularly invests excess cash in overnight repurchase agreements, interest-bearing investment-grade securities and short-term partnership funds all of which are subject to changes in short-term interest rates. Bruker Daltonics believes that the market risk arising from holding these financial instruments is minimal.

        Bruker Daltonics' exposure to market risks associated with changes in interest rates relates primarily to the increase or decrease in the amount of interest income earned on its investment portfolio since Bruker Daltonics' long-term debt has a fixed rate. Bruker Daltonics ensures the safety and preservation of invested funds by limiting default risks, market risk and reinvestment risk. Bruker Daltonics mitigates default risk by investing in investment grade securities. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially affect the fair value of Bruker Daltonics' interest-sensitive financial instruments at December 31, 2002. Declines in interest rates over time have and will, however, reduce Bruker Daltonics' interest income.

INFORMATION ABOUT BRUKER AXS

GENERAL

Overview

        Bruker AXS is a leading worldwide developer and provider of advanced integrated X-ray systems which provide solutions for molecular and elemental analysis by X-ray diffraction and X-ray fluorescence. Bruker AXS' products, which have particular application in the drug discovery and materials science fields, provide the company's customers with the ability to determine the structure of specific molecules, such as proteins, and to characterize and determine the composition of materials. Bruker AXS' customers include biotechnology and pharmaceutical companies, semiconductor companies, raw material manufacturers, chemical companies, academic institutions and other businesses involved in materials analysis.

        Bruker AXS' X-ray systems are sophisticated devices that use extremely short wavelengths of energy to determine the characteristics of matter. Depending on the customer-specific application, Bruker AXS' X-ray systems incorporate one of three core technology applications: single crystal X-ray diffraction, known as SCD or X-ray crystallography; polycrystalline X-ray diffraction, known as XRD or X-ray diffraction; and X-ray fluorescence, known as XRF. Using Bruker AXS' modular platform approach, the company often combines each of these three technology applications with sample preparation tools, automation, consumables and data analysis software. Bruker AXS' systems offer integrated solutions for applications in multiple existing and emerging markets, including:

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  drug discovery and development;

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  structural proteomics;

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  advanced materials research; and

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  industrial process control.

BUSINESS

Market Opportunity

Drug discovery and development—Proteomics

        Bruker AXS' X-ray systems address key needs in two related fields of drug discovery and development: protein structure determination and small molecule drug development. The need for more effective and efficient methods of drug discovery is becoming increasingly important for a variety of reasons. Historically, drugs were discovered either through trial and error, through application of detailed knowledge of a disease process, or by modifying known drugs. These discovery processes are expensive, labor intensive and susceptible to failure at any stage. According to the Pharmaceutical Industry Profile 2002, or PIP, the average cost of developing a new drug is over $800 million, takes 10 to 15 years to develop and, could require evaluation of over 10,000 compounds. Even though PIP estimates that the pharmaceutical industry spent over $30 billion in 2001 for drug discovery research, there are still a significant number of major diseases that do not currently have safe, effective treatments. Additionally, many diseases that had been successfully treated by drugs now require the development of new drugs, as bacterial strains are becoming more resistant to previously effective drugs.

        The recent sequencing of the human genome is leading to a new era of therapeutic research, providing opportunities for shorter, less expensive drug discovery cycles as well as for development of more effective drugs with fewer side effects. Shortening the drug discovery cycle could aid in getting effective drugs to people who need them more quickly, reduce research and development costs, enable a company to obtain a drug patent more quickly than a competitor and increase the useful life of a drug patent. The sequencing of the human genome also provides opportunities for treating diseases for which there are currently no available drugs.

        The amount of information available as a result of the sequencing of the human genome is enormous. A human gene contains the information or instructions necessary to create one or more proteins, which are the molecules that carry out a cell's biological function. An estimated 100,000 to 300,000 human proteins arise from the estimated 35,000 human genes. Further, most proteins are substantially more complex than genes, both chemically and physically. Proteins consist of strings of building blocks known as amino acids, the sequence of which can be determined by analyzing the gene responsible for encoding the protein. The biological activity of the protein is derived from the highly specific three-dimensional folds or loops in which the sequence of amino acids is arranged. To perform functions within the body, proteins interact with other molecules, including other proteins, at the surface of these folds or loops in specific amounts, in specific ways and at specific times. Abnormalities in the amount, shape or function of proteins within cells disrupt these interactions and can result in disease. Consequently, biotechnology and pharmaceutical companies attempt to develop drugs that will bind to a desired protein and alter the cell's biological function.

        The study of proteins, or proteomics, involves the isolation, identification, expression and characterization of structure and function of proteins. Proteomics offers opportunities to improve the drug development process by:

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  identifying additional proteins to act as potential drug targets, which could lead to viable new drugs;

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  determining protein expression levels, or the amount of protein in a cell or tissue, which may enable researchers to learn more about the role proteins play in disease;

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  assisting researchers in determining the cause of disease, which can provide researchers with better insights into intervention; and

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  enabling the rapid determination of a protein's structure, which will assist researchers in predicting which potential drug compounds can bind to a protein, increasing both the ability to design drugs with fewer side effects and a drug candidate's probability of clinical success.

        A critical step in the characterization of proteins is the determination of their three-dimensional structure. A new field of research known as structural proteomics has emerged which involves the determination of the structure of large numbers of proteins on an industrialized scale. Knowledge of a protein's three-dimensional structure is essential to:

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  determine how potential drugs bind to proteins and change the behavior of the protein;

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  design chemical compounds to bind to a protein;

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  understand how disease or variations in drug response in different people result from specific changes in the gene that determine a protein's structure and activity; and

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  understand how a protein functions or interacts with other proteins.

        In order to determine the three-dimensional structure of a protein or other molecule, researchers use one of the following technologies:

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  X-ray crystallography involves producing highly purified protein samples, creating solid crystals of the protein and then bouncing, or diffracting, X-rays off the crystallized protein to provide a unique pattern of X-rays, called a diffraction pattern. Computational, or mathematical, techniques then convert the diffraction data into high resolution structures that indicate the position of every atom in the protein.

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  Nuclear magnetic resonance, or NMR, is a complex process in which a protein in liquid form is exposed to an external magnetic field. The atoms of the protein emit characteristic microwave energy frequencies that are measured in a spectrum. Interpretation and analysis of the spectrum indicate the location of the various atoms within the protein being studied, allowing the determination of the protein's structure.

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  In silico structure prediction is a computational method by which a protein structure determined by use of either X-ray crystallography or NMR is compared to an unknown but similar protein structure in order to predict the structure of the unknown protein.

        These techniques, while functionally different, provide complementary information. For example, researchers can use X-ray crystallography to analyze a protein in solid form and NMR to analyze the same protein in liquid form. Since proteins exhibit different characteristics in solid and liquid forms, combining these techniques allows researchers to get as much information, and ideally a structural solution, as quickly as possible. Additionally, researchers can use in silico structure prediction to obtain a large number of protein structure models. These structures, however, are not as accurate as those produced by X-ray crystallography and NMR.

        Knowledge of protein structure has facilitated the pursuit by biotechnology and pharmaceutical companies of a rapidly developing drug discovery method called structure-based drug design. This method combines structural biology with computational and medicinal chemistry in order to rationally analyze the molecular structure of a target to design drugs. Structure-based drug design has significant potential to reduce the costs and time commitments associated with traditional drug discovery methods.

        The demand for more efficient drug discovery, as well as the increased interest in structure-based drug design including the use of proteomics and small molecule drug development, is causing a shift in the drug discovery research and development process and significant investment by both government and private entities.

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  With the sequencing of the human genome, significant research focus has turned to the study of the products of these genes, proteins. This emphasis on proteomic research is expected to consume far greater time and money than the decade-long genomic effort because of the increased complexity of the structure and function of the number of human proteins.

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  An international initiative for structural proteomics, similar to the Human Genome Project, is currently underway. The U.S. portion of the initiative is being led by the National Institute of General Medical Sciences.

        Some examples of effective, FDA-approved drugs developed using structure-based drug design include several HIV-1 protease inhibitors such as Merck's Crixivan, Vertex's Agenerase, which is marketed in the U.S. by GlaxoSmithKline, and Pfizer subsidiary AgBruker AXSon's Viracept. Other successes include two recently approved drugs to treat influenza: GlaxoSmithKline's Relenza and Gilead Science's/Roche's Tamiflu.

Materials science and research

        Bruker AXS' X-ray technology is also vital in the research of the properties and structure of materials and the determination and analysis of the composition of elements. These fields, known as materials science, involve the discovery of catalysts and the characterization of materials used in the manufacture of chemicals, petrochemicals, pharmaceuticals, semiconductors, steel, cement, plastics and rubber. The market for X-ray products for materials science can be separated into:

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  research, which requires systems with great flexibility and sensitivity; and

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  production, quality assurance and quality control, which require systems with high throughput and immediate affirmative or negative results for rapid decision-making ability.

        Traditional materials discovery has relied on an often expensive and time-consuming process of trial and error for the discovery and development of new catalysts and chemical processes: making one material; testing it; then slightly modifying the material or making an entirely different one; re-testing it; and so on. These inefficient methods, which often do not result in the desired outcome, are slow and often cannot keep pace with current product life cycles and expectations of product line growth. Chemicals and materials companies have generally lagged behind other industries' investment in novel methods or technologies to improve materials discovery and development. This has been due to the low-margin nature of these industries and strong earnings pressure. Despite these factors, the large amount of capital required to develop new products continually forces these traditional chemicals and materials companies to find ways to improve the discovery and development of materials.

        For decades, materials scientists employed relatively low throughput experimentation using X-ray technology. More recently, researchers in the field of materials discovery have been able to employ a high throughput, combinatorial approach to experimentation. This approach enables the investigation and screening of up to thousands of new product formulations obtained from simultaneous variations of multiple process parameters. Unlike traditional discovery methods, high throughput combinatorial experimentation focuses on producing large numbers of discrete chemicals in small quantities, testing the chemicals simultaneously and analyzing the test results in order to find the candidates that best meet the desired criteria. Combining the speed of high throughput, combinatorial screening with the depth and accuracy of information provided using X-ray diffraction greatly improves this process, enabling scientists to discover novel materials and chemical processes more efficiently. In addition, these technologies allow companies to reduce costs, increase technology innovation and develop new products based on proprietary materials.

        Bruker AXS believes that combinatorial materials research is fueling significant growth in advanced materials markets such as:

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  polymers;

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  nanomaterials;

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  electronic/photonic materials; and

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  catalysts.

        High throughput combinatorial screening using X-ray diffraction, together with combinatorial analysis, can provide cost-effective, non-destructive solutions to accelerate materials discovery.

        X-ray technology is also used in the materials science market for quality control. X-ray diffraction and X-ray fluorescence are the leading complementary technologies used for the quality control of elemental and compound composition. Industrial customers, who use these technologies to determine the composition of raw materials such as cement, steel, copper and aluminum, are increasingly seeking complete laboratory and process automation solutions.

Limitations of Current Alternative Approaches

        Many of the technologies available today have limitations when used for applications involving drug discovery, matter characterization and materials composition.

Drug discovery and development—Proteomics

        Protein structure determination methods currently have the following limitations:

Method	Limitation
NMR	•	Lower resolution and less precise structure than produced by crystallography.
	•	Inability to analyze large proteins.
	•	Slow rate of data collection.
	•	Requires manual data interpretation.
	•	Needs operator expertise to determine a structure.
In silico structure	•	Accuracy of structures is dependent on the similarity between the known and unknown protein structure.
	•	Cannot be used for a large percentage of proteins which are sufficiently unique or which have no closely related, determined protein structure.
	•	Provides less accurate data pertaining to surface structure of proteins than other methods.
X-ray crystallography	•	Requires crystallization of sample.
	•	Not all samples are crystallizable.
	•	Can be expensive.

        For the determination of molecular structure, X-ray crystallography is the method of choice for obtaining unambiguous and complete three-dimensional representation of crystallizable proteins and chemical compounds. There are currently 15,000 protein structures in the global database repository known as the Protein Database Bank. Over 80% of those proteins structures have been identified using X-ray diffraction or X-ray crystallography. Within X-ray crystallography itself there are competing technologies, primarily involving detector technology. For example, CCD detectors compete with imaging plate technology. In imaging plate technology, imaging plates, which work like photographic film, are exposed to X-rays and then read with a laser scanner which produces the diffraction pattern in electronic format. Although they typically provide a large image capture area and are relatively inexpensive, imaging plates cannot provide the required high-throughput capabilities due to their lengthy readout process. Also, due to the nature of the film plate and the readout process, imaging plates have relatively low X-ray sensitivity. On the other hand, CCD detectors, which can provide the high-speed readout capabilities and increased sensitivity demanded for high throughput proteomics applications, have traditionally been limited by their high cost and small image capture area.

Materials science and research

        In materials analysis, there is no current technology, other than X-ray technology, which can adequately provide the necessary research and industrial process control results. Electron microscopy is generally used in parallel with X-ray diffraction; however, electron microscopy provides detailed information about only a very small, specific area of a sample. Atomic absorption and inductively coupled plasma, two methods also used to determine the elemental composition of materials, are not ideal as they require lengthy sample preparation. Although X-ray technology may be more expensive than other technologies, Bruker AXS believes it provides the most expansive, accurate results.

Bruker AXS' Solutions

        Bruker AXS' X-ray systems integrate powerful detectors with advanced X-ray sources, computer-controlled positioning systems, sample handling devices and data collection and analysis software to acquire, analyze and manage elemental and molecular information. These integrated solutions address many of the matter characterization and structure needs of the life science, pharmaceutical, raw material and research industries across a broad range of applications. Bruker AXS provides high speed, sensitive systems for a variety of areas, including three-dimensional structure determination, protein crystal screening and molecular structure determination for the emerging structural proteomics market as well as the small molecule drug discovery market. Additionally, Bruker AXS provides high speed, automated systems for elemental analysis as well as high throughput, cost-effective systems for other areas, including combinatorial screening.

        All of Bruker AXS' X-ray systems incorporate one or more of the company's three core technology applications, X-ray crystallography, X-ray diffraction or X-ray fluorescence, to provide Bruker AXS' customers with the most efficient, highly-accurate solutions available. Bruker AXS provides its proteomics customers with integrated systems based on X-ray crystallography, which the company believes to be the most efficient method for obtaining precise, static molecular structures. X-ray crystallography allows scientists to analyze large proteins, obtain a high-resolution, precise molecular structure, collect data quickly, interpret data automatically and determine a molecular structure with minimal operator expertise. Additionally, X-ray crystallography offers highly accurate three-dimensional structure information and can be used to determine the structure of unique proteins as well as proteins for which there is no known closely related structure.

        Bruker AXS' X-ray diffraction systems allow the company's materials science customers to combine high throughput combinatorial experimentation with X-ray technology for greater efficiency at lower costs. Bruker AXS' X-ray diffraction and X-ray fluorescence-based systems enable the company's industrial customers to achieve results quickly with little sample preparation time and with a high degree of automation throughout the process.

        Bruker AXS' dedication to innovation enables it to provide customers with innovative systems based on these three core technology applications. For example, in 1994 Bruker AXS dramatically changed the molecular structure determination market when it introduced the first CCD detector for use in X-ray diffraction. Bruker AXS' novel technology substantially reduced sample analysis time while greatly improving the quality of the data gathered. Bruker AXS continues to improve the capabilities of CCD detectors and many of Bruker AXS' detectors incorporate the largest scientific-grade chip available, which increases the image capture area of the detector. Bruker AXS developed its new generation detectors jointly with Fairchild Imaging, Inc., formerly Lockheed Martin Fairchild Systems, who supplies the company with the latest large-size chip technology. See "Business—Strategic Collaborations." Bruker AXS has the exclusive right to use this chip technology in various X-ray diffraction fields.

        For structural proteomics applications, the latest innovation in CCD detectors has been the development of high-speed optical lenses coupled to a CCD detector. Bruker AXS has developed such a lens with a proprietary design, which replaces expensive magnifying fiber optic technologies and extends the detector field of view further than the magnifying fiber optics do. Although CCD detectors are generally more expensive than imaging plates and have a smaller field of view, with Bruker AXS' proprietary lens-coupled CCD detector design, the company believes it can provide some of the largest, fastest, most sensitive CCD detectors on the market.

        CCD detectors have begun to replace imaging plate technology at synchrotron beam lines, substantially improving data collection efficiency. Synchrotron beam lines are X-ray beam lines located at large research facilities which produce some of the world's most brilliant, intense X-ray beams, allowing for extremely fast data collection. Because the synchrotrons produce X-ray beams that are more intense than those traditionally produced in laboratories, scientists travel to the beam lines, bringing their samples for testing. Bruker AXS have been selling its CCD detectors for use at these synchrotron facilities since 1995. Bruker AXS recently introduced a new generation technology, which further increases the speed of data collection at the beam lines.

        In order to increase X-ray beam intensity for laboratory-based systems, Bruker AXS introduced high-intensity optics, which significantly improve X-ray beam intensity and quality. Since Bruker AXS'

introduction of these optics in 1994, they have been widely used by material scientists and protein crystallography X-ray diffraction researchers. Additionally, as a result of the company's continuing research and development efforts, Bruker AXS recently introduced the third generation of these optics, which have again improved the brightness and quality of X-ray beams. Through the company's acquisition of Nonius, Bruker AXS acquired a rotating anode generator technology, which provides extremely high-power X-ray beams that can be used in laboratories. More intense X-ray beams allow for faster collection of data and enable researchers to determine X-ray structure in their own laboratories rather than at central facilities utilizing synchrotron beam lines. Combining Bruker AXS' X-ray optics with its rotating anode generators provides customers with what Bruker AXS believes to be the ideal solution for high throughput structural proteomics.

        In addition to the specific technological advances discussed above, Bruker AXS believes that its products offer the following advantages to Bruker AXS' customers:

        Integrated solutions.    Bruker AXS provides many of its customers with complete solutions by integrating Bruker AXS' X-ray systems with everything from front-end sample handling to back-end analysis software. Bruker AXS also increasingly provides these complete solutions in smaller, more compact designs to take up less space in laboratories. Bruker AXS' systems also interface easily with other hardware and software in a customer's lab to allow the company's customers maximum flexibility in creating customized solutions.

        Increased productivity.    Bruker AXS' products, incorporating advanced detectors, X-ray optics, sample handling robots and sophisticated analysis software, allow its customers to increase productivity by generating better results in a shorter time period. Bruker AXS' automated sample and measurement technology and user-friendly software interfaces allow its customers to process high sample volumes with reduced reliance on highly-trained scientific personnel.

        High quality results.    Bruker AXS' automated X-ray systems generate highly accurate data with the speed, selectivity and sensitivity the company's customers demand. The high sensitivity of Bruker AXS' products enables some of its customers to analyze smaller quantities of samples as well as samples of increasingly smaller size. Bruker AXS' systems provide customers with extremely accurate results, providing novel research information while reducing the need for repeat analysis to eliminate errors.

        Cost efficiency.    Bruker AXS' systems, which enable rapid collection and interpretation of highly accurate data, often require minimal operator expertise and involvement and employ modular, integrated technology, offering its customers cost efficiency. Bruker AXS' technological advances serve to reduce its customers' costs of labor, costs of repeating erroneous experiments, costs of longer experiment time, costs of replacing incompatible machinery or components and costs of traveling to synchrotrons; Bruker AXS believes these cost efficiencies serve to off-set the often substantial cost of system acquisition. Bruker AXS believes it provides customers with large volumes of highly accurate information at a relatively low cost.

Bruker AXS' Strategy

        Bruker AXS' strategy is to continue to be a leading provider of X-ray systems for use in the life science, pharmaceutical, chemical, electronics and raw material industries as well as for general research. Key elements of Bruker AXS' strategy include:

        Maintaining Bruker AXS' position as a technology leader and innovator.    Bruker AXS is a recognized leader and innovator in X-ray technology. Bruker AXS plans to continue to invest in research and development, collaborations and strategic acquisitions in order to develop new and enhanced products, just as Bruker AXS' prior efforts led to the development and advancement of CCD detector and X-ray optics technologies. The company intends to focus its business on technology particularly applicable to the life science market and to extend Bruker AXS' advances to the materials science and other markets.

        Providing integrated solutions.    Bruker AXS' goal is to continue to focus on the overall needs of its customers, providing them with complete solutions for the analysis of molecular structure and elemental composition, from sample preparation through analysis of results. Bruker AXS' focus will be not only to provide technologically advanced X-ray components, but also to provide the components as part of systems that are fast, easy-to-use and compatible with a customer's overall data collection and analysis systems. Bruker AXS' plan includes providing turnkey systems with open architecture that permits its systems to interface with other hardware and software components in the customer's lab.

        Focusing on new and expanding markets.    Bruker AXS intends to aggressively market a broad range of innovative products for applications in new and expanding markets. For example, Bruker AXS' current research and development, marketing and acquisition initiatives have been aimed at creating technologies and systems suited to the technology-driven life sciences market, which the company believes will continue to expand in the post-genomic era and represent an increasing part of its business. Bruker AXS intends to continue to identify other market opportunities and apply Bruker AXS' resources appropriately, as Bruker AXS recently did with small molecule material research applications.

        Generating recurring revenue and customer loyalty through world-class customer support.    Bruker AXS will continue to provide world-class support its customers as part of its strategy to enhance the company's brand and maintain customer loyalty. The importance the company places on customer support is evidenced by the fact that Bruker AXS' highly-educated, well-trained customer support personnel comprise approximately 27% of Bruker AXS' work force. In addition to the benefits in brand enhancement and customer loyalty, customer support generates significant recurring revenues. As Bruker AXS' installed base of systems increases, the company expects that the high-margin revenue generated from post-warranty customer service will expand as well. Bruker AXS also plans to increase its recurring revenues as the company's installed base of systems increases by selling more consumables and replacement parts.

        Providing complementary technologies.    In life science and other areas, Bruker AXS plans to offer complementary X-ray technologies to meet the full range of Bruker AXS' customers' matter characterization needs. Bruker AXS' three core X-ray technology applications (SCD, XRD and XRF) complement each other, and Bruker AXS plans to expand its customers' ability to use the various technologies in an integrated manner within the same laboratory.

        Capitalizing on the benefits of Bruker AXS' modular platform technology.    Bruker AXS plans to continue to offer its customers a modular technology approach. Bruker AXS' modular approach permits us to provide individual customers with a customized application through varied combinations of already existing product modules. By taking advantage of the modular capabilities of Bruker AXS' technology, the company can respond quickly to the changing technological needs of the market and of its customers without having to incur significant development expenses or delays.

        Pursuing acquisitions and building alliances.    Bruker AXS plans to continue to pursue acquisitions and build alliances with strategic partners in order to expand its technology base and product offerings, increase its market share and strengthen other key corporate competencies. For example, through Bruker AXS' recent MAC Science acquisition, the company gained high-powered rotating anode technology, high-quality research and development talent, and access to the Japanese market. See "Business—Strategic Collaborations."

Bruker AXS' Products

X-ray systems

        Bruker AXS bases its systems on the following three core X-ray technology applications:

  •
  single crystal X-ray diffraction, or SCD, and often referred to as crystallography;

  •
  polycrystalline X-ray diffraction, or XRD, and often referred to using the term X-ray diffraction; and

  •
  X-ray fluorescence, or XRF, and also called X-ray spectrometry.

        SCD systems determine the three-dimensional structures of molecules in the chemical, mineral or biological substance being studied. SCD systems have the capability to determine structure in both small chemical molecules and larger biomolecules. SCD systems direct an X-ray beam at a solid, single crystal sample. The atoms in the crystal sample scatter the X-rays to create a precise diffraction pattern recorded by an electronic detector. Software then reconstructs a model of the structure and provides the unique arrangement of the atoms in the sample. This information on the exact arrangement of atoms in the sample is a critical part of molecular analysis and can provide insight into a variety of areas, including how a protein functions or interacts with a second molecule.

        Bruker AXS' SCD systems combine high sensitivity and rapid data collection to quickly generate accurate structures for use in the life sciences industry, academic research and a variety of other applications. Additionally, using Bruker AXS' modular platform approach, the company combines elements from Bruker AXS' basic APEX and PROTEUM products to provide its synchrotron customers with systems tailored for their particular applications.

        The following chart summarizes Bruker AXS' SCD product line:

Product	Description	Application	Customers	Product Introduction
X8 APEX	Most sensitive 4K CCD system with 4-axis kappa goniometer and novel user interface	3D structure determination of small molecules such as drugs	Chemical and pharmaceutical companies, universities	2002
X8 PROTEUM	Rotating anode generator based lab system with highest sensitivity 4K CCD detector and 4-axis kappa goniostat	High-power protein screening and structure solutions	Pharmaceutical companies, protein structure factories, universities	2002
BruNo Robotics	Robotic sample handling of frozen protein crystals	High throughput methods to mount and retrieve protein crystal samples for screening and data collection	Protein structure factories, pharmaceutical companies, universities	2002

Montel 200 Optics	X-ray optics coupled to high power laboratory X-ray sources	High intensity, brilliant X-ray beam delivered to the crystal sample for structural proteomics applications	Pharmaceutical companies, protein structure factories, academic research	2002
PROTEUM SW suite	WINDOWS based software for protein data acquisition and analysis	Protein structure determination	Pharmaceutical companies, protein structure factories, academic research	2001
PROTEUM 300	Large 300mm diameter lens-coupled CCD detector	Structural proteomics at synchrotron facilities	Synchrotron facilities	2001
PROTEUM R	Rotating anode generator based lab system with SMART 6000 detector system	High-power protein screening and structure solution system	Pharmaceutical companies, protein structure factories, academic research	2000
SMART APEX	Most sensitive 4K CCD system with 3-axis D8 goniometer	3D-structure determination of small molecules such as drugs	Chemical and pharmaceutical companies, universities	1999
KAPPA CCD	Kappa goniometer-based CCD system	3D-structure determination of small molecules such as drugs	Chemical and pharmaceutical companies, universities	1996
FR 591	9 and 15 KW high power X-ray source used in Bruker AXS X8 PROTEUM and PROTEUM R systems	High-intensity, brilliant X-ray beam for structural proteomics application	Structural proteomics laboratories, pharmaceutical companies, protein structure factories, academic research	1994

        XRD systems direct single wavelength X-rays at a polycrystalline sample. The atoms in the polycrystalline sample scatter the X-rays to create a unique diffraction pattern recorded by a detector. Computer software processes the pattern and produces many different types of information, including stress, texture, qualitative and quantitative phase composition, crystallite size, percent crystallinity and layer thickness, composition, defects and density of thin films and semiconductor material.

        Bruker AXS' XRD systems combine modular, high precision and high quality ergonomic designs with broad applications for use in basic research and industrial process control. They contribute to a reduction in the development cycles for new products in the catalyst, polymer, electronic, optical material and semiconductor industries. Customers also use Bruker AXS' XRD systems for analyses in a variety of other fields, including forensics, art and archaeology.

        The following chart summarizes Bruker AXS' XRD product line:

Product	Description	Application	Customers	Product Introduction
D8 ADVANCE, Series II	General purpose diffraction system	Qualitative and quantitative analysis of polycrystalline material	Chemical, minerals, pharmaceutical, academic and industry research	2003
D8 DISCOVER MR, Series II	High resolution diffraction system	Semiconductor and thin film analysis	Semiconductor companies, coating industry, academic research	2002
D8 DISCOVER CST (TRANSMISSION)	Diffraction system with high-speed 2D detector system for transmission applications	Combinatorial screening of libraries in life science and materials research	Chemical, pharmaceutical, biotechnology	2002
D4 ENDEAVOR	Fully enclosed high throughput general purpose diffraction system	Qualitative and quantitative analysis of polycrystalline material	Cement, raw materials, chemical, pharmaceutical	2001
D8 DISCOVER CSR (REFLECTION)	Diffraction system with high-speed 2D detector system for reflection applications	Combinatorial screening of material libraries for identification of lead compounds	Chemical, catalyst, pharmaceutical, petrochemical	2000
D8 DISCOVER with GADDS	Diffraction system with high-speed 2D detector system	Determination of material properties, such as stress, strain, texture	Chemical, pharmaceutical, metals, automotive	1999
NANOSTAR	2D detector based small angle scattering system	Determination of the nanoscale structure of polymers, fibers and biological material	Academic research, chemical, pharmaceutical	1998

        XRF systems determine the elemental composition of a material and provide a full qualitative and quantitative analysis. These systems direct X-rays at a sample, and the atoms in the sample absorb the X-ray energy. The elements in the sample then emit characteristic X-rays which are unique for each element. The system collects the X-rays, and its software analyzes the resulting data to determine the elements which are present.

        Bruker AXS' XRF products provide complete analysis automation solutions on a turn-key basis in response to the industrial marketplace demand for automated, controlled production processes that reduce product and process cost, increase output and improve product quality. Bruker AXS' XRF products cover substantially all of the periodic table and can analyze solid, powder or liquid samples. In addition, the company's XRF products require minimal sample preparation.

        The following chart summarizes Bruker AXS' XRF product line:

Product	Description	Application	Customers	Product Introduction
S2 RANGER	All-in-one benchtop ED-XRF spectrometer	Easy-to-use elemental analysis	Cement, petrochemicals, food	2002
S4 PIONEER	High performance spectrometer for use in demanding process control and quality assurance applications	Fast and accurate elemental analysis	Cement, petrochemicals, metals	2001
S4 EXPLORER	High performance plug-and-analyze X-ray fluorescence spectrometer	Fast and accurate elemental analysis	Cement, petrochemicals, metals	1999

Service, consumables and related products

        In addition to new system sales, Bruker AXS generates revenues from sales of service, consumables and related products. Bruker AXS believes its high-quality customer service gives it a competitive advantage by enhancing the company's brand and customer loyalty. Approximately 27% of Bruker AXS' employees are highly-trained customer support personnel.

        Given the demands the company's products face in the field, general maintenance and replacement of consumables such as X-ray tubes and other parts is routine. Bruker AXS supplies a large quantity of replacement X-ray tubes to customers over the lives of its systems. Following Bruker AXS' standard twelve-month warranty, Bruker AXS also generates service revenues from Bruker AXS' customers through service contracts, repair calls, training and other support services. Service revenue is generated either through post-warranty service contracts or on-demand service calls. The number of customers entering into service contracts varies by geographic region.

        In addition to providing service, consumables and replacement parts, Bruker AXS generates recurring revenue through the sale to Bruker AXS' customers of a variety of accessory items, including sample handling devices, temperature and pressure control devices, enhanced X-ray optics and software packages. Finally, Bruker AXS provides system upgrades to customers who desire to upgrade, rather than replace, older systems.

Research and Development

        Bruker AXS commits substantial capital and resources to internal and collaborative research and development in order to provide innovative solutions to its customers. Bruker AXS has a highly skilled research and development group; almost half of Bruker AXS' 78 employees devoted to research and development have advanced degrees.

        The value of Bruker AXS' investment in research and development is evident in many ways, but perhaps most obvious in its development and introduction of the first CCD detector for use in X-ray diffraction, an innovation which dramatically changed the molecular structure determination market. Bruker AXS has also achieved a significant increase in X-ray beam intensity and quality with its development of high-intensity optics. The following are examples of some of Bruker AXS' recent technology research and development accomplishments, all of which have been successfully incorporated into the company's systems:

  •
  Bruker AXS introduced a new generation SCD detector, the SMART APEX CCD area detector, which has a number of unique features, including high speed parallel data readout,

    high sensitivity and direct imaging, which makes use of expensive magnifying fiber optics unnecessary;

  •
  Bruker AXS developed a proprietary X-ray phosphor which converts X-rays to visible light with maximum efficiency in order to further increase the speed of Bruker AXS' CCD detector-based systems;

  •
  Bruker AXS created pre-formed multi-layered optics to provide for improved X-ray beam quality in the company's SCD and XRD products; and

  •
  Bruker AXS developed the PRO4 detector for the company's S4 spectrometer, a joint development with MOXTEK, Inc., which allows customers to operate the X-ray spectrometer at a high sensitivity level without a costly external detector gas supply.

        Bruker AXS intends to continue to stress its research and development activities, particularly for developments in the life science field and for items including robotic solutions, software programs and next generation detectors. Bruker AXS plans to use these life science developments for the company's other markets as well. Bruker AXS has and will keep in place a strong focus on software development, as over 25% of Bruker AXS' research and development personnel devote their time to the software field.

        Bruker AXS' acquisitions of Nonius and MAC Science also have improved the company's research and development capabilities, giving us access to rotating anode generator technology as well as additional high quality research and development talent. Thirteen of Bruker AXS' research and development personnel joined the company through the Nonius and MAC Science acquisitions.

        Bruker AXS spent $9.9 million in fiscal 2002, $7.7 million, excluding in-process research and development, in fiscal 2001, and $5.9 million in fiscal 2000, on research and development.

Strategic Collaborations

        Bruker AXS has several key technical collaborations and alliances for the development and distribution of new or existing products. These collaborations include:

        Fairchild Imaging, Inc.    In 1998, Bruker AXS commenced collaboration with Fairchild Imaging, Inc. for the development of CCD array detectors for use in chemical and biological crystallography. While Fairchild Imaging owns the chip included in the detector, Bruker AXS has exclusive rights for use of the chip in the SCD and XRD fields, subject to minimum purchase requirements. Bruker AXS also own the rights to the camera in which the chip is placed.

        Siemens AG.    Bruker AXS has a collaboration with the Siemens AG X-ray tube division (now Siemens Medical Solutions Vacuum Technology Division) in Germany for the development of X-ray tubes. Bruker AXS are also cooperating with Siemens for the supply of varying types of high power X-ray tubes. Additionally, Bruker AXS has a joint development with Siemens for a lower-power high performance XRF X-ray tube. Bruker AXS has the exclusive right to purchase these lower-power tubes until December 2006.

        Affinium Pharmaceuticals.    In March 2001, Bruker AXS, along with Bruker Daltonics and Bruker BioSpin Inc., entered into a strategic alliance with Affinium Pharmaceuticals, formerly known as Integrative Proteomics, Inc. Affinium Pharmaceuticals is a leader in high-throughput structural proteomics. During the three-year term of Bruker AXS' strategic alliance, the company will sell to Affinium Pharmaceuticals X-ray protein crystallography tools required by Affinium Pharmaceuticals for its proteomics facilities and collaborate in the development of higher-throughput proteomics tools. As part of this alliance, in June 2001, Bruker AXS invested in the Series IIA financing of Affinium Pharmaceuticals.

        GeneFormatics, Inc.    In October 2001, Bruker AXS, along with Bruker Daltonics and Bruker BioSpin, entered into a strategic alliance with GeneFormatics, Inc. GeneFormatics is a leader in structural proteomics and offers an integrated approach to the determination and confirmation of the function and structure of genomically-derived protein targets. Bruker AXS has agreed that during the three-year term of its strategic alliance, the company will sell to GeneFormatics X-ray crystallography systems and support needed to incorporate X-ray crystallography into its business. As part of this alliance, in October 2001, Bruker AXS invested in the Series C financing of GeneFormatics.

        Incoatec GmbH.    In February 2002, Bruker AXS entered into a joint venture with four former scientists of the GKSS Research Center for the research, development and production of X-ray optics based on coating technologies. As part of this joint venture, Bruker AXS holds a 51% stake in Incoatec GmbH, a German limited liability company.

        Bruker AXS also has collaborations with non-profit institutions as well as with individual experts in the X-ray field, including Professor B.C. Wang at the University of Georgia and Professor George Sheldrick at the University of Göttingen.

Customers

        Bruker AXS has a broad and diversified global customer base that included over 4,500 customers with over 7,000 installed systems as of March 1, 2003. Bruker AXS' molecular structure customer base includes a variety of biotechnology, pharmaceutical and chemical companies, as well as various research institutes. Bruker AXS sells its materials research products to academic institutions as well as to a number of semiconductor, polymer, automotive and combinatorial materials design companies. Cement, steel, aluminum and related industries are large purchasers of Bruker AXS' elemental analysis products.

        Some examples of customers who have purchased multiple systems from Bruker AXS for use in either life sciences, materials research or elemental analysis applications include:

Life Sciences	Material Analysis	Elemental Analysis
Astra-Zeneca	• British Petroleum	• Alcan-Pechiney
Aventis	• Exxon Mobil	• Alcoa
BASF	• Fraunhofer Gesellschaft	• BHP
Bayer	• General Electric	• Ciment Lafarge/Blue Circle
GlaxoSmithKline	• General Motors	• Cemex
Merck	• IBM	• Ciment Lafarge
Novartis	• ICI	• Heidelberger Cement
Pfizer	• Infineon	• Italcementi
Scripps	• Lucent Technologies	• Veitsch-Radex
• Samsung
• Siemens
• UOP

        Bruker AXS also sell its systems to other industrial, academic and government customers. Bruker AXS believes its diverse categories of customers serve to moderate the effect of economic downturns, which may occur in one or more of the markets the company serves. In fiscal year 2002, no single customer accounted for greater than 3% of Bruker AXS' revenue.

Sales and Marketing

Marketing activities

        Bruker AXS' primary marketing strategy is to provide its customers X-ray systems that enable them to perform their desired activities. Cultivating strong customer relationships to build future recurring sales is a key part of Bruker AXS' marketing program. Bruker AXS emphasizes its solutions and technology platforms, rather than simply the provision of instruments. Bruker AXS pursues an active marketing program through a large number of activities during the year. Bruker AXS' key marketing vehicles include trade shows, scientific conferences, advertising, Bruker AXS' website, direct mail and related activities.

Direct sales channels

        Bruker AXS has extensive sales and distribution capabilities. Bruker AXS generates over 80% of its revenues through Bruker AXS' direct sales force of over 60 individuals, approximately 40% of whom have advanced degrees. During the last three years, Bruker AXS has committed significant resources to upgrade and expand Bruker AXS' direct sales force and distribution channels worldwide. Bruker AXS now has direct sales coverage throughout most of the European Union and North America, as well as in China, Japan, South Africa, Brazil and Singapore.

        In addition to Bruker AXS' direct sales force, the company has well-equipped application and demonstration facilities and qualified application personnel who assist customers and provide product demonstrations in specific application areas. The interaction of customers with Bruker AXS' marketing specialists and research and development scientists at these facilities enables us to get feedback on products and customer needs directly from the customers, aiding in the effectiveness and efficiency of Bruker AXS' product development. Bruker AXS maintains its primary demonstration facilities in the United States (Madison, Wisconsin), the Netherlands (Delft), Germany (Karlsruhe) and Japan (Yokohama). Demonstration systems and support facilities are also available in other locations.

Indirect sales channels

        Bruker AXS has determined that for some of Bruker AXS' smaller geographical markets it is not cost effective to have a direct sales force in place. For these countries, Bruker AXS uses various international distributors, affiliates and independent sales representatives.

Sales Cycle

        The typical sales cycle for Bruker AXS' products is six to twenty-four months. The sales cycle is twelve to twenty-four months for academic products and six to twelve months for industrial products. The length of Bruker AXS' sales cycles is primarily dependent on the budgeting cycles of its customers.

Manufacturing

        Bruker AXS performs high-level assembly, system integration and testing for the majority of its products in the company's principal facilities located in the U.S., Germany, the Netherlands and Japan. Bruker AXS has considerable flexibility at its various facilities, and each facility can handle multiple product lines at the same time. Bruker AXS' facility in Germany also includes a machine shop for the machining of precision parts, and employees in its facility in the U.S. assemble detectors using proprietary methods. Generally, Bruker AXS purchases the components of Bruker AXS' systems from third parties and maintains preferred suppliers and secondary sources for key components that Bruker AXS does not manufacture in-house.

Intellectual Property

        Bruker AXS' intellectual property consists of patents, copyrights, trade secrets, know-how and trademarks. Bruker AXS licenses patent rights where appropriate. Bruker AXS' patents generally relate to discrete aspects of its products and not to any product as a whole. Bruker AXS does not believe that any one of its patents are material to its business on an enterprise-wide basis.

        Protection of Bruker AXS' intellectual property is a strategic priority for the company's business, and Bruker AXS will enforce its patent rights against all infringers as necessary. While Bruker AXS believes its patent portfolio provides the company with a competitive advantage, the patent positions of companies like Bruker AXS involves complex legal and factual questions. As a result, Bruker AXS cannot predict the enforceability of its patents with certainty. In addition, Bruker AXS is aware of the existence of patents in certain countries that, if valid, could impair Bruker AXS' ability to manufacture and sell its products in these countries. Bruker AXS has received letters from third parties inquiring whether or not certain of Bruker AXS components infringe upon certain of their patents. Bruker AXS does not believe the company infringes upon any valid claims of these patents.

        Bruker AXS also relies upon trade secrets, know-how, trademarks, copyright protection and licensing to develop and maintain the company's competitive position. Bruker AXS generally requires the execution of confidentiality agreements by the company's employees, consultants and other scientific advisors. These agreements provide that all confidential information made known during the course of a relationship with the company will be held in confidence and used only for Bruker AXS' benefit. In addition, these agreements provide that Bruker AXS owns all inventions generated during the course of the relationship.

Competition

        Bruker AXS' markets are highly competitive, and Bruker AXS expects the competition to increase. Currently, Bruker AXS has competitors for most of its product lines. Bruker AXS believes that the principal competitive factors in its markets are technological applications expertise, product functionality, quality after market service and support, marketing expertise, distribution capability, proprietary patent portfolios, cost and cost effectiveness.

        Bruker AXS' existing products and any products that it develops may compete in multiple, highly competitive markets. Other companies may offer or succeed in developing products that would render Bruker AXS' products or those of Bruker AXS' strategic partners obsolete, uneconomical or noncompetitive. In addition, some of these competitors have significantly greater experience in the life sciences market. Bruker AXS' ability to compete successfully will depend on its ability to develop proprietary products that reach the market in a timely manner and are technologically superior to and/or are less expensive, or more cost effective, than other currently marketed products. Current competitors or other companies may possess or develop technologies and products that are more effective than Bruker AXS'.

Employees

        As of May 16, 2003, Bruker AXS employed over 560 full-time employees, with approximately 140 employees in the U.S. and more than 350 employees located primarily in Europe. Over 75 of these employees hold doctorates in biology, chemistry, physics or other scientific areas.

Properties

        Bruker AXS' four principal facilities incorporate manufacturing, research and development, application and demonstration, marketing and sales and administration functions. These are:

  •
  an owned 43,000 square foot facility in Madison, Wisconsin;

  •
  an owned 97,000 square foot facility in Karlsruhe, Germany;

  •
  a leased 57,000 square foot facility in Delft, The Netherlands; and

  •
  a leased 15,000 square foot facility in Yokohama, Japan.

        The company also leases additional centers for sales, applications and service support in: Congleton, United Kingdom (Bruker AXS Ltd.); Paris, France (Bruker AXS SA); Salzburg, Austria (Bruker AXS GmbH); Milano, Italy (Bruker AXS S.r.L.); Johannesburg, South Africa (Bruker AXS (Pty) Ltd.); São Paulo, Brazil (Bruker AXS do Brasil Ltda.); Singapore (Bruker AXS Pte Ltd.); Geesthacht, Germany (Incoatec GmbH) and Beijing, People's Republic of China (Bruker AXS Representative Office).

Government Regulation

        Bruker AXS possesses low-level radiation materials licenses from the Nuclear Regulatory Commission for Bruker AXS' facility in Madison, Wisconsin, from the local radiation safety authority, Gewerbeaufsichtsamt Karlsruhe, for the company's facility in Karlsruhe, Germany, from the local radiation safety authority, Ministerie van Volkshuisvesting, Ruimtelijke Ordening en Miliuebeheer, for Bruker AXS' facility in Delft, the Netherlands, and from the local radiation safety authority, Kanagawa Prefecture, for its facility in Yokohama, Japan, as well as from various other countries in which Bruker AXS sells its products. The U.S. Nuclear Regulatory Commission also has regulations concerning the exposure of Bruker AXS' employees to radiation.

        Prior to introducing a product in the U.S., Bruker AXS provides notice to the Food and Drug Administration, or FDA, in the form of a Radiation Safety Abbreviated Report, which provides identification information and operating characteristics of the product. If the FDA finds that the report is complete, it provides the company approval in the form of what is known as an accession number. Bruker AXS may not market a product until it has received an accession number. In addition, Bruker AXS submits an annual report to the FDA that includes, among other things, the radiation safety history of all products the company sells in the U.S. Bruker AXS is required to report to the FDA incidents of accidental exposure to radiation arising from the manufacture, testing or use of any of Bruker AXS' products. Bruker AXS also reports to state governments products which Bruker AXS sells in their states. For sales in Germany, Bruker AXS registers each system with the local authorities. In some countries where Bruker AXS sells systems, the company uses the license it obtained from the federal authorities in Germany to assist us in obtaining a license from the country in which the sale occurs. In addition, as indicated above, Bruker AXS is subject to various other foreign and domestic environmental, health and safety laws and regulations in connection with Bruker AXS' operations. Apart from these areas, Bruker AXS is subject to the laws and regulations generally applicable to businesses in the jurisdictions in which the company operates.

Scientific Advisory Board

        Bruker AXS has established an international Scientific Advisory Board to advise the company on strategic research and development and strategic marketing issues. The members of the Board include:

  •
  George M. Sheldrick, Ph.D., Professor, University of Göttingen;

  •
  Rüdiger Bormann, Ph.D., Professor, GKSS Research Center and Technical University;

  •
  Elspeth Garman, D.Phil., Researcher, University of Oxford;

  •
  Manfred Schuster, Dr., Research Manager, Siemens AG;

  •
  Anthony Spek, Ph.D., Professor, University of Utrecht; and

  •
  B.C. Wang, Ph.D., Professor, University of Georgia.

        Bruker AXS provides members of its Scientific Advisory Board a fee of $6,000 per year and options at fair market value for 1,500 shares of Bruker AXS common stock. These options vest after three years. Bruker AXS also reimburses Scientific Advisory Board members for expenses reasonably incurred related to the services they provide us.

SUPPLEMENTARY FINANCIAL INFORMATION

	Quarter Ended
	March 31		June 30	September 30	December 31	Total
	(In thousands, except per share data)
2002 (Unaudited)
Net sales	$23,795		$24,035	$26,856	$29,604	$104,290
Gross profit	9,118		9,375	10,434	12,249	41,176
Income (loss) before cumulative effect of change in acccounting principle	310		608	(756)	(418)	(256)
Net (loss) income	(307	)(1)	608	(756)	(418)	(873)
Net (loss) income available to common stockholders	(307	)(1)	608	(756)	(418)	(873)
Basic and diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in acccounting principle	0.01	(1)	0.01	(0.01)	(0.01)	0.00
Net (loss) income	(0.01	)(1)	0.01	(0.01)	(0.01)	(0.02)
2001 (Unaudited)
Net sales	$18,846		$20,208	$21,192	$22,342	$82,588
Gross profit	7,132		7,759	7,709	8,925	31,525
Net income (loss)	264		(1,837)	40	156	(1,377)
Net loss available to common stockholders	(106)		(1,634)	(266)	(5,396)	(7,402)
Basic and diluted earnings (loss) per share	0.00		(0.04)	(0.01)	(0.13)	(0.19)

(1)
The Company completed its transitional impairment tests in the third quarter of 2002. In accordance with the transitional provisions of SFAS No. 142, the impairment loss has been recorded in the first quarter of 2002 as a cumulative effect of change in accounting principle. Accordingly, the following sets forth a reconciliation between what the Company previously reported on its March 31, 2002 Form 10-Q and the adjusted net (loss) income and earnings (loss) per shares shown above:

Three Months Ended March 31, 2002
Reported net income	$310
Less: impairment loss, net of tax	(617)

Adjusted net (loss) income	(307)

Basic and diluted earnings (loss) per share:
Reported net income	$0.01
Less: impairment loss, net of tax	(0.01)

Adjusted net (loss) income	$(0.01)

        The summation of quarterly earnings per share does not equate to the calculation for the full fiscal year, as quarterly calculations are performed on a discrete basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of Bruker AXS' financial condition and results of operations together with "Selected financial data" and Bruker AXS' financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Bruker AXS' actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those set forth under "RISK FACTORS" and elsewhere in this joint proxy statement/prospectus.

Overview

        Bruker AXS is a leading worldwide developer and provider of advanced integrated X-ray systems which provides solutions for molecular and elemental analysis by X-ray diffraction and X-ray fluorescence. Bruker AXS' products, which have particular application in the drug discovery and materials science fields, provides Bruker AXS' customers with the ability to determine the structure of specific molecules, such as proteins, and to characterize and determine the composition of materials. Bruker AXS' customers include biotechnology and pharmaceutical companies, semiconductor companies, raw material manufacturers, chemical companies, academic institutions and other businesses involved in materials analysis.

        Bruker AXS' new product introduction goal is to focus on the overall needs of its customers, providing them with complete solutions. Bruker AXS' plan includes providing turnkey systems with open architecture that permits the company's systems to interface with other hardware and software components in the customer's lab. A major strategy to accomplish this goal is to offer Bruker AXS' customers a modular technology approach. Bruker AXS' modular approach permits the company to provide individual customers with a customized application through varied combinations of existing product modules. By taking advantage of the modular capabilities of the company's technology, Bruker AXS can respond quickly to the changing technological needs of the market and of its customers without having to incur significant development expenses or delays. As Bruker AXS brings on systems with these new modular technologies, they typically replace systems with old technologies. Accordingly, this modular approach to introducing new systems helps sustain Bruker AXS' revenue growth rates.

        Bruker AXS has experienced substantial fluctuations in its quarterly and annual results of operations, and Bruker AXS expects these fluctuations to continue. The amount and timing of Bruker AXS' revenues and operating expenses may fluctuate significantly in the future as a result of a variety of factors. Bruker AXS faces a number of risks and uncertainties encountered by early stage companies, particularly those in rapidly evolving markets such as the life science industry. Bruker AXS may not be able to successfully address these risks and difficulties. In addition, Bruker AXS is subject to foreign currency fluctuations.

        Bruker AXS is not affected by seasonal factors. Bruker AXS' systems sales are high-cost capital expenditures for customers, and the selling cycle may take from 6 to 24 months. The order fulfillment cycle also may take up to six months to design and build a system.

Acquisitions

        Prior to September 1997, Bruker AXS did not engage in any significant business operations. In October 1997, Bruker BioSpin Corporation and Bruker Physik, two of Bruker AXS' affiliates, purchased the analytical X-ray business of Siemens AG. Bruker BioSpin Corporation purchased the assets and assumed the liabilities of Siemens' U.S. business, which then became Bruker AXS Inc., and Bruker Physik purchased the stock of Siemens' German business, which business then became Bruker AXS GmbH.

        In June 1999, all of Bruker AXS' shares were transferred from Bruker BioSpin Corporation to five individuals who were members of the controlling family of all of the Bruker companies. Bruker AXS then acquired all of the shares of Bruker AXS GmbH from Bruker Physik. The transaction represented an exchange between entities under common control and, accordingly, the assets acquired and liabilities assumed have been accounted for at historical cost in a manner similar to that of pooling-of-interests accounting. As a result of this acquisition, for periods prior to June 1999, Bruker AXS' financial statements reflect the combined accounts of Bruker AXS and Bruker AXS GmbH. All significant intercompany transactions have been eliminated in the combined statements.

        In April 2001, Bruker AXS acquired Nonius B.V. and four of its affiliates ("Nonius") from Delft Instruments N.V., a Dutch company, for approximately $6.6 million in cash plus the assumption of approximately $1.8 million of debt and additional liabilities of $4.3 million. Nonius and its affiliates specialize in the development, production and marketing of products and services for single crystal X-ray diffraction. Accordingly, the Nonius operations were consolidated in the results since the date of the acquisition. As part of the acquisition, Bruker AXS entered into a services agreement with Delft Instruments to continue to provide various services to the acquired business. As of December 31, 2002, all of the services agreements were terminated.

        In conjunction with the acquisition of Nonius, Bruker AXS acquired certain in-process research and development ("IPR&D") projects. These projects included next generation high brilliancy optics and microsources, high brilliance rotating anode generator successors for biological crystallography, high sensitivity large area detector systems and next generation software for data acquisition and processing. At the time of the acquisition, these projects were in various stages of completion, ranging from 50% to 70%. The projects were expected to be completed during 2002 at an estimated cost of $0.6 million.

        The following table provides information regarding the current status of the acquired IPR&D projects as of December 31, 2002 (in thousands):

Acquired IPR&D Project	Estimated Cost to Complete at Time of Acquisition	Actual Costs Incurred as of December 31, 2002	Actual Completion Date
Optics and microsources	$231	$133	Q2 2002	(1)
Rotating anode generator	$154	$220	Q2 2002
Large area detector systems	$154	$231	Q3 2003
Software for data acquisition and processing	$77	$80	Q3 2003

(1)
The microsources portion of the project was ceased.

        Although Bruker AXS believed these IPR&D projects, when completed, would provide value, Bruker AXS determined there was an absence of technological feasibility and alternative future use for this IPR&D at the time of acquisition. As such, Bruker AXS utilized a discounted probable future cash flows analysis to prepare a valuation of the fair value of IPR&D. Bruker AXS performed this cash flow analysis on a project by project basis and applied adjusted discount rates of 40%-45% to the projects' cash flow. Bruker AXS used financial assumptions based on pricing, margins and expense levels from those historically realized by Nonius and consistent with industry standards. Material net cash inflows from these projects were expected to begin in 2003. Bruker AXS was primarily responsible for estimating the fair value of the purchased in-process research and development. This valuation resulted in an estimate of the fair value of $3.6 million ($2.1 million, net of tax), which was charged to research and development expense immediately following the close of the transaction in the second quarter of 2001.

        Bruker AXS believes the projections used in performing the valuations are still appropriate; however, there can be no assurance that the projected results will be achieved. Failure to successfully develop and market these projects would result in the loss of the expected economic return inherent in the fair value allocation.

        In May 2002, Bruker AXS acquired substantially all of the assets and certain liabilities of MAC Science Ltd., a Yokohama, Japan company focused on X-ray analysis instrumentation, for $3.4 million including $0.3 million of cash plus the assumption of liabilities of $3.1 million. Bruker AXS believes this acquisition will result in both new product introductions as well as further penetration in the Japanese life science and advanced materials research markets. The results of the MAC Science operations have been included in Bruker AXS' consolidated financial statements since the date of acquisition.

Initial Public Offering

        In December 2001, Bruker AXS completed an initial public offering of 9,000,000 shares of Bruker AXS common stock to the public, at a price per share of $6.50. Bruker AXS received net proceeds of $52.6 million. Upon the closing of the initial public offering, 5,625,000 shares of redeemable preferred stock converted into 6,923,077 shares of common stock (See "Notes to Financial Statements"). In January 2002, the underwriters of the initial public offering exercised an over-allotment option to purchase an additional 1,350,000 shares at $6.50 per share. Bruker AXS received net proceeds of $8.1 million.

Results of Operations

Three months ended March 31, 2003 compared to three months ended March 31, 2002

Net sales

        Net sales for the three months ended March 31, 2003 increased $5.2 million, or 21.7%, to $29.0 million compared to $23.8 million for the three months ended March 31, 2002. The increase in net sales was due primarily to the favorable impact of currency fluctuations experienced in the first quarter of 2003, which effectively increased our revenues by approximately $3.6 million as compared to the prior year quarter. In addition, net sales increased by $1.6 million due to the acquisition of MAC Science Ltd. We had strong sales in our X-ray fluorescence systems, specifically due to the market's acceptance of the S4 PIONEER, which was introduced in the fourth quarter of 2001. Furthermore, aftermarket sales increased from the prior year quarter particularly in the life sciences product line. Aftermarket sales consist of extended warranties and service agreements, replacement parts, accessories, software packages, upgrades, repair calls, support services and training. These sales increases were, however, mitigated by lower average selling prices since the mix of business was skewed to lower priced systems.

Cost of sales

        Cost of sales for the three months ended March 31, 2003 increased $2.6 million, or 17.8%, to $17.3 million compared to $14.7 million for the three months ended March 31, 2002. Currency fluctuations increased our cost of sales by approximately $2.1 million and the addition of the MAC Science operation in our March 31, 2003 results increased our cost of sales by approximately $0.9 million. These increases were offset by decreases in warranty expense.

        The gross margin on sales was 40.3% for the three months ended March 31, 2003 compared to 38.3% for the three months ended March 31, 2002. Gross margins improved in X-ray diffraction and X-ray fluorescence due to a combination of redesign to cost measures as well as an increase in higher margin distributor sales. We also increased gross margins on aftermarket sales through improved productivity and pricing. The overall increase in gross margins was offset by a decrease in life science systems gross margins due to overcapacity in our production operations from soft sales.

Research and development

        Research and development expenses for the three months ended March 31, 2003 increased $0.4 million, or 20.4%, to $2.5 million compared to $2.1 million for the three months ended March 31, 2002. Research and development expenses increased $0.3 million due to currency fluctuations as compared to the same period in the prior year. In addition, research and development expenses increased by $0.2 million due to the acquisition of MAC Science. These increases were offset by cost reduction initiatives taken in 2002 and 2003 including reducing headcount and canceling or postponing lower priority projects. As a percentage of net sales, research and development expenses were 8.8% for the three months ended March 31, 2003 compared to 8.9% for the three months ended March 31, 2002.

General and administrative

        General and administrative expenses for the three months ended March 31, 2003 increased $0.3 million, or 20.0%, to $1.9 million compared to $1.6 million for the three months ended March 31, 2002. General and administrative expenses increased $0.2 million due to currency fluctuations as compared to the same period in the prior year. The remaining increase in general and administrative expenses is due to the addition of two sales subsidiaries. As a percentage of net sales, general and administrative expenses were 6.6% for the three months ended March 31, 2003 compared to 6.7% for the three months ended March 31, 2002.

Marketing and selling

        Marketing and selling expenses for the three months ended March 31, 2003 increased $1.8 million, or 39.2%, to $6.5 million compared to $4.7 million for the three months ended March 31, 2002. Marketing and selling expenses increased by $0.8 million due to currency fluctuations as compared to the same period in the prior year. The increase in marketing and selling expenses was also due in part to an increase in sales to distributors which have higher commissions. Additionally, approximately $0.2 million of the increase related to the MAC Science acquisition. As a percentage of net sales, marketing and selling expenses were 22.4% for the three months ended March 31, 2003 compared to 19.6% for the three months ended March 31, 2002.

Merger related costs

        In April 2003, we entered into a definitive merger agreement with Bruker Daltonics Inc., an affiliate of the Company, pursuant to which the Company will merge into Bruker Daltonics, if the agreement is approved by the shareholders of both companies. In connection with this transaction, we incurred during the first quarter approximately $1.3 million of merger related costs for legal fees, investment banker fees, accountant fees and fees to an independent Special Committee of the Board of Directors. Merger related costs are not expected to be tax deductible.

Interest (income) expense

        Interest income for the three months ended March 31, 2003 decreased $78,000, or 33.5%, to $155,000 compared to $233,000 for the three months ended March 31, 2002. The decrease was due primarily to lower interest rates in addition to a lower cash balance. Additionally, interest expense for the three months ended March 31, 2003 increased $33,000, or 53.2%, to $95,000 compared to $62,000 for the three months ended March 31, 2002. The increase was due primarily to an increase in debt.

Other (income) expense

        Other income for the three months ended March 31, 2003 increased $550,000, or 135.5%, to $144,000 compared to other expense of $406,000 for the three months ended March 31, 2002. The increase was the result of interest rate and foreign currency fluctuations on the derivative financial instruments of $385,000. In addition, other income increased by $344,000 due to gains on foreign currency transactions. Lastly, there was a loss of $179,000 related to the disposal of equipment.

Income tax expense

        Income tax expense for the three months ended March 31, 2003 increased $169,000, or 86.7%, to $364,000 compared to $195,000 for the three months ended March 31, 2002. Our effective tax rate was 96.8% for the three months ended March 31, 2003 and 38.7% for the three months ended March 31, 2002. The increase in our effective tax rate was due primarily to merger related costs which are not expected to be tax deductible.

Minority interest

        Minority interest in subsidiary for the three months ended March 31, 2003 increased $40,000 to expense of $39,000 compared to income of $1,000 for the three months ended March 31, 2002. The minority interest relates to Incoatec GmbH, a German entity, which began operation in February 2002. The minority interest in subsidiary represents the minority shareholders' proportionate share of net income (loss) for the three months ended March 31, 2003 and 2002. The increase in the minority interest expense is due to Incoatec being profitable for the three months ended March 31, 2003 compared to incurring losses for the period ended March 31, 2002.

Year ended December 31, 2002 compared to year ended December 31, 2001

Net sales

        Net sales for the year ended December 31, 2002 increased $21.7 million, or 26.3%, to $104.3 million compared to $82.6 million for the year ended December 31, 2001. Approximately $8.3 million of the increase was related to Bruker AXS' X-ray diffraction systems; specifically, the market's acceptance of the D8 DISCOVER CC and D4 ENDEAVOR accompanied by strong sales of Bruker AXS' existing D8 ADVANCE. In addition, the S4 PIONEER, an X-ray fluorescence system, was introduced in the fourth quarter of 2001 and has resulted in an increase in sales of $4.7 million. Approximately $4.7 million of the increase in sales related to Bruker AXS' acquisition of MAC Science. The remainder of the increase was due primarily to a $3.2 million increase in aftermarket and other sales. Aftermarket and other sales consist of extended warranty and service agreements, replacement parts, accessories, software packages, upgrades, repair calls, support services and training. Currency fluctuations on net sales for the year ended December 31, 2002 had a favorable impact of $3.4 million, or 4.1%, on Bruker AXS' revenues.

Cost of sales

        Cost of sales for the year ended December 31, 2002 increased $12.0 million, or 23.6%, to $63.1 million compared to $51.1 million for the year ended December 31, 2001. The cost of sales increase was due to the overall growth in system sales. In addition, approximately $2.8 million of this increase was due to the acquisition of MAC Science. Further, currency fluctuations increased Bruker AXS' cost of sales by approximately $2.1 million as compared to the prior year. The gross margin on sales was 39.5% in 2002 compared to 38.2% in 2001. The improvement in gross margin was driven particularly by improved performance in Bruker AXS' APEX and PROTEUM single crystal diffraction product lines. In addition, Bruker AXS' redesign to cost initiatives improved the company's margins in its X-ray diffraction systems, particularly Bruker AXS' D8 products.

Research and Development

        Research and development expenses for the year ended December 31, 2002 increased $2.2 million, or 27.9%, to $9.9 million from $7.7 million for the year ended December 31, 2001. Approximately $1.7 million of the increase was due to the expansion of research and development projects, specifically material purchases for these projects. In addition, research and development expenses increased by $0.5 million due to the acquisition of MAC Science. Currency fluctuations increased research and development expenses by $0.3 million. As a percentage of net sales, research and development expenses increased to 9.5% for the year ended December 31, 2002 from 9.4% for the year ended December 31, 2001.

        For the year ended December 31, 2001, there was a $3.6 million charge resulting from the write-off of in-process research and development costs related to the acquisition of Nonius in April 2001. There were no such charges in the year ended December 31, 2002.

General and Administrative

        General and administrative expenses for the year ended December 31, 2002 increased $3.0 million, or 56.0%, to $8.3 million from $5.3 million for the year ended December 31, 2001. Approximately $1.7 million of the increase was due to costs related to being a public company, including insurance, legal fees, filing fees and other costs. In addition, approximately $0.5 million of this increase related to the acquisition of MAC Science. Currency fluctuations increased general and administrative expenses by $0.2 million. As a percentage of net sales, general and administrative expenses were 7.9% for the year ended December 31, 2002 compared to 6.4% for the year ended December 31, 2001.

Marketing and Selling

        Marketing and selling expenses for the year ended December 31, 2002 increased $4.5 million, or 27.1%, to $21.3 million from $16.8 million for the year ended December 31, 2001. The increase was due primarily to an increase in sales commissions and employee costs due to higher sales levels. In addition, approximately $0.9 million of this increase related to the acquisition of MAC Science. Currency fluctuations increased marketing and selling expenses by $0.8 million. As a percentage of net sales, marketing and selling expenses were 20.5% for the year ended December 31, 2002 compared to 20.3% for the year ended December 31, 2001.

Restructuring Charge

        In the third quarter of 2002, Bruker AXS implemented a restructuring program to reduce costs and improve productivity by eliminating redundant positions, streamlining production and initiating cost reduction programs in all operating areas. As a result, Bruker AXS recorded a restructuring charge of approximately $1.8 million ($1.0 million, net of tax).

        Of the total restructuring charge, approximately $0.5 million related to involuntary and voluntary employee termination benefits for personnel reductions in all operating areas. Under the restructuring program, Bruker AXS reduced its workforce by approximately 19 employees, or approximately 5% of the total workforce in the United States, Germany and United Kingdom. The restructuring charge also included approximately $0.7 million for the write-off of property and equipment as a result of ceasing production at a facility located in the United Kingdom. Beginning in the fourth quarter of 2002, all products that were produced in the United Kingdom are being produced at the production facility in Germany. In addition, approximately $0.5 million of the restructuring charge consisted of penalties for terminating contracts for outsourced inventory and information technology services which Bruker AXS now provides internally. The remaining $0.1 million consisted of engineering inventory that was written off as a result of the termination of a research and development project.

        The following table summarizes the restructuring charge activity and the balance of the restructuring accrual as of December 31, 2002 (in thousands):

	Workforce Reduction	Production Operations	Contractual Obligations	Engineering Inventory	Total
Initial charge in third quarter 2002	$458	$699	$465	$145	$1,767
Cash payments	(84)	—	(172)	—	(256)
Non-cash charges	—	(699)	—	(145)	(844)
Currency impact	16	—	20	—	36
Balance of accrual as of December 31, 2002	$390	$—	$313	$—	$703

        Bruker AXS expects the remaining accrual for the contractual obligations to be paid by the end of 2004. Due to the impact of certain German regulatory requirements applicable to the benefits of Bruker AXS' German employees, the workforce reduction accrual will not be fully paid until 2008.

Interest (income) expense

        Interest income for the year ended December 31, 2002 increased $0.3 million, or 55.8%, to $0.8 million compared to $0.5 million for the year ended December 31, 2001. The increase was due to higher investment balances derived from proceeds of Bruker AXS' initial public offering, although this was partially offset by lower interest rates. Additionally, interest expense for the year ended December 31, 2002 decreased by $0.2 million, or 24.8%, to $0.5 million compared to $0.6 million for the year ended December 31, 2001. The decrease was due to a reduction of Bruker AXS' related party debt through use of the proceeds from the company's initial public offering, although the decrease was partially offset by increased third party debt with higher interest rates.

Other (income) expense

        Other income for the year ended December 31, 2002 increased $1.9 million to income of $1.6 million compared to expense of $0.3 million for the year ended December 31, 2001. The increase was primarily due to the weakening of the U.S. dollar against the euro. As a result, Bruker AXS recorded $1.1 million in foreign currency gains on Bruker AXS' euro denominated intercompany lines of credit for the year ended December 31, 2002 compared to a $0.2 million foreign currency loss for the year ended December 31, 2001. In addition, gains on foreign currency transactions increased $0.9 million. The increases in other income were offset by interest rate and currency fluctuations on Bruker AXS' derivative financial instruments resulting in a decrease of $0.1 million in other income.

        In July 2002, Bruker AXS restructured the company's euro denominated intercompany lines of credit given that settlement is not anticipated in the foreseeable future. As a result, the impact of foreign exchange rate fluctuations is no longer recorded in other expense (income) within that statement of operations, but instead is recorded as a component of accumulated other comprehensive income (loss) within stockholders' equity. Bruker AXS recorded a gain of $0.4 million within accumulated other comprehensive income (loss) between July and December 2002 for euro denominated intercompany lines of credit.

Write-down of investments in other companies

        In the fourth quarter of 2002, Bruker AXS recorded an impairment loss of $1.3 million on investments in two unaffiliated proteomics companies. Bruker AXS believes that these investments have been negatively impacted by the continued decline in the capital markets and the economic environment in which the investees operate. As these investments are not publicly traded, Bruker AXS performed valuations on both of the investments. The valuations were based on the Black-Scholes option pricing theory to determine the fair value of the investees' equity. The valuations were then adjusted to reflect market conditions and equity values of comparable companies.

Income tax expense (benefit)

        Income tax for the year ended December 31, 2002 increased by $1.7 million, or 174.1%, to $0.7 million compared to a tax benefit of $1.0 million for the year ended December 31, 2001. Bruker AXS' effective tax rate was 137.8% for the year ended December 31, 2002 and 41.3% for the year ended December 31, 2001. The increase in Bruker AXS' effective tax rate was primarily due to recording a valuation allowance on Bruker AXS' deferred tax assets for the write-down of investments in other companies and foreign tax credits. Excluding the write-down of investments in other companies Bruker AXS' effective tax rate would have been 39.4% for the year ended December 31, 2002. In addition to the valuation allowance, the difference between the statutory tax rate and the effective tax rate was primarily due to research and development credits and state income taxes for the year ended December 31, 2002.

Minority interest

        In February 2002, Bruker AXS contributed $22,000 of cash to Incoatec GmbH, a German entity, which resulted in a 51% ownership. The $59,000 increase in minority interest in subsidiary represents the minority stockholders' proportionate share of net income for the year ended December 31, 2002.

Change in accounting principle

        Bruker AXS adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangibles," in the first quarter of 2002. Under the transitional provisions of SFAS No. 142, Bruker AXS tested goodwill and intangible assets with indefinite useful lives for impairment as of January 1, 2002 pursuant to the method prescribed by SFAS No. 142. Bruker AXS completed the transitional impairment tests in the third quarter of 2002, which resulted in recording an impairment loss of $1.0 million ($0.6 million, net of tax). In accordance with the transition provisions of SFAS No. 142, the impairment loss has been recorded in the first quarter of 2002 as a cumulative effect of change in accounting principle.

        The goodwill impairment loss related to Bruker AXS' Nonius subsidiary, which was acquired in April 2001. Changes in the market and economic conditions since the date of acquisition have resulted in an impairment of goodwill allocated to Nonius.

Year ended December 31, 2001 compared to year ended December 31, 2000

Net sales

        Net sales for the year ended December 31, 2001 increased $14.5 million, or 21.3%, to $82.6 million compared to $68.1 million for the year ended December 31, 2000. Approximately $6.5 million of this increase related to the acquisition of Nonius. Approximately $1.6 million of this increase related to the introduction of Bruker AXS' new APEX and D4 products which were favorably received by the market. The remainder of the net sales increase was attributable to increased market acceptance of existing products. Furthermore, the addition of new sales offices and increased marketing efforts in newer regions also favorably impacted net sales. The increase in net sales was mitigated by currency fluctuations experienced in 2001, which effectively reduced Bruker AXS' U.S. reporting revenues by approximately $2.6 million. Although third quarter net sales were negatively affected from general business interruption immediately following the September 11, 2001 terrorist attacks, all sales which had been delayed were recognized by December 31, 2001.

Cost of sales

        Cost of sales for the year ended December 31, 2001 increased $7.8 million, or 18.1%, to $51.1 million compared to $43.3 million for the year ended December 31, 2000. Approximately $5.0 million of this increase was due to the addition of Nonius' operations in 2001. The increase in cost of sales also includes approximately $0.6 million of additional costs. The introduction of new automation products accounted for approximately $0.2 million of additional cost and scrap accounted for approximately $0.1 million. Bruker AXS also incurred $0.3 million of unfavorable variances for labor under absorption due to travel restrictions subsequent to the September 11, 2001 terrorist attacks; some of Bruker AXS' labor force was not fully utilized because they were unable to travel to customers to install and service Bruker AXS products. The remainder of the cost of sales increase was due primarily to the overall growth of the number of system sales. The gross margin on sales was 38.2% in 2001 compared to 36.5% in 2000. The increase in gross margin was primarily driven by product mix changes and cost reductions. Specifically, Bruker AXS sold more single crystal diffraction and materials science systems, which have higher margins. The cost reductions were the result of standardizing production processes at all manufacturing locations.

Research and development

        Research and development expenses for the year ended December 31, 2001 increased $5.4 million, or 91.6%, to $11.3 million (including in-process research and development costs) compared to $5.9 million for the year ended December 31, 2000. Approximately $3.6 million of this increase was due to the write-off of in-process research and development costs related to the acquisition of Nonius. As a percentage of net sales, research and development expenses increased to 13.7% for the year ended December 31, 2001 from 8.7% for the year ended December 31, 2000. If Bruker AXS eliminated the effect of the Nonius acquisition, the research and development expenses as a percentage of net sales in the year ended December 31, 2001 would have been 9.0%. This increase in research and development expenses as a percentage of net sales was due to an expansion of research and development projects, which included increases in personnel, materials and supplies.

General and administrative

        General and administrative expenses for the year ended December 31, 2001 increased $2.6 million, or 94.6%, to $5.3 million compared to $2.7 million for the year ended December 31, 2000. Approximately $0.5 million of this increase related to the Nonius acquisition. Approximately $0.3 million related to the addition of four new sales distribution subsidiaries. As a percentage of net sales, general and administrative expenses were 6.4% for the year ended December 31, 2001 compared to 4.0% for 2000. This increase in general and administrative expenses as a percentage of net sales was due to an expansion of administrative functions, additional systems consulting costs and increased executive management expense.

Marketing and selling

        Marketing and selling expenses for the year ended December 31, 2001 increased $2.7 million, or 19.0%, to $16.8 million compared to $14.1 million for the year ended December 31, 2000. Approximately $0.1 million of this increase was due to the addition of new sales distribution subsidiaries. Approximately $1.3 million was due to the addition of Nonius' operations. The remainder of the increase was due primarily to additional advertising and trade show expense related to product promotions. As a percentage of net sales, marketing and selling expenses were 20.3% for the year ended December 31, 2001 compared to 20.7% for the year ended December 31, 2000.

Interest expense (income)

        Interest expense decreased $0.8 million, or 85.5%, to $0.1 million for the year ended December 31, 2001 compared to $0.9 million for the year ended December 31, 2000. The decrease was due to Bruker AXS' reduction of $16.9 million of debt using the proceeds from the company's sale of preferred stock and common stock. Additionally, Bruker AXS recognized interest income of $0.5 million and $0.1 million for the year ended December 31, 2001 and 2000, respectively. The increase in interest income was primarily the result of cash received from Bruker AXS' preferred stock and common stock offerings.

Other expense (income)

        Bruker AXS recognized $0.3 million of other expense for the year ended December 31, 2001 and $0.1 million of other income for the year ended December 31, 2000. The decrease in 2001 of $0.4 million was primarily due to the effect of foreign currency fluctuations.

Income tax (benefit) expense

        Income tax for the year ended December 31, 2001 was a tax benefit of $1.0 million compared to a tax expense of $0.5 million for the year ended December 31, 2000. Bruker AXS' effective tax rate was 41.3% for the year ended December 31, 2001 and 41.4% for the year ended December 31, 2000. The difference between the statutory tax rate and the effective tax rate was primarily due to research and development credits and state income taxes for the years ended December 31, 2001 and 2000.

Liquidity and Capital Resources

        As of December 31, 2002, Bruker AXS had cash and cash equivalents of $52.7 million and working capital of $72.4 million. As of March 31, 2003, Bruker AXS had cash and cash equivalents of $48.6 million and working capital of $72.8 million. Historically, Bruker AXS has financed its growth through a combination of debt financing and the issuance of Bruker AXS common and preferred stock.

        During the year ended December 31, 2002, Bruker AXS generated $0.7 million of cash from operating activities. This was primarily due to Bruker AXS' accounts receivable and inventories growing at a slower rate than Bruker AXS' sales volume. Bruker AXS has made improvements in its cash collection efforts for accounts receivable and have more efficiently managed Bruker AXS' inventories by reducing the company's lead times. During the latter half of 2002 and as part of Bruker AXS restructuring, the company focused on inventories on a facility-by-facility basis. Inventory management will continue to be an area of focus in 2003 as Bruker AXS looks at inventory management on a global basis. Bruker AXS' improvements in accounts receivable and inventories were offset by decreases in other current liabilities, primarily customer advances. During the year ended December 31, 2001, Bruker AXS used $2.1 million of cash in operating activities. Bruker AXS' use of cash was primarily due to increases in accounts receivable and inventories related to sales growth. These increases were partially offset by increases in current liabilities, primarily comprised of customer advances. During the year ended December 31, 2000, Bruker AXS generated $1.2 million in cash flow from operations. This was due to increased current liabilities and the elimination of restricted cash. Specifically, accrued warranty increased due to an increased number of systems in the field and compensation liabilities increased due to the growth of Bruker AXS' business. Restricted cash decreased due to a reduction in the number of customers requiring bank guarantees. These increased current liabilities and the elimination of restricted cash were partially offset by increased accounts receivable and decreased accounts payable.

        During the three months ended March 31, 2003, Bruker AXS used $1.9 million of cash in operating activities. Bruker AXS's use of cash was primarily due to a decrease in other current liabilities, primarily comprised of customer advances and deferred revenue, and an increase in other assets and prepaid expenses. These uses of cash were partially offset by a decrease in accounts receivable. During the three months ended March 31, 2002, Bruker AXS used $2.4 million of cash in operating activities. Bruker AXS' use of cash was primarily due to increases in accounts receivables and inventories related to sales growth and decreases in other current liabilities, primarily comprised of customer advances. These uses of cash were partially offset by increases in accounts payable.

        Cash flows used for investing activities totaled $13.1 million for the year ended December 31, 2002, $9.7 million for the year ended December 31, 2001 and $2.0 million for the year ended December 31, 2000. Investing activities include capital expenditures, acquisitions and investments in other companies.

        Cash used for capital expenditures was $12.8 million for the year ended December 31, 2002, $2.4 million for the year ended December 31, 2001 and $2.0 million for the year ended December 31, 2000. Bruker AXS made these capital expenditures to improve productivity and expand manufacturing capacity. In February 2002, Bruker AXS purchased the company's Karlsruhe, Germany facility, land and adjacent lot for approximately $7.0 million. Following the purchase of this facility, Bruker AXS expended approximately $0.6 million to expand this facility. In addition, the company moved its operations in the Netherlands and Japan to new facilities which resulted in approximately $1.4 million and $0.5 million of capital expenditures, respectively. The remaining capital expenditures consisted primarily of computer equipment and software purchases and development costs. In addition to capital expenditures during 2002, Bruker AXS acquired MAC Science for net cash of $0.3 million. During 2001, Bruker AXS acquired Nonius for $6.2 million, net of cash acquired and made cash investments of $1.0 million in connection with two strategic alliances. No material capital expenditure commitments were outstanding as of December 31, 2002. Bruker AXS expects to continue to make capital investments focused on enhancing the efficiency of Bruker AXS' operations and to support the company's growth.

        Bruker AXS used $0.5 million for capital expenditures in the three months ended March 31, 2003. These capital expenditures were for the addition of a stockroom at its facility in Karlsruhe, Germany and software implementation and development costs. Bruker AXS used $8.0 million for capital expenditures in the three months ended March 31, 2002. In February 2002, Bruker AXS purchased its Karlsruhe, Germany facility, land and adjacent lot for approximately $6.7 million. In addition, Bruker AXS moved its operations in the Netherlands to a new facility which resulted in approximately $0.7 million of capital expenditures. Bruker AXS made these capital expenditures to improve productivity and expand manufacturing capacity.

        On April 2, 2003, Bruker AXS acquired 51% of the outstanding common shares of Baltic Scientific Instruments Ltd. ("BSI"), a Riga, Latvia-based company, for $215,000. BSI focuses on solid state x-ray detector technology for materials research and elemental composition and has been one of Bruker AXS' suppliers since 2001. This acquisition gives both companies the opportunity to explore additional research and development projects. In addition, the relationship provides additional opportunities for Bruker AXS to improve its gross margin.

        For the year ended December 31, 2002, cash flow provided from financing activities totaled $15.5 million and included primarily net proceeds from the issuance of common stock and long-term debt. In 2002, the underwriters of Bruker AXS' initial public offering exercised an over-allotment option. As a result, the company issued and sold 1,350,000 shares of Bruker AXS common stock for $8.1 million, net of issuance costs. Bruker AXS also issued $8.2 million of long-term debt for the purchase of its Karlsruhe, Germany facility and for operating needs at Bruker AXS' facilities in Japan and Bruker AXS' majority-owned subsidiary, Incoatec. Further, Bruker AXS received $0.9 million of borrowings from Bruker AXS' lines of credit. Bruker AXS used cash in financing activities of $1.1 million for purchases of the company's common stock, $0.3 million for the repayment of related party debt and $0.4 million for the repayment of long-term debt. For the year ended December 31, 2001, cash flows provided by financing activities totaled $58.2 million and included primarily net proceeds from the issuance of preferred stock and common stock of $22.3 million and $52.6 million, respectively, as discussed below. These cash inflows from financing activities were partially offset by net debt repayments of $16.7 million. On January 16, 2001, Bruker AXS authorized and sold 5,625,000 shares of Series A convertible preferred stock generating proceeds of $22.3 million, net of issuance costs. Bruker AXS used these proceeds for working capital needs, retirement of approximately $5.8 million of debt and the purchase of Nonius. On December 14, 2001, Bruker AXS issued and sold 9,000,000 shares of Bruker AXS common stock for $52.6 million, net of issuance costs in conjunction with Bruker AXS' initial public offering. Upon the closing of the offering, all 5,625,000 shares of Bruker AXS redeemable preferred stock converted into 6,923,077 shares of common stock.

        During the three months ended March 31, 2003, cash flows used in financing activities totaled $1.7 million and included primarily payments on Bruker AXS' line of credit of $1.4 million and long-term debt of $0.3 million. During the three months ended March 31, 2002, cash flows provided by financing activities totaled $14.6 million and included primarily the issuance of common stock and debt. Bruker AXS issued and sold 1,350,000 shares of its common stock for $8.1 million, net of issuance costs. Bruker AXS also issued $4.4 million of debt for the purchase of its Karlsruhe, Germany facility. Further, it received $1.9 of borrowings from its lines of credit.

        Currently, Bruker AXS has both long-term and short-term debt outstanding. As of December 31, 2002 and March 31, 2003, Bruker AXS' long-term debt from banks in the U.S., Germany and Japan totaled $10.6 million and $10.5 million, respectively. The interest rates on its long-term debt ranges from 1.19% to 4.90%. As of December 31, 2002 and March 31, 2003, Bruker AXS also had short-term borrowings of $1.8 million and $0.4 million, respectively, on its lines of credit. Bruker AXS had unused borrowings under its lines of credit of approximately $3.7 million and $6.8 million as of December 31, 2002 and March 31, 2003, respectively. The interest rate on the company's line of credit outstanding is 0.9%.

        In connection with some of Bruker AXS' outstanding debt the company is required to maintain a financial ratio and other criteria. Additionally, Bruker AXS is subject to some restrictive covenants that require bank consent. As of March 31, 2002, the latest measurement date, Bruker AXS was in violation of a certain financial covenant and, accordingly, obtained a waiver from the financial institution. If Bruker AXS was in default on any of these provisions and did not obtain a waiver, Bruker AXS could be required to repay amounts outstanding (approximately $2.2 million as of December 31, 2002). Bruker AXS also has bank guarantees on its customer advances which impact the availability on its lines of credit.

        Presently, Bruker AXS anticipates that its existing capital resources will meet Bruker AXS' operating and investing needs through at least the first half of 2004. Bruker AXS' future capital uses and requirements depend on numerous factors, including Bruker AXS' success in selling the company's existing products, Bruker AXS' progress in research and development, Bruker AXS' ability to introduce and sell new products, Bruker AXS' sales and marketing expenses, Bruker AXS' need to expand production capacity, costs associated with possible acquisitions, expenses associated with unforeseen litigation, regulatory changes and competition and technological developments in the market.

Contractual Obligations and Commitments

        Bruker AXS' obligations and commitments to make future payments under contracts, such as debt and lease agreements, and under contingent commitments are included in the following table as of December 31, 2002 (in thousands).

Contractual obligations	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Short-term borrowings	$1,813	$1,813	$—	$—	$—
Operating lease obligations	4,308	1,147	2,509	652	—
Long-term debt	10,560	1,240	3,679	1,038	4,603
Pension	4,858	—	—	—	4,858
Other commitments	703	298	223	120	62
Total	$22,242	$4,498	$6,411	$1,810	$9,523

        Disclosures regarding these obligations are located in Bruker AXS Financial Statements included in this Registration Statement on Form S-4.

Transactions With Related Parties

        Bruker AXS is affiliated, through common stockholders, with several other entities which use the Bruker name. Bruker AXS has entered into a sharing agreement with the company's affiliates which provides for the sharing of specified intellectual property rights, services, facilities and other related items.

        Sales to related parties which are not subsidiaries of Bruker AXS are included in the consolidated financial statements. Such related parties are affiliated sales offices in countries in which Bruker AXS does not have its own distribution network. As such, these sales were primarily for resale of Bruker AXS' products only. Sales to related parties are at commercially reasonable arm's length conditions and pricing. These sales amounted to $10.8 million, $5.2 million and $14.9 million for the years ended December 31, 2002, 2001 and 2000, respectively.

        Bruker AXS shares various general and administrative expenses for items including umbrella insurance policies, accounting services and leases with various related parties. These general and administrative expenses amounted to $0.3 million, $0.6 million and $0.0 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Disclosure About Critical Accounting Policies

        Bruker AXS' accounting policies are disclosed in the company's Notes to Financial Statements in this registration statement on Form S-4. There have been no material changes to these policies during the year ended December 31, 2002. The more critical of these policies are described in the following paragraphs.

        Revenue Recognition—Bruker AXS continued to recognize revenues primarily when products are accepted by Bruker AXS' customers, except when sold through a non-consolidated affiliate or distributor that assumes responsibility for installation, in which case the system sale is recognized upon shipment. Revenue from accessories and parts is recognized upon shipment, and revenue from services is recognized when performed. Bruker AXS' revenue recognition policies are in accordance with Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." In addition, warranty costs are estimated and accrued at the time of sale, as appropriate.

        Customer Advances—Bruker AXS requires an advance deposit under the terms and conditions of contracts with certain customers. These deposits are recorded as a liability until revenue is recognized on the specific contract. Bruker AXS continued to apply the same policy at December 31, 2002 as the company has in the past. However, the realization of revenue is dependent on Bruker AXS' ability to satisfy customer needs and Bruker AXS' ability to continue manufacturing operations.

        Cash and Cash Equivalents—Bruker AXS considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash and cash equivalents primarily include cash on hand, money market funds, municipal notes and time deposits. Time deposits represent amounts on deposit in banks and temporarily invested in instruments with maturities of 90 days or less at time of purchase. Certain of these investments represent off-shore deposits which are not insured by the FDIC or any other United States government agency. Cash and cash equivalents are carried at cost, which approximates fair market value. Bruker AXS' portfolio of investment grade, liquid debt securities limits the amount of credit exposure to any one issue or issuer.

        Inventories—Bruker AXS values inventories primarily at standard cost or average cost which approximates the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Valuing inventories at the lower of cost or market requires the use of estimates and judgment. Bruker AXS' inventories are subject to rapid technological change. Any of these factors, or certain additional actions, could impact the valuation of the company's inventory. Bruker AXS continued to use the same techniques to value the company's inventory as it has in the past. Any technological changes potentially impacting the value of Bruker AXS' inventory are considered when determining the lower of cost or market valuations. In addition, Bruker AXS evaluates the company's ending inventories for estimated excess quantities. This evaluation includes analyses on the historical and projected movement of the inventory-on-hand.

        Accounts Receivable—Bruker AXS values accounts receivable net of an allowance for uncollectible accounts. This allowance is based on Bruker AXS' estimate of the portion of the receivables that will not be collected in the future. Bruker AXS continued to apply the same techniques to compute this allowance at December 31, 2002 as the company has in the past. These techniques include recording a specific allowance when Bruker AXS becomes aware of circumstances that may impair a specific customer's ability to meet its financial obligations to the company. For other customers, Bruker AXS may recognize an allowance based on the length of time the receivables are past due. However, the ultimate collectibility of a receivable is dependent upon the financial condition of an individual customer which could change rapidly and without advance warning.

        Investments in Other Companies—Bruker AXS has investments in privately-held companies that are recorded at cost. Bruker AXS evaluates these investments for other-than-temporary impairment. This process of assessing whether the investments' net realizable value is less than its carrying cost requires a significant amount of judgment. Bruker AXS considers the investees' cash position, projections, financing needs and the current economic and industry environments. This evaluation is based on the information that the company requests from these privately-held companies. Bruker AXS may also have a third-party perform a valuation on the investees.

        Goodwill—Bruker AXS adopted SFAS No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002. This standard requires that goodwill no longer be amortized, and instead be tested for impairment annually. The process of evaluating the potential impairment of goodwill is highly subjective and requires significant judgment at many points during the analysis. In estimating the fair value of Bruker AXS' reporting units with goodwill, for the purposes of the company's 2002 financial statements, Bruker AXS made estimates and judgments about the future cash flows of these reporting units. Bruker AXS' cash flow forecasts were based on assumptions that are consistent with the plans and estimates Bruker AXS is using to manage its company. When Bruker AXS' estimated fair value is less than its carrying value, the conmpany is required to estimate the fair value of all identifiable assets and liabilities in a manner similar to a purchase price allocation for an acquired business.

        Pension Plan—Bruker AXS has a pension plan for the company's Bruker AXS GmbH employees. Bruker AXS' benefit obligation under this plan is dependent on certain assumptions used by actuaries in calculating such amount. These assumptions include salary growth, discount rates and other factors. While Bruker AXS believes that the assumptions used are appropriate, significant differences in actual experience or significant changes in assumptions could increase or decrease Bruker AXS' pension obligation.

Recent Accounting Pronouncements

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. Bruker AXS believes SFAS No. 143 will not have a material effect on the results of operations or financial position.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for the Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit plan or disposal plan. This statement replaces Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this statement are to be applied prospectively to exit or disposal activities initiated after December 31, 2002, with early application encouraged. Bruker AXS elected not to early adopt SFAS No. 146. The adoption of this statement will not have a material effect on the results of operations or financial position.

        In November 2002, the FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the existing disclosure requirements for most guarantees. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provision apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN No. 45 did not affect Bruker AXS' historical financial statements and Bruker AXS believes that this interpretation will not have a material effect on its results of operations or financial position.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of this statement are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. Bruker AXS adopted the annual disclosure provisions of SFAS No. 148 in 2002. Bruker AXS will continue to apply the disclosure only provisions of both SFAS No. 123 and SFAS No. 148.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Bruker AXS is potentially exposed to market risk associated with changes in foreign exchange and interest rates for which Bruker AXS selectively uses financial instruments to reduce related market risks. An instrument will be treated as a hedge if it is effective in offsetting the impact of volatility in Bruker AXS' underlying exposure. Bruker AXS has also entered into instruments which are not effective derivatives under the requirements of SFAS No. 133 and therefore such instruments are not designated as hedges. All transactions are authorized and executed pursuant to policies and procedures. Analytical techniques used to manage and monitor foreign exchange and interest rate risk include market valuation.

Impact of Foreign Currencies

        Bruker AXS sells products in many countries, and a substantial portion of sales, costs and expenses are denominated in foreign currencies, principally in the euro. In the first three months of 2002, the U.S. dollar continued to strengthen against the euro. However, this trend reversed as the U.S. dollar weakened against the euro during the remaining three quarters. This had a significant impact on Bruker AXS' consolidated revenue growth rate of $3.4 million, or 4.1%, as expressed in U.S. dollars. In 2001, the U.S. dollar was moderately strong against the euro and thus had minimal impact on the consolidated revenue growth rate. In addition, the currency fluctuations resulted in accumulated foreign currency translation gains (losses) of $1.5 million and ($0.5) million at December 31, 2002 and 2001, respectively. These gains (losses) are included as a component of accumulated other comprehensive income (loss).

        While Bruker AXS may, from time to time, hedge specifically identified cash flows in foreign currencies using forward contracts, this foreign currency activity historically has not been material. The maturities of the forward exchange contracts generally coincide with the settlement dates of the related transactions. Realized and unrealized gains and losses on these contracts are recognized in the same period as gains and losses on the hedged items. At December 31, 2002 and 2001, there were no foreign currency forward contracts outstanding. There also were no material non-functional currency denominated financial instruments, which would expose us to foreign exchange risk, outstanding at December 31, 2002 or 2001.

        Historically, realized foreign exchange gains and losses have been material. Realized foreign exchange (gains) losses were ($1.9) million, $0.2 million and ($0.2) million, for the years ended December 31, 2002, 2001 and 2000, respectively. As Bruker AXS expands internationally, Bruker AXS will evaluate currency risks and may continue to enter into foreign exchange contracts from time to time to mitigate foreign currency exposure.

        Bruker AXS has entered into foreign-denominated debt obligations. The currency effects of the debt obligations are reflected in the accumulated other comprehensive income (loss) account within stockholders' equity. A 10% increase or decrease of the respective foreign exchange rate would result in a change in accumulated other comprehensive income (loss) of approximately $1.1 million or ($0.9) million, respectively.

        During the first half of 2002, Bruker AXS also had euro denominated intercompany lines of credit that impacted transaction gains and losses. However, on July 12, 2002, Bruker AXS restructured its intercompany debt given that settlement of the loans is not anticipated in the foreseeable future. As a result, the impact of foreign exchange rate fluctuations is no longer recorded in other expense (income) within the statement of operations but instead is recorded as a component of accumulated other comprehensive income (loss) within stockholders' equity. Bruker AXS recorded a gain of $0.4 million within accumulated other comprehensive income (loss) for euro denominated intercompany lines of credit between July and December 2002. A 10% increase or decrease of the respective foreign exchange rate would result in a change in accumulated other comprehensive income (loss) of approximately $1.3 million or ($1.0) million, respectively.

Impact of Interest Rates

        Bruker AXS' exposure related to adverse movements in interest rates is derived primarily from outstanding floating rate debt instruments that are indexed to short-term market rates and from Bruker AXS' cash equivalents. Bruker AXS' objective in managing its exposure to interest rates is to decrease volatility that interest rate fluctuations might have on earnings and cash flows. To achieve this objective, Bruker AXS uses a fixed rate agreement to adjust a portion of Bruker AXS' debt, as determined by management that is subject to variable interest rates.

        In the U.S., Bruker AXS entered into an interest rate swap arrangement which is designated as a cash flow hedge. The effect of this arrangement was to limit the interest rate exposure on Bruker AXS' $2.2 million industrial revenue bond to a fixed rate of 4.60%. Bruker AXS has a 4.60% fixed rate of interest and receives a variable rate of interest based on the Bond Market Association Municipal Swap Index on a $2.2 million notional amount. Net interest payments or receipts are recorded as adjustments to interest expense. In addition, the instrument is recorded at fair market value as an adjustment to accumulated other comprehensive income (loss). The fair value of the instrument was a liability of $133,000 and $42,000, net of tax, at December 31, 2002 and 2001, respectively.

        In Germany, Bruker AXS has entered into financial instruments currently not designated as hedges. In April 2002, the company entered into two derivative financial instruments, a cross currency interest rate swap and an interest rate swap, which are currently not designated as hedges. The cross currency interest rate swap of 2 million euro secures a fixed rate of 1.75% per annum payable in Japanese yen until January 4, 2012. The interest rate swap of 3 million euro reduces the 6-month

EURIBOR rate by 1.80% per annum until January 4, 2007. The company entered into the financial instruments to manage its exposure to interest rates and foreign exchange risk. During the fiscal year ending September 30, 1999, the company entered into three financial instruments, an interest rate cap, an interest rate swap and a cross currency interest rate swap, which are currently not designated as hedges. In addition, the company acquired a financial instrument, which terminated in the fourth quarter of 2001, with its acquisition of Nonius. By entering into these speculative contracts the company obtained the right to borrow money at low rates of interest. The company continues to hold these speculative contracts until it elects to exercise the options to borrow the money.

        The notional amount of the financial instruments not designated as hedges was approximately $13.6 million and $7.3 million at December 31, 2002 and 2001, respectively. Until the instruments become an effective hedge, the instruments are considered speculative and are marked-to-market. The fair value of the instruments depreciated $264,000, $164,000 and $147,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The fair value of the instruments was a (liability) asset of ($315,000) and $1,000 as of December 31, 2002 and 2001, respectively.

        A 10% increase or decrease in the average cost of Bruker AXS' variable rate debt would not result in a material change in pre-tax interest expense.

Inflation

        Bruker AXS does not believe inflation has had a material impact on its business or operating results during the periods presented.

PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT OF BRUKER AXS

        The following table sets forth certain information regarding beneficial ownership of BAXS' common stock as May 16, 2003 (i) by each person who is known by Bruker AXS to own beneficially more than 5% of the company's common stock, (ii) by each of the Bruker AXS' directors, (iii) by each of the Chief Executive Officer and the four other most highly compensated executive officers of Bruker AXS (the "Named Executive Officers"), and (iv) by all directors and executive officers who served as directors or executive officers at April 28, 2003 as a group. Unless otherwise noted, the address of each beneficial owner is c/o Bruker AXS Inc., 5465 East Cheryl Parkway, Madison, Wisconsin 53711.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Named Executive Officers and Directors
Martin Haase(2)	139,500	*
Kline Wilkins(3)	6,350	*
Laura Francis(4)	16,000	*
Roger Durst(5)	6,250
Lieuwe Boskma	1,200	*
Frank H. Laukien(6)	7,820,500	14.0%
c/o Bruker Daltonics Inc. 40 Manning Park Billerica, MA 01821
Brandon Andries(7)	4,845	*
c/o Virchow, Krause & Company, LLP P.O. Box 7398 Madison, WI 53707
Taylor J. Crouch(8)	15,900	*
c/o Discovery Partners 9640 Towne Center Drive San Diego, CA 92121

Daniel S. Dross(9)	2,500	*
4433 McFarlin Blvd. Dallas, TX 75205
Jay T. Flatley(10)	15,900	*
c/o Illumina, Inc. 9885 Towne Centre Drive San Diego, CA 92121
Tony W. Keller(11)	18,000	*
c/o Bruker BioSpin GmbH Silberstreifen 4, 76287 Rheinstetten, Germany
Richard D. Kniss(12)	46,100	*
1985 Cowper Drive Palo Alto, CA 94301
All Directors and Executive Officers as a Group(13)	8,132,245	14.6%
(including the twelve individuals named above)
Five percent stockholders
Dirk D. Laukien(14)	7,657,000	13.7%
2634 Crescent Ridge Drive The Woodlands, TX 77381
Isolde Laukien	7,750,500	13.9%
8 Brigham Road Lexington, MA 02713
Jöerg C. Laukien	7,750,500	13.9%
Uhlandstrasse 10 D-76275 Ettlingen-Bruchhausen, Germany
Marc M. Laukien	7,550,500	13.6%
8 Crest View Road Bedford, MA 01730
Entities affiliated with Thomas Weisel Capital Partners LLC(15)	5,230,769	9.4%
One Montgomery Street, Suite 3700 San Francisco, CA 94104

*
Less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Percentage ownership is based on 55,722,638 shares of common stock outstanding as of May 16, 2003.

(2)
Includes options to purchase 137,000 shares of common stock that are currently exercisable or become exercisable within 60 days of the date hereof.

(3)
Includes options to purchase 6,250 shares of common stock that are currently exercisable or become exercisable within 60 days of the date hereof.

(4)
Includes options to purchase 16,000 shares of common stock that are currently exercisable or become exercisable within 60 days of the date hereof.

(5)
Includes options to purchase 6,250 shares of common stock that are currently exercisable or become exercisable within 60 days of the date hereof.

(6)
Includes options to purchase 60,000 shares of common stock that are currently exercisable or become exercisable within 60 days of the date hereof. Also includes 292,535 shares owned by Robyn Laukien as to which Dr. Laukien has voting power.

(7)
Includes options to purchase 4,845 shares of common stock that are currently exercisable or become exercisable within 60 days of the date hereof.

(8)
Includes options to purchase 15,900 shares of common stock that are currently exercisable or become exercisable within 60 days of the date hereof.

(9)
Includes options to purchase 2,500 shares of common stock that are currently exercisable or become exercisable within 60 days of the date hereof. Mr. Dross, one of Bruker AXS' directors, was, until May 2002, a partner in Thomas Weisel Partners Group LLC, of which Thomas Weisel Capital Partners LLC and Thomas Weisel Partners LLC are each wholly owned subsidiaries. Mr. Dross disclaims beneficial ownership of the shares held by the entities affiliated with Thomas Weisel Capital Partners.

(10)
Includes options to purchase 15,900 shares of common stock that are currently exercisable or become exercisable within 60 days of the date hereof.

(11)
Includes options to purchase 15,000 shares of common stock that are currently exercisable or become exercisable within 60 days of the date hereof.

(12)
Includes options to purchase 15,900 shares of common stock that are currently exercisable or become exercisable within 60 days of the date hereof.

(13)
Includes 39,200 shares of common stock beneficially owned by seven additional officers.

(14)
Includes 10,000 shares of common stock held by the Dirk D. Laukien Trust for Leah Laukien, dated June 1, 2000.

(15)
Includes 4,423,796 shares held by Thomas Weisel Capital Partners, L.P., 373,415 shares held by TWP CEO Founders' Circle (QP), L.P., 102,207 shares held by TWP CEO Founders' Circle (AI), L.P., 103,495 shares held by Thomas Weisel Capital Partners (Dutch), L.P., 103,495 shares held by Thomas Weisel Capital Partners (Dutch II), L.P., 40,257 shares held by Thomas Weisel Capital Partners Employee Fund, L.P., 66,873 shares held by TWP 2000 Co-Investment Fund, L.P. and 17,231 shares held by TWP Bruker Investors. Thomas Weisel Capital Partners LLC is the general partner or the managing member of the general partner of each of these entities, except TWP Bruker Investors. An officer of Thomas Weisel Capital Partners LLC is the managing partner of TWP Bruker Investors. As such, Thomas Weisel Capital Partners LLC may be deemed to exercise voting and investment power over the shares held by all of these entities.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF
BRUKER DALTONICS AND BRUKER AXS

Affiliation and Stockholders

        Bruker Daltonics and Bruker AXS are both affiliated with each other, and with Bruker Physik AG, Bruker Optics Inc., Rhena Invest AG, Techneon AG, Bruker BioSpin Inc. and their respective subsidiaries, collectively referred to as the Bruker affiliated companies, through common control at the stockholder level, as its five largest stockholders are the controlling stockholders of these entities. Bruker Daltonics' and Bruker AXS' five largest stockholders are Frank H. Laukien, Dirk D. Laukien, Isolde Laukien, Joerg C. Laukien and Marc M. Laukien. Isolde Laukien is the mother of Dirk and Marc Laukien. Joerg, Frank, Dirk and Marc are brothers or half-brothers.

        Frank H. Laukien, Ph.D., the Chairman, President and Chief Executive Officer of Bruker Daltonics is also Executive Chairman of the board of directors of Bruker AXS, director and President of Bruker BioSpin Inc., and Co-CEO of the worldwide Bruker BioSpin family of companies. Dr. Laukien is also a director of Bruker BioSpin Canada Ltd., Bruker BioSpin Netherlands B.V. and Bruker Belgium S.A., all of which are Bruker affiliated companies. Additionally, Dr. Laukien beneficially owns directly or indirectly more than 10% of the stock of each of the Bruker affiliated companies. Until March 31, 2000, he was also the Chief Executive Officer of Bruker AXS.

        Richard M. Stein, a director of Bruker Daltonics, is a partner of Nixon Peabody LLP, a law firm which, together with its predecessor Hutchins, Wheeler & Dittmar, has been retained by the Company for over five years. Mr. Stein has also served as the Secretary for both Bruker Daltonics and Bruker AXS, and is a director of Bruker BioSpin Technologies AG.

        Tony W. Keller, Ph.D., a director of Bruker AXS, is also a managing director of Bruker BioSpin GmbH and Bruker Elektronik GmbH, Co-Chief Executive Officer of the worldwide Bruker BioSpin family of companies as well as a director of Bruker BioSpin Australia, Canada, France, Israel, Italy and Switzerland, all of which are Bruker affiliated companies.

        Martin Haase, Chief Executive Officer of Bruker AXS, is a director of Bruker BioSpinTechnologies AG.

        Bernard Kolodziej, a managing director of Bruker AXS GmbH, is a director of Bruker Daltonics South Africa (Pty) Ltd.

        Daniel Dross, Taylor Crouch, Jay Flatley and Richard Kniss are members of the special committee of the board of directors of Bruker AXS representing the interests of the stockholders of Bruker AXS unaffiliated with the Laukien family. The Chair of the special committee, Richard Kniss, received a $30,000 fee for his services and the other members of the special committee each received a $20,000 fee for their services on the special committee. The board of directors also agreed to consider revisions to the committee members' compensation to reflect the level of effort and time commitments actually expended by the committee in light of the fact that it was difficult to estimate in advance the amount of time or effort that would be required. On May 6, 2003, the Bruker AXS board of directors approved payment of $15,000 additional compensation to the Chair of the special committee and $20,000 additional compensation to each of the other members of the special committee in recognition of the level of effort and the time committment which was required of the committee members in connection with the proposed transaction.

        M. Christopher Canavan, Jr., Collin J. D'Silva and William A. Linton are members of the special committee of the board of directors of Bruker Daltonics representing the interest of the stockholders of the Bruker Daltonics unaffiliated with the Laukien family. The Chair of the special committee, William A. Linton, received a $45,000 fee for his services and the other members of the special committee each received a $40,000 fee for their services on the special committee.

        Thomas Weisel Capital Partners, L.P. is a party to the Investor Rights Agreement between Bruker AXS and other security holders dated January 16, 2001. The initial public offering of Bruker AXS in December 2001 eliminated the effect of some of the provisions of the Investor Rights Agreement. Daniel Dross, a director of Bruker AXS and a member of the Bruker AXS special committee, was a partner of Thomas Weisel Partners Group, LLC ("Group") until May, 2002. Additionally, Thomas Weisel Capital Partners LLC ("TW LLC") holds shares of common stock of Bruker AXS through various entities. Both Thomas Weisel Capital Partners, L.P. and TW LLC are affiliated with Group.

        On November 28, 2002, Bruker Daltonics issued 109,800 shares of its restricted common stock, par value $0.01 per share, to Dr. Dieter Koch, Managing Director of Bruker Daltonik GmbH and a director of Bruker Daltonics, valued at approximately $593,000 and cash of $593,000, in exchange for his minority interest in Bruker Saxonia Analytik GmbH, a majority-owned subsidiary of Bruker Daltonik GmbH.

        In 2000, Bruker Daltonics purchased land in Billerica, Massachusetts from a principal stockholder for $742,000, the estimated fair market value, in order to build its corporate headquarters on this land.

Sharing Agreement

        Bruker Daltonics and Bruker AXS both entered into a sharing agreement, dated as of February 28, 2000, with each other and each of Bruker Physik AG, Techneon AG, SBI Holding AG, Rhena Invest AG, Bruker Spectrospin SA, Bruker Analytik GmbH, Bruker Electronik GmbH, Bruker BioSpin Corporation, Bruker AG, Bruker SA, Bruker Optics, Inc. and Bruker Medical AG, all Bruker affiliated companies. The Sharing Agreement provides for the sharing of specified intellectual property rights, services, facilities and other related items among the parties to the agreement. The following description of the Sharing Agreement is a summary and is qualified in its entirety by the provisions of the Sharing Agreement.

Name

        Pursuant to the terms of the Sharing Agreement, Bruker Analytik and Bruker Physik have granted to the other parties to the Sharing Agreement a perpetual, irrevocable, non-exclusive, royalty-free, non-transferable right and license to use the name "Bruker" in connection with the conduct and operation of their respective businesses, provided that the parties do not materially interfere with any other party's use of the name, do not take any action which would materially detract from the goodwill associated with the name and do not take any action which would cause a lien to be placed on the name or the parties' license rights. This license automatically becomes null and void with respect to a party if that party files, or has filed against it, a petition in bankruptcy, fails to comply with the relevant terms of the Sharing Agreement or suffers a major loss of its reputation in its industry or the marketplace.

Intellectual Property

        The parties to the Sharing Agreement also generally share technology and other intellectual property rights, as they existed on or prior to February 28, 2000, subject to the terms of the Sharing Agreement. In addition, under the Sharing Agreement each party has agreed to negotiate with any other party who wishes to obtain an agreement permitting such party to make a broader use of the first party's intellectual property that was in effect on or prior to February 28, 2000. However, no party has any obligation to enter into these agreements. Bruker Daltonics has a written agreement in place with Bruker Optik defining the use, royalties and terms and conditions of the use of various technology and related intellectual property. Bruker AXS does not currently share any intellectual property pursuant to the sharing agreement or any sub-sharing agreements.

Distribution

        In various countries, including India, Spain, South Africa, Russia and Thailand, Bruker Daltonics shares in the worldwide distribution network of Bruker affiliated companies. In various countries, including Belgium, Russia, Singapore, Spain and Thailand, Bruker AXS shares in the worldwide distribution network of Bruker affiliated companies. The Sharing Agreement provides for the use of common distribution channels by the parties to the agreement. The terms and conditions of sale and the transfer pricing for any shared distribution will be on an arm's length basis as would be utilized in typical transaction with a person or entity not a party to the agreement. The Sharing Agreement also states that no common sales channel may have any exclusivity in any country or geographic area.

Services

        Bruker Daltonics and Bruker AXS also share various general and administrative expenses for items such as umbrella insurance policies, retirement plans, accounting services and leases, with various affiliates. These services are charged among each company and the Bruker affiliated entities at arm's length conditions and pricing, according to individual Sub-Sharing Agreements.

        In 2000, 2001 and 2002, various Bruker affiliates provided administrative and other services (including office space) to Bruker Daltonics at a cost of approximately $443,000, $894,000 and $939,000, respectively, based on its assessment of the estimated fair market value of such services.

        In 2000, 2001 and 2002, various Bruker affiliates provided administrative and other services to Bruker AXS at a cost of approximately $0.0 million, $0.6 million and $0.3, respectively, based on its assessment of the estimated fair market value of such services.

        Until October 2002, the Bruker Daltonics subleased its facility in Billerica, Massachusetts from Bruker BioSpin. Bruker Daltonics paid rent of $199,000 at $8.85 per square foot, on a triple net basis, for its sublease of this facility in 2002. Bruker BioSpin leases this facility from Umbrina Realty Trust. Frank H. Laukien, Dirk D. Laukien and Marc M. Laukien each own one third of the beneficial interest of Umbrina Realty Trust.

Purchases and Sales

        Bruker Daltonics purchases subunits or components, including some components used in its substance detection and pathogen identification products, miscellaneous electronics boards used in Fourier transform mass spectrometers, sheet metal cabinets and some of the superconducting magnets used for Fourier transform mass spectrometers, from various Bruker affiliated companies, including Bruker Elektronik GmbH, Bruker Optik GmbH, Bruker BioSpin AG, Bruker BioSpin GmbH and Bruker BioSpin SA, at arm's length commercial conditions and pricing. In 2002, Bruker Daltonics purchased components from its affiliates for $5.3 million. Under the Sharing Agreement, Bruker Daltonics' affiliates who supply these subunits or components have agreed to continue to do so for at least seven years and to provide spare parts for at least 12 years, at commercially reasonable arm's length conditions and pricing. However, a significant portion of these purchases may not be recurring due to the discontinued operations of Bruker Daltonics' analytical infrared sales group. In 2002, purchases from Bruker affiliated companies were less than 5% of revenues for Bruker Daltonics.

        Bruker Daltonics supplies system products and individual licenses to its HyStar software package to Bruker affiliated companies at commercially reasonable arm's length conditions and pricing. As part of the Sharing Agreement, Bruker Daltonics guarantees a continued supply of the HyStar software package (or its successor) for at least seven years. In 2002 Bruker Daltonics sold to its affiliated distributors products for resale in the amount of $5.8 million.

        Bruker AXS has entered into a research and development supply agreement with Bruker S.A. in France regarding the development and supply of a low temperature attachment for the SMART line of products. It is anticipated that Bruker S.A. will supply the jointly developed product to us for worldwide distribution. This is the only product supplied to Bruker AXS by Bruker affiliated companies. Bruker AXS may, from time to time, distribute the products of other Bruker affiliated companies as part of customer orders.

        Bruker AXS supplies a variety of products to Bruker affiliated companies for resale at commercially reasonable arm's length conditions and pricing. For the year ended December 31, 2002, Bruker AXS sold to its affiliates products in the amount of $10.8 million. However, these sales were primarily for resale of Bruker AXS' products by its affiliates as described above in the distribution paragraph. Bruker AXS believes that less than 10% of future sales will be through affiliates.

Additional Agreements and Sales

        Bruker Daltonics recognized sales to affiliated entities of approximately $9.4 million in 2000, $4.1 million in 2001 and $5.8 million in 2002 and purchases from affiliated entities of approximately $5.6 million in 2000, $3.5 million in 2001 and $5.3 million in 2002.

        Bruker AXS recognized sales to related parties of approximately $14.9 million, $5.2 million and $10.8 million for the years ended December 31, 2000, 2001 and 2002, respectively. Sales to related parties are at commercially reasonable arm's length conditions and pricing.

        Bruker AXS is a party to agreements with various affiliates, including:

  •
  Research and Development Supply Agreement with Bruker S.A. in France regarding the development and supply of a low temperature attachment for the SMART line of product;

  •
  Agreements on Technical and Scientific Production Development and Manufacture between Baltic Scientific Instruments, Ltd. and Bruker AXS Analytical X-Ray Systems GmbH dated October 7, 1999 and May 5, 1999; and

  •
  Letters of Understanding referencing the Agreements between Baltic Scientific Instruments, Ltd. and Bruker AXS GmbH, undated.

        Bruker Daltonics is a party to agreements with various affiliates, including:

  •
  FTMS Asset Purchase Agreement between Spectrospin AG and Bruker Analytical Systems, Inc., dated July 1, 1996;

  •
  Sublicense of U.S. Patent No. 5,872,010 from Bruker Daltonics to Bruker Daltonik GmbH, dated January 1, 2003;

  •
  Assignment between Bruker AG Switzerland and Bruker Daltonics for French Patent No. 0 310 888, dated October 17, 2000; and

  •
  License Agreement between Bruker Optik GmbH and Bruker Daltonik GmbH, Bruker Saxonia Analytik GmbH, dated March 31, 2000.

Sale of Preferred Stock

        Daniel S. Dross, a director of Bruker AXS, was, until May 2002, a partner of Thomas Weisel Partners Group LLC, of which Thomas Weisel Capital Partners LLC and Thomas Weisel Partners LLC are each wholly owned subsidiaries. Thomas Weisel Capital Partners LLC is the general partner of Thomas Weisel Capital Partners, L.P.; TWP CEO Founders' Circle (AI), L.P.; TWP CEP Founders' Circle (QP), L.P.; Thomas Weisel Capital Partners Employees Fund, L.P. and TWP 2000 Co-Investment Fund, L.P., and the managing member of Thomas Weisel Capital Partners (Dutch) LLC, which is the general partner of Thomas Weisel Capital Partners (Dutch), L.P. and Thomas Weisel Capital Partners (Dutch II), L.P. Additionally, an officer of Thomas Weisel Capital Partners LLC is the managing partner of TWP Bruker Investors. These entities purchased, in the aggregate, 4,250,000 shares of the 5,625,000 shares of Series A convertible preferred stock in Bruker AXS' preferred stock offering in January 2001. Upon consummation of the initial public offering of Bruker AXS' common stock, all outstanding shares of preferred stock were converted into 6,923,077 shares of common stock.

DESCRIPTION OF BRUKER DALTONICS CAPITAL STOCK

        The following summary of Bruker Daltonics' capital stock is subject to applicable Delaware law and to Bruker Daltonics' certificate of incorporation and by-laws. This summary is qualified in its entirety by reference to the provisions of the certificate of incorporation and by-laws which have been filed with the Securities and Exchange Commission.

        Bruker Daltonics' authorized capital stock consists of 100,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share.

        As of the record date for the Bruker Daltonics annual meeting, 54,550,731 shares of Bruker Daltonics common stock were issued and outstanding, no shares of Bruker Daltonics preferred stock were outstanding and 2,220,000 shares of Bruker Daltonics common stock were reserved for issuance under the Bruker Daltonics stock option plan.

        Common Stock.    Holders of Bruker Daltonics common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders, including the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Bruker Daltonics certificate of incorporation does not provide for cumulative voting for the election of directors. Holders of Bruker Daltonics common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available and are entitled to receive, pro rata, all of the assets of Bruker Daltonics available for distribution to such holders upon liquidation. Holders of Bruker Daltonics common stock have no preemptive, subscription or redemption rights. All shares of common stock issued upon the consummation of the merger will be fully paid and non-assessable.

        Preferred Stock.    Pursuant to the Bruker Daltonics certificate of incorporation, the board of directors of Bruker Daltonics is authorized to issue "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by the board of directors. The board of directors of Bruker Daltonics, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Bruker Daltonics common stock and, under certain circumstances, make it more difficult for a third party to gain control of Bruker Daltonics, discourage bids for Bruker Daltonics common stock at a premium or otherwise adversely affect the market price of Bruker Daltonics common stock.

COMPARISON OF RIGHTS OF BRUKER DALTONICS STOCKHOLDERS
AND BRUKER AXS STOCKHOLDERS

        Upon completion of the merger, holders of Bruker AXS capital stock will become holders of Bruker Daltonics capital stock and their rights will be governed by Delaware law, the Bruker Daltonics certificate of incorporation and the Bruker Daltonics by-laws. Bruker Daltonics and Bruker AXS are both organized under the laws of the State of Delaware. Any differences in the rights of holders of Bruker Daltonics capital stock and Bruker AXS capital stock arise primarily from differences in their respective certificates of incorporation, restated by-laws and the fact that Bruker AXS has a rights agreement and Bruker Daltonics does not. Given that the by-laws and certificates of incorporation of the two companies are substantially similar, Bruker Daltonics does not believe that there will be any material differences in the rights of stockholders of Bruker Daltonics and the rights of stockholders of Bruker AXS.

        All Bruker Daltonics stockholders and Bruker AXS stockholders are urged to read carefully the relevant provisions of Delaware law, as well as the certificates of incorporation and by-laws of each of Bruker Daltonics and Bruker AXS. Copies of the certificates of incorporation and by-laws of Bruker Daltonics and Bruker AXS will be sent to Bruker Daltonics stockholders and Bruker AXS stockholders, as applicable, upon request. See "WHERE YOU CAN FIND MORE INFORMATION."

REGISTRATION RIGHTS

        Bruker Daltonics.    The stockholders of Bruker Daltonics do not have any registration rights.

        Bruker AXS.    In January 2001, Bruker AXS sold shares of Series A convertible preferred stock to some investors for aggregate consideration of approximately $17.0 million. In connection with the sale of the preferred stock, the investors were granted registration rights. Following Bruker AXS' initial public offering, the holders of approximately 6,923,077 shares of common stock, or their permitted transferees, became entitled to rights for registration of their shares under the Securities Act of 1933 pursuant to an investor rights agreement among those holders and Bruker AXS dated January 16, 2001.

        Under the terms of the agreement, if Bruker AXS proposes to register any of its securities under the Securities Act, the holders of these shares are entitled to notice of the registration and to include their shares of common stock in the registration at Bruker AXS' expense. Additionally, the holders of these shares are entitled to demand registration rights pursuant to which they may require Bruker AXS to file a registration statement under the Securities Act with respect to their shares of common stock. Further, the holders of these shares may require Bruker AXS to file additional registration statements on Form S-3 at Bruker AXS' expense. All of these registration rights are subject to the right of the underwriters of an offering to limit the number of shares included in such registration. These registration rights are scheduled to terminate on December 17, 2006. We expect to terminate this agreement in connection with the merger.

PROPOSAL NO. 2: AMENDMENT TO THE BRUKER DALTONICS STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK FOR WHICH OPTIONS MAY BE GRANTED BY 4.1 MILLION SHARES IF THE MERGER IS CONSUMMATED

        In February 2000, the board of directors and stockholders of Bruker Daltonics approved and adopted Bruker Daltonics' stock option plan, authorizing Bruker Daltonics to issue options to purchase a total of 2,220,000 shares of common stock. As of December 31, 2002, options to purchase 1,367,555 shares of common stock were outstanding under the stock option plan.

        Bruker AXS currently has options to purchase 2,086,750 shares of common stock outstanding under its option plan. If the merger contemplated in this joint proxy statement/prospectus is consummated, each option to purchase Bruker AXS common stock outstanding immediately before the effective time of the merger will be converted into an option to purchase a specified number of shares of Bruker Daltonics common stock. The number of shares of Bruker Daltonics common stock subject to each option will be determined by multiplying the number of shares of Bruker AXS common stock subject to the option by 0.63. This means an option to purchase 100 shares of Bruker AXS common stock would be converted into an option to receive 63 shares of Bruker Daltonics common stock. If Bruker AXS has options to purchase 2,086,750 of common stock outstanding immediately prior to the consummation of the merger, then upon consummation of the merger, these outstanding Bruker AXS options will convert into options to purchase approximately 1,314,650 shares of Bruker Daltonics common stock.

        Accordingly, the board of directors of Bruker Daltonics determined that it was in the best interest of Bruker Daltonics to amend its option plan, in connection with and contingent upon the closing of the proposed merger, to increase its option pool by 4,100,000 shares such that a total of 6,320,000 shares are reserved for issuance pursuant to the stock option plan. This total of 6,320,000 includes the options to purchase 1,367,555 shares of Bruker Daltonics common stock which were outstanding on December 31, 2002. The increase in the Bruker Daltonics option pool is necessary for the consummation of the merger and the board of directors believes the increase is also necessary to continue to provide long-term incentives to attract and retain employees. The affirmative vote of a majority of the shares of Bruker Daltonics common stock present or represented and entitled to vote at the annual meeting will be required to approve this amendment to the stock option plan. This amendment will be effective only if the merger described in this joint proxy statement/prospectus is consummated.

RECOMMENDATION OF THE BRUKER DALTONICS BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS OF BRUKER DALTONICS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE OPTION PLAN TO INCREASE THE NUMBER SHARES OF COMMON STOCK FOR WHICH OPTIONS MAY BE GRANTED BY 4.1 MILLION SHARES IF THE MERGER IS CONSUMMATED

BRUKER DALTONICS 2000 STOCK OPTION PLAN

        The following description of certain features of the Bruker Daltonics stock option plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the Bruker Daltonics stock option plan which is attached as Annex E to this joint proxy statement/prospectus and which incorporates the provisions of the proposed stock option plan amendments.

        General.    The Bruker Daltonics stock option plan provides for the granting of incentive stock options to Bruker Daltonics employees and non-qualified options, as defined in Section 422 of the Internal Revenue Code, to Bruker Daltonics employees, directors, advisors and consultants. The Bruker Daltonics stock option plan was adopted and approved by the directors and stockholders in February 2000. The Bruker Daltonics stock option plan may be administered by the board of directors of Bruker Daltonics or by the Bruker Daltonics compensation committee. Either the board or the compensation committee has the authority to take the following actions:

  (a)
  interpret and apply the stock option plan; and

  (b)
  determine the eligibility of an individual to participate in the stock option plan.

        Eligibility.    Eligible participants under the stock option plan include officers, employees, consultants, advisors and directors of Bruker Daltonics. Incentive stock options may only be granted to employees of Bruker Daltonics or any subsidiary. In determining a person's eligibility to be granted an option, and the number of shares to be granted to any person, the compensation committee takes into account, in its sole discretion, the person's position and responsibilities, the nature and value to Bruker

Daltonics or its subsidiaries of the person's service and accomplishments, the person's present and potential contribution to the success of Bruker Daltonics or its subsidiaries, and such other factors as the compensation committee deems relevant. No option designated as an incentive stock option may be granted to any employee who owns, immediately prior to the grant of the option, stock representing more than 10% of the total combined voting power of all classes of stock of Bruker Daltonics or a parent or a subsidiary, unless the purchase price of the stock under the option is at least 110% of its fair market value at the time the option is granted and the option, by its terms, is not exercisable more than five years from the date it is granted.

        Terms and provisions of options.    Stock options are granted under stock option agreements which contain the vesting schedules of the stock options. Non-qualified stock options are granted with an exercise price of at least 50% of fair market value of the common stock on the date of grant, and incentive stock options are granted with an exercise price of at least 100% of the stock's fair market value on the date of grant. Vested options may be exercised in full at one time or in part from time to time in amounts of 50 shares or more. The payment of the exercise price may be made as determined by the board or committee and set forth in the option agreement, by delivery of cash or check, by tendering shares of common stock (provided that payment by this means will not cause Bruker Daltonics to recognize for financial accounting purposes a charge to earnings) or by means of a broker-assisted cashless exercise. Bruker Daltonics may delay the issuance of shares covered by the exercise of an option until the shares for which the option has been exercised have been registered or qualified under the applicable federal or state securities laws or until Bruker Daltonics' counsel has opined that the shares are exempt from the registration requirements of applicable federal or state securities laws. The term of any option granted under the stock option plan is limited to either five or ten years, depending on the nature of the option holder. Unvested options generally terminate immediately upon the termination of an option holder's employment with Bruker Daltonics, but in no event will unvested options terminate more than 90 days after an option holder leaves Bruker Daltonics' employ. Options granted under the stock option plan are not transferable other than by will or the laws of descent and distribution. The compensation committee may grant up to 20% of the shares reserved for option grants as restricted stock subject to repurchase rights rather than as stock options.

        Recapitalization; reorganization; change of control.    The stock option plan provides that proportionate adjustments shall be made to the number of authorized shares which may be granted under the stock option plan and as to which outstanding options, or portions of outstanding options, then unexercised shall be exercisable as a result of increases or decreases in Bruker Daltonics' outstanding shares of common stock due to reorganization, merger, consolidation, recapitalization, stock split-up, combination of shares, or dividends payable in capital stock, such that the proportionate interest of the option holder shall be maintained as before the occurrence of such event. Upon the sale or conveyance to another entity of all or substantially all of the property and assets of Bruker Daltonics, including by way of a merger or consolidation or a change in control of the company, as defined in the stock option plan, the board of directors of Bruker Daltonics shall have the power and the right to accelerate the exercisability of any options. Additionally, the compensation committee may, in its discretion, accelerate the exercisability of any option subject to such terms and conditions as the compensation committee deems necessary and appropriate.

        Termination or amendment.    Unless sooner terminated by the board of directors, the stock option plan will terminate on February 11, 2010, ten years from the date on which the stock option plan was adopted by the Bruker Daltonics board of directors. The board of directors may, at any time, terminate the stock option plan. All options granted under the stock option plan shall terminate upon the dissolution or liquidation of Bruker Daltonics; provided, however, that each option holder (if at such time in the employ of or otherwise associated with Bruker Daltonics or any of its subsidiaries) shall have the right, immediately prior to the dissolution or liquidation, to exercise his or her option to the extent then exercisable. The board of directors of Bruker Daltonics may modify or amend the option at any time but may not, however, without the approval of the stockholders increase the maximum number of shares for which options may be granted, change the designation of the class of persons eligible to receive options under the stock option plan or make any other changes to the stock option plan which require stockholder approval under applicable law or regulation.

        Tax effects of stock option plan participation.    Options granted under the stock option plan are intended to be either incentive stock options, or an ISO, as defined in section 422 of the Code, or non-qualified stock options.

        Incentive Stock Options.    Except as provided below with respect to the alternative minimum tax, the option holder will not recognize taxable income upon the grant or exercise of an ISO. In addition, if the option holder holds the shares received pursuant to the exercise of the option for more than one year after the date of transfer of stock to the option holder upon exercise of the option and for more than two years after the option is granted, the option holder will recognize long-term capital gain or loss upon the disposition of the stock measured by the difference between the option exercise price and the amount received for such shares upon disposition. If the option holder disposes of the stock prior to the expiration of the required holding periods at a price equal to or in excess of the fair market value of the stock on the date of exercise, then the option holder will recognize ordinary income in the year of the sale equal to the difference between the fair market value of the stock at the date of exercise and the exercise price. In this event, the option holder will also recognize a capital gain (long-term or short-term, depending upon the holding period of the stock) equal to the difference between the sales price and the fair market value of the stock on the date of exercise. If the option holder disposes of the stock prior to the expiration of the required holding periods at a price that is less than the fair market value of the stock on the date of exercise (but greater than the exercise price), the option holder will recognize ordinary income in the year of the sale equal to the difference between the sales price and the exercise price. If the option holder disposes of the stock prior to the expiration of the required holding periods at a price below the exercise price, the option holder will incur a capital loss (long-term or short-term, depending upon the holding period of the stock). In addition to regular tax consequences, an option holder may have alternative minimum tax consequences when he exercises an ISO. Generally speaking, individual taxpayers are required each year to pay the greater of their regular tax liability or their alternative minimum tax liability. For alternative minimum tax purposes, the excess of the fair market value of the underlying stock on the date of exercise over the exercise price of the option is included in alternative minimum taxable income for the year of exercise. The net amount of alternative minimum tax income (after taking into account any applicable exemptions) is multiplied by the applicable alternative minimum tax rate to determine alternative minimum tax liability income. If an option holder owes alternative minimum tax for the year of exercise of an ISO, the optionee may be entitled to a tax credit for all or part of the excess of the amount of the option holder's alternative minimum tax liability over his regular tax liability for that year. Any credit may be applied directly against the option holder's tax liability in later years in which the option holder's regular tax liability exceeds the option holder's alternative minimum tax liability, but only to the extent of the excess. Any balance of the alternative minimum tax credit would carry forward and may be used in subsequent years subject to the limitations previously described. If the option holder engages in a disqualifying disposition of an ISO in the same calendar year as the exercise of the option, the option holder essentially avoids the effects of alternative minimum tax with respect to the option. Bruker Daltonics will not be allowed an income tax deduction upon the grant or exercise of an ISO. Upon a disqualifying disposition of shares by the option holder acquired by exercise of the ISO, Bruker Daltonics generally will be allowed a deduction in an amount equal to the ordinary income recognized by the option holder.

        Non-Qualified Stock Options.    As in the case of ISOs, generally no income is recognized by the option holder on the grant of a non-qualified stock option. On the exercise by an option holder of a non-qualified stock option, the excess of the fair market value of the stock when the option is exercised over the exercise price will be (a) taxable to the option holder as ordinary income, and (b) generally deductible for income tax purposes by Bruker Daltonics. The option holder's tax basis in his stock will equal his cost for the stock plus the amount of ordinary income he had to recognize with respect to the non-qualified stock option. Accordingly, upon a subsequent disposition of stock acquired upon the exercise of a non-qualified stock option, the option holder will recognize short-term or long-term capital gain or loss, depending upon the holding period of the stock, equal to the difference between the amount realized upon disposition of the stock by the option holder and his basis in the stock.

        New Plan Benefits.    It is not possible to state the persons who will receive options or awards under the stock option plan in the future, nor the amount of options or awards which will be granted thereunder.

        The following table sets forth certain information with respect to Bruker Daltonics' equity compensation plans for the fiscal year ended December 31, 2002.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights at December 31, 2002	Weighted-average exercise price of outstanding options, warrants and rights at December 31, 2002	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) at December 31, 2002
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,367,555	$9.48	852,445
Equity compensation plans not approved by security holders (1)	N/A	N/A	N/A
Total	1,367,555	$9.48	852,445

(1)
Bruker Daltonics has no equity compensation plans which have not been approved by security holders.

PROPOSAL NO. 3: AMENDMENT OF BRUKER DALTONICS CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES IF THE MERGER IS CONSUMMATED

        General.    The board of directors of Bruker Daltonics has resolved to amend the certificate of incorporation of Bruker Daltonics to increase the total number of shares of common stock which Bruker Daltonics shall have authority to issue from 100,000,000 shares of common stock, par value $.01 per share, to 150,000,000 shares of common stock, par value $.01 per share, in the event the merger is consummated. The board of directors of Bruker Daltonics has directed that the proposal be submitted for action at the 2003 annual meeting of stockholders. The affirmative vote of at least a majority of shares of common stock entitled to vote at the annual meeting is required to approve the contingent amendment. If the stockholders approve the amendment to the certificate of incorporation to increase the authorized capital stock of the company, the amendment will be effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

        Prior to Amendment.    Pursuant to Bruker Daltonics' certificate of incorporation, the authorized capital stock of Bruker Daltonics consists of (i) 100,000,000 shares of common stock, par value $0.01 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share. As of May 16, 2003, there were 54,550,731 shares of common stock issued and outstanding and 457,200 shares held in treasury. As of May 16, 2003, there were no shares of preferred stock issued and outstanding.

        After Amendment.    If the stockholders approve this contingent amendment, following the filing of the certificate of merger, the authorized capital stock of Bruker Daltonics will consist of (i) 150,000,000 shares of common stock, par value $0.01 per share, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share.

        Increase in Number of Shares of Common Stock.    If approved by the stockholders, this amendment will authorize Bruker Daltonics to issue an additional 50,000,000 shares of Bruker Daltonics' common stock at any time after the consummation of the proposed merger. The board of directors is empowered under the certificate of incorporation to issue shares of authorized stock without further stockholder approval.

        Rationale for the Proposed Amendment.    As of May 16, 2003 there were 43,229,269 shares of Bruker Daltonics' common stock available for issuance and not otherwise reserved. If the merger is consummated, Bruker Daltonics will issue approximately 30,000,000 shares of common stock, leaving approximately 13,000,000 shares available for issuance and not otherwise reserved. This amendment to the Bruker Daltonics certificate of incorporation is not required in order to issue shares of Bruker Daltonics common stock in connection with the merger. However, the board of directors believes that the number of authorized shares of common stock should be increased by 50,000,000 to provide sufficient shares for use for corporate purposes as may be deemed advisable by the board of directors, without further action or authorization by the stockholders. The corporate purposes might include the acquisition of capital funds through the sale of stock, the acquisition of other corporations or properties, or the declaration of stock dividends in the nature of a stock split. There are no current plans, agreements, arrangements, or understandings with respect to the issuance of any of the shares of common stock which would be authorized by the amendment; however, the board of directors believes that the availability of shares would afford Bruker Daltonics flexibility in considering and implementing any of the corporate transactions enumerated above.

        Possible Effects of the Amendment.    If the stockholders approve the amendment, Bruker Daltonics will have additional authorized but unissued shares of common stock that may be issued without further action or authorization of the stockholders (except as required by law or the rules of Nasdaq or any other stock exchange on which Bruker Daltonics' securities may then be listed). The issuance of additional shares of common stock may have a dilutive effect on earnings per share. In addition, the issuance of additional shares of common stock could have a dilutive effect on the voting power of the current stockholders because they do not have preemptive rights.

        Appraisal Rights in Respect of the Proposed Amendment.    Bruker Daltonics' stockholders have no appraisal rights with respect to the proposed amendment.

        Contingent Amendment.    This amendment is to be effective only if the merger described in this joint proxy statement/prospectus is consummated. If the merger is not consummated, then Bruker Daltonics will not so amend its certificate of incorporation.

RECOMMENDATION OF THE BRUKER DALTONICS BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS OF BRUKER DALTONICS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE BRUKER DALTONICS CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED CAPITAL STOCK OF THE COMPANY IF THE MERGER IS CONSUMMATED.

 PROPOSAL NO. 4: AMENDMENT TO THE BRUKER DALTONICS CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF BRUKER DALTONICS IF THE MERGER IS CONSUMMATED

        General.    The board of directors of Bruker Daltonics has resolved to amend the certificate of incorporation of Bruker Daltonics to change the name of Bruker Daltonics to Bruker BioSciences Corporation upon consummation of the merger. The board of directors of Bruker Daltonics has directed that the proposal be submitted for action at the 2003 annual meeting of stockholders. The affirmative vote of at least a majority of shares of common stock entitled to vote at the annual meeting is required to approve the amendment. If the stockholders approve the amendment to the certificate of incorporation to change the name of Bruker Daltonics to Bruker BioSciences Corporation, the amendment will be effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

        Rationale for the Proposed Amendment.    The board of directors of Bruker Daltonics has determined that changing the name of Bruker Daltonics to Bruker BioSciences Corporation is advisable to reflect the combined company's business following the consummation of the merger. Bruker BioSciences Corporation will operate as a holding company with a limited corporate staff. Bruker Daltonics intends to place the business operations, together with the associated assets and liabilities, previously conducted by Bruker Daltonics in a wholly owned subsidiary. Similarly, Bruker Daltonics intends to place the business operations, together with the associated assets and liabilities, previously conducted by Bruker AXS in a different wholly owned subsidiary.

        Effects of the Amendment.    Amending the certificate of incorporation of Bruker Daltonics to change the name of Bruker Daltonics to Bruker BioSciences Corporation will not affect the validity of the currently outstanding stock certificates and the stockholders of Bruker Daltonics will not be required to tender or exchange any Bruker Daltonics stock certificates that they now hold. YOU SHOULD NOT SEND ANY BRUKER DALTONICS STOCK CERTIFICATES TO BRUKER DALTONICS OR BRUKER DALTONICS' TRANSFER AGENT.

        Contingent Amendment.    This amendment is to be effective only if the merger described in this joint proxy statement/prospectus is consummated. If the merger is not consummated, then Bruker Daltonics will not amend its certificate of incorporation to change its name.

RECOMMENDATION OF THE BRUKER DALTONICS BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS OF BRUKER DALTONICS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE BRUKER DALTONICS CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF BRUKER DALTONICS TO BRUKER BIOSCIENCES CORPORATION IF THE MERGER IS CONSUMMATED.

PROPOSAL NO. 5: ELECTION OF DIRECTORS OF BRUKER DALTONICS TO SERVE
IN THE EVENT THE MERGER IS CONSUMMATED

GENERAL

        Bruker Daltonics' restated certificate of incorporation provides that the board of directors shall consist of three classes of directors with overlapping three-year terms. One class of directors is to be elected each year with a term extending to the third succeeding Annual Meeting after election. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently seven members of the board of directors. In the event the merger is consummated, the current board of directors shall resign effective upon the consummation of the merger, the board of directors will be expanded to ten members, and the election pursuant to this

Proposal 5 of three Class I directors to serve for a term expiring at the 2005 annual meeting of stockholders, four Class II directors to serve for a term expiring at the 2006 annual meeting of stockholders and three Class III directors to serve for a term expiring at the 2004 annual meeting of stockholders shall be effective.

        Unless marked otherwise, proxies received will be voted FOR the election of each of the nominees specified below. If any nominee for the office of director is unwilling or unable to serve as a nominee for the office of director at the time of the Annual Meeting, the proxies may be voted either (1) for a substitute nominee who shall be designated by the present board of directors to fill such vacancy, or (2) for the other nominees only, leaving a vacancy. Alternatively, the size of the board of directors may be reduced so that there is no vacancy. The board of directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director. These persons have been nominated to serve until the annual meetings of stockholders described above and until their successors are elected and qualified.

RECOMMENDATION OF THE BRUKER DALTONICS BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS OF BRUKER DALTONICS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW TO SERVE IN THE EVENT THE MERGER IS CONSUMMATED.

NOMINEES OF DIRECTORS

        Set forth below is biographical information for each person nominated.

Nominees for Election for a Three-Year Term Expiring at the 2006 Annual Meeting

        Dr. Martin Haase.    Dr. Haase, 46 years old, joined Bruker AXS in October 1997 and has been its President, a director and the Managing Director of Bruker AXS GmbH since October 1997. Dr. Haase became Bruker AXS' Chief Executive Officer in November 2000. He also served as Bruker AXS' Treasurer from March 2000 to April 2001. Dr. Haase previously held various technical and management positions in the Siemens X-ray business. Dr. Haase has a degree in education and a Ph.D. in chemistry from the University of Göttingen.

        Richard D. Kniss.    Mr. Kniss, 62 years old, joined the Bruker AXS board of directors in June 2001. Mr. Kniss was Senior Vice President and General Manager for Agilent Technologies, Chemical Analysis Group, a producer of gas and liquid chromatographs, mass spectrometers and spectrophotometers, from August 1999 until March 2001. Prior to the spin-off of Agilent from the Hewlett Packard Company, from 1995 to 1999, Mr. Kniss was Vice President and General Manager of the Chemical Analysis Group for Hewlett Packard. Mr. Kniss holds a B.S. from Brown University and an M.B.A. from Stanford University.

        William A. Linton.    Mr. Linton, 55 years old, joined the Bruker Daltonics board of directors in February 2000. Mr. Linton is the Chairman and Chief Executive Officer of Promega Corporation, a DNA consumables company, in Madison, Wisconsin and has held these positions since 1978. Mr. Linton received a B.S. degree from University of California, Berkeley in 1970.

Nominees for Election for a Two-Year Term Expiring at the 2005 Annual Meeting

        Daniel S. Dross.    Mr. Dross, 44 years old, joined the Bruker AXS board of directors in January 2001. Mr. Dross has been a partner of Trinity Partners, a private equity firm, since June 2002. Mr. Dross was a partner of Thomas Weisel Partners Group LLC from May 1999 to May 2002. Prior to joining Thomas Weisel Partners, Mr. Dross was a Principal at Hicks, Muse, Tate & Furst Incorporated, a Dallas-based private equity firm, from 1991 to 1999. In addition to serving on the board of Bruker

AXS, Mr. Dross serves on the board of Scheduling.com, Inc. Mr. Dross received his B.A. from Dartmouth College and his M.B.A. from the Wharton School at the University of Pennsylvania.

        Collin J. D'Silva.    Mr. D'Silva, 46 years old, joined the Bruker Daltonics board of directors in February 2000. Mr. D'Silva is the President and Chief Executive Officer of Transgenomic, Inc., a life science company involved in SNP discovery, in Omaha, Nebraska. Mr. D'Silva has held these positions since 1997. From 1988 to 1997, Mr. D'Silva was President and Chief Executive Officer of CETAC Technologies, Inc, a company designing instrumentation for elemental analysis. Mr. D'Silva holds a B.S. degree and a Masters in Industrial Engineering from Iowa State University as well as a Masters in Business Administration from Creighton University.

        Richard M. Stein.    Mr. Stein, 51 years old, joined the Bruker Daltonics board of directors in February 2000 and is Bruker Daltonics' Secretary. Since January 1993, Mr. Stein has been a partner with Nixon Peabody LLP, a law firm, or a predecessor entity, Hutchins, Wheeler & Dittmar. Mr. Stein holds a B.A. degree from Brandeis University and a J.D. from Boston College Law School.

        Bernhard Wangler.    Mr. Wangler, 52 years old, joined the Bruker Daltonics board of directors in February 2000. Mr. Wangler has been a German tax consultant and principal partner with Kanzlei Wangler in Karlsruhe, Germany since July 1983. He has been a Certified Public Accountant in Germany since 1984. Mr. Wangler holds a Bachelor of Economics and Commerce degree and a Masters degree in Business Administration from the University of Mannheim, Germany.

Nominees for Election for a One-Year Term Expiring at the 2004 Annual Meeting

        M. Christopher Canavan, Jr.    Mr. Canavan, 63 years old, joined the Bruker Daltonics board of directors in June 2000. Mr. Canavan is a financial consultant. Mr. Canavan is a retired partner of PricewaterhouseCoopers LLP. Mr. Canavan joined the Boston Office of Coopers & Lybrand in 1961 and became a partner in the Firm in 1972. Effective July 1, 1998 Coopers & Lybrand merged with Price Waterhouse & Co. to form PricewaterhouseCoopers LLP and Mr. Canavan served as a partner in the merged Firm until his retirement in June 1999. Mr. Canavan holds a B.S. in Business Administration from Boston College.

        Taylor J. Crouch.    Mr. Crouch, 43 years old, joined the Bruker AXS board of directors in November 2000. Since July 2002, Mr. Crouch has been President and Chief Operating Officer of Discovery Partners International, a leading provider of drug discovery capabilities to the pharmaceutical and biotech industries. From April 1999 to April 2002, Mr. Crouch was the President, Chief Executive Officer and a Director of Variagenics, Inc. (now Nuvelo), a pharmacogenomics company. From 1991 to April 1999, Mr. Crouch was Senior Vice President, Worldwide Marketing and Strategic Development for PAREXEL International Corporation, a contract pharmaceutical outsourcing organization. Mr. Crouch received his B.S. in chemical engineering from Princeton University and his M.B.A. in international finance and marketing from the University of Chicago.

        Frank H. Laukien, Ph.D.    Dr. Laukien, 43 years old, has been the Chairman, President and Chief Executive Officer of Bruker Daltonics since the inception of its predecessor company in February 1991. He has also served as Executive Chairman of Bruker AXS since August 2002 and, from October 1997 to August 2002, he served as the Chairman of the board of directors of Bruker AXS and, from October 1997 to March 2000, as the Chief Executive Officer of Bruker AXS. Since December 2002, Dr. Laukien has served as Co-Chief Executive Officer of the worldwide Bruker BioSpin family of companies, affiliates of Bruker Daltonics and Bruker AXS. A part-time professor of mass spectrometry at the University of Amsterdam, Dr. Laukien holds a B.S. degree from the Massachusetts Institute of Technology, as well as a Ph.D. in chemical physics from Harvard University. In October 2002, he was elected Chairman of ALSSA (Analytical & Life Science Systems Association), an industry association.

        For more information regarding the nominees above, please see "MANAGEMENT OF BRUKER DALTONICS AFTER THE MERGER" beginning on page 97.

PROPOSAL NO. 6: ELECTION OF DIRECTORS OF BRUKER DALTONICS TO SERVE
IN THE EVENT THE MERGER IS NOT CONSUMMATED

GENERAL

        As stated in Proposal 5, Bruker Daltonics' restated certificate of incorporation provides that the board of directors shall consist of three classes of directors with staggered three-year terms. One class of directors is to be elected each year with a term extending to the third succeeding annual meeting after election. Directors are assigned to each class in accordance with a resolution or resolutions adopted by the board of directors, each class consisting, as nearly as possible, of one-third the total number of directors. There are currently seven members of the board of directors. In the event the merger is not consummated, the election, pursuant to this Proposal 6, of two Class III directors to serve for a term expiring at the 2006 Annual Meeting of Stockholders shall be effective. The two directors in Class I and the three directors in Class II are serving terms expiring at Bruker Daltonics' annual meeting of stockholders in 2004 and 2005, respectively.

        It is expected that following the completion of the merger, the board of directors of Bruker Daltonics will be as set forth in Proposal No. 5 of this joint proxy statement/prospectus. However, in case the merger is not completed, it is proposed that each of the nominees listed below be elected to hold office, in the event the merger is not consummated, until the 2006 Annual Meeting of Stockholders and until his successor is duly elected and qualified or until he sooner dies, resigns or is removed.

        Unless marked otherwise, proxies received will be voted FOR the election of each of the two nominees specified below, who currently serve as directors with terms extending to the 2003 Annual Meeting or until their successors are elected and qualified. If either such nominee for the office of director is unwilling or unable to serve as a nominee for the office of director at the time of the Annual Meeting, the proxies may be voted either (1) for a substitute nominee who shall be designated by the present board of directors to fill such vacancy or (2) for the other nominee only, leaving a vacancy. Alternatively, the size of the board of directors may be reduced so that there is no vacancy. The board of directors has no reason to believe that either of the nominees will be unwilling or unable to serve if elected as a director. Such persons have been nominated to serve until the 2006 Annual Meeting of Stockholders and until their successors are elected and qualified. Please note, however, that if the merger is approved, the composition of the board of directors will be as set forth in Proposal No. 5 above, assuming all ten nominees receive a plurality of the stockholder votes.

RECOMMENDATION OF THE BRUKER DALTONICS BOARD OF DIRECTORS

        THE BOARD OF DIRECTORS OF BRUKER DALTONICS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW TO SERVE IN THE EVENT THE MERGER IS NOT CONSUMMATED.

NOMINEES AND DIRECTORS

        Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2006 Annual Meeting

        M. Christopher Canavan, Jr.    Mr. Canavan, 63 years old, joined the Bruker Daltonics board of directors in June 2000. Mr. Canavan is a financial consultant. Mr. Canavan is a retired partner of

PricewaterhouseCoopers LLP. Mr. Canavan joined the Boston Office of Coopers & Lybrand in 1961 and became a partner in the Firm in 1972. Effective July 1, 1998 Coopers & Lybrand merged with Price Waterhouse & Co. to form PricewaterhouseCoopers LLP and Mr. Canavan served as a partner in the merged Firm until his retirement in June 1999. Mr. Canavan holds a B.S. in Business Administration from Boston College.

        William A. Linton.    Mr. Linton, 55 years old, joined the board of directors in February 2000. Mr. Linton is the Chairman and Chief Executive Officer of Promega Corporation, a DNA consumables company, in Madison, Wisconsin and has held these positions since 1978. Mr. Linton received a B.S. degree from University of California, Berkeley in 1970.

Directors Continuing In Office Until The 2004 Annual Meeting

        Dieter Koch, Ph.D.    Dr. Koch, 63 years old, has been a director of Bruker Daltonics since August 1997 and a Managing Director of Bruker Daltonik GmbH, now a wholly-owned subsidiary of Bruker Daltonics, since June 1980. He is responsible for Bruker Daltonics' substance detection and pathogen identification product lines. He holds M.S. and Ph.D. degrees in chemistry from the University of Cologne.

        Frank H. Laukien, Ph.D.    Dr. Laukien, 43 years old, has been the Chairman, President and Chief Executive Officer of Bruker Daltonics since the inception of its predecessor company in February 1991. He has also served as Executive Chairman of Bruker AXS since August 2002 and, from October 1997 to August 2002, he served as the Chairman of the board of directors of Bruker AXS and, from October 1997 to March 2000, as the Chief Executive Officer of Bruker AXS. Since December 2002, Dr. Laukien has served as Co-Chief Executive Officer of the worldwide Bruker BioSpin family of companies, affiliates of Bruker Daltonics and Bruker AXS. A part-time professor of mass spectrometry at the University of Amsterdam, Dr. Laukien holds a B.S. degree from the Massachusetts Institute of Technology, as well as a Ph.D. in chemical physics from Harvard University. In October 2002, he was elected Chairman of ALSSA (Analytical & Life Science Systems Association), an industry association.

Directors Continuing in Office Until the 2005 Annual Meeting

        Collin J. D'Silva.    Mr. D'Silva, 46 years old, joined the board of directors in February 2000. Mr. D'Silva is the President and Chief Executive Officer of Transgenomic, Inc., a life science company involved in SNP discovery, in Omaha, Nebraska. Mr. D'Silva has held these positions since 1997. From 1988 to 1997, Mr. D'Silva was President and Chief Executive Officer of CETAC Technologies, Inc, a company designing instrumentation for elemental analysis. Mr. D'Silva holds a B.S. degree and a Masters in Industrial Engineering from Iowa State University as well as a Masters in Business Administration from Creighton University.

        Richard M. Stein.    Mr. Stein, 51 years old, joined the board of directors in February 2000 and is Bruker Daltonics' Secretary. Since January 1993, Mr. Stein has been a partner with Nixon Peabody LLP, a law firm, or a predecessor entity, Hutchins, Wheeler & Dittmar. Mr. Stein holds a B.A. degree from Brandeis University and a J.D. from Boston College Law School.

        Bernhard Wangler.    Mr. Wangler, 52 years old, joined the board of directors in February 2000. Mr. Wangler has been a German tax consultant and principal partner with Kanzlei Wangler in Karlsruhe, Germany since July 1983. He has been a Certified Public Accountant in Germany since 1984. Mr. Wangler holds a Bachelor of Economics and Commerce degree and a Masters degree in Business Administration from the University of Mannheim, Germany.

BOARD COMMITTEES AND MEETINGS

        During fiscal 2002, the board of directors of Bruker Daltonics held seven (7) meetings and acted by written consent two (2) times. All of the directors attended at least 75% of the aggregate of (a) the total number of meetings of the board of directors during which they served as director and (b) the total number of meetings held by committees of the board of directors on which they served. The board of directors has an Audit Committee and a Compensation Committee. The board of directors does not have a Nominating Committee.

        The Audit Committee of the board of directors, which is comprised of M. Christopher Canavan, Jr., Collin J. D'Silva and William A. Linton, each of whom is a non-employee director, met eight (8) times during the 2002 fiscal year. Among other things, the Audit Committee reviews, with Bruker Daltonics' independent auditors, the scope and timing of the auditors' services, the auditors' report on Bruker Daltonics' financial statements following completion of the audit and Bruker Daltonics' internal accounting and financial control policies and procedures. In addition, pursuant to its charter the Audit Committee, among other things, appoints independent auditors for each fiscal year, oversees the independence of Bruker Daltonics' independent auditors, approves all audit and non-audit services provided to the company by its independent auditors and monitors procedures for the receipt, retention and treatment of complaints relating to the accounting, internal accounting controls or auditing matters of Bruker Daltonics. A copy of the Amended and Restated Charter of the Audit Committee is attached as Annex F to this joint proxy statement/prospectus.

        The Compensation Committee, which is currently comprised of Richard M. Stein, William A. Linton and M. Christopher Canavan, Jr., met three (3) times during the 2002 fiscal year and acted by written consent three (3) times during the 2002 fiscal year. The Compensation Committee reviews and evaluates the compensation and benefits of all of Bruker Daltonics' officers, reviews general policy matters relating to compensation and employee benefits and makes recommendations concerning these matters to the board of directors. The Compensation Committee also administers Bruker Daltonics' stock option plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. Stein, Linton and Canavan serve as members of the Compensation Committee. Neither Mr. Linton nor Mr. Canavan was an officer or employee of Bruker Daltonics or any of its subsidiaries during fiscal 2002. Mr. Stein is secretary of Bruker Daltonics and also a partner of Nixon Peabody, counsel to Bruker Daltonics.

DIRECTOR COMPENSATION

        During fiscal 2002, Bruker Daltonics paid each non-employee director $10,000 and granted each non-employee director options to purchase 2,250 shares of common stock as compensation for serving as a director of Bruker Daltonics. Each non-employee director also received $5,000 for each committee on which he served. Employee directors received compensation only as employees of Bruker Daltonics. Directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board or committees thereof.

BRUKER DALTONICS EXECUTIVE COMPENSATION AND OTHER INFORMATION

        The following table sets forth the annual and long-term compensation of the Chief Executive Officer of Bruker Daltonics and the four other most highly compensated executive officers of Bruker Daltonics at December 31, 2002 (the "Named Executive Officers"), for services rendered in all capacities to Bruker Daltonics.

Summary Compensation Table

Long Term Compensation
Annual Compensation
Name and Principal Position						Securities Underlying Options (#)	All Other Compensation
	Year	Salary		Bonus (1)
Frank H. Laukien Chairman, President and Chief Executive Officer	2002 2001 2000	$ $ $	200,000 120,000 114,663	$ $ $	140,000 180,977 124,000	104,750 10,000 25,000	$ $ $	12,000 10,200 9,856	(2) (2) (2)
Dieter Koch (3) Director; Managing Director of Bruker Daltonik GmbH	2002 2001 2000	$ $ $	130,601 116,703 125,560	$ $ $	102,741 75,535 28,962	4,750 10,000 25,000	$ $ $	— — —
John Wronka Vice President	2002 2001 2000	$ $ $	78,387 76,592 72,684	$ $ $	160,250 138,531 156,990	4,750 10,000 12,500	$ $ $	7,208 7,120 10,200	(2) (2) (2)
Ulrich Giessmann Vice President	2002 2001 2000	$ $ $	122,700 114,891 102,000	$ $ $	16,042 30,583 250	4,750 11,000 3,500	$ $ $	5,154 3,905 —	(2) (2)
John Hulburt (4) Chief Financial Officer and Treasurer	2002 2001 2000	$ $ $	150,000 128,519 72,230	$ $ $	40,250 40,250 10,000	4,750 15,000 9,000	$ $ $	5,339 — —	(2)

(1)
Includes commissions paid.

(2)
Includes amounts contributed for the benefit of the named executive under the Company's defined contribution retirement plan.

(3)
Amounts paid in Deutsche Marks (2000) or Euro (2002 and 2001) and converted to United States dollars based on the average conversion rate for the respective currencies and years.

(4)
Mr. Hulburt commenced employment in April 2000. Accordingly, information presented for 2000 represents compensation for a partial year.

Grants of Stock Options

        The following table sets forth certain information with respect to individual grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 2002.

2002 Option Grants (1)

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in 2002
Name			Exercise Price	Expiration Date
					5%	10%
Frank H. Laukien	4,750	1.4%	$12.22	March 15, 2012	$36,504	$92,509
	100,000	29.9%	$6.20	September 5, 2012	$171,295	$378,516
Dieter Koch	4,750	1.4%	$11.11	March 15, 2012	$33,188	$84,106
Ulrich Giessmann	4,750	1.4%	$11.11	March 15, 2012	$33,188	$84,106
John Wronka	4,750	1.4%	$11.11	March 15, 2012	$33,188	$84,106
John Hulburt	4,750	1.4%	$11.11	March 15, 2012	$33,188	$84,106

(1)
Potential gains are net of exercise price but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, the timing of such exercises and the option holder's continued employment through the vesting period. The amounts reflected in this table may not accurately reflect or predict the actual value of the stock options.

Stock Option Exercises and December 31, 2002 Stock Option Values

        Set forth in the table below is information concerning the value of stock options held at December 31, 2002 by the Named Executive Officers of Bruker Daltonics.

Aggregate Option Exercises in Last Fiscal Year and Option values as of December 31, 2002

					Value of Unexercised In-the-Money Options at December 31, 2002(1)
			Number Securities Underlying Unexercised Options at December 31, 2002
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Frank H. Laukien	—	$—	15,000	124,750	$—	$—
Dieter Koch	—	$—	12,000	27,750	$—	$—
Ulrich Giessmann	—	$—	3,600	15,650	$—	$—
John Wronka	5,000	$(2,050)	2,000	20,250	$—	$—
John Hulburt	—	$—	6,600	22,150	$—	$—

(1)
The amounts set forth represent the difference, if positive, between the fair market value of the common stock underlying the options at December 31, 2002 ($4.86 per share) and the exercise price of the options, multiplied by the applicable number of options.

BRUKER DALTONICS COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION (1)

Overview

        Bruker Daltonics' executive compensation program is administered by the Compensation Committee of the board of directors. As of December 31, 2002, the Compensation Committee consisted of Richard M. Stein, William A. Linton, and M. Christopher Canavan, Jr. All three members of the Compensation Committee are non-employee directors. Pursuant to the authority delegated by the board of directors, the Compensation Committee (1) reviews and evaluates the compensation and benefits of all of Bruker Daltonics' officers, including the chief executive officer, (2) reviews general policy matters relating to compensation and employee benefits, (3) approves stock option grants and (4) makes recommendations regarding these matters to the board of directors.

Executive Compensation Philosophy

        The objectives of the Compensation Committee in determining executive compensation are to (1) attract and retain qualified executive officers, (2) motivate existing officers to perform, (3) reward corporate performance, (4) align compensation with Bruker Daltonics' annual and long-term performance goals, (5) enhance profitability of Bruker Daltonics and (6) maximize stockholder value. The Compensation Committee focuses on Bruker Daltonics' goal of long-term enhancement of stockholder value by stressing long-term goals and by using stock-based incentive programs with extended vesting schedules. The Compensation Committee believes the use of such incentives to retain and motivate individuals who have developed the skills and expertise required to lead Bruker Daltonics is key to Bruker Daltonics' success. Compensation is comprised of cash compensation in the form of annual base salary and annual incentive awards as well as long-term incentive compensation in the form of stock options.

Executive Compensation

        Annual Base Salary.    Bruker Daltonics does not currently have an employment agreement with any of its executive officers. The Compensation Committee reviews the annual base salaries for executive officers and considers, in particular, the officers' levels of responsibility, experience and potential as well as the needs of Bruker Daltonics. Base salaries paid by other companies in Bruker Daltonics' industry for comparable positions are also considered.

        Annual Cash Incentive Awards.    Annual incentive awards in the form of performance-based cash bonuses for the Chief Executive Officer and Bruker Daltonics' other executive officers is based upon management's success in meeting Bruker Daltonics' financial and strategic goals. For the fiscal year ended December 31, 2002, bonuses were paid to executive officers based on the achievement of certain objectives and on a qualitative assessment of performance.

        Long-Term Incentives.    Incentive compensation in the form of stock options is designed to provide long-term incentives to executive officers and other employees, to encourage the executive officers and other employees to remain with Bruker Daltonics and to enable optionees to develop and maintain a long-term stock ownership position in Bruker Daltonics' common stock, which in turn motivates the recipient to focus on long-term enhancement in stockholder value. Bruker Daltonics' 2000 Stock Plan, administered by the Compensation Committee, is the vehicle for the granting of stock options. Factors reviewed by the Compensation Committee in determining whether to grant options are similar to those considered in determining salaries and bonuses described above. Several other factors, however, including an employee's individual initiative, achievement and performance are also considered by the Compensation Committee. In making specific grants to executives, the Compensation Committee evaluates each officer's total equity compensation package. The Compensation Committee generally reviews the option holdings of each of the executive officers including vesting and exercise price and the then current value of such unvested options. The Compensation Committee considers equity compensation to be an integral part of a competitive executive compensation package, a way to reinforce the individual's commitment to Bruker Daltonics and an important mechanism to align the interests of management with those of Bruker Daltonics' stockholders.

Chief Executive Officer Compensation

        The base salary, annual incentive award and long-term incentive compensation of Frank H. Laukien, Bruker Daltonics' Chief Executive Officer, were determined, for the year ended December 31, 2002, by the Committee based upon the same factors as those employed by the Committee for executive officers generally. Dr. Laukien's base salary, which is subject to annual review and increase by the board of directors of Bruker Daltonics, was $200,000 for the year ended December 31, 2002, an increase of 67% from his base salary of $120,000 for the fiscal year ended December 31, 2001. Dr. Laukien's bonus for the fiscal year ended December 31, 2002 was $140,000. During fiscal 2002, Dr. Laukien was granted options to purchase 104,750 shares of common stock at a weighted-average exercise price of $6.47 per share, 110% of the fair market value of Bruker Daltonics' common stock on the date of the grant. The options have a 48-month term and provide that one-quarter of the options vest on each year on the anniversary of the option grant. Through his ownership of Bruker Daltonics common stock and options to purchase common stock, Dr. Laukien's pecuniary interests are aligned with those of Bruker Daltonics' stockholders.

Section 162(m) Limitation

        Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1,000,000 paid to the Chief Executive Officer and any other of its four most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders.

        The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1,000,000 limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance-based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under Bruker Daltonics' cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, Bruker Daltonics' compensation philosophy and Bruker Daltonics' best interests.

                      COMPENSATION COMMITTEE
                      M. Christopher Canavan, Jr.
                      William A. Linton
                      Richard M. Stein

(1)
The material in this report is not "soliciting material," is not deemed filed with the SEC, and the report is not to be incorporated by reference in any filing of Bruker Daltonics under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE BRUKER DALTONICS AUDIT COMMITTEE (1)

        The Audit Committee of the Board of Directors, which assists the Board of Directors in fulfilling its oversight responsibilities, is comprised of three independent directors, each of whom qualifies as an "independent" director under the current listing standards of the National Association of Securities Dealers. The Audit Committee acts pursuant to a written charter, an amended copy of which is attached to this joint proxy statement/prospectus as Annex F. During the last fiscal year, there were eight (8) meetings of the Audit Committee.

        Management is responsible for Bruker Daltonics' internal controls, the financial reporting process and compliance with laws and regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of Bruker Daltonics' consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee is responsible for overseeing and monitoring these practices. It is not the duty or responsibility of the Audit Committee to conduct auditing or accounting reviews or procedures.

        In this context, the Audit Committee reviewed with Bruker Daltonics' independent auditors, Ernst & Young LLP, among other things, the scope of the audit to be performed, the results of the audit performed and the auditor's fee for the services performed. The Audit Committee reviewed and discussed Bruker Daltonics' audited financial statements with management and with the auditors and reviewed with management various matters related to its internal accounting controls. Management represented to the Audit Committee that Bruker Daltonics' consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about Bruker Daltonics' audited financial statements included the auditors' judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in its financial statements. The Audit Committee also discussed with the auditors other matters required by Statement on Auditing Standards, ("SAS") No. 61 "Communication with Audit Committees", as amended by SAS No. 90, "Audit Committee Communications."

        Bruker Daltonics' auditors provided to the Audit Committee written disclosures required by the Independence Standards Board Standard No. 1 "Independence Discussion with Audit Committees." The Audit Committee discussed with the auditors their independence from Bruker Daltonics and considered the compatibility of non-audit services with the auditor's independence. The audit committee approved all of the services described under the headings "Audit Related Fees" and "Tax Fees" below.

        Fees billed to Bruker Daltonics' by its independent auditors' for fiscal 2001 and 2002 were comprised of the following:

        Audit Fees.    Ernst & Young LLP's fees for its audit of Bruker Daltonics' annual financial statements, its review of the financial statements included in Bruker Daltonics' quarterly reports on Form 10-Q, audits of statutory filings, comfort letter procedures and review of other regulatory filings for 2001 and 2002 were $465,471 and $476,340, respectively.

        Audit-Related Fees.    Ernst & Young LLP billed Bruker Daltonics a total of $3,476 in 2002 for audit-related services, including due diligence performed in connection with a potential acquisition. No such fees were billed in 2001.

        Tax Fees.    Fees for tax services, including tax compliance, tax advice and tax planning, totaled $75,400 in 2001 and $11,039 in 2002.

        All Other Fees.    No other fees were billed by Ernst & Young LLP in 2001 or 2002.

        Based on the Audit Committee's discussion with management and the auditors, and the Audit Committee's review of the representations of management and the report of the auditors to the Audit Committee, the Audit Committee recommended to the Board that that the audited financial statements be included in Bruker Daltonics' Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

                      AUDIT COMMITTEE
                      M. Christopher Canavan, Jr., Chairman
                      Collin J. D'Silva
                      William A. Linton

(1)
The material in this report is not "soliciting material," is not deemed filed with the SEC, and the report is not to be incorporated by reference in any filing of Bruker Daltonics under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

        The audit committee has not yet selected a principal auditor for the current year. In light of the proposed merger between Bruker AXS and Bruker Daltonics, the audit committee is considering and reviewing the qualifications of both the current principal auditor of Bruker AXS and the current principal auditor of Bruker Daltonics. A representative of Ernst & Young LLP is expected to be present at the annual meeting and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

BRUKER DALTONICS STOCK PRICE PERFORMANCE (1)

        The graph below shows the cumulative total stockholder return on Bruker Daltonics common stock over the period from August 4, 2000 (the first trading day of Bruker Daltonics' common stock) to December 31, 2002, as compared with that of the Nasdaq Stock Market Index and the Nasdaq Stocks in the standard industry classification 38, based on an initial investment of $100 in each on August 4, 2000. Total stockholder return is measured by dividing share price change plus dividends, if any, for each period by the share price at the beginning of the respective period and assumes reinvestment of dividends. During fiscal year 2002, Bruker Daltonics paid no dividends. Bruker Daltonics' stock price performance shown in the following graph is not indicative of future stock price performance.

(1)
The material in this graph is not "soliciting material," is not deemed filed with the SEC, and the graph is not to be incorporated by reference in any filing of Bruker Daltonics under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT OF BRUKER DALTONICS

Beneficial Ownership

        The following table sets forth certain information regarding beneficial ownership of Bruker Daltonics' common stock as of May 16, 2003 (i) by each person who is known by Bruker Daltonics to own beneficially more than 5% of the company's common stock, (ii) by each of Bruker Daltonics' directors, (iii) by each Named Executive Officer of Bruker Daltonics, as defined in "BRUKER DALTONICS EXECUTIVE COMPENSATION AND OTHER INFORMATION" and (iv) by all directors and executive officers who served as directors or executive officers at April 28, 2003 as a group. Unless otherwise noted, the address of each beneficial owner is c/o Bruker Daltonics Inc., 40 Manning Road, Billerica, Massachusetts 01821.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Frank H. Laukien (2)	9,124,938	16.7%
John J. Hulburt (3)	13,550	*
Dieter Koch (4)	131,750	*
John Wronka (5)	39,450	*
Ulrich Giessmann (6)	9,700	*
M. Christopher Canavan, Jr. (7) 73 Brook Street Wellesley, Massachusetts 02482	6,293	*
Collin J. D'Silva (8) c/o Transgenomic, Inc. 12325 Emmet Street Omaha, Nebraska 68164	5,393	*
William A. Linton (9) c/o Promega Corporation 2800 Woods Hollow Drive Madison, Wisconsin 53711	5,393	*
Richard M. Stein (10) c/o Nixon Peabody LLP 101 Federal Street Boston, Massachusetts 02110	7,293	*
Bernard Wangler (11) Kriegsstr. 133 76135 Karlsruhe, Germany	5,393	*
All executive officers and directors as a group (14 persons) (12)	9,395,621	17.2%
Dirk D. Laukien (13) 2634 Crescent Ridge Drive The Woodlands, Texas 77381	8,560,000	15.7%
Isolde Laukien 8 Brigham Road Lexington, Massachusetts 02713	8,565,000	15.7%
Joerg Laukien Uhlandstrasse 10 D-76275 Ettlingen-Bruchhausen Germany	8,600,000	15.8%
Marc M. Laukien 8 Crest View Road Bedford, Massachusetts 01730	8,440,000	15.5%

*
less than one percent

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable, or become exercisable within 60 days from the date hereof, are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Percentage ownership is based on 54,550,731 shares of common stock outstanding as of May 16, 2003.

(2)
Includes options to purchase 24,938 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof. Also includes 800,797 shares owned by Robyn Laukien as to which Dr. Laukien has voting power.

(3)
Includes options to purchase 12,350 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(4)
Includes options to purchase 19,950 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof, and 109,800 shares of restricted common stock as to which the restriction lapses after one year.

(5)
Includes options to purchase 7,450 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(6)
Includes options to purchase 7,450 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(7)
Includes options to purchase 5,393 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(8)
Includes options to purchase 5,393 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(9)
Includes options to purchase 5,393 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(10)
Includes options to purchase 5,393 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(11)
Includes options to purchase 5,393 shares of common stock that are currently exercisable, or become exercisable within 60 days of the date hereof.

(12)
Includes 46,468 shares of common stock beneficially owned by four additional officers.

(13)
Includes 30,000 shares of common stock held by the Dirk D. Laukien Trust for Leah Laukien, dated June 1, 2000.

Equity Compensation Plan Information

PLAN CATEGORY	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights at December 31, 2002	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights at December 31, 2002	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) at December 31, 2002
Equity compensation plans approved by security holders	1,367,555	$9.48	852,445
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	1,367,555	$9.48	852,445

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934 requires a company's officers and directors and persons owning more than 10% of the outstanding common stock of the company to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% holders of common stock of a company are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on copies of such forms furnished as provided above, Bruker Daltonics' management believes that through December 31, 2002 all Section 16(a) filing requirements applicable to its officers, directors and owners of greater than 10% of its common stock were complied with except that (i) through inadvertence, two reports on Form 4 relating to multiple sales by Marc Laukien pursuant to a non-discretionary Rule 10b5-1 Sales Plan were not timely filed; (ii) through inadvertence, one report on Form 4 relating to multiple sales by Isolde Laukien pursuant to a non-discretionary Rule 10b5-1 Sales Plan was not timely filed; (iii) through inadvertence, one report on Form 4 relating to one transaction by Dirk Laukien pursuant to a non-discretionary Rule 10b5-1 Sales Plan was not timely filed; and (iv) through inadvertence, one report on Form 4 relating to one transaction by Frank H. Laukien was not timely filed. Beneficial ownership of these shares was subsequently reported on Forms 4 and Forms 5.

LEGAL MATTERS

        The validity of the Bruker Daltonics common stock to be issued to Bruker AXS stockholders in the merger will be passed upon by Nixon Peabody LLP. Richard M. Stein, a partner of Nixon Peabody LLP, is a director of Bruker Daltonics and has served as Secretary for both Bruker Daltonics and Bruker AXS.

        Gray Cary Ware & Friedenrich LLP, special counsel to the special committee of Bruker AXS, and Dewey Ballantine LLP, special counsel to the special committee of Bruker Daltonics, will pass upon the qualification of the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

EXPERTS

        The consolidated financial statements of Bruker Daltonics Inc. at December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, included in the Proxy Statement of Bruker Daltonics Inc., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The financial statements of Bruker AXS Inc. as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

OTHER MATTERS

        Neither Bruker Daltonics nor Bruker AXS presently intends to bring any matters other than those described in this document before its special meeting. Further, neither Bruker Daltonics nor Bruker AXS has any knowledge of any other matters that may be introduced by other persons. If any other matters do properly come before either company's special meeting or any adjournment or postponement of either company's special meeting, the persons named in the enclosed proxy forms of

Bruker Daltonics or Bruker AXS, as applicable, will vote the proxies in keeping with their judgment on such matters.

STOCKHOLDER PROPOSALS

        Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

        Bruker AXS.    Bruker AXS will hold an annual meeting in the year 2003 only if the proposed merger with Bruker Daltonics is not completed. If the annual meeting is held, stockholder proposals complying with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended, will be eligible for inclusion in Bruker AXS' proxy statement relating to the 2004 annual meeting of Bruker AXS' stockholders if the stockholder proposals are received no later than November 17, 2003. Additionally, under Bruker AXS' by-laws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the board of directors of Bruker AXS or by a stockholder entitled to vote who has delivered notice to Bruker AXS (containing certain information specified in the by-laws) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year's annual meeting. All stockholder proposals should be marked for the attention of Corporate Secretary, Bruker AXS Inc., 5465 East Cheryl Parkway, Madison, Wisconsin 53711.

        Bruker Daltonics.    Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of Bruker Daltonics' stockholders in 2004 may do so by following the procedures set forth in Rule 14a-8 of the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, stockholder proposals must be received by Bruker Daltonics no later than November 17, 2003. Additionally, under Bruker Daltonics' by-laws, no business may be brought before an annual meeting unless it is specified in the notice of meeting by or at the direction of the board of directors of Bruker Daltonics or by a stockholder entitled to vote who has delivered notice to Bruker Daltonics (containing certain information specified in the by-laws) not less than 90 or more than 120 days prior to the first anniversary of the preceding year's annual meeting. All stockholder proposals should be marked for the attention of the Secretary of Bruker Daltonics at 40 Manning Park, Billerica, Massachusetts 01821.

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza
Room 1200
450 Fifth Street, N.W.
Washington, D.C. 20549
(202) 942-8090

        Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at l-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements and other information regarding each of us. The address of the SEC website is http://www.sec.gov.

        Bruker Daltonics has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to the Bruker Daltonics stock to be issued in the merger. This joint proxy statement/prospectus constitutes the prospectus of Bruker Daltonics filed as part of the registration statement. The registration statement and its exhibits are available for inspection and copying as set forth above.

        If you have any questions about the merger, please call either Bruker Daltonics Investor Relations at 978-663-3660, ext. 1411 or Bruker AXS Investor Relations at 608-276-3045.

        This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this joint proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this joint proxy statement/prospectus nor any distribution of securities pursuant to this joint proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this joint proxy statement/prospectus by reference or in our affairs since the date of this joint proxy statement/prospectus. The information contained in this joint proxy statement/prospectus with respect to Bruker Daltonics was provided by Bruker Daltonics and the information contained in this joint proxy statement/prospectus with respect to Bruker AXS was provided by Bruker AXS.

INDEX TO FINANCIAL STATEMENTS

Bruker Daltonics Inc.:
Unaudited Financial Information
Consolidated Condensed Balance Sheets as of March 31, 2003 and December 31, 2002 (Unaudited)	F-2
Consolidated Condensed Statements of Operations for the three months ended March 31, 2003 and March 31, 2002 (Unaudited)	F-3
Consolidated Condensed Statements of Cash Flows for the three months ended March 31, 2003 and March 31, 2002 (Unaudited)	F-4
Notes to Consolidated Condensed Financial Statements (Unaudited)	F-5
Audited Financial Information
Report of Independent Auditors	F-10
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-11
Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000	F-12
Consolidated Statements of Stockholders' Equity for the years ended December 31, 2002, 2001 and 2000	F-13
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000	F-14
Notes to Financial Statements	F-15
Bruker AXS Inc.:
Unaudited Financial Information
Consolidated Condensed Balance Sheets as of March 31, 2003 and December 31, 2002 (Unaudited)	F-31
Consolidated Condensed Statements of Operations for the three months ended March 31, 2003 and March 31, 2002 (Unaudited)	F-32
Consolidated Condensed Statements of Cash Flows for the three months ended March 31, 2003 and March 31, 2002 (Unaudited)	F-33
Notes to Consolidated Condensed Financial Statements (Unaudited)	F-34
Audited Financial Information
Report of Independent Accountants	F-41
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-42
Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000	F-43
Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) for the years ended December 31, 2002, 2001 and 2000	F-44
Consolidated Statements of Cash Flows for the years ended December 31, 2002, 2001 and 2000	F-45
Notes to Financial Statements	F-46

 Bruker Daltonics Inc.

Consolidated Condensed Balance Sheets

(in thousands, except per share amounts)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$48,971	$46,911
Accounts receivable, net	28,983	27,182
Inventories	69,561	67,706
Other assets	5,131	3,675

Total current assets	152,646	145,474
Property, plant and equipment, net	53,635	52,543
Intangible and other assets	5,251	5,085

Total assets	$211,532	$203,102

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term bank borrowings	$21,054	$15,357
Accounts payable and accrued expenses	21,897	19,411
Other liabilities	22,251	23,412

Total current liabilities	65,202	58,180
Long-term debt	8,439	8,038
Other long term liabilities	11,178	10,506
Common stock, $0.01 par value, authorized 100,000,000 shares, issued 55,007,931 shares in 2003 and 2002	550	550
Other stockholders' equity	126,163	125,828

Total stockholders' equity	126,713	126,378

Total liabilities and stockholders' equity	$211,532	$203,102

See accompanying notes.

 Bruker Daltonics Inc.

Consolidated Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Product revenue	$34,060	$25,674
Other revenue	45	109

Net revenue	34,105	25,783
Costs and operating expenses:
Cost of product revenue	16,834	12,075
Selling, general and administrative	9,548	7,857
Research and development	6,304	4,503
Merger related costs	1,910	—

Total costs and operating expenses	34,596	24,435

Operating (loss) income	(491)	1,348
Interest and other (expense) income, net	(86)	220

(Loss) income before provision for income taxes	(577)	1,568
Provision for income taxes	503	627

Net (loss) income	$(1,080)	$941

Net (loss) income per share—basic and diluted	$(0.02)	$0.02

See accompanying notes.

 Bruker Daltonics Inc.

Consolidated Condensed Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Net cash used in operating activities	$(3,975)	$(3,210)
Investing activities
Purchases of property and equipment	(1,121)	(3,509)
Redemption of short-term investments	5,227	2,000
Purchase of short-term investments	(266)	(309)

Net cash provided by (used in) investing activities	3,840	(1,818)
Financing activities
Proceeds from issuance of common stock	—	32
Proceeds from short-term borrowings	5,541	3,111
Advances from affiliated companies	1,495	247

Net cash provided by financing activities	7,036	3,390
Effect of exchange rate changes	120	—

Net change in cash and cash equivalents	7,021	(1,638)
Cash and cash equivalents at beginning of period	32,160	8,381

Cash and cash equivalents at end of period	$39,181	$6,743

See accompanying notes.

 Bruker Daltonics Inc.

Notes to Consolidated Condensed Financial Statements

1.    Description of Business

        Bruker Daltonics Inc. and its wholly-owned subsidiaries (the "Company") design, manufacture and market proprietary life science systems based on mass spectrometry core technology platforms. The Company also sells a broad range of field analytical systems for substance detection and pathogen identification. The Company maintains major technical centers in Europe, North America and Japan. Bruker Daltonics allocates substantial capital and resources to research and development and is party to various collaborations and strategic alliances. The Company's diverse customer base includes pharmaceutical companies, biotechnology companies, proteomics companies, academic institutions and government agencies.

        The financial statements represent the consolidated accounts of Bruker Daltonics Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated condensed financial statements as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The balance sheet at December 31, 2002 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

        For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002.

2.    Inventories

        The components of inventories were as follows (in thousands):

	March 31, 2003	December 31, 2002
	(Unaudited)
Raw materials	$18,582	$16,824
Work-in-process	23,290	22,025
Finished goods	27,689	28,857

	$69,561	$67,706

3.    Warranty Costs

        The Company generally provides a one year parts and labor warranty with the purchase of equipment. The anticipated cost for this one year warranty is accrued upon recognition of the sale and is included as a current liability on the accompanying balance sheets. To the extent the Company experiences increased warranty claim activity or increased costs associated with servicing those claims, its warranty accrual will increase resulting in a decreased gross profit.

        Changes in our accrued warranty liability during the period were as follows:

March 31, 2003
(in thousands)	(Unaudited)
Balance, beginning of period	$3,119
Warranties issued during period	1,022
Settlements made during period	(849)

Balance, end of period	$3,292

4.    Restructuring Charge

        The Company recorded a restructuring charge during the three months ended June 30, 2002 of approximately $1.5 million related to a workforce reduction of approximately 50 employees. The charge consisted primarily of employee severance, professional fees and outplacement services. During the third and fourth quarters of 2002, the Company recorded a credit of approximately $1.0 million against this reserve to reflect a revised estimate for the actual employee severance costs. This credit is reflected in the December 31, 2002 statement of operations under the heading of Special charges (credits). As of December 31, 2002 a total of $300,000 had been paid and an accrual of $200,000 remained in accrued expenses for the 27 employees affected by the workforce reduction. During the first quarter of 2003, the Company paid an additional $140,000 for the workforce reduction leaving an approximately $60,000 balance in accrued expenses as of March 31, 2003.

March 31, 2003
(in thousands)	(Unaudited)
Balance, beginning of period	$200
New charges	—
Cash payments	(140)
Other adjustments	—

Balance, end of period	$60

        The Company could incur additional restructuring charges during 2003 due to the potential merger with Bruker AXS Inc. See footnote 10 for further explanation. The merger is expected to close during the summer of 2003. Future restructuring costs, however, cannot be reasonably estimated at this time.

5.    Stock Compensation Arrangements

        The Company accounts for its stock compensation arrangements under the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock

Compensation." The Company has adopted the disclosure-only provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation." Any compensation cost on fixed awards with pro rata vesting is recognized on a straight-line basis over the award's vesting period.

        If the Company had elected to recognize compensation expense for the granting of options under stock option plans based on the fair values at the grant dates consistent with the methodology prescribed by Statement No. 123, net (loss) income and net (loss) income per share for the periods ended March 31, 2003 and 2002 would have been reported as the following pro forma amounts:

	Three Months Ended
	March 31, 2003	March 31, 2002
(in thousands (except per share data))
Net (loss) income, as reported	$(1,080)	$941
Pro forma charge to earnings	(344)	(334)

Pro forma net (loss) income	$(1,424)	$607

(Loss) earnings per common share:
Basic and diluted, as reported	$(0.02)	$0.02
Basic and diluted, pro forma	$(0.03)	$0.01

6.    Earnings Per Share

        Basic earnings per share is calculated by dividing net earnings by the weighted-average number of common shares outstanding during the period. The diluted earnings per share computation includes the effect of shares which would be issuable upon the exercise of outstanding stock options, reduced by the number of shares which are assumed to be purchased by the Company from the resulting proceeds at the average market price during the period.

        The following table sets forth the computation of basic and diluted average shares outstanding for the periods indicated.

	Three Months Ended March 31,
	2003	2002
(in thousands)
Average shares outstanding—basic	54,551	54,883
Net effect of dilutive stock options—based on treasury stock method	—	272

Average shares outstanding—diluted	54,551	55,155

7.    Comprehensive Income (Loss)

        Total comprehensive income (loss), consisting of net (loss) income and the change in the accumulated foreign currency translation adjustment, was $0.3 million for the three months ended March 31, 2003, and $(0.3) million for the three months ended March 31, 2002.

8.    Contingencies

        The Company incurred a special charge during the fourth quarter of 2002 in connection with a contract its German and Swiss subsidiaries have with the U.K. Ministry of Defense ("MOD"). The charge consisted of an additional reserve in the amount of $700,000, which represents the projected further increase in cost for rework and retesting on the contract due to various technical problems associated with meeting the contract requirements. The Company previously incurred a charge on this same contract in the fourth quarter of 2000, as the Company was required to make considerable design changes to our product at that time, and this increased the cost of contract performance. This earlier reserve from the fourth quarter of 2000 is still on the Company's books at $800,000.

        As the Company previously reported during the third quarter of 2001, the Company also has a reserve of $1.7 million for the possible imposition of liquidated damages pursuant to this contract. The Company strongly disputes the applicability of liquidated damages and believes that the Company is owed additional development funding by the U.K. MOD. The Company's German and Swiss subsidiaries are making strong efforts to deliver product which is deemed acceptable by the U.K. MOD, and further tests are currently occurring under the auspices of the MOD. Management will continue to monitor the situation closely.

        The Company's Swiss and German subsidiaries have now delivered product which meets the specifications of the contract. Subsequent to the end of the first quarter of 2003, the Company reached an agreement with the Ministry of Defense regarding the possible imposition of liquidated damages pursuant to the contract. The Ministry of Defense has agreed not to pursue any further claims for liquidated damages, other than those previously paid, pursuant to the contract and the Company has agreed not to pursue its claims for the recovery of additional research and development expenses incurred in connection with the contract.

        Other lawsuits, claims and proceedings of a nature considered normal to its businesses may be pending from time to time against the Company. The Company believes the outcome of these proceedings, if any, will not have a material impact on the Company's financial position or results of operations.

9.    New Accounting Pronouncements

        In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which is effective for exit or disposal activities that are initiated after December 31, 2002. Statement No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Statement No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured at fair value when the liability is incurred rather than at the date of an entity's commitment to an exit or disposal plan. The Company adopted the provisions of Statement No. 146 effective January 1, 2003. Statement No. 146 will not impact the accounting for any restructuring plan approved and announced as of December 31, 2002; however, the pronouncement will impact the accounting for any future exit or disposal activities.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires a liability to be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Additional disclosures about guarantee agreements are also required in the interim and annual financial statements. The disclosure provisions of Interpretation No. 45 are effective for the Company as of December 31, 2002. The provisions for initial recognition and measurement of guarantee agreements are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company does not expect the recognition provisions of Interpretation No. 45 to materially impact its consolidated financial statements.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is currently evaluating the effect that the adoption of FIN 46 will have on the results of operations and financial condition.

10.    Significant Changes and Subsequent Events

        On April 4, 2003, the Company and Bruker AXS Inc. entered into a definitive merger agreement intended to form a leading tools supplier for life science and materials research, with an emphasis on advancing proteomics. The agreement was signed following the unanimous approval of the Board of Directors of each company as well as the unanimous recommendations of independent Special Committees of both companies' boards.

        In the merger, which must be approved by the stockholders of both Bruker AXS and the Company, each outstanding share of common stock of Bruker AXS will be converted into the right to receive, at the election of the holder, either 0.63 of a share of Bruker Daltonics common stock or consideration designed to be of substantially equivalent value, payable 75% in Bruker Daltonics common stock and 25% in cash. Outstanding shares of Bruker Daltonics common stock will not be changed in the merger.

        The merger is expected to close during the summer of 2003. Additional information regarding the proposed merger can be found in the Company's registration statement on Form S-4, initially filed with the SEC on May 1, 2003.

Report of Independent Auditors

The Board of Directors and Shareholders

Bruker Daltonics Inc.

        We have audited the accompanying consolidated balance sheets of Bruker Daltonics Inc. (the Company) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index at Item 21. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Bruker Daltonics Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP
Boston, Massachusetts February 19, 2003

BRUKER DALTONICS INC.

CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except for share data)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$32,160	$8,381
Short-term investments	14,751	61,750
Accounts receivable, less allowances for doubtful accounts of $373 in 2002 and $136 in 2001	27,182	16,203
Inventories	67,706	47,531
Other assets	3,675	5,057

Total current assets	145,474	138,922

Property, plant and equipment, net	52,543	37,252
Intangible and other assets	3,410	1,595
Investments in other companies	1,675	11,305

Total assets	$203,102	$189,074

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term bank borrowings	$15,357	$3,885
Accounts payable	9,583	9,872
Due to affiliated companies	1,790	731
Accrued expenses	8,038	5,124
Customer deposits	18,243	14,885
Warranty reserves	3,119	3,019
Income taxes payable	2,050	1,806

Total current liabilities	58,180	39,322

Deferred revenue	1,248	675
Long-term debt	8,038	11,323
Deferred income tax liabilities	7,476	7,717
Contingent liabilities	1,782	2,490
Stockholders' equity:
Common stock, $0.01 par value, authorized 100,000,000 shares, issued and outstanding 55,007,931 shares in 2002 and 54,881,436 shares in 2001	550	549
Additional paid-in capital	120,288	119,668
Retained earnings	6,099	12,299
Accumulated other comprehensive (loss) income	1,773	(4,969)
Treasury stock at cost, 457,200 shares at December 31, 2002 and no shares at December 31, 2001	(2,332)	—

Total stockholders' equity	126,378	127,547

Total liabilities and stockholders' equity	$203,102	$189,074

The accompanying notes are an integral part of these statements.

BRUKER DALTONICS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except per share data)

	Year Ended December 31,
	2002	2001	2000
Product revenue	$116,150	$91,765	$74,772
Other revenue	218	926	1,830

Net revenue	116,368	92,691	76,602
Costs and operating expenses:
Cost of product revenue	55,872	43,588	35,587
Sales and marketing	26,806	21,711	13,806
General and administrative	7,009	6,007	5,057
Research and development	20,734	18,468	20,033
Special charges (credit)	202	(356)	1,385

Total costs and operating expenses	110,623	89,418	75,868

Operating income from continuing operations	5,745	3,273	734
Other expense, net	(10,064)	(17)	(208)
Interest income, net	182	2,750	1,794

(Loss) income from continuing operations before provision for income taxes	(4,137)	6,006	2,320
Provision for income taxes	2,063	2,369	254

(Loss) income from continuing operations	(6,200)	3,637	2,066
Income from discontinued operations, net of income taxes	—	—	184

Net (loss) income	$(6,200)	$3,637	$2,250

Net (loss) income per share—basic and diluted:
Income (loss) from continuing operations	$(0.11)	$0.07	$0.04
Income from discontinued operations, net of income taxes	—	—	—

Net (loss) income per share	$(0.11)	$0.07	$0.04
Shares used in computing net (loss) income per share—basic	54,812	54,825	49,269
Shares used in computing net (loss) income per share—diluted	54,812	55,178	49,922

The accompanying notes are an integral part of these statements.

BRUKER DALTONICS INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(amounts in thousands)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Treasury Stock	Total Stockholders' Equity
Balance as of December 31, 1999	$455	$6,045	$6,412	$(2,854)	$—	$10,058
Initial public offering proceeds, net of issuance costs	92	109,596	—	—	—	109,688
Issuance of common stock on acquisition of investment in other companies	1	2,192	—	—	—	2,193
Compensation expense related to stock options issued to non-employees	—	181	—	—	—	181
Comprehensive income:
Foreign currency translation adjustment	—	—	—	(198)	—	(198)
Net income	—	—	2,250	—	—	2,250

Net comprehensive income	—	—	—	—	—	2,052

Balance as of December 31, 2000	$548	$118,014	$8,662	$(3,052)	$—	$124,172

Issuance of common stock on acquisition of investment in other companies	1	1,037	—	—	—	1,038
Compensation expense related to stock options issued to non-employees	—	238	—	—	—	238
Stock options exercised	—	227	—	—	—	227
Tax benefit of stock options exercised	—	152	—	—	—	152
Comprehensive income:
Foreign currency translation adjustment	—	—	—	(1,976)	—	(1,976)
Unrealized gain on short-term investments	—	—	—	59	—	59
Net income	—	—	3,637	—	—	3,637
Net comprehensive income	—	—	—	—	—	1,720

Balance as of December 31, 2001	$549	$119,668	$12,299	$(4,969)	$—	$127,547

Issuance of common stock due to an acquisition of minority interest	1	592	—	—	—	593
Compensation income related to stock options issued to non-employees	—	(39)	—	—	—	(39)
Stock options exercised	—	57	—	—	—	57
Tax benefit of stock options exercised	—	10	—	—	—	10
Treasury stock purchases	—	—	—	—	(2,332)	(2,332)
Comprehensive income:
Foreign currency translation adjustment	—	—	—	6,762	—	6,762
Unrealized loss on short-term investments	—	—	—	(20)	—	(20)
Net loss	—	—	(6,200)	—	—	(6,200)

Net comprehensive income	—	—	—	—	—	542

Balance as of December 31, 2002	$550	$120,288	$6,099	$1,773	$(2,332)	$126,378

The accompanying notes are an integral part of these statements.

BRUKER DALTONICS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollar amounts are in thousands)

	Year ended December 31,
	2002	2001	2000
Operating activities:
Income (loss) from continuing operations	$(6,200)	$3,637	$2,066
Adjustments to reconcile income (loss) from continuing operations to net cash used in continuing operations:
Depreciation and amortization	8,195	6,040	4,145
Deferred income taxes	(1,601)	249	(3,340)
Special charges (credit)	346	(356)	1,082
Write-downs of investments in other companies	9,638	—	—
Provision for bad debt	527	—	—
Stock option compensation	(39)	238	181
Changes in operating assets and liabilities:
Accounts receivable	(8,960)	(5,908)	499
Inventories	(14,857)	(15,287)	(13,028)
Other assets	1,088	(3,062)	(1,148)
Accounts payable and accrued expenses	(413)	3,032	1,739
Warranty reserves	(271)	(159)	(1,095)
Contingent liabilities	(115)	(1,064)	(1,219)
Income taxes payable	1,479	(996)	2,632
Deferred revenue	540	314	(22)
Customer deposits	(747)	1,847	7,237

Net cash used in continuing operations	(11,390)	(11,475)	(271)
Net cash provided by discontinued operations	—	—	69

Net cash used in operating activities	(11,390)	(11,475)	(202)
Investing activities:
Purchases of property and equipment	(15,916)	(17,595)	(5,581)
Purchase of short-term investments	(785)	(3,235)	(92,394)
Redemption of short-term investments	47,764	14,438	19,500
Acquisition of business and minority interest, net of cash acquired	(593)	—	22
Investments in other companies	—	(1,000)	(7,075)

Net cash provided by (used in) investing activities	30,470	(7,392)	(85,528)
Financing activities:
Proceeds from short-term borrowings	9,538	4,742	2,510
Payments on short-term borrowings	(4,544)	(797)	(4,833)
Advances from (payments to) affiliated companies	813	2,223	(2,523)
Issuance of common stock, net of issuance cost	57	227	109,688
Purchase of treasury stock	(2,332)	—	—

Net cash provided by financing activities	3,532	6,395	104,842
Effect of exchange rate changes	1,167	(882)	180

Net change in cash and cash equivalents	23,779	(13,354)	19,292
Cash and cash equivalents at beginning of period	8,381	21,735	2,443

Cash and cash equivalents at end of period	$32,160	$8,381	$21,735
Supplemental cash flow information:
Cash paid for interest	$1,183	$871	$610
Cash paid for taxes	2,931	5,920	202
Non-cash financing activities:
Issuance of common stock for investments in other companies	—	1,098	2,193
Issuance of common stock for acquisition of minority interest	593	—	—

The accompanying notes are an integral part of these statements.

BRUKER DALTONICS INC. NOTES TO FINANCIAL STATEMENTS

1.     Description of Business

        Bruker Daltonics Inc. and its wholly-owned subsidiaries (the "Company") design, manufacture and market proprietary life science systems based on their mass spectrometry core technology platforms. The Company also sells a broad range of field analytical systems for substance detection and pathogen identification. The Company maintains major technical centers in Europe, North America and Japan. The Company allocates substantial capital and resources to research and development and is party to various collaborations and strategic alliances. The Company's diverse customer base includes pharmaceutical companies, biotechnology companies, proteomic companies, academic institutions and government agencies.

        These financial statements include the accounts of Bruker Daltonics Inc., and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

2.     Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying footnotes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with original maturities of 90 days or less at date of purchase to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair market value at year end.

Short-Term Investments

        The Company accounts for its short-term investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's investments, which are carried at fair value, consist of funds comprised of short-term money market and bond instruments and have been classified as available-for-sale at December 31, 2002 and 2001. At December 31, 2002, 2001 and 2000, there were $90,000, $0 and $0 realized losses, respectively, and no realized gains. The basis for the cost of securities sold was determined by the specific identification method.

Concentration of Credit Risk

        Financial instruments which subject the Company to credit risk consist of cash and cash equivalents, short-term investments and accounts receivables. The risk with respect to cash and cash equivalents and short-term investments is minimized by the Company's policy of investing in short-term financial instruments issued by highly-rated financial institutions. The risk with respect to accounts receivable is minimized by the credit worthiness of the Company's customers. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Credit losses have been within management's expectations. For the years ended December 31, 2002, 2001 and 2000, two customers accounted for an aggregate of 17%, 17% and 11%, respectively, of the Company's product revenue. Accounts receivables for these two customers accounted for an aggregate of 14% and 10% of total receivables as of December 31, 2002 and 2001.

Inventories

        Inventories are stated at the lower of cost or market with cost determined by the first-in, first-out, ("FIFO") method. An allowance for excess and obsolete inventory is maintained to reflect the expected un-saleable or un-refundable inventory based on an evaluation of slow moving products.

        Inventories include demonstration equipment which the Company offers for sale to current and potential customers. The Company amortizes its demonstration equipment on a straight-line basis over a three year period. Amortization expense for demonstration equipment was approximately $3.9 million, $1.8 million and $952,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Property, Plant and Equipment

        Property, plant and equipment which includes land, buildings, machinery and equipment, furniture and fixtures and leasehold improvements are recorded at cost and are being depreciated on a straight-line basis over the estimated useful lives as follows:

Buildings	25–39 years
Machinery and equipment	5–10 years
Furniture and fixtures	3–5 years
Leasehold improvements	Shorter of 15 years or the life of the lease

Software Costs

        Purchased software is capitalized at cost and is amortized over the estimated useful life, generally three years. Software developed for use in the Company's products is expensed as incurred and is classified as research and development expense.

Intangible and Other Assets

        Intangible and other assets consist principally of patents and licenses. Patents, patent applications and rights are recorded at acquisition cost and are amortized using the straight-line method over the legal lives of the patents, generally for periods ranging up to ten years. Accumulated amortization of these assets was approximately $2.0 million and $1.4 million as of December 31, 2002 and 2001, respectively.

Investments in Other Companies

        Investment in other companies consists of equity securities of privately-held companies accounted for under the cost method. The Company's ownership interest in each of these companies is less than 20%. We periodically evaluate the carrying value of these investments for potential impairment. If our evaluation identifies an impairment that we deem to be other than temporary, the investments are written down to their estimated fair value through a charge to current earnings.

Long-lived Assets

        The Company reviews long-lived assets for impairment, in accordance with Statement of Financial Accounting Standard (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144"). If facts and circumstances indicate that the Company's long-lived assets might be impaired, the estimated future undiscounted cash flows associated with the long-lived asset would be compared to its carrying amount to determine if a write-down to fair value is necessary. If a write-down is required, the amount is determined by estimation of the present value of net discounted cash flows in accordance with FAS 144. To date, no such indicators of impairment have been identified.

Warranty Costs

        The Company generally provides a one year parts and labor warranty with the purchase of equipment. The anticipated cost for this one year warranty is accrued upon recognition of the sale and is included as a current liability on the accompanying balance sheets. To the extent the Company experiences increased warranty claim activity or increased costs associated with servicing those claims, its warranty accrual will increase resulting in a decreased gross profit.

        Changes in our product liability during the period are as follows (in thousands):

Balance, beginning of period	$3,019
Warranties issued during period	3,172
Settlements made during period	(3,072)

Balance, end of period	$3,119

Contingencies

        The Company is subject to proceedings, lawsuits and other claims related to patents, product and other matters. The Company assesses the likelihood of any adverse judgments or outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies are made after careful analysis of each individual issue. The required reserves may change in the future due to new developments in each matter or changes in approach such as a change in settlement strategy in dealing with these matters.

        The Company records charges for the costs it anticipates incurring in connection with litigation and claims against the Company when management can reasonably estimate these costs.

Customer Deposits

        Under the terms and conditions of contracts with certain customers, the Company may require an advance deposit. These deposit amounts are recorded as a liability until revenue is recognized against the specific contract at time of acceptance of the system.

Earnings Per Share

        Basic earnings per share is calculated by dividing net earnings by the weighted-average number of common shares outstanding during the period. Diluted earnings per share computation includes the effect of shares which would be issuable upon the exercise of outstanding stock options, reduced by the number of shares which are assumed to be purchased by the Company from the resulting proceeds at the average market price during the period.

Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, amounts due from/to affiliated companies and long-term debt. The carrying amounts of the Company's cash and cash equivalents, short-term investments, accounts receivable, accounts payable and amounts due from/to affiliated companies approximate fair value due to their short-term nature. The fair value of long-term debt is estimated based on current interest rates offered to the Company for financing arrangements with similar maturities. The recorded value of these financial instruments approximate their fair value at December 31, 2002 and 2001.

Foreign Currency Translation

        In accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation," all balance sheet accounts of foreign subsidiaries are translated into United States dollars at the current exchange rate, and income statement items are translated at the average exchange rate for the period; resulting translation adjustments are made directly to accumulated other comprehensive income (loss) in stockholders' equity. Realized exchange gains and losses on foreign currency transactions included in other income (expenses) were losses of approximately $379,000 in 2002 and $113,000 in 2001 and gains of $332,000 in 2000.

Revenue Recognition

        Revenue is recognized from system sales, including hardware with embedded software, when a product is accepted by the customer, except when sold through an independent distributor, a strategic distribution partner or an unconsolidated Bruker affiliated distributor which assumes responsibility for installation, in which case the system sale is recognized when the products are shipped to the distributor and title has transferred to the distributor. The Company's distributors do not have price protection rights or rights to return; however, the Company's products are warranted to be free from defect for a period of, typically, one year. Revenue from accessories and parts is recognized upon shipment, and revenue from services when performed.

        The Company also offers to its customers warranty and service agreements extending beyond the initial year of warranty for a fee. These fees are recorded as deferred revenue and amortized into revenue over the life of the agreements.

        Other revenues, which are principally comprised of research and development grants, are recognized as grant work is performed.

        The Company believes that its revenue recognition policies comply with SEC Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" and with the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, "Software Revenue Recognition."

Shipping and Handling Costs

        The Company records costs incurred in connection with shipping and handling products as marketing and selling expenses. Amounts billed to customers in connection with these costs are included in revenues. Shipping and handling costs were $1.1 million,, $1.0 million and $700,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Advertising Costs

        Advertising costs are expensed as incurred. Advertising expenses included in sales and marketing were approximately $1.0 million, $958,000 and $793,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Income Taxes

        The Company provides for income taxes under the liability method prescribed by SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Stock Compensation Arrangements

        The Company accounts for its stock compensation arrangements under the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and FASB Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation." The Company has adopted the disclosure-only provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation." Any compensation cost on fixed awards with pro rata vesting is recognized on a straight-line basis over the award's vesting period.

        If the Company had elected to recognize compensation expense for the granting of options under stock option plans based on the fair values at the grant dates consistent with the methodology prescribed by Statement No. 123, net (loss) income and net (loss) income per share for the years ended December 31, 2002, 2001 and 2000 would have been reported as the following pro forma amounts:

	2002	2001	2000
	In thousands (except per share data)
Net (loss) income	$(6,200)	$3,637	$2,250
Pro forma charge to earnings	(323)	(315)	(161)
Pro forma net (loss) income	$(6,523)	$3,322	$2,089
Pro forma (loss) earnings per common share:
Basic	$(0.12)	$0.06	$0.04
Diluted	$(0.12)	$0.06	$0.04

Accounting Developments

        In June 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which is effective for exit or disposal activities that are initiated after December 31, 2002. Statement No. 146 nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Statement No. 146 requires that a liability for costs associated with an exit or disposal activity be recognized and measured at fair value when the liability is incurred rather than at the date of an entity's commitment to an exit or disposal plan. The Company adopted the provisions of Statement No. 146 effective January 1, 2003. Statement No. 146 will not impact the accounting for any restructuring plan approved and announced as of December 31, 2002; however, the pronouncement will impact the accounting for any future exit or disposal activities.

        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires a liability to be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Additional disclosures about guarantee agreements are also required in the interim and annual financial statements. The disclosure provisions of Interpretation No. 45 are effective for the Company as of December 31, 2002. The provisions for initial recognition and measurement of guarantee agreements are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company does not expect the recognition provisions of Interpretation No. 45 to materially impact its consolidated financial statements.

        In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure." Statement No. 148 amends Statement No. 123, to provide alternative methods of transition to Statement No. 123's fair value method of accounting for stock-based employee compensation. Statement No. 148 also amends the disclosure provisions of Statement No. 123 and APB Opinion No. 28, "Interim Financial Reporting", to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-

based employee compensation on reported net income and earnings per share in annual and interim financial statements. The Company has adopted the disclosure provisions of Statement No. 148.

        In January 2003, the FASB issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company is currently evaluating the effect that the adoption of FIN 46 will have on the results of operations and financial condition.

Reclassifications

        Certain prior period amounts in the accompanying consolidated financial statements have been reclassified to conform to the 2002 presentation.

3.     Investments in Other Companies

GeneProt, Inc.

        In November 2000, the Company acquired 909,091 shares of Series B Preferred Stock of GeneProt, Inc. in exchange for $7.0 million in cash and 79,218 shares of the Company's common stock. The acquired securities are included in investments in other companies and are accounted for under the cost method. Due to the uncertain outlook of GeneProt, we concluded that the investment has suffered an impairment that was deemed to be other than temporary. As such, we recorded an $8.3 million charge to earnings in 2002 to write our investment in GeneProt down to the estimated fair market value.

Affinium Pharmaceuticals, Inc

        In March 2001, the Company acquired 369,004 shares of Series IIA Preferred Stock of Affinium Pharmaceuticals, Inc. (formerly Integrative Proteomics, Inc.) in exchange for $500,005 in cash and 28,425 shares of the Company's common stock. The acquired securities are included in investments in other companies and are accounted for under the cost method. Due to the uncertain outlook of Affinium Pharmaceuticals, we concluded that the investment has suffered an impairment that was deemed to be other than temporary. As such, we recorded a $603,000 charge to earnings in 2002 to write our investment in Affinium Pharmaceuticals down to the estimated fair market value.

GeneFormatics, Inc.

        In October 2001, the Company acquired 333,334 shares of Series C Preferred Stock of GeneFormatics, Inc. in exchange for $500,013 in cash and 30,693 shares of the Company's common stock. The acquired securities are included in investments in other companies and are accounted for under the cost method. Due to the uncertain outlook of GeneFormatics, we concluded that the investment has suffered an impairment that was deemed to be other than temporary. As such, we recorded a $721,000 charge to earnings in 2002 to write our investment in GeneFormatics down to the estimated fair market value.

4.     Inventories

        The components of inventories were as follows:

	December 31,
	2002	2001
	(in thousands)
Raw materials	$16,824	$13,790
Work-in-process	22,025	16,942
Finished goods	28,857	16,799

	$67,706	$47,531

5.     Property, Plant and Equipment

        Property, plant and equipment consisted of the following:

	December 31,
	2002	2001
	(in thousands)
Land	$2,902	$2,604
Construction in progress	—	6,664
Buildings	51,958	25,872
Office furniture, machinery and equipment	28,672	24,525
Leasehold improvements	83	42

	83,615	59,707
Less accumulated depreciation and amortization	(31,072)	(22,455)

	$52,543	$37,252

        Depreciation expense for the years ended December 31, 2002, 2001 and 2000 was approximately $4.2 million, $3.9 million and $3.2 million, respectively. Amortization of leasehold improvements is included with depreciation in the accompanying financial statements.

6.     Income Taxes

        The components of (loss) income from continuing operations before provision for income taxes consisted of the following:

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
United States	$(9,448)	$216	$(24)
Foreign	5,311	5,790	2,344

	$(4,137)	$6,006	$2,320

        Significant components of the provision for income taxes were as follows:

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Current:
Federal	$—	$422	$—
State	51	100	3
Foreign	3,613	1,602	3,591

	3,664	2,124	3,594

Deferred:
Federal	(6)	(549)	(792)
State	6	(10)	(146)
Foreign	(1,601)	804	(2,402)

	(1,601)	245	(3,340)

Total provision for income taxes	$2,063	$2,369	$254

        The reconciliation of income tax computed at the United States federal statutory tax rate to income tax expense for the years ended December 31, 2002, 2001 and 2000 was as follows:

	Year Ended December 31,
	2002	2001	2000
	(in thousands)
Income tax at statutory rate	34.0%	34.0%	34.0%
Add (deduct):
Change in valuation allowance	(78.8)	8.7	(32.9)
Change in enacted rates	—	—	(42.3)
Foreign income tax at differing rates	(6.4)	(6.6)	58.2
Other	1.3	3.3	(6.1)

	(49.9)%	39.4%	10.9%

        The components of the Company's deferred income taxes were as follows:

	December 31,
	2002	2001
	(in thousands)
Deferred tax assets:
Investment write-down	$3,881	$—
Inventory	2,790	2,429
R & D and other tax credit carryforwards	803	334
Net operating loss carryforwards	1,838	923
Other	432	279

	9,744	3,965

Valuation allowance	(5,157)	(527)

Net deferred tax assets	4,587	3,438
Deferred tax liabilities:
Patent litigation costs	(2,921)	(3,092)
Excess tax over book depreciation	(3,810)	(3,320)
Warranty accrual	(709)	(902)
Other	(51)	(126)
Total deferred tax liabilities	(7,491)	(7,440)

Net deferred tax liability	$(2,904)	$(4,002)

        As of December 31, 2002, the Company has approximately $4.6 million of net operating loss carryforwards available to reduce future tax liabilities. These losses have various expiration dates through 2022. The Company also has research and development tax credits of approximately $803,000 available to offset future tax liabilities that expire at various dates through 2022.

        At December 31, 2002 and 2001, a valuation allowance was established to offset certain deferred tax assets due to uncertainty with respect to future realization of the assets.

        Undistributed earnings of foreign subsidiaries aggregated approximately $25.0 million at December 31, 2002, which, under existing law, will not be subject to United States tax until distributed as dividends. Because the earnings have been or are intended to be indefinitely reinvested in foreign operations, no provision has been made for United States income taxes that may be applicable thereto.

7.     Financing Arrangements

        In December 2002, the Company entered into an on demand revolving line of credit with Citizens Bank in the amount of $2.5 million. This line, which is secured by certain inventory, receivables and equipment in the United States, is used to provide working capital and has no expiration date. Interest on this line of credit is at the lower of LIBOR plus 175 basis points (3.20% at December 31, 2002) or the Prime Rate (4.25% at December 31, 2002). There is no commitment fee on the unused portion of the line. As of December 31, 2002, the Company had no amounts outstanding on this line of credit.

        The Company also maintained other revolving lines of credit in 2002 and 2001, of approximately $14.2 million and $6.7 million, respectively, among German banks at interest rates ranging between 6.25% and 8.75%. At December 31, 2002, $5.3 million was outstanding against these credit facilities. The lines are secured by certain inventory and accounts receivable in Germany and are renewable between February and October of 2003.

        The Company has one short-term note payable and two long-term notes payable with outstanding balances aggregating $13.4 million and $11.3 million as of December 31, 2002 and 2001, respectively.

One note ($5.4 million and $4.5 million at December 31, 2002 and 2001, respectively), with an interest rate of 5.10%, is payable in full in 2003. The other two notes ($8.0 million and $6.8 million in the aggregate at December 31, 2002 and 2001, respectively), have an interest rate of 4.65% and are due in 2008. Interest is due monthly, and all obligations are collateralized by the land and buildings of Bruker Daltonik GmbH.

        The Company has also entered into revolving lines of credit for approximately $4.7 million and $1.2 million in 2002 and 2001, respectively, with Japanese banks at interest rates ranging between 0.81% and 0.89%. As of December 31, 2002, there was approximately $4.7 million outstanding on the lines of credit. These lines of credit are unsecured.

        Interest expense for the years ended December 31, 2002, 2001 and 2000 was $817,000, $1.3 million and $1.2 million, respectively.

8.     Stockholders' Equity

Initial Public Offering

        On August 3, 2000, the Company issued 9,200,000 shares of its common stock for $119,600,000 (or $13 per share). The Company incurred $9,912,000 in offering costs as a result of this transaction.

Preferred Stock

        As of December 31, 2002, 5,000,000 shares of Blank Check Preferred Stock with a stated par value of $0.01 per share have been authorized, none of which have been issued.

Stock Split

        On February 14, 2000, the Board of Directors of Bruker Daltonics Inc. authorized a seven-for-one stock split in the form of a stock dividend. Stockholders of record received six additional shares of common stock for every share they owned. All common shares and per share data in the accompanying financial statements have been restated to reflect the stock split.

Stock Repurchase Program

        On August 7, 2002, the Board of Directors approved a stock repurchase program allowing the Company to repurchase up to 1,000,000 shares of its common stock. The costs of these shares have been recorded as treasury stock in the consolidated balance sheet. Such purchases may be made from time to time in the open market, through privately negotiated transactions or through block purchases. Pursuant to this program, the Company repurchased 457,200 shares of its common stock at an average price of $5.10 per share.

Restricted Common Stock

        On November 28, 2002, the Company issued 109,800 shares of its restricted common stock, par value $0.01 per share, to Dr. Dieter Koch, Managing Director of Bruker Daltonik GmbH and a Director of Bruker Daltonics Inc., valued at approximately $593,000, in exchange for his minority interest in Bruker Saxonia Analytik GmbH, a majority-owned subsidiary of Bruker Daltonik GmbH. The shares of common stock were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(2) of this act.

Stock Options

        In February 2000, the Board of Directors adopted and the Stockholders approved the 2000 Stock Option Plan ("the Plan"). The Plan provides for the issuance of up to 2,188,000 shares of common stock in connection with awards under the Plan. The Plan allows a committee of the Board of Directors (the "Committee") to grant incentive stock options, non-qualified stock options, stock appreciation rights and stock awards (including the use of restricted stock and phantom shares). The Committee has the authority to determine which employees will receive the rewards, the amount of the awards and other terms and conditions of the award. Options to purchase shares of common stock granted by the Committee vest over three-to-five year periods.

        Stock option activity for the years ended December 31, 2002, 2001 and 2000 was as follows:

	Options	Weighted Average Exercise Price
Outstanding at December 31, 1999	—	—
Granted	871,385	$6.41
Exercised	—	—
Forfeited	(39,785)	(5.27)
Outstanding at December 31, 2000	831,600	6.46
Granted	372,500	15.20
Exercised	(43,100)	(5.27)
Forfeited	(31,850)	(5.55)
Outstanding at December 31, 2001	1,129,150	9.42
Granted	334,750	9.65
Exercised	(16,695)	(5.27)
Forfeited	(79,650)	(10.21)
Outstanding at December 31, 2002	1,367,555	$9.48
Exercisable at December 31, 2000	—	—
Exercisable at December 31, 2001	107,290	6.40
Exercisable at December 31, 2002	316,987	8.27
The weighted average fair value of options granted in 2002 was		$0.93
The weighted average fair value of options granted in 2001 was		$1.58
The weighted average fair value of options granted in 2000 was		$1.76

        The following table summarizes information about stock options outstanding and exercisable at December 31, 2002:

				Options Exercisable
Range of Exercise Prices	Number of Options Outstanding at December 31, 2002	Options Outstanding Weighted-Average Remaining Contractual Life in Years	Weighted-Average Exercise Price	Options Exercisable at December 31, 2002	Weighted-Average Exercise Price
$5.27–$9.95	732,055	7.29	$5.44	228,400	$5.34
$9.96–$19.85	635,500	8.61	14.13	88,587	15.81

	1,367,555	7.90	$9.48	316,987	$8.27

        The Company accounts for stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and SFAS No. 148, "Accounting for Stock-based Compensation—Transition and Disclosure" ("SFAS 148"). Under APB 25, because the exercise price of the Company's stock options granted to employees equaled the fair market value of the underlying stock on the date of grant, no compensation expense was recognized.

        Stock options granted to non-employees, including Scientific Advisory Board Members, are accounted for in accordance with Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services," which requires the value of such options to be remeasured as they vest over a performance period. The fair value of such options is determined using the Black-Scholes model and the resulting charge is recognized as the related services are performed. The Company recorded approximately $39,000 of compensation income and $238,000 and $181,000 of compensation expense relating to non-employee grants during the years ended December 31, 2002, 2001 and 2000, respectively.

        Pro forma information, as disclosed in significant accounting policies regarding net income and earnings per share, is required by SFAS No. 123 and SFAS No. 148, which also requires that the information be determined as if the Company has accounted for its employee stock options under the fair value method. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for 2002: risk-free interest rates ranging from 1.63% to 4.20%; expected dividend yield of 0%; volatility factor of 1.169 and a weighted-average expected life of the options of three-to-five years. The following weighted-average assumptions for 2001: risk-free interest rates ranging from 2.18% to 3.80%; expected dividend yield of 0%; volatility factor of 1.362 and a weighted-average expected life of the options of three-to-five years. The following weighted-average assumptions for 2000: risk-free interest rates ranging from 5.45% to 6.65%; expected divided yield of 0%; volatility factor of 0.051 to 0.386; and weighted-average expected life of the options of three-to-five years.

        The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

9.     Segment and Geographic Information

        The Company operates in one business segment and engages in the design, manufacturing and marketing of proprietary life science systems, process analysis systems and analytical instruments based primarily on mass spectrometry technology.

Geographic Areas

        Information concerning principal geographic areas is as follows:

	Year ended December 31,
	2002	2001	2000
	(in thousands)
Net revenues from external customers(1)
Americas	$36,132	$22,063	$22,305
Europe	61,768	61,670	48,210
Rest of World	18,468	8,958	6,087

	$116,368	$92,691	$76,602

(1)
Net revenues are attributable to geographic areas based on the region of sale.

	December 31,
	2002	2001	2000
	(in thousands)
Long lived assets (excluding intangible assets)
Americas	$15,244	$4,379	$1,655
Europe	37,074	32,908	24,142
Rest of World	245	106	184

	52,563	37,393	25,981
Intangible assets and deferred tax assets	3,390	1,454	1,882

Property, plant and equipment, net and intangible and other assets	$55,953	$38,847	$27,863
Net assets (liabilities)
Americas	$108,595	$119,622	$117,674
Europe	29,575	17,275	13,762
Rest of World	(556)	(400)	63

	137,614	136,497	131,499
Elimination entries	(11,236)	(8,950)	(7,327)

	$126,378	$127,547	$124,172

10.   Related-Party Transactions

        The Company is affiliated, through common stockholders, with several other entities which use the Bruker name. The Company and its affiliates have entered into a sharing agreement which provides for the sharing of specified intellectual property rights, services, facilities and other related items.

        The Company recognized sales to affiliated entities of approximately $5.8 million in 2002, $4.1 million in 2001 and $9.4 million in 2000 and purchases from affiliated entities of approximately $5.3 million in 2002, $3.5 million in 2001 and $5.6 million in 2000.

        The Company has investments in three non-affiliated companies. The Company recognized sales to these companies, GeneProt, Inc., GeneFormatics, Inc. and Affinium Pharmaceuticals Inc., of approximately $510,000, $0, and $194,00, respectively, in 2002, $6.0 million, $0.3 million and $0, respectively, in 2001 and $1.4 million, $0 and $0, respectively, in 2000. These sales were recorded at arm's length conditions and in the normal course of business. There were no purchases from any of these companies in 2002, 2001 or 2000.

        In 2002, 2001 and 2000, various Bruker affiliates provided administrative and other services (including office space) to the Company at a cost of approximately $939,000, $894,000 and $443,000, respectively, based on an assessment of the estimated fair market value of such services.

        On November 28, 2002, the Company issued 109,800 shares of its restricted common stock, par value $0.01 per share, to Dr. Dieter Koch, Managing Director of Bruker Daltonik GmbH and a Director of Bruker Daltonics Inc., valued at approximately $593,000 and cash of $593,000, in exchange for his minority interest in Bruker Saxonia Analytik GmbH, a majority-owned subsidiary of Bruker Daltonik GmbH. The shares of its common stock were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(2) of this act.

        In 2000, the Company purchased land from a principal shareholder for $742,000, the estimated fair market value.

11.   Employee Benefit Plans

        The Company maintains or sponsors various defined contribution retirement plans that cover domestic and international employees. The Company may make contributions to these plans at its discretion. Retirement benefits earned are generally based on years of service and compensation during active employment. Eligibility is generally determined in accordance with local statutory requirements. However, the level of benefits and terms of vesting may vary among plans. The Company contributed approximately $300,000, $315,000 and $199,000 in 2002, 2001 and 2000, respectively.

12.   Commitments and Contingencies

License Agreements

        The Company has entered into license agreements allowing it to utilize certain patents. If these patents are used in connection with a commercial product sale, the Company pays royalties ranging from 0.15% to 5.00% on the related product revenues. Licensing fees for the years ended December 31, 2002, 2001 and 2000 were approximately $1.2 million, $405,000 and $238,000, respectively.

Grants

        The Company had a grant from the National Institute of Standards and Technology (NIST) Advanced Technology Program, which commenced on March 1, 1995 and ran through February 28, 2000. This grant was for the development of a DNA sequencing time-of-flight mass spectrometer with a total project cost of $7.0 million, of which $3.5 million was reimbursed from NIST. The Company's expenditures were $0, $0 and $703,000 in 2002, 2001 and 2000, respectively. Amounts reimbursed from NIST were approximately $0, $0 and $226,000 in 2002, 2001 and 2000, respectively, and are classified in other revenues.

        The Company's wholly-owned subsidiary, Bruker Daltonik GmbH, is the recipient of grants from German government authorities. The grants were made in connection with the Company's development of specific spectrometers and components of spectrometers. Total grants awarded amount to $5.6 million and expire through June 30, 2005. Amounts received under these grants during 2002, 2001 and 2000 totaled $218,000, $926,000 and $1.2 million, respectively, and are classified in other revenues. Total expenditures related to these grants were $1.3 million, $1.0 million and $2.7 million in 2002, 2001 and 2000, respectively.

Legal

        Since December 31, 1996, the Company had been involved in patent litigation with a competitor, Finnigan, a subsidiary of Thermo Electron Corporation. In August 2001, the companies reached a comprehensive settlement agreement related to this litigation. The settlement agreement provides for the dismissal of all pending suits, the waiving of all damages, and a framework of licensing and arbitration for potential future patent disputes between the companies in the field of ion trap mass spectrometry (ITMS). The settlement allows both companies, as well as their distributors, to sell their unmodified ITMS systems effective immediately. As a result, the Company reduced its patent litigation accrual by approximately $985,000 during 2002 and $1.9 million in the third quarter of 2001. The additional reduction in 2002 brought the patent litigation accrual to zero as the Company believes no further liability exists.

        The Company incurred a special charge during the fourth quarter of 2002 in connection with a contract its German and Swiss subsidiaries have with the U.K. Ministry of Defense. It consisted of an additional reserve in the amount of $700,000, which represents the projected further increase in cost for rework and retesting on the contract due to various technical problems associated with meeting the contract requirements. The Company previously incurred a charge on this same contract in the fourth quarter of 2000, as the Company was required to make considerable design changes to our product at that time, and this increased the cost of contract performance. This earlier reserve from fourth quarter of 2000 is still on the Company's books at $800,000.

        In addition, as the Company previously reported during the third quarter of 2001, the Company also has on its books a reserve of $1.7 million in connection with the possible imposition of liquidated damages pursuant to this contract, even though the Company strongly disputes their applicability, and believes in fact that the Company is owed additional development funding by the U.K. MOD. At this time, the Company's German and Swiss subsidiaries are making strong efforts to deliver product which is deemed acceptable by the U.K. MOD, and further tests are currently occurring under the auspices of the MOD. Management will continue to monitor the situation closely.

        Other lawsuits, claims and proceedings of a nature considered normal to its businesses may be pending from time to time against the Company. The Company believes the outcome of these proceedings, if any, will not have a material impact on the Company's financial position or results of operations.

Restructuring Charge

        The Company recorded a restructuring charge for the three months ended June 30, 2002 of approximately $1.5 million primarily related to a workforce reduction of approximately 50 employees. The charge consisted primarily of employee severance, professional fees and outplacement services. During the third and fourth quarters of 2002, the Company recorded a credit of approximately $1.0 million against this reserve to reflect a revised estimate for the actual employee severance costs. This credit is reflected in the income statement under the heading of Special charges (credits). As of December 31, 2002 a total of $300,000 has been paid to date and an accrual of $200,000 remains in accrued expenses for the 27 employees affected by the workforce reduction.

13.   Earnings Per Share

        The following table sets for the computation of basic and diluted average shares outstanding for the period indicated (in thousands):

	December 31,
	2002	2001	2000
Average shares outstanding—basic	54,812	54,825	49,269
Net effect of dilutive stock options—based on treasury stock method	—	353	653

Average shares outstanding—dilutive	54,812	55,178	49,922

14.   Quarterly Information (Unaudited)

        A summary of operating results for the quarterly periods in the two years ended December 31, 2002 is set forth below:

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
Year Ended December 31, 2002
Net revenues	$25,783	$27,948	$29,694	$32,943
Operating income from continuing operations	1,348	440	2,657	1,300
Net income (loss)	941	(4,192)	1,673	(4,622)
Net income (loss) per share—basic and diluted	$0.02	$(0.08)	$0.03	$(0.8)

        During the second and fourth quarters of 2002, the Company took a $4.4 million and $5.2 million charge, respectively, due to the write-down of investments in other companies.

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
Year Ended December 31, 2001
Net revenues	$21,908	$22,310	$23,789	$24,684
Operating income from continuing operations	667	575	972	1,059
Net income	945	833	925	934
Net income per share—basic and diluted	$0.02	$0.02	$0.02	$0.02

 Bruker AXS Inc.

Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	March 31, 2003	December 31, 2002
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$48,634	$52,651
Accounts receivable, net	18,022	20,803
Inventories	35,056	34,130
Prepaid expenses	1,199	1,028
Other current assets	2,049	876
Deferred income taxes	1,669	1,601

Total current assets	106,629	111,089
Property and equipment, net	20,927	20,706
Restricted cash	133	128
Goodwill, net	3,093	3,093
Intangible assets—trademarks and tradenames, net	250	250
Investments in other companies	700	700
Other assets	641	756
Deferred income taxes	2,329	2,329

Total assets	$134,702	$139,051

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$422	$1,813
Current portion of long-term debt	1,103	1,240
Accounts payable	11,344	11,073
Other current liabilities	20,968	24,587

Total current liabilities	33,837	38,713
Other long-term liabilities	544	517
Long-term debt	9,423	9,320
Accrued pension	5,279	4,858
Minority interest in consolidated subsidiary	119	80
Commitments and contingences (Note 12)
Shareholders' equity:
Preferred stock, $.01 par value, 5,000,000 authorized, 0 shares issued and outstanding at March 31, 2003 and December 31, 2002	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 56,180,338 shares issued at March 31, 2003 and December 31, 2002	562	562
Additional paid-in capital	87,136	87,169
Accumulated deficit	(3,227)	(2,448)
Treasury stock, at cost, 457,700 shares at March 31, 2003 and December 31, 2002	(1,096)	(1,096)
Accumulated other comprehensive income	2,125	1,376

Total shareholders' equity	85,500	85,563

Total liabilities and shareholders' equity	$134,702	$139,051

The accompanying notes are an integral part of these financial statements.

 Bruker AXS Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended March 31,
	2003	2002
	(Unaudited)
Net sales	$28,954	$23,796
Cost of sales	17,290	14,678

Gross profit	11,664	9,118

Operating expenses:
Research and development	2,544	2,113
General and administrative	1,917	1,598
Marketing and selling	6,497	4,668
Merger related costs (Note 13)	1,286	—

Total operating expenses	12,244	8,379

Operating (loss) income	(580)	739
Other expense (income):
Interest income	(155)	(233)
Interest expense—third party	95	61
Interest expense—related party	—	1
Other (income) expense	(144)	406

(Loss) income before income taxes, minority interest in subsidiary and cumulative effect of change in accounting principle	(376)	504
Income tax expense	364	195

(Loss) income before minority interest in subsidiary and cumulative effect of change in accounting principle	(740)	309
Minority interest in subsidiary	39	(1)

(Loss) income before cumulative effect of change in accounting principle	(779)	310
Cumulative effect of change in accounting principle, net of taxes	—	617

Net loss	$(779)	$(307)

Basic and diluted earnings (loss) per share:
(Loss) income before cumulative effect of change in accounting principle, net of taxes	$(0.01)	$0.01
Cumulative effect of change in accounting principle, net of taxes	—	(0.01)

Net loss	$(0.01)	$(0.01)

The accompanying notes are an integral part of these financial statements.

 Bruker AXS Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2003	2002
	(Unaudited)
Cash flows from operating activities:
Net loss	$(779)	$(307)
Adjustments to reconcile net loss to cash flows used in operating activities:
Depreciation and amortization	1,256	706
Deferred income taxes	(60)	(4)
Provision for doubtful accounts	—	98
Stock compensation	(34)	(45)
Cumulative effect of change in accounting principle	—	617
Minority interest in consolidated subsidiary	39	(1)
Loss on disposal of property and equipment	179	—
Changes in operating assets and liabilities:
Accounts receivable	3,228	(1,978)
Inventories	(592)	(1,554)
Other assets and prepaid expenses	(1,196)	(374)
Accounts payable	(114)	3,301
Accrued pension	217	211
Other current liabilities	(4,076)	(3,023)

Net cash used in operating activities	(1,932)	(2,353)

Cash flows used in investing activities:
Purchase of property and equipment	(544)	(8,041)

Net cash used in investing activities	(544)	(8,041)

Cash flows provided by financing activities:
(Repayment of)/proceeds from line of credit	(1,425)	1,913
Issuance of long-term debt	—	4,550
Payment of long-term debt	(253)	—
Proceeds from issuance of common stock, net of issuance costs	—	8,136
Cash contributions from minority shareholders	—	21

Net cash (used in) provided by financing activities	(1,678)	14,620

Effect of exchange rate changes on cash	137	58

Net (decrease) increase in cash and cash equivalents	(4,017)	4,284
Cash and cash equivalents at beginning of period	52,651	48,787

Cash and cash equivalents at end of period	$48,634	$53,071

The accompanying notes are an integral part of these financial statements.

 Bruker AXS Inc.

Notes to Condensed Consolidated Financial Statements

1. Description of Business and Basis of Presentation

        Bruker AXS Inc. (the "Company") designs, manufactures, distributes and services systems and provides complete solutions in X-ray instrumentation used in non-destructive molecular and elemental analysis in academic, research and industrial applications.

        The financial statements represent the consolidated accounts of Bruker AXS Inc. and its wholly- and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

        The condensed consolidated financial statements as of March 31, 2003 and for the three months ended March 31, 2003 and 2002 have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003. The balance sheet data as of December 31, 2002 has been derived from the audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

        Although management believes that the disclosures are adequate to make the information presented not misleading, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

2. Summary of Significant Accounting Policies

  Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Stock-based compensation

        The Company has a stock-based employee compensation plan. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based compensation cost has been recognized for options granted to employees, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss (in thousands) and earnings (loss) per share if the Company had applied the fair value recognition provision under Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

	Three Months Ended March 31,
	2003	2002
Net loss, as reported	$(779)	$(307)
Deduct:
Total stock-based employee compensation expense determined under fair value method for all awards, net of taxes	(152)	(128)

Net loss, pro forma	$(931)	$(435)

Earnings (loss) per share:
Basic and diluted, as reported	$(0.01)	$(0.01)

Basic and diluted, pro forma	$(0.02)	$(0.01)

  Warranty costs and deferred revenue

        The Company provides a one year parts and labor warranty with the purchase of equipment. The anticipated cost for this one year warranty is accrued upon recognition of the sale and is included as a current liability. The Company also offers its customers an extended warranty and service agreement extending beyond the initial year of warranty for a fee. These fees are recorded as deferred revenue and amortized into income over the life of the extended warranty agreement.

        Changes in the warranty and deferred revenue accruals for the three months ended March 31, 2003 and 2002 are as follows (in thousands):

	2003	2002
Warranty and deferred revenue accruals at December 31	$7,848	$5,378
Accruals for warranties issued during the period	659	1,069
Accruals related to pre-existing warranties	(112)	(33)
Cost incurred on extended warranties	552	513
Deferred revenue from extended warranties	1,087	1,175
Settlements of warranty claims	(2,569)	(1,680)
Amortization of extended warranties	(1,370)	(1,339)
Foreign currency impact	71	(47)

Warranty and deferred revenue accruals at March 31	$6,166	$5,036

  Accounting pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. The Company adopted this statement on January 1, 2003. SFAS No. 143 did not have a material effect on the results of operations or financial position of the Company.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for the Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit plan or disposal plan. This statement replaces Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this statement are to be applied prospectively to exit or disposal activities initiated after December 31, 2002, with early application encouraged. The Company elected not to early adopt SFAS No. 146. The adoption of this statement did not have a material effect on the results of operations or financial position.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change in the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirement of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of this statement are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statement for interim periods beginning after December 15, 2002. The Company adopted the annual disclosure provision of SFAS No. 148 in 2002 and the interim disclosure provision of SFAS No. 148 in 2003. The Company will continue apply the disclosure only provisions of both SFAS No. 123 and SFAS No. 148.

3. Income Taxes

        The income tax provision is determined by applying an estimated annual effective income tax rate to income before income taxes. The estimated annual effective income tax rate is based on the most recent annualized forecast of pretax income, permanent book/tax differences and tax credits. For the three months ended March 31, 2003, the Company's effective tax rate was 96.8% due to merger related costs which are not expected to be tax deductible.

4. Inventories

        Inventories were comprised of the following (in thousands):

	March 31, 2003	December 31, 2002
Raw materials	$12,022	$10,460
Work-in-process	11,019	9,895
Finished goods	8,166	10,652
Service parts	3,849	3,123

Total inventories	$35,056	$34,130

5. Goodwill and Other Intangible Assets

        The changes in the carrying amount of goodwill for the year ended December 31, 2002 and the three months ended March 31, 2003 are as follows (in thousands):

Balance as of December 31, 2001	$3,099
Goodwill of acquired business	907
Transitional impairment loss	(1,046)
Purchase price adjustments	69
Currency impact	64

Balance as of December 31, 2002	3,093
Currency impact	—

Balance as of March 31, 2003	$3,093

6. Debt

        As of March 31, 2003, the Company was in violation of a certain debt covenant related to the letter of credit for the $2,200,000 industrial revenue bond. The financial institution has waived the remedies available to it in connection with such violation. This waiver applies for the quarterly measurement periods ending March 31, 2003 through December 31, 2003.

7. Other (Income) Expense

        Other (income) expense was comprised of the following (in thousands):

	Three Months Ended March 31,
	2003	2002
Exchange (gains) losses on foreign currency transactions	$(121)	$223
(Appreciation) depreciation of the fair value of derivative financial instruments	(202)	183
Loss on disposal of equipment	179	—

Total other (income) expense	$(144)	$406

 Bruker AXS Inc.

Notes to Condensed Consolidated Financial Statements

8. Earnings (Loss) Per Share

        Basic earnings (loss) per share is computed by dividing net (loss) income by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is computed by dividing net (loss) income by the weighted average number of common shares and, if applicable, common stock equivalents which would arise from the exercise of stock options. The following table reconciles the numerators and denominators used to calculate basic and diluted earnings (loss) per share (in thousands, except share data):

	Three Months Ended March 31,
	2003	2002
Net (loss) income:
Net (loss) income before cumulative effect of change in accounting principle	$(779)	$ 310
Cumulative effect of change in accounting principle, net of taxes	—	617

Net loss	$(779)	$(307)

Weighted average shares outstanding:
Weighted average shares outstanding-basic	55,722,638	56,030,338
Effect of dilutive securities:
Stock options	—	443,502

Weighted average shares outstanding-diluted	55,722,638	56,473,840

        For the three months ended March 31, 2003, 1,198,950 common shares issuable upon the exercise of stock options were anti-dilutive and were excluded from the calculation of diluted earnings (loss) per share.

9. Comprehensive Income (Loss)

        Comprehensive income (loss) for the three months ended March 31, 2003 and 2002 was as follows (in thousands):

	Three Months Ended March 31,
	2003	2002
Net loss	$(779)	$(307)
Other comprehensive (loss) income:
Changes in fair market value of financial instrument designated as a hedge of interest rate exposure, net of taxes	4	7
Foreign currency translation adjustments	746	(71)

Total comprehensive loss	$(29)	$(371)

10. Restructuring Charge

        In the third quarter of 2002, the Company implemented a restructuring program to reduce costs and improve productivity by eliminating redundant positions, streamlining production and initiating cost reduction programs in all operating areas. As a result, the Company recorded a restructuring charge of approximately $1,767,256 ($1,042,681, net of tax) in the third quarter of 2002.

        The following table summarizes the restructuring charge activity and the balance of the restructuring accrual as of March 31, 2003 (in thousands):

	Workforce Reduction	Production Operations	Contractual Obligations	Engineering Inventory	Total
Initial charge in third quarter 2002	$458	$699	$465	$145	$1,767
Cash payments	(84)	—	(172)	—	(256)
Non-cash charges	—	(699)	—	(145)	(844)
Currency impact	16	—	20	—	36

Balance of accrual as of December 31, 2002	390	—	313	—	703
Cash payments	(53)	—	(64)	—	(117)
Currency impact	11	—	12	—	23

	$348	$—	$261	$—	$609

        Due to the impact of certain German regulatory requirements applicable to the benefits of our German employees, the workforce reduction accrual will not be fully paid until 2008.

11. Acquisition

  MAC Science Ltd.

        On May 13, 2002, the Company acquired substantially all of the assets and certain liabilities of MAC Science Ltd., a Yokohama, Japan-based company focused on X-ray analysis instrumentation. The results of the MAC Science operation have been included in the accompanying consolidated financial statements since the date of acquisition.

        The following unaudited pro forma income statement information (in thousands, except per share data) assumes that the acquisition had taken place as of the beginning of the period presented, in accordance with SFAS No. 141, "Business Combinations."

Three Months Ended March 31, 2002
Net sales	$27,203
Income before cumulative effect of change in accounting principle	1,062
Net income	445
Basic and diluted earnings per share	0.01

        The unaudited pro forma combined income statement information has been prepared for informational purposes only and may not be indicative either of the operating results that actually would have resulted had the acquisition been made at the beginning of the period presented or of the operating results that may occur subsequent to the acquisition.

12. Commitments and Contingencies

        The Company and its subsidiaries are subject to lawsuits, claims and proceedings of a nature considered normal to its businesses. During the fourth quarter of 2001, the Company recorded a reserve for approximately $200,000 for an issue related to a dispute with a supplier. The Company believes, based on discussions with legal counsel, that the outcome of these proceedings will not have a material impact on the Company's financial position or results of operations.

13. Subsequent events

  Bruker Daltonics Merger

        On April 4, 2003, the Company entered into a definitive merger agreement with Bruker Daltonics Inc., an affiliate of the Company, pursuant to which the Company will merge into Bruker Daltonics, if the agreement is approved by the shareholders of both companies. At the effective time of the merger, each outstanding share of common stock of the Company will be converted into the right to receive, at the election of the holder, either 0.63 of a share of Bruker Daltonics common stock or consideration designed to be of substantially equivalent value, payable 75% in Bruker Daltonics common stock and 25% in cash. Outstanding shares of Bruker Daltonics common stock will not be changed in the merger.

        The merger represents a business combination of companies under common control due to the majority ownership of both companies by five related individuals as an affiliated shareholder group. As a result, the merger, as it relates to the shares owned by these affiliated shareholders, will be accounted for in a manner similar to a pooling-of-interest, or at historical carrying value. The acquisition of the shares of the non-affiliated shareholders will be accounted for using the purchase method of accounting, or at fair value, in manner similar to the acquisition of a minority interest. Any excess purchase price of the interest not under common control over the fair value of the related net assets will be accounted for as goodwill.

        The definitive merger agreement was signed following unanimous recommendations of the special committees of the Board of Directors of Bruker Daltonics and the Company and unanimous approval by the Board of Directors of each company. The transaction is subject to approval by the shareholders of each company and other regulatory and customary conditions. The five affiliated shareholders who hold in excess of 50% of the outstanding common stock of each company, have entered into Voting Agreements with each company pursuant to which each such person has, among other things, agreed to vote all shares of common stock of Bruker Daltonics and the Company beneficially owned by such person in favor of the merger. The Company anticipates that the merger will close during the summer of 2003. During the first quarter of 2003, the Company has incurred costs of $1,286,000 in connection to this transaction.

        This merger is intended to form a leading tools supplier for life science and materials research, with an emphasis on advancing proteomics. The combined company will also offer a significantly broader technology base, a greatly increased distribution, sales and service infrastructure and a more diversified customer base.

  Baltic Scientific Instruments Ltd. Acquisition

        On April 2, 2003, the Company acquired 51% of the outstanding common shares of Baltic Scientific Instruments Ltd. ("BSI"), a Riga, Latvia-based company, for $215,000. BSI focuses on solid state x-ray detector technology for materials research and elemental composition and has been a supplier to the Company since 2001. This acquisition gives both companies the opportunity to explore additional research and development projects.

Report of Independent Accountants

To the Board of Directors and Shareholders
of Bruker AXS Inc:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows present fairly, in all material respects, the financial position of Bruker AXS Inc. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note 11, to the consolidated financial statements, the company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets", effective January 1, 2002.

/s/ PricewaterhouseCoopers LLP

Milwaukee, Wisconsin
February 25, 2003

BRUKER AXS INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,
	2002	2001
ASSETS
Current assets:
Cash and cash equivalents	$52,651	$48,787
Accounts receivable, net	20,803	17,207
Inventories	34,130	26,769
Prepaid expenses	1,028	809
Other current assets	876	952
Deferred income taxes	1,601	886

Total current assets	111,089	95,410
Property and equipment, net	20,706	8,151
Restricted cash	128	108
Goodwill, net	3,093	3,099
Intangible assets-trademarks and tradenames, net	250	250
Investments in other companies	700	2,000
Other assets	756	1,054
Deferred income taxes	2,329	2,018

Total assets	$139,051	$112,090

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$1,813	$242
Current portion of long-term debt	1,240	—
Related party debt—current	—	229
Accounts payable	11,073	7,416
Other current liabilities	24,587	20,901

Total current liabilities	38,713	28,788
Other long-term liabilities	517	95
Long-term debt	9,320	2,200
Accrued pension	4,858	3,437
Minority interest in consolidated subsidiary	80	—
Commitments and contingencies (Note 22)
Shareholders' equity:
Preferred stock, $.01 par value, 5,000,000 authorized, none issued and outstanding at December 31, 2002 and 2001	—	—
Common stock, $.01 par value, 100,000,000 shares authorized, 56,180,338 and 54,830,338 shares issued at December 31, 2002 and 2001, respectively	562	548
Additional paid-in capital	87,169	79,135
Accumulated deficit	(2,448)	(1,575)
Treasury stock, at cost, 457,700 shares and 0 shares at December 31, 2002 and 2001, respectively	(1,096)	—
Accumulated other comprehensive income (loss)	1,376	(538)

Total shareholders' equity	85,563	77,570

Total liabilities and shareholders' equity	$139,051	$112,090

The accompanying notes are an integral part of these financial statements.

BRUKER AXS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Year Ended December 31,
	2002	2001	2000
Net sales	$104,290	$82,588	$68,105
Cost of sales	63,114	51,063	43,252

Gross profit	41,176	31,525	24,853

Operating expenses:
Research and development	9,903	7,744	5,916
In-process research and development	—	3,590	—
General and administrative	8,265	5,298	2,723
Marketing and selling	21,340	16,792	14,111
Restructuring charge	1,767	—	—

Total operating expenses	41,275	33,424	22,750

Operating (loss) income	(99)	(1,899)	2,103
Other expense (income):
Interest income	(785)	(504)	(71)
Interest expense-third party	477	378	583
Interest expense-related party	2	259	404
Other (income) expense	(1,614)	314	(58)
Write-down of investments in other companies	1,300	—	—

Income (loss) before income taxes, minority interest in subsidiary and cumulative effect of change in accounting principle	521	(2,346)	1,245
Income tax expense (benefit)	718	(969)	516

(Loss) income before minority interest in subsidiary and cumulative effect of change in accounting principle	(197)	(1,377)	729
Minority interest in subsidiary	59	—	—

(Loss) income before cumulative effect of change in accounting principle	(256)	(1,377)	729
Cumulative effect of change in accounting principle, net of taxes	617	—	—

Net (loss) income	(873)	(1,377)	729
Convertible preferred stock accretion	—	833	—
Beneficial conversion feature	—	5,192	—

Net (loss) income available to common shareholders	$(873)	$(7,402)	$729

Basic and diluted earnings (loss) per share:
(Loss) income before cumulative effect of change in accounting principle, net of taxes	$0.00	$(0.19)	$0.02
Cumulative effect of change in accounting principle, net of taxes	(0.01)	—	—

Net (loss) income	$(0.02)	$(0.19)	$0.02

The accompanying notes are an integral part of these financial statements.

BRUKER AXS INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share data)

	Common Stock
			Additional Paid-In Capital	Accumulated Deficit	Treasury Stock	Accumulated Other Comprehensive (Loss) Income	Total Shareholders' Equity
	Shares	Amount
Balance at December 31, 1999	38,752,500	$388	$3,143	$(927)	$—	$(120)	$2,484
Stock compensation related to stock options issued to non-employees	—	—	17	—	—	—	17
Comprehensive (Loss) Income:
Net income	—	—	—	729	—	—	729
Foreign currency translation adjustments	—	—	—	—	—	(229)	(229)

Net comprehensive income							500

Balance at December 31, 2000	38,752,500	388	3,160	(198)	—	(349)	3,001
Stock compensation related to stock options issued to non-employees	—	—	229	—	—	—	229
Stock compensation related to modification of stock options	—	—	28	—	—	—	28
Preferred stock accretion	—	—	(833)	—	—	—	(833)
Issuance of common stock in initial public offering, net of issuance costs	9,000,000	90	52,515	—	—	—	52,605
Issuance of common stock for investments in other companies	154,761	1	999	—	—	—	1,000
Conversion of redeemable preferred stock to common stock	6,923,077	69	23,037	—	—	—	23,106
Comprehensive (Loss) Income:
Net loss	—	—	—	(1,377)	—	—	(1,377)
Foreign currency translation adjustments	—	—	—	—	—	(147)	(147)
Transition adjustment related to the adoption of SFAS No. 133, net of tax benefit of $14	—	—	—	—	—	(20)	(20)
Changes in fair value of financial instrument designated as a hedge of interest rate exposure, net of tax benefit of $15	—	—	—	—	—	(22)	(22)

Net comprehensive loss							(1,566)

Balance at December 31, 2001	54,830,338	548	79,135	(1,575)	—	(538)	77,570
Stock compensation related to stock options issued to non-employees			(160)				(160)
Stock compensation related to modification of stock options			71				71
Issuance of common stock, net of issuance costs	1,350,000	14	8,123				8,137
Purchases of treasury stock					(1,096)		(1,096)
Comprehensive (Loss) Income:
Net loss				(873)			(873)
Foreign currency translation adjustments						2,005	2,005
Changes in fair value of financial instrument designated as a hedge of interest rate exposure, net of tax benefit of $63						(91)	(91)

Net comprehensive income							1,041

Balance at December 31, 2002	56,180,338	$562	$87,169	$(2,448)	$(1,096)	$1,376	$85,563

The accompanying notes are an integral part of these financial statements.

BRUKER AXS INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2002	2001	2000
Cash flows from operating activities:
Net (loss) income	$(873)	$(1,377)	$729
Adjustments to reconcile net (loss) income to cash flows from operating activities:
Depreciation and amortization	3,629	2,881	1,726
Deferred income taxes	(566)	(1,735)	241
Provision for doubtful accounts	201	(92)	146
Stock compensation	(89)	257	17
Write off of acquired in-process research and development	—	3,590	—
Cumulative effect of change in accounting principle	617	—	—
Minority interest in consolidated subsidiary	59	—	—
Non-cash portion of restructuring charge	844	—	—
Foreign currency exchange gain on intercompany loans	(1,122)	—	—
Write-down of investments in other companies	1,300	—	—
Changes in operating assets and liabilities:	—	—
Restricted cash	—	(108)	1,257
Accounts receivable	(1,654)	(5,315)	(3,571)
Inventories	(3,554)	(4,389)	(1,268)
Other assets and prepaid expenses	190	(1,809)	(179)
Accounts payable	2,413	1,955	(2,230)
Accrued pension	751	505	253
Other liabilities	(1,484)	3,510	4,122

Net cash provided by (used in) operating activities	662	(2,127)	1,243

Cash flows from investing activities:
Purchase of property and equipment	(12,849)	(2,434)	(2,003)
Investment in other companies	—	(1,000)	—
Acquisition of MAC Science Ltd.	(274)	—	—
Acquisition of Nonius Group, net of cash acquired	—	(6,235)	—

Net cash used in investing activities	(13,123)	(9,669)	(2,003)

Cash flows from financing activities:
Proceeds from/(repayment of) line of credit	858	(5,108)	634
Repayment of related party debt	(261)	(9,022)	(452)
Issuance of related party debt	—	180	1,409
Repayment of long-term debt	(363)	(2,747)	—
Issuance of long-term debt	8,162	—	—
Proceeds from issuance of common stock, net of issuance costs	8,137	52,605	—
Proceeds from issuance of preferred stock, net of issuance costs	—	22,273	—
Cash contributions from minority shareholders	21	—	—
Purchases of treasury stock	(1,096)	—	—

Net cash provided by financing activities	15,458	58,181	1,591

Effect of exchange rate changes on cash	867	(58)	(213)

Net increase in cash and cash equivalents	3,864	46,327	618
Cash and cash equivalents at beginning of year	48,787	2,460	1,842

Cash and cash equivalents at end of year	$52,651	$48,787	$2,460

Supplemental disclosure of cash flow information:
Cash paid for interest	$533	$791	$750
Cash paid for taxes	541	481	237
Noncash investing and financing activities:
Issuance of common stock for investments in other companies	—	1,000	—
Conversion of preferred stock to common stock	—	23,106	—
Convertible preferred stock accretion	—	833	—

The accompanying notes are an integral part of these financial statements.

BRUKER AXS INC.

NOTES TO FINANCIAL STATEMENTS

1.    Description of Business and Basis of Presentation

        Bruker AXS Inc. (the "Company") designs, manufactures, distributes and services systems and complete solutions in X-ray instrumentation used in non-destructive molecular and elemental analysis in academic, research and industrial applications.

        Prior to September 1997, the Company did not engage in any significant business operations. In October 1997, Bruker BioSpin Corporation, formerly Bruker Instruments, Inc, of Billerica, Massachusetts (USA) and Bruker Physik, of Karlsruhe (Germany), both affiliates of the Company, purchased the analytical X-ray business of Siemens AG. Bruker BioSpin Corporation purchased the assets and assumed the liabilities of Siemens' U.S. business for $3.9 million, which then became Bruker AXS Inc. Bruker Physik purchased the stock of Siemens' German business for $7.2 million, which then became Bruker AXS GmbH. The acquisition was accounted for as a purchase of which the fair value of the net tangible and identifiable intangible assets acquired approximated the purchase price of both acquisitions. These acquisitions were financed by third party loans.

        Effective June 8, 1999, all of the shares of Bruker AXS Inc. were transferred from Bruker BioSpin Corporation to the five shareholders of Bruker AXS Inc. who were members of the controlling family of all of the Bruker companies. Effective June 23, 1999, Bruker AXS Inc. acquired all of the shares of Bruker AXS GmbH from Bruker Physik AG for $169,000. Bruker Physik AG and Bruker BioSpin Corporation are considered commonly controlled entities. Therefore, the transactions represented an exchange between entities under common control and, accordingly, the assets acquired and liabilities assumed in both transactions have been accounted for at historical cost in a manner similar to a pooling-of-interests. Subsequent to these transactions, the financial statements include the consolidated accounts of Bruker AXS Inc. and its wholly- and majority-owned subsidiaries. All significant intercompany transactions and balances have been eliminated.

        In December 2001, the Company completed an initial public offering (Note 19).

2.    Summary of Significant Accounting Policies

Use of estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from such estimates.

Cash and cash equivalents

        The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents. Cash and cash equivalents primarily include cash on hand, money market funds, municipal notes and time deposits. Time deposits represent amounts on deposit in banks and temporarily invested in instruments with maturities of 90 days or less at time of purchase. Certain of these investments represent off-shore deposits which are not insured by the FDIC or any other United States government agency. Cash and cash equivalents are carried at cost, which approximates fair market value.

Restricted cash

        The Company is required to maintain a restricted cash balance, which has been classified as non-current, as a guarantee for the lessor of the building located in Delft, The Netherlands throughout the lease term.

        In addition, certain customers require the Company to provide a bank guarantee on customer advances. Generally, the lines of credit facilitate this requirement, however, to the extent the required guarantee exceeds the local line of credit availability, the Company maintains current restricted cash balances.

Inventories

        Inventories are valued at standard costs, determined on a first-in, first-out basis, or average cost, which approximate the lower of cost or market.

        Inventories include demonstration equipment which the Company provides to current and potential customers and is considered available for sale. As of December 31, 2002 and 2001, demonstration equipment in inventory was $4,134,000 and $2,591,000, respectively. The Company amortizes its demonstration equipment over a three year period. Amortization expense for demonstration equipment was $1,589,000, $1,463,000 and $783,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

        Inventories include engineering inventory used in pre-production prototype units for which an alternative future use is available. As of December 31, 2002 and 2001, engineering inventory was $306,000 and $404,000, respectively. The Company amortizes its engineering inventory over a three year period. Amortization expense for engineering inventory was $169,000, $218,000, and $144,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Engineering inventory used in research and development activities or for which no alternative future use is available is expensed as incurred.

        Inventories also include systems that have been shipped to the Company's customers but not installed and accepted by the customer. As of December 31, 2002 and 2001 this inventory in transit was $3,014,000 and $2,696,000, respectively.

Property and equipment

        Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight-line basis over the estimated useful lives of the assets as follows:

Building	30-39 years
Machinery and equipment	3-10 years
Computer equipment and software	3-5 years
Furniture and fixtures	5-10 years
Leasehold improvements	Lesser of 15 years or the remaining lease term

        Expenditures which substantially extend the useful lives of assets are capitalized. Expenditures for maintenance and repairs are charged against income as incurred. Gains and losses recognized on disposals are included in other expense (income) in the Consolidated Statements of Operations. Depreciation and amortization expense was $1,871,000, $1,077,000, $799,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

        The Company reviews property and equipment for impairment, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 144, "Accounting for the Impairment of Long-Lived Assets," whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Assets are written-down to fair value when the carrying costs exceed this amount. Any impairment losses are determined based upon estimated future cash flows and fair values. To date, no such indicators of impairment have been identified.

Goodwill and other intangible assets

        The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," in the first quarter of fiscal 2002. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives not be amortized. Instead, these assets are tested for impairment annually, or on an interim basis when events or changes in circumstances warrant. The impairment test consists of a comparison of the fair value of goodwill or an intangible asset with its carrying amount with any related impairment losses recognized in earnings when incurred. Under the transitional provisions of SFAS No. 142, the Company tested goodwill and intangible assets with indefinite useful lives for impairment as of January 1, 2002 pursuant to the method prescribed by SFAS No. 142 (Note 11). Prior to the adoption of SFAS No. 142, trademarks and tradenames and goodwill were amortized using the straight-line basis over 20 years. As of December 31, 2002 and 2001, accumulated amortization of trademarks and tradenames was $10,000. As of December 31, 2002 and 2001, accumulated amortization of goodwill was $114,000.

Investments in other companies

        Investments in other companies consist of two preferred equity security interests in unaffiliated proteomics companies. The securities do not have readily determinable fair values and the Company's ownership interest in each of these individual companies is less than 20%. Accordingly, these investments are accounted for under the cost method of accounting. This method requires the Company to periodically evaluate whether an other-than-temporary decrease in value of the investment has occurred, and if so, to write the investment down to its net realizable value. In the fourth quarter of 2002, the Company recorded a $1,300,000 write-down related to these investments (Note 21).

Customer advances

        The Company requires an advance deposit under the terms and conditions of contracts with certain customers. These deposits are recorded as a liability until revenue is recognized on the specific contract.

Warranty costs and deferred revenue

        The Company provides a one year parts and labor warranty with the purchase of equipment. The anticipated cost for this one year warranty is accrued upon recognition of the sale and is included as a current liability. The Company also offers to its customers extended warranty and service agreements extending beyond the initial year of warranty for a fee. These fees are recorded as deferred revenue and amortized into income over the life of the extended warranty contract.

        Changes in the warranty liability for the year ended December 31, 2002 are as follows (in thousands):

Warranty accrual at December 31, 2001	$2,440
Accruals for warranties issued during the period	3,465
Accruals related to pre-existing warranties	(9)
Accruals from acquisition	543
Settlements of warranty claims	(3,585)
Foreign currency impact	292

Warranty accrual at December 31, 2002	$3,146

Minority interest in consolidated subsidiary

        Minority interest in consolidated subsidiary of $80,000 on the balance sheet as of December 31, 2002 represents the minority common shareholders' proportionate share of the equity of Incoatec GmbH, a German entity. Minority interest in subsidiary of $59,000 on the statement of operations for the year ended December 31, 2002 represents the minority common shareholders' proportionate share of net income for the year. Incoatec GmbH has been a consolidated subsidiary since February 2002 when the Company contributed $22,000 of cash to this entity. The Company also guarantees approximately $121,000 of Incoatec GmbH's debt. As of December 31, 2002, the Company owned 51% of Incoatec GmbH.

Income taxes

        The Company provides for income taxes under the liability method prescribed by SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference is expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Comprehensive income (loss)

        Comprehensive income includes net (loss) income, a transition adjustment for the adoption of SFAS No. 133, changes in fair market value of financial instruments designated as hedges and foreign currency translation adjustments.

Foreign currency translation

        Assets and liabilities of foreign subsidiaries are translated into United States dollars at year-end exchange rates. Revenues, costs and expenses of foreign subsidiaries are translated at average exchange rates for each year. The effects of these translation adjustments are reported as a component of accumulated other comprehensive income. Foreign exchange transaction gains and losses are included in other income (expense).

        During the first half of 2002, the Company had euro denominated intercompany lines of credit that impacted transaction gains and losses. However, on July 12, 2002, the Company restructured its intercompany debt. Settlement of the new loans is not anticipated in the foreseeable future. As a result, the impact of foreign exchange rate fluctuations are no longer recorded in other expense (income) within the statement of operations but instead are recorded as a component of accumulated other comprehensive income (loss) within shareholders' equity. The Company recorded a gain of $440,000 within accumulated other comprehensive income (loss) for the euro denominated intercompany lines of credit between July and December 2002.

Revenue recognition

        Revenue is recognized from system sales when a product is accepted by the customer, except when sold through a non-consolidated Bruker affiliate or distributor that assumes responsibility for installation, in which case the system sale is recognized upon shipment. Revenue from accessories and parts is recognized upon shipment, and revenue from services is recognized when performed. The Securities and Exchange Commission ("SEC") staff issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition," which became effective during the fourth quarter of fiscal 2000 for the Company. The Company complies with the provisions of SAB 101. Shipping and handling fees are reflected in net sales and shipping and handling costs are reflected in cost of goods sold.

        Revenue from software package sales represents less than 2% of total revenue and is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position ("SOP") 97-2, "Software Revenue Recognition."

Advertising

        The Company expenses advertising costs as incurred. Advertising expenses were $1,065,000, $901,000 and $387,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

Research and development

        Research and development costs are expensed as incurred.

Software development costs

        Certain direct development costs associated with internal-use software are capitalized, including external direct costs of material and services and payroll costs for employees devoting time to the software projects. These costs are included within property and equipment and are amortized on a straight-line basis over a three- to five-year period beginning when the asset is substantially ready for use. Costs incurred during the preliminary project stage, as well as maintenance and training costs, are expensed when incurred.

        The Company has also developed proprietary software that is a component of its products. It is the Company's policy to charge all software development costs for proprietary software to research and development expense until the establishment of technological feasibility of a particular application, which the Company defines as completion of a working model of one of its products. Upon such establishment of technological feasibility, all further software development costs on the same application would be capitalized. Software development costs eligible for capitalization have been insignificant and therefore have been charged to research and development expense as incurred.

Financial instruments

        The Company has from time to time engaged in derivative instruments (See Note 14). Those derivative instruments that are not effective hedges and are therefore considered speculative and are marked-to-market. The appreciation/depreciation of such instruments is included in other expense (income) in the Consolidated Statements of Operations.

Stock-based compensation

        The Company has a stock-based employee compensation plan, which is described more fully in Note 19. The Company accounts for the plan under the recognition and measurement principles of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based compensation cost has been recognized for options granted to employees, as all options granted under the plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net (loss) income (in thousands) and earnings (loss) per share if the Company had applied the fair value recognition provisions under SFAS No. 123, "Accounting for Stock-Based Compensation.

	Year Ended December 31,
	2002	2001	2000
Net (loss) income, as reported	$(873)	$(1,377)	$729
Deduct:
Total stock-based employee compensation expense determined under fair value method for all awards, net of taxes	(613)	(485)	(34)
Convertible preferred stock accretion	—	(833)	—
Beneficial conversion feature	—	(5,192)	—

Net (loss) income available to common shareholders, pro forma	$(1,486)	$(7,887)	$695

Earnings (loss) per share:
Basic and diluted, as reported	$(0.02)	$(0.19)	$0.02

Basic and diluted, pro forma	$(0.03)	$(0.20)	$0.02

        The Company accounts for stock-based compensation to non-employees using the fair value method prescribed by SFAS No. 123 and EITF Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." Accordingly, compensation cost for the stock options granted to non-employees is measured at the fair value of the option at the date of grant and re-measured as the underlying options vest.

Accounting pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. The Company believes SFAS No. 143 will not have a material effect on its results of operations or financial position.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for the Costs Associated with Exit or Disposal Activities." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit plan or disposal plan. This statement replaces Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." The provisions of this statement are to be applied prospectively to exit or disposal activities initiated after December 31, 2002, with early application encouraged. The Company elected not to early adopt SFAS No. 146. The adoption of this statement will not have a material effect on the results of operation or financial position.

        In November 2002, the FASB issued Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." This interpretation elaborates on the existing disclosure requirements for most guarantees. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and initial measurement provision apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in the interpretation are effective for financial statements of interim or annual periods ending after December 15, 2002. The adoption of FIN No. 45 did not affect the Company's historical financial statements and the Company believes that the interpretation will not have a material effect on its results of operations or financial position.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. The transition guidance and annual disclosure provisions of this statement are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The Company adopted the annual disclosure provisions of SFAS No. 148 in 2002. The Company will continue to apply the disclosure only provisions of both SFAS No. 123 and SFAS No. 148.

Reclassifications

        Certain reclassifications have been made to the financial statements of the prior year to conform to the current year presentation. Such reclassifications had no effect on net (loss) income or shareholders' equity as previously reported.

3.    Accounts Receivable

        Accounts receivable were comprised as follows (in thousands):

	December 31,
	2002	2001
Accounts receivable	$21,517	$17,660
Less allowance for doubtful accounts	(714)	(453)

Accounts receivable, net	$20,803	$17,207

4.    Inventories

        Inventories were comprised of the following (in thousands):

	December 31,
	2002	2001
Raw materials	$10,460	$9,784
Work-in-process	9,895	6,263
Finished goods	10,652	7,483
Service parts	3,123	3,239

Total inventories	$34,130	$26,769

5.    Property and Equipment

        Property and equipment were comprised of the following (in thousands):

	December 31,
	2002	2001
Land	$4,167	$980
Building and leasehold improvements	9,888	3,030
Machinery and equipment	5,147	2,995
Computer equipment and software	3,866	2,275
Furniture and fixtures	3,996	2,754

	27,064	12,034
Less accumulated depreciation and amortization	(6,358)	(3,883)

Property and equipment, net	$20,706	$8,151

6.    Other Current Liabilities

        Other current liabilities were comprised of the following (in thousands):

	December 31,
	2002	2001
Customer advances	$7,572	$9,102
Accrued compensation	5,828	4,235
Accrued warranty	3,146	2,440
Deferred revenue	4,185	2,843
Other	3,856	2,281

Total other current liabilities	$24,587	$20,901

7.    Other Expense (Income)

        Other expense (income) was comprised of the following (in thousands):

	Year Ended December 31,
	2002	2001	2000
Exchange (gains) losses on foreign currency transactions	$(1,878)	$150	$(205)
Depreciation of the fair value of financial instruments	264	164	147

Total other (income) expense	$(1,614)	$314	$(58)

8.    Accumulated Other Comprehensive Income (Loss)

        Accumulated other comprehensive income (loss) was comprised of the following (in thousands):

	December 31,
	2002	2001
Foreign currency translation adjustments	$1,509	$(496)
Transition adjustment relating to the adoption of SFAS No. 133, net of taxes	(20)	(20)
Changes in fair market value of financial instrument designated as a hedge of interest rate exposure, net of taxes	(113)	(22)

Total accumulated other comprehensive income (loss)	$1,376	$(538)

9.    Acquisitions

MAC Science Ltd.

        On May 13, 2002, the Company acquired substantially all of the assets and certain liabilities of MAC Science Ltd., a Yokohama, Japan-based company focused on X-ray analysis instrumentation. The results of the MAC Science operation have been included in the accompanying consolidated financial statements since the date of acquisition. It is anticipated that this acquisition will result in both new product introductions as well as further penetration in the Japanese life science and advanced materials research markets.

        The aggregate purchase price was $3,407,000, including $274,000 of cash plus the assumption of liabilities of $3,133,000.

        The following table summarizes the estimated fair values of assets acquired and liabilities assumed at the date of acquisition (in thousands):

May 13, 2002
Inventories	$2,541
Property and equipment	41
Goodwill	825

Total assets acquired	3,407

Other current liabilities	(3,133)

Total liabilities assumed	(3,133)

Net assets acquired	$274

        The entire goodwill balance of $825,000 is expected to be deductible for tax purposes.

        In conjunction with the acquisition, the Company formulated a plan to relocate its manufacturing facility and 22 employees from Fukui, Japan to Yokohama, Japan. The Company completed these activities in the third quarter of 2002. As a result of completing these activities, the allocation of the purchase price was adjusted by $82,000 in the third quarter of 2002. Charges against the purchase accounting liabilities recorded in connection with these activities were as follows (in thousands):

	Facility Relocation	Employee Relocation	Total
Initial balance in second quarter of 2002	$196	$102	$298
Utilized	(164)	(65)	(229)
Adjustment	(40)	(42)	(82)
Currency impact	8	5	13

Balance as of December 31, 2002	$—	$—	$—

Nonius Group

        On April 10, 2001, the Company completed the acquisition of Nonius Group ("Nonius") in a transaction whereby the Company acquired the Nonius B.V. subsidiary, and four affiliates, of Delft Instruments N.V., a Dutch company. Nonius is a developer and manufacturer of single crystal X-ray diffraction equipment. The Company paid cash of approximately $6.2 million, net of cash acquired, plus the assumption of approximately $1.8 million of debt plus additional liabilities of $4.3 million. The acquisition was accounted for as a purchase in the second quarter of fiscal 2001 and, accordingly, the results of operations of Nonius for the period subsequent to the consummation of the acquisition are included in the accompanying financial statements. The excess of the purchase price over the fair value of the assets acquired of $3.2 million was recorded as goodwill. In the first quarter of 2002, the Company recorded an impairment loss of $1,046,000 ($617,000, net of tax) related to goodwill (Note 11).

        In conjunction with the acquisition of Nonius, the Company acquired certain in-process research and development ("IPR&D") projects. These projects included next generation high brilliancy optics and microsources; high brilliance rotating anode generator successors for biological crystallography; high sensitivity large area detector systems; and next generation software for data acquisition and processing. At the time of the acquisition, these projects were in various stages of completion, ranging from 50% to 70%. The projects were expected to be completed during 2002 at an estimated cost of $615,000. The high brilliancy optics and rotating anode generator projects were completed in 2002. Both the large area detector systems and software projects are expected to be completed in the third quarter of 2003.

        The Company had determined there was an absence of technological feasibility and alternative future use for this IPR&D. As such, the Company utilized a discounted probable future cash flows analysis to prepare a valuation of the fair value of IPR&D. The Company performed this cash flow analysis on a project by project basis and applied adjusted discount rates of 40%-45% to the projects' cash flow. The Company used financial assumptions based on pricing, margins and expense levels from those historically realized by Nonius and consistent with industry standards. Material net cash inflows from these projects are expected to begin in 2003. Management was primarily responsible for estimating the fair value of the purchased in-process research and development. This valuation resulted in an estimate of the fair value of $3,590,000 ($2,118,000, net of tax), which was charged to research and development expense immediately following the close of the transaction in the second quarter of 2001.

        The Bruker Nonius operations are located in Delft, The Netherlands. As part of the purchase agreement with Delft Instruments, Bruker Nonius entered into rental and service agreements for 20 months. The services provided by Delft Instruments included facility maintenance, telephone and systems networks, payroll and other handling. In May 2002, Bruker Nonius moved its operations from the Delft Instruments facility to a new facility in Delft, The Netherlands. As of December 31, 2002 and 2001, the rental and service fee recognized since the acquisition were $339,000 and $270,000. All services have been terminated as of December 31, 2002.

Unaudited Pro forma Information

        The following unaudited pro forma income statement information (in thousands, except per share data) assumes that the MAC Science and Nonius acquisitions had taken place as of the beginning of each of the periods presented, in accordance with SFAS No. 141, "Business Combinations."

	Year Ended December 31,
	2002	2001
Net sales	$110,821	$99,993
Income (loss) before cumulative of change in accounting principle	363	(1,091)
Net loss	(254)	(1,091)
Net loss available to common shareholders	(254)	(7,116)
Basic and diluted earnings (loss) per share	0.00	(0.18)

        The unaudited pro forma combined income statement information has been prepared for informational purposes only and may not be indicative either of the operating results that actually would have resulted had the acquisition been made at the beginning of the periods presented or of the operating results that may occur subsequent to the acquisition.

10.    Restructuring Charge

        In the third quarter of 2002, the Company implemented a restructuring program to reduce costs and improve productivity by eliminating redundant positions, streamlining production and initiating cost reduction programs in all operating areas. As a result, the Company recorded a restructuring charge of approximately $1,767,000 ($1,043,000, net of tax).

        Of the total restructuring charge, approximately $459,000 related to involuntary and voluntary employee termination benefits for personnel reductions in all operating areas. Under the restructuring program, the Company reduced its total workforce by 19 employees, or approximately 5% of the total workforce in the United States, Germany and United Kingdom. The restructuring charge also included approximately $699,000 for the write-off of property and equipment as a result of ceasing production at a facility located in the United Kingdom. Beginning in the fourth quarter of 2002, all products that were produced in the United Kingdom are being produced at the production facility in Germany. In addition, approximately $464,000 of the restructuring charge consisted of penalties for terminating contracts for outsourced inventory and information technology services which the Company now provides internally. The remaining $145,000 consisted of engineering inventory that was written off as a result of the Company terminating a research and development project.

        The following table summarizes the restructuring charge activity and the balance of the restructuring accrual as of December 31, 2002 (in thousands):

	Workforce Reduction	Production Operations	Contractual Obligations	Engineering Inventory	Total
Initial charge in third quarter 2002	$458	$699	$465	$145	$1,767
Cash payments	(84)	—	(172)	—	(256)
Non-cash charges	—	(699)	—	(145)	(844)
Currency impact	16	—	20	—	36

Balance of accrual as of December 31, 2002	$390	$—	$313	$—	$703

11.    Goodwill and Other Intangibles

        The Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets," in the first quarter of fiscal 2002. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives not be amortized. Instead, in accordance with the provisions of SFAS No. 142, these assets will be tested for impairment annually, or on an interim basis when events or changes in circumstances warrant. Under the transitional provisions of SFAS No. 142, the Company tested goodwill and intangible assets with indefinite useful lives for impairment as of January 1, 2002 pursuant to the method prescribed by SFAS No. 142. The Company completed the transitional impairment tests in the third quarter of 2002, which resulted in the Company recording an impairment loss associated with its Nonius reporting unit of $1,046,000 ($617,000, net of tax). The fair value of the reporting unit was based on projected discounted future net cash flows. In accordance with the transitional provisions of SFAS No. 142, the impairment loss has been recorded in the first quarter of 2002 as a cumulative effect of change in accounting principle. Accordingly, net (loss) income and earnings (loss) per share would have been reported as follows (in thousands, except per share data):

	Three Months Ended March 31, 2002	Six Months Ended June 30, 2002
Reported net income	$310	$918
Less: impairment loss, net of tax	(617)	(617)

Adjusted net (loss) income	$(307)	$301

Basic and diluted earnings (loss) per share:
Reported net income	$0.01	$0.02
Less: impairment loss, net of tax	(0.01)	(0.01)

Adjusted net (loss) income	$(0.01)	$0.01

        Application of the non-amortization provisions of SFAS No. 142 reduced amortization expense by approximately $165,000 in fiscal 2002. The following sets forth a reconciliation of net income (loss) (in thousands) for the years ended December 31, 2002, 2001 and 2000 adjusted for the non-amortization provisions of SFAS No. 142:

	Year Ended December 31,
	2002	2001	2000
Reported net (loss) income	$(873)	$(1,377)	$729
Add back: goodwill amortization, net of tax	—	68	—
Add back: trademarks and tradenames amortization, net of tax	—	6	—

Adjusted net (loss) income	$(873)	$(1,303)	$729

        The non-amortization provisions of SFAS No. 142 had no impact on basic and diluted earnings (loss) per share for the years ended December 31, 2002, 2001 and 2000.

        The changes in the carrying amount of goodwill for the years ended December 31, 2002 and 2001 are as follows (in thousands):

Balance as of December 31, 2000	$—
Goodwill of acquired business	3,213
Amortization	(114)

Balance as of December 31, 2001	3,099
Goodwill of MAC Science acquisition	907
Transitional impairment loss	(1,046)
Purchase price adjustments	69
Currency impact	64

Balance as of December 31, 2002	$3,093

12.    Leases

        Certain vehicles, office equipment and buildings are leased under agreements that are accounted for as operating leases. Total rental expense under operating leases was $1,540,000, $1,543,000, and $1,086,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

        Future minimum lease payments under non-cancelable operating leases at December 31, 2002 were as follows:

2003	$1,147,000
2004	968,000
2005	826,000
2006	715,000
2007	652,000

Total minimum lease payments	$4,308,000

13.    Debt

        The Company's non-related party debt obligations consisted of the following (in thousands):

	December 31,
	2002	2001
Japanese Yen bank loan at fixed rate of 1.50%, uncollateralized, quarterly principal payments of $84,000 and quarterly interest payments commencing in March 2003, due and payable through December 2005	$1,011	$—
Japanese Yen bank loan at fixed rate of 1.19%, uncollateralized, quarterly principal payments of $140,000 and quarterly interest payments commencing in June 2002, due and payable through June 2006	1,990	—
Euro bank loan at fixed rate of 4.90%, uncollateralized, monthly principal payments of $8,000 and quarterly interest payments commencing in February 2002, due and payable through February 2004	121	—
Euro mortgage loan at 6-month European Interbank Offered Rate (EURIBOR) (2.80% at December 31, 2002) plus 1.00%, collateralized by a building located in Karlsruhe, Germany, biannual principal payments of $150,000 and biannual interest payments commencing in April 2003, due and payable through October 2017	5,238	—
State of Wisconsin industrial revenue bonds at variable interest rate based on the Bond Market Association Municipal Swap Index (1.50% at December 31, 2002), collateralized by an irrevocable letter of credit, annual principal payments of various amounts commencing in December 2004 and monthly interest payments, due and payable through December 2013	2,200	2,200

Total long-term debt	10,560	2,200
Less: current portion of long-term debt	(1,240)	—

Total long-term debt, less current portion	$9,320	$2,200

        The industrial revenue bonds ("IRB") were entered into with the State of Wisconsin in 1999 in connection with the construction of the Company's building in Madison, Wisconsin. The Company has an interest rate swap which has been designated as a hedge. The Company pays a 4.60% fixed rate of interest and receives a variable rate of interest based on the Bond Market Association Municipal Swap Index. The contract has a $2,200,000 notional value which decreases in conjunction with the IRB payment schedule until the swap and IRB agreements terminate in December 2013. The fair value of the swap, obtained from dealer quotes, is an unrealized loss of $224,000 and $71,000 at December 31, 2002 and 2001, respectively. Interest payments (receivable and payable) under the terms of the swap are accrued over the period and are treated as an adjustment to interest expense. The letter of credit is renewable upon mutual agreement of the Company and the financial institution. If the letter of credit is not renewed and the Company is unable to obtain a similar letter of credit with another financial institution, the IRB may be callable at the option of the bond trustee. The Company's outstanding letter of credit expires in December 2003 and is collateralized by substantially all of the assets of the Company. The letter of credit contains various financial and other covenants. The most restrictive covenant is a debt service coverage ratio. As of December 31, 2002, the Company was in compliance with the debt covenants.

        Annual maturities of long-term non-related party debt are as follows:

2003	$1,240,000
2004	1,407,000
2005	1,400,000
2006	872,000
2007	514,000
Thereafter	5,127,000

$10,560,000

        The Company maintains lines of credit at financial institutions in Germany, Japan and South Africa with an aggregate maximum credit amount of approximately $9.9 million and $7.2 million at December 31, 2002 and 2001, respectively. At December 31, 2002 and 2001, the Company had borrowings of approximately $1.8 million and $0.0 million, respectively, and availability of approximately $3.7 million and $5.0 million, respectively. At December 31, 2002 and 2001, the Company had bank guarantees of $3.4 million and $2.2 million, respectively, for its customer advances. These guarantees affect the availability of its lines of credit. In addition, at December 31, 2002, the line of credit availability has been reduced by $1.0 million due to debt incurred by the Company's subsidiary in Japan. The line of credit with the German financial institution is utilized by the Company's subsidiaries in Germany and the Netherlands. For the German subsidiary, interest is paid monthly on outstanding borrowings based on the London Interbank Offered Rate for three-month deposits (LIBOR) plus 1% which was 3.87% at December 31, 2002. For the Netherlands subsidiary, the interest rate was 6.50%. For the lines of credit in Japan and South Africa, the interest rates were 1.50% and 14.0%, respectively at December 31, 2002. The weighted average interest rate on amounts outstanding at December 31, 2002 was 5.34%. The lines of credit have no maturity date and are uncollateralized.

        At December 31, 2001, the Company had a short-term loan with a financial institution for $242,000. The loan had an interest rate of 4.28% and was paid in full in February 2002.

14.    Financial Instruments

Cash and cash equivalents

        The fair values of cash and cash equivalents approximate their carrying values.

Short-term and long-term debt

        The fair values of short-term debt approximate their carrying values. The fair value of long-term debt, which was approximately $10,627,000 and $2,200,000 at December 31, 2002 and 2001, respectively, was determined using market interest rates and discounted future cash flows.

Derivative instruments and hedging activities

        Effective January 1, 2001, the Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended and interpreted. SFAS No. 133 requires that all derivative instruments, such as interest rate swap contracts, be recognized in the financial statements and measured at their fair market value. Changes in the fair market value of derivative instruments are recognized each period in current earnings or shareholders' equity (as a component of other comprehensive income (loss)), depending on whether a derivative is designated as a part of a hedge transaction and, if it is, the type of hedge transaction. In accordance with SFAS No. 133, the Company recorded a transition adjustment which resulted in an unrealized accumulated comprehensive loss of $20,000, net of tax, as of January 1, 2001.

        The Company's objective in managing its exposure to interest rates is to decrease the volatility that changes in interest rates might have on earnings and cash flows. To achieve this objective, the Company uses a fixed rate agreement to adjust a portion of its debt, as determined by management, that is subject to variable interest rates. The Company designates this instrument as a cash flow hedge.

        The Company has an interest rate swap arrangement to pay a 4.60% fixed rate of interest and receive a variable rate of interest based on the Bond Market Association Municipal Swap Index (ranging from 1.18% to 1.67% for the year ending December 31, 2002) on a $2.2 million notional amount. This contract is considered to be a hedge against changes in the amount of future cash flows associated with the Company's interest payments related to its variable rate debt obligations. Accordingly, the fixed rate agreement is reflected at fair value in the Company's balance sheet and related gains or losses on this contract are deferred in shareholders' equity as a component of comprehensive income (loss). However, to the extent that this contract is ineffective in offsetting the change in interest cash flows being hedged, the ineffective portion would be immediately recognized in earnings. The amount recognized in earnings within the next twelve months is not expected to be significant. The fair value of the instrument was a liability of $224,000 and $71,000 ($133,000 and $42,000, net of tax), at December 31, 2002 and December 31, 2001, respectively. The fair values were obtained from dealer quotes.

        In April 2002, the Company entered into two derivative financial instruments, a cross currency interest rate swap and an interest rate swap, which are currently not designated as hedges. The cross currency interest rate swap of 2 million euro secures a fixed rate of 1.75% per annum payable in Japanese yen until January 4, 2012. The interest rate swap of 3 million euro reduces the 6-month EURIBOR rate by 1.80% per annum until January 4, 2007. The Company entered into the financial instruments to manage its exposure to interest rates and foreign exchange risk.

        During the fiscal year ending September 30, 1999, the Company entered into three financial instruments, an interest rate cap, an interest rate swap and a cross currency interest rate swap, which are currently not designated as hedges. In addition, the Company acquired a financial instrument, which terminated in the fourth quarter of 2001, with its acquisition of Nonius. By entering into these speculative contracts the Company obtained the right to borrow money at low rates of interest. The Company continues to hold these speculative contracts until it elects to exercise the options to borrow the money.

        The notional amount of the financial instruments not designated as hedges was approximately $13,620,000 and $7,277,000 at December 31, 2002 and 2001, respectively. Until the instruments become an effective hedge, the instruments are considered speculative and are marked-to-market. The fair value of the instruments depreciated $264,000, $163,000 and $147,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The fair value of the instruments was a (liability) asset of ($315,000) and $1,000 as of December 31, 2002 and 2001, respectively.

15.    Income Taxes

        Significant components of the provision for income taxes were as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
Current:
Federal	$223	$12	$113
State	146	27	10
Foreign	915	727	152

	1,284	766	275

Deferred:
Federal	251	(1,649)	14
State	(61)	(203)	(24)
Foreign	(756)	117	251

	(566)	(1,735)	241

Income tax expense (benefit)	$718	$(969)	$516

        Temporary differences and carryforwards which gave rise to deferred tax assets and liabilities consisted of the following (in thousands):

	December 31,
	2002	2001
Current deferred income taxes:
Accounts receivable	$402	$23
Inventories	511	573
Warranty reserve	468	276
Other current liabilities	(158)	(218)
Compensation	153	187
Other	225	(71)
Revenue recognition	—	116

Total current deferred income tax asset	1,601	886

Long-term deferred income taxes:
Property and equipment	(384)	(201)
Intangible assets	1,415	1,237
Accrued pension	423	268
Tax credits	855	610
Net operating loss carryforwards	828	104
Restructuring charge	174	—
Other	(275)	—

Total long-term deferred income tax asset	3,036	2,018
Valuation allowance	(707)	—

Total deferred income tax asset	$3,930	$2,904

        A reconciliation between the reported income tax (benefit) expense and the federal statutory rate follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
Federal statutory rate	$177	$(798)	$410
State income taxes, net of federal benefit	(37)	(221)	3
Foreign tax expense at different rates and foreign losses without tax benefits	(318)	113	191
Research and development tax credits	(100)	(110)	(132)
Meals and entertainment and other permanent items	54	96	41
Increase in valuation allowance	707	—	—
Foreign dividend income	502	—	—
Municipal interest income	(219)	—	—
Other	(48)	(49)	3

	$718	$(969)	$516

        There was a statutory rate reduction in Germany which was enacted in October 2000. As a result, the Company reduced its deferred taxes in the fourth quarter of 2000 by $71,000.

        Consolidated domestic pre-tax income (loss) before minority interest and cumulative effect of change in accounting principle was $174,000, ($303,000) and $567,000 for the years ended December 31, 2002, 2001 and 2000, respectively. The pre-tax (loss) income before minority interest and cumulative effect of change in accounting principle for foreign operations was $347,000, ($2,043,000) and $678,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

        As of December 31, 2002, the Company had approximately $552,000 of research and development tax credits available to reduce future federal and state tax liabilities. These credits expire at various dates through the year 2022. Furthermore, the Company has foreign tax credit carryforwards of approximately $303,000. These carryforwards expire at various dates through the year 2007.

        A portion of the net operating loss carryforwards relates to a tax capital loss of $494,000 that would be realized upon sale of certain investments. These investments were written down for book purposes. The remaining net operating loss carryforwards relate to taxable losses of foreign subsidiaries.

        The valuation allowance as of December 31, 2002 relates to future income tax benefits arising from a capital asset write-down and foreign tax credits of $494,000 and $213,000 respectively, which management believes may not be realized.

        Undistributed losses of foreign subsidiaries aggregated approximately $2.5 million at December 31, 2002 which, under existing law, will not be subject to United States tax until distributed as dividends. Any earnings are intended to be indefinitely reinvested in foreign operations and, as such, no provision or benefit has been made for United States income taxes that may be applicable thereto.

16.    Related Parties

        The Company is affiliated, through common shareholders, with several other entities which use the Bruker name. The Company and its affiliates have entered into a sharing agreement which provides for the sharing of specified intellectual property rights, services, facilities and other related items.

        Related party debt consisted of the following (in thousands):

	December 31,
	2002	2001
Bruker BioSpin KK	$—	$229
Less current portion	—	(229)

Long-term related party debt	$—	$—

        The Company had a line of credit with Bruker BioSpin KK with a maximum credit amount of $229,000 at December 31, 2001. The line of credit had an interest rate of 1.75% and matured on August 31, 2002.

        For the years ended December 31, 2002, 2001 and 2000, the Company had related party interest expense of $2,000, $259,000 and $405,000, respectively.

        As of December 31, 2002 and 2001, the Company has payables to related parties included in its accounts payable balance of $235,000 and $17,000, respectively. The Company has receivables from related parties included within its accounts receivable balance of $3,507,000 and $2,532,000, as of December 31, 2002 and 2001, respectively. Payment terms of accounts receivable balances with related parties are the same as those with third party customers.

        Sales to related parties which are not subsidiaries of Bruker AXS Inc. are included in the consolidated financial statements. Such related parties are affiliated sales offices in countries in which the Company does not have its own distribution network. As such, these sales were primarily for resale of the Company's products only. These sales amounted to $10,837,000, $5,188,000 and $14,947,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

        The Company shares various general and administrative expenses for items including umbrella insurance policies, accounting services and leases with various related parties. These general and administrative expenses amounted to $246,000, $672,000 and $0 for the years ended December 31, 2002, 2001 and 2000, respectively.

17.    Employee Benefit Plans

        Substantially all of the Bruker AXS GmbH employees, who were employed by the Company on September 30, 1997, participate in a defined benefit pension plan. The plan provides pension benefits based upon final average salary and years of service. Benefits to other employees are based on a fixed amount for each year of service. The Company has elected to recognize the impact on the projected benefit obligation when actual experience differs from actuarial assumptions on an immediate basis. The Company recognized actuarial losses (gains) of approximately $52,000, ($53,000) and ($75,000) for the years ended December 31, 2002, 2001 and 2000, respectively.

        The following provides a reconciliation of the funded status of the plan (in thousands):

	December 31,
	2002	2001
Change in benefit obligation
Benefit obligation at beginning of year	$3,336	$2,962
Service cost	487	386
Interest cost	224	173
Benefits paid	(22)	(2)
Recognized actuarial loss (gain)	52	(53)
Currency translation adjustment	675	(130)

Benefit obligation at end of year	$4,752	$3,336

Change in plan assets
Fair value of plan assets at beginning of year	$—	$—
Employer contribution	22	2
Benefits paid	(22)	(2)

Fair value of plan assets at end of year	$—	$—

Funded status	$(4,752)	$(3,336)
Unrecognized amendment gain	(106)	(101)

Accrued benefit cost	$(4,858)	$(3,437)

	Year Ended December 31,
	2002	2001	2000
Components of net periodic benefit cost
Service cost	$487	$386	$170
Interest cost	224	173	164
Recognized actuarial loss (gain)	52	(53)	(75)
Amortization	(11)	(3)	(3)

Net periodic benefit cost	$752	$503	$256

	Year Ended December 31,
	2002	2001	2000
Assumptions
Discount rate	5.75%	6.25%	6.25%
Expected return on assets	0%	0%	0%
Rate of compensation increase	3.00%	3.00%	3.00%

        The Company maintains or sponsors various defined contribution retirement plans that cover domestic and foreign employees. The Company may make contributions to these plans at its discretion. Retirement benefits earned are generally based on years of service and compensation during active employment. Eligibility is generally determined in accordance with local statutory requirements.

However, the level of benefits and terms of vesting may vary among plans. The Company contributed $363,000, $337,000 and $380,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

18.    Redeemable Preferred Stock

        On January 16, 2001, the Company authorized and sold 5,625,000 shares of Series A Convertible Preferred Stock, $0.01 par value per share, at a price of $4.00 per share. Gross proceeds received totaled $22,500,000. The Company utilized these proceeds to pay down its related party debt in accordance with its payment schedules and to pay down its third party lines of credit in full. Also, in conjunction with the preferred stock offering, the Company incurred investment fees related to the offering which totaled approximately $227,000. Such fees were included as a reduction of the preferred stock. The terms of the Series A preferred shares also provide for cumulative cash dividends at an 8% annual rate, to be paid when and as they may be declared from time to time by the Board of Directors of the Corporation.

        A beneficial conversion feature existed upon the closing of a qualified public offering ("IPO") if the closing price was between $6.00-$8.00 per share. With a closing price between $6.00-$8.00 per share, the preferred shareholders would receive additional shares of common stock upon the conversion. The additional number of shares was determined by multiplying one by a fraction, the numerator which was equal to eight and the denominator which was equal to the actual price per share at the closing of the IPO. Since this beneficial conversion feature was contingent and the number of shares issued upon conversion could not be computed until the IPO occurred, the beneficial conversion feature was not recognized until the closing of the IPO.

        While outstanding, the carrying amount of the Series A preferred shares was being accreted, using the interest method, to the fair market value through January 16, 2009, the earliest redemption date. During 2001, the Company recorded approximately $833,000 of accretion. The accretion was recorded through charges against additional paid-in capital. The redemption amount of the mandatorily redeemable Series A Convertible Preferred Stock also included accrued dividends but only when dividends were declared by the Company's Board of Directors. Accrued dividends of $370,000 had been included in the carrying value of the Series A Convertible Preferred Stock for the three months ended March 31, 2001. However, as the Board of Directors had not declared any dividends and had no intention of doing so in the future, the accrual was reversed in the three months ended June 30, 2001. The reversal of the dividends would have increased basic and diluted earnings per share by $.01 for the three months ended March 31, 2001.

        Upon closing of the Company's initial public offering (Note 19) in December 2001, all the preferred stock was converted into common stock. As the offering's closing price was $6.50 per share, a beneficial conversion feature existed. An additional 1,298,077 shares were issued upon the conversion resulting in total conversion shares of 6,923,077. The intrinsic value of the beneficial conversion feature was $5,192,000 which was recognized as a reduction to net income available to common shareholders through a reduction to additional paid-in capital in December 2001.

        In addition, after the completion of the Company's initial public offering, the preferred shareholders were entitled to certain rights with respect to registration of their 6,923,077 shares of common stock. If the Company proposes to register any of its securities under the Securities Act, either for the Company's own account or for the account of other security holders exercising registration rights, the holders of the 6,923,077 common shares are entitled to notice of the registration and to include their shares of common stock in the registration at the Company's expense. Additionally, the holders of these shares are entitled to demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act at the Company's expense with respect to their shares of common stock. Further, the holders of these shares may require the Company to file additional registration statements on Form S-3 at the Company's expense. All of these registration rights are subject to the right of the underwriters of an offering to limit the number of shares included in such registration. These registration rights terminate five years after the closing of the initial public offering.

19.    Shareholders' Equity

Stock options

        During April 2000, the 2000 Stock Option Plan was adopted by the Company as approved by the Board of Directors (the "2000 Plan"). The 2000 Plan, as amended and restated, authorizes the granting of options to employees, consultants, officers and directors to purchase, receive awards or make direct purchases of up to 2,437,625 shares of the Company's common stock. Options outstanding under the 2000 Plan generally vest over a period of three to five years and expire after 10 years from the date of grant.

        Options granted under the Plan may be "Incentive Stock Options" or "Nonqualified Options" under the applicable provisions of the Internal Revenue Code. Incentive Stock Options are granted at the fair market value of the Company's common stock at the date of the grant. Incentive Stock Options granted to employees who own more than 10% of the voting power of all classes of stock will be granted at 110% of the fair market value of the Company's common stock at the date of the grant. Nonqualified options may be granted at amounts not less than 50% of the fair market value of the Company's common stock on the date of the grant.

        Following is a summary of activity in the stock option plan for the years ended December 31, 2002, 2001 and 2000:

	Shares Subject to Option	Weighted Average Option Price
Outstanding, January 1, 2000	$—	—
Granted	739,500	1.92
Exercised	—	—
Forfeited	(35,500)	1.76

Outstanding, December 31, 2000	704,000	1.94
Granted	992,500	4.62
Exercised	—	—
Forfeited	(23,250)	2.24

Outstanding, December 31, 2001	1,673,250	3.52
Granted	535,500	2.49
Exercised	—	—
Forfeited	(122,000)	4.59

Outstanding, December 31, 2002	2,086,750	3.19

Exercisable, December 31, 2002	110,945	$4.60

        The following table summarizes information about stock options outstanding and exercisable at December 31, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.46 - 1.76	636,250	7.34	$1.76	28,000	$1.76
2.00 - 3.00	450,500	9.44	2.19	—	—
4.00 - 5.00	855,000	8.32	4.25	35,945	4.59
6.00 - 7.00	145,000	8.84	6.36	47,000	6.29

	2,086,750			110,945

        Had compensation cost been determined based on the fair value at the grant date for all awards, consistent with the provisions of SFAS No. 123, the Company's pro forma net income and earning per share would have been as presented below:

	Year Ended December 31,
	2002	2001	2000
Net (loss) income	$(1,486)	$(1,862)	$695
Basic and diluted earnings (loss) per share	$(0.03)	$(0.20)	$0.02

        The Company has recorded compensation (income) expense of ($160,000), $229,000 and $17,000 for the years ended December 31, 2002, 2001 and 2000, respectively, for stock options granted to non-employees. Compensation (income) expenses are amortized on a straight-line basis over the underlying vesting terms.

        The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Year Ended December 31,
	2002	2001	2000
Dividend yield	—	—	—
Expected stock price volatility	75%	65%	15%
Risk-free interest rate	2.11 - 4.94%	3.06 - 4.98%	5.11%
Expected life of option—years	3.0 - 5.0	3.0 - 5.0	3.0 - 5.0

        The weighted average grant date fair value of options granted during 2002, 2001 and 2000 were $1.56, $2.18 and $0.65, respectively.

        On August 6, 2001, the Company accelerated the vesting schedule of stock options to purchase 100,000 shares of common stock. No compensation cost has been recognized for this modification.

        On November 7, 2001, the Company accelerated the vesting schedule of a stock option to purchase 50,000 shares of common stock. Compensation cost of $71,000 and $28,000 was recognized for the years ended December 31, 2002 and 2001, respectively, for this modification since the stock option would have been forfeited otherwise.

Initial public offering

        On December 14, 2001, the Company issued and sold 9,000,000 shares of its common stock for $58,500,000 (or $6.50 per share) in conjunction with its initial public offering. The Company incurred approximately $5,895,000 in offering costs as a result of this transaction. Upon the closing of the offering, all 5,625,000 shares of redeemable preferred stock converted into 6,923,077 shares of common stock (Note 18).

        On January 11, 2002, the underwriters of the initial public offering exercised an over-allotment option. As a result, the Company issued and sold 1,350,000 shares of its common stock for $8,775,000 (or $6.50 per share). The Company incurred approximately $638,000 in costs as a result of this transaction.

Stock split

        On March 31, 2000, the Board of Directors of the Company authorized a twenty-five-for-one stock split in the form of a stock dividend. Shareholders of record received twenty-four additional shares of common stock for every share they owned. All common shares and per share data in the accompanying financial statements have been restated to reflect the stock split. As such, subsequent to the stock split, the stock issuance was adjusted to 37,500,000 shares of common stock.

Preferred stock

        The Company's Second Amended and Restated Certificate of Incorporation authorizes the Board of Directors to issue up to 5,000,000 shares of Blank Check Preferred Stock with a par value of $0.01 per share in one or more series without shareholder approval. The Board of Directors also has discretion to determine the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. There were no preferred shares issued or outstanding at December 31, 2002 and 2001.

Treasury Stock

        In August 2002, the Company announced that its Board of Directors had authorized the repurchase of up to 2,500,000 shares of its common stock. Any purchases under the repurchase program may be made, from time-to-time, in the open market, through block trades or otherwise, at the discretion of Company management. The Company repurchased 457,700 shares at a weighted average price of $2.39 per share for a total of approximately $1,096,000 for the year ended December 31, 2002.

20.    Earnings Per Share

        Basic earnings per share is computed by dividing net (loss) income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net (loss) income by the weighted average number of common shares and, if applicable, common stock equivalents which would arise from the exercise of stock options and conversion of preferred shares. The following table reconciles the numerators and denominators used to calculate basic and diluted earnings per share (in thousands, except share data):

	Year Ended December 31,
	2002	2001	2000
Income available to common shareholders:
(Loss) income before cumulative effect of change in accounting principle	$(256)	$(1,377)	$729
Cumulative effect of change in accounting principle, net of taxes	(617)	—	—

Net (loss) income	(873)	(1,377)	729
Convertible preferred stock accretion	—	833	—
Beneficial conversion feature	—	5,192	—

Net (loss) income available to common shareholders-basic and diluted	$(873)	$(7,402)	$729

Weighted average shares outstanding:
Weighted average shares outstanding-basic	56,028,042	39,612,644	38,752,500
Effect of dilutive securities:
Stock options	—	—	61,560
Convertible preferred stock	—	—	—

Weighted average shares outstanding-diluted	56,028,042	39,612,644	38,814,060

        For the year ended December 31, 2002, 750,209 common shares issuable upon the exercise of stock options were anti-dilutive and were excluded from the calculation of diluted earning (loss) per share.

        For the year ended December 31, 2001, 400,025 common shares issuable upon the exercise of stock options and 5,176,291 shares issuable upon the conversion of the convertible preferred stock were anti-dilutive and excluded from the calculation of diluted earnings (loss) per share.

        For the year ended December 31, 2001, net loss available to common shareholders-diluted is equal to net loss available to common shareholders-basic because of the anti-dilutive effect of the preferred stock accretion and beneficial conversion feature due to net losses for the year.

21.    Strategic Alliances

        In October 2001, the Company entered into a strategic alliance with Geneformatics, Inc., ("GFI"), a structural proteomics company. During the three-year term of its strategic alliance, the Company will sell to GFI X-ray crystallography systems and support needed to incorporate X-ray crystallography into its business. As part of this alliance, the Company agreed to invest $500,000 in cash and $500,000 in common stock (71,428 shares) in the Series C financing of this structural proteomics company. The investment was recorded on a cost basis.

        In March 2001, the Company entered into a strategic alliance with Affinium Pharmaceuticals ("Affinium"), formerly Integrative Proteomics, Inc. Affinium is a leader in high throughput structural proteomics. During the three-year term of the strategic alliance, the Company will sell to Affinium X-ray protein crystallography tools required by Affinium for its proteomics facilities and collaborate in the development of higher-throughput proteomics tools. In June 2001, the Company invested $500,000 in cash and $500,000 in common stock (83,333 shares) in the Series IIA financing of Affinium. The fair value of the shares issued was determined by negotiations between the parties. The investment was recorded on a cost basis.

        In the fourth quarter of 2002, the Company recorded a $650,000 write-down in its investment in GFI and a $650,000 write-down in its investment in Affinium. The Company believes that these investments have been negatively impacted by the continued decline in the capital markets and the economic environment in which the investees operate. As these investments are not publicly traded the Company performed valuations on both of the investments. The valuations were based on the Black-Scholes option pricing theory to determine the fair value of the investees' equity. The valuations were then adjusted to reflect market conditions and equity values of comparable companies.

22.    Commitments and Contingencies

        The Company and its subsidiaries are subject to lawsuits, claims and proceedings of a nature considered normal to its businesses. During 2001, the Company recorded a reserve for approximately $200,000 for an issue related to a dispute with a supplier. The Company believes, based on discussions with legal counsel, that the outcome of any proceedings resulting from this issue will not have a material impact on the Company's financial position or results of operations.

23.    Segment Information

        The Company operates in one industry segment as a producer of service systems and complete solutions in X-ray instrumentation. The Company operates primarily from four facilities located in: Madison, Wisconsin; Karlsruhe, Germany; Delft, The Netherlands; and Yokohama, Japan. The Company supplies products to a broad range of end user markets, including academics, government and scientific research.

        Net sales are attributed to geographic segments based on the location of the customer.

        The following represents the Company's geographic segments (in thousands):

	Year Ended December 31,
	2002	2001	2000
Net Sales:
North America	$30,820	$25,203	$20,580
Germany	17,510	13,204	12,070
Other Europe	28,532	27,363	20,000
Other foreign	27,428	16,818	15,455

Total	$104,290	$82,588	$68,105

Long-Lived Assets (Year-End):
North America	$5,809	$5,272	$5,182
Germany	12,486	2,131	1,236
Other Europe	4,234	4,012	274
Other foreign	1,520	85	24

Total	$24,049	$11,500	$6,716

        Other Europe primarily includes the United Kingdom, France, Italy, Spain, Belgium, The Netherlands, Scandinavia, Poland, Russia, Hungary, Slovenia, Switzerland and Austria. Other Foreign includes all other countries not included within North America, Germany or Other Europe.

        Long-lived assets include property and equipment, intangible assets and goodwill.

24.    Quarterly Financial Data (Unaudited)

	Quarter Ended
	March 31		June 30	September 30	December 31	Total
	(In thousands, except per share data)
2002
Net sales	$23,795		$24,035	$26,856	$29,604	$104,290
Gross profit	9,118		9,375	10,434	12,249	41,176
Income (loss) before cumulative effect of change in acccounting principle	310		608	(756)	(418)	(256)
Net (loss) income	(307	)(1)	608	(756)	(418)	(873)
Net (loss) income available to common stockholders	(307	)(1)	608	(756)	(418)	(873)
Basic and diluted earnings (loss) per share:
Income (loss) before cumulative effect of change in acccounting principle	0.01	(1)	0.01	(0.01)	(0.01)	0.00
Net (loss) income	(0.01	)(1)	0.01	(0.01)	(0.01)	(0.02)
2001
Net sales	$18,846		$20,208	$21,192	$22,342	$82,588
Gross profit	7,132		7,759	7,709	8,925	31,525
Net income (loss)	264		(1,837)	40	156	(1,377)
Net loss available to common stockholders	(106)		(1,634)	(266)	(5,396)	(7,402)
Basic and diluted earnings (loss) per share	0.00		(0.04)	(0.01)	(0.13)	(0.19)

(1)
The Company completed its transitional impairment tests in the third quarter of 2002. In accordance with the transitional provisions of SFAS No. 142, the impairment loss has been recorded in the first quarter of 2002 as a cumulative effect of change in accounting principle. Accordingly, the following sets forth a reconciliation between what the Company previously reported on its March 31, 2002 Form 10-Q and the adjusted net (loss) income and earnings (loss) per shares shown above:

Three Months Ended March 31, 2002
Reported net income	$310
Less: impairment loss, net of tax	(617)

Adjusted net (loss) income	(307)

Basic and diluted earnings (loss) per share:
Reported net income	$0.01
Less: impairment loss, net of tax	(0.01)

Adjusted net (loss) income	$(0.01)

        The summation of quarterly earnings per share does not equate to the calculation for the full fiscal year, as quarterly calculations are performed on a discrete basis.

Annex A

AGREEMENT AND PLAN OF MERGER

DATED AS OF APRIL 4, 2003

BY AND BETWEEN

BRUKER DALTONICS INC.

AND

BRUKER AXS INC.

A-i

Section 4.24.	Loans	22
Section 4.25.	Inventory	22
Section 4.26.	Disclosure	22
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT		22
Section 5.1.	Corporate Organization	22
Section 5.2.	Capitalization	23
Section 5.3.	Authority; No Violation	24
Section 5.4.	Consents and Approvals	25
Section 5.5.	Financial Reports and SEC Documents	25
Section 5.6.	Absence of Undisclosed Liabilities	26
Section 5.7.	Absence of Certain Changes or Events	26
Section 5.8.	Legal Proceedings	26
Section 5.9.	Compliance with Applicable Law	26
Section 5.10.	Contracts	26
Section 5.11.	Environmental Liability	27
Section 5.12.	Benefit Plans	27
Section 5.13.	Intellectual Property	28
Section 5.14.	State Takeover Laws	29
Section 5.15.	Opinion of Financial Advisor	29
Section 5.16.	Board Approval	29
Section 5.17.	Broker's Fees	29
Section 5.18.	Taxes	29
Section 5.19.	Form S-4; Joint Proxy Statement/Prospectus	30
Section 5.20.	Labor Relations; Collective Bargaining Agreements	30
Section 5.21.	Transactions with Affiliates	31
Section 5.22.	Insurance	31
Section 5.23.	Title to Assets; Real Property	31
Section 5.24.	Loans	31
Section 5.25.	Inventory	31
Section 5.26.	Disclosure	31
Section 5.27.	Financing	32
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS		32
Section 6.1.	Covenants of Company	32
Section 6.2.	Covenants of Parent	34
Section 6.3.	Governmental Filings	36
Section 6.4.	Control of Other Party's Business	36
ARTICLE VII ADDITIONAL AGREEMENTS		36
Section 7.1.	Preparation of Proxy Statement; Stockholders Meetings	36
Section 7.2.	Access to Information	37
Section 7.3.	Commercially Reasonable Efforts	38
Section 7.4.	Acquisition Proposals	39
Section 7.5.	Fees and Expenses	41
Section 7.6.	Directors' and Officers' Indemnification and Insurance	41
Section 7.7.	Public Announcements	51
Section 7.8.	Listing of Shares of Parent Common Stock	42
Section 7.9.	Affiliates	42
Section 7.10.	Section 16 Matters	42
Section 7.11.	Notice of Certain Events	42
Section 7.12.	FIRPTA Certification	43

A-ii

A-iii

        AGREEMENT AND PLAN OF MERGER, dated as of April 4, 2003 (this "Agreement"), by and between BRUKER DALTONICS INC., a Delaware corporation ("Parent") and BRUKER AXS INC., a Delaware corporation ("Company").

W I T N E S S E T H:

        WHEREAS, the Board of Directors of Parent, after taking into account, among other things, the recommendation of the Parent Special Committee, and the Board of Directors of Company, after taking into account, among other things, the recommendation of the Company Special Committee, each have approved the transactions contemplated by this Agreement, Company has recommended the approval and adoption of this Agreement and the Merger by its stockholders and Parent has recommended the approval and adoption of this Agreement and the Merger and the approval of the issuance of Parent Common Stock in the Merger by its stockholders;

        WHEREAS, as a condition and inducement to Parent's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Parent and certain stockholders of Company are entering into voting and support agreements, each dated as of the date of this Agreement (the "Parent Voting Agreements"), pursuant to which (a) each such Company stockholder has agreed to, among other things, vote all the shares of Company Common Stock held by such stockholder in favor of the proposal to approve and adopt this Agreement and the Merger and (b) certain of such Company stockholders have agreed to make certain elections with respect to the consideration to be paid in the Merger;

        WHEREAS, as a condition and inducement to Company's willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, Company and certain stockholders of Parent are entering into voting and support agreements, each dated as of the date of this Agreement (the "Company Voting Agreements"), pursuant to which each such Parent stockholder has agreed to, among other things, vote all the shares of Parent Common Stock held by such stockholder in favor of the proposal to approve and adopt this Agreement and the Merger, and to approve the issuance of Parent Common Stock in the Merger;

        WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

        WHEREAS, it is intended that, in connection with the transactions described herein, Parent will contribute all of the assets of Company, other than cash to be retained by Parent, subject to all of the liabilities of Company, to a newly formed corporation that is a direct wholly owned subsidiary of Parent.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

        As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Acquisition Proposal" means any offer or proposal for, or any indication of interest in (whether or not in writing and whether or not delivered to Company's stockholders generally), from any person relating to any (a) direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or the assets of Company and its Subsidiaries taken as a whole, (b) direct or indirect acquisition or purchase of 15% or more of any class of equity securities of Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Company and its Subsidiaries, taken as a whole, (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% more of any class of equity securities of Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Company and its Subsidiaries, taken as a whole or (d) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of Company and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

          "Affiliate" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

          "Agreement" shall have the meaning set forth in the preamble.

          "Associate" shall have the same meaning as set forth in Rule 12b-2 promulgated under the Exchange Act.

          "beneficial ownership" or "beneficially own" shall have the meaning ascribed to such terms under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

          "Benefit Plan" means, with respect to any entity, any employee benefit plan, program, policy, practice, agreement, contract or other arrangement providing benefits to any current or former employee, officer or director of such entity or any of its Affiliates or any beneficiary or dependent thereof that is sponsored or maintained by such entity or any of its Affiliates or to which such entity or any of its Affiliates contributes or is obligated to contribute, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), any employment or severance agreement, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, change of control or fringe benefit plan, program or policy.

          "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

          "Cash Percentage" shall have the meaning set forth in Section 3.1(b).

          "Cash-Stock Consideration" shall have the meaning set forth in Section 3.1(b).

          "Cash-Stock Election" shall have the meaning set forth in Section 3.1(d).

          "Certificate of Merger" shall have the meaning set forth in Section 2.2.

          "Closing" shall have the meaning set forth in Section 2.4.

          "Closing Date" shall have the meaning set forth in Section 2.4.

          "Code" shall have the meaning set forth in the recitals.

          "Company" shall have the meaning set forth in the preamble.

          "Company 2002 10-K" means Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC.

          "Company Benefit Plan" means each Company Stock Plan and any other Benefit Plan maintained or contributed to by Company or a Subsidiary of Company, or to which Company or any Subsidiary of Company is required to contribute.

          "Company Capital Stock" shall have the meaning set forth in Section 4.2(a)(ii).

          "Company Certificate" shall have the meaning set forth in Section 3.1(b).

          "Company Common Stock" means common stock, par value $0.01 per share, of Company.

          "Company Contract" shall have the meaning set forth in Section 4.10(a).

          "Company Converted Option" shall have the meaning set forth in Section 3.2(a).

          "Company Disclosure Schedule" shall have the meaning set forth in Article IV.

          "Company Non-Subsidiary Affiliate" shall have the meaning set forth in Section 4.2(b).

          "Company Preferred Stock" shall have the meaning set forth in Section 4.2(a)(ii).

          "Company Recommendation" shall have the meaning set forth in Section 7.1(b).

          "Company Representatives" shall have the meaning set forth in Section 7.4(a).

          "Company SEC Documents" shall have the meaning set forth in Section 4.5.

          "Company Special Committee" means the Special Committee of the Board of Directors of Company formed on December 13, 2002.

          "Company Stock Option" shall have the meaning set forth in Section 3.2(a).

          "Company Stock Plans" shall have the meaning set forth in Section 4.2(a).

          "Company Stockholder Approval" shall have the meaning set forth in Section 4.3(a).

          "Company Stockholders Meeting" shall have the meaning set forth in Section 4.3(a).

          "Company Voting Agreements" shall have the meaning set forth in the recitals.

          "Confidentiality Agreement" shall have the meaning set forth in Section 7.2.

          "DGCL" means the Delaware General Corporation Law.

          "DOJ" means the Antitrust Division of the U.S. Department of Justice.

          "Effective Time" shall have the meaning set forth in Section 2.2.

          "Environmental Law" means any federal, state, local, foreign law, regulation, order, decree, permit, authorization, common law or other governmental requirement relating to (a) the protection, investigation or restoration of the environment, the health and safety of living organisms as it relates to exposure to Hazardous Substances, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Agent" shall have the meaning set forth in Section 3.3.

          "Exchange Fund" shall have the meaning set forth in Section 3.3.

          "Exchange Ratio" shall have the meaning set forth in Section 3.1(b).

          "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby.

          "Form S-4" shall have the meaning set forth in Section 4.4(c).

          "Form of Election" shall have the meaning set forth in Section 3.1(d).

          "FTC" means the U.S. Federal Trade Commission.

          "GAAP" means U.S. generally accepted accounting principles.

          "Governmental Entity" shall have the meaning set forth in Section 4.4(g).

          "Hazardous Substance" means any element, compound, substance or other material (including any pollutant, contaminant, special waste, hazardous waste, hazardous substance, chemical substance, or product) that is listed, classified or regulated pursuant to any applicable Environmental Law, including any gasoline, oil, waste oil, petroleum product, by-product, derivative or additive, asbestos, presumed asbestos-containing material, asbestos-containing material, medical waste, chlorofluorocarbon, hydrochloroflourocarbon, lead-containing paint or plumbing, polychlorinated biphenyls, methyl tertiary-butyl ether, radioactive material or radon.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Intellectual Property" means all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, computer software programs or applications and any other rights in tangible or intangible proprietary information or materials.

          "Joint Proxy Statement/Prospectus" shall have the meaning set forth in Section 4.4(c).

          "knowledge" or "known" means, with respect to any entity, the knowledge of such entity's executive officers after reasonable inquiry.

          "Letter of Transmittal" shall have the meaning set forth in Section 3.4.

          "Liens" shall have the meaning set forth in Section 4.2(b).

          "Material Adverse Effect" means, with respect to any entity, a material adverse effect on (a) the business, properties, assets, operations, results of operations or financial condition of such entity and its Subsidiaries taken as a whole or (b) the ability of such entity to timely consummate the transactions contemplated by this Agreement, except, in each case, to the extent such effect is reasonably attributable to (i) general economic conditions (including prevailing interest rate and stock market levels) in the United States or any foreign country in which such entity or any of its Subsidiaries has material operations or sales (provided that such changes do not disproportionately affect such entity), (ii) the general state of the industries in which such entity participates (provided that such changes do not disproportionately affect such entity) or (iii) the negotiation, announcement, execution, delivery or consummation of the transactions contemplated by, or in compliance with, this Agreement.

          "Merger" shall have the meaning set forth in Section 2.1.

          "Merger Consideration" shall have the meaning set forth in Section 3.1(b).

          "NASDAQ" means The NASDAQ Stock Market, Inc.

          "Necessary Approvals" shall have the meaning set forth in Section 4.4(f).

          "Other Consents" shall have the meaning set forth in Section 7.3(a)(i).

          "Other Required Governmental Approvals" shall have the meaning set forth in Section 4.4(b).

          "other party" means, with respect to Parent, Company, and with respect to Company, Parent.

          "Parent" shall have the meaning set forth in the preamble.

          "Parent 2002 10-K" means Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as filed with the SEC.

          "Parent Average Closing Price" means the average of the daily last sale prices of Parent Common Stock during regular trading hours as reported by NASDAQ for twenty trading days randomly selected by lot from the thirty consecutive trading days ending at the close of trading on the third trading day prior to the Closing Date.

          "Parent Benefit Plan" means each Parent Stock Plan and any other Benefit Plan maintained or contributed to by Parent or a Subsidiary of Parent or to which Parent or any Subsidiary of Parent is required to contribute.

          "Parent Capital Stock" shall have the meaning set forth in Section 5.2(a)(ii).

          "Parent Common Stock" means common stock, par value $0.01 per share, of Parent.

          "Parent Contract" shall have the meaning set forth in Section 5.10(a).

          "Parent Disclosure Schedule" shall have the meaning set forth in Article V.

          "Parent Non-Subsidiary Affiliate" shall have the meaning set forth in Section 5.2(b).

          "Parent Preferred Stock" shall have the meaning set forth in Section 5.2(a)(ii).

          "Parent Recommendation" shall have the meaning set forth in Section 7.1(c).

          "Parent SEC Documents" shall have the meaning set forth in Section 5.5.

          "Parent Special Committee" means the Special Committee of the Board of Directors of Parent formed on December 12, 2002.

          "Parent Stock Option" shall have the meaning set forth in Section 3.2(a).

          "Parent Stock Plans" shall have the meaning set forth in Section 5.2(a).

          "Parent Stockholder Approval" shall have the meaning set forth in Section 5.3(a).

          "Parent Stockholders Meeting" shall have the meaning set forth in Section 5.3(a).

          "Parent Voting Agreements" shall have the meaning set forth in the recitals.

          "Pension Plan" means any Benefit Plan intended to be a "qualified" under Section 401(a) of the Code.

          "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          "Regulatory Law" means the HSR Act and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate (a) mergers, acquisitions or other business combinations, (b) foreign investment or (c) actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

          "SEC" means the U.S. Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Significant Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

          "Stock Consideration" shall have the meaning set forth in Section 3.1(b).

          "Stock Election" shall have the meaning set forth in Section 3.1(d).

          "Stock Percentage" shall have the meaning set forth in Section 3.1(b).

          "Subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

          "Superior Proposal" shall have the meaning set forth in Section 7.4(a).

          "Surviving Entity" shall have the meaning set forth in Section 2.1.

          "Taxes" means any and all federal, state, local, foreign or other taxes, fees, assessments, levies or charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including taxes on or with respect to income, franchises, windfall or other profits, net or gross receipts, property, sales, use, transfer, capital stock, intangibles, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth, and taxes in the nature of excise, withholding, ad valorem or value added.

          "Tax Return" means any return, report or similar statement (including any related exhibits and schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated tax.

          "Termination Date" shall have the meaning set forth in Section 9.1(b).

          "Termination Fee" shall have the meaning set forth in Section 9.2(b).

          "Voting Debt" means any bonds, debentures, notes or other indebtedness having the right to vote on any matters on which holders of capital stock of the same issuer may vote.

ARTICLE II

THE MERGER

        Section 2.1.    The Merger.    Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Company shall be merged (the "Merger") with and into Parent, with Parent as the Surviving Entity in the Merger (the "Surviving Entity"), and the separate corporate existence of Company shall thereupon cease.

        Section 2.2.    Effective Time of the Merger.    The Merger will become effective as set forth in a properly executed certificate of merger duly filed with the Secretary of State of the State of Delaware (the "Certificate of Merger"), which filing shall be made on the Closing Date. As used in this Agreement, the term "Effective Time" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

        Section 2.3.    Effects of the Merger.    The Merger will have the effects set forth in the applicable provisions of the DGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of Company and Parent shall vest in the Surviving Entity, and all debts, liabilities and duties of Company and Parent shall become the debts, liabilities and duties of the Surviving Entity.

        Section 2.4.    Closing.    Upon the terms and subject to the conditions set forth in Article VIII and the termination rights set forth in Article IX, the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Dewey Ballantine LLP, 1301 Avenue of the Americas, New York, New York 10019 at 10:00 a.m., New York city time, on the second Business Day following the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction of such conditions) set forth in Article VIII, unless another place, time or date is agreed to in writing by the parties hereto (the date of the Closing being referred to herein as the "Closing Date").

        Section 2.5.    Certificate of Incorporation.    At the Effective Time, the certificate of incorporation of the Surviving Entity shall be the certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein, this Agreement or by applicable law.

        Section 2.6.    By-laws.    At the Effective Time, the by-laws of the Surviving Entity shall be the by-laws of Parent, as in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein, this Agreement or by applicable law.

        Section 2.7.    Directors and Officers.    (a) Prior to the Effective Time, Parent shall use reasonable best efforts to cause the directors comprising the full Board of Directors of Parent immediately following the Effective Time to be comprised of the ten directors as set forth on Exhibit A hereto, which exhibit shall also designate the class of director to which such director will belong. Four of the directors set forth on Exhibit A (at least three of which shall meet the definition of "independent director" under Rule 4200(a)(15) of the NASDAQ Marketplace Rules as proposed by NASDAQ to the SEC as of the Effective Time, or as finally adopted by the SEC, if such adoption has become final) shall be designees of the Company Special Committee and six of the directors set forth on Exhibit A (at least three of which meet the definition of "independent director" under Rule 4200(a)(15) of the NASDAQ Marketplace Rules as proposed by NASDAQ to the SEC as of the Effective Time, or as finally adopted by the SEC, if such adoption has become final) shall be designees of the Parent Special Committee. Prior to the Effective Time, Parent shall take all actions necessary to cause any current directors of Parent who are not set forth on Exhibit A hereto to resign from Parent's Board of Directors effective as of the Effective Time. If, prior to the Effective Time, any of the directors as set forth on Exhibit A hereto shall decline or be unable to serve as a Parent director, the Parent Special Committee (if such person was so designated by the Parent Special Committee) or the Company Special Committee (if such person was so designated by the Company Special Committee) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

        (b)   At the Effective Time, Parent shall cause the persons listed on Exhibit B hereto to be named as officers of Parent, holding the positions therein indicated; provided that if any such persons are unwilling or unable to serve in such capacities, their replacements shall be selected by the Board of Directors of Parent as constituted at the Effective Time. Parent shall also have such other officers as may be elected by the Board of Directors of Parent.

        (c)   The foregoing officers and directors of Parent shall hold their positions until their resignation or removal or the election or appointment of their successors in the manner provided by Parent's charter documents and applicable law.

ARTICLE III

CONVERSION OF SECURITIES

        Section 3.1.    Effect of the Merger on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of Company:

          (a)   Each share of capital stock of Company that is held by Company as treasury stock or that is owned by Parent immediately prior to the Effective Time shall cease to be outstanding and shall be canceled and retired and shall cease to exist and no payment or distribution shall be made with respect thereto.

          (b)   Subject to Sections 3.1(a), 3.1(c) and 3.7, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive, at the option of the holder as contemplated by Section 3.1(d) through 3.1(f), either (i) 0.63 of a share (the "Exchange Ratio") of Parent Common Stock (the "Stock Consideration") or (ii) (x) a number of shares of Parent Common Stock equal to the product of (A) 75% (the "Stock Percentage") and (B) the Exchange Ratio and (y) an amount in cash equal to the product of (A) 25% (the "Cash Percentage"), (B) the Exchange Ratio and (C) the Parent Average Closing Price (collectively, the "Cash-Stock Consideration" and, together with the Stock Consideration, the "Merger Consideration"). All of the shares of Parent Common Stock to be issued as Merger Consideration shall be duly authorized and validly issued and free of preemptive rights, with no personal liability attaching to the ownership thereof. All shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Section 3.1(b) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock (a "Company Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Merger Consideration to be issued in consideration therefor and any dividends or other distributions to which holders of Company Common Stock become entitled all in accordance with this Article III upon the surrender of such Company Certificate.

          (c)   If, between the date of this Agreement and the Effective Time, there is a reclassification, recapitalization, stock split, split-up, stock dividend, combination or exchange of shares with respect to, or rights issued in respect of, Company Common Stock or Parent Common Stock, the Exchange Ratio shall be adjusted accordingly to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (d)   Subject to the provisions of this Section 3.1, each record holder of shares of Company Common Stock outstanding immediately prior to the Effective Time to be converted in the Merger pursuant to Section 3.1(b) will be entitled to elect for each share of Company Common Stock held by the holder to receive either (i) the Cash-Stock Consideration ("Cash-Stock Election") or (ii) the Stock Consideration ("Stock Election"). All Cash-Stock Elections and Stock Elections shall be unconditional and made on a form designed for that purpose and mutually agreeable to Parent and Company (a "Form of Election"). Any holder of Company Common Stock who fails to properly make a Cash-Stock Election or Stock Election and any holder who fails to submit to the Exchange Agent a properly completed and signed and properly and timely submitted Form of Election shall be deemed to have made a Stock Election with respect to such holder's shares and will receive for such Company Common Stock the Stock Consideration.

          (e)   Company shall use all reasonable best efforts to cause copies of the Form of Election (which shall contain a Letter of Transmittal) to be mailed with the Joint Proxy Statement/Prospectus to the record holders of Company Common Stock (other than holders of Dissenting Shares) as of the record date for the Company Stockholders Meeting and to make the Form of

  Election available to all persons who become record holders of Company Common Stock during the period between such record date and the Election Deadline. A properly completed Form of Election must be received by the Exchange Agent by 5:00 p.m., New York City time, on the second Business Day preceding the Closing Date (the "Election Deadline"), which day shall be publicly announced by Parent as soon as practicable, but in no event less than five Business Days prior to the Election Deadline, in order to be effective. An election by a holder of Company Common Stock shall be validly made only if the Exchange Agent shall have timely received a Form of Election properly completed and executed (with the signature or signatures thereon guaranteed as required by the Form of Election) by that stockholder accompanied, in the case of shares of Company Common Stock that are not held in book entry form, either by the Company Certificate or Company Certificates representing all of the shares of Company Common Stock owned by that stockholder, duly endorsed in blank or otherwise in form acceptable for transfer on the books of Company, or by an appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States; provided that such Company Certificates are in fact delivered to the Exchange Agent within three trading days after the date of execution of such guarantee of delivery. For shares of Company Common Stock that are held in book entry form, Parent shall establish procedures for the delivery of such shares of Company Common Stock, which procedures shall be reasonably acceptable to the Company. Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to reasonably determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. The decision of Parent (or the Exchange Agent) shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. Any holder of shares of Company Common Stock who has made an election may at any time prior to the Election Deadline change its election by submitting a properly completed revised Form of Election, to the Exchange Agent prior to the Election Deadline. Any holder of shares of Company Common Stock may at any time prior to the Election Deadline revoke the election and withdraw the Company Certificates deposited with the Exchange Agent by written notice to the Exchange Agent received prior to the Election Deadline.

          (f)    Notwithstanding anything in this Article III to the contrary, Parent shall have the right in its sole discretion and by the giving of one Business Day notice to Company, to increase the Stock Percentage and decrease the Cash Percentage (provided that the Stock Percentage plus the Cash Percentage equals 100%) on a pro rata basis among all holders electing the Cash-Stock Election such that the entire aggregate portion of the Merger Consideration consisting of cash (including cash in lieu of fractional shares) shall be no greater than 50.0% of the total value of the Merger Consideration on the Closing Date.

        Section 3.2.    Stock Options.    (a) Each option to purchase Company Common Stock (a "Company Stock Option") granted under Company Stock Plans that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Common Stock and shall be converted (as so converted, a "Company Converted Option"), at the Effective Time and subject to the immediately following sentence, into an option to purchase shares of Parent Common Stock (a "Parent Stock Option"), on the same terms and conditions as were applicable under the Company Stock Option. The number of shares of Parent Common Stock subject to each such Parent Stock Option shall be the number of shares of Company Common Stock subject to the Company Stock Option multiplied by the Exchange Ratio, rounded, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Stock Option shall have an exercise price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Company Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Company Stock Option to which Section 421 of the Code as of the Effective Time applies by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

        (b)   Prior to the Effective Time, Company shall take all necessary action for the adjustment of Company Converted Options pursuant to this Section 3.2, including obtaining all necessary consents. As soon as practicable, but in no event more than ten Business Days following the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor, or if Form S-8 is not available, other appropriate, forms) with respect to the shares of Parent Common Stock subject to Company Converted Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

        Section 3.3.    Exchange Agent; Exchange Fund.    Prior to the Effective Time, Parent shall appoint a commercial bank or trust company, or a subsidiary thereof, reasonably acceptable to Company, to act as exchange agent hereunder for the purpose of exchanging Company Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, (a) certificates representing shares of Parent Common Stock and (b) cash, to be issued and paid pursuant to Sections 3.1(b) and 3.7 in exchange for outstanding shares of Company Common Stock upon due surrender of Company Certificates pursuant to this Article III. Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.5. Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent (including the amount of any dividends or other distributions payable with respect thereto and cash in lieu of fractional shares to be paid pursuant to Section 3.7) will hereinafter be referred to as the "Exchange Fund."

        Section 3.4.    Exchange Procedures.    As promptly as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate immediately prior to the Effective Time (other than Company Certificates representing Dissenting Shares) that has not timely submitted a properly completed and executed Form of Election accompanied by an appropriately endorsed Certificate or Certificates representing all of the shares of Company Common Stock owned by that stockholder (or, alternatively, by an appropriate guarantee of delivery) (a) a letter of transmittal (the "Letter of Transmittal") that shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent, and which Letter of Transmittal shall be in customary form and have such other provisions as Parent or Company may reasonably specify (such letter to be reasonably acceptable to Company and Parent prior to the Effective Time) and (b) instructions for effecting the surrender of such Company Certificates in exchange for the Merger Consideration, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Company Certificate to the Exchange Agent together with such Letter of Transmittal or the Form of Election pursuant to Section 3.1(e), duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor (i) shares of Parent Common Stock (which shall be in uncertificated book-entry form, unless a physical certificate is requested by such holder or is otherwise required by applicable law or regulation) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 3.1(b) (after taking into account all shares of Company Common Stock then held by such holder), (ii) a check in the amount equal to the cash, if any, that such holder has the right to receive pursuant to Section 3.1 and (iii) a check in the amount equal to the cash, if any, that such holder has the right to receive pursuant to the provisions of this Article III other than Section 3.1, including cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.7 and dividends and other distributions pursuant to Section 3.5. No interest will be paid or will accrue on any cash payable pursuant to the provisions of this Article III. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of Company, one or more shares of Parent Common Stock evidencing, in the aggregate, the proper number of shares of Parent Common Stock pursuant to Section 3.1, a check in the proper amount of cash comprising the Cash-Stock Consideration pursuant to Section 3.1, a check in the proper amount of cash in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.7 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.5, may be issued with respect to such Company Common Stock to such a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        Section 3.5.    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Company Certificate, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 3.7 until such holder shall surrender such Company Certificate in accordance with Section 3.4. Subject to the effect of applicable laws, following the later of the surrender of any such Company Certificate and the Effective Time, there shall be paid to the record holder thereof without interest, (a) promptly after such time, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.7 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent thereto and to such surrender payable with respect to such shares of Parent Common Stock.

        Section 3.6.    No Further Ownership Rights in Company Common Stock.    All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.5 or 3.7) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

        Section 3.7.    No Fractional Shares of Parent Common Stock.    No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Company Certificates, and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock. In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Company Certificates (determined after taking into account all Company Certificates delivered by such holder) shall be paid upon such surrender cash (without interest) in an amount equal to the value (determined with reference to the Parent Average Closing Price) of such fractional interest. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration.

        Section 3.8.    Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of Company Certificates one year after the Effective Time shall, at Parent's request, be delivered to Parent or otherwise on the instruction of Parent, and any holders of Company Certificates who have not theretofore complied with this Article III shall after such delivery look only to Parent for the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 3.1 and 3.4, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 3.7 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 3.5. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

        Section 3.9.    No Liability.    None of Parent, Company or the Exchange Agent will be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

        Section 3.10.    Investment of the Exchange Fund.    The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable or the timing of the amounts payable to Company stockholders pursuant to the other provisions of this Article III. Any interest and other income resulting from such investments shall promptly be paid to Parent.

        Section 3.11.    Lost Certificates.    If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Company Certificate, following the Effective Time the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

        Section 3.12.    Withholding Rights.    Parent or its agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it reasonably determines it should deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent.

        Section 3.13.    Stock Transfer Books.    The stock transfer books of Company shall be closed immediately upon the Effective Time, and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of Company. On or after the Effective Time, any Company Certificates presented to the Exchange Agent, Parent or the Surviving Entity for any reason shall be converted into the right to receive the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.7 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.5).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except as disclosed in a section of the Company disclosure schedule delivered to Parent concurrently herewith (the "Company Disclosure Schedule") corresponding to the section of this

Article IV to which such disclosure applies, Company hereby represents and warrants to Parent as follows:

        Section 4.1.    Corporate Organization.    (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has the corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary or appropriate, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. True and complete copies of the certificate of incorporation and the by-laws of Company, as in effect as of the date of this Agreement, have previously been made available by Company to Parent.

        (b)   Each Subsidiary of Company (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

        Section 4.2.    Capitalization.    (a) The authorized capital stock of Company consists of (i) 100,000,000 shares of Company Common Stock, of which none are held by a Subsidiary of Company and, as of April 3, 2003, 55,722,638 shares were issued and outstanding and 457,700 shares were held in treasury and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of Company ("Company Preferred Stock," together with the Company Common Stock, the "Company Capital Stock"), of which no shares are issued and outstanding. From April 3, 2003 to the date of this Agreement, no shares of Company Capital Stock have been issued, except pursuant to employee and director stock plans of Company in effect as of the date hereof (the "Company Stock Plans"). Except pursuant to the terms of options, stock and restricted units issued pursuant to Company Stock Plans and outstanding as of the date hereof or issued thereafter as expressly permitted hereby, Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Company Capital Stock or any other equity securities of Company or any securities of Company representing the right to purchase or otherwise receive any shares of Company Capital Stock. As of April 3, 2003, no shares of Company Capital Stock were reserved for issuance, except for 2,437,625 shares of Company Common Stock reserved for issuance upon the exercise of stock options pursuant to the Company Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the Company 2002 10-K. Company has no Voting Debt issued or outstanding. There are no outstanding contractual obligations of Company or any Subsidiary of Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of any Subsidiary of Company or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. To the knowledge of Company, there are no irrevocable proxies and no voting agreements with respect to any shares of Company Capital Stock or other voting securities of Company or any of its Subsidiaries.

        (b)   Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Company, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 4.2(b) of the Company Disclosure Schedule sets forth a list of each investment of Company in any corporation, joint venture, partnership, limited liability company or other entity other than its Subsidiaries, which, individually or taken together in the aggregate, would be considered a Significant Subsidiary if such investment constituted control of such entity (each a "Company Non-Subsidiary Affiliate").

        (c)   Section 4.2(c) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the holder of the Company Option; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise price of such Company Option; (iv) the date on which such Company Option was granted or assumed; (v) the date on which such Company Option expires; and (vi) whether the exercisability of such Company Option will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration.

        Section 4.3.    Authority; No Violation.    (a) Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has directed that this Agreement be submitted to Company stockholders for approval at a meeting of Company stockholders duly called for the purpose of approving this Agreement and the Merger (the "Company Stockholders Meeting"), and, except for the approval of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"), no other corporate proceedings on the part of Company are necessary to approve this Agreement and the Merger and to consummate the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent) constitutes the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms.

        (b)   Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby nor compliance by Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or by-laws or equivalent organizational document of Company or its Subsidiaries, each as amended, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) conflict with or violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company, any of its Subsidiaries or Company Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the respective properties or assets of Company, any of its Subsidiaries or Company Non-Subsidiary Affiliates under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Company, any of its Subsidiaries or Company Non-Subsidiary Affiliates is a party, or by which any of them or any of their respective properties or assets is or may be bound or affected, except (in the case of clause (ii)(y) above) for such violations, conflicts, breaches, defaults, losses, terminations, cancellations or accelerations of Liens, which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company or the Surviving Entity.

        Section 4.4.    Consents and Approvals.    Except for (a) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (b) the filing of any other required applications or notices with any state or foreign agencies and approval of such applications and notices (the "Other Required Governmental Approvals"), (c) the filing with the SEC of a joint proxy statement/prospectus relating to the matters to be submitted to Parent's stockholders at the Parent Stockholders Meeting and to Company's stockholders at the Company Stockholders Meeting (such joint proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and a registration statement on Form S-4 with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the "Form S-4"), (d) the filing of the Certificate of Merger, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Parent Common Stock pursuant to this Agreement (the consents, approvals, filings and registration required under or in relation to the foregoing clauses (b) though (f) being referred to as "Necessary Approvals") and (g) such other consents, approvals, filings and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company or the Surviving Entity, no consents or approvals of or filings or registrations with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a "Governmental Entity") are necessary in connection with (i) the execution and delivery by Company of this Agreement, (ii) the performance by Company of its obligations under this Agreement and (iii) the consummation by Company of the transactions contemplated by this Agreement.

        Section 4.5.    Financial Reports and SEC Documents.    (a) Company has filed with the SEC all reports, registration statements, definitive proxy statements or information statements required to be filed by Company or any of its Subsidiaries since January 1, 2000 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the "Company SEC Documents"), each of which, in the form filed, or to be filed, (a) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and (b) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (b)   Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Company's filings with the SEC and other public disclosure documents. Company is in compliance with the applicable listing rules of the NASDAQ National Market and has not since December 31, 2002 received any notice from the NASDAQ National Market asserting any non-compliance with such rules.

        (c)   Each of the balance sheets contained in or incorporated by reference into any such Company SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present in all material respects the financial position of the entity or entities to which it relates as of its date, and each of the statements of operations and changes in stockholders' equity and cash flows or equivalent statements in such Company SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present in all material respects the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Company is not party to or otherwise involved in any "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

        (d)   Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with United States GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        Section 4.6.    Absence of Undisclosed Liabilities.    Except as disclosed in the audited financial statements (or notes thereto) included in the Company 2002 10-K, neither Company nor any of its Subsidiaries had at December 31, 2002, or has incurred since that date through the date hereof, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (a) are accrued or reserved against in the financial statements in the Company 2002 10-K or reflected in the notes thereto or (b) were incurred in the ordinary course of business consistent with past practices which would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Company.

        Section 4.7.    Absence of Certain Changes or Events.    (a) Since December 31, 2002, except as set forth in Company SEC Documents filed prior to the date hereof, no event or events have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Company.

        (b)   Since December 31, 2002, neither Company nor any of its Subsidiaries has taken any action of the type described in Section 6.1 hereof which, had such action been taken after the date of this Agreement, would be in violation of Section 6.1 hereof.

        Section 4.8.    Legal Proceedings.    There is no claim, suit, action or proceeding or investigation pending or, to the knowledge of Company, threatened, against or affecting Company or any of its Subsidiaries which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or its Subsidiaries having, or which would reasonably be expected to have, individually or in the aggregate, any such effect.

        Section 4.9.    Compliance with Applicable Law.    Company and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity applicable to Company or any of its Subsidiaries or any of their respective properties or assets, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company.

        Section 4.10.    Contracts.    (a) Neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practices, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Company, the Surviving Entity or any of their respective Subsidiaries to any director officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Company SEC Documents filed prior to the date hereof or (iv) which materially restricts the conduct of any line of business by Company or otherwise restricts the operation of the business of Company or its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Parent or the Surviving Entity to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in this Section 4.10, whether or not set forth in the Company Disclosure Schedule or in such Company SEC Documents, is referred to herein as a "Company Contract."

        (b)   (i) Each Company Contract is valid and binding on Company and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company, and (iii) neither Company nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Company or any of its Subsidiaries under any such Company Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company.

        Section 4.11.    Environmental Liability.    Except for such matters that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Company: (a) Company and its Subsidiaries have complied with all applicable Environmental Laws; (b) there has been no release or threat of release of any Hazardous Substance at, to, under, on or from any property currently owned, leased, or operated by Company or its Subsidiaries, as a result of the operations of Company, or, to the knowledge of Company, otherwise; (c) there was no release or threat of release of any Hazardous Substance at, to, under, on or from any property formerly owned, leased or operated by Company or its Subsidiaries during the period of ownership, lease or operation by Company or its Subsidiaries, or their predecessors as a result of the operations of Company, or, to the knowledge of Company, otherwise; (d) neither Company nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (e) neither Company nor its Subsidiaries has received any notice, demand, claim, summons, request for information, or other notice alleging that Company or its Subsidiaries may be in violation of or liable under any Environmental Law; (f) neither Company nor its Subsidiaries is subject to any orders, agreements, decrees, judgments, writs or injunctions of, or arrangements with, any court, governmental authority or regulatory agency or is subject to any indemnity or other agreement with any third party, in each case relating to liability or an obligation under any Environmental Law or relating to Hazardous Substances; and (g) to the knowledge of Company, there are no conditions involving Company or its Subsidiaries or their predecessors that could reasonably be expected to result in any legal, administrative, arbitral, or other proceedings, claims, actions, causes of action, liabilities, obligations, investigations or costs, or any restrictions on the ownership, use or transfer of any property of the Company or its Subsidiaries, arising under any Environmental Law.

        Section 4.12.    Benefit Plans.    (a) Section 4.12(a) of the Company Disclosure Schedule includes a complete list of all Company Benefit Plans.

        (b)   Company has delivered or made available to Parent true, complete and correct copies of (i) each Company Benefit Plan (or, in the case of any unwritten Company Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Department of Labor with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Company Benefit Plan, (v) a list of all assets and liabilities of, allocated to or accounted for separately with respect to every Company Benefit Plan (including insurance contracts associated with every Company Benefit Plan regardless of whether any current cash value exists) and (vi) the most recent determination letter from the Internal Revenue Service, if any.

        (c)   Each Company Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in material compliance with the applicable provisions of ERISA, the Code, all other law applicable to Company or any Company Benefit Plan.

        (d)   All Company Benefit Plans that are Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the Internal Revenue Service, or a timely application therefore has been filed or will be filed, to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefore in any respect that would adversely affect its qualification.

        (e)   None of Company, any Subsidiary of Company or any other ERISA Affiliate of Company has (i) maintained, sponsored or been required to contribute to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) been required at any time or is required currently to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

        (f)    Neither Company nor any Subsidiary of Company has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under any Company Benefit Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

        (g)   All contributions or premiums owed by Company or any Subsidiary of Company with respect to Company Benefit Plans under law, contract or otherwise have been made in full and on a timely basis.

        (h)   To Company's knowledge, no Company Benefit Plan or any "fiduciary" or "party-in-interest" (as such terms are respectively defined by Section 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available and which resulted in the imposition of a material tax.

        (i)    There are no pending or, to Company's knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Company Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, Company, any Subsidiary of Company or any employee or administrator thereof in connection with the existence, operation or administration of a Company Benefit Plan, other than routine claims for benefits.

        (j)    The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan or other agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of Company or any Subsidiary of Company. No payments or benefits under any Company Benefit Plan or other agreement would result in an "excess parachute payment" under Section 280G of the Code.

        (k)   All Company Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        Section 4.13.    Intellectual Property.    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, (a) Company and each of its Subsidiaries solely own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted, (b) to the knowledge of Company, Company and each of its Subsidiaries do not infringe on or otherwise violate the Intellectual Property rights of any third party and are not aware of any basis for such infringement or violation, (c) to the knowledge of Company, no third party is infringing on or otherwise violating the Intellectual Property rights of Company or its Subsidiaries, (d) neither Company nor its Subsidiaries has received any written notice that alleges Company or its Subsidiaries of infringing any third party Intellectual Property rights used in and necessary for the conduct of Company's or its Subsidiaries' business as it is currently conducted and Company or its Subsidiaries are not aware of any basis for such claim, (e) no Intellectual Property is being used, pursued, or enforced by Company or its Subsidiaries in a manner that would reasonably by expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of Company's or its Subsidiaries' respective business as it is currently conducted, (f) to the knowledge of Company, no patent owned by Company or its Subsidiaries is subject to any third-party challenge to validity, enforceability, or claim construction, and no trademark owned by Company or its Subsidiaries is subject to any third party challenge to validity or enforceability, and Company has no knowledge of any basis for such action, (g) all current and former officers and employees of Company and its Subsidiaries have executed and delivered to Company an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Company of any Intellectual Property arising from services performed for Company by such persons, substantially in the form as set forth in Section 4.13(g) of the Company Disclosure Schedule, and (h) all current and former consultants and independent contractors to Company and its Subsidiaries involved in the development, modification, marketing and servicing of any Company products or Company Intellectual Property have executed and delivered to Company an agreement regarding the protection of proprietary information and the assignment to Company of any Intellectual Property arising from services performed for Company by such persons.

        Section 4.14.    State Takeover Laws; Rights Plan.    Company is not subject to Section 203 of the DGCL or any other applicable state takeover laws and no such state takeover laws will apply to this Agreement, the Parent Voting Agreements or any of the transactions contemplated hereby or thereby. The Company does not have a "stockholder rights plan" or other arrangement of similar effect.

        Section 4.15.    Opinion of Financial Advisor.    The Company Special Committee has received the opinion of J.P. Morgan & Company, dated the date hereof, to the effect that the Merger Consideration to be received by holders of Company Common Stock (other than Company stockholders entering into the Parent Voting Agreements and their Affiliates) in the Merger is fair to such stockholders from a financial point of view.

        Section 4.16.    Board Approval.    The Board of Directors of Company and the Company Special Committee each have, at respective meetings duly called and held, by unanimous vote of those directors present (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Company and its stockholders, (b) approved (or, in the case of the Company Special Committee, recommended approval of) this Agreement and the Parent Voting Agreements and (c) recommended that holders of Company Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

        Section 4.17.    Broker's Fees.    Neither Company nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to J.P. Morgan & Company.

        Section 4.18.    Taxes.    (a) Each of Company and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects; (b) each of Company and its Subsidiaries has duly and timely paid all Taxes required to be paid by it; (c) each of Company and its Subsidiaries has withheld and paid over all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, and has complied with all applicable laws, rules and regulations relating to the withholding and payment of Taxes; (d) Company and its Subsidiaries have made adequate provision for all Taxes payable by them for which no Tax Return has yet been filed; (e) the charges, accruals and reserves for Taxes with respect to Company and its Subsidiaries reflected in the Company SEC Documents are adequate under GAAP to cover (i) the Tax liabilities accruing through the date of such filing, (ii) all deficiencies in Taxes through the date of such filing that have been asserted, proposed or threatened in writing, and (iii) any Taxes for which Company or any of its Subsidiaries may be liable through the date of such filing; (f) there are no audits, examinations, investigations, deficiencies, claims, actions, suits or other proceedings in respect of Taxes in progress or pending or, to the knowledge of Company, threatened, against or with respect to Company or any Subsidiary of Company; (g) there are no liens for Taxes upon the assets of Company or any Subsidiary of Company, other than liens for Taxes not yet due and liens for Taxes that are being contested in good faith by appropriate proceedings; (h) neither Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return in respect of any taxable year which have not since been filed, nor executed or entered into any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which Company or any Subsidiary would be liable, which period has not since expired, or any agreement or consent to waive an applicable statute of limitations with respect to Taxes or Tax Returns; (i) the consolidated federal income Tax Returns of Company have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 1998; (j) neither Company nor any of its Subsidiaries has any liability for Taxes of any Person (other than Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) as a transferee or successor, by contract or otherwise; (k) neither Company nor any Subsidiary of Company is a party to any agreement, contract, plan or arrangement (with any Person other than Company and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes; (l) no claim has ever been made by any taxing authority with respect to Company or any of its Subsidiaries in a jurisdiction where Company or such Subsidiary does not file Tax Returns that Company or the Subsidiary is or may be subject to taxation by that jurisdiction; (m) Company is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897 of the Code during the applicable period specified in Section 897(c)(1)(A)(ii); (n) none of the Subsidiaries of Company qualifies or has qualified at any time as a "passive foreign investment company" within the meaning of Section 1297(a) of the Code; (o) Company is not a "collapsible corporation" within the meaning of Section 341(b)(1) of the Code, and neither Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries; (p) Company has not

constituted either a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify under Section 355(a) of the Code (i) in the two years prior to the date of this Agreement (or will constitute such a corporation in the two years prior to the Closing Date) or (ii) in a distribution which otherwise constitutes part of a "plan" or "series of related transactions" within the meaning of Section 355(e) of the Code in conjunction with the Merger and (q) neither Company nor any of its Subsidiaries knows of any fact or circumstance or has taken, or failed to take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 4.19.    Form S-4; Joint Proxy Statement/Prospectus.    None of the information to be supplied by Company or its Subsidiaries for inclusion in the Form S-4 or the Joint Proxy Statement/Prospectus will, at the time of the filing of the Form S-4 and the mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of each of the Parent Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply, as of the date of filing, in the case of the Form S-4, and the date of mailing, in the case of the Joint Proxy Statement/Prospectus, as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Company with respect to information supplied by Parent for inclusion therein.

        Section 4.20.    Labor Relations; Collective Bargaining Agreements.    Neither Company nor any Subsidiary of Company is a party to any collective bargaining or other labor union contract applicable to persons employed by Company or any Subsidiary of Company, and no collective bargaining agreement or other labor union contract is being negotiated by Company or any Subsidiary of Company. No labor organization or group of employees of Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Company, (a) there is no labor dispute, strike, slowdown or work stoppage against Company or any Subsidiary of Company pending or, to the knowledge of Company, threatened against Company or any Subsidiary of Company and (b) no unfair labor practice or labor charge or complaint has occurred with respect to Company or any Subsidiary of Company. Company and every Subsidiary of Company has complied in all material respects with all provisions of applicable law pertaining to the employment of employees, including such laws relating to labor relations, equal employment, fair employment practices, immigration, workers' compensation, terms and conditions of employment, employee classification, wages, hours of work, equal opportunity and occupational health and safety.

        Section 4.21.    Transactions with Affiliates.    No director, officer or other Affiliate or Associate (or member of his or her immediate family) of Company, any Subsidiary of Company or any company or business acquired by Company since January 1, 2000 and no entity in which, to the knowledge of Company, any such director, officer or other Affiliate or Associate, owns any beneficial interest (other than less than 1% of a publicly held corporation) (a) is a party to any contract, arrangement, commitment or understanding with, or relating to the business or operations of, Company or any Subsidiary of Company; (b) is a party to any contract, arrangement, commitment or understanding for or relating to indebtedness of Company or any Subsidiary of Company; or (c) owns or has the right to use any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of Company or any Subsidiary of Company.

        Section 4.22.    Insurance.    Neither Company nor any Subsidiary of Company has received notice of any pending or threatened cancellation (retroactive or otherwise) with respect to any of the insurance policies in force naming Company, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee and each of Company and such Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by Company or any Subsidiary of Company as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Company or any Subsidiary.

        Section 4.23.    Title to Assets; Real Property.    Company and each of its Subsidiaries have good and marketable title to, or a valid leasehold or subleasehold interest in, all of their real and personal properties and assets reflected in the balance sheet contained in the Company 2002 10-K or acquired after December 31, 2002 (other than assets disposed of since December 31, 2002 in the ordinary course of business consistent with past practices), in each case free and clear of all Liens, except for (a) Liens for Taxes accrued but not yet payable, (b) Liens arising as a matter of law in the ordinary course of business consistent with past practices with respect to obligations incurred after December 31, 2002; provided that the obligations secured by such Liens are not delinquent and (c) such title defects, liens, encumbrances and restrictions, if any, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company. Section 4.23 of the Company Disclosure Schedule sets forth a correct and complete list of all real property owned or leased by Company or a Subsidiary of Company. Company and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business.

        Section 4.24.    Loans.    Company has not, since July 30, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Company or (ii) materially modified any term of any such extension or maintenance of credit. Section 4.24 of the Company Disclosure Schedule identifies any extension of credit maintained by Company or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

        Section 4.25.    Inventory.    The inventories shown on Company's balance sheet contained in the Company 2002 10-K or acquired after December 31, 2002 were acquired and maintained in the ordinary course of business consistent with past practices, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business consistent with past practices. Since December 31, 2002, adequate provision has been made on the books of Company in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

        Section 4.26.    Disclosure.    No representation, warranty, statement or covenant made by Company in this Agreement or in the Company Disclosure Schedule contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

        Except as disclosed in a section of the Parent disclosure schedule delivered to Company concurrently herewith (the "Parent Disclosure Schedule") corresponding to the subsection of this Article V to which such disclosure applies, Parent hereby represents and warrants to Company as follows:

        Section 5.1.    Corporate Organization.    (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has the corporate power and authority to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary or appropriate, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. True and complete copies of the certificate of incorporation and by-laws of Parent, each as in effect as of the date of this Agreement, have previously been made available by Parent to Company.

        (b)   Each Subsidiary of Parent (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

        Section 5.2.    Capitalization.    (a) The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, of which, as of April 3, 2003, 54,550,731 shares were issued and outstanding and 457,200 shares were held in treasury and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of Parent (the "Parent Preferred Stock," together with the Parent Common Stock, the "Parent Capital Stock"), of which no shares are issued and outstanding. From April 3, 2003 to the date of this Agreement, no shares of Parent Capital Stock have been issued, except pursuant to employee and director stock plans of Parent in effect as of the date hereof (the "Parent Stock Plans"). All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except pursuant to the terms of options and stock issued pursuant to Parent Stock Plans, Parent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Parent Capital Stock or any other equity securities of Parent or any securities representing the right to purchase or otherwise receive any shares of Parent Capital Stock. As of April 3, 2003, no shares of Parent Capital Stock were reserved for issuance, except for 494,792 shares of Parent Common Stock reserved for issuance upon the exercise of stock options pursuant to the Parent Stock Plans and in respect of the employee and director savings, compensation and deferred compensation plans described in the Parent 2002 10-K. Parent has no Voting Debt issued or outstanding. There are no outstanding contractual obligations of Parent or any Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or any capital stock of any Subsidiary of Parent or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person. To the knowledge of Parent, there are no irrevocable proxies and no voting agreements with respect to any shares of Parent Capital Stock or other voting securities of Parent or any of its Subsidiaries.

        (b)   Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Parent, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary. Section 5.2(b) of the Parent Disclosure Schedule sets forth a list of each investment of

Parent in any corporation, joint venture, partnership, limited liability company or other entity other than its Subsidiaries, which, individually or taken together in the aggregate, would be considered a Significant Subsidiary if such investment constituted control of such entity (each a "Parent Non-Subsidiary Affiliate").

        Section 5.3.    Authority; No Violation.    (a) Parent has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has directed that this Agreement and the issuance of Parent Common Stock pursuant to this Agreement be submitted to Parent stockholders for approval at a meeting of Parent stockholders duly called for the purpose of approving this Agreement, the Merger and the issuance of Parent Common Stock pursuant to this Agreement (the "Parent Stockholders Meeting"), and, except for the approval of this Agreement and the Merger by the affirmative vote of holders of a majority of the outstanding shares of Parent, and the approval of the issuance of Parent Common Stock in the Merger by majority vote at a meeting of Parent's stockholders at which a quorum is present (the "Parent Stockholder Approval"), no other corporate proceedings on the part of Parent is necessary to approve this Agreement and the Merger and to consummate the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by Company) constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

        (b)   Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation or by-laws or equivalent organizational documents of Parent or its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 5.4 are duly obtained, (x) conflict with or violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or Parent Non-Subsidiary Affiliates or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, accelerate any right or benefit provided by, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries or Parent Non-Subsidiary Affiliates under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which Parent or any of its Subsidiaries or Parent Non-Subsidiary Affiliates is a party, or by which any of them or any of their properties or assets is or may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults, losses, terminations, cancellations or accelerations of Liens, which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.4.    Consents and Approvals.    Except for (a) the filing of a notification and report form under the HSR Act and the termination or expiration of the waiting period under the HSR Act, (b) the Other Required Governmental Approvals, (c) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Form S-4, (d) the filing of the Certificate of Merger, (e) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and (g) such other consents, approvals, filings and registrations the failure of which to obtain or make would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Parent of this Agreement, (ii) the performance by Parent of its obligations under this Agreement and (iii) the consummation by Parent of the transactions contemplated by this Agreement.

        Section 5.5.    Financial Reports and SEC Documents.    (a) Parent has filed with the SEC all reports, registration statements, definitive proxy statements or information statements required to be filed by Parent or any of its Subsidiaries since January 1, 2000 under the Securities Act or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the "Parent SEC Documents"), each of which, in the form filed, or to be filed, (a) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and (b) as of its filing date, did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

        (b)   Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Parent's filings with the SEC and other public disclosure documents. Parent is in compliance with the applicable listing rules of the NASDAQ National Market and has not since December 31, 2002 received any notice from the NASDAQ National Market asserting any non-compliance with such rules.

        (c)   Each of the balance sheets contained in or incorporated by reference into any such Parent SEC Document (including the related notes and schedules thereto) fairly presents or will fairly present in all material respects the financial position of the entity or entities to which it relates as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Parent SEC Documents (including any related notes and schedules thereto) fairly presents or will fairly present in all material respects the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements. Parent is not a party to or otherwise involved in any "off-balance sheet arrangements" (as defined in Item 303(c) of Regulation S-K under the Exchange Act).

        (d)   Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        Section 5.6.    Absence of Undisclosed Liabilities.    Except as disclosed in the audited financial statements (or notes thereto) included in the Parent 2002 10-K, neither Parent nor any of its Subsidiaries had at December 31, 2002, or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies which (a) are accrued or reserved against in the financial statements in the Parent 2002 10-K or reflected in the notes thereto or (b) were incurred in the ordinary course of business consistent with past practices, which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.7.    Absence of Certain Changes or Events.    (a) Since December 31, 2002, except as set forth in Parent SEC Documents filed prior to the date hereof, no event or events have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

        (b)   Since December 31, 2002, neither Parent nor any of its Subsidiaries has taken any action of the type described in Section 6.2 hereof which, had such action been taken after the date of this Agreement, would be in violation of Section 6.2 hereof.

        Section 5.8.    Legal Proceedings.    There is no claim, suit, action or proceeding or investigation pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries which would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or its Subsidiaries having, or which would reasonably be expected to have, individually or in the aggregate, any such effect.

        Section 5.9.    Compliance with Applicable Law.    Parent and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default under any, applicable law, statute, order, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.10.    Contracts.    (a) Neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees other than in the ordinary course of business consistent with past practices, (ii) which, upon the consummation or stockholder approval of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Parent, Company, the Surviving Entity or any of their respective Subsidiaries to any director officer or employee thereof, (iii) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Parent SEC Documents filed prior to the date hereof or (iv) which materially restricts the conduct of any line of business by Parent or otherwise restricts the operation of the business of Parent or its Subsidiaries or upon consummation of the Merger will materially restrict the ability of Parent or the Surviving Entity to engage in any line of business. Each contract, arrangement, commitment or understanding of the type described in this Section 5.10, whether or not set forth in the Parent Disclosure Schedule or in such Parent SEC Documents, is referred to herein as a "Parent Contract."

        (b)   (i) Each Parent Contract is valid and binding on Parent and any of its Subsidiaries that is a party thereto, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each

Parent Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, and (iii) neither Parent nor any of its Subsidiaries knows of, or has received notice of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

        Section 5.11.    Environmental Liability.    Except for such matters that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent: (a) Parent and its Subsidiaries has complied with all applicable Environmental Laws; (b) there has been no release or threat of release of any Hazardous Substance at, to, under, on or from any property currently owned, leased, or operated by the Parent or its Subsidiaries, as a result of the operations of Parent, or, to the knowledge of Parent, otherwise; (c) there was no release or threat of release of any Hazardous Substance at, to, under, on or from any property formerly owned, leased or operated by the Parent or its Subsidiaries during the period of ownership, lease or operation by the Parent or its Subsidiaries or their predecessors, as a result of the operations of Parent, or, to the knowledge of Parent, otherwise; (d) neither Parent nor its Subsidiaries are subject to liability for any Hazardous Substance disposal or contamination on any third party property; (e) neither Parent nor its Subsidiaries has received any notice, demand, claim, summons, request for information, or other notice alleging that the Parent or its Subsidiaries may be in violation of or liable under any Environmental Law; (f) neither Parent nor its Subsidiaries are subject to any orders, agreements, decrees, judgments, writs or injunctions of, or arrangements with, any court, governmental authority or regulatory agency or is subject to any indemnity or other agreement with any third party, in each case relating to liability or an obligation under any Environmental Law or relating to Hazardous Substances; and (g) to the knowledge of Parent, there are no conditions involving Parent or its Subsidiaries or their predecessors that could reasonably be expected to result in any legal, administrative, arbitral, or other proceedings, claims, actions, causes of action, liabilities, obligations, investigations or costs, or any restrictions on the ownership, use or transfer of any property of Parent or its Subsidiaries, arising under any Environmental Law.

        Section 5.12.    Benefit Plans.    (a) Section 5.12(a) of the Parent Disclosure Schedule includes a complete list of all Parent Benefit Plans.

        (b)   Parent has delivered or made available to Company true, complete and correct copies of (i) each Parent Benefit Plan (or, in the case of any unwritten Parent Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 filed with the Department of Labor with respect to each Parent Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Parent Benefit Plan for which such summary plan description is required, (iv) each trust agreement and group annuity contract relating to any Parent Benefit Plan, (v) a list of all assets and liabilities of, allocated to or accounted for separately with respect to every Parent Benefit Plan (including insurance contracts associated with every Parent Benefit Plan regardless of whether any current cash value exists) and (vi) the most recent determination letter from the Internal Revenue Service, if any.

        (c)   Each Parent Benefit Plan has been established, funded, maintained and administered in all material respects in accordance with its terms and is in material compliance with the applicable provisions of ERISA, the Code, all other law applicable to Parent or any Parent Benefit Plan.

        (d)   All Parent Benefit Plans that are Pension Plans have been the subject of favorable and up-to-date (through any applicable remedial amendment period) determination letters from the Internal Revenue Service, or a timely application therefore has been filed or will be filed, to the effect that such Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and

501(a), respectively, of the Code, and no such determination letter has been revoked nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefore in any respect that would adversely affect its qualification.

        (e)   None of Parent, nor any Subsidiary of Parent or any ERISA Affiliate of Parent has (i) maintained, sponsored or been required to contribute to a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) been required at any time or is required currently to contribute to any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

        (f)    Neither Parent nor any Subsidiary of Parent has any liability for life, health, medical or other welfare benefits for former employees or beneficiaries or dependents thereof with coverage or benefits under Parent Benefit Plans, other than as required by Section 4980B of the Code or Part 6 of Title I of ERISA.

        (g)   All contributions or premiums owed by Parent or any Subsidiary of Parent with respect to Parent Benefit Plans under law, contract or otherwise have been made in full and on a timely basis.

        (h)   To Parent's knowledge, no Parent Benefit Plan or any "fiduciary" or "party-in-interest" (as such terms are respectively defined by Section 3(21) and 3(14) of ERISA) thereto has engaged in a transaction prohibited by Section 406 of ERISA or 4975 of the Code for which a valid exception is not available and which resulted in the imposition of a material tax.

        (i)    There are no pending or, to Parent's knowledge, threatened, claims, lawsuits, arbitrations or audits asserted or instituted against any Parent Benefit Plan, any fiduciary (as defined by Section 3(21) of ERISA) thereto, Parent, any Subsidiary of Parent or any employee or administrator thereof in connection with the existence, operation or administration of a Parent Benefit Plan, other than routine claims for benefits.

        (j)    The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or in combination with the occurrence of any additional or subsequent events) constitute an event under any Parent Benefit Plan or other agreement that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of Parent or any Subsidiary of Parent. No payments or benefits under any Parent Benefit Plan or other agreement would result in an "excess parachute payment" under Section 280G of the Code.

        (k)   All Parent Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

        Section 5.13.    Intellectual Property.    Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, (a) Parent and each of its Subsidiaries solely own, or are licensed to use, all Intellectual Property used in and necessary for the conduct of their business as it is currently conducted, (b) to the knowledge of Parent, Parent and each of its Subsidiaries do not infringe on or otherwise violate the Intellectual Property rights of any third party and are not aware of any basis for such infringement or violation, (c) to the knowledge of Parent, no third party is infringing on or otherwise violating the Intellectual Property rights of Parent or its Subsidiaries, (d) neither Parent nor its Subsidiaries has received any written notice that alleges Parent or its Subsidiaries of infringing any third party Intellectual Property rights used in and necessary for the conduct of Parent's or its Subsidiaries' business as it is currently conducted and Parent or its Subsidiaries are not aware of any basis for such claim, (e) no Intellectual Property is being used, pursued, or enforced by Parent or its Subsidiaries in a manner that would reasonably by expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for the conduct of Parent's or its Subsidiaries' respective business as it is currently conducted, (f) to the knowledge of Parent, no patent owned by Parent or its Subsidiaries is subject to any third-party challenge to validity, enforceability, or claim construction, and no trademark owned by Parent or its Subsidiaries is subject to any third party challenge to validity or enforceability, and Parent has no knowledge of any basis for such action, (g) all current and former officers and employees of Parent and its Subsidiaries have executed and delivered to Parent an agreement (containing no exceptions or exclusions from the scope of its coverage) regarding the protection of proprietary information and the assignment to Parent of any Intellectual Property arising from services performed for Parent by such persons, substantially in the form as set forth in Section 5.13(g) of the Parent Disclosure Schedule, and (h) all current and former consultants and independent contractors to Parent and its Subsidiaries involved in the development, modification, marketing and servicing of any Parent products or Parent Intellectual Property have executed and delivered to Parent an agreement regarding the protection of proprietary information and the assignment to Parent of any Intellectual Property arising from services performed for Parent by such persons.

        Section 5.14.    State Takeover Laws.    Parent is not subject to Section 203 of the DGCL or any other applicable state takeover laws and no such state takeover laws will apply to this Agreement, the Company Voting Agreements or any of the transactions contemplated hereby or thereby.

        Section 5.15.    Opinion of Financial Advisor.    The Parent Special Committee has received the opinion of Bear, Stearns & Co., Inc., dated the date hereof, to the effect that the Merger Consideration is fair to Parent and its stockholders (other than Parent stockholders entering into the Company Voting Agreements and their Affiliates) from a financial point of view.

        Section 5.16.    Board Approval.    The Board of Directors of Parent and the Parent Special Committee each have, at respective meetings duly called and held, by unanimous vote of those directors present (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of Parent and its stockholders, (b) approved (or, in the case of the Parent Special Committee, recommended approval of) this Agreement and the Company Voting Agreements and (c) recommended that holders of Parent Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and the issuance of Parent Common Stock pursuant to this Agreement.

        Section 5.17.    Broker's Fees.    Neither Parent nor any of its Subsidiaries nor any of its respective officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, excluding fees to be paid to Bear, Stearns & Co., Inc.

        Section 5.18.    Taxes.    (a) Each of Parent and its Subsidiaries has duly and timely filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects; (b) each of Parent and its Subsidiaries has duly and timely paid all Taxes required to be paid by it; (c) each of Parent and its Subsidiaries has withheld and paid over all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, and has complied with all applicable laws, rules and regulations relating to the withholding and payment of Taxes; (d) Parent and its Subsidiaries have made adequate provision for all Taxes payable by them for which no Tax Return has yet been filed; (e) the charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected in the Parent SEC Documents are adequate under GAAP to cover (i) the Tax liabilities accruing through the date of such filing, (ii) all deficiencies in Taxes through the date of such filing that have been asserted, proposed or threatened in writing, and (iii) any Taxes for which Parent or any of its Subsidiaries may be liable through the date of such filing; (f) there are no audits, examinations, investigations, deficiencies, claims, actions, suits or other proceedings in respect of Taxes in progress or pending or, to the knowledge of Parent, threatened, against or with respect to Parent or any Subsidiary of Parent; (g) there are no liens for Taxes upon the assets of Parent or any Subsidiary of Parent, other than liens for Taxes not yet due and liens for Taxes that are being contested in good faith by appropriate proceedings; (h) neither Parent nor any of its Subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed, nor executed or entered into any agreement or other document extending or having the effect of extending the period for assessment or collection of any Taxes for which Parent or any Subsidiary would be liable, which period has not since expired, or any agreement or consent to waive an applicable statute of limitations with respect to Taxes or Tax Returns; (i) the consolidated federal income Tax Returns of Parent have been examined, or the statute of limitations has closed, with respect to all taxable years through and including 1998; (j) neither Parent nor any of its Subsidiaries has any liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law) as a transferee or successor, by contract or otherwise; (k) neither Parent nor any Subsidiary of Parent is a party to any agreement, contract, plan or arrangement (with any Person other than Parent and/or any of its Subsidiaries) relating to the allocation or sharing of Taxes; (l) no claim has ever been made by any taxing authority with respect to Parent or any of its Subsidiaries in a jurisdiction where Parent or such Subsidiary does not file Tax Returns that Parent or the Subsidiary is or may be subject to taxation by that jurisdiction and (m) neither Parent nor any of its Subsidiaries knows of any fact or circumstance or has taken, or failed to take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        Section 5.19.    Form S-4; Joint Proxy Statement/Prospectus.    None of the information to be supplied by Parent or its Subsidiaries for inclusion in the Form S-4 or the Joint Proxy Statement/Prospectus will, at the time of the filing of the Form S-4 and the mailing of the Joint Proxy Statement/Prospectus and any amendments or supplements thereto, and at the time of each of the Parent Stockholders Meeting and the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply, as of the date of filing, in the case of the Form S-4, and the date of mailing, in the case of the Joint Proxy Statement/Prospectus, as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to information supplied by Company for inclusion therein.

        Section 5.20.    Labor Relations; Collective Bargaining Agreements.    Neither Parent nor any Subsidiary of Parent is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any Subsidiary of Parent, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any Subsidiary of Parent. No labor organization or group of employees of Parent or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. To the knowledge of Parent, (a) there is no labor dispute, strike, slowdown or work stoppage against Parent or any Subsidiary of Parent pending or, to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent and (b) no unfair labor practice or labor charge or complaint has occurred with respect to Parent or any Subsidiary of Parent. Parent and every Subsidiary of Parent has complied in all material respects with all provisions of applicable law pertaining to the employment of employees, including such laws relating to labor relations, equal employment, fair employment practices, immigration, workers' compensation, terms and conditions of employment, employee classification, wages, hours of work, equal opportunity and occupational health and safety.

        Section 5.21.    Transactions with Affiliates.    No director, officer or other Affiliate or Associate (or member of his or her immediate family) of Parent, any Subsidiary of Parent or any company or business acquired by Parent since January 1, 2000 and no entity in which, to the knowledge of Parent, any such director, officer or other Affiliate or Associate, owns any beneficial interest (other than less than 1% of a publicly held corporation) (a) is a party to any contract, arrangement, commitment or understanding with, or relating to the business or operations of, Parent or any Subsidiary of Parent; (b) is a party to any contract, arrangement, commitment or understanding for or relating to indebtedness of Parent or any Subsidiary of Parent; or (c) owns or has the right to use any property (real, personal or mixed), tangible, or intangible, used or currently intended to be used in, the business or operations of Parent or any Subsidiary of Parent.

        Section 5.22.    Insurance.    Neither Parent nor any Subsidiary of Parent has received notice of any pending or threatened cancellation (retroactive or otherwise) with respect to any of the insurance policies in force naming Parent, any of its Subsidiaries or employees thereof as an insured or beneficiary or as a loss payable payee and each of Parent and such Subsidiaries is in compliance in all material respects with all conditions contained therein. There are no material pending claims against such insurance policies by Parent or any Subsidiary of Parent as to which insurers are defending under reservation of rights or have denied liability, and there exists no material claim under such insurance policies that has not been properly filed by Parent or any Subsidiary.

        Section 5.23.    Title to Assets; Real Property.    Parent and each of its Subsidiaries have good and marketable title to, or a valid leasehold or subleasehold interest in, all of their real and personal properties and assets reflected in the balance sheet contained in the Parent 2002 10-K or acquired after December 31, 2002 (other than assets disposed of since December 31, 2002 in the ordinary course of business consistent with past practices), in each case free and clear of all Liens, except for (a) Liens for Taxes accrued but not yet payable; (b) Liens arising as a matter of law in the ordinary course of business consistent with past practices with respect to obligations incurred after December 31, 2002, provided that the obligations secured by such Liens are not delinquent; and (c) such title defects, liens, encumbrances and restrictions, if any, as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Section 5.23 of the Parent Disclosure Schedule sets forth a correct and complete list of all real property owned or leased by Parent or a Subsidiary of Parent. Parent and each of its Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business.

        Section 5.24.    Loans.    Parent has not, since July 30, 2002, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Parent or (ii) materially modified any term of any such extension or maintenance of credit. Section 5.24 of the Parent Disclosure Schedule identifies any extension of credit maintained by Parent or any of its Subsidiaries to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

        Section 5.25.    Inventory.    The inventories shown on Parent's balance sheet contained in the Parent 2002 10-K or acquired after December 31, 2002 were acquired and maintained in the ordinary course of business consistent with past practices, are of good and merchantable quality, and consist of items of a quantity and quality usable or salable in the ordinary course of business consistent with past practices. Since December 31, 2002, adequate provision has been made on the books of Parent in the ordinary course of business consistent with past practices to provide for all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values, and such inventory reserves are adequate to provide for such slow-moving, obsolete or unusable inventory and inventory shrinkage.

        Section 5.26.    Disclosure.    No representation, warranty, statement or covenant made by Parent in this Agreement or in the Parent Disclosure Schedule contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

        Section 5.27.    Financing.    Parent will have available on the Closing Date sufficient funds to enable it to consummate the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 6.1.    Covenants of Company.    During the period from the date of this Agreement and continuing until the Effective Time, Company agrees as to itself and each of its Subsidiaries that (unless Parent shall otherwise agree in writing and except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the Company Disclosure Schedule):

          (a)    Ordinary Course.    (i) Company shall, and shall cause each of its Subsidiaries to conduct its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use commercially reasonable efforts to keep available the services of its present officers and key employees, preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its ongoing businesses shall not be impaired in any material respect at the Effective Time.

      (ii)
      Company shall not, and shall not permit any of its Subsidiaries to enter into any new line of business.

          (b)    Dividends; Changes in Share Capital.    Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (c)    Issuance of Securities.    Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or dispose of, or authorize or propose the issuance, delivery, sale, pledge or disposition of, any shares of its capital stock of any class, any Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares of its capital stock or Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date hereof in accordance with their present terms.

          (d)    Governing Documents.    Except to the extent required to comply with its obligations hereunder or with applicable law, Company shall not and shall cause each of its Subsidiaries not to amend or propose to amend its certificate of incorporation or by-laws or similar organizational or governance documents.

          (e)    No Acquisitions.    Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (excluding the acquisition of assets used in the operations of the business of Company and its Subsidiaries in the ordinary course of business consistent with past practices, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor and which acquisitions are in the ordinary course of business consistent with past practices).

          (f)    No Dispositions.    Company shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Company) other than in the ordinary course of business consistent with past practices.

          (g)    Investments; Indebtedness.    Company shall not, and shall not permit any of its Subsidiaries to, (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) loans or investments by Company or a wholly owned Subsidiary of Company to or in Company or any wholly owned Subsidiary of Company or (y) in the ordinary course of business consistent with past practices that are not, individually or in the aggregate, material to Company or its Subsidiaries or (ii) except in the ordinary course of business consistent with past practices, incur any additional indebtedness for borrowed money or guarantee any such indebtedness of another Person other than a guaranty by Company on behalf of one of its Subsidiaries (provided that, with the exception of indebtedness incurred in the ordinary course of business consistent with past practices pursuant to an existing line of credit or debt facility to which Company is a party as of the date hereof, any such indebtedness or guaranty is not, individually or in the aggregate, material to Company or any of its Subsidiaries), issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person (other than any wholly owned Subsidiary) or enter into any arrangement having the economic effect of any of the foregoing.

          (h)    Tax-Free Qualification.    Company hereby adopts this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) promulgated under the Code. Company shall use its reasonable best efforts to cause the transaction to qualify and shall use its reasonable best efforts not to take any action, fail to take any action, or cause or permit any action to be taken or to fail to be taken that could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

          (i)    Compensation.    Except (i) as required by law or by the terms of any agreement currently in effect between Company or any Subsidiary of Company and any director, officer or employee thereof or (ii) in the ordinary course of business consistent with past practices following consultation with Parent, Company shall not increase the amount of compensation of, or pay any severance to, any director, officer or employee of Company or any Subsidiary or business unit of Company, or increase or make any commitment to increase any employee benefits, adopt or amend any Benefit Plan or make any commitment to adopt or amend or accelerate the vesting of rights under any Benefit Plan or Company Stock Option Plan or fund or make any contribution to any Company Benefit Plan or any related trust or other funding vehicles, other than regularly scheduled contributions to trusts funding qualified plans. Notwithstanding the foregoing, Company shall not grant any additional options to purchase Company Common Stock without the permission of Parent.

          (j)    Accounting Methods; Tax Elections.    Except as disclosed in Company SEC Documents filed prior to the date of this Agreement or as required by a Governmental Entity, Company shall not change in any material respect its methods of accounting in effect at December 30, 2002, except as required by changes in GAAP as agreed to in by Company's independent public accountants. Company shall not, and shall not permit any of its Subsidiaries to, (i) change its fiscal year or any method of tax accounting, (ii) make, revoke or amend any Tax election or (iii) settle or compromise any liability for Taxes.

          (k)    Certain Actions.    Company and its Subsidiaries shall not take any action or omit to take any action that would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement or, except in the ordinary course of business consistent with past practices, terminate, amend or modify any material provision of, or waive any material rights under, any Company Contract.

          (l)    Capital Expenditure.    Except for capital expenditures and obligations or liabilities in connection therewith set forth in Company's 2003 capital expenditure budget approved by the Board of Directors of Company and previously disclosed to Parent, Company shall not, and shall not permit any of its Subsidiaries to, make or agree to make any new capital expenditure or expenditures, or enter into any agreement or agreements providing for payments for capital expenditures which, in the aggregate, are in excess of 105% of the aggregate amount of capital expenditures provided for in the Company's 2003 capital expenditure budget.

          (m)    Litigation.    Company shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claim, liability, obligation or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practices.

          (n)    Material Agreements.    Except as otherwise set forth in this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, terminate, cancel or request any material change in, or agree to any material change in, any material contract, arrangement, commitment, lease or understanding (whether written or oral) of Company or enter into any contract, arrangement, commitment, lease or understanding (whether written or oral) material to the assets, liabilities, business, results of operations or condition (financial or otherwise) of Company and any of its Subsidiaries taken as a whole, in either case other than in the ordinary course of business consistent with past practices.

          (o)    Transactions with Affiliates.    Company shall not, and shall not permit its Subsidiaries to, enter into any transaction with any of its Affiliates or Associates other than pursuant to arrangements in effect on the date hereof.

          (p)    Representations and Warranties.    Company shall not, and shall not permit any of its Subsidiaries to, take any action that would, or be reasonably expected to, result in any of its representations and warranties set forth in this Agreement that is qualified as to materiality to no longer be true and correct in any respect or any of its representations or warranties set forth in this Agreement that is not so qualified to no longer be true and correct in any material respect.

          (q)    No Related Actions.    Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        Section 6.2.    Covenants of Parent.    During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that (unless Company shall otherwise agree in writing and except as expressly contemplated or permitted by this Agreement or a correspondingly numbered subsection of the Parent Disclosure Schedule):

          (a)    Ordinary Course.    Parent shall, and shall cause each of its Subsidiaries to conduct its business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use reasonable best efforts to keep available the services of its present officers and key employees, preserve intact its present lines of business, maintain its rights and franchises and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its ongoing businesses shall not be impaired in any material respect at the Effective Time.

          (b)    Dividends; Changes in Share Capital.    Parent shall not, and shall not permit any of its Subsidiaries to, and shall not propose or commit to, (i) declare or pay any dividends on, or make other distributions in respect of, any of its capital stock or (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

          (c)    Governing Documents.    Except (i) to the extent required to comply with their respective obligations hereunder or with applicable law, (ii) to increase the number of shares of capital stock authorized by its certificate of incorporation, or (iii) to change the name of either Parent or the Surviving Entity, Parent shall not amend or propose to amend its certificate of incorporation or by-laws.

          (d)    Tax-Free Qualification.    Parent hereby adopts this Agreement as a "plan of reorganization" within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) promulgated under the Code. Parent shall use its reasonable best efforts to cause the transaction to qualify and shall use its reasonable best efforts not to take any action, fail to take any action, or cause or permit any action to be taken or to fail to be taken that could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

          (e)    Accounting Methods; Tax Elections.    Except as disclosed in Parent SEC Documents filed prior to the date of this Agreement or as required by a Governmental Entity, Parent shall not change in any material respect its methods of accounting in effect at December 30, 2002, except as required by changes in GAAP as agreed to in by Parent's independent public accountants. Parent shall not, and shall not permit any of its Subsidiaries to, (i) change its fiscal year or any method of tax accounting, (ii) make, revoke or amend any Tax election or (iii) settle or compromise any liability for Taxes.

          (f)    Certain Actions.    Parent and its Subsidiaries shall not take any action or omit to take any action that would reasonably be expected to prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated by this Agreement or, except in the ordinary course of business consistent with past practices, terminate, amend or modify any material provision of, or waive any material rights under, any Parent Contract.

          (g)    Litigation.    Parent shall not, and shall not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claim, liability, obligation or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than in the ordinary course of business consistent with past practices or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Parent included in the Parent SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practices.

          (h)    Transactions with Affiliates.    Parent shall not, and shall not permit its Subsidiaries to, enter into any transaction with any of its Affiliates or Associates other than pursuant to arrangements in effect on the date hereof.

          (i)    Representations and Warranties.    Parent shall not, and shall not permit any of its Subsidiaries to, take any action that would, or be reasonably expected to, result in any of its representations and warranties set forth in this Agreement that is qualified as to materiality to no longer be true and correct in any respect or any of its representations or warranties set forth in this Agreement that is not so qualified to no longer be true and correct in any material respect.

          (j)    No Related Actions.    Parent shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

        Section 6.3.    Governmental Filings.    Company and Parent shall (a) confer on a reasonable basis with each other and (b) report to each other (to the extent not prohibited by law or regulation or any applicable confidentiality agreement) on operational matters. Company and Parent shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall, if requested by the other and (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly upon request.

        Section 6.4.    Control of Other Party's Business.    Nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct Parent's operations or give Parent, directly or indirectly, the right to control or direct Company's operations prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.1.    Preparation of Proxy Statement; Stockholders Meetings.    (a) As promptly as reasonably practicable following the date hereof, Parent and Company shall cooperate in preparing and each shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus and Parent shall prepare and file with the SEC the Form S-4. The Joint Proxy Statement/Prospectus will be included as a prospectus in and will constitute a part of the Form S-4 as Parent's prospectus. Each of Parent and Company shall use commercially reasonable efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Parent and Company shall, as promptly as practicable after receipt thereof, provide each other with copies of any written comments, and advise each other of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Form S-4 received from the SEC and consult with each other and jointly prepare written responses with respect to any such written comments. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC and shall provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Parent and Company, which approval shall not be unreasonably withheld or delayed; provided that, with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the transactions contemplated hereunder, the other party or its business, financial condition or results of operations. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Parent stockholders, and Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Company stockholders, in each case, as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each party shall advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If, at any time prior to the Effective Time, any information relating to Parent or Company, or any of their respective affiliates, officers or directors, is discovered by Parent or Company and such information should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Parent and Company.

        (b)   Company shall duly take all lawful action to call, give notice of, convene and hold the Company Stockholders Meeting as soon as practicable following effectiveness of the Form S-4 under the Securities Act (on a date determined in accordance with the mutual agreement of Parent and Company) for the purpose of obtaining the Company Stockholder Approval and shall take all lawful action to solicit the Company Stockholder Approval. Subject to Section 7.4, (i) the Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Company and the Company Special Committee recommend that Company's stockholders vote to approve and adopt this Agreement and the Merger (the "Company Recommendation") and (ii) the Company Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Recommendation in a manner adverse to Parent shall be adopted or proposed.

        (c)   Parent shall duly take all lawful action to call, give notice of, convene and hold the Parent Stockholders Meeting as soon as practicable following effectiveness of the Form S-4 under the Securities Act (on a date determined in accordance with the mutual agreement of Parent and Company) for the purpose of obtaining the Parent Stockholder Approval and shall take all lawful action to solicit the Parent Stockholder Approval. The Joint Proxy Statement/Prospectus shall include a statement to the effect that the Board of Directors of Parent and the Parent Special Committee recommend that Parent's stockholders vote to approve and adopt this Agreement and the Merger, and approve the issuance of Parent Common Stock in the Merger (the "Parent Recommendation"). The Parent Recommendation shall not be withdrawn or modified in a manner adverse to the Company, and no resolution by the Board of Directors of Parent or any committee thereof to withdraw or modify the Parent Recommendation in a manner adverse to the Company shall be adopted or proposed.

        Section 7.2.    Access to Information.    Upon reasonable notice, each party shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all of its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause each of its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws or the HSR Act, as applicable (other than documents which such party is not permitted to disclose under applicable law) and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (i) any law, treaty, rule, regulation or order of any Governmental Entity applicable to such party or any contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any information obtained pursuant to this Section 7.2 in confidence in accordance with, and shall otherwise be subject to, the provisions of the confidentiality agreement, dated January 17, 2003, between Company and Parent (the "Confidentiality Agreement"), which Confidentiality Agreement shall continue in full force and effect. Any investigation by either Parent or Company shall not affect the representations and warranties of the other party.

        Section 7.3.    Commercially Reasonable Efforts.    (a) Subject to the terms and conditions of this Agreement, each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all Necessary Approvals and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary, proper or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Other Consents") and (ii) taking all reasonable steps as may be necessary, proper or advisable to obtain all such Necessary Approvals and the Other Consents. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees (i) to make (x) as soon as practicable after the date hereof, an appropriate filing (or, with respect to Parent, if applicable, appropriate filings) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and (y) as promptly as practicable, all other necessary filings with other Governmental Entities relating to the Merger, and, to supply as promptly as practicable any additional information or documentation that may be requested pursuant to such laws or by such authorities and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Other Consents under such other laws or from such authorities as soon as practicable and (ii) not to extend any waiting period under the HSR Act or enter into any agreement with the FTC or the DOJ not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which shall not be unreasonably withheld or delayed).

        (b)   Each of Company and Parent shall, in connection with the efforts referenced in Section 7.3(a) to obtain all of the Other Consents, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) subject to applicable law, permit the other party to review in advance any proposed written communication between it and any Governmental Entity, (iii) promptly inform each other of (and, at the other party's reasonable request, supply to such other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, the DOJ, the FTC or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iv) consult with each other in advance to the extent practicable of any meeting or conference with the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

        (c)   In furtherance and not in limitation of the covenants of the parties contained in Section 7.3(a) and 7.3(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging this Agreement or any transaction contemplated by this Agreement as violative of any regulatory law, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prevent, materially delay or impede the consummation of the Merger or the other transactions contemplated hereby, Company shall cooperate with Parent in all respects in responding thereto, and each shall use its respective commercially reasonable efforts, including, subject to Section 7.3(a), selling, holding separate or otherwise disposing of or conducting their business in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct their business in a specified manner or permitting the sale, holding separate or other disposition of, any assets of Parent, Company or their respective Subsidiaries or the conducting of their business in a specified manner, to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, in each instance as Parent shall reasonably direct. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a party's right to terminate this Agreement pursuant to Section 9.1(b) or 9.1(c) so long as such party has, at that point, complied with its obligations under this Section 7.3.

        (d)   Each of Parent and Company and their respective Boards of Directors shall, if any state takeover statute or similar statute (including Section 203 of the DGCL) becomes applicable to this Agreement, the Merger or any other transactions contemplated hereby, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

        Section 7.4.    Acquisition Proposals.    (a) Company agrees that, prior to the Effective Time, it will not, directly or indirectly, nor will it permit any of its Subsidiaries to, nor will it authorize or permit any officer, director or employee of, or any investment banker, attorney, accountant or other advisor, agent or representative of, Company or any of its Subsidiaries (collectively, the "Company Representatives") to, directly or indirectly through another Person, solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal, or participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, or approve, endorse or recommend any Acquisition Proposal, or enter into any letter of intent, agreement in principle, acquisition agreement or other document or contract contemplating or otherwise relating to an Acquisition Proposal; provided, however, that, prior to the adoption and approval of this Agreement by the requisite Company Stockholder Approval, the foregoing will not prohibit Company from furnishing information to or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to enter into a business combination with Company pursuant to an Acquisition Proposal for more than 50% of any class of equity securities of Company or any of its Subsidiaries or more than 50% of the net revenues, net income or the assets of Company and its Subsidiaries taken as a whole, which the Company Special Committee in good faith determines (after consultation with a financial advisor of nationally recognized reputation) is more favorable from a financial point of view to Company's stockholders than the transactions contemplated by this Agreement (a "Superior Proposal"), so long as:

          (i)    prior to furnishing any information to, or entering into discussions or negotiations with, such a Person, Company provides 24 hours' advance written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, a Person from whom Company will have received an executed confidentiality agreement in form and substance similar to (and in no event any less favorable to Company than) the Confidentiality Agreement prior to furnishing such information;

          (ii)   such notice shall include the terms and conditions of such Acquisition Proposal or any agreement proposed by, or any information supplied to, any such Person;

          (iii)  prior to furnishing any nonpublic information to any such Person, Company furnishes such nonpublic information to Parent (to the extent that such nonpublic information has not been previously furnished by Company to Parent);

          (iv)  neither Company nor any of its Subsidiaries nor any of Company Representatives will have violated any of the restrictions set forth in this Section 7.4;

          (v)   such unsolicited bona fide proposal relating to a Superior Proposal is made by a third party that the Company Special Committee determines in good faith has the good faith intent to proceed with negotiations to consider, and the financial capability to consummate, such Superior Proposal;

          (vi)  the Board of Directors of Company or the Company Special Committee, after duly considering the advice of outside legal counsel to the Board of Directors of Company or the Company Special Committee, as the case may be, determines in good faith that such action is required for the Board of Directors of Company and/or the Company Special Committee to comply with their respective fiduciary duties to stockholders imposed by applicable law; and

          (vii) Company uses its reasonable efforts to keep Parent informed in all material respects of the status and terms of any such negotiations or discussions (including the identity of the Person with whom such negotiations or discussions are being held) and provides Parent copies of such written proposals and any amendments or revisions thereto or correspondence related thereto.

        (b)   Company shall notify Parent orally and in writing of the fact that it received inquiries, offers or proposals that it reasonably believes to be bona fide with respect to an Acquisition Proposal within 24 hours after Company obtains knowledge of the receipt thereof. Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any other Person that have been conducted heretofore with respect to a potential Acquisition Proposal. Company agrees to inform Company Representatives of the obligations undertaken in this Section 7.4; provided, however, that nothing contained in this Agreement will prevent the Board of Directors of Company or the Company Special Committee from referring any third-party to this Section 7.4.

        (c)   Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which Company or any of its Subsidiaries is a party, and shall use its reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent.

        (d)   Except as expressly permitted by this Section 7.4, neither the Board of Directors of Company nor any committee thereof shall (i) withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to Parent, the approval or recommendation by such Board of Directors or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Superior Proposal or (iii) cause Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of Company or the Company Special Committee determines in good faith, after consultation with outside legal counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to Company stockholders (other than the Company stockholders entering into the Parent Voting

Agreements and their Affiliates) under applicable law, the Board of Directors of Company and/or the Company Special Committee may (subject to this sentence and Section 7.4(e)) withdraw, modify or change their respective recommendation of the Merger, but only after two Business Days following Parent's receipt of written notice advising Parent that the Board of Directors of Company or the Company Special Committee is prepared to do so, and only if, during such two Business Day period, Company and its advisors have negotiated or attempted to negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Board of Directors of Company or the Company Special Committee to maintain its recommendation in favor of this Agreement.

        (e)   Nothing contained in this Section 7.4 will prohibit Company from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and/or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Company's stockholders if, in the good faith judgment of the Board of Directors of Company or the Company Special Committee, after consultation with outside legal counsel to the Board of Directors of Company or the Company Special Committee, as the case may be, failure so to disclose would be inconsistent with its obligations under applicable law.

        Section 7.5.    Fees and Expenses.    Subject to Section 9.2, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and Form S-4, which shall be shared equally by Parent and Company.

        Section 7.6.    Directors' and Officers' Indemnification and Insurance.    Following the Effective Time, Parent shall (a) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Company and its Subsidiaries (in all of their capacities) (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with, or for the benefit of, any directors, officers and employees of Company and its Subsidiaries and (ii) without limitation to clause (i), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (b) include and cause to be maintained in effect in the Surviving Entity's (or any successor's) certificate of incorporation and by-laws for a period of six years after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and by-laws of Company and (c) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Company (provided that Parent (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Parent be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Company for such insurance; and, provided further, that if the annual premiums of such insurance coverage exceed such amount, Parent shall obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of Parent under this Section 7.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.6 applies without the consent of such affected indemnitee.

        Section 7.7.    Public Announcements.    Parent and Company shall use commercially reasonable efforts to develop a joint communications plan and each shall use commercially reasonable efforts

(a) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 7.1, neither Parent nor Company shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

        Section 7.8.    Listing of Shares of Parent Common Stock.    Parent shall use its commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise of the Company Stock Options to be approved for listing on the NASDAQ National Market, subject to official notice of issuance, prior to the Closing Date.

        Section 7.9.    Affiliates.    Not less than ten Business Days prior to the date of the Company Stockholders Meeting, Company shall deliver to Parent a letter identifying all persons who, in the judgment of Company, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Company, "affiliates" of Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Company shall use its commercially reasonable efforts to cause each person identified on such list to deliver to Parent not later than five Business Days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit C hereto.

        Section 7.10.    Section 16 Matters.    Prior to the Effective Time, Parent and Company shall take all such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article II or Article III of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Company or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.11.    Notice of Certain Events.    Each of Company and Parent shall promptly notify the other party of:

          (a)   the occurrence of any event whose occurrence would be likely to cause either (i) any representation or warranty contained in this Agreement that is qualified as to materiality or Material Adverse Effect becoming untrue or inaccurate in any respect or any representation or warranty contained in this Agreement that is not so qualified becoming untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, (ii) any condition set forth in Article VIII to not be satisfied or (iii) any changes or events having, or which are reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect on Company or Parent, as applicable.

          (b)   any failure of such party to comply with in any material respect any covenant or agreement to be complied with by it hereunder;

          (c)   any facts relating to such party which would make it necessary or advisable to amend the Joint Proxy Statement/Prospectus or the Form S-4 in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 7.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and

          (d)   any notice or other communication from any Person alleging that a material consent of such Person is or may be required in connection with the transactions contemplated by this Agreement.

        Section 7.12.    FIRPTA Certification.    At the Closing, Company shall deliver to Parent a certification that stock in Company is not a U.S. real property interest because Company is not, and has not been, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Such certification shall be in accordance with Treasury Regulation Section 1.1445-2(c)(3)(i). Company shall timely deliver to the Internal Revenue Service the notification required under Treasury Regulation Section 1.897-2(h)(2).

ARTICLE VIII

CONDITIONS PRECEDENT

        Section 8.1.    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of Company and Parent to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    (i) Company shall have obtained the Company Stockholder Approval and (ii) Parent shall have obtained the Parent Stockholder Approval.

          (b)    No Injunctions or Restraints; Illegality.    No law shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that the party or parties invoking this condition shall use its reasonable best efforts to have any such order or injunction vacated.

          (c)    HSR Act; Other Required Governmental Approvals; Other Consents.    (i) The waiting period (and any extension thereof) relating to the Notification and Report Forms filed by Parent and Company with respect to the Merger under the HSR Act shall have been terminated or shall have expired, (ii) all Other Required Governmental Approvals shall have been obtained, except those Other Required Governmental Approvals the failure of which to obtain would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent or Company and (iii) all consents listed in Section 8.1(c) of the Company Disclosure Schedule shall have been obtained.

          (d)    NASDAQ National Market Listing.    The shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger shall have been approved for listing on the NASDAQ National Market, subject to official notice of issuance.

          (e)    Effectiveness of the Form S-4.    The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

        Section 8.2.    Additional Conditions to Obligations of Parent.    The obligations of Parent to effect the Merger are subject to the satisfaction, or waiver by Parent, on or prior to the Closing Date, of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of Company set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and Parent shall have received a certificate of an executive officer of Company to such effect.

          (b)    Performance of Obligations of Company.    Company shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Parent shall have received a certificate of an executive officer of Company to such effect.

          (c)    Tax Opinion.    Parent shall have received a written opinion of Dewey Ballantine LLP, counsel to the Parent Special Committee, in form and substance reasonably satisfactory to Parent and dated the Closing Date, to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely upon certain facts and assumptions set forth in such opinion, and upon representations of Parent and Company set forth in representation letters reasonably requested by such counsel, which representation letters shall be dated and executed on the date of such opinion and shall be in form and substance satisfactory to such counsel.

          (d)    No Material Adverse Effect.    From the date of this Agreement through the Effective Time, no event, development or condition has occurred which, either individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on Company.

        Section 8.3.    Additional Conditions to Obligations of Company.    The obligations of Company to effect the Merger are subject to the satisfaction, or waiver by Company, on or prior to the Closing Date, of the following additional conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of Parent set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of a specific date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent; and Company shall have received a certificate of an executive officer of Parent to such effect.

          (b)    Performance of Obligations of Parent.    Parent shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other material agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified; and Company shall have received a certificate of an executive officer of Parent to such effect.

          (c)    Tax Opinion.    Company shall have received a written opinion of Gray Cary Ware & Freidenrich LLP, counsel to the Company Special Committee, in form and substance reasonably satisfactory to Company and dated the Closing Date, to the effect that for federal income tax purposes the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall be entitled to rely upon certain facts and assumptions set forth in such opinion, and upon representations of Parent and Company set forth in representation letters reasonably requested by such counsel, which representation letters shall dated and executed on the date of such opinion and shall be in form and substance satisfactory to such counsel.

          (d)    No Material Adverse Effect.    From the date of this Agreement through the Effective Time, no event, development or condition has occurred which, either individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on Parent.

ARTICLE IX

TERMINATION AND AMENDMENT

        Section 9.1.    Termination.    This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as specifically provided below, whether before or after the Parent Stockholders Meeting or the Company Stockholders Meeting:

          (a)   By mutual written consent of Parent and Company;

          (b)   By either Parent or Company, if the Effective Time shall not have occurred on or before September 30, 2003 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party's obligations set forth in Section 7.3) has been the primary cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date; and provided, further, that the Termination Date may be extended not more than 45 days by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of the condition set forth in Section 8.1(c) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period;

          (c)   By either Parent or Company, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 7.3) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action which is necessary to fulfill the conditions set forth in Section 8.1(c), (d) or (e), as applicable, and such denial of a request to issue such order, decree, ruling or the failure to take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to obtain, in accordance with Section 7.3); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to comply with Section 7.3 has been the primary cause of such action or inaction;

          (d)   By either Parent or Company, if either the Parent Stockholder Approval or the Company Stockholder Approval has not been obtained by reason of the failure to obtain the required vote at the Parent Stockholders Meeting or the Company Stockholders Meeting, as applicable;

          (e)   By Parent (provided that Parent is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.2(a) or 8.2(b) are not capable of being satisfied on or before the Termination Date;

          (f)    By Company (provided that Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.3(a) or 8.3(b) are not capable of being satisfied on or before the Termination Date;

          (g)   By Parent, if the Board of Directors of Company shall have (i) failed to recommend or withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of this Agreement or the Merger, (ii) failed to include in the Joint Proxy Statement/Prospectus its approval or recommendation of this Agreement or the Merger or a statement to the effect that the Board of Directors of Company has determined and believes that the Merger is in the best interests of the stockholders of Company, (iii) failed to reaffirm its approval or recommendation of this Agreement or the Merger within three Business Days of a request to do so by Parent, (iv) failed to call the Company Stockholders Meeting in accordance with Section 7.1(b) or (v) approved or recommended to its stockholders any Acquisition Proposal of a Person other than Parent (or the Board of Directors of Company resolves to do any of the foregoing); or

          (h)   By Company, if the Board of Directors of Company determines, after complying with the terms of this Agreement (including negotiating in good faith with Parent for two Business Days as contemplated by Section 7.4(d)), that an Acquisition Proposal constitutes a Superior Proposal and (i) Company notifies Parent in writing that it intends to enter into such an agreement and (ii) concurrent with such termination, Company pays to Parent in immediately available funds an amount equal to the Termination Fee.

        Section 9.2.    Effect of Termination.    (a) In the event of termination of this Agreement by either Company or Parent as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party to this Agreement or their respective officers or directors, the second sentence of Section 7.2, Section 7.5, this Section 9.2 and Article X, which provisions shall survive such termination; provided that, notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

        (b)   Company agrees that, if:

          (i)    Company terminates this Agreement pursuant to Section 9.1(h);

          (ii)   Parent terminates this Agreement pursuant to Section 9.1(g); or

          (iii)  (x) (A) either Company or Parent terminates this Agreement pursuant to Section 9.1(d) (provided that the basis for such termination is the failure to obtain the Company Stockholder Approval) or pursuant to Section 9.1(b) or (B) Parent terminates this Agreement pursuant to Section 9.1(e) if, (y) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to Company shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Company or Company shall have breached in any respect its obligations under Sections 7.1 or 7.4 and (z) within

  12 months of such termination Company or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, or the Board of Directors of Company or any of its Subsidiaries recommends that its respective stockholders approve, adopt or accept, any Acquisition Proposal then Company shall (A) in the case of clause (i) above, concurrent with such termination, (B) in the case of clause (ii) above, within one Business Day after the date of such termination or (C) in the case of clause (iii) above, within one Business Day after the date Company or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal, pay Parent an amount equal to $3,200,000 plus the actual and documented reasonable Expenses of Parent (the "Termination Fee"), by wire transfer of immediately available funds.

        (c)   Company acknowledged that the agreement contained in Section 9.2(b) is an integral part of the transactions contemplated by this Agreement, and that, without this agreement, Parent would not enter into this Agreement; accordingly, if Company fails promptly to pay any amount due pursuant to Section 9.2(b), and, in order to obtain such payment, the Parent commences a suit which results in a judgment against such party for the fee set forth in Section 9.2(b), Company shall pay Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made, notwithstanding the provisions of Section 7.5. The parties hereto agree that any remedy or amount payable pursuant to this Section 9.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful and material breach of any representation, warranty, covenant or agreement contained in this Agreement.

        Section 9.3.    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Parent Stockholder Approval or the Company Stockholder Approval, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 9.4.    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

        Section 10.1.    Non-Survival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

        Section 10.2.    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

    (i)
    if to Parent to:

      Bruker Daltonics Inc.
      40 Manning Road
      Billerica, Massachusetts 01821
      Attention: Frank H. Laukien, Ph.D.
      Facsimile: 978-667-5993

      with copies to:

      Dewey Ballantine LLP
      1301 Avenue of the Americas
      New York, New York 10019
      Attention: Frederick W. Kanner, Esq.
      Facsimile: 212-259-6333

      and

      Nixon Peabody LLP
      101 Federal Street
      Boston, Massachusetts 02110
      Attention: Richard M. Stein, Esq.
      Facsimile: 617-951-1295

    (ii)
    if to Company to:

      Bruker AXS Inc.
      5465 East Cheryl Parkway
      Madison, Wisconsin 53711
      Attention: Martin Haase, Ph.D.
      Facsimile: 608-276-3006

      with copies to:

      Gray Cary Ware & Freidenrich LLP
      400 Hamilton Avenue
      Palo Alto, California 94301
      Attention: Diane Holt Frankle, Esq.
      Facsimile: 650-833-2001

      and

      Nixon Peabody LLP
      101 Federal Street
      Boston, Massachusetts 02110
      Attention: Richard M. Stein, Esq.
      Facsimile: 617-951-1295

        Section 10.3.    Interpretation.    When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." In addition, each Section of this Agreement is qualified by the matters set forth with respect to such Section on the Parent Disclosure Schedule and the Company Disclosure Schedule.

        Section 10.4.    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        Section 10.5.    Entire Agreement; No Third Party Beneficiaries.    (a) This Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except that, for purposes of the definition of "commercially reasonable efforts" as used in Section 7.3(a) and 7.3(c), the parties agree that it is proper to refer to the course of their discussions prior to entering into this Agreement.

        (b)   This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.6 (which is intended to be for the benefit of the Persons covered thereby).

        Section 10.6.    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

        Section 10.7.    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

        Section 10.8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 10.9.    Submission to Jurisdiction; Waivers.    Each of Parent and Company irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Parent and Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Parent and Company hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (d) any right to a trial by jury.

        Section 10.10.    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, Parent and Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

BRUKER DALTONICS INC.

By:	/s/ FRANK H. LAUKIEN Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

BRUKER AXS INC.

By:	/s/ MARTIN HAASE Martin Haase, Ph.D. President and Chief Executive Officer

Agreement and Plan of Merger
Counterpart Signature Page

EXHIBIT A

Directors of Parent

Class	Name	Designated By	Board Committees
Class I (expiring 2004)	M. Christopher Canavan, Jr.	Parent Special Committee (Independent)	Audit Committee (Chairman)
Class I (expiring 2004)	Taylor J. Crouch	Company Special Committee (Independent)	Audit and Transition Committees
Class I (expiring 2004)	Frank H. Laukien, Ph.D. (Chairman)	Parent Special Committee
Class II (expiring 2005)	Daniel S. Dross	Company Special Committee (Independent)	Compensation Committee
Class II (expiring 2005)	Collin J. D'Silva	Parent Special Committee (Independent)	Audit Committee
Class II (expiring 2005)	Richard M. Stein	Parent Special Committee	Transition Committee
Class II (expiring 2005)	Bernhard Wangler	Parent Special Committee
Class III (expiring 2003)	Martin Haase, Ph.D. (Vice Chairman)	Company Special Committee
Class III (expiring 2003)	Richard D. Kniss	Company Special Committee (Independent)	Compensation and Transition Committees
Class III (expiring 2003)	William A. Linton	Parent Special Committee (Independent)	Compensation (Chairman) and Transition Committees

EXHIBIT B

Officers of Parent

Name	Title
Frank H. Laukien, Ph.D.	President and Chief Executive Officer
Martin Haase, Ph.D.	Senior Vice President
Laura Francis	Chief Financial Officer and Treasurer
Michael Willett	Director of Investor Relations and Public Relations
Richard M. Stein	Secretary
John Hulburt	Director of Audit and SEC Compliance

EXHIBIT C

Form of Affiliate Agreement

[DATE]

Bruker Daltonics Inc.
40 Manning Road
Billerica, Massachusetts 01821

Ladies and Gentlemen:

        Reference is made to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of April 4, 2003, by and between Bruker Daltonics Inc., a Delaware corporation ("Parent") and Bruker AXS Inc., a Delaware corporation ("Company"), pursuant to which Company will be merged with and into Parent (the "Merger").

        The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of Company for purposes of Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"). The undersigned is delivering this letter of undertaking and commitment pursuant to Section 7.9 of the Merger Agreement.

        With respect to the shares of common stock, par value $0.01 per share, of Parent as may be received by the undersigned pursuant to the Merger Agreement (the "Shares"), the undersigned represents to and agrees with Parent that:

          A.    The undersigned will not make any offer to sell or any sale or other disposition of all or any part of the Shares in violation of the Act or the rules and regulations thereunder, including Rule 145, and will hold all the Shares subject to all applicable provisions of the Act and the rules and regulations thereunder.

          B.    The undersigned has carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer or otherwise dispose of the Shares to the extent the undersigned felt necessary with the undersigned's counsel or counsel for Company.

          C.    The undersigned has been advised that the offering, sale and delivery of the Shares to the undersigned pursuant to the Merger Agreement will be registered under the Act on a Registration Statement on Form S-4. The undersigned has also been advised, however, that, since the undersigned may be deemed an "affiliate" of Company at the time the Merger is submitted to a vote of the stockholders of Company, any public reoffering or resale by the undersigned of any of the Shares will, under current law, require either (i) the further registration under the Act of the Shares to be sold, (ii) compliance with Rule 145 promulgated under the Act (permitting limited sales under certain circumstances) or (iii) the availability of another exemption from registration under the Act.

          D.    The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of the Shares by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to enable such sale, transfer or other disposition by the undersigned to be made in compliance with an exemption from such registration.

          E.    The undersigned also understands that, if Parent should deem it necessary to comply with the requirements of the Act, stop transfer instructions will be given to Parent's transfer agents with respect to the Shares and that there will be placed on the certificates for the Shares, or any substitution therefor, a legend stating in substance:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION UNDER RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY UPON RECEIPT BY THE CORPORATION OF AN OPINION OF COUNSEL ACCEPTABLE TO IT THAT THE SECURITIES ARE BEING SOLD IN COMPLIANCE WITH THE LIMITATIONS OF RULE 145 OR THAT SOME OTHER EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE, OR PURSUANT TO A REGISTRATION STATEMENT UNDER THE ACT."

          F.     It is understood and agreed that the legend set forth in paragraph E above will be removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the Act or (ii) Parent has received either an opinion of counsel, which opinion will be reasonably satisfactory to Parent, or a "no-action" letter obtained by undersigned from the staff of the Securities and Exchange Commission (the "Commission"), to the effect that the restrictions imposed by Rule 145 under the Act no longer apply to undersigned.

          G.    The undersigned understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent and Company and will be relied upon by such entities and their respective counsel and accountants.

          H.    The undersigned understands and agrees that this letter will apply to all shares of the capital stock of Parent and Company that are deemed to be beneficially owned by the undersigned pursuant to applicable federal securities laws.

        Any notices or any other communications in connection herewith will be in writing and will be given to Parent at Parent's address on the first page of this letter and to the undersigned at the address set forth below the undersigned's name; or to such other address or person as Parent will furnish to the undersigned in writing or that the undersigned will furnish to Parent in writing in accordance with the provisions of this paragraph; and will be deemed to have been duly received if so given (i) if delivered in person or by courier, upon actual receipt by the intended party, (ii) if sent by telecopy or facsimile transmission, when the confirmation is received or (iii) if sent by mail, upon five days after such notice or other communication is deposited in the mail.

        This letter will be governed by the laws of the State of Delaware regardless of applicable principles of conflicts of laws. This letter will be binding upon the undersigned and Parent and their respective successors and assigns. This letter is the complete agreement between the undersigned and Parent concerning the subject matter hereof. In the event that any signature hereto is delivered by facsimile transmission, such signature will create a valid and binding obligation of the executing party with the same force and effect as if such facsimile signature page were an original thereof. If the Merger Agreement is terminated in accordance with its terms prior to the Effective Time (as defined in the Merger Agreement), then the legal effect of this letter will thereupon automatically terminate.

        Execution of this letter will not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of Company for purposes of Rule 145 under the Act or as a waiver of any rights the undersigned may have to any claim that the undersigned is not such an affiliate on or after the date of this letter.

Very truly yours,

Name:

Address:

Agreed to and accepted as of the date first written above:
BRUKER DALTONICS INC.
By:

Name:

Title:

Annex B-1

VOTING AND SUPPORT AGREEMENT

        VOTING AND SUPPORT AGREEMENT, dated as of April 4, 2003 (this "Agreement"), by and between BRUKER DALTONICS INC., a Delaware corporation ("Parent"), and FRANK H. LAUKIEN, PH.D. ("Stockholder").

W I T N E S S E T H:

        WHEREAS, Parent and Bruker AXS Inc., a Delaware corporation ("Company"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing for, among other things, the merger of Company with and into Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, Stockholder beneficially owns 7,820,500 shares of common stock, par value $0.01 per share ("Company Common Stock"), of Company (such shares of Company Common Stock, together with any other shares of capital stock of Company acquired by Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that Stockholder enter into this Agreement pursuant to which Stockholder shall, among other things, (a) vote all of the shares of Company Common Stock held by Stockholder in favor of the proposal to approve and adopt the Merger Agreement and the Merger and (b) to make certain elections with respect to the consideration to be paid in the Merger.

        NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

        Section 1.    Irrevocable Proxy.

          (a)   Stockholder hereby irrevocably grants to, and appoints, Parent and any individual who shall be designated by Parent, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, at any meeting of stockholders of Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Sections 4(a)(i) and 4(a)(ii) hereof.

          (b)   Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable and that any such proxies are hereby revoked.

          (c)   Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the proxy set forth in this Section 1 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such

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  irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

        Section 2.    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to Parent as follows:

          (a)    Ownership.    Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares, free and clear of any Liens whatsoever. Stockholder does not own, of record or beneficially, any shares of capital stock of Company other than the Subject Shares. Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

          (b)    Authority; No Conflict.    Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Stockholder or to any of Stockholder's property or assets.

          (c)    No Filings; Consents.    No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the irrevocable proxy pursuant to Section 1(a) hereof.

        Section 3.    Representations and Warranties of Parent.    Parent hereby represents and warrants to Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or by-laws of Parent or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Parent or any of Parent's property or assets.

        Section 4.    Covenants of Stockholder.    Subject to Section 9 hereof, Stockholder agrees as follows:

          (a)   Without in any way limiting Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Company called upon to approve and adopt the Merger Agreement and the Merger or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger Agreement and the Merger is sought, Stockholder shall vote

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  (or cause to be voted) the Subject Shares (which number of shares may be greater or less than the number of shares as of the date hereof):

            (i)    in favor of the Merger, the approval and adoption by Company of the Merger Agreement and approval of the other transactions contemplated by the Merger Agreement; and

            (ii)   against (x) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantially all of Company's assets, sale or issuance of securities of Company or any of its Subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by Company or any of its Subsidiaries and (y) any amendment of Company's certificate of incorporation or by-laws or equivalent organizational documents or other proposal or transaction involving Company or any of its Subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any representation, warranty or covenant or any other obligation or agreement of Company under or with respect to, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or by this Agreement.

          (b)   With respect to Stockholder's right to elect among different forms of Merger Consideration pursuant to the terms of the Merger Agreement, Stockholder hereby agrees to make only a Stock Election with respect to the Subject Shares.

          (c)   Stockholder agrees not to transfer, sell, assign, exchange, pledge or otherwise dispose of or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement. Notwithstanding the foregoing, (i) Stockholder may, during the term of this Agreement, gift, sell or otherwise transfer the Subject Shares to (x) a member or members of a group consisting of Stockholder's spouse, Stockholder's issue, the spouses of Stockholder's issue or any charitable organization, (y) any trust or custodian account created for the primary benefit of any one or more of Stockholder or the permitted transferees described in clause (x) above or (z) a general partnership, limited partnership, limited liability company or other business entity, all of the equity interests of which are held by Stockholder or the permitted transferees described in clause (x) above, and (ii) a Stockholder who acquired Subject Shares pursuant to this sentence may transfer such Subject Shares only to the Stockholder from whom, directly or indirectly, such transferring Stockholder acquired said Subject Shares or parties to whom such transferring Stockholder is permitted to transfer Company Common Stock pursuant to this sentence; provided, however, in the case of any gift, sale or other transfer pursuant to this paragraph, at the time of and as a condition to such gift, sale or other transfer, the permitted transferee shall provide to Parent its written agreement to be bound by the terms of this Agreement and to perform all of the obligations of Stockholder set forth herein as if the permitted transferee had originally executed and delivered this Agreement to Parent. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares.

          (d)   Stockholder shall comply with the terms of Section 7.4 of the Merger Agreement, provided, however, that Stockholder shall be deemed to be a Company Representative at all times for purposes of Section 7.4 of the Merger Agreement (regardless of whether Stockholder is in fact a Company Representative at the relevant time).

          (e)   As soon as practicable following the request of at least two of (i) Stockholder, (ii) the Company Special Committee and (iii) the Parent Special Committee (any two of such parties collectively referred to as the "Requesting Parties"), Stockholder shall (x) make an appropriate

B1-3

  filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement, including, without limitation, Stockholder's receipt of shares of Parent Common Stock in the Merger, (y) supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act and (z) use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act. All actual and documented Expenses incurred by Stockholder in connection with complying with the immediately preceding sentence shall be paid equally by Parent and Company; provided, however, in the event that, notwithstanding the Requesting Parties' request for Stockholder to make the filing contemplated by the immediately preceding sentence, Stockholder would have otherwise been required to make such filing in order to receive all of the shares of Parent Common Stock contemplated by the Merger Agreement in compliance with the HSR Act, assuming for purposes of this determination that Stockholder receives such shares of Parent Common Stock on the Closing Date, then Stockholder shall promptly reimburse Parent and Company (or reimburse only Parent, if after the Closing Date) for such Expenses actually paid by Parent and Company upon the written request of either Parent or Company. If, on the Closing Date, (x) any waiting period (and any extension thereof) applicable to Stockholder's acquisition of Parent Common Stock in the Merger under the HSR Act shall not have been terminated or shall not have expired or (y) a Notification and Report Form pursuant to the HSR Act has not been filed with respect to Stockholder's receipt of such Parent Common Stock and Stockholder would be required to make such filing in order to receive all of the shares of Parent Common Stock contemplated by the Merger Agreement in compliance with the HSR Act, assuming for purposes of this determination that Stockholder receives such shares of Parent Common Stock on the Closing Date, then Stockholder shall promptly on the Closing Date enter into an escrow arrangement, which arrangement shall be structured to allow the consummation of the Merger without any violation of the HSR Act, pursuant to which the shares of Parent Common Stock to be received by Stockholder in the Merger will be held in such escrow pending the termination or expiration of the applicable waiting period.

        Section 5.    Certain Events.    Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Company affecting the Company Common Stock or the acquisition of additional shares of Company Common Stock or other voting securities of Company by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Company Common Stock or other voting securities of Company issued to or acquired or disposed of by Stockholder.

        Section 6.    Stockholder Capacity.    Stockholder enters into this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of Company, such Stockholder makes no agreement or understanding in this Agreement in Stockholder's capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken by Stockholder in Stockholder's capacity as an officer or director of Company.

        Section 7.    No Ownership Interest.    Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholder, and Parent shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or

B1-4

authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

        Section 8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of Stockholder, and any attempt to make any such assignment without such consent shall be null and void; provided that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.    Termination.    This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article IX thereof (including the payment of the Termination Fee, if applicable); provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful and material breach of its covenants or a willful and material breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.

        Section 10.    General Provisions.

          (a)    Amendments.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b)    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to Parent in accordance with Section 10.2 of the Merger Agreement and to Stockholder at its address set forth on Company's stock ledger (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    When a reference is made in this Agreement or to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Terms not defined herein shall have such meaning as set forth in the Merger Agreement.

          (d)    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (e)    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the schedules hereto (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

B1-5

          (f)    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          (g)    Submission to Jurisdiction; Waivers.    Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iv) any right to a trial by jury.

          (h)    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholder set forth in Section 4 hereof shall be subject to the foregoing provisions of this Section 10(h).

          (i)    Public Announcements.    Except as required by law, Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent.

          (j)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

BRUKER DALTONICS INC.

By:	/s/ RICHARD M. STEIN Richard M. Stein Secretary

FRANK H. LAUKIEN, PH.D.

/s/ FRANK H. LAUKIEN

Voting and Support Agreement
Counterpart Signature Page

B1-7

Annex B-2

VOTING AND SUPPORT AGREEMENT

        VOTING AND SUPPORT AGREEMENT, dated as of April 4, 2003 (this "Agreement"), by and between BRUKER DALTONICS INC., a Delaware corporation ("Parent"), and DIRK D. LAUKIEN ("Stockholder").

W I T N E S S E T H:

        WHEREAS, Parent and Bruker AXS Inc., a Delaware corporation ("Company"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing for, among other things, the merger of Company with and into Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, Stockholder beneficially owns 7,657,000 shares of common stock, par value $0.01 per share ("Company Common Stock"), of Company (such shares of Company Common Stock, together with any other shares of capital stock of Company acquired by Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that Stockholder enter into this Agreement pursuant to which Stockholder shall, among other things, (a) vote all of the shares of Company Common Stock held by Stockholder in favor of the proposal to approve and adopt the Merger Agreement and the Merger and (b) to make certain elections with respect to the consideration to be paid in the Merger.

        NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

        Section 1.    Irrevocable Proxy.

          (a)   Stockholder hereby irrevocably grants to, and appoints, Parent and any individual who shall be designated by Parent, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, at any meeting of stockholders of Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Sections 4(a)(i) and 4(a)(ii) hereof.

          (b)   Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable and that any such proxies are hereby revoked.

          (c)   Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the proxy set forth in this Section 1 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such

B2-1

  irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

        Section 2.    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to Parent as follows:

          (a)    Ownership.    Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares, free and clear of any Liens whatsoever. Stockholder does not own, of record or beneficially, any shares of capital stock of Company other than the Subject Shares. Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

          (b)    Authority; No Conflict.    Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Stockholder or to any of Stockholder's property or assets.

          (c)    No Filings; Consents.    No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the irrevocable proxy pursuant to Section 1(a) hereof.

        Section 3.    Representations and Warranties of Parent.    Parent hereby represents and warrants to Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or by-laws of Parent or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Parent or any of Parent's property or assets.

        Section 4.    Covenants of Stockholder.    Subject to Section 9 hereof, Stockholder agrees as follows:

          (a)   Without in any way limiting Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Company called upon to approve and adopt the Merger Agreement and the Merger or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger Agreement and the Merger is sought, Stockholder shall vote

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  (or cause to be voted) the Subject Shares (which number of shares may be greater or less than the number of shares as of the date hereof):

            (i)    in favor of the Merger, the approval and adoption by Company of the Merger Agreement and approval of the other transactions contemplated by the Merger Agreement; and

            (ii)   against (x) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantially all of Company's assets, sale or issuance of securities of Company or any of its Subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by Company or any of its Subsidiaries and (y) any amendment of Company's certificate of incorporation or by-laws or equivalent organizational documents or other proposal or transaction involving Company or any of its Subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any representation, warranty or covenant or any other obligation or agreement of Company under or with respect to, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or by this Agreement.

          (b)   With respect to Stockholder's right to elect among different forms of Merger Consideration pursuant to the terms of the Merger Agreement, Stockholder hereby agrees to make only a Stock Election with respect to the Subject Shares.

          (c)   Stockholder agrees not to transfer, sell, assign, exchange, pledge or otherwise dispose of or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement. Notwithstanding the foregoing, (i) Stockholder may, during the term of this Agreement, gift, sell or otherwise transfer the Subject Shares to (x) a member or members of a group consisting of Stockholder's spouse, Stockholder's issue, the spouses of Stockholder's issue or any charitable organization, (y) any trust or custodian account created for the primary benefit of any one or more of Stockholder or the permitted transferees described in clause (x) above or (z) a general partnership, limited partnership, limited liability company or other business entity, all of the equity interests of which are held by Stockholder or the permitted transferees described in clause (x) above, and (ii) a Stockholder who acquired Subject Shares pursuant to this sentence may transfer such Subject Shares only to the Stockholder from whom, directly or indirectly, such transferring Stockholder acquired said Subject Shares or parties to whom such transferring Stockholder is permitted to transfer Company Common Stock pursuant to this sentence; provided, however, in the case of any gift, sale or other transfer pursuant to this paragraph, at the time of and as a condition to such gift, sale or other transfer, the permitted transferee shall provide to Parent its written agreement to be bound by the terms of this Agreement and to perform all of the obligations of Stockholder set forth herein as if the permitted transferee had originally executed and delivered this Agreement to Parent. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares.

          (d)   Stockholder shall comply with the terms of Section 7.4 of the Merger Agreement, provided, however, that Stockholder shall be deemed to be a Company Representative at all times for purposes of Section 7.4 of the Merger Agreement (regardless of whether Stockholder is in fact a Company Representative at the relevant time).

          (e)   As soon as practicable following the request of at least two of (i) Stockholder, (ii) the Company Special Committee and (iii) the Parent Special Committee (any two of such parties collectively referred to as the "Requesting Parties"), Stockholder shall (x) make an appropriate

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  filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement, including, without limitation, Stockholder's receipt of shares of Parent Common Stock in the Merger, (y) supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act and (z) use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act. All actual and documented Expenses incurred by Stockholder in connection with complying with the immediately preceding sentence shall be paid equally by Parent and Company; provided, however, in the event that, notwithstanding the Requesting Parties' request for Stockholder to make the filing contemplated by the immediately preceding sentence, Stockholder would have otherwise been required to make such filing in order to receive all of the shares of Parent Common Stock contemplated by the Merger Agreement in compliance with the HSR Act, assuming for purposes of this determination that Stockholder receives such shares of Parent Common Stock on the Closing Date, then Stockholder shall promptly reimburse Parent and Company (or reimburse only Parent, if after the Closing Date) for such Expenses actually paid by Parent and Company upon the written request of either Parent or Company. If, on the Closing Date, (x) any waiting period (and any extension thereof) applicable to Stockholder's acquisition of Parent Common Stock in the Merger under the HSR Act shall not have been terminated or shall not have expired or (y) a Notification and Report Form pursuant to the HSR Act has not been filed with respect to Stockholder's receipt of such Parent Common Stock and Stockholder would be required to make such filing in order to receive all of the shares of Parent Common Stock contemplated by the Merger Agreement in compliance with the HSR Act, assuming for purposes of this determination that Stockholder receives such shares of Parent Common Stock on the Closing Date, then Stockholder shall promptly on the Closing Date enter into an escrow arrangement, which arrangement shall be structured to allow the consummation of the Merger without any violation of the HSR Act, pursuant to which the shares of Parent Common Stock to be received by Stockholder in the Merger will be held in such escrow pending the termination or expiration of the applicable waiting period.

        Section 5.    Certain Events.    Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Company affecting the Company Common Stock or the acquisition of additional shares of Company Common Stock or other voting securities of Company by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Company Common Stock or other voting securities of Company issued to or acquired or disposed of by Stockholder.

        Section 6.    Stockholder Capacity.    Stockholder enters into this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of Company, such Stockholder makes no agreement or understanding in this Agreement in Stockholder's capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken by Stockholder in Stockholder's capacity as an officer or director of Company.

        Section 7.    No Ownership Interest.    Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholder, and Parent shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or

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authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

        Section 8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of Stockholder, and any attempt to make any such assignment without such consent shall be null and void; provided that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.    Termination.    This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article IX thereof (including the payment of the Termination Fee, if applicable); provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful and material breach of its covenants or a willful and material breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.

        Section 10.    General Provisions.

          (a)    Amendments.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b)    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to Parent in accordance with Section 10.2 of the Merger Agreement and to Stockholder at its address set forth on Company's stock ledger (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    When a reference is made in this Agreement or to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Terms not defined herein shall have such meaning as set forth in the Merger Agreement.

          (d)    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (e)    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the schedules hereto (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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          (f)    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          (g)    Submission to Jurisdiction; Waivers.    Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iv) any right to a trial by jury.

          (h)    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholder set forth in Section 4 hereof shall be subject to the foregoing provisions of this Section 10(h).

          (i)    Public Announcements.    Except as required by law, Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent.

          (j)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

BRUKER DALTONICS INC.

By:	/s/ FRANK H. LAUKIEN Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

DIRK D. LAUKIEN

/s/ DIRK D. LAUKIEN

Voting and Support Agreement
Counterpart Signature Page

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Annex B-3

VOTING AND SUPPORT AGREEMENT

        VOTING AND SUPPORT AGREEMENT, dated as of April 4, 2003 (this "Agreement"), by and between BRUKER DALTONICS INC., a Delaware corporation ("Parent"), and MARC M. LAUKIEN ("Stockholder").

W I T N E S S E T H:

        WHEREAS, Parent and Bruker AXS Inc., a Delaware corporation ("Company"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing for, among other things, the merger of Company with and into Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, Stockholder beneficially owns 7,550,500 shares of common stock, par value $0.01 per share ("Company Common Stock"), of Company (such shares of Company Common Stock, together with any other shares of capital stock of Company acquired by Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that Stockholder enter into this Agreement pursuant to which Stockholder shall, among other things, (a) vote all of the shares of Company Common Stock held by Stockholder in favor of the proposal to approve and adopt the Merger Agreement and the Merger and (b) to make certain elections with respect to the consideration to be paid in the Merger.

        NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

        Section 1.    Irrevocable Proxy.

          (a)   Stockholder hereby irrevocably grants to, and appoints, Parent and any individual who shall be designated by Parent, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, at any meeting of stockholders of Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Sections 4(a)(i) and 4(a)(ii) hereof.

          (b)   Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable and that any such proxies are hereby revoked.

          (c)   Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the proxy set forth in this Section 1 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such

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  irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

        Section 2.    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to Parent as follows:

          (a)    Ownership.    Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares, free and clear of any Liens whatsoever. Stockholder does not own, of record or beneficially, any shares of capital stock of Company other than the Subject Shares. Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

          (b)    Authority; No Conflict.    Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Stockholder or to any of Stockholder's property or assets.

          (c)    No Filings; Consents.    No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the irrevocable proxy pursuant to Section 1(a) hereof.

        Section 3.    Representations and Warranties of Parent.    Parent hereby represents and warrants to Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or by-laws of Parent or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Parent or any of Parent's property or assets.

        Section 4.    Covenants of Stockholder.    Subject to Section 9 hereof, Stockholder agrees as follows:

          (a)   Without in any way limiting Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Company called upon to approve and adopt the Merger Agreement and the Merger or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger Agreement and the Merger is sought, Stockholder shall vote

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  (or cause to be voted) the Subject Shares (which number of shares may be greater or less than the number of shares as of the date hereof):

            (i)    in favor of the Merger, the approval and adoption by Company of the Merger Agreement and approval of the other transactions contemplated by the Merger Agreement; and

            (ii)   against (x) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantially all of Company's assets, sale or issuance of securities of Company or any of its Subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by Company or any of its Subsidiaries and (y) any amendment of Company's certificate of incorporation or by-laws or equivalent organizational documents or other proposal or transaction involving Company or any of its Subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any representation, warranty or covenant or any other obligation or agreement of Company under or with respect to, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or by this Agreement.

          (b)   With respect to Stockholder's right to elect among different forms of Merger Consideration pursuant to the terms of the Merger Agreement, Stockholder hereby agrees to make only a Stock Election with respect to the Subject Shares.

          (c)   Stockholder agrees not to transfer, sell, assign, exchange, pledge or otherwise dispose of or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement. Notwithstanding the foregoing, (i) Stockholder may, during the term of this Agreement, gift, sell or otherwise transfer the Subject Shares to (x) a member or members of a group consisting of Stockholder's spouse, Stockholder's issue, the spouses of Stockholder's issue or any charitable organization, (y) any trust or custodian account created for the primary benefit of any one or more of Stockholder or the permitted transferees described in clause (x) above or (z) a general partnership, limited partnership, limited liability company or other business entity, all of the equity interests of which are held by Stockholder or the permitted transferees described in clause (x) above, and (ii) a Stockholder who acquired Subject Shares pursuant to this sentence may transfer such Subject Shares only to the Stockholder from whom, directly or indirectly, such transferring Stockholder acquired said Subject Shares or parties to whom such transferring Stockholder is permitted to transfer Company Common Stock pursuant to this sentence; provided, however, in the case of any gift, sale or other transfer pursuant to this paragraph, at the time of and as a condition to such gift, sale or other transfer, the permitted transferee shall provide to Parent its written agreement to be bound by the terms of this Agreement and to perform all of the obligations of Stockholder set forth herein as if the permitted transferee had originally executed and delivered this Agreement to Parent. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares.

          (d)   Stockholder shall comply with the terms of Section 7.4 of the Merger Agreement, provided, however, that Stockholder shall be deemed to be a Company Representative at all times for purposes of Section 7.4 of the Merger Agreement (regardless of whether Stockholder is in fact a Company Representative at the relevant time).

          (e)   As soon as practicable following the request of at least two of (i) Stockholder, (ii) the Company Special Committee and (iii) the Parent Special Committee (any two of such parties collectively referred to as the "Requesting Parties"), Stockholder shall (x) make an appropriate

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  filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the Merger Agreement, including, without limitation, Stockholder's receipt of shares of Parent Common Stock in the Merger, (y) supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act and (z) use its reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act. All actual and documented Expenses incurred by Stockholder in connection with complying with the immediately preceding sentence shall be paid equally by Parent and Company; provided, however, in the event that, notwithstanding the Requesting Parties' request for Stockholder to make the filing contemplated by the immediately preceding sentence, Stockholder would have otherwise been required to make such filing in order to receive all of the shares of Parent Common Stock contemplated by the Merger Agreement in compliance with the HSR Act, assuming for purposes of this determination that Stockholder receives such shares of Parent Common Stock on the Closing Date, then Stockholder shall promptly reimburse Parent and Company (or reimburse only Parent, if after the Closing Date) for such Expenses actually paid by Parent and Company upon the written request of either Parent or Company. If, on the Closing Date, (x) any waiting period (and any extension thereof) applicable to Stockholder's acquisition of Parent Common Stock in the Merger under the HSR Act shall not have been terminated or shall not have expired or (y) a Notification and Report Form pursuant to the HSR Act has not been filed with respect to Stockholder's receipt of such Parent Common Stock and Stockholder would be required to make such filing in order to receive all of the shares of Parent Common Stock contemplated by the Merger Agreement in compliance with the HSR Act, assuming for purposes of this determination that Stockholder receives such shares of Parent Common Stock on the Closing Date, then Stockholder shall promptly on the Closing Date enter into an escrow arrangement, which arrangement shall be structured to allow the consummation of the Merger without any violation of the HSR Act, pursuant to which the shares of Parent Common Stock to be received by Stockholder in the Merger will be held in such escrow pending the termination or expiration of the applicable waiting period.

        Section 5.    Certain Events.    Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Company affecting the Company Common Stock or the acquisition of additional shares of Company Common Stock or other voting securities of Company by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Company Common Stock or other voting securities of Company issued to or acquired or disposed of by Stockholder.

        Section 6.    Stockholder Capacity.    Stockholder enters into this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of Company, such Stockholder makes no agreement or understanding in this Agreement in Stockholder's capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken by Stockholder in Stockholder's capacity as an officer or director of Company.

        Section 7.    No Ownership Interest.    Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholder, and Parent shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or

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authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

        Section 8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of Stockholder, and any attempt to make any such assignment without such consent shall be null and void; provided that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.    Termination.    This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article IX thereof (including the payment of the Termination Fee, if applicable); provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful and material breach of its covenants or a willful and material breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.

        Section 10.    General Provisions.

          (a)    Amendments.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b)    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to Parent in accordance with Section 10.2 of the Merger Agreement and to Stockholder at its address set forth on Company's stock ledger (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    When a reference is made in this Agreement or to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Terms not defined herein shall have such meaning as set forth in the Merger Agreement.

          (d)    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (e)    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the schedules hereto (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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          (f)    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          (g)    Submission to Jurisdiction; Waivers.    Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iv) any right to a trial by jury.

          (h)    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholder set forth in Section 4 hereof shall be subject to the foregoing provisions of this Section 10(h).

          (i)    Public Announcements.    Except as required by law, Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent.

          (j)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

B3-6

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

BRUKER DALTONICS INC.

By:	/s/ FRANK H. LAUKIEN Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

MARC M. LAUKIEN

/s/ MARC M. LAUKIEN

Voting and Support Agreement
Counterpart Signature Page

B3-7

Annex B-4

VOTING AND SUPPORT AGREEMENT

        VOTING AND SUPPORT AGREEMENT, dated as of April 4, 2003 (this "Agreement"), by and between BRUKER DALTONICS INC., a Delaware corporation ("Parent"), and ISOLDE LAUKIEN ("Stockholder").

W I T N E S S E T H:

        WHEREAS, Parent and Bruker AXS Inc., a Delaware corporation ("Company"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing for, among other things, the merger of Company with and into Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, Stockholder beneficially owns 7,750,500 shares of common stock, par value $0.01 per share ("Company Common Stock"), of Company (such shares of Company Common Stock, together with any other shares of capital stock of Company acquired by Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that Stockholder enter into this Agreement pursuant to which Stockholder shall, among other things, vote all of the shares of Company Common Stock held by Stockholder in favor of the proposal to approve and adopt the Merger Agreement and the Merger.

        NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

        Section 1.    Irrevocable Proxy.

          (a)   Stockholder hereby irrevocably grants to, and appoints, Parent and any individual who shall be designated by Parent, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, at any meeting of stockholders of Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Sections 4(a)(i) and 4(a)(ii) hereof.

          (b)   Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable and that any such proxies are hereby revoked.

          (c)   Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the proxy set forth in this Section 1 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

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        Section 2.    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to Parent as follows:

          (a)    Ownership.    Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares, free and clear of any Liens whatsoever. Stockholder does not own, of record or beneficially, any shares of capital stock of Company other than the Subject Shares. Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

          (b)    Authority; No Conflict.    Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Stockholder or to any of Stockholder's property or assets.

          (c)    No Filings; Consents.    No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the irrevocable proxy pursuant to Section 1(a) hereof.

        Section 3.    Representations and Warranties of Parent.    Parent hereby represents and warrants to Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or by-laws of Parent or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Parent or any of Parent's property or assets.

        Section 4.    Covenants of Stockholder.    Subject to Section 9 hereof, Stockholder agrees as follows:

          (a)   Without in any way limiting Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Company called upon to approve and adopt the Merger Agreement and the Merger or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger Agreement and the Merger is sought, Stockholder shall vote

B4-2

  (or cause to be voted) the Subject Shares (which number of shares may be greater or less than the number of shares as of the date hereof):

            (i)    in favor of the Merger, the approval and adoption by Company of the Merger Agreement and approval of the other transactions contemplated by the Merger Agreement; and

            (ii)   against (x) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantially all of Company's assets, sale or issuance of securities of Company or any of its Subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by Company or any of its Subsidiaries and (y) any amendment of Company's certificate of incorporation or by-laws or equivalent organizational documents or other proposal or transaction involving Company or any of its Subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any representation, warranty or covenant or any other obligation or agreement of Company under or with respect to, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or by this Agreement.

          (b)   Stockholder agrees not to transfer, sell, assign, exchange, pledge or otherwise dispose of or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement. Notwithstanding the foregoing, (i) Stockholder may, during the term of this Agreement, gift, sell or otherwise transfer the Subject Shares to (x) a member or members of a group consisting of Stockholder's spouse, Stockholder's issue, the spouses of Stockholder's issue or any charitable organization, (y) any trust or custodian account created for the primary benefit of any one or more of Stockholder or the permitted transferees described in clause (x) above or (z) a general partnership, limited partnership, limited liability company or other business entity, all of the equity interests of which are held by Stockholder or the permitted transferees described in clause (x) above, and (ii) a Stockholder who acquired Subject Shares pursuant to this sentence may transfer such Subject Shares only to the Stockholder from whom, directly or indirectly, such transferring Stockholder acquired said Subject Shares or parties to whom such transferring Stockholder is permitted to transfer Company Common Stock pursuant to this sentence; provided, however, in the case of any gift, sale or other transfer pursuant to this paragraph, at the time of and as a condition to such gift, sale or other transfer, the permitted transferee shall provide to Parent its written agreement to be bound by the terms of this Agreement and to perform all of the obligations of Stockholder set forth herein as if the permitted transferee had originally executed and delivered this Agreement to Parent. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares.

          (c)   Stockholder shall comply with the terms of Section 7.4 of the Merger Agreement, provided, however, that Stockholder shall be deemed to be a Company Representative at all times for purposes of Section 7.4 of the Merger Agreement (regardless of whether Stockholder is in fact a Company Representative at the relevant time).

        Section 5.    Certain Events.    Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Company affecting the Company Common Stock or the acquisition of additional shares of Company Common Stock or

B4-3

other voting securities of Company by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Company Common Stock or other voting securities of Company issued to or acquired or disposed of by Stockholder.

        Section 6.    Stockholder Capacity.    Stockholder enters into this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of Company, such Stockholder makes no agreement or understanding in this Agreement in Stockholder's capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken by Stockholder in Stockholder's capacity as an officer or director of Company.

        Section 7.    No Ownership Interest.    Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholder, and Parent shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

        Section 8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of Stockholder, and any attempt to make any such assignment without such consent shall be null and void; provided that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.    Termination.    This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article IX thereof (including the payment of the Termination Fee, if applicable); provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful and material breach of its covenants or a willful and material breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.

        Section 10.    General Provisions.

          (a)    Amendments.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b)    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to Parent in accordance with Section 10.2 of the Merger Agreement and to Stockholder at its address set forth on Company's stock ledger (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    When a reference is made in this Agreement or to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the

B4-4

  meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Terms not defined herein shall have such meaning as set forth in the Merger Agreement.

          (d)    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (e)    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the schedules hereto (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          (f)    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          (g)    Submission to Jurisdiction; Waivers.    Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iv) any right to a trial by jury.

          (h)    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholder set forth in Section 4 hereof shall be subject to the foregoing provisions of this Section 10(h).

          (i)    Public Announcements.    Except as required by law, Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent.

          (j)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

B4-5

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

BRUKER DALTONICS INC.

By:	/s/ FRANK H. LAUKIEN Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

ISOLDE LAUKIEN

/s/ ISOLDE LAUKIEN

Voting and Support Agreement
Counterpart Signature Page

B4-6

Annex B-5

VOTING AND SUPPORT AGREEMENT

        VOTING AND SUPPORT AGREEMENT, dated as of April 4, 2003 (this "Agreement"), by and between BRUKER DALTONICS INC., a Delaware corporation ("Parent"), and JOERG LAUKIEN ("Stockholder").

W I T N E S S E T H:

        WHEREAS, Parent and Bruker AXS Inc., a Delaware corporation ("Company"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing for, among other things, the merger of Company with and into Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, Stockholder beneficially owns 7,750,500 shares of common stock, par value $0.01 per share ("Company Common Stock"), of Company (such shares of Company Common Stock, together with any other shares of capital stock of Company acquired by Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has requested that Stockholder enter into this Agreement pursuant to which Stockholder shall, among other things, vote all of the shares of Company Common Stock held by Stockholder in favor of the proposal to approve and adopt the Merger Agreement and the Merger.

        NOW, THEREFORE, to induce Parent to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

        Section 1.    Irrevocable Proxy.

          (a)   Stockholder hereby irrevocably grants to, and appoints, Parent and any individual who shall be designated by Parent, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, at any meeting of stockholders of Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Sections 4(a)(i) and 4(a)(ii) hereof.

          (b)   Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable and that any such proxies are hereby revoked.

          (c)   Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the proxy set forth in this Section 1 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

B5-1

        Section 2.    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to Parent as follows:

          (a)    Ownership.    Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares, free and clear of any Liens whatsoever. Stockholder does not own, of record or beneficially, any shares of capital stock of Company other than the Subject Shares. Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

          (b)    Authority; No Conflict.    Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Stockholder or to any of Stockholder's property or assets.

          (c)    No Filings; Consents.    No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the irrevocable proxy pursuant to Section 1(a) hereof.

        Section 3.    Representations and Warranties of Parent.    Parent hereby represents and warrants to Stockholder that Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Parent and constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or by-laws of Parent or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Parent or any of Parent's property or assets.

        Section 4.    Covenants of Stockholder.    Subject to Section 9 hereof, Stockholder agrees as follows:

          (a)   Without in any way limiting Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Company called upon to approve and adopt the Merger Agreement and the Merger or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger Agreement and the Merger is sought, Stockholder shall vote

B5-2

  (or cause to be voted) the Subject Shares (which number of shares may be greater or less than the number of shares as of the date hereof):

            (i)    in favor of the Merger, the approval and adoption by Company of the Merger Agreement and approval of the other transactions contemplated by the Merger Agreement; and

            (ii)   against (x) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantially all of Company's assets, sale or issuance of securities of Company or any of its Subsidiaries, reorganization, joint venture, recapitalization, dissolution, liquidation or winding up of or by Company or any of its Subsidiaries and (y) any amendment of Company's certificate of incorporation or by-laws or equivalent organizational documents or other proposal or transaction involving Company or any of its Subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any representation, warranty or covenant or any other obligation or agreement of Company under or with respect to, the Merger, the Merger Agreement or any of the transactions contemplated by the Merger Agreement or by this Agreement.

          (b)   Stockholder agrees not to transfer, sell, assign, exchange, pledge or otherwise dispose of or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement. Notwithstanding the foregoing, (i) Stockholder may, during the term of this Agreement, gift, sell or otherwise transfer the Subject Shares to (x) a member or members of a group consisting of Stockholder's spouse, Stockholder's issue, the spouses of Stockholder's issue or any charitable organization, (y) any trust or custodian account created for the primary benefit of any one or more of Stockholder or the permitted transferees described in clause (x) above or (z) a general partnership, limited partnership, limited liability company or other business entity, all of the equity interests of which are held by Stockholder or the permitted transferees described in clause (x) above, and (ii) a Stockholder who acquired Subject Shares pursuant to this sentence may transfer such Subject Shares only to the Stockholder from whom, directly or indirectly, such transferring Stockholder acquired said Subject Shares or parties to whom such transferring Stockholder is permitted to transfer Company Common Stock pursuant to this sentence; provided, however, in the case of any gift, sale or other transfer pursuant to this paragraph, at the time of and as a condition to such gift, sale or other transfer, the permitted transferee shall provide to Parent its written agreement to be bound by the terms of this Agreement and to perform all of the obligations of Stockholder set forth herein as if the permitted transferee had originally executed and delivered this Agreement to Parent. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares.

          (c)   Stockholder shall comply with the terms of Section 7.4 of the Merger Agreement, provided, however, that Stockholder shall be deemed to be a Company Representative at all times for purposes of Section 7.4 of the Merger Agreement (regardless of whether Stockholder is in fact a Company Representative at the relevant time).

        Section 5.    Certain Events.    Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Company affecting the Company Common Stock or the acquisition of additional shares of Company Common Stock or

B5-3

other voting securities of Company by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Company Common Stock or other voting securities of Company issued to or acquired or disposed of by Stockholder.

        Section 6.    Stockholder Capacity.    Stockholder enters into this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of Company, such Stockholder makes no agreement or understanding in this Agreement in Stockholder's capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken by Stockholder in Stockholder's capacity as an officer or director of Company.

        Section 7.    No Ownership Interest.    Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholder, and Parent shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

        Section 8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Stockholder, on the one hand, without the prior written consent of Parent nor by Parent, on the other hand, without the prior written consent of Stockholder, and any attempt to make any such assignment without such consent shall be null and void; provided that Parent may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.    Termination.    This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article IX thereof (including the payment of the Termination Fee, if applicable); provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful and material breach of its covenants or a willful and material breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.

        Section 10.    General Provisions.

          (a)    Amendments.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b)    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to Parent in accordance with Section 10.2 of the Merger Agreement and to Stockholder at its address set forth on Company's stock ledger (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    When a reference is made in this Agreement or to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the

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  meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Terms not defined herein shall have such meaning as set forth in the Merger Agreement.

          (d)    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (e)    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the schedules hereto (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          (f)    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          (g)    Submission to Jurisdiction; Waivers.    Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iv) any right to a trial by jury.

          (h)    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholder set forth in Section 4 hereof shall be subject to the foregoing provisions of this Section 10(h).

          (i)    Public Announcements.    Except as required by law, Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Parent.

          (j)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

BRUKER DALTONICS INC.

By:	/s/ FRANK H. LAUKIEN Frank H. Laukien, Ph.D. Chairman, President and Chief Executive Officer

JOERG LAUKIEN

/s/ JOERG LAUKIEN

Voting and Support Agreement
Counterpart Signature Page

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Annex B-6

VOTING AND SUPPORT AGREEMENT

        VOTING AND SUPPORT AGREEMENT, dated as of April 4, 2003 (this "Agreement"), by and between BRUKER AXS INC., a Delaware corporation ("Company"), and FRANK H. LAUKIEN, PH.D. ("Stockholder").

W I T N E S S E T H:

        WHEREAS, Bruker Daltonics Inc., a Delaware corporation ("Parent") and Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing for, among other things, the merger of Company with and into Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, Stockholder beneficially owns 9,124,938 shares of common stock, par value $0.01 per share ("Parent Common Stock"), of Parent (such shares of Parent Common Stock, together with any other shares of capital stock of Parent acquired by Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Company has requested that Stockholder enter into this Agreement pursuant to which Stockholder shall, among other things, vote all of the shares of Parent Common Stock held by Stockholder in favor of the issuance of Parent Common Stock in the Merger.

        NOW, THEREFORE, to induce Company to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

        Section 1.    Irrevocable Proxy.

          (a)   Stockholder hereby irrevocably grants to, and appoints, Company and any individual who shall be designated by Company, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, at any meeting of stockholders of Parent or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Sections 4(a)(i) and 4(a)(ii) hereof.

          (b)   Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable and that any such proxies are hereby revoked.

          (c)   Stockholder understands and acknowledges that Company is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the proxy set forth in this Section 1 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

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        Section 2.    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to Company as follows:

          (a)    Ownership.    Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares, free and clear of any Liens whatsoever. Stockholder does not own, of record or beneficially, any shares of capital stock of Parent other than the Subject Shares. Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

          (b)    Authority; No Conflict.    Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Stockholder or to any of Stockholder's property or assets.

          (c)    No Filings; Consents.    No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the irrevocable proxy pursuant to Section 1(a) hereof.

        Section 3.    Representations and Warranties of Company.    Company hereby represents and warrants to Stockholder that Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or by-laws of Company or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Company or any of Company's property or assets.

        Section 4.    Covenants of Stockholder.    Subject to Section 9 hereof, Stockholder agrees as follows:

          (a)   Without in any way limiting Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Parent called upon to approve and adopt the Merger Agreement and the Merger, and to approve the issuance of Parent Common Stock in connection with the Merger or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger Agreement and the Merger is sought, Stockholder shall vote (or cause to be

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  voted) the Subject Shares (which number of shares may be greater or less than the number of shares as of the date hereof):

            (i)    in favor of the Merger, the approval and adoption by Parent of the Merger Agreement, approval of the issuance of Parent Common Stock in connection with the Merger and approval of the other transactions contemplated by the Merger Agreement; and

            (ii)   against any amendment of Parent's certificate of incorporation or by-laws or equivalent organizational documents or other proposal or transaction involving Parent or any of its Subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any representation, warranty or covenant or any other obligation or agreement of Parent Company under or with respect to, the Merger, the Merger Agreement, the issuance of Parent Common Stock in connection with the Merger or any of the transactions contemplated by the Merger Agreement or by this Agreement.

          (b)   Stockholder agrees not to transfer, sell, assign, exchange, pledge or otherwise dispose of or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement. Notwithstanding the foregoing, (i) Stockholder may, during the term of this Agreement, gift, sell or otherwise transfer the Subject Shares to (x) a member or members of a group consisting of Stockholder's spouse, Stockholder's issue, the spouses of Stockholder's issue or any charitable organization, (y) any trust or custodian account created for the primary benefit of any one or more of Stockholder or the permitted transferees described in clause (x) above or (z) a general partnership, limited partnership, limited liability company or other business entity, all of the equity interests of which are held by Stockholder or the permitted transferees described in clause (x) above, and (ii) a Stockholder who acquired Subject Shares pursuant to this sentence may transfer such Subject Shares only to the Stockholder from whom, directly or indirectly, such transferring Stockholder acquired said Subject Shares or parties to whom such transferring Stockholder is permitted to transfer Parent Common Stock pursuant to this sentence; provided, however, in the case of any gift, sale or other transfer pursuant to this paragraph, at the time of and as a condition to such gift, sale or other transfer, the permitted transferee shall provide to Company its written agreement to be bound by the terms of this Agreement and to perform all of the obligations of Stockholder set forth herein as if the permitted transferee had originally executed and delivered this Agreement to Company. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares.

        Section 5.    Certain Events.    Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Parent affecting the Parent Common Stock or the acquisition of additional shares of Parent Common Stock or other voting securities of Parent by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Parent Common Stock or other voting securities of Parent issued to or acquired or disposed of by Stockholder.

        Section 6.    Stockholder Capacity.    Stockholder enters into this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of Parent, such Stockholder makes no agreement or

B6-3

understanding in this Agreement in Stockholder's capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken by Stockholder in Stockholder's capacity as an officer or director of Parent.

        Section 7.    No Ownership Interest.    Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholder, and Company shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

        Section 8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Stockholder, on the one hand, without the prior written consent of Company nor by Company, on the other hand, without the prior written consent of Stockholder, and any attempt to make any such assignment without such consent shall be null and void; provided that Company may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.    Termination.    This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article IX thereof (including the payment of the Termination Fee, if applicable); provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful and material breach of its covenants or a willful and material breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.

        Section 10.    General Provisions.

          (a)    Amendments.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b)    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to Company in accordance with Section 10.2 of the Merger Agreement and to Stockholder at its address set forth on Parent's stock ledger (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    When a reference is made in this Agreement or to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Terms not defined herein shall have such meaning as set forth in the Merger Agreement.

          (d)    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or

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  more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (e)    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the schedules hereto (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          (f)    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          (g)    Submission to Jurisdiction; Waivers.    Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iv) any right to a trial by jury.

          (h)    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholder set forth in Section 4 hereof shall be subject to the foregoing provisions of this Section 10(h).

          (i)    Public Announcements.    Except as required by law, Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company.

          (j)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

BRUKER AXS INC.

By:	/s/ MARTIN HAASE Martin Haase, Ph.D. President and Chief Executive Officer

FRANK H. LAUKIEN, PH.D.

/s/ FRANK H. LAUKIEN

Voting and Support Agreement
Counterpart Signature Page

B6-6

Annex B-7

VOTING AND SUPPORT AGREEMENT

        VOTING AND SUPPORT AGREEMENT, dated as of April 4, 2003 (this "Agreement"), by and between BRUKER AXS INC., a Delaware corporation ("Company"), and DIRK D. LAUKIEN ("Stockholder").

W I T N E S S E T H:

        WHEREAS, Bruker Daltonics Inc., a Delaware corporation ("Parent") and Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing for, among other things, the merger of Company with and into Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, Stockholder beneficially owns 8,560,000 shares of common stock, par value $0.01 per share ("Parent Common Stock"), of Parent (such shares of Parent Common Stock, together with any other shares of capital stock of Parent acquired by Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Company has requested that Stockholder enter into this Agreement pursuant to which Stockholder shall, among other things, vote all of the shares of Parent Common Stock held by Stockholder in favor of the issuance of Parent Common Stock in the Merger.

        NOW, THEREFORE, to induce Company to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

        Section 1.    Irrevocable Proxy.

          (a)   Stockholder hereby irrevocably grants to, and appoints, Company and any individual who shall be designated by Company, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, at any meeting of stockholders of Parent or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Sections 4(a)(i) and 4(a)(ii) hereof.

          (b)   Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable and that any such proxies are hereby revoked.

          (c)   Stockholder understands and acknowledges that Company is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the proxy set forth in this Section 1 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

B7-1

        Section 2.    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to Company as follows:

          (a)    Ownership.    Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares, free and clear of any Liens whatsoever. Stockholder does not own, of record or beneficially, any shares of capital stock of Parent other than the Subject Shares. Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

          (b)    Authority; No Conflict.    Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Stockholder or to any of Stockholder's property or assets.

          (c)    No Filings; Consents.    No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the irrevocable proxy pursuant to Section 1(a) hereof.

        Section 3.    Representations and Warranties of Company.    Company hereby represents and warrants to Stockholder that Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or by-laws of Company or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Company or any of Company's property or assets.

        Section 4.    Covenants of Stockholder.    Subject to Section 9 hereof, Stockholder agrees as follows:

          (a)   Without in any way limiting Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Parent called upon to approve and adopt the Merger Agreement and the Merger, and to approve the issuance of Parent Common Stock in connection with the Merger or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger Agreement and the Merger is sought, Stockholder shall vote (or cause to be

B7-2

  voted) the Subject Shares (which number of shares may be greater or less than the number of shares as of the date hereof):

            (i)    in favor of the Merger, the approval and adoption by Parent of the Merger Agreement, approval of the issuance of Parent Common Stock in connection with the Merger and approval of the other transactions contemplated by the Merger Agreement; and

            (ii)   against any amendment of Parent's certificate of incorporation or by-laws or equivalent organizational documents or other proposal or transaction involving Parent or any of its Subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any representation, warranty or covenant or any other obligation or agreement of Parent Company under or with respect to, the Merger, the Merger Agreement, the issuance of Parent Common Stock in connection with the Merger or any of the transactions contemplated by the Merger Agreement or by this Agreement.

          (b)   Stockholder agrees not to transfer, sell, assign, exchange, pledge or otherwise dispose of or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement. Notwithstanding the foregoing, (i) Stockholder may, during the term of this Agreement, gift, sell or otherwise transfer the Subject Shares to (x) a member or members of a group consisting of Stockholder's spouse, Stockholder's issue, the spouses of Stockholder's issue or any charitable organization, (y) any trust or custodian account created for the primary benefit of any one or more of Stockholder or the permitted transferees described in clause (x) above or (z) a general partnership, limited partnership, limited liability company or other business entity, all of the equity interests of which are held by Stockholder or the permitted transferees described in clause (x) above, and (ii) a Stockholder who acquired Subject Shares pursuant to this sentence may transfer such Subject Shares only to the Stockholder from whom, directly or indirectly, such transferring Stockholder acquired said Subject Shares or parties to whom such transferring Stockholder is permitted to transfer Parent Common Stock pursuant to this sentence; provided, however, in the case of any gift, sale or other transfer pursuant to this paragraph, at the time of and as a condition to such gift, sale or other transfer, the permitted transferee shall provide to Company its written agreement to be bound by the terms of this Agreement and to perform all of the obligations of Stockholder set forth herein as if the permitted transferee had originally executed and delivered this Agreement to Company. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares.

        Section 5.    Certain Events.    Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Parent affecting the Parent Common Stock or the acquisition of additional shares of Parent Common Stock or other voting securities of Parent by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Parent Common Stock or other voting securities of Parent issued to or acquired or disposed of by Stockholder.

        Section 6.    Stockholder Capacity.    Stockholder enters into this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of Parent, such Stockholder makes no agreement or

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understanding in this Agreement in Stockholder's capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken by Stockholder in Stockholder's capacity as an officer or director of Parent.

        Section 7.    No Ownership Interest.    Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholder, and Company shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

        Section 8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Stockholder, on the one hand, without the prior written consent of Company nor by Company, on the other hand, without the prior written consent of Stockholder, and any attempt to make any such assignment without such consent shall be null and void; provided that Company may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.    Termination.    This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article IX thereof (including the payment of the Termination Fee, if applicable); provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful and material breach of its covenants or a willful and material breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.

        Section 10.    General Provisions.

          (a)    Amendments.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b)    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to Company in accordance with Section 10.2 of the Merger Agreement and to Stockholder at its address set forth on Parent's stock ledger (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    When a reference is made in this Agreement or to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Terms not defined herein shall have such meaning as set forth in the Merger Agreement.

          (d)    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or

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  more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (e)    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the schedules hereto (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          (f)    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          (g)    Submission to Jurisdiction; Waivers.    Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iv) any right to a trial by jury.

          (h)    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholder set forth in Section 4 hereof shall be subject to the foregoing provisions of this Section 10(h).

          (i)    Public Announcements.    Except as required by law, Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company.

          (j)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

BRUKER AXS INC.

By:	/s/ MARTIN HAASE Martin Haase, Ph.D. President and Chief Executive Officer

DIRK D. LAUKIEN

/s/ DIRK D. LAUKIEN

Voting and Support Agreement
Counterpart Signature Page

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Annex B-8

VOTING AND SUPPORT AGREEMENT

        VOTING AND SUPPORT AGREEMENT, dated as of April 4, 2003 (this "Agreement"), by and between BRUKER AXS INC., a Delaware corporation ("Company"), and MARC M. LAUKIEN ("Stockholder").

W I T N E S S E T H:

        WHEREAS, Bruker Daltonics Inc., a Delaware corporation ("Parent") and Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing for, among other things, the merger of Company with and into Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, Stockholder beneficially owns 8,440,000 shares of common stock, par value $0.01 per share ("Parent Common Stock"), of Parent (such shares of Parent Common Stock, together with any other shares of capital stock of Parent acquired by Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Company has requested that Stockholder enter into this Agreement pursuant to which Stockholder shall, among other things, vote all of the shares of Parent Common Stock held by Stockholder in favor of the issuance of Parent Common Stock in the Merger.

        NOW, THEREFORE, to induce Company to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

        Section 1.    Irrevocable Proxy.

          (a)   Stockholder hereby irrevocably grants to, and appoints, Company and any individual who shall be designated by Company, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, at any meeting of stockholders of Parent or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Sections 4(a)(i) and 4(a)(ii) hereof.

          (b)   Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable and that any such proxies are hereby revoked.

          (c)   Stockholder understands and acknowledges that Company is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the proxy set forth in this Section 1 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

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        Section 2.    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to Company as follows:

          (a)    Ownership.    Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares, free and clear of any Liens whatsoever. Stockholder does not own, of record or beneficially, any shares of capital stock of Parent other than the Subject Shares. Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

          (b)    Authority; No Conflict.    Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Stockholder or to any of Stockholder's property or assets.

          (c)    No Filings; Consents.    No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the irrevocable proxy pursuant to Section 1(a) hereof.

        Section 3.    Representations and Warranties of Company.    Company hereby represents and warrants to Stockholder that Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or by-laws of Company or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Company or any of Company's property or assets.

        Section 4.    Covenants of Stockholder.    Subject to Section 9 hereof, Stockholder agrees as follows:

          (a)   Without in any way limiting Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Parent called upon to approve and adopt the Merger Agreement and the Merger, and to approve the issuance of Parent Common Stock in connection with the Merger or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger Agreement and the Merger is sought, Stockholder shall vote (or cause to be

B8-2

  voted) the Subject Shares (which number of shares may be greater or less than the number of shares as of the date hereof):

            (i)    in favor of the Merger, the approval and adoption by Parent of the Merger Agreement, approval of the issuance of Parent Common Stock in connection with the Merger and approval of the other transactions contemplated by the Merger Agreement; and

            (ii)   against any amendment of Parent's certificate of incorporation or by-laws or equivalent organizational documents or other proposal or transaction involving Parent or any of its Subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any representation, warranty or covenant or any other obligation or agreement of Parent Company under or with respect to, the Merger, the Merger Agreement, the issuance of Parent Common Stock in connection with the Merger or any of the transactions contemplated by the Merger Agreement or by this Agreement.

          (b)   Stockholder agrees not to transfer, sell, assign, exchange, pledge or otherwise dispose of or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement. Notwithstanding the foregoing, (i) Stockholder may, during the term of this Agreement, gift, sell or otherwise transfer the Subject Shares to (x) a member or members of a group consisting of Stockholder's spouse, Stockholder's issue, the spouses of Stockholder's issue or any charitable organization, (y) any trust or custodian account created for the primary benefit of any one or more of Stockholder or the permitted transferees described in clause (x) above or (z) a general partnership, limited partnership, limited liability company or other business entity, all of the equity interests of which are held by Stockholder or the permitted transferees described in clause (x) above, and (ii) a Stockholder who acquired Subject Shares pursuant to this sentence may transfer such Subject Shares only to the Stockholder from whom, directly or indirectly, such transferring Stockholder acquired said Subject Shares or parties to whom such transferring Stockholder is permitted to transfer Parent Common Stock pursuant to this sentence; provided, however, in the case of any gift, sale or other transfer pursuant to this paragraph, at the time of and as a condition to such gift, sale or other transfer, the permitted transferee shall provide to Company its written agreement to be bound by the terms of this Agreement and to perform all of the obligations of Stockholder set forth herein as if the permitted transferee had originally executed and delivered this Agreement to Company. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares.

        Section 5.    Certain Events.    Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Parent affecting the Parent Common Stock or the acquisition of additional shares of Parent Common Stock or other voting securities of Parent by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Parent Common Stock or other voting securities of Parent issued to or acquired or disposed of by Stockholder.

        Section 6.    Stockholder Capacity.    Stockholder enters into this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of Parent, such Stockholder makes no agreement or

B8-3

understanding in this Agreement in Stockholder's capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken by Stockholder in Stockholder's capacity as an officer or director of Parent.

        Section 7.    No Ownership Interest.    Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholder, and Company shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

        Section 8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Stockholder, on the one hand, without the prior written consent of Company nor by Company, on the other hand, without the prior written consent of Stockholder, and any attempt to make any such assignment without such consent shall be null and void; provided that Company may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.    Termination.    This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article IX thereof (including the payment of the Termination Fee, if applicable); provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful and material breach of its covenants or a willful and material breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.

        Section 10.    General Provisions.

          (a)    Amendments.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b)    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to Company in accordance with Section 10.2 of the Merger Agreement and to Stockholder at its address set forth on Parent's stock ledger (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    When a reference is made in this Agreement or to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Terms not defined herein shall have such meaning as set forth in the Merger Agreement.

          (d)    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or

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  more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (e)    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the schedules hereto (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          (f)    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          (g)    Submission to Jurisdiction; Waivers.    Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iv) any right to a trial by jury.

          (h)    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholder set forth in Section 4 hereof shall be subject to the foregoing provisions of this Section 10(h).

          (i)    Public Announcements.    Except as required by law, Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company.

          (j)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

BRUKER AXS INC.

By:
/s/ MARTIN HAASE Martin Haase, Ph.D. President and Chief Executive Officer

MARC M. LAUKIEN

/s/ MARC M. LAUKIEN

Voting and Support Agreement
Counterpart Signature Page

B8-6

Annex B-9

VOTING AND SUPPORT AGREEMENT

        VOTING AND SUPPORT AGREEMENT, dated as of April 4, 2003 (this "Agreement"), by and between BRUKER AXS INC., a Delaware corporation ("Company"), and ISOLDE LAUKIEN ("Stockholder").

W I T N E S S E T H:

        WHEREAS, Bruker Daltonics Inc., a Delaware corporation ("Parent") and Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing for, among other things, the merger of Company with and into Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, Stockholder beneficially owns 8,565,000 shares of common stock, par value $0.01 per share ("Parent Common Stock"), of Parent (such shares of Parent Common Stock, together with any other shares of capital stock of Parent acquired by Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Company has requested that Stockholder enter into this Agreement pursuant to which Stockholder shall, among other things, vote all of the shares of Parent Common Stock held by Stockholder in favor of the issuance of Parent Common Stock in the Merger.

        NOW, THEREFORE, to induce Company to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

        Section 1.    Irrevocable Proxy.

          (a)   Stockholder hereby irrevocably grants to, and appoints, Company and any individual who shall be designated by Company, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, at any meeting of stockholders of Parent or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Sections 4(a)(i) and 4(a)(ii) hereof.

          (b)   Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable and that any such proxies are hereby revoked.

          (c)   Stockholder understands and acknowledges that Company is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the proxy set forth in this Section 1 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

B9-1

        Section 2.    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to Company as follows:

          (a)    Ownership.    Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares, free and clear of any Liens whatsoever. Stockholder does not own, of record or beneficially, any shares of capital stock of Parent other than the Subject Shares. Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

          (b)    Authority; No Conflict.    Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Stockholder or to any of Stockholder's property or assets.

          (c)    No Filings; Consents.    No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the irrevocable proxy pursuant to Section 1(a) hereof.

        Section 3.    Representations and Warranties of Company.    Company hereby represents and warrants to Stockholder that Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or by-laws of Company or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Company or any of Company's property or assets.

        Section 4.    Covenants of Stockholder.    Subject to Section 9 hereof, Stockholder agrees as follows:

          (a)   Without in any way limiting Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Parent called upon to approve and adopt the Merger Agreement and the Merger, and to approve the issuance of Parent Common Stock in connection with the Merger or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger Agreement and the Merger is sought, Stockholder shall vote (or cause to be

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  voted) the Subject Shares (which number of shares may be greater or less than the number of shares as of the date hereof):

            (i)    in favor of the Merger, the approval and adoption by Parent of the Merger Agreement, approval of the issuance of Parent Common Stock in connection with the Merger and approval of the other transactions contemplated by the Merger Agreement; and

            (ii)   against any amendment of Parent's certificate of incorporation or by-laws or equivalent organizational documents or other proposal or transaction involving Parent or any of its Subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any representation, warranty or covenant or any other obligation or agreement of Parent Company under or with respect to, the Merger, the Merger Agreement, the issuance of Parent Common Stock in connection with the Merger or any of the transactions contemplated by the Merger Agreement or by this Agreement.

          (b)   Stockholder agrees not to transfer, sell, assign, exchange, pledge or otherwise dispose of or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement. Notwithstanding the foregoing, (i) Stockholder may, during the term of this Agreement, gift, sell or otherwise transfer the Subject Shares to (x) a member or members of a group consisting of Stockholder's spouse, Stockholder's issue, the spouses of Stockholder's issue or any charitable organization, (y) any trust or custodian account created for the primary benefit of any one or more of Stockholder or the permitted transferees described in clause (x) above or (z) a general partnership, limited partnership, limited liability company or other business entity, all of the equity interests of which are held by Stockholder or the permitted transferees described in clause (x) above, and (ii) a Stockholder who acquired Subject Shares pursuant to this sentence may transfer such Subject Shares only to the Stockholder from whom, directly or indirectly, such transferring Stockholder acquired said Subject Shares or parties to whom such transferring Stockholder is permitted to transfer Parent Common Stock pursuant to this sentence; provided, however, in the case of any gift, sale or other transfer pursuant to this paragraph, at the time of and as a condition to such gift, sale or other transfer, the permitted transferee shall provide to Company its written agreement to be bound by the terms of this Agreement and to perform all of the obligations of Stockholder set forth herein as if the permitted transferee had originally executed and delivered this Agreement to Company. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares.

        Section 5.    Certain Events.    Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Parent affecting the Parent Common Stock or the acquisition of additional shares of Parent Common Stock or other voting securities of Parent by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Parent Common Stock or other voting securities of Parent issued to or acquired or disposed of by Stockholder.

        Section 6.    Stockholder Capacity.    Stockholder enters into this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of Parent, such Stockholder makes no agreement or

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understanding in this Agreement in Stockholder's capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken by Stockholder in Stockholder's capacity as an officer or director of Parent.

        Section 7.    No Ownership Interest.    Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholder, and Company shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

        Section 8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Stockholder, on the one hand, without the prior written consent of Company nor by Company, on the other hand, without the prior written consent of Stockholder, and any attempt to make any such assignment without such consent shall be null and void; provided that Company may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.    Termination.    This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article IX thereof (including the payment of the Termination Fee, if applicable); provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful and material breach of its covenants or a willful and material breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.

        Section 10.    General Provisions.

          (a)    Amendments.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b)    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to Company in accordance with Section 10.2 of the Merger Agreement and to Stockholder at its address set forth on Parent's stock ledger (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    When a reference is made in this Agreement or to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Terms not defined herein shall have such meaning as set forth in the Merger Agreement.

          (d)    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or

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  more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (e)    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the schedules hereto (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          (f)    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          (g)    Submission to Jurisdiction; Waivers.    Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iv) any right to a trial by jury.

          (h)    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholder set forth in Section 4 hereof shall be subject to the foregoing provisions of this Section 10(h).

          (i)    Public Announcements.    Except as required by law, Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company.

          (j)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

BRUKER AXS INC.

By:	/s/ MARTIN HAASE Martin Haase, Ph.D. President and Chief Executive Officer

ISOLDE LAUKIEN

/s/ ISOLDE LAUKIEN

Voting and Support Agreement
Counterpart Signature Page

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Annex B-10

VOTING AND SUPPORT AGREEMENT

        VOTING AND SUPPORT AGREEMENT, dated as of April 4, 2003 (this "Agreement"), by and between BRUKER AXS INC., a Delaware corporation ("Company"), and JOERG LAUKIEN ("Stockholder").

W I T N E S S E T H:

        WHEREAS, Bruker Daltonics Inc., a Delaware corporation ("Parent") and Company, have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement"), providing for, among other things, the merger of Company with and into Parent (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, as of the date hereof, Stockholder beneficially owns 8,600,000 shares of common stock, par value $0.01 per share ("Parent Common Stock"), of Parent (such shares of Parent Common Stock, together with any other shares of capital stock of Parent acquired by Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

        WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Company has requested that Stockholder enter into this Agreement pursuant to which Stockholder shall, among other things, vote all of the shares of Parent Common Stock held by Stockholder in favor of the issuance of Parent Common Stock in the Merger.

        NOW, THEREFORE, to induce Company to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

        Section 1.    Irrevocable Proxy.

          (a)   Stockholder hereby irrevocably grants to, and appoints, Company and any individual who shall be designated by Company, Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of Stockholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, at any meeting of stockholders of Parent or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, in the manner contemplated by Sections 4(a)(i) and 4(a)(ii) hereof.

          (b)   Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are not irrevocable and that any such proxies are hereby revoked.

          (c)   Stockholder understands and acknowledges that Company is entering into the Merger Agreement in reliance upon Stockholder's execution and delivery of this Agreement. Stockholder hereby affirms that the proxy set forth in this Section 1 is coupled with an interest and is irrevocable until such time as this Agreement terminates in accordance with its terms. Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of Stockholder under this Agreement. Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL.

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        Section 2.    Representations and Warranties of Stockholder.    Stockholder hereby represents and warrants to Company as follows:

          (a)    Ownership.    Stockholder is the record and beneficial owner of, and has good, valid and marketable title to, the Subject Shares, free and clear of any Liens whatsoever. Stockholder does not own, of record or beneficially, any shares of capital stock of Parent other than the Subject Shares. Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

          (b)    Authority; No Conflict.    Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice of lapse of time or both) default under, any provision of any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease, partnership agreement or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Stockholder or to any of Stockholder's property or assets.

          (c)    No Filings; Consents.    No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Stockholder of this Agreement and (ii) the performance by Stockholder of its obligations under this Agreement, including the grant of the irrevocable proxy pursuant to Section 1(a) hereof.

        Section 3.    Representations and Warranties of Company.    Company hereby represents and warrants to Stockholder that Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable against Company in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, result in any violation of, or constitute (with or without notice or lapse of time or both) default under, any provisions of the certificate of incorporation or by-laws of Company or any material trust agreement, loan or credit agreement, bond, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit, concession, franchise or license or any statute, law, ordinance, rule, regulation, judgment, order, notice or decree applicable to Company or any of Company's property or assets.

        Section 4.    Covenants of Stockholder.    Subject to Section 9 hereof, Stockholder agrees as follows:

          (a)   Without in any way limiting Stockholder's right to vote the Subject Shares in its sole discretion on any other matters that may be submitted to a stockholder vote, consent or other approval (including by written consent), at any meeting of the stockholders of Parent called upon to approve and adopt the Merger Agreement and the Merger, and to approve the issuance of Parent Common Stock in connection with the Merger or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including written consent) with respect to the Merger Agreement and the Merger is sought, Stockholder shall vote (or cause to be

B10-2

  voted) the Subject Shares (which number of shares may be greater or less than the number of shares as of the date hereof):

            (i)    in favor of the Merger, the approval and adoption by Parent of the Merger Agreement, approval of the issuance of Parent Common Stock in connection with the Merger and approval of the other transactions contemplated by the Merger Agreement; and

            (ii)   against any amendment of Parent's certificate of incorporation or by-laws or equivalent organizational documents or other proposal or transaction involving Parent or any of its Subsidiaries which amendment or other proposal or transaction would or could reasonably be expected to impede, frustrate, prevent, nullify or result in a breach of any representation, warranty or covenant or any other obligation or agreement of Parent Company under or with respect to, the Merger, the Merger Agreement, the issuance of Parent Common Stock in connection with the Merger or any of the transactions contemplated by the Merger Agreement or by this Agreement.

          (b)   Stockholder agrees not to transfer, sell, assign, exchange, pledge or otherwise dispose of or encumber any of the Subject Shares, or to make any offer or agreement relating thereto, at any time prior to the termination of this Agreement. Notwithstanding the foregoing, (i) Stockholder may, during the term of this Agreement, gift, sell or otherwise transfer the Subject Shares to (x) a member or members of a group consisting of Stockholder's spouse, Stockholder's issue, the spouses of Stockholder's issue or any charitable organization, (y) any trust or custodian account created for the primary benefit of any one or more of Stockholder or the permitted transferees described in clause (x) above or (z) a general partnership, limited partnership, limited liability company or other business entity, all of the equity interests of which are held by Stockholder or the permitted transferees described in clause (x) above, and (ii) a Stockholder who acquired Subject Shares pursuant to this sentence may transfer such Subject Shares only to the Stockholder from whom, directly or indirectly, such transferring Stockholder acquired said Subject Shares or parties to whom such transferring Stockholder is permitted to transfer Parent Common Stock pursuant to this sentence; provided, however, in the case of any gift, sale or other transfer pursuant to this paragraph, at the time of and as a condition to such gift, sale or other transfer, the permitted transferee shall provide to Company its written agreement to be bound by the terms of this Agreement and to perform all of the obligations of Stockholder set forth herein as if the permitted transferee had originally executed and delivered this Agreement to Company. Furthermore, Stockholder shall not, except as contemplated by this Agreement, directly or indirectly, grant any proxies or powers of attorney with respect to the Subject Shares, deposit the Subject Shares into a voting trust or enter into a voting agreement or any other arrangement with respect to the Subject Shares.

        Section 5.    Certain Events.    Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including the respective successors of Stockholder. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of Parent affecting the Parent Common Stock or the acquisition of additional shares of Parent Common Stock or other voting securities of Parent by Stockholder (whether by purchase, conversion or otherwise), the number of Subject Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional or decreased shares of Parent Common Stock or other voting securities of Parent issued to or acquired or disposed of by Stockholder.

        Section 6.    Stockholder Capacity.    Stockholder enters into this Agreement solely in Stockholder's capacity as the record and beneficial owner of the Subject Shares. If any Stockholder is or becomes during the term hereof a director or officer of Parent, such Stockholder makes no agreement or

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understanding in this Agreement in Stockholder's capacity as such director or officer. Nothing in this Agreement shall limit or affect any actions taken by Stockholder in Stockholder's capacity as an officer or director of Parent.

        Section 7.    No Ownership Interest.    Except as expressly set forth in this Agreement, nothing contained in this Agreement shall be deemed to vest in Company any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to any Subject Shares shall remain and belong to Stockholder, and Company shall not have any authority to exercise any power or authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise expressly provided in this Agreement.

        Section 8.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (whether by operation of law or otherwise), by Stockholder, on the one hand, without the prior written consent of Company nor by Company, on the other hand, without the prior written consent of Stockholder, and any attempt to make any such assignment without such consent shall be null and void; provided that Company may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned subsidiary of Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

        Section 9.    Termination.    This Agreement shall terminate, and the provisions hereof shall be of no further force or effect, upon the earlier of the Effective Time or the termination of the Merger Agreement in accordance with Article IX thereof (including the payment of the Termination Fee, if applicable); provided, however, that notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be relieved of or released from any liabilities or damages arising out of a willful and material breach of its covenants or a willful and material breach of its representations or warranties contained in this Agreement prior to the termination of this Agreement.

        Section 10.    General Provisions.

          (a)    Amendments.    This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

          (b)    Notice.    All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon verbal confirmation of receipt, (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iii) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to Company in accordance with Section 10.2 of the Merger Agreement and to Stockholder at its address set forth on Parent's stock ledger (or at such other address for a party as shall be specified by like notice).

          (c)    Interpretation.    When a reference is made in this Agreement or to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Terms not defined herein shall have such meaning as set forth in the Merger Agreement.

          (d)    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or

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  more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          (e)    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the schedules hereto (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          (f)    Governing Law.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

          (g)    Submission to Jurisdiction; Waivers.    Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts, and (iv) any right to a trial by jury.

          (h)    Enforcement.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity. Without limiting the generality of the foregoing, the parties hereto expressly agree that the obligations of Stockholder set forth in Section 4 hereof shall be subject to the foregoing provisions of this Section 10(h).

          (i)    Public Announcements.    Except as required by law, Stockholder shall not issue any press release or other public statement with respect to the transactions contemplated by this Agreement and the Merger Agreement without the prior written consent of Company.

          (j)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[SIGNATURE PAGE FOLLOWS]

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

BRUKER AXS INC.

By:	/s/ MARTIN HAASE Martin Haase, Ph.D. President and Chief Executive Officer

JOERG LAUKIEN

/s/ JOERG LAUKIEN

Voting and Support Agreement
Counterpart Signature Page

B10-6

Annex C

Bear, Stearns & Co. Inc. 383 Madison Avenue New York, New York 10179 Tel 212.272.2000 www.bearstearns.com

April 4, 2003

Special Committee of the Board of Directors
Bruker Daltonics Inc.
40 Manning Road
Billerica, MA 01821

Gentlemen:

We understand that Bruker Daltonics Inc. ("Daltonics") and Bruker AXS Inc. ("AXS") will enter into an Agreement and Plan of Merger (the "Merger Agreement") to be dated April 4, 2003, pursuant to which AXS will merge with and into Daltonics (the "Merger"). Pursuant to the Merger Agreement, each share of AXS issued and outstanding shall be converted into the right to receive, at the option of the holder, either (i) 0.63 of a share (the "Exchange Ratio") of Daltonics Common Stock (the "Stock Consideration") or (ii) (a) a number of shares of Daltonics Common Stock equal to the product of (A) 75% and (B) the Exchange Ratio, and (b) an amount in cash equal to the product of (A) 25%, (B) the Exchange Ratio and (C) the Parent Average Closing Price (collectively, the "Cash-Stock Consideration" and, together with the Stock Consideration, the "Merger Consideration"). Pursuant to the Merger Agreement the Parent Average Closing Price means the average of the daily last sale prices of Daltonics Common Stock during regular trading hours as reported by NASDAQ for twenty trading days randomly selected by lot from the thirty consecutive trading days ending at the close of trading on the third trading day prior to the Closing Date. In connection with the Merger, Daltonics and certain stockholders of AXS (the "AXS Principal Stockholders") will enter into voting and support agreements, dated as of the date of the Merger Agreement (the "Daltonics Voting Agreements"), pursuant to which (a) each such AXS Principal Stockholder will agree to, among other things, vote all the shares of AXS Common Stock held by such stockholder in favor of the proposal to approve and adopt the Merger Agreement and the Merger and (b) certain of such AXS Principal Stockholder will agree to elect to receive only the Stock Consideration with respect to the consideration to be paid in the Merger. Also in connection with the Merger, AXS and certain stockholders of Daltonics (the "Daltonics Principal Stockholders") will enter into voting and support agreements, each dated as of the date of the Merger Agreement (the "AXS Voting Agreements"), pursuant to which each such Daltonics Principal Stockholder will agree to, among other things, vote all the shares of Daltonics Common Stock held by such stockholder in favor of the proposal to approve and adopt the Agreement and the Merger, and to approve the issuance of Daltonics Common Stock in the Merger. You have provided us with drafts of the Merger Agreement, the Daltonics Voting Agreement and the AXS Voting Agreement, all of which are in substantially final form.

You have asked us to render our opinion as to whether the Merger Consideration to be issued is fair, from a financial point of view, to Daltonics and the stockholders of Daltonics, excluding the Daltonics Principal Stockholders.

Special Committee of the Board of Directors
Bruker Daltonics Inc.
April 4, 2003

In the course of performing our review and analyses for rendering this opinion, we have:

  /*/
  reviewed a draft of the Merger Agreement, the Daltonics Voting Agreement and the AXS Voting Agreement, each in substantially final form;

  /*/
  reviewed AXS's IPO Prospectus on Form S-1 Registration Statement dated December 13, 2001, its Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2001 and 2002, and its Reports on Form 8-K through the date hereof;

  /*/
  reviewed certain operating and financial information relating to AXS's business and prospects, including projections for the three years ended December 31, 2005, all as prepared and provided to us by AXS's management (the "AXS Projections");

  /*/
  met with certain members of AXS's senior management to discuss AXS's business, operations, historical financial results, future prospects and the AXS Projections;

  /*/
  reviewed Daltonics' IPO Prospectus on Form S-1 Registration Statement dated August 3, 2000, Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2000 through 2002, and its Reports on Form 8-K through the date hereof;

  /*/
  reviewed certain operating and financial information relating to Daltonics' business and prospects, including projections for the three years ended December 31, 2005 and guidance for the years ended December 31, 2006 and 2007, all as prepared and provided to us by Daltonics' management (the "Daltonics Projections");

  /*/
  reviewed projections prepared, and provided to us, by Daltonics' management as to the anticipated operating results of AXS for the five years ended December 31, 2007 (the "Adjusted AXS Projections");

  /*/
  reviewed certain estimates of revenue enhancements, cost savings and other combination benefits expected to result from the Merger, prepared and provided to us by Daltonics' and AXS's managements (the "Potential Synergies");

  /*/
  met with certain members of Daltonics' senior management to discuss Daltonics' business, operations, historical financial results, future prospects, the Daltonics Projections, the AXS Projections, the Adjusted AXS Projections and the Potential Synergies;

  /*/
  reviewed the historical prices, trading multiples and trading volumes of the AXS Common Stock and Daltonics Common Stock;

  /*/
  reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to AXS and Daltonics;

  /*/
  performed discounted cash flow analyses based on the Adjusted AXS Projections, the Daltonics Projections and the pro forma combined projections of AXS and Daltonics including the Potential Synergies for the period from January 1, 2003 through December 31, 2007;

  /*/
  reviewed the pro forma financial results, financial condition and capitalization of Daltonics, giving effect to the Merger; and

  /*/
  conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

Special Committee of the Board of Directors
Bruker Daltonics Inc.
April 4, 2003

We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the Daltonics Projections, the Adjusted AXS Projections and the Potential Synergies, provided to us by Daltonics and AXS. With respect to the Daltonics Projections and the Adjusted AXS Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Daltonics as to the expected future performance of Daltonics and AXS and have utilized such adjusted projections in performing our review and analyses for rendering this opinion. With respect to the Potential Synergies, we have relied on representations that they have been reasonably prepared based on the best currently available estimates and judgments of the senior managements of Daltonics and AXS as to the combinations benefits expected to result from the Merger. We have not assumed any responsibility for the independent verification of any such information or of the Daltonics Projections, the AXS Projections, the Adjusted AXS Projections and the Potential Synergies provided to us, and we have further relied upon the assurances of the senior managements of Daltonics and AXS that they are unaware of any facts that would make the information, the Daltonics Projections, the AXS Projections, the Adjusted AXS Projections and the Potential Synergies provided to us incomplete or misleading.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of AXS and Daltonics, nor have we been furnished with any such appraisals. We have assumed that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Daltonics or AXS.

We do not express any opinion as to the price or range of prices at which shares of Daltonics Common Stock and AXS Common Stock may trade subsequent to the announcement of the Merger or as to the price or range of prices at which the shares of Daltonics Common Stock may trade subsequent to the consummation of the Merger.

We have acted as financial advisor to the Special Committee of the Board of Directors of Daltonics in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity securities of Daltonics and/or AXS for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors of Daltonics and does not constitute a recommendation to the Board of Directors or the Special Committee of the Board of Directors of Daltonics or any holders of Daltonics Common Stock as to how to vote in connection with the Merger. This opinion does not address Daltonics' underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Daltonics or the effects of any other transaction in which Daltonics might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement / prospectus to be distributed to the holders of Daltonics Common Stock in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

Special Committee of the Board of Directors
Bruker Daltonics Inc.
April 4, 2003

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be issued is fair, from a financial point of view, to Daltonics and the stockholders of Daltonics, excluding the Daltonics Principal Stockholders.

Very truly yours,
BEAR, STEARNS & CO. INC.
By:	/s/ STEVEN R. FRANK Senior Managing Director

Annex D

April 4, 2003

Board of Directors of Bruker AXS, Inc.
5465 East Cheryl Parkway
Madison, WI 53711

Special Committee of the Board of Directors of Bruker AXS, Inc.
5465 East Cheryl Parkway
Madison, WI 53711

Members of the Board of Directors and the Special Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the "Company Common Stock"), of Bruker AXS, Inc. (the "Company") (other than holders of Company Common Stock entering into voting and support agreements, dated as of the date hereof, with Bruker Daltonics, Inc. (the "Merger Partner") and such holders' respective affiliates) of the consideration to be received by such holders in the proposed merger (the "Merger") of the Company with the Merger Partner. Pursuant to the Agreement and Plan of Merger (the "Agreement"), by and between the Company and the Merger Partner, the Company shall be merged with and into the Merger Partner, with the Merger Partner as the surviving entity and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner, will be converted into the right to receive consideration equal to either (i) 0.63 shares (the "Exchange Ratio") of the Merger Partner's common stock, par value $0.01 per share (the "Stock Consideration"), or (ii) 0.4725 shares of the Merger Partner's common stock and an amount in cash equal to the product of (A) the Exchange Ratio, (B) 25%, and (C) the Parent Average Closing Price (as defined in the Merger Agreement) (collectively the "Cash-Stock Consideration" and, together with the Stock Consideration, the "Merger Consideration").

In arriving at our opinion, we have (i) reviewed the Agreement dated April 4, 2003; (ii) reviewed certain publicly available business and financial information concerning the Company and the Merger Partner and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and the Merger Partner with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Merger Partner Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and the Merger Partner relating to their respective businesses, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Synergies"); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

Bruker AXS, Inc. April 4, 2003	Confidential

In addition, we have held discussions with certain members of the management of the Company and the Merger Partner with respect to certain aspects of the Merger, and the past and current business operations of the Company and the Merger Partner, the financial condition and future prospects and operations of the Company and the Merger Partner, the effects of the Merger on the financial condition and future prospects of the Company and the Merger Partner, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and the Merger Partner or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and the Merger Partner to which such analyses or forecasts relate. We have also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have also assumed that the definitive Agreement will not differ in any material respects from the draft therof furnished to us. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company or the Merger Partner or on the contemplated benefits of the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock (other than holders of Company Common Stock entering into voting and support agreements, dated as of the date hereof, with the Merger Partner and such holders' respective affiliates) in the proposed Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock will trade at any future time.

We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company's shareholders in an amount in excess of that contemplated in the Merger.

Bruker AXS, Inc. April 4, 2003	Confidential

We have acted as financial advisor to the Special Committee of the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. Please be advised that we have no other financial advisory or other relationships with the Company or the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be received by the holders of the Company Common Stock (other than holders of Company Common Stock entering into voting and support agreements, dated as of the date hereof, with the Merger Partner and such holders' respective affiliates) in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company and the Special Committee of the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

Annex E

BRUKER DALTONICS INC.
AMENDED AND RESTATED
2000 STOCK OPTION PLAN

        1.    Purpose of the Plan.

        This stock option plan (the "2000 Stock Option Plan") is intended to encourage ownership of the stock of Bruker Daltonics Inc. (the "Company") by management, employees, directors, consultants and advisors ("Optionees") of the Company and its subsidiaries, to induce qualified personnel to enter and remain in the employ of the Company or its subsidiaries and otherwise to provide additional incentive for Optionees to promote the success of its business.

        2.    Stock Subject to the 2000 Stock Option Plan.

        (a)   The total number of shares of the authorized but unissued or Treasury shares of the common stock, $.01 par value, of the Company ("Common Stock") for which options may be granted under the 2000 Stock Option Plan shall not exceed two million two hundred twenty thousand (2,220,000) shares, corresponding to four percent (4%) of the issued and outstanding shares of Common Stock after the completion of the Company's initial public offering, subject to adjustment as provided in Section 12 hereof.

        (b)   If an option granted hereunder shall expire or terminate for any reason without having vested fully or having been exercised in full, the unvested and/or unpurchased shares subject thereto shall again be available for subsequent option grants under the 2000 Stock Option Plan.

        (c)   Stock issuable upon exercise of an option granted under the 2000 Stock Option Plan may be subject to such restrictions on transfer, repurchase rights (but not to exceed 20% of the stock issuable upon exercise of options granted under the 2000 Stock Option Plan) or other restrictions as shall be determined by the Board of Directors of the Company (the "Board").

        (d)   Notwithstanding any other provision of this Plan to the contrary, the Compensation Committee of the Board shall have the right, in its sole discretion, to allocate and grant up to twenty percent (20%) of the Common Stock authorized to be granted as options hereunder as restricted stock to employees of the Company on such terms and conditions and pursuant to such restricted stock agreements as the Compensation Committee, in its discretion, shall deem appropriate.

        3.    Administration of the 2000 Stock Option Plan.

        The 2000 Stock Option Plan shall be administered by the Board or a Stock Option Committee (the "Compensation Committee") consisting of two or more persons appointed to such Compensation Committee from time to time by the Board; provided, however, that (i) to the extent necessary in order to permit officers and directors of the Company to be exempt from the provisions of Section 16(b) of the 1934 Act with respect to transactions pursuant to the 2000 Stock Option Plan, each of such persons shall be a "Non-Employee Director" within the meaning of Rule 16b-3 ("Rule 16b-3") promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "1934 Act") and (ii) if such qualification is deemed necessary in order for the grant or exercise of awards made under the 2000 Stock Option Plan to qualify for any tax or other material benefit to participants of the Company under applicable regulations under Section 162(m) of the Code, each of such persons shall be an "outside director" (as defined in applicable regulations thereunder). The term "Compensation Committee" shall, for all purposes of the 2000 Stock Option Plan be deemed to refer to the Board if the Board is administering the 2000 Stock Option Plan. If the 2000 Stock Option Plan is administered by a Compensation Committee, the Compensation Committee shall from time to time select a Chairman from among its members and shall adopt such rules and regulations as it shall deem appropriate concerning the holding of meetings and the administration of the 2000 Stock Option Plan. A majority of the entire Compensation Committee shall constitute a quorum and the actions of a majority of the members of the Compensation Committee present at a meeting at which a quorum is present, or actions approved in writing by all of the members of the Compensation Committee, shall be the actions of the Compensation Committee; provided, however, that if the Compensation Committee consists of only two members, both shall be required to constitute a quorum and to act at a meeting or to approve actions in writing. Except as otherwise expressly provided in the 2000 Stock Option Plan, the Compensation Committee shall have all powers with respect to the administration of the 2000 Stock Option Plan, including, without limitation, full power and authority to interpret the provisions of the 2000 Stock Option Plan and any option agreement grated hereunder, and to resolve all questions arising under the 2000 Stock Option Plan. All decisions of the Compensation Committee shall be conclusive and binding on all participants in the 2000 Stock Option Plan.

        4.    Type of Options.

        Options granted pursuant to the 2000 Stock Option Plan shall be authorized by action of the Compensation Committee and may be designated as either incentive stock options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified options which are not intended to meet the requirements of such Section 422 of the Code, the designation to be in the sole discretion of the Compensation Committee. The 2000 Stock Option Plan shall be administered by the Compensation Committee in such manner as to permit options granted as incentive stock options to qualify as incentive stock options under the Code.

        5.    Eligibility.

        (a)   As required by U.S. law, incentive stock options shall only be granted to Optionees who are employees. As a result, options designated as incentive stock options shall, subject to the limitation on amounts of more than 10% of the combined voting power of the Company as designated in Section 5(e), be granted only to key employees (including officers and directors who are also employees) of the Company or any of its subsidiaries, including subsidiaries which become such after adoption of the 2000 Stock Option Plan.

        (b)   The law permits more flexibility for the grant of non-qualified stock options. Accordingly, options designated as non-qualified options may be granted to officers, employees, consultants, advisors and directors of the Company or of any of its subsidiaries, including subsidiaries which become such after adoption of the 2000 Stock Option Plan.

        (c)   As used herein, "subsidiary" or "subsidiaries" shall be as defined in Section 424 of the Code and the Treasury Regulations promulgated thereunder (the "Regulations").

        (d)   The Compensation Committee shall, from time to time, at its sole discretion, select from such eligible persons those to whom options shall be granted and shall determine the number of shares to be subject to each option. In determining the eligibility of a person to be granted an option, as well as in determining the number of shares to be granted to any person, the Compensation Committee in its sole discretion shall take into account the position and responsibilities of the person being considered, the nature and value to the Company or its subsidiaries of his or her service and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Compensation Committee may deem relevant.

        (e)   As required by law, no option designated as an incentive stock option shall be granted to any employee of the Company or any subsidiary if such employee owns, immediately prior to the grant of an option, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of a parent or a subsidiary, unless the purchase price for the stock under such option shall be at least 110% of its fair market value at the time such option is granted and the option, by its terms, shall not be exercisable more than five years from the date it is granted. In determining the stock ownership under this paragraph, the provisions of Section 424(d) of the Code shall be controlling.

        (f)    In determining the fair market value under this paragraph, the provisions of Section 7 hereof shall apply.

        (g)   Subject to the provisions of Section 12 relating to adjustments upon changes in the shares of Common Stock, no employee shall be eligible to be granted Options covering more than 100,000 shares of Common Stock during any calendar year.

        6.    Option Agreement.

        Each option shall be evidenced by an option agreement (the "Agreement") duly executed on behalf of the Company and by the Optionee to whom such option is granted, which Agreement shall comply with and be subject to the terms and conditions of the 2000 Stock Option Plan. The Agreement may contain such other terms, provisions and conditions which are not inconsistent with the 2000 Stock Option Plan as may be determined by the Compensation Committee; provided that (a) options designated as incentive stock options shall meet all of the conditions for incentive stock options as defined in Section 422 of the Code; (b) the vesting schedule contained in the form of incentive stock option agreement approved by the Board shall not be altered by the Compensation Committee for any grant of an incentive stock option; and (c) the vesting schedule contained in the form of non-qualified stock option agreement approved by the Board shall be the recommended vesting schedule for the grant of non-qualified stock options by the Compensation Committee but may be altered by the Compensation Committee. The date of grant of an option shall be as determined by the Compensation Committee. More than one option may be granted to an individual.

        7.    Option Price.

        The option price or prices of shares of the Company's Common Stock for options designated as non-qualified stock options shall be as determined by the Compensation Committee, but in no event shall the option price of a non-qualified stock option be less than 50% of the fair market value of such Common Stock at the time the option is granted, as determined by the Compensation Committee. The option price or prices of shares of the Company's Common Stock for incentive stock options shall be not less than the fair market value of such Common Stock at the time the option is granted as determined by the Compensation Committee in accordance with the Regulations promulgated under Section 422 of the Code. If such shares are then listed on any national securities exchange, the fair market value shall be the mean between the high and low sales prices, if any, on the largest such exchange on the date of the grant of the option or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales prices on the nearest date before and the nearest date after the date of grant in accordance with Treasury Regulations Section 25.2512-2. If the shares are not then listed on any such exchange, the fair market value of such shares shall be the mean between the high and low sales prices, if any, as reported in the National Association of Securities Dealers Automated Quotation National Market ("NASDAQ/NM") for the date of the grant of the option, or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales on the nearest date before and the nearest date after the date of grant in accordance with Treasury Regulations Section 25.2512-2. If the shares are not then either listed on any such exchange or quoted in NASDAQ/NM, the fair market value shall be the mean between the average of the "Bid" and the average of the "Ask" prices, if any, as reported in the National Daily Quotation Service for the date of the grant of the option, or, if none, shall be determined by taking a weighted average of the means between the highest and lowest sales prices on the nearest date before and the nearest date after the date of grant in accordance with Treasury Regulations Section 25.2512-2. If the fair market value cannot be determined under the preceding three sentences, it shall be determined in good faith by the Compensation Committee.

        8.    Manner of Payment; Manner of Exercise.

        (a)   Options granted under the 2000 Stock Option Plan may provide for the payment of the exercise price, as determined by the Compensation Committee and as set forth in the Option Agreement, by delivery of (i) cash or a check payable to the order of the Company in an amount equal to the exercise price of such options, (ii) shares of Common Stock of the Company owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised, (iii) any combination of (i) and (ii), provided, however, that payment of the exercise price by delivery of shares of Common Stock of the Company owned by such optionee may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Compensation Committee or (iv) payment may also be made by delivery of a properly executed exercise notice to the Company, together with a copy of irrevocable instruments to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate clause (iv) above, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

        (b)   To the extent that the right to purchase shares under an option has accrued and is in effect, options may be exercised in full at one time or in part from time to time, by giving written notice, signed by the Optionee exercising the option, to the Company, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares as provided in subparagraph (a) above. Upon such exercise, delivery of a certificate for paid-up non-assessable shares shall be made at the principal office of the Company to the Optionee exercising the option at such time, during ordinary business hours, not more than thirty (30) days from the date of receipt of the notice by the Company, as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the person or persons exercising the option. Upon exercise of the option and payment as provided above, the Optionee shall become a shareholder of the Company as to the Shares acquired upon such exercise.

        9.    Exercise of Options.

        Each option granted under the 2000 Stock Option Plan shall, subject to Section 6, Section 10(b) and Section 12 hereof, be exercisable at such time or times and during such period as determined by the Compensation Committee which shall be set forth in the Agreement; provided, however, that no option granted under the 2000 Stock Option Plan shall have a term in excess of ten (10) years from the date of grant.

        To the extent that an option to purchase shares is not exercised by an Optionee when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable, on a cumulative basis, until the expiration of the exercise period. No partial exercise may be made for less than fifty (50) full shares of Common Stock.

        Notwithstanding the foregoing, the Compensation Committee may in its discretion accelerate the exerciseability of any option subject to such terms and conditions as the Compensation Committee deems necessary and appropriate.

        10.    Term of Options; Exerciseability.

          (a)   Term.

            (1)   Each option shall expire not more than ten (10) years from the date of the granting thereof, but shall be subject to earlier termination as herein provided.

            (2)   Except as otherwise provided in this Section 10, an option granted to any employee who ceases to be an employee of the Company, or an option granted to any other Optionee who ceases to have the same relationship with the Company or one of its subsidiaries which was in effect on the date the option was granted, shall terminate immediately on the date such

    Optionee ceases to be an employee, or ceases to have such relationship with the Company or one of its subsidiaries, or on the date on which the option expires by its terms, whichever occurs first.

            (3)   If such termination of employment or relationship is because the Optionee has become permanently disabled (within the meaning of Section 22(e)(3) of the Code), such option shall terminate thirty (30) days after the date such Optionee ceases to be an employee or to have such relationship, or on the date on which the option expires by its terms, whichever occurs first.

            (4)   In the event of the death of any Optionee, any option granted to such Optionee shall terminate ninety (90) days after the date of death, or on the date on which the option expires by its terms, whichever occurs first.

            (5)   Notwithstanding subparagraphs (2), (3) and (4) above, the Compensation Committee shall have the authority to extend the expiration date of any outstanding option in circumstances in which it deems such action to be appropriate, provided that no such extension shall extend the term of an option beyond the date on which the option would have expired if no termination of the Optionee's employment or relationship with the Company or its subsidiary had occurred.

          (b)   Exerciseability.    An option granted to an Optionee who ceases to be an employee, or ceases to have the same relationship with the Company or one of its subsidiaries which was in existence on the date the option was granted shall be exercisable only to the extent that the right to purchase shares under such option has accrued and is in effect on the date such Optionee ceases to be an employee, or ceases to have such relationship with the Company or one of its subsidiaries.

        11.    Options Not Transferable.

        The right of any Optionee to exercise any option granted to him or her shall not be assignable or transferable by such Optionee otherwise than by will or the laws of descent and distribution, and any such option shall be exercisable during the lifetime of such Optionee only by him or her. Any option granted under the 2000 Stock Option Plan shall be null and void and without effect upon the bankruptcy of the Optionee to whom the option is granted, or upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, trustee process or similar process, whether legal or equitable, upon such option.

        12.    Recapitalizations, Reorganizations and the Like.

          (a)   In the event that the outstanding shares of the Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of shares as to which options may be granted under the 2000 Stock Option Plan and as to which outstanding options or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the Optionee shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share.

          (b)   In addition, unless otherwise determined by the Board in its sole discretion, in the case of any (i) sale or conveyance to another entity of all or substantially all of the property and assets of the Company, including, without limitation, by way of merger or consolidation, or (ii) Change in

  Control (as hereinafter defined) of the Company, the purchaser(s) of the Company's assets or stock may, in his, her or its discretion, deliver to the Optionee the same kind of consideration that is delivered to the shareholders of the Company as a result of such sale, conveyance or Change in Control, or the Board may cancel all outstanding options in exchange for consideration in cash or in kind which consideration in both cases shall be equal in value to the value of those shares of stock or other securities the Optionee would have received had the option been exercised (to the extent then exercisable) and no disposition of the shares acquired upon such exercise been made prior to such sale, conveyance or Change in Control, less the option price therefor. Upon receipt of such consideration by the Optionee, his or her option shall immediately terminate and be of no further force and effect. The value of the stock or other securities the Optionee would have received if the option had been exercised shall be determined in good faith by the Board, and in the case of shares of the Common Stock of the Company, in accordance with the provisions of Section 7 hereof. The Board shall also have the power and right to accelerate the exerciseability of any options, notwithstanding any limitations in this 2000 Stock Option Plan or in the Agreement upon such a sale, conveyance or Change in Control. Upon such acceleration, any options or portion thereof originally designated as incentive stock options that no longer qualify as incentive stock options under Section 422 of the Code as a result of such acceleration shall be redesignated as non-qualified stock options. A "Change in Control" shall be deemed to have occurred if any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than twenty percent (20%) of the then outstanding Common Stock of the Company, shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, such additional shares of the Company's Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own at least fifty percent (50%) of the Company's Common Stock outstanding.

          (c)   Upon dissolution or liquidation of the Company, all options granted under this 2000 Stock Option Plan shall terminate, but each Optionee (if at such time in the employ of or otherwise associated with the Company or any of its subsidiaries) shall have the right, immediately prior to such dissolution or liquidation, to exercise his or her option to the extent then exercisable.

          (d)   No fraction of a share shall be purchasable or deliverable upon the exercise of any option, but in the event any adjustment hereunder of the number of shares covered by the option shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares.

        13.    No Special Employment or Other Rights.

        Nothing contained in the 2000 Stock Option Plan or in any option granted under the Plan shall confer upon any Optionee right with respect to the continuation of his or her employment or other relationship by the Company (or any subsidiary) or interfere in any way with the right of the Company (or any subsidiary), subject to the terms of any separate employment or other agreement, at any time to terminate such employment or other relationship or to increase or decrease the compensation of the option holder from the rate in existence at the time of the grant of an option. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment or another relationship shall be determined by the Compensation Committee at the time.

        14.    Withholding.

        The Company's obligation to deliver shares upon the exercise of any option granted under the 2000 Stock Option Plan and any payments or transfers under Section 12 hereof shall be subject to the Optionee's satisfaction of all applicable Federal, state and local income, excise, employment and any other tax withholding requirements. All non-U.S. Optionees must pay all applicable employee and employers wage and other withholding taxes in advance of receiving shares upon exercise of any vested option.

        15.    Restrictions on Issue of Shares.

          (a)   Notwithstanding the provisions of Section 8, the Company may delay the issuance of shares covered by the exercise of an option and the delivery of a certificate for such shares until one of the following conditions shall be satisfied:

            (i)    The shares with respect to which such option has been exercised are at the time of the issue of such shares effectively registered or qualified under applicable Federal and state securities acts now in force or as hereafter amended; or

            (ii)   Counsel for the Company shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that such shares are exempt from registration and qualification under applicable Federal and state securities acts now in force or as hereafter amended.

          (b)   It is intended that all exercises of options shall be effective, and the Company shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Company shall be under no obligation to qualify shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purpose of covering the issue of shares in respect of which any option may be exercised, except as otherwise agreed to by the Company in writing.

        16.    Purchase for Investment; Rights of Holder on Subsequent Registration.

        Unless the shares to be issued upon exercise of an option granted under the 2000 Stock Option Plan have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended, the Company shall be under no obligation to issue any shares covered by any option unless the Optionee, in whole or in part, shall give a written representation and undertaking to the Company which is satisfactory in form and scope to counsel for the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring the shares issued pursuant to such exercise of the option for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act of 1933, or any other applicable law, and that if shares are issued without such registration, a legend to this effect may be endorsed upon the securities so issued. In the event that the Company shall, nevertheless, deem it necessary or desirable to register under the Securities Act of 1933 or other applicable statutes any shares with respect to which an option shall have been exercised, or to qualify any such shares for exemption from the Securities Act of 1933 or other applicable statutes, then the Company may take such action and may require from each Optionee such information in writing for use in any registration statement, supplementary registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors and controlling persons from such holder against all losses, claims, damages and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

        17.    Modification of Outstanding Options.

        The Board may authorize the amendment of any outstanding option with the consent of the Optionee when and subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes of this 2000 Stock Option Plan.

        18.    Approval of Stockholders.

        The 2000 Stock Option Plan shall be subject to approval by the vote of stockholders holding at least a majority of the voting stock of the Company present, or represented, and entitled to vote at a duly held stockholders' meeting, or by written consent of the stockholders as provided for under applicable state law, within twelve (12) months after the adoption of the 2000 Stock Option Plan by the Board of Directors and shall take effect as of the date of adoption by the Board of Directors upon such approval. The Compensation Committee may grant options under the 2000 Stock Option Plan prior to such approval, but any such option shall become effective as of the date of grant only upon such approval and, accordingly, no such option may be exercisable prior to such approval.

        19.    Termination and Amendment.

        Unless sooner terminated as herein provided, the 2000 Stock Option Plan shall terminate ten (10) years from the date upon which the 2000 Stock Option Plan was duly adopted by the Board. The Board may at any time terminate the 2000 Stock Option Plan or make such modification or amendment thereof as it deems advisable; provided, however, that except as provided in this Section 19, the Board may not, without the approval of the stockholders of the Company obtained in the manner stated in Section 18, increase the maximum number of shares for which options may be granted or change the designation of the class of persons eligible to receive options under the 2000 Stock Option Plan, or make any other change in the 2000 Stock Option Plan which requires stockholder approval under applicable law or regulations.

        20.    Reservation of Stock.

        The Company shall at all times during the term of the 2000 Stock Option Plan reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of the 2000 Stock Option Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

        21.    Limitation of Rights in the Option Shares.

        An Optionee shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the options except to the extent that the option shall have been exercised with respect thereto and, in addition, a certificate shall have been issued theretofore and delivered to the Optionee.

        22.    Notices.

        Any communication or notice required or permitted to be given under the 2000 Stock Option Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to the Company, to its principal place of business, attention: Treasurer, and, if to an Optionee, to the address as appearing on the records of the Company.

AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS OF BRUKER DALTONICS INC.
AS ADOPTED BY THE BOARD OF DIRECTORS ON MAY 7, 2003

PURPOSE OF THE COMMITTEE

        The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Corporation and its subsidiaries.

COMPOSITION OF THE COMMITTEE

        The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. Each member of the Committee shall be independent and otherwise qualified to serve on the Committee pursuant to the requirements of the National Association of Securities Dealers, Inc., the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002. At least one member of the Committee shall meet the definition of audit committee financial expert in accordance with the Securities Exchange Act of 1934 and the Sarbanes-Oxley Act of 2002.

MEETINGS OF THE COMMITTEE

        The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Committee shall maintain minutes of its meetings and records relating to those meetings and provide copies of such minutes to the Board.

DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

        In carrying out its duties and responsibilities, the Committee's policies and procedures shall remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no "blueprint" to be followed by the Committee in carrying out its duties and responsibilities, the following shall be considered within the authority of the Committee:

  (1)
  Select the firm of independent public accountants to audit the books and accounts of the Corporation and its subsidiaries for each fiscal year;

  (2)
  Pre-approve all audit and non-audit services provided to the Corporation by the Corporation's independent auditors;

  (3)
  Review the performance of the Corporation's independent auditors and replace or terminate the independent auditors when circumstances warrant;

  (4)
  Oversee the independence of the Corporation's independent auditors by, among other things:

  (a)
  requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Corporation; and

  (b)
  actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself of the auditors' independence;

F-1

  (5)
  Instruct the Corporation's independent auditors that they are ultimately accountable to the Committee and that the Committee is responsible for the selection, evaluation and termination of the Corporation's independent auditors;

  (6)
  Review the annual audit plan and scope of the audit with the Corporation's independent auditors;

  (7)
  Review with management and the independent auditors at the completion of the annual audit:

  (a)
  the Corporation's annual financial statements, related footnotes and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations, to be included in the Corporation's Annual Report to Shareholders;

  (b)
  the independent accountant's audit of the annual financial statements and their report thereto;

  (c)
  any significant changes in the independent accountant's audit plan;

  (d)
  any difficulties or disputes with management encountered during the course of the audit; and

  (e)
  other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards;

  (8)
  Review with the independent auditors, prior to the filing of any required financial report with the SEC:

  (a)
  all critical accounting policies and practices;

  (b)
  all alternative treatments within Generally Accepted Accounting Principles for policies and practices related to material items that have been discussed with management; and

  (c)
  other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

  (9)
  Consider and review with the independent auditors and with management the adequacy of the Corporation's system of internal controls, including information systems controls and security, as well as any related significant findings and recommendations of the independent auditors and internal auditors together with management's responses thereto;

  (10)
  Establish and maintain free and open means of communication between and among the Board, the Committee, the Corporation's independent auditors, the Corporation's management, including providing such parties with appropriate opportunities to meet privately with the Committee;

  (11)
  Establish and monitor procedures for:

  (a)
  the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters; and

  (b)
  the confidential submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

  (12)
  Review the interim financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of the Corporation's Quarterly Report on Form 10-Q.

  (13)
  Review and reassess annually the Committee's charter;

F-2

  (14)
  Prepare the report required by the rules of the SEC to be included in the Corporation's annual proxy statement;

  (15)
  At the expense of the Corporation, engage outside advisors as it deems necessary to carry out its duties;

  (16)
  Report regularly to the Board on its activities, as appropriate; and

  (17)
  Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

-------------------------------------------------------------------------------------------------------------

While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the Corporation's audit or for determining whether the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors or to ensure that the Corporation complies with all laws and regulations and its code of conduct.

Nothing contained in this charter is intended to, or should be construed as, creating any responsibility or liability of the members of the Committee except to the extent otherwise provided under Delaware law which shall continue to set the legal standard for the conduct of the members of the Committee.

-------------------------------------------------------------------------------------------------------------

F-3

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

        Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

        Article VII of the Registrant's By-laws requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer, employee or agent of the Registrant or was serving at the request of the Registrant as a director, officer, employee or agent of any other enterprise.

        The foregoing statements are subject to the detailed provisions of Section 145 of the Delaware Corporation Law and Article VII of the By-laws of the Registrant.

Item 21. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filled herewith or incorporated herein by reference:

Exhibit No.	Description
2.1(1)	Agreement and Plan of Merger, dated as of April 4, 2003 between Bruker Daltonics Inc. and Bruker AXS Inc.
3.1(2)	Amended and Restated Certificate of Incorporation of Bruker Daltonics Inc.
3.2(2)	Amended and Restated By-laws of Bruker Daltonics Inc.
5.1+	Opinion of Nixon Peabody LLP, regarding legality of securities being registered
10.1(1)	Bruker Daltonics Inc. Amended and Restated 2000 Stock Option Plan
10.2(2)	Sharing Agreement dated as of February 28, 2000 among Bruker Daltonics Inc. and 13 affiliates of Bruker Daltonics Inc.
10.3(2)	Collaboration and OEM Agreement dated March 6, 2000 between PerkinElmer Instruments LLC and its Affiliates and Bruker Daltonics Inc. and its Affiliates
10.4(2)	Cooperation Agreement dated November 15, 1999 between Bruker Daltonik GmbH and MWG-Biotech AG
10.5(2)	License Agreement dated August 10, 1998 between Bruker Daltonics Inc. and Indiana University's Advanced Research & Technology Institute
10.6(2)	Lease dated June 27, 1996 between Bruker Daltonics Inc. and Bruker Instruments, Inc., (Bruker Biospin Inc.), as amended
10.7(2)	ITMS Collaboration Agreement by and between Hewlett-Packard, Bruker Daltonics Inc. and Bruker Daltonik GmbH, dated April 28, 1999
10.8(2)	Collaboration Agreement dated December 4, 1997 between Bruker-Franzen Analytik GmbH and Sequenom Instruments GmbH
10.9(2)	Agreement by and between Bruker Daltonik GmbH, Bruker Saxonia Analytik GmbH and Bruker Optik GmbH dated March 31, 2000
10.10(3)	Strategic Alliance Agreement between Bruker Daltonics Inc. and Geneva Proteomics, Inc. dated September 12, 2000
10.11(3)	Standard Form Purchase and Sale Agreement by and between Bruker Daltonics Inc. and Isolde Laukien dated as of December 1, 2000
21.1(4)	List of Bruker Daltonics Inc.'s Subsidiaries
23.1	Consent of Nixon Peabody LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference)
23.2+	Consent of Ernst & Young LLP
23.3+	Consent of PricewaterhouseCoopers LLP
24.1*	Powers of Attorney
99.1+	Consent of Bear, Stearns & Co. Inc.
99.2+	Consent of JPMorgan Securities Inc.
99.3+	Form of Proxy Card of Bruker Daltonics Inc.
99.4+	Form of Proxy Card of Bruker AXS Inc.
99.5*	Consent of Taylor J. Crouch to be named a director
99.6*	Consent of Daniel S. Dross to be named a director
99.7*	Consent of Martin Haase to be named a director

99.8*	Consent of Richard D. Kniss to be named a director
99.9(1)	Voting and Support Agreement between Bruker Daltonics Inc. and Frank H. Laukien
99.10(1)	Voting and Support Agreement between Bruker Daltonics Inc. and Dirk D. Laukien
99.11(1)	Voting and Support Agreement between Bruker Daltonics Inc. and Marc M. Laukien
99.12(1)	Voting and Support Agreement between Bruker Daltonics Inc. and Isolde Laukien
99.13(1)	Voting and Support Agreement between Bruker Daltonics Inc. and Joerg Laukien
99.14(1)	Voting and Support Agreement between Bruker AXS Inc. and Frank H. Laukien
99.15(1)	Voting and Support Agreement between Bruker AXS Inc. and Dirk D. Laukien
99.16(1)	Voting and Support Agreement between Bruker AXS Inc. and Marc M. Laukien
99.17(1)	Voting and Support Agreement between Bruker AXS Inc. and Isolde Laukien
99.18(1)	Voting and Support Agreement between Bruker AXS Inc. and Joerg Laukien
99.19+	Form of Form of Election and Letter of Transmittal with respect to shares of common stock of Bruker AXS Inc. in connection with the proposed merger of Bruker AXS Inc. with and into Bruker Daltonics Inc.

*
Previously filed with the initial registration statement dated May 1, 2003.

+
Filed herewith.

(1)
Filed as an annex to the joint proxy statement/prospectus forming a part of this Registration Statement on Form S-4 and incorporated herein by reference.

(2)
Incorporated by reference from Bruker Daltonics Inc.'s Registration Statement on Form S-1, registration number 333-34820, declared effective by the Securities and Exchange Commission on August 3, 2000.

(3)
Incorporated by reference from Bruker Daltonics Inc.'s Annual Report on Form 10-K, registration number 000-30833, for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 12, 2002.

(4)
Filed as Exhibit 21.1 and incorporated by reference from Bruker Daltonics Inc.'s Annual Report on Form 10-K, registration number 000-30833, for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 26, 2003.

(b)
Financial Statement Schedule

        Bruker Daltonics Inc.

        Schedule II—Valuation and Qualifying Accounts (in thousands)

	Balance at Beginning of Period	Additions Charged to Earnings	Deductions Amounts Written Off	Balance at End of Period
Allowance Deducted in Balance Sheet from Accounts Receivable
For the year ended December 31, 2002 Allowance for Doubtful Accounts	$136	$446	$209	$373
For the year ended December 31, 2001 Allowance for Doubtful Accounts	$369	$—	$233	$136
For the year ended December 31, 2000 Allowance for Doubtful Accounts	$114	$255	$—	$369

Item 22. Undertakings

        The undersigned Registrant hereby undertakes:

(1)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

        Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on May 19, 2003.

BRUKER DALTONICS INC.
By:	/s/ FRANK H. LAUKIEN Name: Frank H. Laukien Title: Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ FRANK H. LAUKIEN Frank H. Laukien, Ph.D.	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 19, 2003
* John J. Hulburt, C.P.A.	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	May 19, 2003
* Dieter Koch, Ph.D.	Director	May 19, 2003
* Bernhard Wangler	Director	May 19, 2003
* William A. Linton	Director	May 19, 2003
* Collin D'Silva	Director	May 19, 2003
* Richard M. Stein	Director	May 19, 2003
* M. Christopher Canavan, Jr.	Director	May 19, 2003
*By:	/s/ FRANK H. LAUKIEN Frank H. Laukien Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
2.1(1)	Agreement and Plan of Merger, dated as of April 4, 2003 between Bruker Daltonics Inc. and Bruker AXS Inc.
3.1(2)	Amended and Restated Certificate of Incorporation of Bruker Daltonics Inc.
3.2(2)	Amended and Restated By-laws of Bruker Daltonics Inc.
5.1+	Opinion of Nixon Peabody LLP, regarding legality of securities being registered
10.1(1)	Bruker Daltonics Inc. Amended and Restated 2000 Stock Option Plan
10.2(2)	Sharing Agreement dated as of February 28, 2000 among Bruker Daltonics Inc. and 13 affiliates of Bruker Daltonics Inc.
10.3(2)	Collaboration and OEM Agreement dated March 6, 2000 between PerkinElmer Instruments LLC and its Affiliates and Bruker Daltonics Inc. and its Affiliates
10.4(2)	Cooperation Agreement dated November 15, 1999 between Bruker Daltonik GmbH and MWG-Biotech AG
10.5(2)	License Agreement dated August 10, 1998 between Bruker Daltonics Inc. and Indiana University's Advanced Research & Technology Institute
10.6(2)	Lease dated June 27, 1996 between Bruker Daltonics Inc. and Bruker Instruments, Inc., (Bruker Biospin Inc.), as amended
10.7(2)	ITMS Collaboration Agreement by and between Hewlett-Packard, Bruker Daltonics Inc. and Bruker Daltonik GmbH, dated April 28, 1999
10.8(2)	Collaboration Agreement dated December 4, 1997 between Bruker-Franzen Analytik GmbH and Sequenom Instruments GmbH
10.9(2)	Agreement by and between Bruker Daltonik GmbH, Bruker Saxonia Analytik GmbH and Bruker Optik GmbH dated March 31, 2000
10.10(3)	Strategic Alliance Agreement between Bruker Daltonics Inc. and Geneva Proteomics, Inc. dated September 12, 2000
10.11(3)	Standard Form Purchase and Sale Agreement by and between Bruker Daltonics Inc. and Isolde Laukien dated as of December 1, 2000
21.1(4)	List of Bruker Daltonics Inc.'s Subsidiaries
23.1	Consent of Nixon Peabody LLP (included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference)
23.2+	Consent of Ernst & Young LLP
23.3+	Consent of PricewaterhouseCoopers LLP
24.1*	Powers of Attorney
99.1+	Consent of Bear, Stearns & Co. Inc.
99.2+	Consent of JPMorgan Securities Inc.
99.3+	Form of Proxy Card of Bruker Daltonics Inc.
99.4+	Form of Proxy Card of Bruker AXS Inc.
99.5*	Consent of Taylor J. Crouch to be named a director
99.6*	Consent of Daniel S. Dross to be named a director
99.7*	Consent of Martin Haase to be named a director
99.8*	Consent of Richard D. Kniss to be named a director
99.9(1)	Voting and Support Agreement between Bruker Daltonics Inc. and Frank H. Laukien
99.10(1)	Voting and Support Agreement between Bruker Daltonics Inc. and Dirk D. Laukien
99.11(1)	Voting and Support Agreement between Bruker Daltonics Inc. and Marc M. Laukien

99.12(1)	Voting and Support Agreement between Bruker Daltonics Inc. and Isolde Laukien
99.13(1)	Voting and Support Agreement between Bruker Daltonics Inc. and Joerg Laukien
99.14(1)	Voting and Support Agreement between Bruker AXS Inc. and Frank H. Laukien
99.15(1)	Voting and Support Agreement between Bruker AXS Inc. and Dirk D. Laukien
99.16(1)	Voting and Support Agreement between Bruker AXS Inc. and Marc M. Laukien
99.17(1)	Voting and Support Agreement between Bruker AXS Inc. and Isolde Laukien
99.18(1)	Voting and Support Agreement between Bruker AXS Inc. and Joerg Laukien
99.19+	Form of Form of Election and Letter of Transmittal with respect to shares of common stock of Bruker AXS Inc. in connection with the proposed merger of Bruker AXS Inc. with and into Bruker Daltonics Inc.

(1)
Filed as an annex to the joint proxy statement/prospectus forming a part of this Registration Statement on Form S-4 and incorporated herein by reference.

(2)
Incorporated by reference from Bruker Daltonics Inc.'s Registration Statement on Form S-1, registration number 333-34820, declared effective by the Securities and Exchange Commission on August 3, 2000.

(3)
Incorporated by reference from Bruker Daltonics Inc.'s Annual Report on Form 10-K, registration number 000-30833, for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission on March 12, 2002.

(4)
Filed as Exhibit 21.1 and incorporated by reference from Bruker Daltonics Inc.'s Annual Report on Form 10-K, registration number 000-30833, for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 26, 2003.

*
Previously filed with the initial registration statement dated May 1, 2003.

+
Filed herewith.

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A MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT
ADDITIONAL INFORMATION
BRUKER DALTONICS INC. 40 Manning Park Billerica, MA 01821
NOTICE OF ANNUAL MEETING OF BRUKER DALTONICS STOCKHOLDERS FRIDAY, JUNE 27, 2003 AT 8:30 a.m.
BRUKER AXS INC. 5465 East Cheryl Parkway Madison, WI 53711
NOTICE OF SPECIAL MEETING OF BRUKER AXS STOCKHOLDERS FRIDAY, JUNE 27, 2003 AT 10:30 a.m.
TABLE OF CONTENTS
SUMMARY OF THE PROPOSED MERGER
COMPARATIVE PER SHARE INFORMATION
COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION
RISK FACTORS
CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
THE STOCKHOLDER MEETINGS
PROPOSAL NO. 1: THE MERGER
THE MERGER AGREEMENT
VOTING AND SUPPORT AGREEMENTS
MANAGEMENT OF BRUKER DALTONICS AFTER THE MERGER
Summary Compensation Table
Grants of Stock Options
Aggregate Option Exercises in Last Fiscal Year and Option values as at December 31, 2002
INFORMATION ABOUT BRUKER DALTONICS
INFORMATION ABOUT BRUKER AXS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF BRUKER DALTONICS AND BRUKER AXS
DESCRIPTION OF BRUKER DALTONICS CAPITAL STOCK
COMPARISON OF RIGHTS OF BRUKER DALTONICS STOCKHOLDERS AND BRUKER AXS STOCKHOLDERS
PROPOSAL NO. 2: AMENDMENT TO THE BRUKER DALTONICS STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK FOR WHICH OPTIONS MAY BE GRANTED BY 4.1 MILLION SHARES IF THE MERGER IS CONSUMMATED
Securities Authorized for Issuance under Equity Compensation Plans
PROPOSAL NO. 3: AMENDMENT OF BRUKER DALTONICS CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED SHARES IF THE MERGER IS CONSUMMATED
PROPOSAL NO. 4: AMENDMENT TO THE BRUKER DALTONICS CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF BRUKER DALTONICS IF THE MERGER IS CONSUMMATED
PROPOSAL NO. 5: ELECTION OF DIRECTORS OF BRUKER DALTONICS TO SERVE IN THE EVENT THE MERGER IS CONSUMMATED
PROPOSAL NO. 6: ELECTION OF DIRECTORS OF BRUKER DALTONICS TO SERVE IN THE EVENT THE MERGER IS NOT CONSUMMATED
Summary Compensation Table
2002 Option Grants (1)
Aggregate Option Exercises in Last Fiscal Year and Option values as of December 31, 2002
REPORT OF THE BRUKER DALTONICS AUDIT COMMITTEE (1)
BRUKER DALTONICS STOCK PRICE PERFORMANCE (1)
PRINCIPAL STOCKHOLDERS AND HOLDINGS OF MANAGEMENT OF BRUKER DALTONICS
LEGAL MATTERS
EXPERTS
OTHER MATTERS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
Bruker Daltonics Inc. Consolidated Condensed Balance Sheets (in thousands, except per share amounts)
Bruker Daltonics Inc. Consolidated Condensed Statements of Operations (in thousands, except per share data) (Unaudited)
Bruker Daltonics Inc. Consolidated Condensed Statements of Cash Flows (in thousands) (Unaudited)
Bruker Daltonics Inc. Notes to Consolidated Condensed Financial Statements
Report of Independent Auditors
BRUKER DALTONICS INC. CONSOLIDATED BALANCE SHEETS (amounts in thousands, except for share data)
BRUKER DALTONICS INC. CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands, except per share data)
BRUKER DALTONICS INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (amounts in thousands)
BRUKER DALTONICS INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (dollar amounts are in thousands)
Bruker AXS Inc. Condensed Consolidated Balance Sheets (in thousands, except per share data)
Bruker AXS Inc. Condensed Consolidated Statements of Operations (in thousands, except per share data)
Bruker AXS Inc. Condensed Consolidated Statements of Cash Flows (in thousands)
Bruker AXS Inc. Notes to Condensed Consolidated Financial Statements
Bruker AXS Inc. Notes to Condensed Consolidated Financial Statements
Report of Independent Accountants
BRUKER AXS INC. CONSOLIDATED BALANCE SHEETS (in thousands, except per share data)
BRUKER AXS INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
BRUKER AXS INC. CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS) (in thousands, except share data)
BRUKER AXS INC. CONSOLIDATED STATEMENT OF CASH FLOWS (in thousands)
BRUKER AXS INC. NOTES TO FINANCIAL STATEMENTS
Annex A
AGREEMENT AND PLAN OF MERGER DATED AS OF APRIL 4, 2003 BY AND BETWEEN BRUKER DALTONICS INC. AND BRUKER AXS INC.
TABLE OF CONTENTS
ARTICLE I CERTAIN DEFINITIONS
ARTICLE II THE MERGER
ARTICLE III CONVERSION OF SECURITIES
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY
ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII CONDITIONS PRECEDENT
ARTICLE IX TERMINATION AND AMENDMENT
ARTICLE X GENERAL PROVISIONS
EXHIBIT A Directors of Parent
EXHIBIT B Officers of Parent
EXHIBIT C Form of Affiliate Agreement [DATE]
Annex B-1
VOTING AND SUPPORT AGREEMENT
Annex B-2
VOTING AND SUPPORT AGREEMENT
Annex B-3
VOTING AND SUPPORT AGREEMENT
Annex B-4
VOTING AND SUPPORT AGREEMENT
Annex B-5
VOTING AND SUPPORT AGREEMENT
Annex B-6
VOTING AND SUPPORT AGREEMENT
Annex B-7
VOTING AND SUPPORT AGREEMENT
Annex B-8
VOTING AND SUPPORT AGREEMENT
Annex B-9
VOTING AND SUPPORT AGREEMENT
Annex B-10
VOTING AND SUPPORT AGREEMENT
Annex C
Annex D
Annex E
BRUKER DALTONICS INC. AMENDED AND RESTATED 2000 STOCK OPTION PLAN
AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF BRUKER DALTONICS INC. AS ADOPTED BY THE BOARD OF DIRECTORS ON MAY 7, 2003
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX